As filed with the U.S. Securities and Exchange Commission on November 2, 2026

File No. 333-299219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Hall Chadwick Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For Co-Registrants, see “Table of Co-Registrants” on the following page.

1 North Bridge Road

#18-06 High Street Centre

Singapore, 179094

Telephone: +65-90882642

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex Bono

Chief Executive Officer

Hall Chadwick Acquisition Corp.

1 North Bridge Road

#18-06 High Street Centre

Singapore, 179094

Telephone: +65-90882642

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker Rebekah D. McCorvey Duane Morris LLP 901 New York Avenue N.W., Suite 700 East Washington, DC 20001-4795 Tel: (202) 776-5248 atucker@duanemorris.com rmccorvey@duanemorris.com	Elliott Smith Ashurst Perkins Coie US LLP 1155 Avenue of the Americas, 22nd Floor New York, NY 10036-2711 Tel: (212) 262-6900 elliott.smith@ashurstperkins.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*	Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Section 206 of the Companies Act (as revised) of the Cayman Islands and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Hall Chadwick Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “REEcycle, Inc.” effective immediately following the consummation of the Business Combination.

The Registrant and Co-Registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant and Co-Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
REEcycle Holdings, Inc.	Delaware	3340	88-4113592

(1)	The Co-Registrant has the following principal executive office:

REEcycle Holdings, Inc.

1125 Boren Blvd.
Duncan, OK 73533

Telephone: (405) 489-2157

(2)	The agent for service for the Co-Registrant is:

Eric Carnell

General Counsel & Secretary

REEcycle Holdings, Inc.

1125 Boren Blvd.
Duncan, OK 73533

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED NOVEMBER 2, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

HALL CHADWICK ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

AND

PROSPECTUS FOR UP TO 78,241,193 SHARES OF COMMON STOCK

OF

HALL CHADWICK ACQUISITION CORP.

(TO BE RENAMED “REECYCLE, INC.” EFFECTIVE IMMEDIATELY FOLLOWING
THE CONSUMMATION OF THE BUSINESS COMBINATION DESCRIBED HEREIN)

The board of directors of Hall Chadwick Acquisition Corp., a Cayman Islands exempted company (“HCAC”), has unanimously approved and determined to be in the best interests of HCAC and its shareholders (“you”) to enter into the business combination by and among HCAC, HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HCAC (“Merger Sub”), and REEcycle Holdings, Inc., a Delaware corporation (referred to herein prior to the Business Combination (as defined below) as “REEcycle”, and, subsequent to the Business Combination, as “REEcycle Opco”), pursuant to which, (1) at the closing of the transactions contemplated by the Business Combination Agreement (as defined below) (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into REEcycle (the “Merger”), with REEcycle surviving as a wholly-owned subsidiary of HCAC, pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, dated as of May 31, 2026 (the “Signing Date”), by and among HCAC, Merger Sub and REEcycle, attached to this proxy statement/prospectus as Annex A (as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), resulting in a combined company whereby HCAC will become the sole stockholder of REEcycle Opco, and substantially all of the assets and the business of the combined company will be held and operated by REEcycle Opco, as more fully described elsewhere in this proxy statement/prospectus; (2) HCAC will domesticate (the “Domestication”) as a Delaware corporation (following the Domestication, “Domesticated HCAC”) in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of HCAC (as may be amended from time to time, the “Cayman Constitutional Documents”), and (3) the other transactions contemplated by the Business Combination Agreement and documents related thereto will be consummated (such transactions, together with the Merger and the Domestication, the “Business Combination”). Effective immediately following the consummation of the Business Combination, Domesticated HCAC will be renamed “REEcycle, Inc.”

In order to cover ongoing expenses related to HCAC’s operations and the consummation of the business combination and to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of HCAC’s officers and directors may, but are not obligated to, loan HCAC funds as may be required (“Working Capital Loans”). As of June 30, 2026, the Sponsor (as defined below) has not funded any Working Capital Loans to HCAC. In connection with the Domestication, the existing governing documents of HCAC will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated HCAC as described in this proxy statement/prospectus. Upon the effectiveness of the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of HCAC (each an “HCAC Class A Ordinary Share”) (other than any HCAC Class A Ordinary Share included in the units of HCAC sold in the initial public offering, consisting of one (1) HCAC Class A Ordinary Share and one (1) right to receive one tenth (1/10) of a HCAC Class A Ordinary Share (such units, the “HCAC Units”)), will convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of Domesticated HCAC (each a “Domesticated HCAC Common Stock”), (ii) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share, par value $0.0001 per share, of HCAC (each, a “HCAC Class B Ordinary Share” and together with HCAC Class A Ordinary Shares, the “HCAC Ordinary Shares”) will convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share, and each such HCAC Class A Ordinary Share will then convert automatically, on a one-for-one basis, into one (1) share of Domesticated HCAC Common Stock in connection with the Domestication, (iii) each then issued and outstanding HCAC Right, other than any HCAC Right included in a HCAC Unit, shall convert automatically, on a one-for-one basis, into a right to acquire one-tenth (1/10) of one share of Domesticated HCAC Common Stock (each, a “Domesticated HCAC Right”), pursuant to the Rights Agreement, and (iv) to the extent not separated before the Domestication, each then issued and outstanding HCAC Unit shall convert automatically, on a one-for-one basis, into a unit of Domesticated HCAC representing one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right (each, a “Domesticated HCAC Unit”).

Following the Domestication, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any party or any holder of securities, Merger Sub will merge with and into REEcycle, with REEcycle surviving the Merger (REEcycle, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”) as a wholly owned subsidiary of Domesticated HCAC. Following the Domestication, on the Closing Date and at the Effective Time, (i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled (the “Unit Split”) and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and (ii) each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, shall automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. Any fractional shares of Domesticated HCAC Common Stock will be rounded down to the nearest whole number.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)	each issued and outstanding share of common stock of REEcycle (the “REEcycle Common Stock”), except for (a) shares held by HCAC or Merger Sub (or any subsidiaries of HCAC), (b) shares held by REEcycle as treasury stock, if any (each share covered in subclause (a) and (b), an “Excluded Share”), and (c) shares held by stockholders who have properly exercised and not withdrawn appraisal rights under Delaware law (the “Dissenting Shares”), will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), plus the Per Share Earnout Consideration (as defined below), as set forth in the Business Combination Agreement;

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)	each option to purchase shares of REEcycle Common Stock (each, a “REEcycle Option”) that is outstanding immediately prior to the Effective Time will automatically (x) cease to represent an option to purchase or acquire shares of REEcycle Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the REEcycle EIP or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, into an option to acquire that number of Domesticated HCAC Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of REEcycle Common Stock subject to such REEcycle Option and (B) the Exchange Ratio, at an exercise price per share of Domesticated HCAC Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of REEcycle Common Stock of such REEcycle Option by (2) the Exchange Ratio (a “Domesticated HCAC Option”); and

(d)	HCAC will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the applicable provisions of the certificate of incorporation of Domesticated HCAC (the “Domesticated HCAC Charter”) and Cayman Constitutional Documents (the “Redemption”).

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of REEcycle Common Stock (other than Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time, will be (i) a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) plus (ii) subject to the occurrence of the Milestone Event (as defined below) in accordance with the Business Combination Agreement, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration (the “Per Share Earnout Consideration”). The “Exchange Ratio” means the Aggregate Merger Consideration divided by REEcycle Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated HCAC Common Stock equal to the quotient of: (a) the Purchase Price, divided by (b) $10.00, minus (c) the Earnout Shares (assuming for these purposes that the Milestone Event has occurred). The “Purchase Price” means $400,000,000. The “REEcycle Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of REEcycle Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding options to purchase REEcycle Common Stock granted pursuant to the REEcycle EIP (the “REEcycle Options”).

In addition, following the Closing, if a single commercial facility operated by REEcycle or any of its subsidiaries achieves an annualized run rate of 50 metric tonnes per annum of mixed rare earth oxide, measured over the average of 22 consecutive working days (the “Milestone Event”), then Domesticated HCAC will issue or cause to be issued up to 6,250,000 additional shares of Domesticated HCAC Common Stock (as equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction occurring after the Closing) to certain holders as described herein, within 5 Business Days of the occurrence of such Milestone Event, as additional consideration for the Business Combination. Up to 5,000,000 of such additional shares of Domesticated HCAC Common Stock (the “Earnout Shares”) may be issued, on a pro rata basis, upon the occurrence of the Milestone Event to the holders of REEcycle Common Stock or vested and exercised REEcycle Options, in each case, as of immediately prior to the Effective Time (each, an “Eligible Earnout Participant”). The Eligible Earnout Participants entitled to receive Earnout Shares will be determined as of immediately prior to the Effective Time and such right will not transfer to any subsequent holder upon the sale, transfer or other disposition of any shares of Domesticated HCAC Common Stock held by such Eligible Earnout Participant.

In addition to the issuance of Earnout Shares, up to an aggregate of 1,250,000 shares of Domesticated HCAC Common Stock (collectively, the “Deferred Shares”) may be issued, on a one-time basis, upon the occurrence of the Milestone Event, to the Additional Share Recipients (as defined below) allocated as follows: (1) up to 875,000 Deferred Shares (or representing 70% of the total Deferred Shares) may be issued to such recipients and in such amounts, as HCAC identifies in writing before the Closing and documents in the applicable Additional Share Agreements (the “Deferred HCAC Shares”); provided, that if HCAC does not fully allocate all of the Deferred HCAC Shares before the Closing, any unallocated Deferred HCAC Shares will be allocated to the holders of Additional HCAC Shares (as defined below) so that (x) the number of Deferred HCAC Shares issuable to each holder of Additional HCAC Shares (y) divided by the aggregate entitlement of Deferred HCAC Shares equals (z) such holder’s pro rata ownership of the allocated Additional HCAC Shares and (2) up to 375,000 Deferred Shares, (or representing 30% of the total Deferred Shares), may be issued to such recipients and in such amounts, as the Domesticated HCAC Board determines after the Closing and before the occurrence of the Milestone Event (the “Deferred REEcycle Shares”); provided, that if Domesticated HCAC does not fully allocate all of the Deferred REEcycle Shares before the occurrence of such Milestone Event, any unallocated Deferred REEcycle Shares will be allocated to the holders of Additional REEcycle Shares (as defined below) so that (x) the number of Deferred REEcycle Shares issuable to each holder of Additional REEcycle Shares (y) divided by the aggregate entitlement of Deferred REEcycle Shares equals (z) such holder’s pro rata ownership of Additional REEcycle Shares.

The HCAC Units, HCAC Class A Ordinary Shares and HCAC Rights are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “HCACU”, “HCAC” and “HCACR”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), the Domesticated HCAC Common Stock issued in connection with the Business Combination is to be conditionally approved for listing on Nasdaq, but there can be no assurance that such closing condition will be met. If such closing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, it is proposed that Domesticated HCAC will be renamed “REEcycle, Inc.” and the Domesticated HCAC Common Stock will be listed, subject to Nasdaq approval, under the proposed symbol “REC”. It is important for you to know that, at the time of the HCAC extraordinary general meeting, we may not have received from Nasdaq confirmation of the listing of the Domesticated HCAC Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such listing condition is waived or is subject to an exception and therefore the Domesticated HCAC securities would not be listed on any nationally recognized securities exchange.

In connection with HCAC’s IPO (as defined in the accompanying proxy statement/prospectus), Hall Chadwick Capital LLC, a Cayman Islands limited liability company (the “Sponsor”), and HCAC’s directors and executive officers entered into a letter agreement, pursuant to which they agreed to vote their HCAC Ordinary Shares in favor of the Business Combination Proposal (as defined herein). The Sponsor did not receive any consideration for agreeing to vote their shares. Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with HCAC and REEcycle, dated as of May 31, 2026 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to vote its HCAC Ordinary Shares in favor of, among other things, (i) adopting and approving the Business Combination Agreement, the Merger, and the Transactions, and (ii) approving each of the proposals and any other matters necessary or reasonably requested by HCAC for consummation of the Merger and the Transactions. As of the Record Date (as defined in the accompanying proxy statement/prospectus), the Sponsor owned approximately [●]% of the total outstanding HCAC Ordinary Shares.

The HCAC Board did not obtain a fairness opinion from an independent investment banking firm or other independent financial advisor in connection with its determination to approve the Business Combination. The HCAC Board reviewed benchmarking materials prepared by Hall Chadwick Corporate (Asia), Pte Ltd (“HC Singapore”), an affiliate of the Sponsor, in its capacity as financial advisor to HCAC (the “HC Singapore Report”). The HC Singapore Report included a presentation for the HCAC Board covering, among other topics, valuation analysis, comparable company benchmarking, and a summary management recommendation.

HC Singapore is an affiliate of the Sponsor and not an “outside party” within the meaning of Item 1607(a) of Regulation S-K. The HC Singapore Report did not constitute a fairness opinion or an appraisal. Neither the HCAC Board nor the Sponsor obtained or received any report, opinion, or appraisal regarding the fairness of the consideration to be paid in the Business Combination from an outside party or unaffiliated representative. Cohen & Company Capital Markets, in its capacity as joint financial advisor, assisted with a review of financial information and comparable public transactions, but did not prepare a separate report, opinion, or appraisal regarding the fairness of the Business Combination.

There is no independent assurance from a financial advisor that the price being paid in the Business Combination is fair to HCAC’s shareholders. Accordingly, investors will be relying solely on the judgment of the HCAC Board and the information provided in the HC Singapore Report in valuing REEcycle’s business, and assume the risk that the HCAC Board may not have properly valued such business or that the consideration may not be fair to HCAC’s unaffiliated shareholders. For more information, please see from page [●] relating to “The Business Combination Proposal — HCAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

PIPE Investment

In connection with the Business Combination, HCAC is seeking to consummate a private investment in public equity (“PIPE Investment”). On September 30, 2026, HCAC entered into binding subscription agreements with certain entities, each controlled and/or managed by one of (i) Michael McMullen, a director of REEcycle, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional only upon the Closing (collectively, the “Initial Subscription Agreements”); Cohen & Company Capital Markets is engaged as placement agent; and HCAC is obligated under the Business Combination Agreement to use reasonable best efforts to satisfy the closing conditions of any subscription agreements.

The PIPE Investment with other potential investors may not be consummated on the terms described herein, or at all. The PIPE Investment, if consummated, will result in the issuance of additional shares of Domesticated HCAC Common Stock, which will have a dilutive effect on non-redeeming shareholders.

Since the consummation of its IPO on November 24, 2025, HCAC has not entered into any material financing transactions other than the Private Placement Units sold concurrently with the IPO and the ongoing PIPE Investment described above.

In addition to the Initial Subscription Agreements, Cohen & Company Capital Markets is actively seeking commitments from institutional and other accredited investors. HCAC is obligated under the Business Combination Agreement to use reasonable best efforts to satisfy the closing conditions of any subscription agreements entered into in connection with the PIPE Investment. As of October 30, 2026, no additional binding subscription agreements beyond the Initial Subscription Agreements have been entered into with respect to the PIPE Investment. There can be no assurance that HCAC will obtain additional PIPE Investment commitments, or that any additional subscription agreements will be entered into on terms consistent with the Initial Subscription Agreements or at all.

In the 100% Redemptions Scenario, the Business Combination Agreement requires that the Closing Aggregate Cash Amount be not less than $40,000,000 (the “Minimum Cash Condition”). HCAC is continuing to pursue additional PIPE Investment commitments and may also explore other alternatives to satisfy this condition. Additional PIPE commitments may not be received or consummated on the terms described herein, or at all, and there can be no assurance that any additional PIPE Investment commitments will be available in an amount sufficient to satisfy the Minimum Cash Condition.

The PIPE Investment will result in the issuance of additional shares of Domesticated HCAC Common Stock, which will have a dilutive effect on non-redeeming Public Shareholders. The shares to be issued pursuant to the Initial Subscription Agreements will be issued at $10.00 per share, which is equal to the price per unit at which HCAC’s units were sold in the IPO. To the extent that it is necessary to issue incentive shares to any potential PIPE investor(s) to sign a non-redemption agreement, such shares will be allocated first from the 500,000 of the 787,500 shares expected to be issued to Empire, and thereafter 70:30 from the Additional HCAC Shares and Additional REEcycle Shares.

Compensation of the Sponsor and its affiliates in connection with the Business Combination:

The Sponsor will receive at the Effective Time (i) 7,778,293 shares of Domesticated HCAC Common Stock in respect of the Founder Shares following the Sponsor Share Conversion and the Domestication, and (ii) 380,000 shares of Domesticated HCAC Common Stock in respect of the Private Placement Shares included in the 380,000 Private Placement Units acquired by the Sponsor in a private placement consummated simultaneously with the IPO at a price of $10.00 per unit, for an aggregate purchase price of $3,800,000, plus 38,000 additional shares of Domesticated HCAC Common Stock upon conversion of the Domesticated HCAC Rights underlying such Private Placement Units at the Effective Time.

The securities issued to the Sponsor may result in a material dilution of the equity interests of non-redeeming holders of the HCAC Ordinary Shares sold in the IPO (“Public Shareholders”). See “Summary of the Proxy Statement/Prospectus - Dilution”, “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” and “Information About HCAC—Compensation of our Executive Officers and Directors”.

The Sponsor is controlled by Alex Bono, HCAC’s Director and Chief Executive Officer, and Aaron Dominish, HCAC’s Director and Chief Financial Officer who share voting and investment discretion with respect to the Founder Shares and the Private Placement Rights held by the Sponsor. Mr. Bono and Mr. Dominish have an economic interest in 7,827,293 HCAC Ordinary Shares, representing 100% of the Founder Shares held by the Sponsor. Messrs. Bono and Dominish share voting and investment discretion with respect to the Founder Shares held by the Sponsor. Certain of HCAC’s directors and officers also have direct or indirect economic interests in Founder Shares, including through transfers by, or membership interests in, the Sponsor. The Sponsor paid an aggregate of $3,825,000 for its economic interests in Founder Shares and Private Placement Units that will be converted in connection with the Business Combination into 8,196,293 shares of Domesticated HCAC Common Stock, assuming no redemptions and no Working Capital Loan conversion, consisting of 7,778,293 shares in respect of Founder Shares held by the Sponsor, 380,000 shares in respect of the Private Placement Shares included in the Sponsor’s Private Placement Units and 38,000 shares upon conversion of the Private Placement Rights included in the Sponsor’s Private Placement Units. Certain of HCAC’s directors and officers have direct or indirect economic interests in Founder Shares, including through transfers by, or membership interests in, the Sponsor. See “Information About HCAC-Formation and Initial Public Offering”.

The Sponsor and HCAC’s officers and directors will also be reimbursed for out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HCAC from time to time, made by Sponsor or certain of HCAC’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of [●], 2026, a date most reasonably practicable for providing the following information, an aggregate of approximately $[●] of reimbursable out-of-pocket expenses were outstanding. In addition, HCAC has agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, Hall Chadwick Capital LLC. Services commenced on November 24, 2025, the date that HCAC’s securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by HCAC of an initial business combination or the liquidation of HCAC.

Under the Business Combination Agreement, HCAC is permitted to borrow Working Capital Loans. If HCAC completes an initial business combination, HCAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to HCAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, HCAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay such Working Capital Loans. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. The Working Capital Loans are to be repaid upon consummation of an initial business combination, without interest. The Sponsor or an affiliate of the Sponsor, or certain of HCAC’s officers and directors may convert any Working Capital Loans made to HCAC as described below. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC. The Working Capital Loan may be converted into units consisting of shares of Domesticated HCAC Common Stock and rights to receive one tenth (1/10) of one share of Domesticated HCAC Common Stock per right. Up to $1,000,000 in the aggregate of Working Capital Loans can be converted into units on these terms. Additionally, HCAC’s officers and directors will be entitled to continued indemnification and the continuation of directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

In addition, before the Closing: (a) HCAC has the right, but not the obligation, to issue or obligate itself to issue up to 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as HCAC determines in its sole discretion (the “Additional HCAC Shares”); and (b) HCAC shall reserve for issuance up to 2,625,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, that HCAC shall issue during the time period commencing on the Closing Date and ending on the date that is thirty (30) days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion, subject to all applicable Laws (the “Additional REEcycle Shares”; and together with the Additional HCAC Shares, the “Additional Shares”; and the recipients of the Additional Shares, the “Additional Share Recipients”). Unless mutually agreed in writing by the HCAC and REEcycle, the agreements providing for the sale, issuance or grant of the Additional Shares, or the obligation of the HCAC to sell, issue or grant the Additional Shares (the “Additional Share Agreements”), shall: (i) impose restrictions on the direct or indirect, sale, exchange, transfer (by gift or otherwise), assignment, distribution, pledge, creation of a security interest, lien or trust with respect to, or other disposal of or encumbrance of the Additional Shares that are no less restrictive than the terms of the Lock-up

Agreement and the Proposed Post-Closing Bylaws, as applicable (it being understood that the time period for the applicability of such restrictions to the Additional Company Shares shall be measured from the Closing and not from any later date on which Additional Company Shares are issued); (ii) specify any portion of the Deferred Shares to which the applicable Additional Share Recipient is entitled, if any; and (iii) may impose such other conditions, restrictions or limitations, including vesting, as HCAC determines in connection with the Additional HCAC Shares or REEcycle directs in writing in connection with the Additional Company Shares. It is agreed and understood that (A) in no event shall HCAC issue or obligate itself to issue, in aggregate more than 8,750,000 Additional Shares pursuant to Business Combination Agreement, and (B) any portion of the Additional Company Shares that are not issued before the expiration of the time period specified in the Business Combination Agreement shall be added to the shares reserved for issuance pursuant to the New Equity Incentive Plan.

HCAC’s independent directors are not shareholders of the Sponsor. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The reimbursement of expenses and advances and the securities issued to the Sponsor, Mr. Bono and Mr. Dominish may result in a material dilution of the equity interests of non-redeeming Public Shareholders. See “Summary of the Proxy Statement/Prospectus - Dilution”, “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” and “Information About HCAC—Compensation of our Executive Officers and Directors”.

HC Singapore, an affiliate of the Sponsor, is engaged as a corporate advisor and joint financial advisor to HCAC. HC Singapore’s services include advisory services on U.S. capital market requirements, identification and evaluation of potential business combination targets, financial due diligence, and the preparation of the HC Singapore Report presented to the HCAC Board in connection with the Business Combination, as described in “Summary of HCAC Financial Analysis.” Beneficial owners of HC Singapore will be entitled to receive equity compensation of up to 7,000,000 shares of Domesticated HCAC Common Stock, contingent in its entirety upon the successful completion of the Business Combination. HC Singapore will not receive any compensation from HCAC if the Business Combination is not completed.

Potential conflicts of interest in connection with the Business Combination: There may be actual or potential material conflicts of interest between or among (i) the Sponsor, HCAC’s officers and directors, any other holder of our Founder Shares, including any non-managing sponsor investors, REEcycle’s officers and directors and (ii) unaffiliated security holders of HCAC. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination, the compensation of HCAC’s directors and officers and the compensation of the Sponsor and Mr. Bono and Mr. Dominish in connection with the Business Combination. See the section entitled “The Business Combination Proposal-Interests of Certain HCAC Persons in the Business Combination”. REEcycle’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of the HCAC shareholders and right holders generally. See the section entitled “The Business Combination Proposal—Interests of the REEcycle Directors and Executive Officers”.

Amount includes 7,883,293 Founder Shares, 614,000 Private Placement Shares, and 61,400 Private Placement Rights Shares to be issued upon the automatic conversion of the 614,000 Private Placement Rights in connection with the consummation of the Business Combination.

This proxy statement/prospectus covers 78,241,193 shares of Domesticated HCAC Common Stock that are to be issued or may be issuable in connection with the Business Combination, including (i) up to 20,700,000 shares of Domesticated HCAC Common Stock upon conversion of HCAC Ordinary Shares, (ii) 2,070,000 shares of Domesticated HCAC Common Stock upon conversion of Public Rights at the Effective Time pursuant to the Rights Agreement, (iii) 7,883,293 shares of Domesticated HCAC Common Stock upon conversion of Founder Shares, (iv) 614,000 shares of Domesticated HCAC Common Stock upon conversion of the Private Placement Shares, (v) 61,400 shares of Domesticated HCAC Common Stock upon conversion of Private Placement Rights at the Effective Time pursuant to the Rights Agreement, (vi) up to 40,000,000 shares of Domesticated HCAC Common Stock as consideration in the Merger to REEcycle stockholders, including Earnout Shares, (vii) 787,500 shares of Domesticated HCAC Common Stock to be issued in exchange for financial advisory services to REEcycle, and (viii) up to 6,125,000 shares of Domesticated HCAC Common Stock to such recipients and in such amounts as the HCAC Board determines in its sole discretion pursuant to the terms of the Business Combination Agreement. HCAC will hold an extraordinary general meeting (the “extraordinary general meeting”) to consider matters relating to the Business Combination at [1:00 p.m.], Eastern Time, on [●], 2026 at the offices of HCAC, and virtually via live webcast at [●]. For the purposes of Cayman Islands law and the Cayman Constitutional Documents, the physical location of the extraordinary general meeting will be at the offices of c/o Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. You or your proxyholder will be able to attend and vote at the extraordinary general meeting in-person or online by visiting and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.

If you have any questions or need assistance voting your HCAC Ordinary Shares, please contact Laurel Hill Advisory Group, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (516) 933-3100, or by emailing HCAC@laurelhill.com. The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at [●].

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of this proxy statement/prospectus.

This proxy statement/prospectus provides shareholders of HCAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of HCAC. It also contains or references information about HCAC, REEcycle and Domesticated HCAC and certain related matters. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. In particular, when you consider the recommendation regarding these proposals by the board of directors of HCAC, you should keep in mind that the Sponsor and HCAC’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a shareholder. For instance, the Sponsor, HCAC’s officers and directors and/or their affiliates will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating HCAC. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal-Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page [124] of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [●], and is first being mailed to HCAC’s shareholders on or about [●].

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED November 2, 2026

Hall Chadwick Acquisition Corp.

A Cayman Islands Exempted Company

(Company Number 421976)

1 North Bridge Road #18-06 High Street Centre

Singapore 179094

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON [   ], 2026

TO THE SHAREHOLDERS OF HALL CHADWICK ACQUISITION CORP.:

Hall Chadwick Acquisition Corp., a Cayman Islands exempted company (“HCAC”) is furnishing this proxy statement/prospectus to HCAC shareholders (“you”) as part of the solicitation of proxies by the board of directors of HCAC (the “HCAC Board”) for use at the extraordinary general meeting (the “extraordinary general meeting”) of HCAC shareholders to be held on [   ], 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus/consent solicitation statement provides HCAC shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting. You are cordially invited to attend the extraordinary general meeting of HCAC, to be held at [1:00 p.m.], Eastern Time, on [   ], 2026 at the offices of HCAC located at c/o Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and virtually via live webcast at [●]. The extraordinary general meeting will be held for the following purposes:

Proposal No. 1—The Business Combination Proposal-To consider and vote upon a proposal to approve, by ordinary resolution, the Business Combination Agreement, dated as of May 31, 2026 (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among HCAC, HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HCAC (“Merger Sub”), and REEcycle Holdings, Inc., a Delaware corporation (referred to herein prior to the Business Combination as “REEcycle”, and, subsequent to the Business Combination, as “REEcycle Opco”), pursuant to which, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and following the Domestication (as defined below), Merger Sub will merge with and into REEcycle (the “Merger”), with REEcycle surviving as a wholly-owned subsidiary of HCAC, resulting in a combined company whereby HCAC will be the sole stockholder of REEcycle Opco, and substantially all of the assets and the business of the combined company will be held and operated by REEcycle Opco and the transactions contemplated by the Business Combination Agreement, as more fully described in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal”. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Proposal No. 2—The Domestication Proposal-To consider and vote upon a proposal to approve, by special resolution, the transfer by way of continuation and domestication of HCAC from the Cayman Islands to the State of Delaware pursuant to the Delaware General Corporation Law and the Cayman Companies Act (“Domestication”), as described in more detail in the accompanying proxy statement/prospectus. Subject to approval of the Domestication, to approve the authorization of the HCAC Board and any director or officer of HCAC to take all actions, execute all documents and make all filings as they may deem necessary or desirable to effect the Domestication, including without limitation, signing (i) the voluntary declaration for and on behalf of HCAC (which shall also be sworn by a director) including a statement of HCAC’s assets and liabilities as required by the Companies Act; (ii) as HCAC has no secured creditors, an undertaking that HCAC has no secured creditors; (iii) a notice of HCAC’s proposed registered office address in Delaware, each in connection with HCAC’s application to the Registrar of Companies of the Cayman Islands for the Domestication, and the authorization of HCAC’s registered office service providers to notify the Registrar of Companies of the Cayman Islands of the passing of the relevant special resolutions in accordance with the Companies Act. We refer to this proposal as the “Domestication Proposal”.

Proposal No. 3—The Common Stock Issuance Proposal-To consider and vote upon a proposal to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of up to an estimated 40,000,000 shares of Domesticated HCAC Common Stock to the REEcycle Stockholders. We refer to this proposal as the “Common Stock Issuance Proposal”.

Proposal No. 4A—Domestication Organizational Documents Proposal-To consider and vote upon a proposal to approve, by special resolution to be approved by holders of HCAC Class B Ordinary Shares (as defined below), the proposed new certificate of incorporation of Domesticated HCAC (the “Proposed Interim Certificate of Incorporation”) to govern Domesticated HCAC during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination and the proposed new bylaws of Domesticated HCAC (the “Proposed Interim Bylaws” and, together with the Proposed Interim Certificate of Incorporation, the “Proposed Domestication Organizational Documents”) in connection with the Domestication. We refer to this proposal as the “Domestication Organizational Documents Proposal”. The form of the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws is attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively.

Proposal No. 4B—Post-Closing Certificate of Incorporation Proposal-To consider and vote upon a proposal to approve, by special resolution, to be approved by the holders of HCAC Ordinary Shares voting together as a single class, a proposed new certificate of incorporation of Domesticated HCAC (the “Proposed Post-Closing Certificate of Incorporation”) and proposed new bylaws of Domesticated HCAC (the “Post-Closing Bylaws” and together with the Proposed Post-Closing Certificate of Incorporation, the “Proposed Post-Closing Organizational Documents”) that will govern Domesticated HCAC after the Closing of the Business Combination. We refer to this proposal as the “Post-Closing Organizational Documents Proposal” and refer to both the Domestication Organizational Documents Proposal and the Post-Closing Organizational Documents Proposal as the “Organizational Documents Proposals”. The form of the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws are attached to the accompanying proxy statement/prospectus as Annex E and Annex F, respectively.

Proposal No. 5—The Advisory Organizational Documents Proposals-To consider and vote upon the following two separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory, non-binding basis by special resolution the following material differences between the existing amended and restated memorandum and articles of association of HCAC (as may be amended from time to time, the “Cayman Constitutional Documents”) and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A—Under the Proposed Interim Certificate of Incorporation, Domesticated HCAC would be authorized to issue (A) 500,000,000 shares of common stock, par value $0.0001 per share (“Domesticated HCAC Common Stock”); (B) 50,000,000 shares of Class B common stock, par value $0.0001 per share (the “Domesticated HCAC Class B Common Stock”); and (C) 5,000,000 shares of Domesticated HCAC Preferred Stock (as defined in the accompanying proxy statement/prospectus).

Advisory Organizational Documents Proposal 5B—The Proposed Post-Closing Certificate of Incorporation and the Proposed By-Laws would eliminate the Domesticated HCAC Class B Common Stock and adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”).

Proposal No. 6—The Incentive Plan Proposal-To consider and vote upon a proposal to approve, by ordinary resolution, the REEcycle, Inc. 2026 Long-Term Incentive Plan (the “New Equity Incentive Plan”). We refer to this proposal as the “Incentive Plan Proposal”.

Proposal No. 7—The Director Election Proposal-To consider and vote upon a proposal to approve, by ordinary resolution to be approved by only holders of HCAC Class B Ordinary Shares, the election of seven (7) directors to serve on the Domesticated HCAC board of directors upon the Closing, with such directors divided into three classes and serving staggered terms expiring at the first, second and third annual meetings of shareholders following the Closing, respectively, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. We refer to this proposal as the “Director Election Proposal” and collectively with the Business Combination Proposal, the Domestication Proposal, the Common Stock Issuance Proposal and the Organizational Documents Proposals, the “Condition Precedent Proposals”.

Proposal No. 8—The Adjournment Proposal-To consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other transaction contemplated by the Business Combination Agreement or the related agreements. We refer to this proposal as the “Adjournment Proposal”.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of the HCAC Ordinary Shares at the close of business on [   ], 2026 (the “Record Date”) are entitled to notice of and to have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. Pursuant to the Cayman Constitutional Documents, the approval of the Domestication Proposal requires a special resolution, of holders of Class B ordinary shares, par value $0.0001 per share of HCAC (“HCAC Class B Ordinary Shares”) only with such special resolution requiring the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of the Class A ordinary shares, par value $0.0001 per share (“HCAC Class A Ordinary Shares”), of HCAC will have no right to vote on the Domestication Proposal or the Director Election Proposal, in accordance with Article 47.2 and Article 29.1 of the Cayman Constitutional Documents, respectively. The Director Election Proposal requires approval by ordinary resolution of the of the HCAC Class B Ordinary Shares only, such ordinary resolution requiring the affirmative vote of holders of at least a majority of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Domestication Organizational Documents Proposal (Proposal 4A) requires approval by a special resolution of the holders of HCAC Class B Ordinary Shares only, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting. Pursuant to Article 47.2(a) of the memorandum and articles of association of HCAC only the HCAC Class B Ordinary Shares carry the right to vote on this resolution. The approval of the Post-Closing Organizational Documents Proposal (Proposal 4B) requires approval by a special resolution of the holders of HCAC Ordinary Shares, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares (i.e., the holders of HCAC Class A Ordinary Shares and HCAC Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of the Advisory Organizational Documents Proposals requires a special resolution, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the Common Stock Issuance Proposal, the Incentive Plan Proposal, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

The accompanying proxy statement/prospectus and proxy card are being provided to HCAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of HCAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page [124] of the accompanying proxy statement/prospectus.

After careful consideration, the HCAC Board has unanimously approved the Business Combination and determined it to be in the best interests of HCAC and its shareholders and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to HCAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the HCAC Board, you should keep in mind that HCAC’s sponsor, Hall Chadwick Capital LLC (the “Sponsor”) and HCAC’s directors and officers, and/or their affiliates, have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, the Sponsor and HCAC’s officers and directors, and/or their affiliates, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating HCAC. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Registration Rights Agreement, the Sponsor Support Agreement, the Transaction Support Agreement, and the Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “Business Combination Proposal-Related Agreements” and “Certain Relationships and Related Person Transactions” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Cayman Constitutional Documents, a holder of Public Shares (as defined below) (a “Public Shareholder”) may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)	(a) hold HCAC Class A Ordinary Shares sold in the IPO (as defined below), whether they were purchased in the IPO as part of the HCAC Units (as defined in the accompanying proxy statement/prospectus) or thereafter in the open market (“Public Shares”) or (b) hold Public Shares through HCAC Units and elect to separate your HCAC Units into the underlying Public Shares and Public Rights (as defined in the accompanying proxy statement/prospectus) prior to exercising your redemption rights with respect to the Public Shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), HCAC’s transfer agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCAC redeem all or a portion of your Public Shares for cash; and

(iii)	deliver your share certificates for Public Shares (if any) along with other applicable redemption forms to Continental, physically or electronically through The Depository Trust Company.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [    ], 2026, two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem Public Shares regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, and HCAC initiates the redemption of Public Shares in connection with the Business Combination (the “Redemption”) pursuant to the Cayman Constitutional Documents, HCAC will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the IPO (the “Trust Account”), calculated as of two (2) Business Days prior to the consummation of the Business Combination (the “Redemption Price”). For illustrative purposes, as of [●], 2026, this would have amounted to approximately $[●] per Public Share. Prior to exercising redemption rights, Public Shareholders should verify the market price of the HCAC Class A Ordinary Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. HCAC cannot assure shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in our securities when our shareholders wish to sell their shares. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. Any request to redeem Public Shares, once made, may be requested to be withdrawn at any time until the deadline for submitting redemption requests, which is two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting, and, thereafter, with HCAC’s consent, until the Redemption. However, no withdrawal will be permitted unless the HCAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). If a Public Shareholder delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that HCAC instruct Continental to return the shares (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in the accompanying proxy statement/prospectus. See “Extraordinary General Meeting of HCAC—Redemption Rights” of the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares without the prior consent of the Company, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director and officer of HCAC have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any HCAC Ordinary Shares held by them. None of HCAC’s Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares (as defined in the accompanying proxy statement/prospectus) held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares.

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Condition Precedent Proposal; (ii) no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; and (iv) the shares of Domesticated HCAC Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Domesticated HCAC Common Stock and subject to the exceptions set forth in the Business Combination Agreement.

The HCAC Units, HCAC Class A Ordinary Shares and HCAC Rights (as defined in the accompanying proxy statement/prospectus) are currently listed on Nasdaq under the symbols “HCACU”, “HCAC” and “HCACR”, respectively. Pursuant to the terms of the Business Combination Agreement, as a closing condition, (subject to certain exceptions), HCAC is required to cause the Domesticated HCAC Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, Domesticated HCAC Common Stock is intended to be listed, subject to approval by Nasdaq, under the proposed symbol “REC”. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated HCAC Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated HCAC securities would not be listed on any nationally recognized securities exchange.

For terms used in this notice but not otherwise defined herein, please refer to the Frequently Used Terms section of the accompanying proxy statement/prospectus.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting or any adjournment thereof. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Each of the Domestication Proposal, Common Stock Issuance Proposal, Organizational Documents Proposals, Advisory Organizational Documents Proposals, and Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Each of the Organizational Documents Proposals is cross-conditioned on the approval of each other Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS ABANDONED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF HCAC—REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the HCAC Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Alex Bono
Chief Executive Officer and Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●] and is first being mailed to shareholders on or about [●].

i

ANNEXES:

ii

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we”, “us”, “our”, and “HCAC” refer to Hall Chadwick Acquisition Corp. and “you” refers to the shareholders of HCAC. Following the Closing of the Business Combination, HCAC will be renamed “REEcycle, Inc.”. HCAC, effective immediately following the consummation of the Business Combination, is referred to in this document as Domesticated HCAC, and REEcycle, following the Closing (as defined below), is referred to in this document as REEcycle Opco.

In this document:

“10% U.S. Shareholder” means a U.S. Holder who beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of HCAC shares entitled to vote or ten percent (10%) or more of the total value of all classes of HCAC shares.

“Adjournment Proposal” means the proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

“Advisory Organizational Documents Proposals” means the two (2) proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents.

“Aggregate Merger Consideration” means (a) the number of shares of Domesticated HCAC Common Stock equal to the quotient of: (i) the Purchase Price, divided by (ii) $10.00, minus (b) the Earnout Shares (assuming for these purposes that the Milestone Event has occurred).

“ASC” means the Financial Accounting Standards Board’s Accounting Standards Codification.

“Common Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve, by ordinary resolution, including for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance or potential issuance of up to an estimated 40,000,000 shares of Domesticated HCAC Common Stock to the REEcycle Stockholders.

“Business Combination” means, collectively, the Merger, the Domestication and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of May 31, 2026, by and among HCAC, Merger Sub and REEcycle, as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or, for so long as HCAC remains domiciled in the Cayman Islands, in the Cayman Islands are authorized or required by Law to close.

“Cayman Constitutional Documents” means, collectively, the Existing Articles and the Existing Memorandum.

“Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Delaware to effect the Merger, a copy of the form of which is attached hereto as Annex B.

“Closing” means the closing of the Business Combination.

“Closing Aggregate Cash Amount” means an amount equal to the sum of (a) the cash proceeds to be received by HCAC or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after giving effect to the Redemption) plus (b) the aggregate cash proceeds actually received by HCAC or any of its Affiliates in respect of the PIPE Investment (as defined in the Business Combination Agreement) minus (c) the HCAC Transactions Costs.

“Closing Date” means the date the Closing occurs. HCAC expects the closing to occur during [●].

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as revised) of the Cayman Islands.

“Company” or “REEcycle” means REEcycle Holdings, Inc., a Delaware Corporation.

“Completion Window” means the period that runs for 24 months from the closing of the IPO, in which HCAC needs to complete an initial business combination.

“Condition Precedent Proposals” mean, collectively, the Business Combination Proposal, the Domestication Proposal, the Common Stock Issuance Proposal, the Organizational Documents Proposals and the Director Election Proposal.

“Continental” means Continental Stock Transfer & Trust Company.

“D&O Indemnified Party” means any individual who, at or prior to the Closing, was a director, officer, employee or agent of HCAC, Merger Sub or the Company, as the case may be, or who, at the request of HCAC, Merger Sub or the Company, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators).

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the extraordinary general meeting to elect seven (7) directors to serve on the Domesticated HCAC Board until the date of the first annual stockholder meeting to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

“Disclosure Letters” means the disclosure letters to the Business Combination Agreement.

“Domesticated HCAC Board” means the board of directors of Domesticated HCAC subsequent to the Closing.

“Domesticated HCAC Common Stock” means the common stock of Domesticated HCAC (however named from time to time), par value $0.0001 per share.

“Domesticated HCAC” means HCAC following the Domestication (which will be renamed “REEcycle, Inc.” effective immediately following the consummation of the Business Combination).

“Domesticated HCAC Right” means a right to acquire one-tenth (1/10) of one share of Domesticated HCAC Common Stock issued upon conversion of a HCAC Right in connection with the Domestication, which right will convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement.

“Domestication Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication.

“Domestication” means the continuation of HCAC by way of domestication of HCAC into Domesticated HCAC, a Delaware corporation under the applicable provisions of the Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes required in order to effect such Domestication, including the adoption of the Proposed Interim Certificate of Incorporation (attached hereto as Annex C) consistent with the DGCL and changing the registered office of HCAC.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earnout Participant” means each holder of REEcycle Common Stock or vested and exercised REEcycle Options, in each case, as of immediately prior to the Effective Time.

“Earnout Shares” means the aggregate one-time issuance of 5,000,000 shares, to the Earnout Participants, in accordance with each Earnout Participant’s respective Pro Rata Share.

“Effective Time” means the effective time of the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the Aggregate Merger Consideration; divided by the REEcycle Fully Diluted Capital.

“Excluded Share” means each REEcycle Common Stock and that, immediately prior to the Effective Time, is owned by HCAC or Merger Sub (or any other subsidiary of HCAC), or held by REEcycle (in treasury or otherwise).

“Existing Articles” means the current amended and restated articles of association of HCAC (as may be amended from time to time).

“Existing Memorandum” means the current amended and restated memorandum of association of HCAC (as may be amended from time to time).

“extraordinary general meeting” means the extraordinary general meeting of HCAC’s shareholders, to be held at [1:00] p.m. Eastern Time on [   ], 2026 at the offices of HCAC and virtually at https://www.[●], and any adjournments or postponements thereof.

“Founder Shares” means the HCAC Class B Ordinary Shares initially issued to the Sponsor, the HCAC Class A Ordinary Shares issued upon conversion thereof in the Sponsor Share Conversion, and the shares of Domesticated HCAC Common Stock issued upon conversion of such HCAC Class A Ordinary Shares in connection with the Domestication.

“GAAP” means U.S. generally accepted accounting principles.

“HCAC” means Hall Chadwick Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands with company number 421976.

“HCAC Board” means the board of directors of HCAC.

“HCAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of HCAC.

“HCAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of HCAC.

“HCAC Ordinary Shares” means, collectively, the HCAC Class A Ordinary Shares and the HCAC Class B Ordinary Shares.

“HCAC Right” means a share right entitling the holder to receive one tenth (1/10) of one (1) HCAC Class A Ordinary Share, which includes the Private Placement Rights and the Public Rights.

“HCAC Transactions Costs” means (a) all fees, costs and expenses of the HCAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the PIPE Investment (as defined in the Business Combination Agreement), whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account, and costs and expenses related to the D&O Tail; and (b) any Indebtedness of the HCAC owed to its Affiliates or shareholders; provided that, without the written consent of the Company, the HCAC Transactions Costs shall not exceed the amount set forth on Schedule 10.01-B of the HCAC disclosure letter, and shall be within the additional limits set forth on Schedule 10.01-B of the HCAC disclosure letter.

“HCAC Units” means the units sold in the IPO (including pursuant to the overallotment option), each consisting of one HCAC Class A Ordinary Share and one Public Right.

“Incentive Plan Proposal” means the proposal to be considered at the extraordinary general meeting to approve the New Equity Incentive Plan.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens (as defined in the Business Combination Agreement)), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Initial Shareholders” means the Sponsor and any other holders of Founder Shares immediately prior to the IPO.

“Interim Period” means the period beginning on the Signing Date and ending on the earlier of the termination of the Business Combination Agreement or the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means HCAC’s initial public offering of the HCAC Units, Public Shares and Public Rights pursuant to a registration statement on Form S-1 declared effective by the SEC on November 19, 2025 (SEC File No. 333-289333). On November 24, 2025, HCAC completed the sale of 20,700,000 HCAC Units at a price of $10.00 per HCAC Unit.

“JOBS Act” means the Jumpstart our Business Startups Act of 2012.

“Letter Agreement” means the letter agreement, dated November 20, 2025, by and among HCAC, its directors and officers, and the Sponsor containing provisions relating to transfer restrictions of the Founder Shares and Private Placement Units, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

“Lock-Up Agreement” means that certain lock-up agreement to be entered into in connection with the Closing by and between Domesticated HCAC, REEcycle, the Sponsor and any other holders of Founder Shares.

“Lock-Up Period” means the period beginning on the Closing Date and ending on the earlier of (a) six (6) months following the Closing Date and (b) subsequent to the Closing, the date on which Domesticated HCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of HCAC’s shareholders having the right to exchange their securities for cash, securities or other property.

“Lock-Up Shares” means (a) the shares of Domesticated HCAC Common Stock received by the REEcycle Stockholders as Per Share Merger Consideration in connection with the Business Combination, (b) the shares of Domesticated HCAC Common Stock underlying all other securities of Domesticated HCAC held by the REEcycle Stockholders immediately following the Closing which are convertible into, or exercisable, or exchangeable for, Domesticated HCAC Common Stock, (c) the Founder Shares and (d) the Additional Shares; provided that, for the avoidance of doubt, the Lock-Up Shares shall not include any shares of Domesticated HCAC Common Stock acquired pursuant to any post-Closing incentive or equity compensation plan or in open market transactions.

“Merger” means, at Closing, the process whereby Merger Sub will merge with and into REEcycle, with REEcycle Opco being the surviving company of the Merger, pursuant to the Business Combination Agreement and the Certificate of Merger.

“Merger Sub” means HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HCAC.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Organizational Documents Proposals” means the proposals to be considered at the extraordinary general meeting to approve by special resolution the Proposed Interim Certificate of Incorporation, the Proposed Post-Closing Certificate of Incorporation, the Proposed Interim Bylaws and the Proposed Post-Closing Bylaws. A copy of each of the Proposed Interim Certificate of Incorporation, Proposed Interim Bylaws, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws is attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively.

“Outside Date” means December 31, 2026.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Per Share Earnout Consideration” means, subject to the occurrence of the Milestone Event, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration.

“Per Share Merger Consideration” means a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio.

“Private Placement Right” means the share right included in a Private Placement Unit, which initially entitles the holder to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of HCAC’s initial business combination and, following the Domestication, will become a Domesticated HCAC Right and convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement.

“Private Placement Share” means the HCAC Class A Ordinary Share included in the Private Placement Unit.

“Private Placement Units” means the aggregate of 614,000 private placement units that the Sponsor and the Underwriters agreed to purchase for an aggregate purchase price of $6,140,000 or $10.00 per unit, in a private placement that occurred simultaneously with the consummation of the IPO. Each Private Placement Unit consists of one Private Placement Share and one Private Placement Right. To the extent not separated before the Domestication, each Private Placement Unit will convert into a Domesticated HCAC Unit in the Domestication, and each Domesticated HCAC Unit will be cancelled in the Unit Split at the Effective Time and will entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, which right will convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time.

“Proposed Domestication Organizational Documents” means the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws.

“Proposed Interim Bylaws” mean the proposed bylaws of Domesticated HCAC to be in effect following the Domestication and Business Combination, a form of which is attached to this proxy statement/prospectus as Annex D.

“Proposed Interim Certificate of Incorporation” means the proposed certificate of incorporation of Domesticated HCAC to be in effect following the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Organizational Documents” means the Proposed Domestication Organizational Documents and the Proposed Post-Closing Organizational Documents.

“Proposed Post-Closing Bylaws” means the proposed bylaws of Domesticated HCAC to be in effect following the Closing of the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex F.

“Proposed Post-Closing Certificate of Incorporation” means the proposed certificate of incorporation of Domesticated HCAC to be in effect following Closing of the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex E.

“Proposed Post-Closing Organizational Documents” means the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws.

“Pro Rata Share” means, for each stockholder of the Company, a percentage equal to (a) the total number of shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time held by such stockholder immediately prior to the Effective Time, divided by (b) the total number of shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means the HCAC Class A Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the HCAC Units or thereafter in the open market).

“Public Right Holders” means the holders of the Public Rights.

“Public Rights” means the HCAC Rights included in the HCAC Units sold in the IPO (whether they were purchased in the IPO as part of the HCAC Unit or thereafter in the open market).

“Purchase Price” means $400,000,000.

“Record Date” means [   ], 2026.

“REEcycle Board” means the board of directors of REEcycle.

“REEcycle Bylaws” means the bylaws of REEcycle, as in effect on the Signing Date.

“REEcycle Certificate of Incorporation” means the Certificate of Incorporation of REEcycle, as in effect on the Signing Date and any certificate of designation filed with respect to any series of REEcycle’s preferred stock.

“REEcycle Common Stock” means each share of common stock, par value $0.001, of REEcycle.

“REEcycle EIP” means the 2024 Long Term Incentive Plan, as amended.

“REEcycle” means REEcycle Holdings, Inc., a Delaware corporation, prior to the Closing.

“REEcycle Opco” means REEcycle Holdings, Inc., following the Closing.

“REEcycle Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of REEcycle Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding REEcycle Options.

“REEcycle Stockholders” means collectively, the holders of REEcycle Common Stock prior to the Effective Time.

“Redemption” means the redemption of HCAC’s Public Shares properly tendered for redemption in connection with the Business Combination pursuant to the Cayman Constitutional Documents.

“Redemption Price” means an amount equal to the price at which each HCAC Class A Ordinary Share may be redeemed pursuant to the Redemption, which price will be the per-share price, equal to a pro rata portion of the aggregate amount on deposit in the Trust Account (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) as of two (2) Business Days prior to the completion of the Business Combination, calculated in accordance with the Cayman Constitutional Documents, payable upon the Redemption of Public Shares.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Domesticated HCAC, the Sponsor and certain other parties thereto upon the completion of the Business Combination, which amends and restates the Registration Rights Agreement, dated November 20, 2025, by and among HCAC, the Sponsor and certain other security holders named therein. A form of the Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex I.

“Related Agreements” means the Sponsor Support Agreement, the Transaction Support Agreement, the Lock-Up Agreement, and the Registration Rights Agreement.

“Rights Agreement” means that certain Rights Agreement, dated as of November 20, 2025, by and between the HCAC and Continental Stock Transfer & Trust Company, as rights agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Common Stock Issuance Proposal, (d) the Organizational Documents Proposals, (e) the Advisory Organizational Documents Proposal, (f) the Incentive Plan Proposal, (g) the Director Election Proposal and (h) the Adjournment Proposal, if presented.

“Signing Date” means May 31, 2026, the date of the Business Combination Agreement.

“Sponsor” means Hall Chadwick Capital LLC, a Cayman Islands limited liability company.

“Sponsor Share Conversion” means the conversion, immediately prior to the Domestication, of each then issued and outstanding HCAC Class B Ordinary Share, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share. Each HCAC Class A Ordinary Share issued in the Sponsor Share Conversion will then convert into one share of Domesticated HCAC Common Stock in connection with the Domestication.

“Sponsor Support Agreement” means the sponsor support agreement, dated May 31, 2026, by and among HCAC, the Sponsor and REEcycle, as it may be amended and supplemented from time to time. A copy of the Sponsor Support Agreement is attached to this proxy statement/prospectus as Annex G.

“Surviving Company” means the Company, in its capacity as the surviving corporation of the Merger.

“Target Companies” means REEcycle and its direct and indirect subsidiaries.

“Total Proceeds” means all amounts delivered from the Trust Account (net of redemptions) in connection with the Business Combination.

“Trading Day” means a day on which shares of Domesticated HCAC Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated HCAC Common Stock are then traded.

“Transaction Documents” means each of the agreements and instruments contemplated by the Business Combination Agreement or otherwise related to the transactions contemplated by the Business Combination Agreement and such other agreements or instruments contemplated by the Business Combination Agreement, in each case, that was executed and delivered on the date of the Business Combination Agreement or will be executed and delivered on or prior to the date of Closing by a REEcycle Stockholder, REEcycle, Domesticated HCAC, HCAC, the Sponsor and/or any of their respective affiliates, including the Related Agreements.

“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of May 31, 2026 and as thereafter executed (as such agreement may be amended or supplemented from time to time), by and between HCAC and certain stockholders of the Company constituting more than 50% of the issued and outstanding REEcycle Common Stock, a form of which is attached to this proxy statement/prospectus as Annex H.

“Transactions” means, collectively, the Business Combination and the other transactions contemplated by the Transaction Documents.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code, as promulgated by the U.S. Department of Treasury from time to time.

“Trust Account” means the trust account of HCAC, which holds the remaining net proceeds from the IPO, together with interest earned thereon, less amounts released to pay taxes.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 20, 2025, by and between HCAC and Continental.

“Underwriters” means Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC and Clear Street LLC.

“Underwriting Agreement” means that certain Underwriting Agreement, dated November 20, 2025, by and between HCAC and the Underwriters.

“Underwriting Commission” means an aggregate cash amount of $3,600,000 as “underwriting fees” that HCAC paid upfront for the consummation of the IPO pursuant to the Underwriting Agreement.

“U.S.” means the United States of America.

“Working Capital Loan” means a loan made to HCAC by the Sponsor or an affiliate of the Sponsor, or certain of HCAC’s officers and directors in order to cover ongoing expenses related to HCAC’s operations and the consummation of the business combination and to finance transaction costs in connection with an initial business combination.

MARKET AND INDUSTRY DATA

HCAC and REEcycle are responsible for the disclosure contained in this proxy statement/prospectus. Information contained in this proxy statement/prospectus concerning the market and the industry in which REEcycle competes, including its market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by REEcycle based on such sources and REEcycle’s knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Neither HCAC nor REEcycle have independently verified this third-party information. The industry in which REEcycle operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to REEcycle’s Business and Operations” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. These forward-looking statements include, without limitation, statements relating to expectations for future financial performance, business strategies or expectations for HCAC’s, REEcycle’s and Domesticated HCAC’s respective businesses, and the timing for and ability of HCAC and REEcycle to complete the Business Combination. These statements are based on the beliefs and assumptions of the management of HCAC and REEcycle. Although HCAC and REEcycle believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither HCAC nor REEcycle can assure you that either will achieve or realize these plans, intentions or expectations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about HCAC and REEcycle prior to the Business Combination and Domesticated HCAC and REEcycle Opco following the Business Combination, including:

●	the ability to realize the benefits expected from the Business Combination;

●	the ability to consummate the Business Combination;

●	the ability to obtain and/or maintain the listing of the Domesticated HCAC Common Stock on Nasdaq following the Business Combination;

●	the ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

●	the future financial performance of Domesticated HCAC and REEcycle Opco following the Business Combination;

●	Domesticated HCAC’s and REEcycle Opco’s ability to retain or recruit, or to effect changes required in, their respective officers, key employees or directors following the Business Combination;

●	Domesticated HCAC’s and REEcycle Opco’s ability to comply with laws and regulations applicable to its business; and

●	expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and HCAC’s and REEcycle’s management teams’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of HCAC, REEcycle and their respective directors, officers and affiliates. Accordingly, forward-looking statements should not be relied upon as representing HCAC’s or REEcycle’s management teams’ views as of any subsequent date. Neither HCAC nor REEcycle undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement or other definitive agreements in connection thereto;

●	the outcome of any legal proceedings that may be instituted against REEcycle, HCAC or others following the announcement of the business combination and any definitive agreements with respect thereto;

●	the inability to complete the business combination due to the failure to obtain consents and approvals of the shareholders of HCAC;

●	failure to obtain financing to complete the business combination or to satisfy other conditions to closing;

●	delays or failures to obtain necessary regulatory approvals required to complete the business combination or related transactions;

●	changes to the proposed structure of the business combination as a result of applicable laws, regulations or conditions;

●	projections, estimates and forecasts of revenue and other financial and performance metrics;

●	projections about industry trends and market opportunity;

●	REEcycle’s ability to scale and grow its business;

●	the cash position of REEcycle following closing of the business combination;

●	the ability to meet listing standards in connection with, and following, the consummation of the business combination;

●	the risk that the business combination disrupts current plans and operations of REEcycle as a result of the announcement and consummation of the business combination;

●	the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of REEcycle to successfully commercialize its proprietary recycling technology, and REEcycle’s ability to source and maintain key relationships with management and key employees;

●	costs related to the business combination;

●	changes in applicable laws and regulations;

●	political and economic developments and market volatility;

●	the risk that REEcycle does not ever enter into any definitive agreements in connection with commercialization of its technology;

●	the risk that REEcycle is pursuing an emerging market;

●	other risks and uncertainties set forth under “Risk Factors” and other documents filed, or to be filed, with the SEC by HCAC and/or REEcycle, including the Registration Statement that REEcycle and HCAC intend to file in connection with the Business Combination;

●	there may be time delays, unforeseen expenses, increased capital costs, and other complications;

●	inability to obtain sufficient capital or other resources necessary to provide for such production;

●	any failure by management to manage growth properly could negatively impact our business;

●	power or other utility disruption or shortage;

●	any inability to meet individual customer specifications;

●	work stoppages or similar difficulties, breakdown in labor relations, or a shortage of skilled technicians and engineers;

●	failure to retain key personnel or attract additional qualified personnel;

●	impacts of force majeure events;

●	extensive and costly environmental requirements;

●	the need to obtain and sustain governmental permits and approvals;

●	failure to comply with applicable anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations;

●	costs of compliance with environmental, health and safety regulations;

●	the impacts of climate change;

●	possible litigation risks, including permit disputes (including in respect of access and/or validity of tenure), environmental claims, occupational health and safety claims and employee claims;

●	any infringement of the intellectual property rights of third parties;

●	failure to adequately protect intellectual property rights;

●	issue with information technology systems, including cyber threats, disruption, damage and failure;

●	use of resources and management attention related to the requirements of being a public company in the U.S.;

●	risks relating to the negative public or political perception of REEcycle or the rare earths industry in general;

●	changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties; and

●	substantial governmental support for competing technologies or their fuel supply may reduce our competitive advantage.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF HCAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to HCAC’s shareholders. HCAC urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the extraordinary general meeting, which will be held at [1:00 p.m.], Eastern Time, on [   ], 2026, at the offices of HCAC, and virtually via live webcast. To participate in the extraordinary general meeting online, visit [●], and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.	Why am I receiving this proxy statement/prospectus?

A.	HCAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. The Business Combination Agreement provides that, among other things, following the Domestication of HCAC to Delaware as described below, Merger Sub will merge with and into REEcycle, with REEcycle surviving as a wholly owned subsidiary of Domesticated HCAC, resulting in a combined company whereby Domesticated HCAC will become the sole stockholder of REEcycle Opco, and substantially all of the assets and business of the combined company will be held and operated by REEcycle Opco, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, which is incorporated by reference into this proxy statement/prospectus, and you are encouraged to read it in its entirety.

In connection with the completion of the Business Combination, HCAC will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCAC’s governing documents. HCAC will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. HCAC will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding HCAC Class A Ordinary Share (other than any HCAC Class A Ordinary Share included in the HCAC Units) will convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock, (ii) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HCAC Class A Ordinary Share, and each such HCAC Class A Ordinary Share will then convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock in connection with the Domestication, (iii) each then issued and outstanding HCAC Right, other than any HCAC Right included in a HCAC Unit, will convert automatically into a Domesticated HCAC Right, and (iv) each then issued and outstanding HCAC Unit, to the extent not separated before the Domestication, will convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit. Following the Domestication, on the Closing Date and at the Effective Time, each then issued and outstanding Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF HCAC AND REECYCLE, CAREFULLY AND IN ITS ENTIRETY.

Q.	What proposals are shareholders of HCAC being asked to vote upon?

A.	At the extraordinary general meeting, HCAC is asking holders of HCAC Ordinary Shares to consider and vote upon:

●	The Business Combination Proposal;

●	The Domestication Proposal;

●	The Common Stock Issuance Proposal;

●	The Organizational Documents Proposals;

●	The Advisory Organizational Documents Proposals;

●	The Incentive Plan Proposal;

●	The Director Election Proposal; and

●	The Adjournment Proposal, if presented.

If HCAC’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated, and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal”, “The Domestication Proposal”, “The Common Stock Issuance Proposal”, “The Organizational Documents Proposals”, “The Incentive Plan Proposal”, and “The Director Election Proposal”.

HCAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of HCAC should read it carefully.

After careful consideration, the HCAC Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Proposal, (c) the Common Stock Issuance Proposal, (d) the Organizational Documents Proposals, (e) the Advisory Organizational Documents Proposals, (f) the Incentive Plan Proposal, (g) the Director Election Proposal, and (h) the Adjournment Proposal, if presented, is in the best interests of HCAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal-Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations.

Q.	Are the proposals conditioned on one another?

A.	Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Each of the Domestication Proposal, Common Stock Issuance Proposal, Organizational Documents Proposals, Advisory Organizational Documents Proposals, and Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Each of the Organizational Documents Proposals is cross-conditioned on the approval of each other Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.	Why is HCAC proposing the Business Combination?

A.	HCAC is a special purpose acquisition company that raised approximately $207 million in its Nasdaq IPO in November 2025 and is focused on transactions in critical minerals and industrial technology sectors. The Business Combination with REEcycle is intended to combine HCAC with a U.S.-based rare earth element recycling company focused on the recovery of rare earths from end-of-life magnets using an innovative hydrometallurgical technique to produce market-grade rare earth oxides and salts that can feed directly into magnet alloy manufacturing.

REEcycle’s process is designed to recover rare earth elements from complex magnet alloys with high yield and purity, and REEcycle’s demonstration plant is being commissioned at a co-location site in Oklahoma to validate the commercial-scale process ahead of full plant rollout. The proposed transaction values REEcycle at approximately $400 million of total equity consideration, including up to $50 million in contingent consideration tied to the commercial production milestone.

Based on HCAC’s due diligence investigations of REEcycle and the industry in which it operates, including the financial and other information provided by REEcycle in the course of HCAC’s due diligence investigations, the HCAC Board believes that the Business Combination with REEcycle is in the best interests of HCAC and its shareholders. However, there is no assurance of this. See “The Business Combination Proposal—The HCAC Board’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.

Although the HCAC Board believes that the Business Combination with REEcycle presents a unique business combination opportunity and is in the best interests of HCAC and its shareholders, the HCAC Board did consider certain potentially material negative factors before arriving at that conclusion. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal-The HCAC Board’s Reasons for the Approval of the Business Combination”, of this proxy statement/prospectus as well as in the section of this proxy statement/prospectus entitled “Risk Factors—Risks Related to Our Business and Industry”.

Q.	What will REEcycle Stockholders receive in connection with the Business Combination?

A.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time, each share of REEcycle Common Stock issued and outstanding immediately before the Effective Time will be cancelled and extinguished and converted into the right to receive the Per Share Merger Consideration, and each REEcycle Option will cease to represent an option to purchase or acquire shares of REEcycle Common Stock and will be assumed and converted into an option to acquire Domesticated HCAC Common Stock, in each case as more fully described in the Business Combination Agreement. The Per Share Merger Consideration in respect of each share of REEcycle Common Stock will be a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio. The Exchange Ratio means the Aggregate Merger Consideration divided by REEcycle Fully Diluted Capital. The Aggregate Merger Consideration means the number of shares of Domesticated HCAC Common Stock equal to the quotient of the Purchase Price, divided by $10.00, minus the Earnout Shares, assuming for these purposes that the Milestone Event has occurred. The Purchase Price is $400,000,000, and the Earnout Shares are 5,000,000 shares of Domesticated HCAC Common Stock issuable upon achievement of the Milestone Event.

Q.	Are there any conditions that raise substantial doubt about REEcycle’s ability to continue as a going concern?

A.

REEcycle has incurred losses since inception, has not generated material revenue and expects to continue to incur operating losses and use cash to fund its operations. Its existing cash resources are sufficient to fund its operations only for a limited period.

REEcycle’s business plan requires significant capital investment to complete commissioning of its demonstration-scale facility, achieve commercial-scale production, and pursue future facility expansions. REEcycle expects that completion of the Business Combination will provide it with access to public capital markets; however, there can be no assurance that REEcycle will be able to access sufficient capital on favorable terms or at all. However, REEcycle’s existing resources (including any proceeds from the Business Combination and PIPE Investment) may not be sufficient to fund all planned capital expenditures, operating expenses, and growth initiatives. REEcycle will need to raise additional capital through one or more sources, which may include debt financing, equity financing, government grants, strategic partnerships, or other arrangements. If additional financing is not available on commercially reasonable terms, or at all, REEcycle may be required to delay, scale back, or abandon its growth strategy, which could materially adversely affect its business, financial condition, results of operations, and long-term prospects.

If REEcycle concludes, or its independent registered public accounting firm concludes, that conditions and events considered in the aggregate raise substantial doubt about its ability to continue as a going concern within one year after the date its financial statements are issued, that conclusion would be required to be disclosed in its financial statements and, if the substantial doubt is not alleviated by management’s plans, in an explanatory paragraph in the report of its auditors.

For more information, please see “Risk Factors–REEcycle’s Financial Risks,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of REEcycle–Liquidity and Capital Resources” and “Note 1 – Organization and Basis of Presentation – Liquidity and Going Concern ” to REEcycle’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.

Q.	What equity stake will current HCAC shareholders and REEcycle stockholders hold in Domesticated HCAC immediately after the consummation of the Business Combination?

A.	The following tables illustrate estimated ownership levels in Domesticated HCAC, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders. Each scenario reflects the PIPE Investment (as defined in the Business Combination Agreement) of $2.1 million, for which HCAC entered into binding subscription agreements on September 30, 2026; only the 100% Redemptions Scenario additionally reflects an assumed illustrative additional PIPE Investment to satisfy the Closing Aggregate Cash Amount.

The following table illustrates varying ownership levels of Domesticated HCAC immediately following the Business Combination:

	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)(2)	22,770,000	31.0%	17,595,000	25.8%	12,420,000	19.7%	7,245,000	12.5%	2,070,000	3.6%
Initial HCAC Shareholders(3)	8,558,693	11.7%	8,558,693	12.5%	8,558,693	13.6%	8,558,693	14.8%	8,558,693	14.9%
REEcycle Stockholders	35,000,000	47.7%	35,000,000	51.3%	35,000,000	55.5%	35,000,000	60.4%	35,000,000	60.9%
REEcycle Financial Advisor(4)	787,500	1.1%	787,500	1.2%	787,500	1.2%	787,500	1.4%	787,500	1.4%
PIPE Investors(5)	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.4%	210,000	0.4%
Assumed PIPE Investors(6)	-	0.0%	-	0.0%	-	0.0%	-	0.0%	4,730,263	8.2%
HC Singapore (Advisory Shares)(7)	6,125,000	8.3%	6,125,000	9.0%	6,125,000	9.7%	6,125,000	10.6%	6,125,000	10.7%
Total(8)	73,451,193	100.0%	68,276,193	100.0%	63,101,193	100.0%	57,926,193	100.0%	57,481,456	100.0%

(1)	Amount comprises the unredeemed Public Shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 Public Shares under the No Redemption Scenario, (ii) 5,175,000 Public Shares under the 25% Redemptions Scenario, (iii) 10,350,000 Public Shares under the 50% Redemptions Scenario, (iv) 15,525,000 Public Shares under the 75% Redemptions Scenario, and (v) 20,700,000 Public Shares under the 100% Redemptions Scenario.
(2)	Amount includes 2,070,000 Public Rights Shares to be issued upon the automatic conversion of 20,700,000 Public Rights in connection with the consummation of the Business Combination.
(3)	Amount includes 7,883,293 Founder Shares, 614,000 Private Placement Shares, and 61,400 Private Placement Rights Shares to be issued upon the automatic conversion of the 614,000 Private Placement Rights in connection with the consummation of the Business Combination.
(4)	Amount reflects 787,500 shares expected to be issued to Empire Capital Partners Pty Ltd (“Empire”), a financial advisor of REEcycle, in compensation for structuring, negotiation and execution of the Business Combination with HCAC. In addition, Empire will be entitled to receive an additional 112,500 shares of Domesticated HCAC Common Stock upon the achievement of the Milestone Event.
(5)	Amount reflects the 210,000 shares of Domesticated HCAC Common Stock to be issued in connection with the PIPE Investment pursuant to the Initial Subscription Agreements entered into on September 30, 2026.
(6)

Amount reflects the Domesticated HCAC Common Stock that would be issued assuming the level of additional PIPE Investment required to satisfy the Closing Aggregate Cash Amount, and assumes no other financing. These amounts reflect approximately (i) $0.0 million of PIPE Investment in the No Redemption Scenario, (ii) $0.0 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $0.0 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $0.0 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $47.3 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there is no binding agreement for any additional PIPE Investment or other financing.

(7)	Amount reflects 6,125,000 shares of Domesticated HCAC Common Stock issuable to HC Singapore at the Closing as Additional HCAC Shares for advisory services rendered to HCAC (the “Advisory Shares”). The Advisory Shares are contingent only on the consummation of the Business Combination and are therefore included under each redemption scenario. The remaining 875,000 shares of the up to 7,000,000 shares to which HC Singapore is entitled are Deferred HCAC Shares issuable only upon the occurrence of the Milestone Event and, like the Earnout Shares, are excluded from the table; see the fully diluted ownership table under “— Ownership of Domesticated HCAC Following the Business Combination.” See also “Summary — Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers.” The Advisory Shares are reflected in the unaudited pro forma condensed combined financial information as a non-recurring transaction cost of $61.3 million (6,125,000 shares at $10.00 per share); see adjustments (L) and (DD).
(8)	Amount excludes 2,625,000 shares of Domesticated HCAC Common Stock which are to be reserved for issuance from the Closing Date until thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Post-Closing HCAC Board determines in its sole discretion (“Additional REEcycle Shares”). As of the date of this proxy statement, no recipients have been identified, and no Additional Share Agreements have been entered into. Accordingly, the Additional REEcycle Shares are not reflected in the unaudited pro forma condensed combined financial information or in the ownership and dilution tables above, but are presented as a separate line in the fully diluted ownership table below. If all Additional REEcycle Shares were issued, they would represent approximately 3.5%, 3.7%, 4.0%, 4.3% and 4.4% of the outstanding Domesticated HCAC Common Stock under the No Redemption, 25%, 50%, 75% and 100% Redemptions Scenarios respectively. Any Additional REEcycle Shares will be subject to lock-up restrictions no less restrictive than the Lock-Up Terms and may be subject to vesting or other conditions. Recipients may also be eligible for a portion of the 375,000 Deferred REEcycle Shares upon the Milestone Event. Any Additional REEcycle Shares not issued within that period will be added to the shares reserved under the Equity Incentive Plan, and any such issuance will be accounted for as share-based compensation under ASC 718.

The following table illustrates varying ownership levels of Domesticated HCAC immediately following the Business Combination on a fully diluted basis including the Earnout Shares, the Additional HCAC Shares and the Deferred Shares issuable to HC Singapore and Empire Capital(1), and, as a separate line, the 2,625,000 Additional REEcycle Shares and the remaining 262,500 Deferred REEcycle Shares, for which no recipients have been identified:

	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders	22,770,000	27.7%	17,595,000	22.8%	12,420,000	17.3%	7,245,000	10.8%	2,070,000	3.1%
Initial HCAC Shareholders	8,558,693	10.4%	8,558,693	11.1%	8,558,693	11.9%	8,558,693	12.8%	8,558,693	12.9%
REEcycle Stockholders(2)	40,000,000	48.6%	40,000,000	51.8%	40,000,000	55.6%	40,000,000	59.9%	40,000,000	60.3%
REEcycle Financial Advisor(3)	900,000	1.1%	900,000	1.2%	900,000	1.3%	900,000	1.3%	900,000	1.4%
PIPE Investors	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%
Assumed PIPE Investors	-	0.0%	-	0.0%	-	0.0%	-	0.0%	4,730,263	7.1%
HC Singapore (Advisory Shares and Deferred HCAC Shares)(4)	7,000,000	8.5%	7,000,000	9.1%	7,000,000	9.7%	7,000,000	10.5%	7,000,000	10.5%
Additional REEcycle Shares and Deferred REEcycle Shares(8)	2,887,500	3.5%	2,887,500	3.7%	2,887,500	4.0%	2,887,500	4.3%	2,887,500	4.4%
Total(5)(6)(7)	82,326,193	100.0%	77,151,193	100.0%	71,976,193	100.0%	66,801,193	100.0%	66,356,456	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 5,000,000 Earnout Shares and the Additional Shares and Deferred Shares as set out in notes (3), (4), (5) and (7) below.
(2)	Amount includes the 5,000,000 Earnout Shares, which may be issued after the Closing and only upon the achievement of the Milestone Event.
(3)	The table includes the 112,500 Deferred Shares payable to REEcycle’s financial advisor. In accordance with the terms of the Business Combination Agreement, Empire will be entitled to receive an additional 112,500 shares of Domesticated HCAC Common Stock upon the achievement of the Milestone Event.
(4)	Amount includes the remaining 875,000 shares of the up to 7,000,000 shares to which HC Singapore is entitled, which are Deferred HCAC Shares issuable only upon the occurrence of the Milestone Event.
(5)	The table includes all Additional Shares and Deferred Shares. In accordance with the terms of the Business Combination Agreement, prior to the Closing, HCAC will have the right, but not the obligation, to issue or obligate itself to issue up to an aggregate of 6,125,000 Additional HCAC Shares to such recipients and in such amounts as the HCAC Board determines in its sole discretion, and HCAC will reserve for issuance up to 2,625,000 Additional REEcycle Shares that Domesticated HCAC may issue during the time period commencing on the Closing Date and ending on the date that is thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion. Following the Closing and only upon the occurrence of the Milestone Event, the Additional Share Recipients will also be eligible to receive a one-time issuance of an aggregate of 1,250,000 Deferred Shares. The issuance of Additional Shares and Deferred Shares will be made pursuant to the terms of the applicable Additional Shares Agreement. As of the date of this proxy statement/prospectus, no binding Additional Shares Agreements have been entered into in connection with the Business Combination.
(6)	The table does not include any shares reserved for issuance under the New Equity Incentive Plan. The New Equity Incentive Plan will have an initial share reserve of 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share). See “The Incentive Plan Proposal” included elsewhere in this proxy statement/prospectus.
(7)	Amount reflects 6,125,000 shares of Domesticated HCAC Common Stock issuable to HC Singapore at the Closing as Additional HCAC Shares for advisory services rendered to HCAC (the “Advisory Shares”). The Advisory Shares are contingent only on the consummation of the Business Combination and are therefore included under each redemption scenario. The remaining 875,000 shares of the up to 7,000,000 shares to which HC Singapore is entitled are Deferred HCAC Shares issuable only upon the occurrence of the Milestone Event; see the fully diluted ownership table under “— Ownership of Domesticated HCAC Following the Business Combination.” See also “Summary — Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers.” The Advisory Shares are reflected in the unaudited pro forma condensed combined financial information as a non-recurring transaction cost of $61.3 million (6,125,000 shares at $10.00 per share); see adjustments (L) and (DD).
(8)	Amount reflects the 2,625,000 Additional REEcycle Shares referenced in note 8 of the preceding ownership table and the remaining 262,500 Deferred REEcycle Shares (375,000 less the 112,500 Deferred Shares payable to Empire Capital), for which no recipients have been identified. These shares are presented as a separate line because their issuance is at the discretion of the Domesticated HCAC Board after the Closing; any Additional REEcycle Shares not issued within the period specified in the Business Combination Agreement will be added to the shares reserved under the Equity Incentive Plan.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming Public Shareholders. If the amount of PIPE Investment or additional financing is greater than the assumptions above, such financing would further increase dilution to Public Shareholders, and the amount of such potential additional dilution will not be calculable until definitive agreements for a PIPE Investment and/or additional financing are entered into, if any. See the section entitled “Summary of the Proxy Statement/Prospectus - Dilution” for additional information.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.	How has the announcement of the Business Combination affected the trading price of the HCAC Class A Ordinary Shares?

A.	On May 29, 2026, the last Trading Day before announcement of the execution of the Business Combination Agreement, HCAC Units, HCAC Class A Ordinary Shares and Public Rights closed at $10.32, $9.99 and $0.30, respectively. As of [●], 2026, the last practicable Trading Day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each HCAC Unit, HCAC Class A Ordinary Share and Public Right was $[●], $[●] and $[●], respectively.

Q.	Why is HCAC proposing the Domestication?

A.	The HCAC Board believes that there are significant advantages to Domesticated HCAC that will arise as a result of a change of HCAC’s domicile to the State of Delaware, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Further, the HCAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Each of the foregoing are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Reasons for the Domestication”.

To effect the Domestication, HCAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file the Proposed Interim Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which HCAC will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal and the completion of the Domestication is a condition to closing the Business Combination under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCAC Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47.2 of the Cayman Constitutional Documents. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. In connection with HCAC’s IPO, HCAC entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCAC Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the HCAC Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor have agreed to vote their HCAC Class B Ordinary Shares, as well as any HCAC Ordinary Shares they may purchase prior to the extraordinary general meeting, in favor of the proposals. As a result, HCAC would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

Q.	What amendments will be made to the Cayman Constitutional Documents?

A.	The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, HCAC’s shareholders are also being asked to consider and vote upon proposals relating to the Domestication and the proposed organizational documents of Domesticated HCAC, including the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws under the DGCL, which differ materially from the Cayman Constitutional Documents. These differences are discussed in greater detail in the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

Q.	How will the Domestication affect my HCAC Class A Ordinary Shares, HCAC Rights and HCAC Units?

A.	In connection with the Domestication, the existing governing documents of HCAC will be amended and restated and become the Proposed Domestication Organizational Documents of Domesticated HCAC as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, HCAC will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCAC’s governing documents. HCAC will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. HCAC will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding HCAC Class A Ordinary Share (other than any HCAC Class A Ordinary Share included in the HCAC Units) will convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock, (ii) immediately prior to the

Domestication, each then issued and outstanding HCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HCAC Class A Ordinary Share, and each such HCAC Class A Ordinary Share will then convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock in connection with the Domestication, (iii) each then issued and outstanding HCAC Right, other than any HCAC Right included in a HCAC Unit, will convert automatically into a Domesticated HCAC Right, and (iv) each then issued and outstanding HCAC Unit, to the extent not separated before the Domestication, will convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit. Following the Domestication, on the Closing Date and at the Effective Time, each then issued and outstanding Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Q.	What are the material U.S. federal income tax consequences of the Domestication?

A.	As discussed more fully under “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities” of this proxy statement/prospectus, whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. HCAC has received an opinion of Duane Morris LLP, filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part, that the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Assuming that the Domestication so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed below and under “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities—II. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations”, U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities—II. U.S. Holders”) will be subject to Section 367(b) of the Code in connection with the Domestication and, as a result:

●	a U.S. Holder who beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power of all classes of HCAC shares entitled to vote or 10% or more of the total value of all classes of HCAC shares (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by HCAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the HCAC Class A Ordinary Shares held directly by such U.S. Holder;

●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCAC Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication generally will recognize gain (but not loss) with respect to its HCAC Class A Ordinary Shares as if such U.S. Holder exchanged its HCAC Class A Ordinary Shares for Domesticated HCAC Common Stock in a taxable transaction unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by HCAC the “all earnings and profits” amount attributable to such U.S. Holder’s HCAC Class A Ordinary Shares; and

●	a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally will not recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication.

HCAC does not expect to have significant cumulative net earnings and profits, if any, on the date of the Domestication.

The application of the rules under Section 367 of the Code to the HCAC Rights is uncertain, and all U.S. Holders are urged to consult their tax advisors with respect to the particular tax consequences applicable to them of the attribution rules and application of the rules to the HCAC Rights.

As discussed more fully under “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities—II. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations”, HCAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. If HCAC were classified as a PFIC for U.S. federal income tax purposes, then notwithstanding the U.S. federal income tax consequences of the Domestication discussed in the foregoing, proposed Treasury Regulations under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require a U.S. Holder to recognize gain (but not loss) on the exchange of HCAC Class A Ordinary Shares or HCAC Rights for Domesticated HCAC Common Stock or Domesticated HCAC Rights pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code and such other PFIC rules may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities—II. U.S. Holders—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations—e. QEF Election and Mark-to-Market Election” with respect to their HCAC Class A Ordinary Shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Under current law, no such elections may be made with respect to an option (and the HCAC Rights may be considered an option for such purposes). For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities—II. U.S. Holders”.

Each U.S. Holder is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of HCAC Class A Ordinary Shares and HCAC Rights for Domesticated HCAC Common Stock and Domesticated HCAC Rights pursuant to the Domestication.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities—III. Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s Domesticated HCAC Common Stock after the Domestication. Although the redemptions of holders that exercise redemption rights with respect to HCAC Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, holders exercising redemption rights would still be subject to the potential tax consequences of the Domestication, and for U.S. Holders, the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Domestication, see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities”.

Q.	What are the material U.S. federal income tax consequences of the Merger?

A.

HCAC and holders of HCAC Class A Ordinary Shares and Public Rights are not expected to be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Ashurst Perkins Coie US LLP has delivered an opinion to the effect that, on the basis of facts, representations and assumptions, and subject to the limitations and qualifications, set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the Closing is not conditioned upon the receipt of such an opinion of counsel or a ruling from the U.S. Internal Revenue Service (the “IRS”) that the Merger will so qualify, and neither HCAC nor REEcycle intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not challenge such qualification or that a court would not sustain such a challenge.

If the Merger qualifies as a “reorganization,” a REEcycle Stockholder generally should not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of any share of REEcycle Common Stock for Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger, except to the extent of Earnout Shares treated as imputed interest. If the Merger does not so qualify, the exchange of any share of REEcycle Common Stock for Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger generally will be a taxable transaction for U.S. federal income tax purposes.

For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences of the Merger to REEcycle Stockholders and REEcycle.” All REEcycle Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the consequences if the Merger were to fail to qualify as a “reorganization.”

Q.	Do I have redemption rights?

A.	If you are a Public Shareholder, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares without the prior consent of the Company, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and HCAC’s directors and officers have agreed to waive their respective redemption rights with respect to any HCAC Ordinary Shares held by them in connection with the consummation of the Business Combination. None of the Company’s Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The waiver was provided pursuant to a letter agreement entered into in connection with the Company’s initial public offering, under which the Sponsor and the Company’s officers and directors agreed to, among other things, waive their redemption rights with respect to their Founder Shares, Private Placement Shares and any Public Shares held by them in connection with the completion of an initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the Redemption Price.

There are no agreements, arrangements or understandings, including any payments, between the Sponsor and unaffiliated security holders of the Company regarding the redemption of outstanding securities of the Company.

Q.	How do I exercise my redemption rights?

A.	If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

(a)	(i) hold Public Shares or (ii) hold Public Shares through HCAC Units and elect to separate your HCAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

The address of Continental is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.

Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of [●], 2026, this would have amounted to approximately $[●] per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of HCAC’s creditors, if any, which could have priority over the claims of the Public Shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made, may be requested to be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HCAC’s consent, until the Redemption, which will take effect at the Closing. However, no withdrawal will be permitted unless the HCAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HCAC permit the withdrawal of the request for redemption and instruct Continental, to return the share certificates (physically or electronically). The holder can make such request by contacting Continental, at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to Continental, at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting.

If a Public Shareholder properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, HCAC will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank.

If you are a Public Shareholder and you exercise your redemption rights, such exercise will not result in the loss of any Public Rights that you may hold.

Q.	If I am a Public Right Holder, can I exercise redemption rights with respect to my Public Rights?

A.	No. The Public Right Holders have no redemption rights with respect to such securities.

Q.	What happens to the Public Rights and Private Placement Rights in the Business Combination?

A.	Each HCAC Right entitles the holder to receive one-tenth (1/10) of one HCAC Class A Ordinary Share upon consummation of HCAC’s initial business combination. In connection with the Domestication, each HCAC Right, other than any HCAC Right included in a HCAC Unit, will convert automatically into a Domesticated HCAC Right. Following the Domestication, on the Closing Date and at the Effective Time, each Domesticated HCAC Unit will be cancelled in the Unit Split and will entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.	The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your Public Shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. Whether a redemption of your Public Shares qualifies for sale treatment will depend largely on the total number of shares of HCAC you are treated as owning before and after the redemption (including any shares that you constructively own as a result of owning Public Rights and any shares that you directly or indirectly acquire pursuant to the Business Combination) relative to all of the shares of HCAC outstanding both before and after the redemption. Redeeming U.S. Holders generally will be subject to the PFIC rules with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HCAC Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its HCAC Class A Ordinary Shares (if the redemption were treated as a corporate distribution). For a more complete discussion of the material U.S. federal income tax consequences of an exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities”.

All Public Shareholders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q.	Do I have appraisal rights in connection with the proposed Business Combination?

A.	No. Neither HCAC’s shareholders nor its unit or right holders have appraisal rights in connection with the proposed Business Combination or the Domestication under Cayman Islands law, and HCAC’s shareholders and its unit or right holders do not have appraisal rights in connection with the proposed Business Combination under the DGCL. However, under the DGCL, holders of REEcycle Common Stock may be entitled to appraisal rights in connection with the Business Combination. See “Extraordinary General Meeting of HCAC—Appraisal Rights.”

Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.	Following the closing of the IPO, an amount equal to $207,000,000 ($10.00 per Public Share) of the net proceeds from the IPO was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $[●] and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (a) the completion of a business combination (including the Closing) within the required time period, (b) our redemption of 100% of the Public Shares if we are unable to complete a business combination by November 24, 2027 (or if such date is further extended at a duly called general meeting, such later date) and (c) our redemption of the Public Shares properly tendered in connection with the approval of any amendment to the Cayman Constitutional Documents (A) to modify the substance or timing of HCAC’s obligation to redeem 100% of the Public Shares in connection with its initial business combination or if it does not complete a business combination by November 24, 2027 (or such later date approved at a duly called general meeting) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, subject to applicable law.

In connection with the Business Combination, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Domesticated HCAC following the Business Combination. See the section of this proxy statement/prospectus entitled “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination”.

Q.	Did the HCAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.	The HCAC Board did not obtain a third-party valuation or fairness opinion in connection with the determination to approve the Business Combination. The HCAC Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was in the best interest of HCAC and its shareholders. For more information, see “The Business Combination Proposal—Background of the Business Combination”.

The HCAC Board also determined, without seeking a valuation from a third-party financial advisor, that REEcycle’s fair market value was at least 80% of the balance in the Trust Account (less any taxes payable on interest earned) at the time of the signing of the Business Combination Agreement. Accordingly, investors will be relying on the judgment of the HCAC Board in valuing REEcycle’s business, and assuming the risk that the HCAC Board may not have properly valued such business. See the section of this proxy statement/prospectus entitled “Risk Factors—Risks Related to the Domestication and the Business Combination”.

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.	Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for Domesticated HCAC Common Stock may be less liquid than the market for shares of HCAC Class A Ordinary Shares was prior to the Business Combination, and Domesticated HCAC may not be able to meet the listing standards for Nasdaq or another national securities exchange.

In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Domesticated HCAC’s business will be reduced and Domesticated HCAC may not be able to achieve its business plans.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios.

As of June 30, 2026
Trust Account value	$211,478,766
Total Public Shares	20,700,000
Trust Account value per Public Share	$10.22

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	100% Redemptions(5)
Redemptions ($)	$-	$52,869,692	$105,739,383	$158,609,075		$211,478,766
Redemptions (shares)	-	5,175,000	10,350,000	15,525,000		20,700,000
Deferred underwriting fee	$8,280,000	$6,210,000	$4,140,000	$2,070,000		$-
Cash left in the Trust Account post redemptions less deferred underwriting fee	$203,198,766	$152,399,075	$101,599,383	$50,799,692		$-
Public Shares post redemptions	20,700,000	15,525,000	10,350,000	5,175,000		-
Remaining Trust Account proceeds per Public Share	$9.82	$9.82	$9.82	$9.82	$	N/A

(1)	This scenario assumes that no Public Shares are redeemed.
(2)	This scenario assumes that 5,175,000 Public Shares, or approximately 25% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $52.9 million (based on the estimated per-share Redemption Price of approximately $10.22 per share) from the Trust Account based on funds in the Trust Account as of June 30, 2026, which is a redemptions scenario that could occur.
(3)	This scenario assumes that 10,350,000 Public Shares, or approximately 50% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $105.7 million (based on the estimated per-share Redemption Price of approximately $10.22 per share) from the Trust Account based on funds in the Trust Account as of June 30, 2026, which is a redemptions scenario that could occur.
(4)	This scenario assumes that 15,525,000 Public Shares, or 75% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $158.6 million (based on the estimated per-share Redemption Price of approximately $10.22 per share) from the Trust Account based on funds in the Trust Account as of June 30, 2026, which is a redemptions scenario that could occur.
(5)	This scenario assumes that 20,700,000 Public Shares, or 100% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $211.5 million (based on the estimated per-share Redemption Price of approximately $10.22 per share) from the Trust Account based on funds in the Trust Account as of June 30, 2026, which is a redemptions scenario that could occur.

For information on the relative ownership levels of holders of Domesticated HCAC Common Stock following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of Domesticated HCAC Common Stock following the Business Combination under varying redemption scenarios, see the question entitled “What equity stake will current HCAC stockholders and REEcycle stockholders hold in Domesticated HCAC immediately after the consummation of the Business Combination?”

Q.	What conditions must be satisfied to complete the Business Combination?

A.	The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things: (i) the approval of each Condition Precedent Proposal will have been obtained; (ii) no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that makes the transactions contemplated by the Business Combination Agreement illegal or otherwise prevents or prohibits consummation of such transactions; (iii) the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing; (iv) the Domesticated HCAC Common Stock issued in connection with the Business Combination will have been approved for listing on Nasdaq, subject to applicable requirements and any exceptions set forth in the Business Combination Agreement; and (v) after giving effect to the transactions contemplated by the Business Combination Agreement, the Closing Aggregate Cash Amount (as defined in the Business Combination Agreement) will not be less than $40,000,000. We cannot assure you as to whether these conditions will be satisfied or waived. For more information about conditions to the consummation of the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Business Combination Agreement”.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated after receipt of HCAC shareholder approval, effectiveness of the registration statement on Form S-4, and satisfaction or waiver of the other conditions to Closing. This date depends, among other things, on the approval of the proposals to be put to HCAC shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by HCAC’s shareholders at the extraordinary general meeting and HCAC elects to adjourn the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal—Business Combination Agreement” of this proxy statement/prospectus.

Q.	What happens if the Business Combination is not consummated?

A.	HCAC will not complete the Domestication to the State of Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement (or by their nature are to be satisfied at Closing). If HCAC is not able to complete the Business Combination with REEcycle by November 24, 2027 (or if such date is further extended at a duly called general meeting, such later date) and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, HCAC will, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the HCAC Rights would expire worthless.

Q.	How will the Domesticated HCAC Board be structured following the Business Combination?

A.

In accordance with the terms of the Proposed Post-Closing Certificate of Incorporation, the Domesticated HCAC Board will be divided into three classes as nearly equal in size as is practicable with staggered three-year terms. Each Class I director shall have a term that expires at the first annual meeting of stockholders of Domesticated HCAC to be held following the date of Closing, each Class II director shall have a term that expires at the second annual meeting of stockholders of Domesticated HCAC to be held following the date of Closing, and each Class III director shall have a term that expires at the third annual meeting of stockholders of Domesticated HCAC to be held following the date of Closing, or in each case until their respective successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. For more information on the proposed director nominees, please see “Proposal No. 7 - Director Election Proposal” and “Management of Domesticated HCAC Following the Business Combination.”

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Post-Closing Certificate of Incorporation will not provide for cumulative voting. As a result, the holders of shares of Domesticated HCAC Common Stock representing a majority of the voting power of all of the outstanding shares of capital stock will be able to elect all of the directors then standing for election.

The Proposed Post-Closing Bylaws will also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the Domesticated HCAC Board to be brought before an annual or special meeting of stockholders.

Although the Proposed Post-Closing Bylaws do not give the Domesticated HCAC Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Post-Closing Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Domesticated HCAC.

In addition to those described above and in accordance with Delaware law, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of Domesticated HCAC stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable. See “Description of Domesticated HCAC’s Securities–Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and Certain Provisions of Delaware Law” and “Risk Factors–The Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of Domesticated HCAC stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Q.	Following the Business Combination, will Domesticated HCAC’s securities trade on a stock exchange?

A.	Yes. HCAC intends to apply to list the Domesticated HCAC Common Stock on Nasdaq under the proposed symbol “REC” upon the Closing. Because the Domesticated HCAC Rights will convert into Domesticated HCAC Common Stock at the Effective Time, Domesticated HCAC Rights are not expected to remain outstanding or separately listed following the Closing. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCAC is required to cause the Domesticated HCAC Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated HCAC Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated HCAC Common Stock would not be listed on any nationally recognized securities exchange.

The HCAC Units outstanding as of immediately prior to the Domestication, to the extent not separated before the Domestication, will convert automatically, on a one-for-one basis, into Domesticated HCAC Units. Following the Domestication, on the Closing Date and at the Effective Time, each Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each Domesticated HCAC Right, including any right issued in the Unit Split, will convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. As a result, the HCAC Units will no longer trade as separate securities following the Closing.

Q.	What do I need to do now?

A.	HCAC urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or right holder. HCAC’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A.	If you are a holder of record of HCAC Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person (including virtually) at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A.	No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Q.	When and where will the extraordinary general meeting be held?

A.	The extraordinary general meeting will be held at the offices of HCAC, c/o Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and virtually via live webcast at [●].

Q.	Who is entitled to vote at the extraordinary general meeting?

A.	HCAC has fixed [●], 2026 as the Record Date for the extraordinary general meeting. If you were a shareholder of HCAC at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person (including virtually) or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?

A.	HCAC shareholders are entitled to one vote at the extraordinary general meeting for each HCAC Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the extraordinary general meeting, there were [●] HCAC Ordinary Shares issued and outstanding, of which [●] were issued and outstanding Public Shares.

Q.	What constitutes a quorum?

A.	A quorum of HCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding HCAC Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the Record Date for the extraordinary general meeting, [●] HCAC Ordinary Shares would be required to achieve a quorum.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?

A.	Business Combination Proposal—The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Domestication Proposal—The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCAC Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47.2 of the Cayman Constitutional Documents. In connection with the IPO, HCAC entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCAC Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the HCAC Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor have agreed to vote their HCAC Class B Ordinary Shares, as well as any HCAC Ordinary Shares they may purchase prior to the extraordinary general meeting, in favor of the proposals. As a result, HCAC would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

Common Stock Issuance Proposal—The approval of the Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the HCAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Common Stock Issuance Proposal in order to approve the Common Stock Issuance Proposal (assuming all outstanding shares are voted).

Organizational Documents Proposals— The approval of the Domestication Organizational Documents Proposal (Proposal 4A) requires approval by a special resolution of the holders of HCAC Class B Ordinary Shares only, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Pursuant to Article 47.2(a) of the amended and restated memorandum and articles of HCAC, only the Class B Ordinary Shares carry the right to vote on this resolution. The approval of the Post-Closing Organizational Documents Proposal (Proposal 4B) requires approval by a special resolution of the holders of HCAC Ordinary Shares voting together as a single class, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares (i.e., the holders of HCAC Class A Ordinary Shares and HCAC Class B Ordinary Shares combined) who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Class B Ordinary Shares and [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Post-Closing Organizational Documents Proposal (assuming all outstanding shares are voted).

Advisory Organizational Documents Proposals—The separate approval of each Advisory Organizational Documents Proposal, each of which is a non-binding vote, requires the same voting standard that applies to the corresponding Organizational Documents Proposal. Accordingly, Advisory Organizational Documents Proposal 5A requires a special resolution of the holders of HCAC Class B Ordinary Shares, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting, and Advisory Organizational Documents Proposal 5B requires a special resolution of the holders of HCAC Ordinary Shares voting together as a single class, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Incentive Plan Proposal—The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted).

Director Election Proposal—The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Class B Ordinary Shares. As a result, no additional shares would need to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted).

Adjournment Proposal—The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted).

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it holds in favor of all the proposals being presented at the extraordinary general meeting. No separate consideration was received by, or paid to, the Sponsor, or any of HCAC’s officers or directors, in connection with their respective agreements to vote their HCAC Ordinary Shares in favor of the Business Combination and the other proposals being presented at the extraordinary general meeting. The voting commitments of the Sponsor and HCAC’s officers and directors were established pursuant to the Letter Agreement, entered into in connection with the IPO, and, in the case of the Sponsor, reinforced by the Sponsor Support Agreement, entered into concurrently with the execution of the Business Combination Agreement, in each case without the payment of any separate consideration for such voting commitments. For a description of the interests of the Sponsor and HCAC’s officers and directors in the Business Combination, including the Founder Shares and Private Placement Units held by such parties, see “The Business Combination Proposal — Interests of Certain HCAC Persons in the Business Combination.” As of the Record Date, the Sponsor owned in aggregate approximately [●]% of the issued and outstanding HCAC Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Shareholders of HCAC—How does the Sponsor intend to vote its HCAC Ordinary Shares?”.

In addition to the Sponsor, the Company’s officers and directors have agreed, pursuant to the Letter Agreement entered into in connection with the IPO, to vote all HCAC Ordinary Shares held by them, including any HCAC Ordinary Shares they may purchase prior to the extraordinary general meeting, in favor of the Business Combination and the other proposals recommended by the HCAC Board. As of the Record Date, the Company’s officers and directors (other than the Sponsor) directly held an aggregate of [105,000] HCAC Class B Ordinary Shares, representing approximately [●]% of the issued and outstanding HCAC Ordinary Shares and approximately [●]% of the issued and outstanding HCAC Class B Ordinary Shares. Other than the Sponsor and the Company’s officers and directors, no other shareholder of HCAC has entered into any agreement to vote in favor of the Business Combination or any of the other proposals.

The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

Q.	What are the recommendations of the HCAC Board?

A.	The HCAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of HCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The HCAC Board, after careful consideration, determined that the Business Combination is in the best interests of HCAC and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “Extraordinary General Meeting of HCAC—Recommendation of the HCAC Board” for more information.

The HCAC Board believes that each of the Business Combination Proposal, the Domestication Proposal, the Common Stock Issuance Proposal, each of the Organizational Documents Proposals, each of the Advisory Organizational Documents Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal (if put to a vote) is in the best interests of HCAC and its shareholders and recommends that HCAC shareholders vote “FOR” each proposal being submitted to a vote of the HCAC shareholders at the extraordinary general meeting.

For a description of the HCAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the HCAC Board, see the subsection entitled “The Business Combination Proposal—The HCAC Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the HCAC Board in favor of approval of these proposals, you should keep in mind that the Sponsor and HCAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated HCAC shareholders. Please see the subsection entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination”.

Q.	How does the Sponsor intend to vote its HCAC Ordinary Shares?

A.	The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned [●] Founder Shares, representing approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no additional shares would need to be voted in favor of the Business Combination in order to approve the Business Combination Proposal. The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law. To the extent that the Sponsor or our executive officers purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, HCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination”.

Q.	Do the Sponsor and HCAC’s directors and officers have interests in the Business Combination that differ from or are in addition to the interests of HCAC’s shareholders generally?

A.	Yes. The Sponsor and HCAC’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of HCAC’s shareholders generally. The HCAC Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that HCAC’s shareholders vote in favor of the Business Combination Agreement and the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for more information.

Q.	Who is the Sponsor?

A.	Hall Chadwick Capital LLC, a Cayman Islands limited liability company formed on November 19, 2025, is the Sponsor of HCAC. Prior to November 20, 2025, Hall Chadwick Capital Ltd. was the sponsor, and on November 20, 2025, Hall Chadwick Capital Ltd. transferred all of its previously held Founder Shares to Hall Chadwick Capital LLC. The Sponsor is a newly formed entity and an affiliate of HCAC, an accounting and business advisory firm headquartered in Australia. The Sponsor’s business is focused on investing in HCAC and assisting in identifying a target for HCAC’s potential business combination. Alex Bono, HCAC’s Chief Executive Officer, and Aaron Dominish, HCAC’s Chief Financial Officer, are directors of the Sponsor and control the management of the Sponsor, including the exercise of voting and investment discretion over the securities of HCAC held by the Sponsor.

At the formation of HCAC on May 22, 2025, the Sponsor acquired 7,883,293 HCAC Class B Ordinary Shares for an aggregate purchase price of $25,000. Of these shares, 1,018,654 HCAC Class B Ordinary Shares were subject to forfeiture if the underwriters did not exercise their over-allotment option in full; however, HCAC consummated its IPO of 20,700,000 units on November 24, 2025, including the full exercise of the underwriters’ over-allotment option. The Sponsor has transferred 25,000 Founder Shares to Alex Bono, 15,000 Founder Shares to Peter Beckhouse, 15,000 Founder Shares to Aaron Dominish, 10,000 Founder Shares to Greg Woszczalski, 10,000 Founder Shares to Chris Dirckze, 10,000 Founder Shares to Craig Ransley, 10,000 Founder Shares to Matthew J. Hudson and 10,000 Founder Shares to Stephanie Wen. In addition, certain non-managing sponsor investors indirectly hold economic interests in an aggregate of 2,973,333 Founder Shares through their purchase of non-managing membership interests in the Sponsor, including 533,333 Founder Shares allocated to certain non-managing sponsor investors that provide advisory services.

In connection with the closing of the IPO, HCAC consummated the private placement of an aggregate of 614,000 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $6,140,000. The Private Placement Units were purchased by the Sponsor (380,000 units), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (222,300 units), and Clear Street LLC (11,700 units). Each Private Placement Unit consists of one HCAC Class A Ordinary Share and one Private Placement Right, with each Private Placement Right entitling the holder to receive one-tenth (1/10) of one HCAC Class A Ordinary Share upon consummation of the initial business combination.

For information about conflicts of interest with respect to the Sponsor, see “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination”. For information about the compensation of the Sponsor and our officers and directors, see “Information About HCAC - Compensation of our Executive Officers and Directors”. For information about the securities owned by the Sponsor, including transfer restrictions and required forfeitures, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Person Transactions”.

Q.	What happens if I sell my HCAC Ordinary Shares before the extraordinary general meeting?

A.	The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such shares, so long as such transferee takes the required steps to elect to redeem such shares at least two (2) Business Days prior to scheduled date of the extraordinary general meeting.

Q.	How can I vote my shares without attending the extraordinary general meeting?

A.	If you are a shareholder of record of our HCAC Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided on the enclosed proxy card or at the extraordinary general meeting. Please note that if you are a beneficial owner of HCAC Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. Shareholders may send a later-dated, signed proxy card to HCAC’s Chief Executive Officer at HCAC’s address set forth below so that it is received by HCAC’s Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on [ ], 2026) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to HCAC’s Chief Executive Officer, which must be received by HCAC’s Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?

A.	If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or right holder of Domesticated HCAC. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or right holder of HCAC. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two (2) Business Days prior to the initially scheduled date of the extraordinary general meeting pursuant to the procedures described in this proxy statement/prospectus.

Q.	What happens if I vote against the Business Combination Proposal?

A.	If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the requisite shareholder approval described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the other Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the closing of the Business Combination, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the requisite vote at the extraordinary general meeting, then the Business Combination Proposal will fail, and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business until November 24, 2027 (or if such date is further extended at a duly called general meeting, such later date). If we fail to complete an initial business combination by November 24, 2027 (or if such date is further extended at a duly called general meeting, such later date), then we will be required to dissolve and liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.

Q.	What should I do with my share certificates, right certificates or unit certificates?

A.	Public Shareholders must complete the procedures for electing to redeem their Public Shares, including the delivery of their Public Shares, in the manner described above prior to 5:00 p.m., Eastern Time, on [ ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Our right holders should not submit the certificates relating to their rights. Public Shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon the Domestication and immediately prior to or at the Effective Time, as applicable, holders of HCAC Units, HCAC Class A Ordinary Shares, HCAC Class B Ordinary Shares, and HCAC Rights will receive shares of Domesticated HCAC Common Stock or Domesticated HCAC Rights, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their HCAC Units, HCAC Class A Ordinary Shares or HCAC Class B Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above), or HCAC Rights.

Q.	What should I do if I receive more than one set of voting materials?

A.	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your HCAC Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A.	HCAC will pay the cost of soliciting proxies for the extraordinary general meeting. HCAC has engaged Laurel Hill Advisory Group to assist in the solicitation of proxies for the extraordinary general meeting. HCAC has agreed to pay Laurel Hill Advisory Group a fee of $8,500, plus disbursements. HCAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of HCAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of HCAC Ordinary Shares and in obtaining voting instructions from those owners. HCAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?

A.	The preliminary voting results are expected to be announced at the extraordinary general meeting. HCAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) Business Days after the extraordinary general meeting.

Q.	Who can help answer my questions?

A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 201
Jericho, NY 11753

Telephone: (516) 933-3100 (Call Collect)

or

Call Toll-Free: (855) 414-2266

Email: HCAC@laurelhill.com

You also may obtain additional information about HCAC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information”. If you are a Public Shareholder and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to Continental, at the address below prior to the extraordinary general meeting. Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026 (two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention: SPAC Redemptions

Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but does not contain all of the information that may be important to you. To better understand the proposals to be considered at the extraordinary general meeting, including the Business Combination Proposal, whether or not you plan to attend such meetings, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to herein) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page [124]. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information”.

Parties to the Business Combination

HCAC

HCAC is a blank check company or special purpose acquisition company, incorporated in the Cayman Islands and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses.

On November 24, 2025, HCAC consummated its IPO of 20,700,000 HCAC Units. Each HCAC Unit was sold at a price of $10.00 per HCAC Unit, generating gross proceeds of $207,000,000. Each HCAC Unit consists of one HCAC Class A Ordinary Share and one HCAC Right entitling the holder thereof to receive one tenth (1/10) of one HCAC Class A Ordinary Share. Simultaneously with the sale of the 20,700,000 HCAC Units in the IPO, HCAC completed the private sale of an aggregate of 614,000 Private Placement Units to the Sponsor and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC and Clear Street LLC as the underwriters, at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds of $6,140,000. The Private Placement Rights included in the Private Placement Units were identical to the rights included in the HCAC Units.

HCAC’s Cayman Constitutional Documents provide that it has until November 24, 2027 to complete an initial business combination.

As of the Record Date, HCAC had an aggregate of [●] HCAC Class A Ordinary Shares issued and outstanding and [●] HCAC Class B Ordinary Shares issued and outstanding, HCAC’s Sponsor holds [7,778,293] of the issued and outstanding Class B Ordinary Shares.

HCAC’s securities are traded on Nasdaq under the ticker symbols “HCACU”, “HCAC” and “HCACR”. HCAC’s principal executive offices are located at 1 North Bridge Road #18-06 High Street Centre, Singapore, 179094 and its phone number is +65-90882642.

REEcycle

REEcycle Holdings, Inc. (REEcycle) is a rare earth elements (“REEs”) technology company focused on the recovery of REEs from end-of-life permanent magnets. REEcycle is the exclusive licensee of patented rights defining systems and processes for the extraction and recovery of rare earth elements from permanent magnets to produce a mixed rare earth oxide (MREO) for use by downstream processors in the manufacture of new permanent magnets and other industrial applications. These permanent magnets are used in a range of applications, including defense applications, hard disk drives (HDDs) found in desktop computers, laptops, and large server storage systems such as data centers, electric vehicle drive motors and regenerative braking systems, wind turbine generators, magnetic resonance imaging (MRI) machines, power tools, and other advanced technologies. REEcycle has also developed proprietary technology and equipment for the efficient separation of permanent magnets from HDDs.

REEcycle’s corporate offices are located at 1125 Boren Blvd. Duncan, OK 73533 and REEcycle’s phone number is (405) 489-2157.

The Proposals to be Submitted at the Extraordinary General Meeting

The Business Combination Proposal

As discussed in this proxy statement/prospectus, HCAC is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Domestication of HCAC to Delaware, as described below, Merger Sub merging with and into REEcycle, with REEcycle surviving as a wholly-owned subsidiary of HCAC, resulting in a combined company whereby Domesticated HCAC will become the sole stockholder of REEcycle Opco, and substantially all of the assets and the business of the combined company will be held by REEcycle Opco, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal—The HCAC Board’s Reasons for the Approval of the Business Combination”, the HCAC Board concluded that the Business Combination met the majority of the evaluation criteria for an initial business combination disclosed in the prospectus for the IPO.

Organizational Structure

In connection with the completion of the Business Combination, HCAC will provide its Public Shareholders with the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCAC’s governing documents. HCAC will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination.

Prior to and as a condition of the Closing, pursuant to the Domestication, HCAC will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

The following diagrams illustrate in simplified terms the current structure of HCAC and REEcycle and the expected structure of Domesticated HCAC immediately following the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

Business Combination Agreement Consideration

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of REEcycle Common Stock (other than Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time, will be (i) a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) plus (ii) subject to the occurrence of the Milestone Event in accordance with the Business Combination Agreement, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration (the “Per Share Earnout Consideration”). The “Exchange Ratio” means the Aggregate Merger Consideration divided by REEcycle Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated HCAC Common Stock equal to the quotient of: (a) the Purchase Price, divided by (b) $10.00, minus (c) the Earnout Shares (assuming for these purposes that the Milestone Event has occurred). The “Purchase Price” means $400,000,000. The “REEcycle Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of REEcycle Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding REEcycle Options.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

For further details, see “The Business Combination Proposal-Business Combination Agreement—Closing Conditions”.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “The Business Combination Proposal—Related Agreements”.

Registration Rights Agreement

At the Closing, Domesticated HCAC, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain REEcycle Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of Domesticated HCAC that they will hold following the Business Combination.

Transaction Support Agreement

On May 31, 2026, HCAC and REEcycle Stockholders, who at the time of entry into such agreement collectively owned more than 50% of the issued and outstanding REEcycle Common Stock (collectively, the “Supporting Company Stockholders”) executed the Transaction Support Agreement, pursuant to which the Supporting Company Stockholders agreed, among other things, to vote all of their shares of REEcycle Common Stock in favor of adopting and approving the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the REEcycle Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement

Sponsor Support Agreement

On May 31, 2026, REEcycle, HCAC, and the Sponsor, executed the Sponsor Support Agreement, pursuant to which the Sponsor agreed to vote all of its shares of HCAC Ordinary Shares, among other things, in favor of (i) adopting and approving the Business Combination Agreement, the Merger, and the Transactions, and (ii) approving each of the proposals and any other matters necessary or reasonably requested by HCAC for consummation of the Merger and the Transactions. The Sponsor has further agreed to vote against (i) any action, agreement, transaction, or proposal that would result in a material breach of any covenant, representation, warranty, or other obligation of HCAC under the Business Combination Agreement or that would reasonably be expected to prevent the Merger from being consummated, (ii) any business combination proposal other than with REEcycle, (iii) any other action that would reasonably be expected to (A) impede, interfere with, delay, postpone or attempt to discourage, frustrate the purpose of, result in the termination or failure to consummate of, prevent or nullify any provision of, the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or any of the Transactions or adversely affect the Merger or any of the Transactions, or (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or the Transactions, and (iv) change in any manner the voting rights of any class of HCAC’s share capital. The Sponsor has provided REEcycle with an irrevocable proxy to vote the HCAC Ordinary Shares in a manner that is consistent with the above stated voting obligations of the Sponsor. The Sponsor Support Agreement restricts the Sponsor from transferring all of its HCAC Ordinary Shares prior to the earliest of: (i) the Closing, (ii) termination of the Business Combination Agreement, or (iii) mutual agreement of parties.

Lock-Up Arrangements

In connection with the Closing, Domesticated HCAC, REEcycle, the Sponsor and the other holders of Founder Shares will enter into the Lock-Up Agreement, pursuant to which, among other things, the holders of Founder Shares (including the Sponsor) will agree not to transfer any Founder Shares (including any shares of Domesticated HCAC Common Stock received upon conversion of such Founder Shares) held by them, from the Closing Date until the date that is the earliest of (a) six (6) months following the Closing Date and (b) subsequent to the Closing, the date on which Domesticated HCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their securities for cash, securities or other property (the “Lock-Up Period”). In addition to such contractual restrictions, any shares of Domesticated HCAC Common Stock held by such stockholders will be subject to restriction in the Proposed Post-Closing Bylaws.

The Proposed Post-Closing Bylaws will also impose transfer restrictions on the shares of Domesticated HCAC Common Stock held by (i) the holders of Founder Shares (including the Sponsor), (ii) the REEcycle Stockholders, (iii) the holders of exercised REEcycle Options, and (iv) the holders of Additional Shares. The Post-Closing Bylaws will impose the same Lock-Up Period on such shares as in the Lock-Up Agreement.

Background of the Business Combination

HCAC is a special purpose acquisition company that was incorporated on May 22, 2025, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The terms of the Business Combination Agreement were the result of extensive due diligence and negotiations between HCAC and REEcycle (and their respective affiliates and advisors).

The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

On November 21, 2025, HCAC’s initial public offering was declared effective and on November 24, 2025, HCAC completed the sale of 20,700,000 HCAC Units in its initial public offering (the “HCAC IPO”). Prior to the consummation of the HCAC IPO, neither HCAC nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a transaction with HCAC.

After completion of the HCAC IPO, HCAC’s officers and directors associated with its network for global advisors, brokers and bankers, commenced an active search for prospective businesses or assets to acquire in its initial business combination. HCAC management reviewed self-generated ideas from HCAC’s management team, board, and advisory groups; explored ideas with the underwriters from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors. HCAC’s officers and directors and their affiliates and global wide network of advisors actively searched for and brought potential business combination targets to HCAC’s attention.

In evaluating potential businesses and assets to acquire, HCAC, together with the Sponsor and their advisors, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the mergers and acquisitions marketplace. In general, HCAC looked for acquisition targets that were of differentiating technology and products, with defendable proprietary intellectual property, operating in relevant and potentially fast-growing industry segments, with a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. HCAC further looked for those transactions that it believed, if entered into, would be well-received by the public markets. At the time of the HCAC IPO on November 24, 2025, HCAC described its general criteria and guidelines in evaluating prospective targets. While not exhaustive, HCAC detailed the following criteria and guidelines, among other things, that it believes is important in evaluating prospective targets:

●	Strong target management team: The strength of the target management team will be an important component in our review process. We will seek to partner with a target management team that is operationally strong and has demonstrated the ability to scale but is also well-incentivized and aligned in our future vision for creating long-term shareholder value.

●	Long-term revenue visibility: The target companies should be close to an anticipated inflection point, such as companies requiring additional management expertise, companies able to innovate by developing new products or services, or companies where we believe we have the ability to achieve improved profitability through an acquisition-based growth strategy.

●	Companies that will benefit from public listing. We will focus on partners looking to move to the next level through a public combination and roll-up and primarily seek companies with entrepreneurial owners and leadership that may benefit from being publicly traded and may effectively utilize in furtherance of growth a broader access to capital and public profile.

●	Niche deal size with growth potential: This expansion can be accomplished through a combination of accelerating organic growth and finding attractive add-on acquisition targets. Our acquisition strategy focuses on identifying and pursuing high-growth sectors with favorable market dynamics for long-term value creation. This approach, coupled with a rigorous due diligence process and active post-transaction support, is designed to maximize value creation for our shareholders. By actively engaging with target companies and providing ongoing support, we aim to drive sustainable growth and achieve strong long-term returns for our investors.

The proposed Business Combination was the result of HCAC’s multi-faceted expertise, investing and operating experience, broad network of relationships, and focus on creating transaction opportunities that met HCAC’s articulated investment criteria while aligning with the interests of its current investor base.

Consistent with the general criteria and guidelines above, the HCAC management team and HCAC’s Board set out to consider target companies in a variety of industries, including those in the following industries:

●	Technology: The technology sector is undergoing a period of unprecedented innovation, driven by advancements in artificial intelligence, cloud computing, robotics, and other transformative technologies. This convergence of technologies is poised to revolutionize numerous industries and drive significant economic growth. This rapid technological advancement, coupled with an increase in global connectivity, presents our team with compelling investment opportunities to identify and partner with innovative companies at the forefront of this exciting and dynamic landscape.

●	Critical Materials: Geopolitical developments, including Europe’s energy crisis and U.S.-China trade and technology tensions, have heightened the focus on supply chain resilience amid an increasing emphasis on global trade and industrial policies that reflect national strategic interests. Countries are reshoring or ally-shoring critical supply chains in materials. Investors are now seeking real-world, hard assets that are vital to long-term resilience and industrial security. The global critical minerals market is projected to contribute $325 billion to the global economy this year.

●	Energy: The energy sector is in the midst of a critical and transformative evolution, driven by a surge in global energy demand and the imperative for a transition to cleaner, more sustainable energy sources. This shift is fostering a dynamic and rapidly evolving landscape with significant investment potential. The global energy transition market is projected to reach a staggering $5.4 trillion by 2031. The energy transition is expected to drive significant growth in key areas such as energy storage, energy-as-a-service (EaaS), and energy consulting. This robust expansion, driven by the urgent need for innovative and sustainable energy solutions, presents our team with significant potential to identify and partner with leading companies at the forefront of this key sector.

In assessing target companies within the above industries, the HCAC management team and HCAC Board considered a variety of factors in evaluating target business, including:

●	High-Growth Total Addressable Market: We will prioritize investments in industry verticals with strong growth potential and attractive long-term expansion prospects.

●	Differentiated Offerings: We will seek companies with unique and proprietary products or services that provide a competitive advantage in their respective markets.

●	Experienced Management and Governance: We prioritize targets with a highly experienced management team and a robust governance structure that fosters a culture of excellence and accountability.

●	Operational Excellence: We will select a target with robust operational infrastructure, including strong compliance, financial controls, intellectual property, and reporting processes.

●	Attractive Return Profile: We will pursue acquisitions that offer compelling return potential for our shareholders. This includes evaluating the growth of the target business and the benefits of an improved capital structure, while carefully assessing and mitigating downside risks.

Since the completion of the HCAC’s IPO, HCAC reviewed acquisition opportunities across various industries. During that period, in addition to REEcycle, HCAC reviewed more than 24 potential targets in its search, executed non-disclosure agreements with 17 of such potential targets, engaged in detailed negotiations with four potential targets, including REEcycle, and executed two non-binding and non-exclusive letter of intents with two of such targets, including REEcycle and another candidate as discussed in detail below. HCAC did not pursue detailed due diligence and/or decided not to engage in discussions with certain potential initial business combination targets (or engaged in additional due diligence in a less active fashion) because (i) such other potential targets pursued an alternative transaction or strategy, including a traditional initial public offering, (ii) HCAC could not come to an agreement with the counterparty on the economic terms, such as potential targets’ valuation expectations, for a potential transaction, (iii) HCAC did not prevail in or could not preempt a competitive process; and/or (iv) such targets did not meet one or more of HCAC’s acquisition criteria described above and HCAC determined that an acquisition of such targets would not have been advantageous to HCAC and its shareholders. Furthermore, HCAC concluded that a business combination transaction with REEcycle aligned best with HCAC’s acquisition criteria. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. From December 2025 to February 2026, HCAC engaged in active discussions regarding potential business combination targets, including REEcycle and four other rare earth companies referred to as Party 1, Party 2, Party 3 and Party 4. HCAC concluded that Party 1’s business and the terms of a potential business combination would not be suitable for its shareholders. Party 2 determined not to pursue the business combination. In its discussions with Party 3, HCAC could not come to an agreement with Party 3 on the economic terms for a potential transaction. Finally, HCAC did not prevail in a competitive process and decided not to proceed with Party 4. Further, following extensive due diligence conducted by HCAC’s management and its advisors, and following detailed discussions with REEcycle, HCAC believed REEcycle to be an attractive target business with strong growth prospects and promising longevity. See “–The HCAC Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

On December 4, 2025, Mr. Dominish was introduced to a representative of a corporate advisory firm that was serving as a corporate advisor to Party 1. The corporate advisor to Party 1 had no professional relationship with HCAC.

On December 18, 2025, the representative of the corporate advisor introduced Mr. Dominish to the Chief Executive Officer and a board member of Party 1. On December 18, 2025, information was also shared with Mr. Dominish with respect to the potential target and its natural resource project.

Between December 18, 2025, and January 26, 2026, various internal discussions were held between HCAC’s management and Messrs. David Andrada and Tristan Lo of Hall Chadwick Corporate (Asia), Pte Ltd (“HC Singapore”) an advisor to HCAC. During this timeframe, Messrs. Andrada and Lo held discussions with representatives of Cohen & Company Capital Markets (“CCM”) in relation to the project. HC Singapore is engaged by HCAC as its corporate advisor, including in relation to advisory services on U.S. capital market requirements, identification and negotiation with potential targets, financial due diligence on potential targets, and other services as agreed in writing.

On January 24, 2026, discussions were held between Messrs. Andrada and Lo, along with the Chairman, Chief Executive Officer and a board member of Party 2, and CCM’s Power and Energy team in Houston. The parties discussed a possible business combination and the potential for strategic expansion in the U.S. market.

On January 26, 2026, following a review of information on Party 1, HCAC ultimately decided not to further advance discussions with Party 1 and subsequently advised Party 1 of such decision.

Between January 28 and January 30, 2026, Messrs. Andrada and Lo joined Party 2 in Florence, Italy as part of a conference provided by a prominent global engineering firm.

On January 30, 2026, Party 2 shared a virtual data room with Messrs. Andrada and Lo.

From January 30, 2026 to February 25, 2026, the HCAC management team and its advisors reviewed the contents of Party 2’s data room.

On February 10, 2026, HCAC’s Board and Management virtually met with Party 2’s Chief Executive Officer and a board member of Party 2. The call involved a discussion on the project details, HCAC’s intent to take a company public and other key terms for a potential de-SPAC transaction.

Later on February 10, 2026, a further discussion was held between Mr. Dominish, Party 2’s Chief Executive Officer and a board member of Party 2.

On February 10, 2026, a representative of Hall Chadwick (NSW) Pty Ltd (“HC NSW”), an entity associated with our Sponsor, the trading entity of Hall Chadwick Chartered Accountants, introduced Mr. Dominish to the founder and Chief Executive Officer of Party 4. HC NSW is a related party of the ultimate beneficial owner of the Sponsor and provided founder capital to HCAC. HC NSW makes available Mr. Dominish, a partner of HC NSW, to serve as Chief Financial Officer of HCAC.

On February 25, 2026, HCAC issued a LOI to Party 4. On February 27, 2026, Party 4’s Chief Executive Officer advised it did not intend to proceed with the de-SPAC transaction and it was mutually agreed for discussions to be terminated.

On February 27, 2026, a representative of CCM introduced Messrs. Andrada and Lo of HC Singapore, HCAC’s advisor, along with Messrs. Dominish and Bono of HCAC, to a representative of Party 3. Party 3 was being advised by CCM’s Mining team. Also on February 27, 2026, HCAC and Party 3 entered into a non-disclosure agreement. On February 27, 2026, Messrs. Bono, Andrada, and Lo, as well as Messrs. Woszczalski, Dirckze, and Hudson of the HCAC Board held a call with the Executive Chairman, Chief Operating Officer, Chief Financial Officer and a director of Party 3.

On February 28, 2026, further emails were sent and virtual calls were held between Messrs. Bono and Dominish, and the Chief Executive Officer, Chairman and board members of Party 3.

Also on February 28, 2026, Party 3 shared a virtual data room with Messrs. Bono, Dominish, and Peter Beckhouse of HCAC, and Messrs. Andrada and Lo.

From February 28, 2026 to March 6, 2026, the HCAC management team reviewed the contents of the data room from Party 3.

On March 3, 2026, a further meeting was held between Messrs. Bono, Andrada, and Lo, with the Chief Executive Officer, Chairman of the board and other board members of Party 3.

Between March 4 and March 6, 2026, various email communications were sent to Party 3’s management and board with respect to gathering further information on Party 3’s mineral projects and capital structure.

On March 6, 2026, the HCAC Board and management team decided not to proceed further with Party 3.

On March 10, 2026, REEcycle was introduced to HCAC and its advisors by Empire Capital Partners Pty Ltd (“Empire”), during the SPAC/Critical Minerals conference event in Singapore run by HC NSW and CCM. Mr. Dominish met with Mr. Michael ‘Mick’ McMullen, the Chairman of REEcycle, and Messrs. Paul D’Sylva, Matthew Harris, and Timothy Walker of Empire. There had been no prior conversations between Empire and HCAC in respect of REEcycle. Empire was known to REEcycle and was later formally appointed to serve as a financial intermediary and advisor to REEcycle. Empire’s role in the transaction process included organizing and coordinating meetings and presentations between the parties and their respective teams, liaising between legal counsel and the principals, and managing investor outreach on behalf of REEcycle and its corporate affairs.

Between March 12, 2026 and March 16, 2026, various discussions were held between HCAC, Messrs. Andrada and Lo of HC Singapore, Mr. Richard Albarran, an advisor to HCAC and a partner of HC NSW, Mr. Drew Townsend, an advisor to HCAC and a partner of HC NSW, Empire, and Mr. McMullen of REEcycle. These discussions were in relation to the possibility of a business combination. On March 16, 2026, formal discussions commenced between HCAC and REEcycle, centered around a valuation of REEcycle, the minimum capital it would require furthering its business plan, as well as the estimated timeline for completion of the business combination agreement.

Between March 16, 2026 and March 21, 2026 further discussions were held between HCAC, its advisors, Empire and Mr. McMullen with respect to the REEcycle business, structure of any business combination agreement, the valuation, applicable closing aggregate cash amount, advisor participation economics, and proforma capital structure.

On March 17, 2026, Messrs. McMullen, Sylva, Albarran and Townsend held a conference call in which they discussed the initial commercial framework for a potential transaction, including the valuation and advisor participation structure. During this call, Mr. McMullen proposed a transaction structure based on a valuation of approximately $400 million, subject to HCAC delivering a minimum of $50 million of cash in the business at closing (whether from non-redeemed trust proceeds, a private investment in public equity, or a combination thereof). During the discussion, HCAC articulated that the transaction should also include an initial advisor participation mechanism given the various advisors that would participate in securing a successful transaction and to align advisor incentives with a successful transaction being culminated.

On March 18, 2026, following the March 17 conference call, Mr. McMullen of REEcycle sent an email to representatives of HCAC and Empire, which confirmed REEcycle’s willingness to transact at a $400 million valuation on the basis of US$50 million minimum cash at close. Mr. McMullen also noted the parties should be able to come up with a structure that delivered an allocation of advisor shares, so long as they were shared between HCAC and REEcycle. HCAC confirmed it was authorized to proceed on those terms, with an initial advisor participation mechanism proposed at 80:20 in favor of HCAC’s advisors. HCAC’s advisors requested virtual data room access from REEcycle and confirmed that a letter of intent was being prepared.

On March 19, 2026, Mr. Dominish held a discussion with the Chief Executive Officer and director, and Chief Financial Officer and director of Party 4.

On March 20, 2026, Mr. Andrada delivered HCAC’s written information request to REEcycle, covering corporate structure and capitalization, financial information and model, technology and pilot plant data, intellectual property, government funding, feedstock and offtake contracts and additional diligence that would assist in understanding REEcycle’s business.

On March 21, 2026, the parties executed a confidentiality agreement, signed by Mr. Bono for HCAC. Mr. McMullen included Mr. Eric Carnell, REEcycle’s general counsel, and Mr. Christopher Rosario, REEcycle’s senior legal advisor, in the email correspondence. On the same date, the HCAC Board authorized the execution of a non-binding LOI, having been provided with a summary of REEcycle and the proposed transaction, a draft term sheet that HCAC and Empire sent to REEcycle, and advice that REEcycle had received expressions of interest from other special purpose acquisition companies. Mr. Bono delivered the draft letter of intent (the “LOI”) to Mr. McMullen, who responded with REEcycle’s comments and identified Perkins Coie LLP (“Perkins Coie”) as its counsel. The draft LOI reflected the proposed $400 million valuation, a minimum cash raise of $40 million, and a defined allocation of 10 million advisor shares for HCAC.

In considering the LOI, the HCAC Board noted the following:

1.	Business Plan: REE’s business plan envisaged the completion of demonstration plant and feasibility study during CY2026. By meeting this plan and accessing equity capital, REE would be positioned to construct a commercial scale plant during CY2027.

The business plan also confirmed sourcing of feedstock for the demonstration plant, and a potential pathway to ongoing feedstock supply via the proprietary DDM in data centers.

2.	Intellectual Property: HCAC considered that REE had contractually secured its relationship with the University of Houston. HCAC’s management and advisors reviewed the standing of UoH patents, as well as the tenure of the patents which would enable REE exclusive use to exploit the patents.

3.	Demonstrated recycling: HCAC considered that REE had previously demonstrated a suitable end product produced at a bench scale plant, which had been verified by three independent laboratories.

4.	Modular nature of commercial plants: HCAC considered that the modular nature of the commercial plants in collaboration with the business plan to construct multiple plants in the U.S. The modular plants were envisaged to produce a high purity end product, with low levels of hazardous waste, and low capital costs.

5.	Support from the US Government: HCAC considered that the U.S. Department of War had previously supported REE via a $5.1m DPA Title III award.

In addition, HCAC’s management noted that REEcycle’s proposed product (neodymium-praseodymium) are critical minerals by the U.S. Department of the Interior (U.S. Geological Survey), and that favorable policy (CHIPs Act, and DoW support) had been publicly announced.

6.	U.S. rate earth element production capacity: HCAC considered that Reuters defined the U.S. rare earth element market large and in a structural deficit, with the market to increase from $19bn to $27bn between 2025 – 2034.

Each of the above factors were considered in totality and against preliminary information provided by REEcycle’s management. HCAC’s Board noted that further due diligence would be completed by HCAC management in respect to the valuation following execution of the non-binding LOI, however determined that the negotiated valuation was reasonable.

Between March 21, 2026 to March 23, 2026, Mr. McMullen emailed the parties proposing that the advisor share allocation be split 70:30 between HCAC and REEcycle, representing approximately 7 million shares to advisors and 3 million shares to REEcycle, and took the position that the minimum cash requirement should be $50 million net of HCAC’s transaction expenses.

On March 23, 2026, REEcycle communicated to HCAC’s advisors that, in the event a private placement could not be raised at $10.00 per share and additional economics were required, the advisor share pool should absorb such dilution before REEcycle’s stockholders were diluted below their agreed ownership percentage.

Between March 22 and March 26, 2026, the parties negotiated the terms of the LOI. REEcycle proposed (i) that the exclusivity undertaking be mutual, that any extension of the 45-day exclusivity period be by mutual agreement, (ii) a reduction in the number of advisor shares being allocated to HCAC on the basis it would be a pool with part of the pool allocated to REEcycle, (iii) that the shares in the combined company held by the Sponsor, recipients of consideration shares (namely REEcycle existing stockholders) and recipients of any advisor shares, would be subject to the same lock-up period, and (iv) that any economics required to secure a private placement should first be absorbed by the HCAC advisor share pool before diluting REEcycle’s stockholders. REEcycle also delivered a marked-up draft with commentary on the economics of a private placement.

On March 24, 2026, HCAC adopted the above terms and included Messrs. Lo and Andrada on the discussions.

On March 25, 2026, Mr. Lo and Mr. McMullen held a telephone conference during which the parties negotiated the closing aggregate cash amount. REEcycle’s position was a net minimum of $50 million after HCAC’s transaction expenses. REEcycle raised a concern that if a private placement priced below $10.00 per share, REEcycle’s stockholders could be diluted below their expected ownership percentage, and proposed that any economics required to secure private placement commitments should come from the advisor share pool first (split 70:30 consistent with the agreed allocation) and/or Sponsor economics, before any dilution to REEcycle’s stockholders. Following this discussion, REEcycle confirmed a revised closing aggregate cash amount of $40 million net of HCAC’s transaction expenses.

On March 26, 2026, Mr. Lo emailed the proposed final LOI terms to REEcycle on behalf of HCAC. The final terms included the issue of up to 10 million Advisor Shares, allocated 70% (7 million shares) to HCAC or its nominee and 30% (3 million shares) to representatives of REEcycle, with an acknowledgement that the advisor stockholders would dilute pro rata in the event additional economics were required to secure private placement or non-redemption commitments. Duane Morris LLP (“Duane Morris”) confirmed it had no further comments and the LOI was sent to REEcycle.

On March 27, 2026, Mr. Dominish was provided with access to the virtual data room associated with Party 4. Following the entry of the LOI with REEcycle on April 1, 2026, Mr. Dominish advised that discussions would be terminated in the event of the execution of a business combination agreement with another party.

Between March 27 and March 31, 2026, the parties prepared and agreed the form of press release, with input from Empire and from counsel to each party.

On March 29, 2026, Mick McMullen presented the final LOI to HCAC via email after the REEcycle Board has approved it.

The HCAC Board approved the non-binding LOI on March 30, 2026.

On March 30, 2026, HCAC agreed to the final LOI, valuing REEcycle at $400 million based upon the information provided by REEcycle’s representatives and from negotiations between the parties. HCAC’s opinion was subject to further due diligence, including that in relation to its business plan, the current status of its proprietary rare earth element extraction techniques licensed from the University of Houston, the demonstrated rare earth element recovery from e-waste, the modular nature of proposed commercial plants, support from the U.S. Government via the Department of War, and the position of the U.S. rare earth element production capacity. The LOI required REEcycle to cease and refrain from taking any future steps that may involve solicitation, offering, or encouragement of an acquisition of REEcycle or its business by any other third party. The LOI restrained HCAC from entering any LOI or definitive agreement with another combination target, although allowed HCAC to continue existing discussions on a business combination agreement.

On March 30, 2026, Mr. Bono executed the LOI on behalf of HCAC.

In considering the LOI, the HCAC Board noted the following:

1.	Business Plan: REE’s business plan envisaged the completion of demonstration plant and feasibility study during CY2026. By meeting this plan and accessing equity capital, REE would be positioned to construct a commercial scale plant during CY2027.

The business plan also confirmed sourcing of feedstock for the demonstration plant, and a potential pathway to ongoing feedstock supply via the proprietary DDM in data centers.

2.	Intellectual Property: HCAC considered that REE had contractually secured its relationship with the University of Houston. HCAC’s management and advisors reviewed the standing of University of Houston patents, as well as the tenure of the patents which would enable REE exclusive use to exploit the patents.

3.	Demonstrated recycling: HCAC considered that REE had previously demonstrated a suitable end product produced at a bench scale plant, which had been verified by three independent laboratories.

4.	Modular nature of commercial plants: HCAC considered that the modular nature of the commercial plants in collaboration with the business plan to construct multiple plants in the U.S. The modular plants were envisaged to produce a high purity end product, with low levels of hazardous waste, and low capital costs.

5.	Support from the US Government: HCAC considered that the U.S. Department of War had previously supported REE via a $5.1m DPA Title III award. In addition, HCAC’s management noted that REEcycle’s proposed product (neodymium-praseodymium) are critical minerals by the U.S. Department of the Interior (U.S. Geological Survey), and that favorable policy (CHIPs Act, and DoW support) had been publicly announced.

6.	U.S. rate earth element production capacity: HCAC considered that Reuters defined the U.S. rare earth element market large and in a structural deficit, with the market to increase from $19bn to $27bn between 2025 – 2034.

Each of the above factors were considered in totality and against preliminary information provided by REEcycle’s management. HCAC’s Board noted that further due diligence would be completed by HCAC management in respect to the valuation following execution of the non-binding LOI, however determined that the negotiated valuation was reasonable.

On March 31, 2026, Mr. McMullen countersigned and returned LOI on behalf of REEcycle.

On April 1, 2026, HCAC filed a Current Report on Form 8-K announcing the execution of the LOI and filed the press release, that was publicly distributed, as an exhibit.

Commencing April 1, 2026, REEcycle provided HCAC and its advisors access to a virtual data room (“VDR”) containing material non-public information and continued the formal due diligence process.

Between April 1, 2026, and May 31, 2026, HCAC continued its detailed due diligence which encompassed independent technical and legal due diligence, which was managed by JLM Advisory Pty Ltd (Aus) and Duane Morris, respectively. The independent technical consultant, JLM Advisory, was led by Dr. John Mair, and was tasked with evaluating REE’s rare earth element recycling technology, intellectual property position, commercial opportunity, and development pathway to commercial scale. Dr. Mair holds a PhD in Economic Geology from the University of Western Australia, with research supported by the U.S. Geological Survey and the Geological Survey of Canada, and subsequently served as a Post-Doctoral Research Fellow at the Mineral Deposit Research Unit at the University of British Columbia, where his research focused on the metallogeny of the Tintina Gold Province. Dr. Mair has extensive practical experience in isotope laboratory methodologies, mineral separation, and hydrometallurgical treatment processes, all of which are directly applicable to the evaluation of rare earth recycling technology and the broader rare earth value chain. His industry career has included oversight of large-scale exploration programs across the Americas under an alliance with Kennecott, and multi-year technical and commercial oversight of the Kvanefjeld Rare Earth Project in Greenland — one of the world’s most significant defined rare earth deposits — during which he engaged directly with Shenghe Resources, widely regarded as among the most technically proficient organizations in the global rare earth sector and the entity that delivered the process flowsheet, plant, and equipment underpinning the rejuvenation of the Mountain Pass operations in California. HCAC’s due diligence inquiry, as led by Dr. Mair, focused in particular on the proprietary nature of REEcycle’s core recycling process and whether it provided REEcycle with defensible competitive advantages, the robustness of the intellectual property position underlying the platform, the commercial scalability of the process, and the overall viability of REEcycle’s business plan as the foundation for a publicly listed company. HCAC’s management team and advisors engaged with Dr. Mair throughout his due diligence process and to the commercial viability of the proposed business plan. Dr. Mair provided a written technical expert report of his findings, dated May 22, 2026. Dr. Mair’s report concluded that REEcycle’s technology platform is technically credible, commercially differentiated, and strategically positioned at the intersection of two structurally powerful trends in global critical minerals markets: (i) the accelerating decommissioning of first-generation wind energy infrastructure, which is expected to generate materially growing volumes of end-of-life rare earth magnet material as early wind farms approach end of operational life, and (ii) the urgent policy-driven requirement for domestic U.S. rare earth processing capacity, a gap that primary mine development does not appear to be able to address on the required timescale and that recycling is uniquely positioned to fill. The report further concluded that the core process, developed at the University of Houston, protected by two U.S.-granted patents and exclusively licensed to REEcycle on a worldwide basis within the field of rare earth element recovery, reclamation, and recycling, is technically sound, with third-party laboratory analysis from Alta Resource Technology and Galbraith Laboratories providing independent support for the purity and recovery performance of REEcycle mixed rare earth oxide output. Dr. Mair outlined reservations, including the completion of the ongoing engineering feasibility study by DRA Global to confirm technical readiness and scalability, as well as access to relevant feedstock. Dr. Mair concluded that access to feedstock was being addressed by the company through a multipronged approach.

On April 9, 2026, representatives from HCAC, REEcycle, their respective counsel and representatives of CCM commenced virtual meetings aimed at clearing due diligence queries, and negotiations on the final terms of the business combination agreement and ancillary transaction documents.

On April 9, 2026, Mr. Dominish held a call with the Chief Executive Officer and Chief Financial Officer (both directors) of Party 4 to discuss the status of the competing letter of intent and a business combination agreement with REEcycle. Mr. Dominish held a further discussion with the Chief Executive Officer of Party 4 on April 13, 2026.

On April 16, 2026, Mr. Dominish of HCAC and Mr. Christopher Rosario of REEcycle’s management team, held an in person introductory meeting. Mr. Dominish and Mr. Rosario discussed how they had both come to be involved with HCAC and REEcycle (respectively), the REEcycle proprietary disk-drive-disassembly machine, and the need for appropriately experienced public market personnel to be on the management team post-business combination.

On April 18, 2026, counsel for REEcycle delivered to HCAC’s counsel an initial draft of the business combination agreement. This initial draft reflected the terms provided for in the LOI, including the proposed $400 million valuation for REE, the proposed board of directors following completion of the business combination, and lockup arrangements. Between April 18, 2026, and May 29, 2026, several revised versions of the business combination agreement were shared between Duane Morris and Perkins Coie.

On April 26, 2026, Mr. Dominish, Mr. McMullen, and HCAC’s advisors held a meeting on the commercial terms of the business combination agreement and overall completion of due diligence.

On April 29, 2026, HCAC caused the Merger Sub to be incorporated in the State of Delaware for the purposes of completing the business combination transaction with REEcycle (which at that time of incorporation was anticipated to be the desired transaction structure for the business combination agreement completion, however subject to ongoing due diligence between the parties).

On April 30, 2026, Mr. Dominish held a call with the Chief Executive Officer and Chief Financial Officer of Party 4 to further discuss parameters of a de-SPAC transaction with the potential target in the event that the business combination agreement with REEcycle was not executed.

On May 6, 2026, HCAC received from its legal counsel initial drafts of the ancillary agreements and relevant disclosure schedules required to effectuate the transaction. On May 11, 2026, drafts of the ancillary agreements were sent to REEcycle’s counsel.

Between May 6, 2026, and May 11, 2026, Mr. Albarran, Mr. Lo, and Mr. Jovan Singh, a partner of HC NSW, held various discussions with Mr. McMullen in relation to an earnout provision to defer $50 million in consideration to REEcycle stockholders. These discussions considered various structures of the earnout provisions and the associated consideration by HCAC, its Sponsor, and REEcycle. Mr. Albarran proposed deferring a portion of consideration until achievement of commercial-scale production at the first facility, citing investor and private placement of public equity (“PIPE”) market expectations. Mr. McMullen responded that any reduction or deferral of transaction economics should first come out of the advisory fee pool rather than stockholder consideration.

On May 8, 2026, Mr. Singh circulated a detailed proposal seeking a $50 million earnout/deferred tranche from REEcycle stockholder consideration tied to commercial production and a further $12.5 million performance-linked deferral from the additional $100 million vendor/advisory consideration.

Between May 9, 2026 and May 10, 2026 discussions took place between Mr. Singh, Mr. Albarran and Mr. McMullen as well as Mr. D’Sylva in relation to the earnout and deferral of advisory shares and it was ultimately agreed that REEcycle would defer $50 million of consideration, REEcycle would defer approximately $3.75 million of advisory-related value, and HCAC would defer approximately $8.75 million of its economics. The deferred amounts would vest upon a commercial production milestone (suggested as 85% of nameplate capacity), effectively converting the original proposal into a negotiated earnout structure. REEcycle agreed to the earnout structure after Empire agreed to contribute up to 500,000 of the shares (capped at $5 million) issuable to it as part of its success fee, if required, to secure private placement or non-redemption commitment in order for the Closing Aggregate Cash Amount of $40 million to be satisfied. REEcycle also noted, when agreeing to the earnout, that it no longer agreed that the advisor share pools would dilute pro rata in the event additional economics were required to secure private placement or non-redemption commitments.

On May 11, 2026, HCAC and its legal counsel received a materially progressed draft of the business combination agreement. HCAC and its advisors held further discussions with respect to the earnout provision. Also on May 11, discussions were held between HCAC and REEcycle regarding the effects of a potential PIPE.

Also on May 11, 2026, HCAC held a board meeting on the progression of the due diligence process, the current commercial terms of the business combination agreement, and estimated timeframes for completion.

On May 12, 2026, Empire drafted a side letter documenting the discussions that were held on May 11 regarding the potential economics of a PIPE.

On May 21, 2026, Mr. Dominish held a call with a representative of CCM, as well as the Chief Executive Officer and Chief Financial Officer of Party 4.

On May 28, 2026, HCAC held a board meeting with its advisors for the sole purpose of considering whether to adopt and approve the business combination agreement, and relevant ancillary documents, with REEcycle. The HCAC Board reviewed the latest terms of the business combination agreement and ancillary documents, with the knowledge that certain final amendments may be made with respect to the deadline date for REEcycle’s audited financial accounts, the potential legal operational liability and how that may have affected the purchase price, and tax consequences of the pro forma capital structure, along with final formatting revisions. The HCAC Board also considered technical, business, and legal findings made in various due diligence reports, as well as comparable peer valuations and stock price performance for certain U.S. publicly listed rare earth element and recycling companies. The HCAC Board discussed the proposed valuation for REEcycle under the terms of the business combination agreement and the relevant conditions for closing, including minimum cash balance, and the risk in non-completion of these conditions by HCAC or REEcycle. After considering the above, as well as key risks that had been identified in the due diligence process, the HCAC Board determined that the business combination agreement and the other ancillary documents, subject to their finalization, the Business Combination and the Merger are just and equitable and fair as to HCAC and its shareholders, and that it is in the best interests of HCAC and its shareholders, as a whole, to adopt and approve the Business Combination, and to enter into the business combination agreement and to consummate the Business Combination, the Merger and other transactions contemplated thereby, and therefore is advisable that HCAC do so. In approving the Business Combination, HCAC’s Board considered the expiration of exclusivity with REEcycle and agreed to extend the exclusivity to June 1, 2026.

On May 29, 2026, Mr. McMullen advised HCAC and its advisors that REEcycle was agreeable to an extension of exclusivity to June 1, 2026. Also on May 29, 2026, various emails were circulated among HCAC, REEcycle, and their respective advisors in relation to the signing of various ancillary documents.

On May 29, 2026, REEcycle’s management team advised that it had received the threshold number of Supporting Company Stockholder signatures to the Transaction Support Agreement, pursuant to which each Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, the Merger, and the other Transactions contemplated thereby. On May 30, 2026, HCAC received copies of the Sponsor Support Agreements to its satisfaction. The supporting REEcycle stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the REEcycle Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

Also on May 29, 2026, Empire, REEcycle and HCAC entered into a side letter agreement pursuant to which Empire agreed to contribute to the PIPE contemplated in connection with the Business Combination up to 500,000 of the shares issuable to it as part of the success fee capped at $5.0 million in value.

On May 30, 2026, the HCAC’s Board passed a written resolution which (i) determined that the Business Combination Agreement and the Transaction Documents to be entered into by HCAC and the Transactions contemplated thereby are advisable and in the best interests of HCAC and its shareholders, (ii) unanimously approved and adopted the Business Combination Agreement and the Transaction Documents to be entered into by HCAC and the Transactions contemplated thereby, and (iii) resolved to recommend to the shareholders of HCAC that they approve and adopt the Business Combination Agreement.

On May 31, 2026, the parties entered into the Business Combination Agreement that would result in REEcycle being the surviving company, domesticated in Delaware and trading on the Nasdaq public market.

On June 1, 2026, Mr. Dominish notified Party 4 that no further discussions would be held.

The HCAC Board’s Reasons for the Approval of the Business Combination

The HCAC Board, in evaluating the Transactions, consulted with HCAC’s management and legal advisors. In (i) resolving that it is fair to and in the best interests of HCAC and its shareholders, and declaring it advisable, to enter into the Business Combination Agreement, the related agreements to which HCAC is a party and the Transactions, (ii) approving the Business Combination Agreement, the related agreements to which HCAC is a party and the Transactions, including the Merger, on the terms and subject to the conditions of the Business Combination Agreement, and (iii) adopting a resolution recommending the business combination proposal be approved by HCAC shareholders, the HCAC Board considered and evaluated a number of factors, including the factors discussed below. The HCAC Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. In addition, individual directors may have given different weight to different factors. The HCAC Board viewed its decision as being based on all the information available and the factors presented to and considered by it. This explanation of HCAC’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read considering the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the HCAC Board reviewed the results of the due diligence, including on REEcycle’s technology and IP that was conducted by HCAC management and advisors, including its independent technical consultants. The HCAC management, including its directors and advisors, has many years of experience in both operational management, investment and financial management and analysis and, in the opinion of the HCAC Board, was, with the augmentation of the independent technical consultant, suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of HCAC’s executive officers and directors is included in the section entitled “Information about HCAC - Directors and Executive Officers”.

Neither HCAC nor any affiliate retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purposes specified in Item 1606(d) of Regulation S-K.

The HCAC Board considered several factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement, the related agreements to which HCAC is a party and the Transactions, including but not limited to, the following material factors:

●	Reasonableness of the Aggregate Consideration. The HCAC Board reviewed financial and valuation benchmarking materials included in the HC Singapore Report, prepared by HC Singapore in its capacity as financial adviser to HCAC, including comparisons to selected publicly traded companies and transactions in the critical minerals and rare earth recycling sectors. The HCAC Board considered the HC Singapore Report, together with the other business, technical, legal, market, and diligence factors reviewed by the HCAC Board, in evaluating the proposed aggregate consideration of $400 million, consisting of $350 million payable at closing and a $50 million earnout contingent upon achievement of the Milestone Event. The Milestone Event requires REEcycle to demonstrate production of mixed rare earth oxide at a rate of 50 metric tons per annum, measured over the average of 22 consecutive working days, prior to a specified deadline. The earnout structure was negotiated to align the interests of REEcycle’s stockholders with those of HCAC’s public shareholders by ensuring that a meaningful portion of the aggregate consideration is contingent upon REEcycle achieving demonstrated commercial-scale production, thereby providing downside protection to HCAC’s public shareholders in the event that commercial operations are delayed or do not achieve the targeted production levels.

●	For more information, see “—Business Combination Consideration to REEcycle Stockholders.”

●	Business Conditions and Prospects. After conducting extensive due diligence of the REEcycle virtual data room, including technical, commercial, financial, legal, and human capital workstreams, the HCAC Board and HCAC’s management team obtained a thorough understanding of REEcycle’s business, financial condition, management team, and future growth prospects. The HCAC Board considered the results of the due diligence review of REEcycle’s business, including its patented and independently validated hydrometallurgical recycling process, its exclusive worldwide license from the University of Houston, its output containing all four commercially significant rare earth oxide components (including terbium, dysprosium, neodymium, and praseodymium), the structural position of domestic U.S. rare earth processing capacity, and its demonstrated ability to procure end-of-life NdFeB magnet feedstock at target cost throughout 2025. The HCAC Board considered how these factors would enhance REEcycle’s ability to commercialize its technology, scale its modular plant model, and execute its business plan as a publicly listed company, which the HCAC Board noted was consistent with its mandate to seek targets with validated technology, defensible competitive positioning, and compelling return on invested capital.

●	Experienced and Committed Management and Board. The HCAC Board considered the fact that the combined company will be led by an experienced management team with deep expertise in critical minerals, hydrometallurgical processing, and capital markets execution. Executive Chairman Mick McMullen and other REEcycle advisors were previously involved with a SPAC transaction. The HCAC Board noted that REE’s management team’s direct familiarity with both the technology and the public company transaction process materially reduces execution risk at a critical juncture for the business. The HCAC Board’s assessment of the REEcycle management team and the proposed leadership of the combined company was consistent with its mandate to seek targets with experienced and capable management teams.

●	Financial Analysis and Valuation. The HCAC Board considered the HC Singapore Report, and concluded that the comparisons to REEcycle were reasonable. This included an analysis of the financial projections prepared by REEcycle’s management and underlying assumptions, verified against comparable transactions and market information.

The above financial information has been derived from REEcycle’s financial model and was initially accessed on April 1, 2026. The information included in the above table was based upon REEcycle’s management estimates only and should not be relied upon as a guarantee of future performance.

The above comparable companies table has been derived from FactSet financial data and was obtained on May 7, 2026. FactSet derived this information from public announcements filed by the respective issuers.

In considering the above financial forecasts prepared by REEcycle, HCAC’s management and HC Singapore reviewed information to confirm the reasonableness of the assumptions adopted by REEcycle, including:

●	The estimated percentage of REE contained in feedstock magnets sourced by REEcycle, as verified by external laboratories. Additionally, HCAC considered the recoverability percentages estimated to be achieved from exploitation of REEcycle’s IP, via consideration of independent reports and Dr. Mair’s report. HCAC’s management relied upon an expected recovery of rare earths as set out in the table below.

●	The composition of MREO expected to be produced at REEcycle’s demonstration and commercial plants, as well as comparison to the results obtained by independent laboratories. These findings highlighted that REEcycle’s technology was likely to extract 1.00 kilogram of mixed rare earth oxide from 3.49 kilograms of magnet inputs. The laboratory findings also demonstrated the composition of the final mixed rare earth oxide that REEcycle was able to produce per the below, allowing pricing benchmarks to be established.

Element	REO Mix
Neodymium	81.73%
Praseodymium	12.10%
Dysprosium	3.00%
Tetraterbium Heptaoxide	1.10%

●	The current market price of the MREO proposed to be produced by REEcycle as reported by independent market research firms. Additionally, HCAC considered the input costs estimated by REEcycle against historical procurement, supporting vendor agreements, and information reported by independent market research firms. The composition findings from the above assumption were applied to the benchmark spot price at April 3, 2026, resulting in a market price of approximately $205 per kg of mixed rare earth produced by REEcycle, with an appropriate discount applied for market uncertainty and separation costs.

●	The commercial plant capital expenditure assumptions, including reviewing independent reports from DRA Global on necessary items and management estimates on useful life of plant and equipment. Based upon the DRA Global and management estimates, it was determined that the expected capital expenditure for the construction of a full-scale commercial plant was expected to be $37.4 million each.

●	The commercial plant operating assumptions, including the expected plant uptime on a quarterly basis (63 working days), daily batches (between 1 and 3 batches per day), and staffing (4 crews of 3 technicians, totaling 12) requirements. These assumptions highlighted that the total direct costs of goods sold to produce 1 kilogram of was approximately $87, with a royalty of approximately $3 payable to the University of Houston.

Expected production capacity from the demonstration and commercial plant were derived by REEcycle’s management and its work with DRA Global, being 12 tons per annum and 100 tons per annum respectively (these capacities have subsequently been estimated to have improved to 16 and 163 tons per annum, respectively). Based upon these inputs, it was estimated that REEcycle would produce 3 tons of MREO in 2026, 34 tons of MREO in 2027, and 458 tons of MREO in 2028, and 797 tons of MREO in 2029. At a market price of approximately $174 (assumption adopted due to market variability and separation costs), the total estimated revenue was $512,000 in 2026, $5,923,000 in 2027, $79,966,000 in 2028, and $139.2m in 2029.

●	The estimated income from the disk drive disassembly machine which was predicated upon REEcycle’s management assumptions. This included 3 deployed DDMs in Q4 2026, an additional 12 in 2027, an additional 8 in 2028 and an additional 8 in 2029. REEcycle’s management estimated that each DDM could be leased for approximately $18,000 per quarter, resulting in revenues of $54,000 in 2026, $756,000 in 2027, $1,440,000 in 2028, and $2,016,000 in 2029.

●	Additional income from the DDM machine was estimated by REE’s management as being able to extract 72,000 hard disk drives per DDM, per quarter (i.e. 216k HDDs per quarter) at a cost of $0.10 per HDD, resulting in revenue of $22,000 in 2026, $302,000 in 2027, $576,000 in 2028, and $806,000 in 2029.

In respect of this information, it is noted that HC Singapore:

●	assisted with a review of financial information prepared by REEcycle’s management team and documentation underlying the assumptions in the REEcycle data room.

●	employs team members who are Professional Members of the relevant Accounting Professional bodies in various jurisdictions who have experience in reviewing financial information.

●	HC Singapore is an affiliate of the Sponsor and SPAC.

●	Beneficial owners of HC Singapore (or its nominee) are entitled to receive equity compensation from HCAC in the event of the despac transaction successfully completing in the form of up to 7,000,000 shares of Domesticated HCAC Common Stock.

HC Singapore assisted HCAC management in the preparation of the HC Singapore Report, which included information on the following:

●	Transaction overview.

●	HCAC Search Process.

●	Background information on REEcycle.

●	Technology and Intellectual Property.

●	Addressable Market.

●	REEcycle operations and commercial overview.

●	Financial overview.

●	Valuation analysis.

●	Due diligence summary.

●	Key risks and possible mitigants.

●	Conditions to close.

●	Recommendation.

HC Singapore did not provide any opinion or appraisal with respect to REEcycle.

In respect of this information, it is noted that Cohen & Company Capital Markets:

●	assisted with a review of financial information prepared by REEcycle’s management team and comparable public transactions.

●	Cohen and Company Securities LLC is a broker dealer registered under the Securities Act and is a member of FINRA.

●	Cohen & Company Capital Markets was engaged to assist following an assessment of suitable advisors based upon the scope of works, associated costs, experience in SPAC capital markets, its familiarity with HCAC, and is past success in natural resource de-SPACs.

●	Cohen & Company Capital Markets is engaged by the SPAC as joint financial advisor and is entitled to remuneration based upon committed capital associated with the Business Combination.

●	Terms of the Business Combination Agreement and the Related Agreements. The HCAC Board considered the terms and conditions of the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the three-step transaction structure comprising the Domestication of HCAC from a Cayman Islands company to a Delaware corporation, the Redemption of public shareholders, and the Merger of HCAC Star Merger Sub, Inc. with and into REEcycle. The HCAC Board also considered each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the transactions contemplated thereby, the termination provisions, and the earnout structure. The HCAC Board noted that the earnout structure provides genuine downside protection for HCAC shareholders by ensuring that a meaningful portion of the consideration payable to REEcycle’s stockholders is contingent upon demonstrated commercial performance.

●	Independent technical consultant assessment. HCAC commissioned an independent technical consultant report on REEcycle from JLM Advisory Pty Ltd, Dr. Mair assessed REE’s core recycling technology and process is technically credible and demonstrably functional, reviewed the University of Houston license and patent position, and benchmarked REEcycle against its North American rare earth element peers. Dr. Mair’s summary opinion was that REEcycle represents a technically credible, strategically well-positioned, and commercially compelling platform company in the rare earth recycling sector, and that the near-term development path from demonstration plant commissioning to first commercial plant production is achievable. Dr. Mair’s report did not include a fairness opinion regarding the financial fairness of the Business Combination. No portion of the compensation paid to JLM is contingent upon the completion of the Business Combination or any other condition related to the consummation of the transactions contemplated by the Business Combination Agreement. JLM has no other economic interest in the Business Combination and holds no equity or equity-linked securities of HCAC, REEcycle or any of their respective affiliates. JLM’s report has been filed as Exhibit [●] to this proxy statement/prospectus.

●	Validated and Proprietary Intellectual Property. The HCAC Board considered the strength and defensibility of REEcycle’s intellectual property position. REEcycle holds an exclusive worldwide license from the University of Houston and obtained the explicit consent of the University of Houston to the Transactions. HCAC confirmed that the U.S. Patents were in good standing, and maintenance fees were current. REEcycle has also developed additional proprietary know-how, including its fourth-generation Drive Disassembly Machine platform for proprietary feedstock acquisition, protected under a Trade Secret Protection Policy. REEcycle’s MREO product quality has been independently verified by three separate laboratory analyses.

●	U.S. National Security Imperative and Government Validation. The HCAC Board considered the compelling strategic context in which the Transactions are taking place. According to the Center for Strategic & International Studies, China controls approximately 90% of global rare earth processing capacity and exercises near-monopoly control over the processing of heavy rare earth elements such as dysprosium and terbium. In April 2025, China imposed export restrictions on dysprosium, terbium, and NdFeB magnet materials, creating acute supply disruption risk for western defense, clean energy, and industrial manufacturers dependent on these materials. REEcycle’s process recovers both dysprosium and terbium as part of its standard MREO output, making it a structurally important domestic alternative. The U.S. government had awarded REEcycle $5.1 million under the Defense Production Act Title III program from the U.S. Department of War (the “Defense Production Act Title III program”), a targeted award for companies for domestic critical minerals supply. At December 31, 2025, there was $4.6 million remaining to be drawn per REE’s December 2025 reporting to the U.S. Department of War and financial statements, which was analyzed as part of the due diligence process. The HCAC Board noted that this market segment, and REE’s position within it, was consistent with HCAC’s stated acquisition mandate to focus on targets operating in the critical materials and rare earth supply chain and defense-aligned technology sectors.

●	U.S. movement towards domesticated and allied supply chains of rare earth elements. U.S. Executive Orders are two separate executive orders or Section 232 actions signed by President Donald Trump in March 2025 and April 2025 that are intended to result in a prioritization of domestic mining of rare earth elements and secured global partnerships with allied nations. The two Executive Orders are EO 14241 – Immediate Measures to Increase American Mineral Production – and EO 14272 – Ensuring National Security and Economic Resilience through Section 232 Actions on Processed Critical Minerals and Derivative Products.

●	Acquisition Search Process and Target Selection. The HCAC Board considered the scope and rigor of the acquisition search process conducted by HCAC management prior to selecting REEcycle as the preferred transaction counterparty. HCAC evaluated prospective targets across the critical minerals, technology, energy, data infrastructure, healthcare, and technology sectors, executing and conducted material non-public information reviews, management and board meetings, and, in several cases, full due diligence and letter of intent negotiations with candidates. In each case where HCAC determined not to proceed, the decision was based on identified deficiencies in the target’s technology, market positioning, management capability, valuation, or strategic alignment with HCAC’s acquisition mandate, or an unwillingness of the target to transact with a SPAC. REEcycle was selected as the preferred target following a full due diligence review and board evaluation, on the basis that it most directly addressed the critical minerals supply security imperative, presented the strongest combination of validated technology, proprietary IP, government-validated strategic importance, and compelling unit economics, and offered an aggregate consideration that the HCAC Board considered reasonable by reference to the valuation benchmarking analysis described under “—Summary of HCAC Financial Analysis”. No independent assessment of fair value was obtained.

●	Modular Business Model and Attractive Return on Invested Capital. The HCAC Board considered REEcycle’s modular business model and the compelling return on invested capital it is expected to generate on a commercial scale. The HCAC Board analyzed the estimated production of MREO per year in comparison to the estimated capital investment amount, and the HCAC Board considered the indicative return on capital to be exceptional relative to any conventional critical minerals’ investment alternative. The modular design means that the same proven engineering blueprint is replicated at each new facility without reinventing the process, enabling rapid domestic and international scale-up with consistent economics. REEcycle’s management plan contemplates the deployment of three to four commercial plants in the U.S., followed by international expansion. The HCAC Board noted that this business model was consistent with its mandate to seek targets with the potential to generate attractive economics at scale and sustainable free cash flow.

●	Structural Market Opportunity. The HCAC Board considered the size, structural nature, and immediacy of the market opportunity available to REEcycle. Rare earth element recycling currently accounts for less than 1% of end-of-life rare earth magnet volume recovered globally, compared to recycling rates of approximately 85% for gold, 60% for platinum group metals, and 30 to 50% for base metals such as copper and aluminum according to a 2024 report from the International Energy Agency. The U.S. generates an estimated 20,000 tons per annum of recoverable end-of-life NdFeB magnet material from wind turbines, electric vehicles, hard disk drives, open MRI machines, and other industrial sources, a volume expected to grow at a compound annual growth rate of approximately 8.3% through 2045 as the installed base of clean energy and digital infrastructure reaches decommissioning age according to a 2022 report by the U.S. Department of Commerce, Bureau of Industry and Security. Global demand for rare earth elements in permanent magnet applications is forecast to grow approximately four times by 2035 according to a 2026 research report from IDTechEx, significantly outstripping projected supply from existing and announced primary mining projects. The HCAC Board also considered REEcycle’s opinion that recycling was the only credible near-term domestic pathway to meaningful incremental rare earth supply, given that primary mine development requires 10 or more years from discovery to production and thus cannot address near-term supply deficits. The HCAC Board noted that this market opportunity, and REEcycle’s first-mover positioning within it as the most advanced commercial-stage U.S. rare earth recycler, was consistent with HCAC’s stated mandate to focus on targets with leading or unique niche market positions in sectors of strategic national importance.

●	Role of Independent Directors. The HCAC Board is comprised of a majority of directors who are independent under applicable Nasdaq and SEC rules. In connection with the Transactions, our independent directors at the time, Matthew Hudson, Greg Woszczalski, and Chris Dirckze, took an active role in evaluating the proposed terms of the Transactions, including the Business Combination Agreement and the related agreements. HCAC’s independent directors evaluated and unanimously approved, as members of the HCAC Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Transactions.

The HCAC Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Transaction, including, but not limited to, the following:

●	Technology Scale-Up Risk. The risk that REEcycle’s recycling process, whilst validated at laboratory and pilot scale, and reviewed by the independent technical consultant, has not yet been demonstrated at full commercial production scale. The transition from a demonstration plant to a commercial plant involves inherent engineering, commissioning, and process optimization risks.

●	Feedstock supply risk. The risk that REEcycle’s commercial operations depend upon reliable procurement of end-of-life magnet feedstock at commercially viable prices, and that competition for feedstock may intensify as additional rare earth recycling participants enter the market. The HCAC Board noted that REEcycle’s proprietary Drive Disassembly Machine platform may provide a differentiated source of end-of-life hard disk drive feedstock outside traditional open-market procurement channels. In its review, the HCAC Board considered REEcycle’s existing feedstock sourcing relationships, together with REEcycle’s historical experience in procuring feedstock during 2025, including the volumes procured and the prices paid. The HCAC Board considered this historical procurement information as part of its assessment of REEcycle’s feedstock sourcing strategy and the risks associated with REEcycle’s ability to obtain feedstock on commercially reasonable terms.

●	Offtake and revenue risk. The risk that REEcycle has not concluded binding purchase agreements with offtake counterparties as at the date of this proxy statement/prospectus, and that an analysis of the Company is based on management’s assessment of available demand in a structurally undersupplied market rather than contracted volumes. Letters of support from prospective customers are non-binding in nature. The HCAC Board reviewed and accepted this position on the basis that the global market for domestically produced, ex-Chinese MREO is supply-constrained, that the current market environment is expected to favor sellers of qualified domestic rare earth product, and that management’s decision to defer formal offtake negotiations to a date closer to commercial commissioning reflects a considered commercial judgement that is likely (but not guaranteed) to result in more favorable pricing and terms.

●	University of Houston License Obligations. The risk that REEcycle’s exclusive license from the University of Houston, as amended, requires commercial production of at least 50 metric tons of MREO per year at a permanent facility by June 30, 2028, and that failure to achieve this milestone would entitle the University of Houston to declare a breach of the license, with potential license termination consequences. The HCAC Board noted that this milestone is directly aligned with the earnout trigger under the Business Combination Agreement and that REEcycle was seeking to complete a feasibility study which targets a first commercial plant design of 100 tons per annum, which is materially more than the minimum production obligation.

●	Commodity price risk. The risk that rare earth oxide prices are subject to cyclical volatility and that a sustained decline in market prices for neodymium, praseodymium, dysprosium, or terbium could compress the gross margins assumed in REEcycle’s financial model. The HCAC Board considered that Chinese export restrictions introduced in April 2025 may provide structural support for elevated heavy rare earth element pricing, and that REEcycle’s business would be commercially viable at trough pricing.

●	Benefits may not be achieved. The risk that the potential benefits of the Transactions may not be fully achieved or may not be achieved within the expected timeframe, including because of delays in commercial plant commissioning, regulatory approvals, feedstock procurement, or offtake negotiations.

●	BCA Conditions, Risk, and PCAOB Audit Timing Risk. The risk that the completion of the PCAOB audit of REE’s financial statements may be delayed beyond the timeline required for S-4 filing, which would extend the overall transaction timeline and could place pressure on HCAC’s business and cash flow. The HCAC Board noted that there was a short list of obstacles around a Form S-4 filing but timing around financials would be key and reflects a standard process requirement rather than any substantive financial concern with the underlying business.

●	Liquidation. The risks and costs to HCAC if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in HCAC being unable to affect a business combination within the completion window. In this circumstance, HCAC may be forced to liquidate and return funds to its public shareholders. HCAC’s business combination deadline is November 24, 2027.

●	HCAC Public Shareholders will hold a minority position in the combined company. The risk that HCAC public shareholders will hold a minority position in the post-combination company, which may reduce the influence that HCAC’s current shareholders have on the management of the combined company following closing.

●	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting injunctive relief could enjoin or otherwise interfere with the consummation of the Transactions.

●	Fees and expenses. The fees and expenses are associated with completing the transaction.

●	Interests of Certain Persons. Some officers and directors of HCAC have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of HCAC’s shareholders. HCAC’s independent directors reviewed and considered these interests during the negotiation of the business combination and in evaluating and unanimously approving, as members of the HCAC Board, the Business Combination Agreement, the related agreements to which HCAC is a party, and the Transactions. See “—Interests of Certain HCAC Persons in the Business Combination.

●	Other Risks. The various other risks associated with the Business Combination and the business of REEcycle described in the “Risk Factors” section of this proxy statement/prospectus.

The HCAC Board concluded that the potential benefits that it expected HCAC and its shareholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. The HCAC Board also noted that HCAC shareholders would retain a meaningful economic interest in the combined company, the extent of which will depend on the level of public share redemptions at closing. Accordingly, the HCAC Board unanimously determined that the Business Combination Agreement, the related agreements to which HCAC is a party, and the Transactions are fair to, and in the best interests of HCAC and its shareholders, and authorized HCAC’s management to execute the definitive Business Combination Agreement.

Satisfaction of the 80% Test

It is a requirement under the Cayman Constitutional Documents and Nasdaq listing requirements that the target business acquired in HCAC’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for HCAC’s initial business combination. As of May 31, 2026, being the date of the execution of the Business Combination Agreement, the balance of funds held in the Trust Account was approximately $[210.9] million, and 80% of that amount was therefore approximately $[168.7] million. The HCAC Board considered all the factors described above and the fact that the aggregate consideration for HCAC was the result of arm’s length negotiations with REE. As a result, the HCAC Board concluded that the fair market value of the business acquired was in excess of 80% of the assets held in the Trust Account (excluding any taxes payable on the interest earned on the Trust Account).

Considering the financial background and experience of the members of HCAC’s management team and the HCAC Board, the HCAC Board believes that the members of the management team and the HCAC Board are qualified to determine whether the Business Combination meets the 80% test.

Reasons for the Name Change

Effective immediately following the consummation of the Business Combination, HCAC will be renamed to a name mutually agreed between HCAC and REEcycle. The HCAC Board believes that it would be in the best interests of HCAC to, effective immediately following the consummation of the Business Combination, change its corporate name to the mutually agreed name to more accurately reflect the business purpose and activities of Domesticated HCAC.

The REEcycle Board’s Reasons for the Approval of the Business Combination

In reaching its decision to approve the Business Combination and resolving to recommend that REEcycle Stockholders approve the Business Combination, the REEcycle Board consulted with REEcycle’s management, as well as its legal counsel and other advisors. The REEcycle Board considered a variety of factors in connection with its evaluation and approval of the Business Combination and the matters related to the Business Combination including the state of the market in which REEcycle operates, government and private capital funding of other market participants, REEcycle’s capital requirements, and REEcycle’s process and outreach to potential counterparties.

The Rare Earth Element (“REE”) Market and Capital Markets/Government Funding

REEs serve as critical inputs across a broad spectrum of high-value end markets, including permanent magnets used in electric vehicle drivetrains, wind turbine generators, computer and server storage drives, magnetic resonance imaging, advanced electronics and telecommunications equipment, precision-guided munitions, radar and sonar systems, and satellite and aerospace components. The commercial and defense sectors are accordingly both deeply dependent upon reliable and uninterrupted access to REE supply chains.

The global rare earth elements market demand was projected to grow from $19.0 billion in 2025 to $36.7 billion in 2023, with magnets representing the largest demand segment at 37.5% in 2024 and projected to grow at a compound annual growth rate (“CAGR”) of 7.8% from 2025 through 2034. The U.S. rare earth elements market was estimated at approximately $2.8 billion in 2024 and is projected to reach approximately $5.9 billion by 2032, representing a CAGR of approximately 9.8%. This growth trajectory is supported by accelerating demand from the EV, clean energy, advanced electronics, and defense sectors, as well as intensifying government-led efforts to establish domestic supply chains and reduce dependence on Chinese sources.

Chinese Dominance and Supply Chain Vulnerability

The People’s Republic of China currently exercises dominant control over the global rare earth supply chain. China accounts for approximately 92% of global rare earth processing and separation capacity, and the U.S. relies upon China as the primary supplier of 24 of the 50 minerals designated by the U.S. Government as critical to national security and economic resilience. This structural dependency has been identified by successive administrations as a significant and growing strategic vulnerability.

In April 2025, China imposed new export controls on rare earth materials, materially disrupting established supply arrangements and significantly increasing pressure on the U.S. government and the private sector to accelerate the development of non-Chinese rare earth production and processing capacity. These actions underscored the acute geopolitical risk inherent in the existing supply chain configuration and catalyzed an urgent policy and capital markets response.

U.S. Government Policy Response and Federal Investment

In response to these strategic vulnerabilities, the U.S. Government has undertaken an extensive and well-funded policy initiative to establish a domestic rare earth supply chain spanning mining, separation, processing, and downstream magnet manufacturing. On March 20, 2025, the Trump Administration issued an executive order expressly aimed at reducing U.S. reliance on foreign nations for critical minerals and rare earth elements, which shortened permitting timelines, opened federal lands to mining activity, and expanded the financial tools available to support qualifying projects. The Administration subsequently enacted the “One Big Beautiful Bill Act,” signed into law on July 4, 2025, which allocated $500 million in credit subsidy funding enabling up to $100 billion in loans for critical minerals production and related industries.

This legislative and regulatory framework has been accompanied by a series of landmark direct investments in domestic REE enterprises:

●	MP Materials Corporation. In July 2025, the U.S. Department of War entered into a public-private partnership with MP Materials Corp. (NYSE: MP), the operator of the only active rare earth mining and processing facility in the U.S. As part of this arrangement, the U.S. Department of War acquired $400 million of convertible preferred stock in MP Materials, becoming the company’s largest stockholder with an approximate 15% stake. Concurrently, MP Materials secured a $150 million direct loan from the U.S. Department of War to expand heavy rare earth separation capabilities at its Mountain Pass, California facility, and obtained a $1.0 billion committed financing facility from JPMorgan Chase and Goldman Sachs to fund construction of a new “10X” magnet manufacturing facility targeting 10,000 metric tons of annual rare earth magnet output. In conjunction with these arrangements, Apple Inc. committed $500 million to purchase American-made rare earth magnets from MP Materials.

●	USA Rare Earth, Inc. In January 2026, USA Rare Earth, Inc. (Nasdaq: USAR) entered into a non-binding letter of intent with the U.S. Department of Commerce for a proposed $1.6 billion funding package, comprising approximately $277 million in direct federal investment under the CHIPS Program and a $1.3 billion senior secured loan, with the U.S. Government receiving a minority equity stake of approximately 10% in the company. Concurrent with the government funding announcement, USA Rare Earth raised $1.5 billion in private investment through a private investment in public equity transaction.

●	Vulcan Elements and ReElement Technologies. In November 2025, the Trump Administration announced a $1.4 billion public-private partnership with Vulcan Elements and ReElement Technologies, comprising a $620 million loan from the U.S. Department of War’s Office of Strategic Capital, $50 million in direct investment from the Department of Commerce — which also acquired an equivalent $50 million equity position in Vulcan Elements under the CHIPS and Science Act — and $550 million in committed private capital.

In addition to these transactions, the U.S. Department of Energy announced in December 2025 a further Notice of Funding Opportunity of up to $134 million to support demonstration-scale projects for the recovery and refining of REEs from unconventional feedstocks, including mine tailings and electronic waste. The U.S. Department of War has also made additional targeted investments in other rare earth and critical mineral enterprises, including an equity stake in Trilogy Metals and grants to Ucore Rare Metals and Golden Metal Resources for rare earth separation and pre-feasibility activities. Taken together, these federal commitments reflect a clear and well-capitalized government determination to establish a resilient, domestically anchored rare earth supply chain, with scale and integration widely viewed as prerequisites for receiving meaningful government support.

Capital Markets Activity and Public Market Interest

The combination of geopolitical urgency, large-scale federal investment, and compelling long-term demand fundamentals has generated substantial capital markets interest in the rare earth and critical minerals sector over the past 18 months. Public equity markets have responded with notable enthusiasm, as evidenced by the significant share price appreciation experienced by listed rare earth companies following major government investment announcements.

The broader public markets environment has also been characterized by significant SPAC activity. Over the preceding 12-to-18-month period, in excess of 200 SPACs have completed listings in U.S. markets, each actively seeking acquisition targets across a range of sectors including critical materials and natural resources. This elevated volume of available SPAC vehicles, each obligated to identify and consummate a business combination within a defined timeframe, has created a favorable environment for well-positioned acquisition candidates, as SPAC sponsors compete to secure attractive targets.

The rare earth sector’s combination of strategic national security relevance, large addressable markets, and bipartisan government support has made it a particular focus of institutional and retail investor interest. USA Rare Earth itself completed its initial public listing through a SPAC transaction with Inflection Point, demonstrating the viability of such a pathway for rare earth enterprises.

REEcycle’s Market Position and Capital Requirements

REEcycle received a $5.1 million award pursuant to a Technology Investment Agreement with the U.S. Department of War in January 2025 to recover rare earth elements from recycled electronic waste. During the years ended December 31, 2024 and 2025, REEcycle raised approximately $4.7 million in cash from existing and new investors. Using these funding sources, REEcycle has been able to move forward with the build out of a demonstration plant facility in Duncan, Oklahoma intended to prove the feasibility of a full-scale, commercially viable REE recovery process. REEcycle’s existing cash resources, including the $10.0 million of equity placements completed in July and August 2026, are sufficient to fund the commissioning and operation of the demonstration facility, which REEcycle expects to be operational in the third quarter of 2026. To execute its full business plan, including construction of its first commercial-scale facility targeted for 2027, REEcycle will need additional capital that management currently estimates at approximately $40 million.

When evaluating the size and scale of REEcycle’s U.S. government support and private capital raise against other market participants noted above, the REEcycle Board believes REEcycle lacks scale relative to other market participants and that access to public markets capital is a meaningful advantage for these other companies.

REEcycle’s Opportunity to Become a Publicly Traded Company

The REEcycle Board considered that the Business Combination would provide REEcycle with a pathway to becoming a publicly traded company and believed that access to the public equity markets could better position REEcycle to pursue its long-term strategic objectives than remaining a privately held company. The REEcycle Board also considered the potential advantages of a business combination with a SPAC relative to other methods of accessing the public markets, including the ability to negotiate valuation and transaction terms directly with HCAC and management’s belief that the transaction could provide a more efficient path to the public markets than a traditional initial public offering.

Potential Liquidity for Existing REEcycle Stockholders

REEcycle’s Board considered that, following the expiration of applicable lockup and transfer restrictions, the Business Combination could provide the Company’s existing stockholders with greater potential liquidity than was available while REEcycle remained privately held.

REEcycle’s Process of Evaluating Potential Transactions

Recognizing the need to scale, to raise additional capital and the potential advantage to REEcycle of having access to public capital markets, REEcycle’s Board has directed outreach and investigation to ten potential counterparties over the past twelve months. These efforts have included directors and management outreach on their own initiative and with the assistance of financial advisors. Specifically, REEcycle’s efforts have included:

●	March 2025: discussions with Party A, an ASX-listed company that proposed buying REEcycle at a valuation the REEcycle Board considered under-valued REEcycle. The REEcycle Board also assessed that execution risk of a transaction with Party A was high.

●	June 2025: discussions with Party B, a TSX-V-listed company that proposed buying REEcycle at a valuation the REEcycle Board considered under-valued REEcycle. The REEcycle Board also assessed that transaction structure, including a proposed progressive lock-up release over three years, was not favorable to REEcycle’s stockholders.

●	June through September 2025: discussions, due diligence and exclusive negotiations with Party C, a Nasdaq-listed company that proposed purchasing the Company. While the REEcycle Board considered this potential transaction favorable to REEcycle and its stockholders, the potential purchaser ultimately elected to proceed with a different transaction it was pursuing in parallel and terminated negotiations.

●	Late 2025 through February 2026: discussions with Party D, an ASX-listed company that proposed buying REEcycle for a combination of stock (subject to two-year escrow and lock-up) and milestone based contingent payments that the REEcycle Board considered undervalued REEcycle.

●	October 2025 to early 2026: discussions with Party E, a Nasdaq-listed company that was in the review stage at the SEC regarding a potential business combination, that proposed to purchase REEcycle at a valuation that the REEcycle Board considered undervalued REEcycle. The REEcycle Board also assessed that execution risk of a transaction with Party D was high given uncertainty of approval of Party E’s other business combination transaction.

●	October 2025: preliminary discussion with Party F, an ASX-listed company introduced by one of the Company’s financial advisors. Discussions did not progress beyond the initial introduction.

●	November to December 2025: introductions by an investment bank to Parties G and H, both U.S. listed SPACs. Preliminary discussions, including valuation ranges, were discussed with each, however no formal proposals were received.

●	January 2026: introduction by an investment bank to Party I, a private company that proposed a two-step transaction involving a merger followed by combination with a SPAC. REEcycle had introductory calls but assessed that the early-stage nature of Party I presented substantial uncertainty regarding the viability of the proposed transaction.

●	March 2026: discussions with Party J, a Nasdaq-listed SPAC that was 12 months into another transaction that had not yet closed due to Party J’s inability to raise the minimum cash in trust requirement for that transaction. Discussions included a valuation that would have represented a substantial premium to REEcycle’s last capital raise, however the SPAC and its sponsors lacked a credible path to raising capital through a PIPE in connection with the proposed transaction and therefore the REEcycle Board assessed the execution risk on the proposed transaction to be high.

REEcycle’s Introduction to HCAC and the Negotiation Process

On March 10 and 11, 2026, Mr. McMullen attended and presented at the HCAC/Cohen & Company Capital Markets SPAC/Critical Minerals conference in Singapore. Prior to this conference, REEcycle had no prior contact with HCAC. Following the Singapore conference, HCAC expressed an interest in evaluating a potential business combination with REEcycle on March 12, 2026. REEcycle and Mr. Paul D’Sylva of Empire held a conference call with representatives of HCAC on March 16, 2026, which was followed by email correspondence regarding potential valuation and terms. On March 21, 2026, the Company and HCAC signed a nondisclosure agreement and HCAC sent REEcycle a draft letter of intent for discussion purposes. The proposed transaction structure included all-stock consideration with an aggregate valuation of $400 million at closing. REEcycle and HCAC exchanged four versions of the draft letter of intent through March 26, 2026 with REEcycle negotiating terms including, but not limited to, valuation, allocation of advisory fees between HCAC and the Company, PIPE size, structure and pricing, board composition, and exclusivity.

On March 30, 2026, the REEcycle Board met and approved REEcycle’s execution of a non-binding letter of intent with 60-day exclusivity (the “LOI”) for a proposed business combination between REEcycle and HCAC (the “Business Combination”) and approved the engagement by REEcycle of Perkins Coie to advise in connection with the Business Combination.

On April 1, 2026, REEcycle made due diligence materials available to HCAC and its counsel and advisors via a virtual data room. Due diligence investigation continued through May 28, 2026. Counsel for the Company provided an initial draft of a proposed business combination agreement (“Business Combination Agreement”) on April 17, 2026. Negotiations surrounding the proposed Business Combination Agreement and ancillary agreements continued through May 29, 2026. During negotiations, several material business terms were negotiated that modified the proposed terms of the Business Combination from those presented in the LOI, including the allocation of $50.0 million of transaction consideration to a milestone-based payment tied to Company production of mixed rare earth oxide at a rate of 50 tons per annum measured over the average of 22 consecutive working days.

On April 2, 2026, the REEcycle Board approved an exclusive sell-side mandate engagement letter between REEcycle and Empire providing for a transaction success fee of 2.25%.

Interests of the REEcycle Directors and Executive Officers

REEcycle’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the HCAC shareholders generally. These interests include, among other things:

●	To the extent that the REEcycle directors and executive officers are also REEcycle Stockholders prior to the Closing they will also have rights to receive Domesticated HCAC Common Stock in the same manner as other REEcycle Stockholders, in accordance with the Business Combination Agreement.

●	If the Business Combination with HCAC is completed, REEcycle will designate five members to the Board of Directors of the Domesticated HCAC: Justin Froneman, Jon Christian Evensen, Amaryllis Kennedy, Charles D. McConnell and Mick McMullen, each of whom will serve as the nominees and all of whom are currently directors of REEcycle.

●	The following executive officers of REEcycle are expected to be appointed as executive officers of Domesticated HCAC following the consummation of the Business Combination: Justin Froneman, Morné Engelbrecht, Tawnya Erickson and Eric Carnell.

●	The Business Combination Agreement provides for the continued indemnification of REEcycle’s current directors and officers and the continuation of directors and officers’ liability insurance covering REEcycle’s current directors and officers.

●	Pursuant to the Registration Rights Agreement, certain stockholders of REEcycle will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Domesticated HCAC held by such parties following the consummation of the Business Combination.

REEcycle Options Held by Directors and Executive Officers

Certain REEcycle executive officers hold REEcycle Options. The following table sets forth, for each of REEcycle’s directors and executive officers, the number of vested and unvested REEcycle Options held by each person as of November 2, 2026. Depending on when the Closing Date occurs, certain REEcycle Options shown in the table may vest prior to Closing.

Name	Vested REEcycle Options		Unvested REEcycle Options
Non-Employee Directors
Jon Christian Evensen	7,807,292		-
Amaryllis Kennedy	-		-
Charles ‘Chuck’ McConnell	-		-
Executive Officers
Eric Carnell	-	(1)	-
Morné Engelbrecht	-		-
Tawnya Erickson	1,416,666		333,334	(2)
Justin Froneman(3)	-	(4)	-
Michael ‘Mick’ McMullen(3)	-		3,000,000	(5)

(1)	On September 9, 2026, Mr. Carnell exercised all of his then-vested options and purchased 750,000 shares of REEcycle Common Stock.
(2)	These unvested options vest in monthly installments through March 2, 2027.
(3)	Mr. Froneman and Mr. McMullen are also directors of REEcycle.
(4)	On August 26, 2026, Mr. Froneman exercised all of his then-vested options and purchased 7,800,000 shares of REEcycle Common Stock.
(5)	On June 5 and 8, 2026, Mr. McMullen exercised all of his then outstanding options and purchased 6,845,833 shares of REEcycle Common Stock.

As discussed in this proxy statement/prospectus, as part of the Business Combination, each award of REEcycle Options that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated HCAC such that each REEcycle Option will be converted into an option for a number of shares of Domesticated HCAC Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of REEcycle Options and (y) the Exchange Ratio.

Certain Business Combination Related Payments

No payments or benefits have been or will be paid or made available to any of REEcycle’s directors or executive officers as a result of the consummation of the Business Combination, other than any potential issuance of up to 375,000 Deferred Shares following the Closing in accordance with the terms of the Business Combination Agreement, which may be issued on a pro rata basis to eligible holders, including, as applicable, certain directors or executive officers of REEcycle.

Other Compensation

In connection with the Business Combination, the Domesticated HCAC Board may adopt a non-employee director compensation policy to govern Domesticated HCAC effective as of the Closing. If adopted, the new non-employee directors compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination.

Interests of Certain HCAC Persons in the Business Combination

When you consider the recommendation of the HCAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCAC shareholders generally. Further, HCAC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about HCAC - Conflicts of Interest”. We believe there were no such opportunities that were not presented to HCAC for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The HCAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. HCAC shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	At the formation of HCAC on May 22, 2025, the Sponsor acquired one HCAC Class B Ordinary Share for a purchase price of $0.0001. Subsequently on May 22, 2025, the Sponsor purchased 7,883,292 HCAC Class B Ordinary Shares from us for an aggregate purchase price of $25,000, or $0.003171 per share. The Sponsor has transferred 25,000 Founder Shares to Alex Bono, 15,000 Founder Shares to Peter Beckhouse, 15,000 Founder Shares to Aaron Dominish, 10,000 Founder Shares to Greg Woszczalski, 10,000 Founder Shares to Chris Dirckze, 10,000 Founder Shares to Craig Ransley, 10,000 Founder Shares to Matthew J. Hudson, and 10,000 Founder Shares to Stephanie Wen. As a result of these transactions, as of the date of this proxy statement/prospectus, the Sponsor holds 7,778,293 HCAC Class B Ordinary Shares. Additionally, twelve groups of institutional investors (none of which are affiliated with any member of our management, our Sponsor or any other investor) hold an aggregate of 2,973,333 HCAC Class B Ordinary Shares of HCAC purchased at $0.004 per share.

●	The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and Director, and Aaron Dominish, HCAC’s Chief Financial Officer and Director, who share control over the voting and disposition of the Founder Shares and the Private Placement Shares held by the Sponsor. Messrs. Bono and Dominish may be deemed to beneficially own the securities held by the Sponsor and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Certain of HCAC’s directors and officers also directly or indirectly hold economic interests in Founder Shares, including through transfers by, or membership interests in, the Sponsor. The 7,883,293 shares of Domesticated HCAC Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] million based upon the closing price of $[ ] per HCAC Class A Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	Our Sponsor purchased 380,000 Private Placement Units for $3,800,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and Director, and Aaron Dominish, HCAC’s Chief Financial Officer and Director, who share control over the voting and disposition of the Founder Shares and the Private Placement Shares held by the Sponsor. Messrs. Bono and Dominish have an economic interest in 100% of the Private Placement Shares held by the Sponsor. Each Private Placement Unit includes one Private Placement Share and one Private Placement Right, and each Private Placement Right entitles the holder to receive one-tenth (1/10) of one HCAC Class A Ordinary Share upon consummation of the initial business combination. The 380,000 Domesticated HCAC Shares that the Sponsor will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] based upon the closing price of $[ ] per HCAC Class A Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the HCAC Class A Ordinary Shares included in the HCAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investments even if the shares of Domesticated HCAC Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

●	Our Sponsor will lose its entire investment in us if we do not complete a business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,883,293 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 380,000 Private Placement Units that the Sponsor paid $3,800,000 to purchase.

●	HCAC’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or HCAC Class B Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	It is possible that a representative of the HCAC Board may be retained on the Domesticated HCAC Board following the consummation of the Business Combination. As such, in the future a HCAC nominee may receive any cash fees, stock options or stock awards that the Domesticated HCAC Board determines to pay its directors. As set out under the heading “Management of Domesticated HCAC Following The Business Combination”, Mr. Woszczalski is a nominee to be appointed to the Domesticated HCAC Board.

●	Our existing officers and directors will be eligible for continued indemnification under the Proposed Post-Closing Bylaws and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loan and advances that have been made to HCAC. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC.

●	All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

●	Due to HCAC having certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCAC’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCAC. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCAC’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

●	Pursuant to the Registration Rights Agreement, HCAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Domesticated HCAC Common Stocks and Domesticated HCAC Rights held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCAC’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[   ] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[   ] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[   ] per HCAC Ordinary Share on Nasdaq on [   ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[   ] representing the value of the Private Placement Units purchased by the Sponsor (using the closing price of $[   ] for the Public Placement Units on [   ], 2026 as a proxy for the value of the Private Placement Rights, which do not trade).

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCAC’s directors and officers, may have influenced their motivation in identifying and selecting REEcycle as a business combination target, completing an initial business combination with REEcycle and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCAC Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

Summary of HCAC Financial Analysis

Due to REEcycle not being an affiliate of HCAC, the HCAC Board was not required to obtain, and did not obtain a financial fairness opinion from an independent investment banking firm. As the HCAC Board has not obtained a financial fairness opinion, its shareholders will be relying on the judgment of the HCAC Board who has determined the fair market value and fairness from a financial point of view of the proposed Business Combination, based on standards generally accepted by the financial community, including from a valuation standpoint by comparing certain publicly available financial information and operating data for selected publicly listed rare earths companies.

The HCAC Board considered certain operating financial information and valuation benchmarking materials prepared by HCAC’s management and HCAC’s advisors (the “Materials”) in evaluating the fair market value and fairness, from a financial point of view, of the Business Combination and the Merger. The Materials were intended to benchmark the proposed Business Combination against relevant trading multiples. The following is a summary of the Materials reviewed:

●	Key contracts and associated documents related to the REEcycle license, including but not limited to, the University of Houston Exclusive License Agreement, Amendments and Consent Letter.

●	Key technical information including laboratory analyses and assays highlighting recovery and purity of output, as well as quality analysis and quality control protocols.

●	Key commercial contracts and associated documents, including the Oklahoma lease, revisions, subleases, and the U.S. Department of War Grant Agreement and reporting.

●	Information related to key employees of the business, including organizational structure, and key personnel agreements.

●	Due Diligence reporting and market data sourced by HCAC’s advisors, including information / reports from ADAMAS Consulting, IDTechEx, the International Energy Agency, Benchmark Mineral Intelligence.

●	Due Diligence reporting on legal issues provided by HCAC’s securities counsel, Duane Morris LLP.

●	Comparable market transactions and public companies, including assessment of disclosed financial and project information for companies operating within the rare earths and general recycling industries.

●	Financial modelling prepared by REEcycle’s management team, including assessment of underlying information that informed the adopted assumptions within the financial model. This included information on the current market price of MREO, the estimated input costs based upon historical procurement and market research, equipment listings, and independent reports.

In assessing the merits of the Business Combination and the Merger from a financial point of view, the HCAC Board generally used the same valuation analysis as that reflected in the Materials and used valuation assumptions that were substantially the same as those reflected in the Materials. In particular, the HCAC Board considered REEcycle’s strategy and technology choices as compared to those of other companies in the rare earth element sector, however many of these companies are focused upon rare earth element mining rather than recycling, as well as the results obtained by REEcycle in its bench-scale pilot plant, sourcing of feedstock, availability of offtake partners / customers and the structural demand of domestic supply chains of rare earths, and compared REEcycle’s state of development with those companies that were public or becoming public and the valuations attributed to those companies by the public markets. The HCAC Board believed that the valuations attributed by the public markets to these other companies in the rare earths sector, and in particular, USA Rare Earth and MP Materials, having the closest comparable output to that intended to be produced by REEcycle, provided a reasonable basis for benchmarking the valuation for REEcycle. Specifically with respect to USA Rare Earth and MP Materials, the companies are producing mine-to-magnet and magnet production, with both entities generating operating cash flows. Notably, both entities have been in existence significantly longer than REE. The HCAC Board considered publicly available information regarding selected companies in the rare earths and critical minerals sectors, including USA Rare Earth and MP Materials. In doing so, the HCAC Board reviewed, among other things, each company’s public-company history, business model, operational maturity, principal assets, development or production status, employee base, revenue profile, and market positioning. The HCAC Board noted that these companies differ from REEcycle in material respects, including that certain of them have more advanced operations, greater scale, different asset profiles, and broader commercial or production activities. The HCAC Board therefore considered the comparable-company information as one reference point in its overall evaluation of the Business Combination, rather than as a direct valuation measure or as determinative of REEcycle’s value. The valuations for both companies are set forth in the tables below in this section and were considered by the HCAC Board in its evaluation. Based upon REEcycle’s well-proven technology, state of design of its prototype, engagement with prospective commercial and government customers, and the size of its development employee teams, the HCAC Board considered REEcycle to be comparable with a reasonable discount to these other public companies discussed in the Materials. The summary of the Materials is set forth below. For additional information, see the section entitled “— Interests of Certain HCAC Persons in the Business Combination.”

As noted in the section entitled “— The HCAC Board’s Reasons for the Approval of the Business Combination”, the HCAC Board considered a variety of factors, including the Materials, in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the HCAC Board, as a whole, did not consider it practicable to, nor did it attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of the HCAC Board may have given different weight to different factors.

The Materials were provided for the benefit, information and assistance of the HCAC Board (in its capacity as such) in connection with its evaluation of the Business Combination and the Merger. The Materials did not address the underlying business decision of HCAC to engage in the Business Combination and the Merger, or the relative merits of any aspect of the Business Combination and the Merger compared to any alternative business strategy or transaction that may be available to HCAC or in which HCAC might engage. The terms of the Business Combination and the Merger were determined solely through negotiations between the parties to the Business Combination Agreement.

The Materials do not constitute, and are not intended to represent, (i) any view or opinion as to (a) the fairness, from a financial point of view or otherwise, of the contemplated Business Combination and the Merger, any aspect, term or implication of the financial aspects of the Business Combination and the Merger to HCAC, HCAC shareholders, REEcycle equity holders or to any other person, (b) the solvency or fair value of HCAC, REEcycle, pro forma for the Business Combination and the Merger, or any other entity under any state, federal or other laws, whether relating to bankruptcy, insolvency or similar matters or otherwise, (c) the actual value of any REEcycle equity when issued or distributed in the Business Combination and the Merger or the price or range of prices at which any REEcycle equity, or any other securities of REE, may trade or otherwise be transferable at any time, including following announcement or consummation of the Business Combination and the Merger, (d) any legal, regulatory, tax, accounting and similar matters, as to which HCAC Management understands that REEcycle has obtained such advice as it deems necessary from qualified professionals or (e) the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the consideration to be paid pursuant to the Business Combination and the Merger, or (ii) any recommendation to HCAC, HCAC shareholders, REEcycle equity holders, or to any other person as to how HCAC, REEcycle or any such shareholder or equity holder should vote or act with respect to the Business Combination and the Merger or any proposal to be voted upon in connection with the Business Combination and the Merger or otherwise.

The valuation benchmarking information contained in the Materials was obtained from publicly available third-party sources.

HCAC management assumed the accuracy and completeness of all information that was reviewed by HCAC management, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with HCAC management by, or on behalf of, HCAC or REEcycle (including, without limitation, financial statements and related notes), and upon the assurances of the management and other representatives of HCAC that they were not aware of any relevant information that had been omitted or that remained undisclosed to HCAC management. HCAC management did not assume responsibility for independently verifying, and did not independently verify, such information. HCAC management also assumed that the estimates and data that the management of HCAC approved for use in preparing the Materials were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of REEcycle pertaining to what it might cost for the development of a commercial rare earth element recycling plant, and are a reasonable basis upon which to assess, REE, the Business Combination and the Merger and other matters covered thereby.

HCAC management did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of HCAC, REE, pro forma for the Business Combination and the Merger, or of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet, or otherwise) of or relating to HCAC, REE, pro forma for the Business Combination and the Merger, or any other entity and HCAC management has not been furnished with any such valuations or appraisals.

The Materials were subject to the assumptions, qualifications, limitations and other matters set forth therein, and the Materials speak only as of the date thereof, were based on the conditions as they existed and information supplied or reviewed as of the date thereof, and were without regard to any market, economic, financial, legal or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. HCAC management did not undertake any obligation to update, revise or reaffirm the Materials for events occurring after the date thereof.

Set forth below is a summary of certain portions of the Materials presented by HCAC management to the HCAC Board at its meeting on May 28, 2026. The summary includes two analyses of the same four selected comparable companies, each presented in a table: (i) a public market performance analysis and (ii) a forward trading multiples analysis, which was included in the investor presentation filed as Exhibit 99.1 to HCAC’s Current Report on Form 8-K filed with the SEC on June 3, 2026 (the “Investor Presentation”). The table should be read together with the text accompanying it, and the table alone does not constitute a complete description of the Materials.

HCAC management compared certain publicly available financial information for select transactions. In choosing the selected companies, HCAC management considered publicly listed rare earth element and magnet companies. HCAC management compared, among other things, (i) market value, (ii) equity value at IPO/de-SPAC Transaction, and (iii) multiple since IPO/de-SPAC Transaction, for the selected comparable companies, dated May 26, 2026. The below data was provided to the HCAC Board and was derived from FactSet financial data obtained on May 7, 2026. FactSet derived this information from public filings and/or announcements made by the respective issuers.

The table measures historical market value appreciation since each company’s IPO or de-SPAC transaction and does not reflect forward-looking operating multiples.

Forward Trading Multiples Analysis. HCAC management also compared the implied enterprise value of REEcycle of $400 million, based on the Purchase Price, to the enterprise values of the same four selected companies as multiples of estimated revenue and EBITDA for 2028 and 2029. REEcycle’s estimated revenue and EBITDA are based on the REEcycle management estimates described under “—The HCAC Board’s Reasons for the Approval of the Business Combination —Financial Analysis and Valuation,” which project revenue of $83.5 million and $144.1 million and EBITDA of $44.5 million and $77.6 million for 2028 and 2029, respectively. This analysis was included in the Investor Presentation and is summarized below:

●	REEcycle: enterprise value $400 million; EV/Revenue 4.8x (2028E) and 2.8x (2029E); EV/EBITDA 9.0x (2028E) and 5.2x (2029E).

●	MP Materials (NYSE: MP): enterprise value $15,640 million; EV/Revenue 16.6x (2028E) and 14.1x (2029E); EV/EBITDA 26.8x (2028E) and 24.3x (2029E).

●	USA Rare Earth (Nasdaq: USAR): enterprise value $6,350 million; EV/Revenue 4.9x (2028E) and 2.7x (2029E); EV/EBITDA 15.5x (2028E) and 6.8x (2029E).

●	Energy Fuels (NYSE: UUUU): enterprise value $5,093 million; EV/Revenue 17.9x (2028E) and 10.0x (2029E); EV/EBITDA 34.3x (2028E) and 20.6x (2029E).

●	NioCorp Developments (Nasdaq: NB): enterprise value $868 million; EV/Revenue 2.3x (2028E) and 1.4x (2029E); EV/EBITDA not available.

●	Peer median: EV/Revenue 10.8x (2028E) and 6.4x (2029E); EV/EBITDA 26.8x (2028E) and 20.6x (2029E).

Based on this analysis, the implied enterprise value of REEcycle of $400 million represented a discount of approximately 56% to the peer median 2029E EV/Revenue multiple (2.8x compared to 6.4x) and approximately 75% to the peer median 2029E EV/EBITDA multiple (5.2x compared to 20.6x). The forward multiples data has been derived from FactSet financial data as of May 7, 2026, and the peer multiples reflect FactSet consensus estimates for the selected companies. REEcycle’s multiples are based on REEcycle management estimates only and should not be relied upon as a guarantee of future performance.

Relationship between the two analyses. The public market performance analysis and the forward trading multiples analysis use the same four selected companies but measure different attributes and use data as of different dates. The public market performance analysis measures historical market value appreciation since IPO or de-SPAC transaction as of May 26, 2026, while the forward trading multiples analysis measures enterprise value relative to estimated 2028 and 2029 revenue and EBITDA as of May 7, 2026. As a result, the figures in the two tables are not directly comparable, and differences between them, including differences in the market or enterprise values shown for the same company, reflect the different metrics and measurement dates rather than inconsistencies in the underlying data.

Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and HCAC’s directors and executive officers in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	7,778,293 shares of Domesticated HCAC Common Stock upon conversion of 7,778,293 HCAC Class B Ordinary Shares.	$25,000 paid for the purchase of 7,883,293 Founder Shares by the Sponsor.

	380,000 Domesticated HCAC Common Stock arising from the domestication of 380,000 HCAC Private Placement Units purchased by the Sponsor at IPO	$3,800,000, at a price of $10.00 per private placement unit

	$20,000 per month	Office space, utilities and secretarial and administrative support services, to Hall Chadwick Capital LLC, the Sponsor

	Up to $1,000,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit	Working capital loans to finance transaction costs in connection with an initial business combination

	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination

	38,000 Domesticated HCAC Common Stock arising from the 38,000 Private Placement Rights underlying the Private Placement Units	Included in the 380,000 Private Placement Units.

Mr. Alex Bono and Mr. Aaron Dominish	Mr. Bono directly holds 25,000 Class B ordinary shares	Services in connection with an initial business combination

	Mr. Dominish directly holds 15,000 Class B Ordinary Shares	Services in connection with an initial business combination

Hall Chadwick Corporate (Asia), Pte Ltd. (“HC Singapore”) or its nominee	Beneficial owners of HC Singapore may receive up to 7,000,000 shares of Domesticated HCAC Common Stock	Services rendered to HCAC in respect of its advisor role

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
The post combination Board of HCAC	Offered a directorship in Domesticated HCAC following the Closing.	Services and investment provided to the REEcycle by its pre-combination Board

All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan

Sponsor, HCAC Directors and Officers or any of their affiliates	Finder’s fees, advisory fees, consulting fees, success fees and reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such people in connection with activities on our behalf.	Services in connection with identifying, investigating and completing an initial business combination.

Each director has received Class B shares as an advisory fees for time spent identifying and investigating potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of HCAC’s search for and evaluation of an initial business combination prior to the entry into the Business Combination Agreement. For additional information regarding the terms and conditions of the advisory fee arrangements with HCAC’s directors, see the section entitled ‘Information About HCAC—Compensation of the Sponsor, its Affiliates, HCAC Directors and Executive Officers.”

All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of stakeholders in connection with the Business Combination:

●	HCAC: The HCAC Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including REE’s future business and financial condition and prospects, strong management team, and in light of the other opportunities for business combinations reasonably available to HCAC. The HCAC Board also considered the potential detriments of the Business Combination to HCAC, including the uncertainty of the potential benefits of the Business Combination being achieved, macroeconomics risks, the absence of possible structural protections for minority shareholders, and the risks and costs to HCAC if the Business Combination is not achieved, including the risk that it may result in HCAC being unable to complete a business combination and force HCAC to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and the requirement of other applicable law, and the HCAC Rights to expire worthless. For more information, see “— The HCAC Board’s Reasons for the Approval of the Business Combination”, and various risks described under the section entitled “Risk Factors”.

●	Sponsor: The Sponsor expects to receive substantial consideration in the Business Combination, including (i) 7,778,293 shares of Domesticated HCAC Common Stock upon conversion of 7,778,293 HCAC Class B Ordinary Shares; (ii) 380,000 shares of Domesticated HCAC Common Stock in respect of the Private Placement Shares included in the Sponsor’s Private Placement Units; and (iii) 38,000 shares of Domesticated HCAC Common Stock issuable upon conversion of the Private Placement Rights included in the Sponsor’s Private Placement Units. As a result of the low price paid by the Sponsor for its equity in HCAC, the Sponsor is likely to be able to make a substantial profit on its investment even at a time when Public Shareholders have lost significant value. For more information, see “— Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers”. The Sponsor will only be able to realize a return on their equity in HCAC (which may be materially higher than the return realized by Public Shareholders) if HCAC completes a business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date). Additionally, the Sponsor faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the Sponsor’s role in the Business Combination, and the risk that if the Business Combination is not achieved, HCAC may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in the Sponsor and its affiliates’ investment being worthless.

●	Entities affiliated with our Sponsor: An entity associated with our Sponsor, HC Singapore, expects to receive substantial consideration in the Business Combination, including up to 7,000,000 shares of Domesticated HCAC Common Stock given to beneficial owners of HC Singapore, for services rendered to HCAC in respect of its advisor role as detailed above, including the preparation of the valuation analysis. The affiliated entity will only be able to realize a return on their equity in HCAC (which may be materially higher than the return realized by Public Shareholders) if HCAC completes a business combination set out in this Registration Statement. Additionally, the affiliated entity faces potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or the affiliated entity’s role in the Business Combination, and the risk that if the Business Combination is not achieved, HCAC may be unable to consummate a business combination and be forced to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, resulting in its affiliates’ compensation being worthless.

●	Messrs. Alex Bono and Aaron Dominish: The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and HCAC’s director, and Mr. Aaron Dominish, HCAC’s Chief Financial Officer and HCAC’s director, who share control over the voting and disposition of the Founder Shares and the Private Placement Units held by the Sponsor. Messrs. Bono and Dominish may be deemed to beneficially own the securities held by the Sponsor and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Messrs. Bono and Dominish and the other HCAC directors face potential detriments from the Business Combination, including the possibility of litigation challenging the Business Combination or such directors’ roles in the Business Combination.

●	Unaffiliated HCAC Public Shareholders: The unaffiliated Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of REE, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the HCAC Board described more fully in “— The HCAC Board’s Reasons for the Approval of the Business Combination”, the various other risks associated with the Business Combination, the business of HCAC and the business of REE, as described further under the section entitled “Risk Factors”, the potential conflicts of interest described under “- Interests of Certain HCAC Persons in the Business Combination”, and the potential material dilution they may experience as described more fully in the section entitled “Summary of the Proxy Statement/Prospectus - Dilution”. Redeeming Public Shareholders have the opportunity to receive their pro-rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two (2) Business Days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of REEcycle following the Business Combination.

●	REEcycle and its Affiliates: The REEcycle Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among other factors, that the Business Combination will expand the access to capital for REE, and taking into account REE’s expected cash resources and need for additional capital to fund the development of its products and services, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of capital at the time of Closing. For REE’s affiliates, the tradability of their Domesticated HCAC Common Stocks is expected to make their holdings more liquid. The REEcycle Board also considered the potential detriments of the Business Combination to REEcycle and its affiliates, including, among other factors, the possibility that the Business Combination might not be completed in a timely manner or at all, the uncertainty of the potential benefits of the Business Combination being achieved, the costs involved in connection with completing the Business Combination, and the time and effort of REEcycle management required to complete the Business Combination. For more information, see “— The REEcycle Board’s Reasons for the Approval of the Business Combination” and various risks described under the section entitled “Risk Factors.”

●

As described elsewhere in this proxy statement/prospectus, HCAC has entered into binding subscription agreements with certain entities, each affiliated with one of (i) Michael McMullen, a director of REEcycle, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional only upon the Closing (collectively, the “Initial Subscription Agreements”). In addition to the Initial Subscription Agreements, Cohen & Company Capital Markets is actively seeking commitments from institutional and other accredited investors. HCAC is obligated under the Business Combination Agreement to use reasonable best efforts to satisfy the closing conditions of any subscription agreements entered into in connection with the PIPE Investment. As of October 30, 2026, no additional binding subscription agreements beyond the Initial Subscription Agreements have been entered into. There can be no assurance that HCAC will obtain additional PIPE Investment commitments, or that any additional subscription agreements will be entered into on terms consistent with the Initial Subscription Agreements or at all.

In the 100% Redemptions Scenario, the Business Combination Agreement requires that the Closing Aggregate Cash Amount be not less than $40,000,000 (the “Minimum Cash Condition”). HCAC is continuing to pursue additional PIPE Investment commitments and may also explore other alternatives to satisfy this condition. Additional PIPE Investment commitments may not be received or consummated on the terms described herein, or at all, and there can be no assurance that any additional PIPE Investment commitments will be available in an amount sufficient to satisfy the Minimum Cash Condition.

The PIPE Investment will result in the issuance of additional shares of Domesticated HCAC Common Stock, which will have a dilutive effect on non-redeeming Public Shareholders. The shares to be issued pursuant to the Initial Subscription Agreements will be issued at $10.00 per share, which is equal to the price per unit at which HCAC’s units were sold in the IPO. To the extent that it is necessary to issue incentive shares to any potential PIPE investor(s) to sign a non-redemption agreement, such shares will be allocated first from the 500,000 of the 787,500 shares expected to be issued to Empire, and thereafter 70:30 from the Additional HCAC Shares and Additional REEcycle Shares.

For more information, see “Summary of the Proxy Statement/Prospectus — Dilution” and the section entitled “Risk Factors.”

The Domestication Proposal

As a condition to closing of the Business Combination pursuant to the terms of the Business Combination Agreement, HCAC must complete the Domestication. The Domestication Proposal, if approved by the holders of HCAC Class B Ordinary Shares, will authorize a change of HCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HCAC is currently governed by the Companies Act, upon the Domestication, Domesticated HCAC will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, HCAC encourages shareholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Stockholder Rights under Applicable Corporate Law Before and After Domestication”.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each HCAC Class B Ordinary Share then issued and outstanding will automatically convert into one HCAC Class A Ordinary Share. Immediately following the Sponsor Share Conversion and in connection with the Domestication, (a) each HCAC Class A Ordinary Share issued and outstanding immediately prior to the Domestication, including each HCAC Class A Ordinary Share issued upon the Sponsor Share Conversion, will automatically convert into one share of Domesticated HCAC Common Stock, (b) each HCAC Right issued and outstanding immediately prior to the Domestication, other than any HCAC Right included in a HCAC Unit, will automatically convert into a Domesticated HCAC Right on the same terms as the HCAC Rights, and (c) each HCAC Unit issued and outstanding immediately prior to the Domestication, to the extent not separated before the Domestication, will automatically convert into one Domesticated HCAC Unit. On the Closing Date and at the Effective Time, each Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each Domesticated HCAC Right, including any right issued in the Unit Split, will convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. No fractional shares of Domesticated HCAC Common Stock will be issued upon conversion of the Domesticated HCAC Rights, and any fractional shares will be rounded down to the nearest whole number. The HCAC Board has unanimously approved the Domestication Proposal.

For additional information, see the section entitled “The Domestication Proposal” of this proxy statement/prospectus.

The Common Stock Issuance Proposal

HCAC will ask its shareholders to approve, by ordinary resolution, the Common Stock Issuance Proposal for purposes of complying with Nasdaq Listing Rules, including 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

The aggregate number of shares of Domesticated HCAC Common Stock that Domesticated HCAC will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Domesticated HCAC Common Stock outstanding before such issuance and may result in a change of control of the registrant. Approval of the Common Stock Issuance Proposal is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Common Stock Issuance Proposal”.

The Organizational Documents Proposals

HCAC will ask its shareholders to approve, by special resolution, each of the Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with first, the Proposed Interim Certificate of Incorporation, which will govern Domesticated HCAC during the timeframe between the effectiveness of the Domestication and Closing of the Business Combination and, second, the Proposed Post-Closing Certificate of Incorporation, which will govern Domesticated HCAC after the Closing of the Business Combination, as well as the Proposed Interim Bylaws of Domesticated HCAC and the Proposed Post-Closing Bylaws of Domesticated HCAC, all pursuant to the DGCL. Among other items, the Proposed Post-Closing Bylaws would restrict the transfer of shares of Domesticated HCAC Common Stock issued (i) as consideration pursuant to the Merger, and (ii) to directors, officers and employees of Domesticated HCAC upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of REEcycle outstanding immediately prior to the Closing, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six (6) months following the Closing Date and (b) subsequent to the Closing, the date on which Domesticated HCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of HCAC’s shareholders having the right to exchange their securities for cash, securities or other property. The HCAC Board has unanimously approved each of the Organizational Documents Proposals. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Organizational Documents Proposals”.

The Advisory Organizational Documents Proposals

HCAC will ask its shareholders to approve by special resolution on a non-binding advisory basis two (2) separate Advisory Organizational Documents Proposals in connection with the replacement of the Cayman Constitutional Documents, under the Companies Act, with first the Proposed Interim Certificate of Incorporation and then the Post-Closing Certificate of Incorporation, as well as the Proposed Interim Bylaws and the Proposed Post-Closing Bylaws of Domesticated HCAC pursuant to the DGCL. The HCAC Board has unanimously approved the Advisory Organizational Documents Proposals. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

Proposal No. 5—The Advisory Organizational Documents Proposals—To consider and vote upon the following two (2) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

Advisory Organizational Documents Proposal 5A—Under the Proposed Interim Certificate of Incorporation, Domesticated HCAC would be authorized to issue (A) 500,000,000 shares of Domesticated HCAC Common Stock, (B) 50,000,000 shares of Domesticated HCAC Class B Common Stock and (C) 5,000,000 shares of Domesticated HCAC Preferred Stock, the Domesticated HCAC Class B Common Stock would be eliminated, all outstanding shares of such Domesticated HCAC Class B Common Stock converted on a one-for-one basis into the same number of shares of Domesticated HCAC Common Stock upon the Closing of the Business Combination and the anti-dilution and targeted percentage ownership provisions relating to the HCAC Class B Ordinary Shares would be removed.

Advisory Organizational Documents Proposal 5B—The Proposed Post-Closing Certificate of Incorporation would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the U.S. as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Incentive Plan Proposal

HCAC is proposing that its shareholders approve by ordinary resolution the New Equity Incentive Plan, which will become effective upon the Closing and will be used by Domesticated HCAC on a going-forward basis following the Closing.

For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal”.

The Director Election Proposal

HCAC is proposing that its holders of HCAC Class B Ordinary Shares approve by ordinary resolution, effective upon the Closing of the Business Combination, the election of seven (7) directors to serve staggered terms upon Closing until the date of the first, second and third annual stockholder meetings to be held following the date of Closing, or until any such director’s successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation or removal.

For additional information, see the section of this proxy statement/prospectus entitled “The Director Election Proposal”.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize HCAC to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the HCAC Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.

For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal”.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on [   ], 2026, [1:00 p.m.], Eastern time, at the offices of HCAC, and virtually via live webcast at [●]. Shareholders may attend and vote in person or by visiting [●] and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the extraordinary general meeting is to consider and vote on the Business Combination Proposal, the Domestication Proposal, the Common Stock Issuance Proposal, the Organizational Documents Proposals, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

Registering for the Extraordinary General Meeting

Any shareholder wishing to attend the extraordinary general meeting virtually should register for the extraordinary general meeting by [   ], 2026 at 11:59 p.m., Eastern time. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of HCAC Ordinary Shares:

●	If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to [●], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

●	Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting online. Beneficial shareholders should contact Continental at least five (5) Business Days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

HCAC’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned HCAC Ordinary Shares at the close of business on [   ], 2026, which is the Record Date for the extraordinary general meeting. Shareholders will have one vote for each HCAC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. HCAC Rights do not have voting rights. At the close of business on the Record Date, there were [●] HCAC Ordinary Shares outstanding, of which [●] were Public Shares.

Quorum and Vote of HCAC Shareholders

A quorum of HCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, [●] HCAC Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares.

The proposals presented at the extraordinary general meeting require the following votes:

●	Business Combination Proposal—The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated shareholders because such a vote is not required under Cayman Islands law.

●	Domestication Proposal—The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCAC Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47.2 of the Cayman Constitutional Documents. In connection with the IPO, HCAC entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCAC Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the HCAC Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor, who combined currently own [●]% of the outstanding HCAC Class B Ordinary Shares, have agreed to vote their HCAC Class B Ordinary Shares, as well as any HCAC Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCAC would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

●	Common Stock Issuance Proposal—The approval of the Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Common Stock Issuance Proposal in order to approve the Common Stock Issuance Proposal (assuming all outstanding shares are voted).

●	Organizational Documents Proposals—The approval of the Domestication Organizational Documents Proposal (Proposal 4A) requires approval by a special resolution of the holders of HCAC Class B Ordinary Shares only, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Pursuant to Article 47.2(a) of the amended and restated memorandum and articles of association of HCAC, only the Class B Ordinary Shares carry the right to vote on this resolution. The approval of the Post-Closing Organizational Documents Proposal (Proposal 4B) requires approval by a special resolution of the holders of HCAC Ordinary Shares voting together as a single class, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares (i.e., the holders of HCAC Class A Ordinary Shares and HCAC Class B Ordinary Shares combined) who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Class B Ordinary Shares and [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Organizational Documents Proposals (assuming all outstanding shares are voted).

●	Advisory Organizational Documents Proposals—The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would only need [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

●	Incentive Plan Proposal—The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted).

●	Director Election Proposal—The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the HCAC Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Class B Shares. As a result, no additional shares would need to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted).

●	Adjournment Proposal—The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted).

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through HCAC Units and elect to separate your HCAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026, two (2) Business Days before the initial scheduled date of the extraordinary general meeting in order for their Public Shares to be redeemed.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Redemption is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, HCAC will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. For illustrative purposes, as of [●], 2026, this would have amounted to approximately $[●] per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of HCAC—Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other Person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to, among other things, vote in favor of all proposals being presented at the extraordinary general meeting, regardless of how the Public Shareholders vote. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares.

Holders of the Public Rights will not have redemption rights with respect to the Public Rights.

Appraisal Rights

Neither HCAC’s shareholders nor the holders of Public Rights have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Pursuant to Section 262 of the DGCL, REEcycle Stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of REEcycle Common Stock, as determined by the Court of Chancery, if the Merger is completed. The “fair value” of such shares of REEcycle Common Stock as determined by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the Business Combination Agreement. REEcycle Stockholders who do not vote in favor of the Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise REEcycle by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from REEcycle or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, REEcycle Stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of REEcycle Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such REEcycle Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights are referred to as “Dissenting Shares.”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. HCAC has engaged Laurel Hill Advisory Group to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of HCAC—Revoking Your Proxy”.

Certain Interests of HCAC’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of the HCAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCAC shareholders generally. Further, HCAC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about HCAC - Conflicts of Interest”. We believe there were no such opportunities that were not presented to HCAC for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The HCAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. HCAC shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	At the formation of HCAC on May 22, 2025, the Sponsor acquired one Class B Ordinary Share for a purchase price of $0.0001. Subsequently on May 22, 2025, the Sponsor purchased 7,883,292 Class B Ordinary Shares from us for an aggregate purchase price of $25,000, or $0.003171 per share. As a result of these transactions, as of the date of this proxy statement/prospectus, the Sponsor and its permitted transferees hold 7,883,293 Class B Ordinary Shares. In addition, certain non-managing sponsor investors indirectly hold economic interests in an aggregate of 2,973,333 Founder Shares through their purchase of non-managing membership interests in the Sponsor, including 533,333 Founder Shares allocated to certain non-managing sponsor investors that provide advisory services.

●	The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and Director, and Aaron Dominish, HCAC’s Chief Financial Officer and Director, who share voting and investment discretion with respect to the Founder Shares and Private Placement Units held by the Sponsor. Messrs. Bono and Dominish may be deemed to beneficially own the securities held by the Sponsor and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Certain of HCAC’s directors and officers also directly or indirectly hold economic interests in Founder Shares, including through transfers by, or membership interests in, the Sponsor. The 7,883,293 shares of Domesticated HCAC Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] million based upon the closing price of $[ ] per HCAC Class A Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	Our Sponsor purchased 380,000 Private Placement Units for $3,800,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and Director, and Aaron Dominish, HCAC’s CFO and director, who share control over the voting and disposition of the Founder Shares and the Private Placement Shares held by the Sponsor. Messrs. Bono and Dominish have an economic interest in 100% of the Private Placement Shares held by the Sponsor. Each Private Placement Unit included one Private Placement Share and one Private Placement Right. The 380,000 Domesticated HCAC shares that the Sponsor will receive in respect of the Private Placement Shares included in the Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●], based upon the closing price of $[●] per HCAC Class A Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, the 38,000 shares of Domesticated HCAC Common Stock issuable upon conversion of the 380,000 Private Placement Rights included in the Sponsor’s Private Placement Units would have had an implied aggregate market value of approximately $[●], based upon the closing price of $[●] per HCAC Right on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the HCAC Class A Ordinary Shares included in the HCAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investments even if the shares of Domesticated HCAC Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

●	Our Sponsor will lose its entire investment in us if we do not complete a business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,883,293 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 380,000 Private Placement Units, including the component Private Placement Shares and Private Placement Rights, that the Sponsor paid $3,800,000 to purchase will expire worthless.

●	HCAC’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or HCAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	It is possible that a representative of the HCAC Board may be retained on the Domesticated HCAC Board following the consummation of the Business Combination. As such, in the future a HCAC nominee may receive any cash fees, stock options or stock awards that the Domesticated HCAC Board determines to pay its directors.

●	Our existing officers and directors will be eligible for continued indemnification under the Proposed Post-Closing Bylaws and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loan and advances that have been made to HCAC. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC.

●	All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

●	Due to HCAC having certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCAC’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCAC. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCAC’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

●	Pursuant to the Registration Rights Agreement, HCAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Domesticated HCAC Common Stock held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCAC’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[●] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[●] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[   ] per HCAC Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[●] representing the value of the Private Placement Units purchased by the Sponsor (using the closing price of $[●] for the Public Placement Units on [●], 2026 as a proxy for the value of the Private Placement Rights, which do not trade).

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCAC’s directors and officers, may have influenced their motivation in identifying and selecting REE as a business combination target, completing an initial business combination with REEcycle and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCAC Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

In considering whether to approve the Business Combination, you should also take into account that REEcycle’s executive officers and directors may have interests in the Business Combination that are different from, or in addition to, those of other REEcycle Stockholders generally as well as HCAC shareholders and right holders generally.

These interests include, among other things:

●	To the extent that the REEcycle directors and executive officers are also REEcycle Stockholders prior to the Closing, they will also have rights to receive Domesticated HCAC securities in the same manner as other REEcycle Stockholders, in accordance with the Business Combination Agreement.

●	If the Business Combination with HCAC is completed, REEcycle will designate five members to the Board of Directors of the Domesticated HCAC: Justin Froneman, Jon Christian Evensen, Amaryllis Kennedy, Charles D. McConnell and Mick McMullen, each of whom will serve as the nominees and all of whom are currently directors of REEcycle.

●	The following executive officers of REEcycle are expected to be appointed as executive officers of Domesticated HCAC following the consummation of the Business Combination: Justin Froneman, Morné Engelbrecht, Tawnya Erickson and Eric Carnell.

●	The Business Combination Agreement provides for the continued indemnification of REEcycle’s current directors and officers and the continuation of directors and officers liability insurance covering REEcycle’s current directors and officers.

●	Pursuant to the Registration Rights Agreement, certain of the former stockholders of REEcycle will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Domesticated HCAC held by such parties following the consummation of the Business Combination.

For additional information, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” and “The Business Combination Proposal—Interests of the REEcycle Directors and Executive Officers”.

Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and HCAC’s directors, officers and their affiliates in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	7,778,293 shares of Domesticated HCAC Common Stock upon conversion of 7,778,293 HCAC Class B Ordinary Shares.	$25,000 paid for the purchase of 7,883,293 Founder Shares by the Sponsor.

	380,000 Domesticated HCAC Common Stock arising from the domestication of 380,000 HCAC Private Placement Units purchased by the Sponsor at IPO	$3,800,000, at a price of $10.00 per private placement unit

	$20,000 per month	Office space, utilities and secretarial and administrative support services, to Hall Chadwick Capital LLC, the Sponsor

	Up to $1,000,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit	Working capital loans to finance transaction costs in connection with an initial business combination

	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination

	38,000 Domesticated HCAC Common Stock arising from the 38,000 Private Placement Rights underlying the Private Placement Units	Included in the 380,000 Private Placement Units.

Mr. Alex Bono and Mr. Aaron Dominish	Mr. Bono directly holds 25,000 Class B ordinary shares	Services in connection with an initial business combination

	Mr. Dominish directly holds 15,000 Class B Ordinary Shares	Services in connection with an initial business combination

Hall Chadwick Singapore Pte Ltd. (“HC Singapore”)	Beneficial owners of HC Singapore may receive up to 7,000,000 shares of Domesticated HCAC Common Stock	Services rendered to HCAC in respect of its advisor role

The post combination Board of HCAC	Offered a directorship in Domesticated HCAC following the Closing.	Services in connection with identifying, investigating and completing an initial business combination.

All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan

Ownership of Domesticated HCAC

Upon consummation of the Business Combination, the post-Closing share ownership of Domesticated HCAC under (1) the No Redemption Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Contractual Redemptions Scenario, excluding the dilutive effect of Public Rights, Private Placement Units, and REEcycle Options would be as follows:

	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders	22,770,000	27.7%	17,595,000	22.8%	12,420,000	17.3%	7,245,000	10.8%	2,070,000	3.1%
Initial HCAC Shareholders	8,558,693	10.4%	8,558,693	11.1%	8,558,693	11.9%	8,558,693	12.8%	8,558,693	12.9%
REEcycle Stockholders(2)	40,000,000	48.6%	40,000,000	51.8%	40,000,000	55.6%	40,000,000	59.9%	40,000,000	60.3%
REEcycle Financial Advisor	900,000	1.1%	900,000	1.2%	900,000	1.3%	900,000	1.3%	900,000	1.4%
PIPE Investors	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%
Assumed PIPE Investors	-	0.0%	-	0.0%	-	0.0%	-	0.0%	4,730,263	7.1%
HC Singapore (Advisory Shares and Deferred HCAC Shares)(3)	7,000,000	8.5%	7,000,000	9.1%	7,000,000	9.7%	7,000,000	10.5%	7,000,000	10.5%
Additional REEcycle Shares and Deferred REEcycle Shares(3)	2,887,500	3.5%	2,887,500	3.7%	2,887,500	4.0%	2,887,500	4.3%	2,887,500	4.4%
Total(3)(4)	82,326,193	100.0%	77,151,193	100.0%	71,976,193	100.0%	66,801,193	100.0%	66,356,456	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 5,000,000 Earnout Shares and all Additional Shares and Deferred Shares.
(2)	Amount includes the 5,000,000 Earnout Shares, which may be issued after the Closing and only upon the achievement of the Milestone Event.
(3)	The table includes the 6,125,000 Additional HCAC Shares and the Deferred Shares issuable to HC Singapore and Empire and, as a separate line, the 2,625,000 Additional REEcycle Shares and the remaining 262,500 Deferred Shares for which no recipients have been identified. In accordance with the terms of the Business Combination Agreement, prior to the Closing, HCAC will have the right, but not the obligation, to issue or obligate itself to issue up to an aggregate of 6,125,000 Additional HCAC Shares to such recipients and in such amounts as the HCAC Board determines in its sole discretion, and HCAC will reserve for issuance up to 2,625,000 Additional REEcycle Shares that Domesticated HCAC may issue during the time period commencing on the Closing Date and ending on the date that is thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion. Following the Closing and only upon the occurrence of the Milestone Event, the Additional Share Recipients will also be eligible to receive a one-time issuance of an aggregate of 1,250,000 Deferred Shares. The issuance of Additional Shares and Deferred Shares will be made pursuant to the terms of the applicable Additional Shares Agreement. As of the date of this proxy statement/prospectus, no binding Additional Shares Agreements have been entered into in connection with the Business Combination.
(4)	The table does not include any shares reserved for issuance under the New Equity Incentive Plan. The New Equity Incentive Plan will have an initial share reserve of 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share). See “The Incentive Plan Proposal” included elsewhere in this proxy statement/prospectus.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming Public Shareholders.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

HCAC’s net tangible book value as of June 30, 2026 was $(8,232,472), or $(0.28) per share, based on 29,197,293 HCAC Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to HCAC’s Public Shareholders at varying redemption levels.

	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Offering Price of the Securities in the HCAC’s IPO per share	$10.00	$10.00	$10.00	$10.00	$10.00
HCAC’s net tangible book value as of June 30, 2026, as adjusted	$200,308,794	$149,509,103	$98,709,411	$47,909,720	$42,047,528
HCAC’s shares outstanding, as adjusted for redemptions	37,663,693	32,488,693	27,313,693	22,138,693	21,693,956
HCAC’s net tangible book value per share as of June 30, 2026, as adjusted	$5.32	$4.60	$3.61	$2.16	$1.94
Dilution per share to HCAC’s Public Shareholders	$4.68	$5.40	$6.39	$7.84	$8.06

The following table illustrates the as adjusted net tangible book value to HCAC stockholders and decrease in net tangible book value to HCAC stockholders.

	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
As adjusted net tangible book value per share	$5.32	$4.60	$3.61	$2.16	$1.94

Numerator adjustments:
HCAC’s net tangible book value as of June 30, 2026	$(8,232,472)	$(8,232,472)	$(8,232,472)	$(8,232,472)	$(8,232,472)
Settlement of deferred underwriting fee	-	2,070,000	4,140,000	6,210,000	8,280,000
Transaction costs attributed to HCAC	(5,037,500)	(5,037,500)	(5,037,500)	(5,037,500)	(5,037,500)
September PIPE Investment	2,100,000	2,100,000	2,100,000	2,100,000	2,100,000
Assumed PIPE Investment (net of placement fee)	-	-	-	-	44,937,500
Funds released from Trust	211,478,766	158,609,075	105,739,383	52,869,692	-
As adjusted net tangible book value	$200,308,794	$149,509,103	$98,709,411	$47,909,720	$42,047,528

Denominator adjustments:
HCAC Public Shares outstanding	20,700,000	15,525,000	10,350,000	5,175,000	-
HCAC Founder Shares outstanding	7,883,293	7,883,293	7,883,293	7,883,293	7,883,293
HCAC Private Placement Shares	614,000	614,000	614,000	614,000	614,000
HCAC Public Rights Shares	2,070,000	2,070,000	2,070,000	2,070,000	2,070,000
HCAC Private Placement Rights Shares	61,400	61,400	61,400	61,400	61,400
September PIPE Investment Shares	210,000	210,000	210,000	210,000	210,000
Assumed PIPE Investment Shares	-	-	-	-	4,730,263
HC Singapore Advisory Shares	6,125,000	6,125,000	6,125,000	6,125,000	6,125,000
As adjusted total shares outstanding	37,663,693	32,488,693	27,313,693	22,138,693	21,693,956

To the extent that additional shares are issued pursuant to the foregoing, HCAC’s Public Shareholders will experience further dilution. In addition, under the terms of the Business Combination Agreement, HCAC is not allowed to enter into other transactions without REEcycle’s consent.

The following table presents the potential sources of dilution as described below and the extent of dilution that HCAC stockholders who elect not to redeem their shares may experience in connection with the Business Combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

The table below includes as a separate line, the 2,625,000 shares of Domesticated HCAC Common Stock which are to be reserved for issuance from the Closing Date until thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Post-Closing HCAC Board determines in its sole discretion (the “Additional REEcycle Shares”) and the remaining 262,500 Deferred REEcycle Shares. Recipients may also be eligible for a portion of the 375,000 Deferred REEcycle Shares upon the Milestone Event. Any Additional REEcycle Shares not issued within that period will be added to the shares reserved under the Equity Incentive Plan, and any such issuance will be accounted for as share-based compensation under ASC 718. As at the date of this proxy statement/prospectus, no recipients have been identified and no Additional REEcycle Share Agreements have been entered into.

	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders(1)(2)	22,770,000	27.7%	17,595,000	22.8%	12,420,000	17.3%	7,245,000	10.8%	2,070,000	3.1%
Initial HCAC Stockholders(3)	8,558,693	10.4%	8,558,693	11.1%	8,558,693	11.9%	8,558,693	12.8%	8,558,693	12.9%
REEcycle Stockholders(4)	40,000,000	48.6%	40,000,000	51.8%	40,000,000	55.6%	40,000,000	59.9%	40,000,000	60.3%
REEcycle Financial Advisor(5)	900,000	1.1%	900,000	1.2%	900,000	1.3%	900,000	1.3%	900,000	1.4%
PIPE Investors(6)	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%
Assumed PIPE Investors(7)	-	0.0%	-	0.0%	-	0.0%	-	0.0%	4,730,263	7.1%
HC Singapore (Advisory Shares and Deferred HCAC Shares)(10)	7,000,000	8.5%	7,000,000	9.1%	7,000,000	9.7%	7,000,000	10.5%	7,000,000	10.5%
Additional REEcycle Shares and Deferred REEcycle Shares(8)	2,887,500	3.5%	2,887,500	3.7%	2,887,500	4.0%	2,887,500	4.3%	2,887,500	4.4%
Total(8)(9)	82,326,193	100.0%	77,151,193	100.0%	71,976,193	100.0%	66,801,193	100.0%	66,356,456	100.0%

(1)	Amount comprises the unredeemed Public Shares in a variety of redemptions scenarios. This amount reflects the assumed redemption of (i) 0 Public Shares under the No Redemption Scenario, (ii) 5,175,000 Public Shares under the 25% Redemptions Scenario, (iii) 10,350,000 Public Shares under the 50% Redemptions Scenario, (iv) 15,525,000 Public Shares under the 75% Redemptions Scenario, and (v) 20,700,000 Public Shares under the 100% Redemptions Scenario.
(2)	Amount includes 2,070,000 Public Rights Shares to be issued upon the automatic conversion of 20,700,000 Public Rights in connection with the consummation of the Business Combination.
(3)	Amount includes 7,883,293 Founder Shares, 614,000 Private Placement Shares, and 61,400 Private Placement Rights Shares to be issued upon the automatic conversion of 614,000 Private Placement Rights in connection with the consummation of the Business Combination.
(4)	Amount includes the 5,000,000 Earnout Shares, which may be issued after the Closing and only upon the achievement of the Milestone Event.
(5)	Amount reflects 787,500 shares expected to be issued to Empire Capital, a financial advisor of REEcycle, in compensation for structuring, negotiation and execution of the Business Combination with HCAC. In addition, Empire will be entitled to receive an additional 112,500 shares of Domesticated HCAC Common Stock upon the achievement of the Milestone Event.
(6)	Amount reflects the 210,000 shares of Domesticated HCAC Common Stock to be issued in connection with the PIPE Investment pursuant to the Initial Subscription Agreements entered into on September 30, 2026.
(7)

Amount reflects the Domesticated HCAC Common Stock that would be issued assuming the level of additional PIPE Investment required to satisfy the Closing Aggregate Cash Amount, and assumes no other financing. These amounts reflect approximately (i) $0.0 million of PIPE Investment in the No Redemption Scenario, (ii) $0.0 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $0.0 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $0.0 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $47.3 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there is no binding agreement for any additional PIPE Investment or other financing.

(8)	The table includes the 6,125,000 Additional HCAC Shares and the Deferred Shares issuable to HC Singapore and Empire and, as a separate line, the 2,625,000 Additional REEcycle Shares and the remaining 262,500 Deferred Shares for which no recipients have been identified. In accordance with the terms of the Business Combination Agreement, prior to the Closing, HCAC will have the right, but not the obligation, to issue or obligate itself to issue up to an aggregate of 6,125,000 Additional HCAC Shares to such recipients and in such amounts as the HCAC Board determines in its sole discretion, and HCAC will reserve for issuance up to 2,625,000 Additional REEcycle Shares that Domesticated HCAC may issue during the time period commencing on the Closing Date and ending on the date that is thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion. Following the Closing and upon the occurrence of the Milestone Event, the Additional Share Recipients will also be eligible to receive a one-time issuance of an aggregate of 1,250,000 Deferred Shares. The issuance of Additional Shares and Deferred Shares will be made pursuant to the terms of the applicable Additional Shares Agreement. As of the date of this proxy statement/prospectus, no binding Additional Shares Agreements have been entered into in connection with the Business Combination.
(9)	The table does not include any shares reserved for issuance under the New Equity Incentive Plan. The New Equity Incentive Plan shall have an initial share reserve of 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share). See “The Incentive Plan Proposal” included elsewhere in this proxy statement/prospectus.
(10)	Amount reflects 6,125,000 shares of Domesticated HCAC Common Stock issuable to HC Singapore at the Closing as Additional HCAC Shares for advisory services rendered to HCAC. The Advisory Shares are contingent only on the consummation of the Business Combination and are therefore included under each redemption scenario. The remaining 875,000 shares of the up to 7,000,000 shares to which HC Singapore is entitled are Deferred HCAC Shares issuable only upon the occurrence of the Milestone Event and, the Earnout Shares are included in the table; see the fully diluted ownership table under “— Ownership of Domesticated HCAC Following the Business Combination.” See also “Summary — Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers.” The Advisory Shares are reflected in the unaudited pro forma condensed combined financial information as a non-recurring transaction cost of $61.3 million (6,125,000 shares at $10.00 per share); see adjustments (L) and (DD).

Domesticated HCAC is expected to have a maximum of 73,451,193 Domesticated HCAC Common Stock outstanding (including 6,125,000 Advisory Shares issuable to HC Singapore) immediately following the Closing under the No Redemption Scenario, assuming no Earnout Shares, Additional Shares or Deferred shares, or approximately $734.5 million. The following table illustrates the implied equity valuation at the HCAC initial public offering price of $10.00 per share under each redemption scenario.

	No Redemption Scenario	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	100% Redemptions Scenario
Valuation of outstanding HCAC Shares	$376,636,930	$324,886,930	$273,136,930	$221,386,930	$216,939,560
HCAC shares outstanding post-Closing	37,663,693	32,488,693	27,313,693	22,138,693	21,693,956
Valuation of shares issued to REEcycle Stockholders	$350,000,000	$350,000,000	$350,000,000	$350,000,000	$350,000,000
Shares issued to REEcycle Stockholders	35,000,000	35,000,000	35,000,000	35,000,000	35,000,000
Valuation of shares issued to financial advisor	$7,875,000	$7,875,000	$7,875,000	$7,875,000	$7,875,000
Shares issued to financial advisor	787,500	787,500	787,500	787,500	787,500
Total valuation	$734,511,930	$682,761,930	$631,011,930	$579,261,930	$574,814,560
Total shares outstanding post-Closing	73,451,193	68,276,193	63,101,193	57,926,193	57,481,456

There is no guarantee that the trading price of Domesticated HCAC Common Stock after the Closing will not fall below the IPO offering price of HCAC, nor can there be a guarantee the valuation will attain one of the stated levels of valuation.

Regulatory Matters

Neither HCAC nor REEcycle are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal—Business Combination Agreement—Closing Conditions—Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of HCAC

The HCAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of HCAC and HCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

The HCAC Board, after careful consideration, determined that the Business Combination is fair in the best interests of HCAC and its shareholders, and approved, among other things, the Business Combination Agreement, the Business Combination and the other agreements and transactions contemplated thereby. See the subsection entitled “Extraordinary General Meeting of HCAC—Recommendation of the HCAC Board” for more information.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, the Sponsor and HCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination”.

Background and Material Terms of the Business Combination

HCAC is a special purpose acquisition company that was incorporated on May 22, 2025 as a Cayman Islands exempted company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. After completion of the initial public offering on November 24, 2025, HCAC’s management and its advisors surveyed the landscape of potential acquisition opportunities for acquisition targets. Since the completion of the HCAC’s IPO, HCAC reviewed acquisition opportunities across various industries. During that period, in addition to REEcycle, HCAC reviewed more than 24 potential targets in its search, executed non-disclosure agreements with 17 of such potential targets, engaged in detailed negotiations with four potential targets, including REEcycle, and executed two non-binding and non-exclusive letter of intents with two of such targets, including REEcycle and another candidate as discussed in details below. HCAC management ultimately decided not to pursue such alternate targets and instead focus its efforts on REEcycle. On March 30, 2026, HCAC entered into a non-binding letter of intent with REEcycle, and on May 31, 2026, HCAC entered into the Business Combination Agreement with REEcycle and Merger Sub.

Pursuant to the Business Combination Agreement, following the Domestication, Merger Sub will merge with and into REEcycle, with REEcycle surviving the Merger as a wholly owned subsidiary of Domesticated HCAC. The combined business will continue to operate through REEcycle, and substantially all of the assets and business of the combined company will be held and operated by REEcycle Opco.

Business Combination Consideration to REEcycle Stockholders

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of REEcycle Common Stock that is issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be (i) a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) plus (ii) subject to the occurrence of the Milestone Event in accordance with the Business Combination Agreement, the Per Share Earnout Consideration. The “Per Share Earnout Consideration” means, subject to the occurrence of the Milestone Event, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration. The “Exchange Ratio” means the Aggregate Merger Consideration divided by the REEcycle Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated HCAC Common Stock equal to the quotient of (a) the Purchase Price, divided by (b) $10.00, minus the Earnout Shares (assuming for these purposes that the Milestone Event has occurred). The “Purchase Price” means $400,000,000. The “REEcycle Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of REEcycle Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding REEcycle Options.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)	each issued and outstanding share of REEcycle Common Stock, except for Excluded Shares and Dissenting Shares, will be cancelled and converted into the right to receive the Per Share Merger Consideration, plus the Per Share Earnout Consideration, as set forth in the Business Combination Agreement.

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefore.

(c)	each Dissenting Share will not be converted into, and the holders of such Dissenting Shares will have no right to receive, the applicable portion of the aggregate Per Share Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL, in which case such Dissenting Shares will be treated as if they had been converted into the right to receive the portion of the aggregate Per Share Merger Consideration to which such holder is entitled.

(d)	each REEcycle Option that is outstanding immediately prior to the Effective Time will automatically cease to represent an option to purchase or acquire shares of REEcycle Common Stock and will be assumed and converted, on the same terms and conditions as were applicable immediately prior to the Effective Time, into an option to acquire Domesticated HCAC Common Stock, with the number of shares and exercise price adjusted based on the Exchange Ratio as set forth in the Business Combination Agreement.

In addition, following the Closing, if a single commercial facility operated by REEcycle or any of its subsidiaries achieves an annualized run rate of 50 metric tonnes per annum of mixed rare earth oxide, measured over the average of 22 consecutive working days (the “Milestone Event”), then Domesticated HCAC will issue or cause to be issued up to 6,250,000 additional shares of Domesticated HCAC Common Stock (as equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction occurring after the Closing) to certain holders as described herein, within 5 Business Days of the occurrence of such Milestone Event, as additional consideration for the Business Combination. Up to 5,000,000 of such additional shares of Domesticated HCAC Common Stock (the “Earnout Shares”) may be issued, on a pro rata basis, upon the occurrence of the Milestone Event to the holders of REEcycle Common Stock or vested and exercised REEcycle Options, in each case, as of immediately prior to the Effective Time (each, an “Eligible Earnout Participant”). The Eligible Earnout Participants entitled to receive Earnout Shares will be determined as of immediately prior to the Effective Time and such right will not transfer to any subsequent holder upon the sale, transfer or other disposition of any shares of Domesticated HCAC Common Stock held by such Eligible Earnout Participant.

In addition to the issuance of Earnout Shares, up to an aggregate of 1,250,000 shares of Domesticated HCAC Common Stock (collectively, the “Deferred Shares”) may be issued, on a one-time basis, upon the occurrence of the Milestone Event, to the Additional Share Recipients (as defined below) allocated as follows: (1) up to 875,000 Deferred Shares (or representing 70% of the total Deferred Shares) may be issued to such recipients and in such amounts, as HCAC identifies in writing before the Closing and documents in the applicable Additional Share Agreements (the “Deferred HCAC Shares”); provided, that if HCAC does not fully allocate all of the Deferred HCAC Shares before the Closing, any unallocated Deferred HCAC Shares will be allocated to the holders of Additional HCAC Shares (as defined below) so that (x) the number of Deferred HCAC Shares issuable to each holder of Additional HCAC Shares (y) divided by the aggregate entitlement of Deferred HCAC Shares equals (z) such holder’s pro rata ownership of the allocated Additional HCAC Shares and (2) up to 375,000 Deferred Shares, (or representing 30% of the total Deferred Shares), may be issued to such recipients and in such amounts, as the Domesticated HCAC Board determines after the Closing and before the occurrence of the Milestone Event (the “Deferred REEcycle Shares”); provided, that if Domesticated HCAC does not fully allocate all of the Deferred REEcycle Shares before the occurrence of such Milestone Event, any unallocated Deferred REEcycle Shares will be allocated to the holders of Additional REEcycle Shares (as defined below) so that (x) the number of Deferred REEcycle Shares issuable to each holder of Additional REEcycle Shares (y) divided by the aggregate entitlement of Deferred REEcycle Shares equals (z) such holder’s pro rata ownership of Additional REEcycle Shares.

In addition, before the Closing, HCAC may issue or obligate itself to issue up to 6,125,000 shares to such recipients and in such amounts as HCAC determines, subject to applicable lock-up periods and applicable law. HCAC will also reserve up to 2,625,000 shares for issuance between the Closing and 30 days after expiration of the Lock-Up Period, to such recipients as the Domesticated HCAC Board determines, subject to applicable lock-up periods.

Effect of Domestication and Merger

In connection with the Domestication, the existing governing documents of HCAC will be amended and restated and become the Proposed Domestication Organizational Documents of Domesticated HCAC as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, HCAC will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCAC’s governing documents. HCAC will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. HCAC will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding HCAC Class A Ordinary Share, other than any HCAC Class A Ordinary Share included in a HCAC Unit, will convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock, (ii) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HCAC Class A Ordinary Share, and each such HCAC Class A Ordinary Share will then convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock in connection with the Domestication, (iii) each then issued and outstanding HCAC Right, other than any HCAC Right included in a HCAC Unit, will convert automatically into a Domesticated HCAC Right, and (iv) each then issued and outstanding HCAC Unit, to the extent not separated before the Domestication, will convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit. Following the Domestication, on the Closing Date and at the Effective Time, each then issued and outstanding Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Following the Domestication, at the Effective Time by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company.

REEcycle Stockholder Appraisal/Dissenter’s Rights

Under the DGCL, shares of REEcycle Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by REEcycle Stockholders (including beneficial owners) that neither voted in favor of the Business Combination nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of REEcycle Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”; and the holders of Dissenting Shares being referred to as “Dissenting Stockholders”), and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, will not be converted into, and such Dissenting Stockholders will have no right to receive, the Per Share Merger Consideration as provided in the Business Combination Agreement unless and until such Dissenting Stockholder fails to perfect or withdraws or otherwise loses their right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the DGCL, then such holder’s Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, as provided in the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties by each of HCAC, Merger Sub and REEcycle. Unless otherwise specified, such representations and warranties are made as of the Signing Date and as of the Closing, are subject to customary qualifications for materiality and material adverse effect, and (where expressly indicated) to knowledge qualifiers. REEcycle’s representations and warranties are qualified by, and subject to the disclosures set forth in, the Disclosure Letter of REEcycle. The representations and warranties of HCAC and Merger Sub are qualified by the information set forth in HCAC’s public filings filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of REEcycle

The Business Combination Agreement contains representations and warranties of REEcycle relating to, among other things, organization and standing, authorization and binding agreement, capitalization, no subsidiaries, no conflict, non-contravention, required governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, regulatory matters, taxes and tax returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, the Investment Company Act, finders and brokers, independent investigation, information supplied and that there are no additional representations or warranties.

Representations and Warranties of HCAC and Merger Sub

The Business Combination Agreement contains representations and warranties of HCAC and Merger Sub relating to, among other things, organization and standing, authorization and binding agreement, capitalization, non-contravention, required government approvals, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, contracts, the Trust Account, finders and brokers, certain business practices, insurance, independent investigation, information supplied, and that there are no additional representations and warranties.

REEcycle Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of REEcycle are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, the “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, prospects of the “Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws (as defined in the Business Combination Agreement) or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by the Business Combination Agreement or any Ancillary Document (as defined in the Business Combination Agreement), (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) (as defined in the Business Combination Agreement) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which REEcycle and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Business Combination Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter (as defined in the Business Combination Agreement), or (j) any action taken by, or at the request of, HCAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

HCAC Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of HCAC and Merger Sub are qualified in whole or in part by a material adverse effect standard on the ability of HCAC and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “HCAC Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of HCAC; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a HCAC Material Adverse Effect has occurred: (i) the announcement of the Business Combination Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the HCAC or Merger Sub; (ii) the taking of any action required by the Business Combination Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, in each case who is not Sponsor or an affiliate of Sponsor, under any agreement related to financing REEcycle or HCAC (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority (as defined in the Business Combination Agreement) after the date of the Business Combination Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the U.S. or anywhere else in the world.

Survival of Representations and Warranties

Except in the case of a fraud claim against a person, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements Overview

REEcycle has made covenants relating to, among other things, efforts, conduct of business, annual and interim financial statements, no solicitation, no trading, notification of certain matters, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related tail insurance matters, any private placement equity financing of HCAC, and the name change of the Surviving Company.

HCAC has made covenants relating to, among other things, conduct of business, HCAC public filings, the Trust Account, HCAC shareholder approval to complete the transactions contemplated by the Business Combination Agreement, the Domestication and related organizational documents, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related insurance matters, any private placement equity financing of HCAC, and the name change of HCAC.

Conduct of Business of REEcycle

REEcycle has agreed that during the Interim Period, it will, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by REEcycle pursuant to the Business Combination Agreement, or as consented to by HCAC in writing (which consent will not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to:

●	conduct its businesses, in all material respects, in the ordinary course of business;

●	comply in all material respects with all Laws applicable to the Target Companies and their respective businesses and assets; and

●	take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

During the Interim Period, REEcycle also agreed not to, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by REEcycle, or as consented to by HCAC in writing (which consent will not be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any material respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing REEcycle benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date or amended in compliance with this covenant;

●	split, combine, recapitalize or reclassify any of its stock or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the Organizational Documents of any Target Company in connection with the Transactions;

●	allow the aggregate Indebtedness of the Target Companies to exceed $500,000, plus the aggregate amount of Indebtedness of the Target Companies as reflected on the most recent Audited Financial Statements, in each case excluding amounts that may be owed pursuant to those items set forth on Section 6.02(b) of the Company Disclosure Letter;

●	except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, except in each case for Company Common Stock and Company Options, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, other than Company Stock and Company Options, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $200,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $200,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

●	enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

●	(A) make, change or rescind any material election with respect to taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding with respect to material amounts of Taxes, (C) file any material amended income tax or other material tax return, (D) change (or request to change) any material method of accounting for tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income taxes or other material taxes (except, for the avoidance of doubt, for automatic extensions of time to file tax returns), (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any governmental authority with respect to any material amounts of taxes, (G) enter into any tax indemnity, tax sharing, or tax allocation agreement or similar agreement or arrangement (excluding any (1) customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes, or (2) contracts solely among any Target Companies) or (H) fail to pay any material taxes when due and payable (taking into account extensions of time to pay);

●	knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment (as defined in the Business Combination Agreement);

●	transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, has determined to dispose of), or otherwise materially amend or modify any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	terminate or assign any Company Material Contract or enter into any contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice (or as a result of the expiration of a Company Material Contract in accordance with its terms or novations of Government Contracts);

●	enter into any new line of business or establish any subsidiary in connection therewith;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the applicable Ancillary Documents or the transactions contemplated hereby and thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the date hereof which has been disclosed in writing to HCAC;

●	make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of transactions (including legal or accounting);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

●	enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company, other than the Transaction Support Agreement;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority that must be obtained to consummate the Transactions;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or pursuant to any existing Contract (provided such Contract is not amended after the date of this Agreement) or the Target Companies’ Organizational Documents);

●	(A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

●	authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives HCAC, directly or indirectly, rights to control or direct the business or operations of REEcycle prior to the Closing. Prior to the Closing, REEcycle will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to HCAC’s rights set forth therein, complete control and supervision over its business, assets and operations.

Conduct of Business of HCAC

HCAC has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by REEcycle in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will:

●	conduct its business, in all material respects, in the ordinary course of business;

●	comply in all material respects with all laws applicable to it and its businesses, assets and employees and

●	take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

During the Interim Period, HCAC also agreed not to, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by REEcycle in writing (which consent will not be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any material respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including (i) any securities convertible into or exchangeable for any of its equity securities or other security interests of any class (ii) any other equity-based awards, and (iii) in connection with the PIPE Investment, or engage in any hedging transaction with a third person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (provided, that this shall not prevent HCAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the transactions (up to aggregate additional indebtedness during the Interim Period of $1,000,000));

●	(A) make, change or rescind any material election with respect to taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding with respect to material amounts of taxes, (C) file any material amended income tax or other material tax return, (D) change (or request to change) any material method of accounting for tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income taxes or other material taxes (except, for the avoidance of doubt, for automatic extension of time to file tax returns) (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any governmental authority with respect to any material amounts of taxes, (G) enter into any tax indemnity, tax sharing or tax allocation agreement or similar agreement or arrangement (excluding any customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes), or (H) fail to pay any material taxes when due and payable (taking into account extensions of time to pay);

●	knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments (as defined in the Business Combination Agreement) or (ii) the Merger from qualifying for the Company Intended Tax Treatment (as defined in the Business Combination Agreement);

●	amend, waive or otherwise change the Trust Agreement in any manner adverse to HCAC;

●	terminate, waive or assign any material right under any material contract of HCAC;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, HCAC or Merger Sub) not in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate);

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of transactions);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of transactions) other than pursuant to the terms of a contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of Section 6.03 during the Interim Period;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

●	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HCAC; or

●	authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives REEcycle, directly or indirectly, rights to control or direct the business or operations of the HCAC prior to the Closing. Prior to the Closing, HCAC will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to REEcycle’s rights set forth therein, complete control and supervision over its business, assets and operations.

Other Covenants of REEcycle

Pursuant to the Business Combination Agreement, REEcycle has agreed, among other things, to:

●	REEcycle shall use its reasonable best efforts to provide a written status update on the progress of audited financial statements to HCAC no later than June 30, 2026 and to deliver to HCAC, no later than July 31, 2026, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2024 and December 31, 2025, together with the auditor’s reports.

●	REEcycle shall use its reasonable best efforts to deliver to HCAC, no later than September 30, 2026, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month period ending June 30, 2026 and as soon as reasonably practicable after such time, REEcycle shall deliver to HCAC any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the registration statement.

●	REEcycle acknowledges and agrees that it is aware, and that REEcycle’s affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material nonpublic information of HCAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic laws on a person possessing material nonpublic information about a publicly traded company. REEcycle agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its subsidiaries not to, and it shall instruct its other affiliates and representatives not to, purchase or sell any securities of HCAC, communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the transactions or (y) persons subject to confidentiality restrictions in favor of REEcycle), take any other action with respect to HCAC in violation of such laws, or cause or encourage any third party to do any of the foregoing.

●	Prior to closing, REEcycle shall adopt the Amended & Restated Bylaws of REEcycle, in a form to be mutually agreed by HCAC and REEcycle, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

●	Prior to or concurrent with the Domestication, REEcycle shall file a certificate of amendment to the certificate of incorporation of REEcycle with the Secretary of State of Delaware changing REEcycle’s corporate name to a name mutually agreed on by HCAC and REEcycle prior to the Domestication.

Other Covenants of HCAC

Pursuant to the Business Combination Agreement, HCAC has agreed, among other things, to:

●	During the Interim Period, keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and use its reasonable best efforts prior to the Closing to maintain the listing of the HCAC Class A Ordinary Shares and the rights of HCAC on Nasdaq; provided, that (a) if HCAC fails to timely file any public filing with the SEC, such failure will not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (b) from and after the Closing, the parties intend to list on Nasdaq only the Domesticated HCAC Common Stock;

●	Upon satisfaction or waiver of the closing conditions and provision of notice to the Trustee, HCAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the HCAC shareholders pursuant to the redemption, and (2) pay all remaining amounts then available in the Trust Account as directed by HCAC for immediate use, in accordance with this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

●	HCAC shall use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate such transactions.

●	In connection with the shareholders’ meeting, HCAC agrees that it shall provide the holders of shares of HCAC Class A Ordinary Shares the opportunity to elect redemption of such shares of HCAC Class A Ordinary Shares, as required by its organizational documents. Subject to receipt of the shareholder approval, and at least one (1) day prior to the Domestication, HCAC shall carry out the redemption and use the proceeds held in the Trust Account to redeem the HCAC Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with HCAC’s organizational documents.

●	Subject to receipt of shareholder approval, at least one (1) day prior to the closing date, HCAC shall, in accordance with applicable law, any applicable rules and regulations of the SEC, Nasdaq, and its organizational documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to HCAC and REEcycle, together with HCAC Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

●	Within one (1) business day of the closing date, the post closing company, as the successor to HCAC, shall file a post-effective amendment to adopt the registration statement.

●	Before the closing: (a) HCAC shall have the right, but not the obligation, to issue or obligate itself to issue up to 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as HCAC determines in its sole discretion, subject to all applicable laws (“Additional HCAC Shares”); and (b) HCAC shall reserve for issuance up to 2,625,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, that HCAC shall issue during the time period commencing on the Closing Date and ending on the date that is thirty (30) days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion, subject to all applicable Laws (“Additional Company Shares”; and together with the Additional HCAC Shares, the “Additional Shares”; and the recipients of the Additional Shares, the “Additional Share Recipients”). Unless mutually agreed in writing by HCAC and REEcycle, the agreements providing for the sale, issuance or grant of the Additional Shares, or the obligation of HCAC to sell, issue or grant the Additional Shares (the “Additional Share Agreements”), shall: (i) impose restrictions on the direct or indirect, sale, exchange, transfer (by gift or otherwise), assignment, distribution, pledge, creation of a security interest, lien or trust with respect to, or other disposal of or encumbrance of the Additional Shares that are no less restrictive than the terms of the Lock-Up Agreement and the Proposed Post-Closing Bylaws (it being understood that the time period for the applicability of such restrictions to the Additional Company Shares shall be measured from the Closing and not from any later date on which Additional Company Shares are issued); (ii) specify any portion of the Deferred Shares to which the applicable Additional Share Recipient is entitled, if any; and (iii) may impose such other conditions, restrictions or limitations, including vesting, as HCAC determines in connection with the Additional HCAC Shares or REEcycle directs in writing in connection with the Additional Company Shares. It is agreed and understood that (A) in no event shall HCAC issue or obligate itself to issue, in aggregate more than 8,750,000 Additional Shares, and (B) any portion of the Additional Company Shares that are not issued before the expiration of the specified time period specified in the Business Combination Agreement shall be added to the shares reserved for issuance pursuant to the New Equity Incentive Plan.

Other Joint Covenants of REEcycle and HCAC

In addition, each of REEcycle and HCAC has agreed, among other things:

●	During the Interim Period, each of HCAC and REEcycle will grant access to all offices and other facilities and to all officers, managers, properties, contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to HCAC and REEcycle, and, upon request of HCAC or its representatives, a monthly report regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects, and cause each of the Target Companies’ Representatives to reasonably cooperate with HCAC and its representatives in their investigation; provided, however, that each party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other. Notwithstanding the foregoing, the parties shall not be required to provide, or cause to be provided, any information (i) if and to the extent doing so would (A) violate any applicable law, (B) result in the disclosure of any trade secrets of third parties in breach of any contract with such third party, (C) violate any legally-binding obligation with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the parties shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such contract, obligation or law and (y) provide such information in a manner without violating such contract, obligation or law), or (ii) if REEcycle, on the one hand, and HCAC or any of its representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. REEcycle shall not be obligated to permit HCAC or any of its representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

●	During the Interim Period, each of HCAC and REEcycle will not, and will cause its representatives to not, without the prior written consent of REEcycle and HCAC, directly or indirectly, (a) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (b) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (c) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, or (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

●	Notify the other as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, and keep the other promptly informed of the status of any such matters; and during the Interim Period, each of REEcycle and HCAC will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.

●	During the Interim Period, HCAC and REEcycle will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging that (i) the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any non-compliance with any law by either REEcycle or HCAC or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either REEcycle or HCAC or any of its affiliates, or any of their respective properties or assets, or, to the Knowledge (as defined in the Business Combination Agreement) of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates, in each case, with respect to the consummation of the transactions contemplated by the Business Combination Agreement.

●	Subject to the terms and conditions of the Business Combination Agreement, each of REEcycle and HCAC will use its reasonable best efforts, and will cooperate fully with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any required filings and complying with the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

●	The parties agree that the transactions are intended to qualify for the Intended Tax Treatments (as defined in the Business Combination Agreement). The parties agree that they will not knowingly take any action (or cause or permit any action to be taken) or knowingly fail to take any action that would reasonably be expected to prevent the transactions from qualifying for the Intended Tax Treatments. The parties agree to file all tax returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable law. Each party agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the qualification of any relevant portion of the transactions for its Intended Tax Treatment by any governmental authority. If a tax opinion is required in connection with the registration statement, the parties agree to reasonably cooperate in connection with such tax opinion.

●	As promptly as practicable after the Signing Date and receipt by HCAC of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of REEcycle that are required by applicable law to be included in the proxy statement/prospectus, (x) REEcycle and HCAC will jointly prepare and HCAC will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by HCAC or REEcycle) that will include the proxy statement to be filed with the SEC and sent to HCAC’s shareholders relating to the extraordinary general meeting, and (y) HCAC will prepare (with REEcycle’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of Domesticated HCAC Common Stock issuable in connection with the Merger.

●	Each of REEcycle and HCAC will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement.

●	During the Interim Period, the parties will use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of REEcycle and its subsidiaries following the closing. If such plan is agreed to, the board of HCAC shall adopt the plan and submit it to its shareholders at the shareholder meeting. The plan will be based on benchmarking against peer public companies and in consultation with an independent outside compensation advisor. Following closing, HCAC will file an effective registration statement on Form S-8 (or other applicable form) for the common stock that would be issuable under the plan and use commercially reasonable efforts to maintain the effectiveness of such registration statement(s). The parties will cooperate in determining the initial award grants that shall be granted to eligible service providers following the Effective Date.

●	During the Interim Period, the parties will only issue a public release, filing, or announcement regarding the Business Combination Agreement or the related transactions only with the prior approval of the other party unless required by the Business Combination Agreement, applicable law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

●	During the Interim Period, or if the Business Combination Agreement is terminated for a period of two years following the termination, each party agrees that it shall, and shall cause its affiliates and its and their respective representatives to (i) hold in strict confidence the information of the other party and will not use for any purpose (except in connection with the consummation of the transactions, performing their obligations or enforcing their obligations pursuant to the Business Combination Agreement, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the confidential information without the such party’s prior written consent and (ii) if the Business Combination Agreement is terminated and during the period of two (2) years after such termination, a party becomes legally obligated to disclose any confidential information, (A) provide the other party, to the extent legally permitted, with prompt written notice of such requirement so that such party or an affiliate may seek, at the that party’s sole cost and expense, a protective order or other remedy and (B) in the event that such protective order or other remedy is not obtained, furnish only that portion of such confidential information required.

●	After the closing date, the parties shall, and shall cause their respective subsidiaries to, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the closing date and make the same available for inspection and copying by HCAC during normal business hours, as applicable, upon reasonable request and upon reasonable notice until the seventh (7th) anniversary of the closing date. Such books, records and documents shall be destroyed after the seventh (7th) anniversary of the closing date.

●	The parties shall take all necessary or appropriate action, so that effective as of the closing, the Domesticated HCAC Board will initially consist of the persons listed on the company disclosure letter and the HCAC disclosure letter (appointed in accordance with and such that, as of the closing, the board shall comply with Nasdaq rules). If a person declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules, REEcycle or HCAC, as applicable, shall identify a replacement person to serve as a director on the board. HCAC shall use its reasonable best efforts to obtain resignations effective immediately after closing from the directors of HCAC that are not to remain directors on the board. The parties shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, REEcycle, and HCAC. The parties shall take all action necessary, to cause the executive officers of HCAC to resign, so that the individuals serving as the executive officers of HCAC immediately after the Closing will be individuals REEcycle desires to appoint to such roles.

●	The parties agree that for a period of six (6) years from the Closing Date, the parties shall, and shall cause HCAC, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the closing, was a director, officer, employee or agent of HCAC, Merger Sub and the Target Companies or served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise immediately prior to the closing date. The parties shall, and shall cause HCAC, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any such person. HCAC shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by REEcycle’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, unless the annual premium for such insurance in excess of 300% of the aggregate annual premium payable by REEcycle and its subsidiaries for such insurance policy for the year ended December 31, 2025.

●	At or prior to the closing, HCAC shall purchase a “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Closing covering each such person that is a director or officer of HCAC or a Target Company currently covered by a directors’ and officers’ liability insurance policy of HCAC or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; unless the premium exceeds 300% of the aggregate annual premiums currently payable by HCAC or the Target Companies, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such insurance is or becomes not available at the Premium Cap, then any such insurance shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of the tail insurance related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of HCAC.

Closing and Effective Time of the Business Combination

Subject to the satisfaction or waiver of the closing conditions specified in the Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement (other than those transactions that by their nature are to be satisfied prior to the Closing) will take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by HCAC, REEcycle and Merger Sub, which date will be no later than the third (3rd) Business Day after all the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as HCAC and REEcycle may agree.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

●	the approval of each Condition Precedent Proposal by the HCAC shareholders will have been obtained;

●	the approval of each Condition Precedent Proposal by REEcycle stockholders will have been obtained;

●	no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

●	the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; and

●	the shares of Domesticated HCAC Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Domesticated HCAC Common Stock and subject to the exceptions set forth in the Business Combination Agreement.

Conditions to the Obligations of REEcycle

The obligations of REEcycle to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by REEcycle:

●	All of the representations and warranties of HCAC and Merger Sub set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of HCAC pursuant thereto will be true and correct on and as of the date of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or HCAC Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a HCAC Material Adverse Effect;

●	HCAC and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

●	no HCAC Material Adverse Effect will have occurred since the Signing Date that is continuing;

●	the Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the Domesticated HCAC Charter issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to REEcycle;

●	HCAC will have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to HCAC at the Closing;

●	as of the Closing, the Closing Aggregate Cash Amount will not be less than $40,000,000;

●	HCAC will have delivered to REEcycle a certificate, signed by an executive officer of HCAC and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

●	HCAC will have delivered to REEcycle a certificate from its secretary or other executive officer certifying as to, and attaching, (a) copies of HCAC’s and Merger Sub’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (b) the resolutions of HCAC’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby;

●	HCAC will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by HCAC (as applicable).

Conditions to the Obligations of HCAC and Merger Sub

The obligations of HCAC and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by HCAC.

●	All of the representations and warranties of REEcycle set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of REEcycle pursuant thereto will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

●	REEcycle will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date;

●	no Company Material Adverse Effect will have occurred with respect to REEcycle, since the date of the Business Combination Agreement that is continuing;

●	REEcycle shall have no outstanding liens which would materially impair the ability of REEcycle or HCAC to consummate the transactions.

●	REEcycle will have delivered to HCAC a certificate, signed by an executive officer of REEcycle and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

●	REEcycle will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by REEcycle (as applicable); and

●	REEcycle will have delivered to HCAC a certificate executed by REEcycle’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of REEcycle’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (b) the requisite resolutions of REEcycle’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which REEcycle is or is required to be a party or bound, and the consummation of the Business Combination.

Termination; Effectiveness of Termination

REEcycle and HCAC are able to terminate the Business Combination Agreement by mutual written consent. Additionally, either REEcycle or HCAC may terminate the Business Combination Agreement:

●	by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

●	by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either REEcycle or HCAC if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

●	by written notice if HCAC Shareholders’ Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the shareholders of HCAC have duly voted, and HCAC Shareholder Approval (as defined in the Business Combination Agreement) was not obtained.

REEcycle may terminate the Business Combination Agreement:

●	if the HCAC Board modifies its recommendation that shareholders vote “FOR” each of the Condition Precedent Proposals;

●	by written notice if (a) there has been a breach by HCAC or Merger Sub of any of their representations, warranties, covenants or agreements in the Business Combination Agreement, or any such representation or warranty has become untrue or inaccurate, in each case resulting in a failure of a condition set forth in the Business Combination Agreement to be satisfied, and (b) such breach or inaccuracy is incapable of being cured or is not cured within the earlier of twenty (20) days after written notice thereof or the Outside Date; provided that REEcycle will not have the right to terminate if it is then in material uncured breach of the Business Combination Agreement; or

●	by written notice if (a) all conditions set forth in the Business Combination Agreement applicable to HCAC’s obligations (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied if the Closing Date were the date of such termination) have been, and continue to be, satisfied or waived, (b) HCAC fails to consummate the transactions on or prior to the day when the Closing is required to occur, (c) REEcycle has irrevocably confirmed in writing to HCAC that it is ready, willing and able to consummate the Closing, and (d) HCAC fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

HCAC may terminate the Business Combination Agreement:

●	if there has been a Company Board Recommendation Change (as defined in the Business Combination Agreement);

●	if REEcycle does not deliver the audited financial statements by September 30, 2026, provided, that HCAC shall not have the right to terminate this Agreement if at such time HCAC is in material uncured breach of this Agreement

●	by written notice if (a) there has been a breach by REEcycle of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) twenty (20) days after written notice of such breach or inaccuracy is provided to REEcycle or (ii) the Outside Date; provided, that HCAC will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time HCAC is in material uncured breach of the Business Combination Agreement; or

●	by written notice if (a) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (b) REEcycle fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (c) HCAC will have irrevocably confirmed in writing to REEcycle that it is ready, willing and able to consummate the Closing and (d) REEcycle fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Upon a valid termination pursuant to the Business Combination Agreement, the agreement will become void and have no effect, and there will be no liability on the part of any party or its representatives, and all rights and obligations will cease, except that specified provisions, including Section 6.15 (Public Announcements), Section 6.16 (Confidential Information), Article IX (Miscellaneous) and the “Effect of Termination” provision, will survive termination, and nothing will relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Business Combination Agreement or any Fraud Claim prior to termination.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by action taken by its board of directors or other duly authorized persons (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement. Any extension or waiver must be set forth in a written instrument signed by the party granting such extension or waiver. Such waiver shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. Additionally, the failure of any party to assert any of its rights under the Business Combination Agreement shall not constitute a waiver of such rights. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by HCAC and REEcycle.

Specific Performance

HCAC and REEcycle agree that irreparable damage would occur if any provision of the Business Combination Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party will be entitled to seek an injunction or restraining order to prevent breaches and to seek specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by the laws of the State of Delaware. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the Southern District of New York and to the extent such court does not have subject matter jurisdiction, the courts of the State of New York located in Manhattan, New York).

For more information, see “The Business Combination Proposal—Background of the Business Combination”.

The HCAC Board’s Reasons for the Approval of the Business Combination

Before reaching its unanimous decision on May 30, 2026, the HCAC Board consulted with its management team and legal advisors. The HCAC Board considered a variety of factors in connection with its evaluation of the Business Combination in approving and recommending the transaction to the HCAC shareholders. In light of the complexity of those factors, the HCAC Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the HCAC Board may have given different weight to different factors in their evaluation of the Business Combination.

Further, the prospectus for the IPO identified the general criteria and guidelines that HCAC believed would be important in evaluating prospective target businesses, although HCAC also indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. The HCAC Board considered these criteria in its evaluation of REEcycle, which include identifying companies that (i) generate or have the future potential to generate stable free cash-flow, (ii) have attractive unit economies at scale, (iii) demonstrate advantages when compared to their competitors (iv) have experienced management teams or provide a platform for us to assemble an effective and capable management team and (v) have a leading or niche market position and that demonstrate advantages when compared to their competitors. HCAC also considered seeking large, highly complex companies that we believe would benefit from operational improvements.

For a description of the HCAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the HCAC Board, see the subsection entitled “The Business Combination Proposal—The HCAC Board’s Reasons for the Approval of the Business Combination”.

Sources and Uses of Funds for the Business Combination

Sources and Uses of Proceeds

The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemptions scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Assuming No Redemption
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of June 30, 2026, net of redemptions	$211.5
PIPE Investment Proceeds(1)	2.1	Estimated transaction expenses(2)	16.6
		Cash to balance sheet	197.0
Total Sources	$213.6	Total Uses	$213.6

Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of June 30, 2026, net of redemptions	$158.6
PIPE Investment Proceeds(1)	2.1	Estimated transaction expenses(2)	14.6
		Cash to balance sheet	146.1
Total Sources	$160.7	Total Uses	$160.7

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of June 30, 2026, net of redemptions	$105.8
PIPE Investment Proceeds(1)	2.1	Estimated transaction expenses(2)	12.5
		Cash to balance sheet	95.4
Total Sources	$107.9	Total Uses	$107.9

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of June 30, 2026, net of redemptions	$52.9
PIPE Investment Proceeds(1)	2.1	Estimated Transaction expenses(2)	10.4
		Cash to balance sheet	44.6
Total Sources	$55.0	Total Uses	$55.0

Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account as of June 30, 2026, net of redemptions	$-
PIPE Investment Proceeds, net of placement fee(1)	2.1	Estimated transaction expenses(2)	8.4
Assumed PIPE Proceeds(3)	44.9	Cash to balance sheet	38.6
Total Sources	$47.0	Total Uses	$47.0

(1)

Amount reflects the $2.1 million PIPE Investment commitments (210,000 shares of Domesticated HCAC Common Stock at $10.00 per share) in connection with the Initial Subscription Agreements entered into on September 30, 2026.

(2)	Estimated transaction expenses represent estimated total transaction expenses for both HCAC and REEcycle and include the deferred underwriting commission payable from the Trust Account.
(3)	Amount reflects the Domesticated HCAC Common Stock that would be issued assuming the level of additional PIPE Investment required to satisfy the Closing Aggregate Cash Amount, and assumes no other financing. These amounts reflect approximately (i) $0.0 million of PIPE Investment in the No Redemption Scenario, (ii) $0.0 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $0.0 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $0.0 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $47.3 million of PIPE Investment in the 100% Redemptions Scenario. The placement fee on the $47.3 million of PIPE Investment is estimated to be $2.4 million. As of the date of this proxy statement/prospectus, there is no binding agreement for any additional PIPE Investment or other financing.

Material U.S. Federal Income Tax Consequences of the Domestication and for Holders of HCAC Class A Ordinary Shares Exercising Redemption Rights

For a discussion summarizing material U.S. federal income tax consequences of the Domestication and an exercise of redemption rights in connection with the Business Combination, please see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities”.

Material U.S. Federal Income Tax Consequences of the Merger

For a discussion summarizing material U.S. federal income tax consequences of the Merger, please see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities” and “Material U.S. Federal Income Tax Consequences of the Merger to REEcycle Stockholders and REEcycle”.

Summary Risk Factors

In evaluating the proposals to be presented at the extraordinary general meeting, shareholders should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 124. In particular, such risks include, but are not limited to, the following:

Risks Related to HCAC and the Business Combination

●	HCAC’s shareholders will experience dilution due to the issuance of shares of Domesticated HCAC Common Stock and securities convertible into the shares of Domesticated HCAC Common Stock to the REEcycle Stockholders as consideration in the Business Combination.

●	There is substantial doubt about our ability to continue as a going concern.

●	If third parties bring claims against HCAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $[●] per share, which is the estimated redemption price based upon the amount of cash held in the Trust Account as of [●], 2026.

●	We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

●	If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

●	If, after HCAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the HCAC Board may be viewed as having breached their fiduciary duties to HCAC’s creditors, thereby exposing the members of the HCAC Board and HCAC to claims of punitive damages.

●	HCAC’s Letter Agreement with the Sponsor and HCAC’s officers and directors may be amended without shareholder approval.

●	If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

●	You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

Risks Related to the Adjournment Proposal

●	If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the HCAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

Risks Related to the Domestication and the Business Combination

●	HCAC is not required to, and has not, obtained a third-party valuation or fairness opinion, and consequently, you may have no assurance from an independent source that the consideration being paid for REEcycle is fair to HCAC shareholders from a financial point of view.

Risks Related to REEcycle’s Business and Operations

●	REEcycle is a development-stage company with no history of commercial operations or material revenue, and there is no guarantee it will achieve or sustain profitability in the future.

●	REEcycle’s near-term success depends on its ability to successfully operationalize and operate its demonstration-scale facility in Duncan, Oklahoma, and any delays, cost overruns, or operational failures could materially harm REEcycle’s business.

●	REEcycle’s operations are currently performed at a single location, which increases our exposure to operational risks such as natural disasters.

●	REEcycle relies on its proprietary Drive Disassembly Machine technology for feedstock recovery from hard disk drives, and any failure of this equipment to perform as expected could limit REEcycle’s feedstock access.

●	REEcycle has no definitive offtake agreements for its MREO product, and its ability to sell its output at commercially acceptable prices and volumes is uncertain.

●	REEcycle may be unable to qualify its recycled rare earth products with customers or achieve market acceptance for its products.

●	REEcycle may not be able to successfully execute its growth strategy on a timely basis, or at all.

●	REEcycle’s business is built on intellectual property that it licenses from third-parties, the loss or impairment of these license rights could materially harm REEcycle’s business.

●	REEcycle has received government funding and may seek additional government support in the future, but there can be no assurance that such funding or government policy support will continue.

●	REEcycle depends on key management and technical personnel, and the loss of one or more key individuals could adversely affect REEcycle’s business.

Risks Related to REEcycle’s Industry

●	The rare earth element market is subject to significant price volatility and cyclicality, which could materially affect REEcycle’s revenues and financial results.

●	Demand for REEcycle’s products depends on continued growth in end markets that utilize permanent magnets, and slower-than-expected growth in those markets could adversely affect REEcycle’s business.

●	Rare earth recycling remains a nascent industry, and there is no assurance that a commercially viable secondary supply market will develop at the scale or pace anticipated.

●	China’s dominant position in the global rare earth supply chain and its use of export controls create significant market uncertainty that could adversely affect REEcycle’s business.

REEcycle’s Risks Related to Compliance with Law, Government Regulation, and Litigation

●	REEcycle’s operations are subject to extensive environmental, health, and safety laws and regulations and any failure to comply with these requirements or environmental liabilities arising from its operations could be costly and adversely affect REEcycle’s business.

●	REEcycle’s operations require governmental permits and licenses, and delays in obtaining or maintaining such approvals could adversely affect its business.

●	REEcycle is currently involved in a legal proceeding and may become subject to litigation or government investigations in the future that could be costly and disruptive.

REEcycle’s Financial Risks

●	REEcycle has limited experience operating at commercial scale, which makes it difficult to evaluate its future prospects.

●	REEcycle may need to raise substantial additional capital to fund its operations and growth strategy, and such capital may not be available on acceptable terms or at all.

●	REEcycle has identified material weaknesses in its internal control over financial reporting. If REEcycle does not remediate these material weaknesses, or if additional material weaknesses are identified in the future, REEcycle may not be able to report its financial results accurately or on a timely basis, which could adversely affect investor confidence in the combined company and the market price of its securities.

●	REEcycle has limited cash resources relative to its business plan, and conditions exist that may raise substantial doubt about its ability to continue as a going concern.

Risks Related to Domesticated HCAC’s Securities Following the Business Combination

●	The requirements of being a public company in the U.S., if the proposed Business Combination is completed, may strain the combined company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

●	If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Domesticated HCAC’s securities may decline.

●	If HCAC does not consummate the Business Combination, the HCAC Rights will expire worthless.

●	If the Merger does not qualify as a reorganization under Section 368(a) of the Code, REEcycle Stockholders who are U.S. Holders may be required to pay substantial U.S. federal income taxes.

●	The Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of Domesticated HCAC stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

●	The Proposed Post-Closing Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus. The use of “we” and “our” shall generally mean HCAC, with respect to periods prior to the Business Combination and Domesticated HCAC after the Business Combination. The use of “we”, “our”, or the “Company”, with respect to REEcycle’s business (or Domesticated HCAC’s) after the Business Combination, shall generally refer to REEcycle before the Business Combination or Domesticated HCAC after the Business Combination, respectively.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of HCAC and REEcycle.

Risks Related to HCAC and the Business Combination

Directors and officers of HCAC, the Sponsor and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the HCAC shareholders generally.

When you consider the recommendation of the HCAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCAC Shareholders generally. These interests include, among other things:

●

Our Sponsor purchased 7,883,293 HCAC Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.00317 per share, in a private placement prior to the consummation of the IPO. Following the underwriters’ exercise of their over-allotment option in full, the Sponsor holds 7,778,293 Founder Shares. The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and a Director, and Aaron Dominish, HCAC’s Chief Financial Officer and a Director, who share voting and investment discretion with respect to the Founder Shares and the Private Placement Units held by the Sponsor. Messrs. Bono and Dominish may be deemed to beneficially own the securities held by the Sponsor and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Certain of HCAC’s directors and officers also directly or indirectly hold economic interests in Founder Shares, including through transfers by, or membership interests in, the Sponsor. The 7,883,293 shares of Domesticated HCAC Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[   ] million based upon the closing price of $[   ] per HCAC Ordinary Share on Nasdaq on [   ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	In connection with the IPO, our Sponsor and the Underwriters purchased an aggregate of 614,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,140,000. Each Private Placement Unit consists of one Class A ordinary share and one share right to receive one-tenth (1/10) of one Class A ordinary share upon consummation of an initial business combination. The Private Placement Units and the securities underlying them will be subject to applicable transfer restrictions and may be worthless if we do not complete a business combination within the required period.

●	Given the differential in the purchase price that the Sponsor of HCAC paid for the Founder Shares as compared to the price of the HCAC Class A Ordinary Shares included in the HCAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its respective investments even if the shares of Domesticated HCAC Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor of HCAC will realize a gain on its respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

●	HCAC’s Sponsor will lose its entire investment in us if we do not complete a business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Rights may expire worthless. In such event, the 7,883,293 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor of HCAC has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the Private Placement Units and the securities underlying them would expire worthless.

●	HCAC’s Sponsor has agreed not to redeem any of the Founder Shares or HCAC Ordinary Shares held by it in connection with a shareholder vote to approve the Business Combination.

●	Alex Bono, Aaron Dominish, Peter Beckhouse, Greg Woszczalski, Matthew J. Hudson and Stephanie Wen currently serve as officers and/or directors of HCAC. To the extent any of our existing officers or directors continue as directors or officers of Domesticated HCAC following the Closing, in the future they may receive any cash fees, stock options or stock awards that the Domesticated HCAC Board determines to pay to its directors or officers.

●	Our existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loans and advances that have been made to HCAC. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC. Any Working Capital Loans may be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per unit, which units would be identical to the Private Placement Units.

●	All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

●	Because HCAC has certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCAC’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCAC. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCAC’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

●	Pursuant to the Registration Rights Agreement, HCAC’s officers and directors, the Sponsor and its members and certain other security holders named therein (including institutional non-managing investors) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Domesticated HCAC Common Stock and Rights held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCAC’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[   ] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[   ] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[   ] per HCAC Ordinary Share on Nasdaq on [   ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[   ] representing the value of the Private Placement Units and securities underlying the Private Placement Units (using the closing price of $[   ] per HCAC Unit, $[   ] per HCAC Class A Ordinary Share and $[   ] per Public Right on [   ], 2026 as proxies for such value, as applicable).

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCAC’s directors and officers, may have influenced their motivation in identifying and selecting REEcycle as a business combination target, completing an initial business combination with REEcycle and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCAC Board to vote for the Shareholder Proposals, its shareholders should consider these interests.

The Sponsor and HCAC’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.

As of the Record Date, our Sponsor and the other Initial Shareholders owned [●]% of our issued and outstanding ordinary shares, including 7,883,293 Founder Shares. Based on the IPO capitalization, the Founder Shares represented approximately [27%] of the outstanding shares after the IPO (excluding the private placement shares). Our Sponsor, officers and directors also may from time to time purchase Public Shares prior to our initial business combination. The Cayman Constitutional Documents provide that, if we seek shareholder approval of an initial business combination, such initial business combination will be approved if we receive an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of HCAC, including the Founder Shares. The Sponsor and HCAC’s directors and officers have agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote. Accordingly, the agreement by our Sponsor and officers and directors will cause us to receive an ordinary resolution, being the requisite shareholder approval for the Business Combination. As a result, HCAC would need only [●], or approximately [●]7% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). If only the minimum number of shares representing a quorum are voted, no affirmative votes from other Public Shareholders would be required to approve the Business Combination.

The ability of our Public Shareholders to exercise redemption rights with respect to a large number of our Public Shares could increase the probability that the Business Combination will be unsuccessful and that you would have to wait for liquidation in order to redeem your Public Shares.

We do not know how many Public Shareholders may exercise their redemption rights. If a larger number of Public Shares are submitted for redemption than we initially expected, we may need to arrange for additional debt or equity financing to provide working capital to Domesticated HCAC following the Closing. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels and may increase the probability that the Business Combination will be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until we complete an alternate initial business combination or if we are unable to complete an initial business combination within the time period provided by the Cayman Constitutional Documents. If you are in need of immediate liquidity, you could attempt to sell your Public Shares in the open market; however, at such time our Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of redemption rights until we liquidate, or you are able to sell your Public Shares in the open market.

The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates may elect to purchase Public Shares or Public Rights, which may influence a vote on the Business Combination and reduce the public “float” of the Public Shares or Public Rights.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding HCAC or its securities, HCAC’s officers and directors and/or their affiliates may enter into a written plan to purchase HCAC’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Rights in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining shareholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Rights outstanding or (3) increase the amount of cash available to Domesticated HCAC following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of HCAC and Domesticated HCAC securities may be reduced and the number of beneficial holders of HCAC and Domesticated HCAC securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting HCAC or REEcycle directly or by HCAC’s receipt of redemption requests submitted by shareholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination.

The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates were to purchase Public Shares or Rights, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates may purchase Public Shares or Rights outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

●	the amount of securities purchased outside of the redemption offer by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates; and

●	the number of Public Shares for which HCAC has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may have a depressive effect on the price of the Domesticated HCAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the extraordinary general meeting. In addition, the public “float” of our Public Shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on a national securities exchange.

Past performance by our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, may not be indicative of future performance of an investment in Domesticated HCAC.

Information regarding our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, is presented for informational purposes only. Any past experience and performance by our management team, our advisors and their respective affiliates and the businesses with which they have been associated, is not a guarantee that we will be able to successfully identify a suitable candidate for our initial business combination, that we will be able to provide positive returns to our shareholders, or of any results with respect to any initial business combination we may consummate. You should not rely on the historical experiences of our management team, our advisors and their respective affiliates, including investments and transactions in which they have participated and businesses with which they have been associated, as indicative of the future performance of an investment in us or as indicative of every prior investment by each of the members of our management team, our advisors or their respective affiliates. The market price of our securities may be influenced by numerous factors, many of which are beyond our control, and our shareholders may experience losses on their investment in our securities.

HCAC cannot assure you that its diligence review has identified all material risks associated with the Business Combination, and you may be less protected as an investor from any material issues with respect to REEcycle’s business, including any material omissions or misstatements contained in the registration statement or this proxy statement/prospectus relating to the Business Combination, than an investor in an underwritten initial public offering.

Even though HCAC conducted due diligence on REEcycle, this diligence may not have surfaced all material issues with REEcycle, it may not be possible to uncover all material issues through a customary amount of due diligence, and factors outside of REEcycle’s and outside of HCAC’s or Domesticated HCAC’s control may later arise.

Additionally, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event REEcycle pursued an underwritten initial public offering. In a typical initial public offering, the underwriters of the offering conduct due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to investors for any material misstatement or omissions in the registration statement. While potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any of these material misstatements or omissions, there are no underwriters of the Domesticated HCAC Common Stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination for any material misstatement or omissions in the Registration Statement or this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to future losses, impairment charges, write-downs, write-offs or other charges, as described above, that could have a significant negative effect on Domesticated HCAC’s financial condition, results of operations and the share price of Domesticated HCAC Common Stock, which could cause you to lose some or all of your investment without certain recourse against any underwriter that may be available in an underwritten public offering.

HCAC (or Domesticated HCAC) will not have any right to make damage claims against REEcycle for the breach of any representation, warranty or covenant made by REEcycle in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing and then only with respect to breaches occurring after Closing. As a result, HCAC (or Domesticated HCAC) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by REEcycle at the time of the Business Combination.

HCAC’s shareholders will experience dilution due to the issuance of shares of Domesticated HCAC Common Stock and securities convertible into or exchangeable for shares of Domesticated HCAC Common Stock to the REEcycle equityholders as consideration in the Business Combination.

HCAC’s shareholders will experience immediate dilution as a consequence of the issuance of shares of Domesticated HCAC Common Stock to the REEcycle equityholders as consideration in the Business Combination. Pursuant to the Business Combination Agreement, aggregate consideration to REEcycle equityholders will be paid entirely in shares of the combined company’s common stock, and REEcycle equityholders will be entitled to receive an earnout of up to 5,000,000 additional shares upon achievement of the applicable commercial production milestone. In addition, the HCAC Rights, including the Public Rights and the private placement Rights, entitle holders to receive shares of HCAC Class A ordinary shares upon consummation of the Business Combination, and any shares issued upon conversion of Working Capital Loans or under the New Equity Incentive Plan may result in additional dilution to non-redeeming Public Shareholders.

The following table illustrates varying ownership levels of Domesticated HCAC immediately following the Business Combination on a fully diluted basis:

	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Shareholders	22,770,000	27.7%	17,595,000	22.8%	12,420,000	17.3%	7,245,000	10.8%	2,070,000	3.1%
Initial HCAC Shareholders	8,558,693	10.4%	8,558,693	11.1%	8,558,693	11.9%	8,558,693	12.8%	8,558,693	12.9%
REEcycle Stockholders(2)	40,000,000	48.6%	40,000,000	51.8%	40,000,000	55.6%	40,000,000	59.9%	40,000,000	60.3%
REEcycle Financial Advisor	900,000	1.1%	900,000	1.2%	900,000	1.3%	900,000	1.3%	900,000	1.4%
PIPE Investors	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%	210,000	0.3%
Assumed PIPE Investors	-	0.0%	-	0.0%	-	0.0%	-	0.0%	4,730,263	7.1%
HC Singapore (Advisory Shares and Deferred HCAC Shares)(3)	7,000,000	8.5%	7,000,000	9.1%	7,000,000	9.7%	7,000,000	10.5%	7,000,000	10.5%
Additional REEcycle Shares and Deferred REEcycle Shares(3)	2,887,500	3.5%	2,887,500	3.7%	2,887,500	4.0%	2,887,500	4.3%	2,887,500	4.4%
Total(3)(4)	82,326,193	100.0%	77,151,193	100.0%	71,976,193	100.0%	66,801,193	100.0%	66,356,456	100.0%

(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 5,000,000 Earnout Shares and all Additional Shares and Deferred Shares.
(2)	Amount includes the 5,000,000 Earnout Shares, which may be issued after the Closing and only upon the achievement of the Milestone Event.
(3)	The table includes the 6,125,000 Additional HCAC Shares and the Deferred Shares issuable to HC Singapore and Empire and, as a separate line, the 2,625,000 Additional REEcycle Shares and the remaining 262,500 Deferred Shares for which no recipients have been identified. In accordance with the terms of the Business Combination Agreement, prior to the Closing, HCAC will have the right, but not the obligation, to issue or obligate itself to issue up to an aggregate of 6,125,000 Additional HCAC Shares to such recipients and in such amounts as the HCAC Board determines in its sole discretion, and HCAC will reserve for issuance up to 2,625,000 Additional REEcycle Shares that Domesticated HCAC may issue during the time period commencing on the Closing Date and ending on the date that is thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion. Following the Closing and only upon the occurrence of the Milestone Event, the Additional Share Recipients will also be eligible to receive a one-time issuance of an aggregate of 1,250,000 Deferred Shares. The issuance of Additional Shares and Deferred Shares will be made pursuant to the terms of the applicable Additional Shares Agreement. As of the date of this proxy statement/prospectus, no binding Additional Shares Agreements have been entered into in connection with the Business Combination.
(4)	The table does not include any shares reserved for issuance under the New Equity Incentive Plan. The New Equity Incentive Plan will have an initial share reserve of 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share). See “The Incentive Plan Proposal” included elsewhere in this proxy statement/prospectus.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming Public Shareholders. If the amount of PIPE Investment or additional financing is greater than the assumptions above, such financing would further increase dilution to Public Shareholders, and the amount of such potential additional dilution will not be calculable until definitive agreements for a PIPE Investment and/or additional financing are entered into, if any. See the section entitled “Summary of the Proxy Statement/Prospectus - Dilution” for additional information.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.” Subsequent to the consummation of the Business Combination, Domesticated HCAC may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Domesticated HCAC’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although HCAC has conducted due diligence on REEcycle, HCAC cannot assure you that this diligence revealed all material issues that may be present in REEcycle, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of HCAC’s or Domesticated HCAC’s control will not later arise. As a result, Domesticated HCAC may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with HCAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on liquidity, the fact that Domesticated HCAC reports charges of this nature could contribute to negative market perceptions about Domesticated HCAC or its securities. In addition, charges of this nature may cause Domesticated HCAC to violate net worth or other covenants to which it may be subject. Accordingly, any HCAC shareholder who chooses to remain a stockholder of Domesticated HCAC following the Business Combination could suffer a reduction in the value of their shares.

Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by HCAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Domesticated HCAC’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Domesticated HCAC’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, or the future results of operations or financial position of Domesticated HCAC. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that the Domesticated HCAC Common Stock issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing.

Upon the Closing, the combined company is expected to be named REEcycle, Inc. and its common stock listed on Nasdaq under the proposed symbol “REC”. Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCAC is required to cause the Domesticated HCAC Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated HCAC Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated HCAC securities would not be listed on any nationally recognized securities exchange.

There is substantial doubt about our ability to continue as a going concern.

As of June 30, 2026, HCAC had $35,741 of cash and working capital of $19,862. Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans. Management’s plans to address this need for capital are discussed in the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCAC”. If we are unable to raise additional funds to alleviate liquidity needs and complete the Business Combination or another initial business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date), then we will be forced to, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the public shares for a pro rata portion of the funds held in the trust account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the Rights may expire worthless. Our liquidity condition raises substantial doubt about our ability to continue as a going concern. The financial statements of HCAC contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

If third parties bring claims against HCAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $[●] per share, which is the estimated redemption price as of the [●], 2026.

Based upon the amount of cash in the Trust Account as of [●], 2026, the approximate redemption price is $[●] per share. The actual redemption price for any lawfully submitted redemption requests will be determined at the time of Closing, and the foregoing is merely an estimate at this time.

HCAC’s placing of funds in the Trust Account may not protect those funds from third party claims against HCAC. Although HCAC seeks to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against HCAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, HCAC’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of HCAC under the circumstances.

Examples of possible instances where HCAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HCAC and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if we are unable to complete the Business Combination or another initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination or another initial business combination, HCAC will be required to provide for payment of claims of creditors that were not waived that may be brought against HCAC within the ten (10) years following Redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to the Letter Agreement which is filed as an exhibit to this registration statement of which this proxy statement/prospectus forms a part, the Sponsor has agreed that it will be liable to HCAC if and to the extent any claims by a third party for services rendered or products sold to HCAC (except for its independent auditors), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under HCAC’s indemnity obligations to the IPO’s underwriters for certain liabilities, including liabilities under the Securities Act. However, HCAC has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and HCAC believes that the Sponsor’s only assets are securities of HCAC. Therefore, HCAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination or another initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, HCAC may not be able to complete the Business Combination or another initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of HCAC’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

HCAC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of: (i) $10.00 per Public Share; and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, HCAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HCAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce the Sponsor’s indemnification obligations to HCAC, it is possible that HCAC’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If HCAC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to HCAC’s Public Shareholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if: (i) we have sufficient funds outside of the Trust Account; or (ii) we consummate an initial business combination. Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Public Shareholders, HCAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in HCAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of HCAC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by HCAC’s shareholders in connection with our liquidation may be reduced.

If, after HCAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the HCAC Board may be viewed as having breached their fiduciary duties to HCAC’s creditors, thereby exposing the members of the HCAC Board and HCAC to claims of punitive damages.

If, after HCAC distributes the proceeds in the Trust Account to its Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by HCAC’s shareholders. In addition, the HCAC Board may be viewed as having breached its fiduciary duty to HCAC’s creditors and/or having acted in bad faith, thereby exposing itself and HCAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.

The SEC has issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we may determine to undertake in connection with such rules may increase our costs and the time needed to complete the Business Combination or any other initial business combination and may constrain the circumstances under which we could complete the Business Combination, or any other initial business combination.

On January 24, 2024, the SEC issued final rules (the “2024 SPAC Rules”), effective as of July 1, 2024, that formally adopted some of the SEC’s proposed rules for special purpose acquisition companies (“SPACs”) that were released on March 30, 2022. The 2024 SPAC Rules, among other items, impose additional disclosure requirements for business combination transactions between SPACs such as us and private operating companies; amend the financial statement requirements applicable to business combination transactions involving such companies; update and expand guidance regarding the general use of projections in SEC filings; increase the potential liability of certain participants in proposed business combination transactions; and could impact the extent to which SPACs could become subject to regulation under the Investment Company Act. The 2024 SPAC Rules may materially adversely affect our business, including our ability to complete, and the costs associated with, the Business Combination, or any other initial business combination, and results of operations.

Certain of the procedures that we may determine to undertake in connection with the 2024 SPAC Rules, or pursuant to the SEC’s views expressed in the 2024 SPAC Rules, may increase the costs and time of completing the Business Combination, or any other initial business combination, and may make it more difficult to complete such transaction.

There is a risk that the 1% U.S. federal excise tax may be imposed on us in connection with redemptions of Public Shares.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which the stock is repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) published Final Treasury Regulations (T.D. 10037), on November 24, 2025, superseded earlier proposed guidance and substantially narrowed which types of transactions are subject to the Excise Tax by providing exemptions for complete liquidations, take-private events, and certain reorganizations described in Section 368(a)(1)(F) of the Code. Additionally, the final rules apply retroactively to covered transactions after December 31, 2022. The interpretation and operation of certain other aspects of the Excise Tax remain unclear.

Based on the expected structure of the Business Combination with REEcycle, we expect to redeem the Public Shares prior to the time we are treated as a U.S. corporation for purposes of the Excise Tax under the current final Treasury Regulations, and thus we currently do not expect that we would be a covered corporation subject to the Excise Tax with respect to any redemptions of Public Shares in connection with the Business Combination that are treated as repurchases for this purpose. It is possible, however, that other future guidance is issued that would nevertheless treat us as a covered corporation or otherwise impose the Excise Tax on us with respect to redemptions of our stock in connection with the Business Combination with REEcycle.

If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, whether and to what extent we would be subject to the Excise Tax on a redemption of Public Shares would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock, (iii) the nature and amount of stock to be issued in connection with the Business Combination and the nature and amount of any private placement equity financing of HCAC or any other equity issuances (whether in connection with the Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock, and (iv) the content of any other future guidance from the Treasury.

As noted above, the Excise Tax would be payable by the repurchasing corporation, and not by the redeeming holder. If we were to be treated as a covered corporation for purposes of the redemption of Public Shares in connection with the Business Combination or otherwise, the per-share redemption amount payable from the Trust Account (including any interest earned on the funds held in the Trust Account) to Public Shareholders in connection with a redemption of Public Shares is not expected to be reduced by any Excise Tax imposed on us. The imposition of the Excise Tax on us could, however, cause a reduction in the cash available on hand to complete the Business Combination and may affect our ability to complete any business combination or fund future operations.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination or another initial business combination or force us to abandon our efforts to complete an initial business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination, or any other initial business combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company with the SEC;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination, such as the Business Combination, and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

In 2024, the SEC provided guidance that the determination of whether a SPAC, like us, is an “investment company” under the Investment Company Act is a facts and circumstances determination requiring individualized analysis and depends on a variety of factors, including a SPAC’s duration, asset composition, business purpose and activities. When applying these factors to HCAC and its operations we do not believe that our principal activities will subject us to the Investment Company Act. To this end, HCAC was formed for the purpose of completing an initial business combination with one or more businesses, such as the Business Combination with REEcycle. Since our inception, our business has been and will continue to be focused on identifying and completing the Business Combination with REEcycle, or another initial business combination, and thereafter, operating the post-transaction business or assets for the long term. Further, we do not plan to buy businesses or assets with a view to resale or profit from their resale and we do not plan to buy unrelated businesses or assets or to be a passive investor. In addition, the proceeds held in the Trust Account were invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds in this manner, and by focusing our directors’ and officers’ time toward, and operating our business for the purpose of, acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund or investing in assets for the purpose of achieving investment returns on such assets), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Further, investing in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. Instead, the Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) absent an initial business combination within the completion window, our return of the funds held in the Trust Account to our Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as described above, we may be deemed to be subject to the Investment Company Act.

If we were deemed to be an investment company for purposes of the Investment Company Act, we would need to register as such under the Investment Company Act and compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete the Business Combination or any other initial business combination. We may also be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate the Trust Account. In which case, our investors would not be able to realize the potential benefits of owning shares in a successor operating business, including the potential appreciation in the value of our securities following such a transaction, and our Rights would expire worthless. For illustrative purposes, in connection with the liquidation of our Trust Account, and based upon the amount in the Trust Account as of April 1, 2026, our Public Shareholders may receive only approximately $10.67533 per Public Share or less in certain circumstances, and our Rights may expire worthless. Further, under the subjective test of a “investment company” pursuant to Section 3(a)(1)(A) of the Investment Company Act, even if the funds deposited in the Trust Account were invested in the assets discussed above, there is a risk that we could be deemed an investment company and subject to the Investment Company Act based on the length of time such funds are invested in such assets.

We may not be able to complete the Business Combination, or another initial business combination, since such initial business combination may be subject to regulatory review and approval requirements, or may be ultimately prohibited.

The Business Combination or another initial business combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require parties to certain transactions subject to CFIUS jurisdiction to make mandatory filings, to charge filing fees related to CFIUS filings (voluntary or mandatory), and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to the transaction choose not to file voluntarily. In the case that CFIUS determines an investment to present risks to U.S. national security, CFIUS has the power to require mitigation measures with respect to the transaction or recommend that the President of the United States block the transaction if the parties do not voluntarily abandon it. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on - among other factors - the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and its implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford foreign investors certain information or governance rights in certain U.S. businesses that have a nexus to “critical technologies”, “critical infrastructure” and/or “sensitive personal data”.

We are organized in the Cayman Islands and may be deemed a foreign person by CFIUS. It is also possible that non-U.S. persons could be involved in the Business Combination or another initial business combination (e.g., as existing shareholders of a target company or as private placement equity investors), which may increase the risk that our initial business combination becomes subject to regulatory review, including review by CFIUS. As such, an initial business combination with a U.S. business or foreign business with U.S. subsidiaries that we may wish to pursue may be subject to CFIUS review. If a particular proposed initial business combination with a U.S. business falls within CFIUS’s jurisdiction, we may determine that we are required to make a mandatory filing or that we will submit to CFIUS review on a voluntary basis, or to proceed with the transaction without submitting to CFIUS and risk CFIUS intervention, before or after closing the transaction. CFIUS may decide to block or delay our proposed initial business combination, require mitigation measures with respect to such initial business combination or request the President of the United States to order us to divest all or a portion of the U.S. target business of our initial business combination that we acquired without first obtaining CFIUS approval. This may limit the attractiveness of, delay or prevent us from pursuing certain target companies that we believe would otherwise be beneficial to us and our shareholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited, and we may be adversely affected in terms of competing with other special purpose acquisition companies which do not have any foreign ownership issues. In addition, certain businesses may be subject to rules or regulations that limit or impose additional requirements with respect to foreign ownership.

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we are unable to consummate our initial business combination within the applicable time period required under our amended and restated memorandum and articles of association, including as a result of extended regulatory review of a potential initial business combination, we will, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, our shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment. Additionally, the HCAC Rights may expire worthless.

HCAC’s Letter Agreement with the Sponsor and HCAC’s officers and directors may be amended without shareholder approval.

HCAC’s Letter Agreement with the Sponsor and HCAC’s officers and directors contains provisions relating to transfer restrictions of the Founder Shares, Private Placement Units and securities underlying the Private Placement Units, indemnification of the Trust Account, waiver of redemption rights and participation in liquidating distributions from the Trust Account. The Letter Agreement may be amended without shareholder approval. While HCAC does not expect the HCAC Board to approve any amendments to the Letter Agreement prior to HCAC’s initial business combination, it may be possible that the HCAC Board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to the Letter Agreement. Any such amendments to the Letter Agreement would not require approval from HCAC’s shareholders and may have an adverse effect on the value of an investment in HCAC’s securities. Concurrently with the execution of the Business Combination Agreement, HCAC entered into the Sponsor Support Agreement with the Sponsor and REEcycle, pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the extraordinary general meeting. Amendment of the Sponsor Support Agreement would require approval from HCAC, REEcycle and the Sponsor, but would not require approval from HCAC’s shareholders.

If you or a “group” of shareholders are deemed to hold in excess of 15% of the Public Shares, you may lose the ability to redeem all such shares in excess of 15% of our Public Shares.

The Cayman Constitutional Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other Person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares, which we refer to as the “Excess Shares”, without our prior consent. However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

Our Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) our completion of an initial business combination, and then only in connection with those Public Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of our Public Shares if we are unable to complete an initial business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date), subject to applicable law and as further described herein. In no other circumstances will Public Shareholders have any right or interest of any kind in the Trust Account. Holders of Public Rights will not have any right to the proceeds held in the Trust Account with respect to the Public Rights. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Public Rights, potentially at a loss.

A Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account may not put such shareholder in a better future economic position.

The price at which a stockholder may be able to sell its shares of Domesticated HCAC Common Stock in the future following the completion of the Business Combination (or shares received or retained in connection with any alternative business combination) is not determinable as of the date of this proxy statement/prospectus. Certain events following the consummation of the Business Combination may cause an increase in REEcycle’s share price and may result in a lower value realized now than a Public Shareholder might realize in the future had the shareholder redeemed their Public Shares. Similarly, if a Public Shareholder does not redeem their Public Shares, the shareholder will bear the risk of ownership of Domesticated HCAC Common Stock after the consummation of the Business Combination, and a stockholder may not be able to sell its Domesticated HCAC Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult, and rely solely upon, the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The net cash available to Domesticated HCAC from the Trust Account in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement to the shares of Domesticated HCAC Common Stock to be issued to the REEcycle equityholders.

In recent litigation following the closing of other “deSPAC” transactions, plaintiffs have alleged that it was a material omission for the SPAC not to have disclosed in its proxy statement/prospectus that the “net cash per public share” of the SPAC was materially below the price per share ascribed to the combined company’s shares to be issued to the target stockholders in the business combination. While such litigation has been brought against Delaware SPACs in Delaware courts (and HCAC is a Cayman Islands exempted company), and without acknowledging the relevance of net cash per share information or the merits of any such claim, Public Shareholders should be aware that the net cash available to Domesticated HCAC from the Trust Account in respect of each Public Share that is not redeemed will be materially less than the price per share ascribed in the Business Combination Agreement due to the expenses attributable to HCAC, and the dilution from the 7,883,293 shares of Domesticated HCAC Common Stock that will be issued upon conversion of the HCAC Class B Ordinary Shares and the shares issuable upon conversion of the HCAC Rights.

Assuming an estimated redemption price of $[●] per share based upon the amount of cash held in the Trust Account as of [●], 2026, (1) under the No Redemption Scenario, such amount would be equal to approximately $[●] per share, which is the quotient of (a) $[●], which is the maximum aggregate transaction proceeds, including (i) all of the cash remaining from the Trust Account (assuming no redemptions), less (ii) the amount of estimated transaction expenses of HCAC of $[●], divided by (b) the sum of (i) 20,700,000 (which is the number of Public Shares outstanding assuming no redemptions), plus (ii) 7,883,293 (which is the number of shares of Domesticated HCAC Common Stock that will be issued upon conversion of the HCAC Class B Ordinary Shares), plus (iii) the number of shares issuable upon conversion of the HCAC Rights, and (2) under the Maximum Redemption Scenario, such amount would be equal to $[●] per share, which is the quotient of (a) $[●], which is the minimum aggregate transaction proceeds, including (i) the cash remaining in the Trust Account (after redemptions), less (ii) the amount of estimated transaction expenses of HCAC of $[●], divided by (b) the sum of (i) [●] (which is the number of Public Shares outstanding assuming the Maximum Redemption Scenario), plus (ii) 7,883,293 (which is the number of shares of Domesticated HCAC Common Stock that will be issued upon conversion of the HCAC Class B Ordinary Shares), plus (iii) the number of shares issuable upon conversion of the HCAC Rights. In either case, such “net cash per public share” would be less than the Per Share Price of $[●]. This calculation does not take into account REEcycle’s estimated transaction expenses.

For additional information, including calculations of the net cash available from the Trust Account per Public Share and calculations of the net tangible book value per share see the sections of this proxy statement/prospectus entitled “Questions and Answers For Shareholders of HCAC - What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” and “Summary of the Proxy Statement/Prospectus – Dilution”.

If a Public Shareholder fails to receive notice of our offer to redeem the Public Shares in connection with the Business Combination, or fails to comply with the procedures for submitting or tendering its Public Shares, such Public Shares may not be redeemed.

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the completion of the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through HCAC Units and elect to separate your HCAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver your share certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed. Any Public Shareholders who fail to properly elect to redeem their Public Shares and deliver their Public Shares in the manner described above will not be entitled to have her or his shares redeemed. See the section entitled “Extraordinary General Meeting of HCAC—Redemption Rights” for the procedures to be followed if you wish to have your Public Shares redeemed for cash.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the Public Shareholders may be forced to wait beyond such date before redemption from our Trust Account.

If we are unable to consummate the Business Combination or another initial business combination by the date required in the Cayman Constitutional Documents, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable), will be used to fund the redemption of our Public Shares, as further described herein. Any redemption of Public Shareholders from the Trust Account will be effected automatically by function of our amended and restated memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our Public Shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. In that case, investors may be forced to wait beyond the end of the completion window before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate the Business Combination or another initial business combination prior thereto and only then in cases where investors have properly sought to redeem their Public Shareholders. Only upon our redemption or any liquidation will Public Shareholders be entitled to distributions if we are unable to complete the Business Combination or another initial business combination.

The consummation of the Business Combination is subject to multiple closing conditions, including minimum cash requirements and market-based conditions, any of which may make it more difficult for HCAC to complete the Business Combination as contemplated and may result in the Business Combination not being consummated, which could adversely impact the value of HCAC Ordinary Shares.

The consummation of the Business Combination is subject to a number of conditions, including those included in the Business Combination Agreement. The timing and completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by HCAC’s shareholders is not obtained and failure to obtain approval for listing of Domesticated HCAC Common Stock on Nasdaq, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement - Conditions to Closing”), or that other Closing conditions are not satisfied.

The Business Combination Agreement provides that REEcycle’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the combined company must have at least $40,000,000 in unrestricted cash and cash equivalents (“Closing Aggregate Cash Amount”), equal to the sum of (a) the cash proceeds to be received by HCAC or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after giving effect to the Redemption) plus (b) the aggregate cash proceeds actually received by HCAC or any of its Affiliates in respect of the PIPE Investment minus (c) the HCAC Transactions Costs.

This condition is for the sole benefit of REEcycle and can be waived only by REEcycle. If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could be terminated, and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated with less than the BCA Minimum Cash in the Trust Account, the cash held by the combined company after the Closing may not be sufficient to allow it to operate and pay its bills as they become due. There can be no assurance that REEcycle could and would waive the BCA Closing Aggregate Cash Amount. Furthermore, as provided in the Cayman Constitutional Documents, in no event will HCAC redeem its public shares in an amount that would cause HCAC’s net tangible assets to be less than $5,000,001. If such conditions are not met, then the Business Combination Agreement could be terminated, and the proposed Business Combination would not be consummated.

In the event that the BCA Closing Aggregate Cash Amount is not met or waived, then HCAC may not complete the Business Combination with REEcycle and will have limited time to seek another acquisition target, which could adversely impact the value of HCAC’s Ordinary Shares.

HCAC’s affiliates are not obligated to make loans to HCAC in the future (other than the Sponsor’s commitment to provide HCAC loans in order to finance transaction costs in connection with a business combination). The additional exercise of redemption rights with respect to a large number of HCAC’s public shareholders may make HCAC unable to take such actions as may be desirable in order to optimize the capital structure of REEcycle after consummation of the Business Combination and HCAC may not be able to raise additional financing from unaffiliated parties necessary to fund the combined company’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding HCAC’s ability to continue as a going concern at such time.

If HCAC does not complete the Business Combination, HCAC could be subject to various risks, including:

●	the parties may be liable for damages to one another under certain circumstances pursuant to the terms and conditions of the Business Combination Agreement;

●	negative reactions from the financial markets, including declines in the price of the HCAC Class A Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

●	the attention of HCAC management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination; and

●	each of these risks could adversely impact the value of HCAC Ordinary Shares.

The exercise of HCAC’s management’s discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the HCAC shareholders’ best interest.

In the period leading up to the Closing, events may occur that may require HCAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by REEcycle, or to waive rights that HCAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of REEcycle’s business, a request by REEcycle to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on REEcycle’s business. In any of such circumstances, it would be at HCAC’s discretion, acting through the HCAC Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is best for HCAC and HCAC’s shareholders and what he or she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HCAC does not believe there will be any changes or waivers that HCAC management would be likely to make after shareholder approval has been obtained. While certain changes could be made without further approval of HCAC’s shareholders, HCAC will circulate a new or amended proxy statement/prospectus and re-solicit its shareholders if changes to the terms of the transaction that would have a material impact on HCAC’s shareholders are required prior to the vote on the Business Combination Proposal.

HCAC may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into business combination agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on HCAC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect HCAC’s and REEcycle’s respective businesses, financial condition and results of operation.

HCAC’s shareholders may be held liable for claims by third parties against HCAC upon redemption of their shares to the extent of distributions received by them.

If HCAC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, HCAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by HCAC’s shareholders. Furthermore, HCAC’s directors may be viewed as having breached their fiduciary duties to HCAC or its creditors and/or may have acted in bad faith, thereby exposing themselves and HCAC to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. HCAC cannot assure you that claims will not be brought against it for these reasons. HCAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of HCAC’s share premium account while it was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to a fine and to imprisonment for five years in the Cayman Islands.

The terms of the HCAC Rights may be amended in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then outstanding Public Rights.

The HCAC Rights were issued pursuant to the Rights Agreement between Continental, as rights agent, and HCAC. The Rights Agreement provides that the terms of the Rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, including to conform the provisions of the Rights Agreement to the description of the terms of the Rights and the Rights Agreement set forth in the IPO prospectus, or to add or change provisions that the parties deem necessary or desirable and that do not adversely affect the rights of the registered holders of the Rights. The approval by the holders of at least 50% of the then-outstanding public Rights is required to make any change that adversely affects the rights of the registered holders of public Rights under the Rights Agreement. Accordingly, the terms of the Public Rights may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Rights approve of such amendment, including amendments to convert the Rights into cash or another security or decrease the number of Class A ordinary shares exchangeable upon conversion of a Right.

The Rights Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Rights, which could limit the ability of Right holders to obtain a favorable judicial forum for disputes.

The Rights Agreement provides that, subject to applicable law: (i) any action, proceeding or claim against us arising out of or relating in any way to the Rights Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York; and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. There is uncertainty as to whether courts will enforce the exclusive forum provisions in the Rights Agreement. In that regard, Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive federal forum provision for causes of action arising under the Securities Act restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. Shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, these provisions of the Rights Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the HCAC Rights shall be deemed to have notice of and to have consented to the forum provisions in the Rights Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Rights Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the HCAC Rights, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Right holder in any such enforcement action by service upon such Right holder’s counsel in the foreign action as agent for such Right holder. This choice-of-forum provision may limit a Right holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with HCAC, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Rights Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

The issuance of shares upon conversion of the HCAC Rights may make it more difficult for HCAC to consummate the Business Combination or may increase dilution to Public Shareholders that do not redeem.

Each Public Right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of an initial business combination, and no fractional shares will be issued upon conversion of the Rights. The issuance of shares upon conversion of the Rights will increase the number of shares of Domesticated HCAC Common Stock outstanding after the Business Combination and may reduce the ownership percentage of non-redeeming Public Shareholders.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the HCAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the extraordinary general meeting, the HCAC Board determines that it would be in the best interests of HCAC to adjourn the extraordinary general meeting to give HCAC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the HCAC Board will seek approval to adjourn the extraordinary general meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the HCAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

Risks Related to the Domestication and the Business Combination

HCAC is not required to, and has not, obtained a third-party valuation or fairness opinion, and consequently, you may have no assurance from an independent source that the consideration being paid for REEcycle is fair to HCAC shareholders from a financial point of view.

HCAC is not required to, and has not, obtained an opinion from an independent investment banking firm that the consideration being paid for REEcycle is fair to HCAC shareholders from a financial point of view. The fair market value of REEcycle has been determined by the HCAC Board based upon standards generally accepted by the financial community, such as potential sales and the price for which comparable businesses or assets have been valued. Accordingly, HCAC stockholdRers will be relying on the judgment of the HCAC Board with respect to such matters and assuming the risk that the HCAC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the proposed Business Combination, which could potentially impact HCAC’s ability to consummate the Business Combination, or demand redemption of their shares for cash, which would leave REEcycle OpCo with less cash from the Trust Account at Closing.

The Domestication may result in adverse tax consequences for holders of HCAC Class A Ordinary Shares and HCAC Rights.

Duane Morris LLP has delivered an opinion that, based on customary assumptions, representations and covenants, the Domestication should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code i.e., an F Reorganization, which such opinion is filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. The obligations of HCAC to undertake the Domestication and Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. HCAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities - II. U.S. Holders”) of HCAC Class A Ordinary Shares or HCAC Rights generally would recognize gain or loss with respect to its HCAC Class A Ordinary Shares or HCAC Rights in an amount equal to the difference, if any, between the fair market value of the corresponding Domesticated HCAC Common Stock or Domesticated HCAC Rights received in the Domestication and the U.S. Holder’s adjusted tax basis in its HCAC Class A Ordinary Shares or HCAC Rights surrendered. Additionally, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities - III. Non-U.S. Holders”) may become subject to withholding tax on any amounts treated as dividends paid on Domesticated HCAC Common Stock after the Domestication.

Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:

●	a U.S. Holder who is a 10% U.S. Shareholder on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by HCAC the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the HCAC Class A Ordinary Shares held directly by such U.S. Holder;

●	a U.S. Holder whose HCAC Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its HCAC Class A Ordinary Shares as if such U.S. Holder exchanged its HCAC Class A Ordinary Shares for Domesticated HCAC Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by HCAC the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367 of the Code) attributable to such U.S. Holder’s HCAC Class A Ordinary Shares; and

●	a U.S. Holder whose HCAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of HCAC’s earnings and profits in income under Section 367 of the Code in connection with the Domestication.

The application of the rules under Section 367 of the Code to the HCAC Rights is uncertain, and all U.S. Holders are urged to consult their tax advisors with respect to the particular tax consequences applicable to them of the attribution rules and application of the rules to the HCAC Rights.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive effective dates), if finalized in their current form, generally would require that a U.S. person who disposes of stock of a PFIC (including for this purpose, a HCAC Right, which may be characterized as stock itself or may be treated as stock, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. HCAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of HCAC Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of HCAC Class A Ordinary Shares for Domesticated HCAC Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s HCAC Class A Ordinary Shares. In addition, the proposed Treasury Regulations provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges HCAC Rights in the Domestication; under current law, however, the elections mentioned above do not apply to an option (and the HCAC Rights may be considered an option for such purposes). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of HCAC. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities - II. U.S. Holders - A. Tax Effects of the Domestication to U.S. Holders - 5. PFIC Considerations”.

Although the redemptions of U.S. Holders that exercise redemption rights with respect to HCAC Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication. For a more complete discussion of the tax effects to U.S. Holders of Exercising Redemption Rights, see “Material U.S. Federal Income Tax Consequences for Holders of HCAC Securities and Domesticated HCAC Securities - II. U.S. Holders -B. Tax Effects to U.S. Holders of Exercising Redemption Rights.

Risks Related to REEcycle’s Business and Operations

REEcycle is a development-stage company with no history of commercial operations or material revenue, and there is no guarantee it will achieve or sustain profitability in the future.

REEcycle is a development-stage company that has not yet generated material product revenue from commercial operations. REEcycle’s large-scale demonstration facility in Duncan, Oklahoma is currently under development and is expected to be operational in calendar Q3 2026 and there can be no assurance that REEcycle will successfully transition from its current pre-commercial status to demonstration-scale or commercial-scale production, or that such transitions will occur on the timelines contemplated. REEcycle has incurred net losses since inception of approximately $2.0 million and $1.1 million for the years ended December 31, 2025 and 2024, respectively, and approximately $1.8 million for the six months ended June 30, 2026. REEcycle expects to continue to incur significant operating losses and negative cash flows from operations for the foreseeable future as it commissions the Duncan facility and attempts to scale its operations, and it may never generate material revenue, achieve profitability or generate positive cash flow from operations.

REEcycle’s near-term success depends on its ability to successfully operationalize and operate its demonstration-scale facility in Duncan, Oklahoma, and any delays, cost overruns, or operational failures could materially harm REEcycle’s business.

REEcycle’s near-term business plan is dependent on the successful starting operations of its demonstration-scale recycling facility in Duncan, Oklahoma, which is currently targeted in Q3 2026. REEcycle’s current estimated total capital cost for the demonstration facility is approximately $1.0 million. That estimate is based on REEcycle’s current engineering, procurement and construction plan, has not been independently verified and remains subject to change. Actual costs may differ materially from this estimate, including as a result of tariffs and other trade measures affecting imported equipment and materials, supply chain disruption, and inflation in construction, equipment and labor costs. Actual costs may vary materially from this budget.

The development of a new processing facility involves significant risks, including potential delays in engineering, procurement, construction, operations, and ramp up. REEcycle cannot guarantee that the facility will be completed on schedule or within budget, or that it will perform at the production rates, recovery efficiencies, or cost levels anticipated. Construction and launch projects of this nature are subject to numerous contingencies, many of which are beyond REEcycle’s control, including supply chain disruptions, permitting delays, weather events, equipment failures, labor shortages, and unforeseen technical challenges. Any significant cost overruns or delays could require REEcycle to seek additional financing on unfavorable terms or could result in the facility not being completed at all. Failure to successfully commence and operate the demonstration-scale facility would have a material adverse effect on REEcycle’s business, financial condition, results of operations, and prospects.

REEcycle may be dependent on specialized equipment, materials and suppliers, and disruptions affecting its supply chain could adversely affect its operations.

REEcycle’s ability to construct, launch and operate its facilities depends on the availability of specialized equipment, components, reagents and other materials required for its processes. Certain equipment and inputs may be available from a limited number of suppliers or may require significant lead times to procure, replace or repair.

Delays in obtaining required equipment or materials, disruptions in supplier relationships, increases in input costs, or the inability of suppliers to meet REEcycle’s technical requirements could delay facility operations, limit production capacity or increase operating costs. Any such disruption could materially adversely affect REEcycle’s business, financial condition, results of operations and prospects.

REEcycle’s operations are currently performed at a single location, which increases our exposure to operational risks such as natural disasters.

REEcycle’s operations are currently concentrated at its demonstration-scale production facility in Duncan, Oklahoma, and, for the foreseeable future, REEcycle expects its operations to remain highly concentrated until additional commercial facilities, if any, are developed. As a result, any disruption affecting the Duncan facility, including equipment failures, natural disasters, utility interruptions, labor shortages, regulatory actions or other force majeure events, could significantly disrupt or suspend substantially all of REEcycle’s operations, delay its commercialization efforts and materially adversely affect its business, financial condition, results of operations and prospects.

The Duncan, Oklahoma region has historically experienced tornadoes and electrical storms, either of which if they were to impact the Duncan facility could significantly impact our operations. In addition, in May 2026, a fire damaged our facility in Houston, Texas. We believe the fire originated with a three-dimensional printer used in the facility to fabricate parts for our DDM machine. While the DDM machine was not damaged in the fire, the fire had the potential to damage equipment and is an example of the type of operational risk that could significantly interrupt our operations.

The equipment used in our operations has long procurement and replacement lead times (which can be up to six (6) months in some cases). As a result a partial or total loss of our Duncan facility or the equipment located there due to fire, natural disasters, equipment failure or other unforeseen events could significantly disrupt our operations for extended periods of time. Although we maintain property and business interruption insurance intended to mitigate certain losses arising from such events, our insurance coverage may not be sufficient to cover all the losses, damages or business interruptions we may incur. Furthermore, we may experience significant increases in our insurance premium costs in relation to these matters that may have a material adverse effect upon our business, liquidity, financial condition, or results of operations. Unlike companies with multiple operating facilities or diversified revenue streams, REEcycle currently has no alternative operating facilities or significant diversified sources of revenue that could mitigate the effects of any such interruptions.

Changes in market demand for our MREO product, or fluctuation in supply of our end-of-life magnet feedstock, could adversely affect our results of operations.

REEcycle’s current business strategy is focused on the production and commercialization of MREO product recovered from recycled feedstock. Because REEcycle currently expects to rely on a single principal product, it has limited ability to offset adverse market developments affecting that product through sales of other products or services. Accordingly, changes in market demand, pricing, customer qualification requirements, product specifications or competitive conditions affecting MREO product would be expected to have a disproportionately adverse effect on REEcycle’s business, financial condition, results of operations and prospects.

REEcycle’s proprietary hydrometallurgical process has not been validated at commercial scale, and there is no guarantee that the technology is scalable.

REEcycle’s production process and technology has been tested at bench and pilot scale but has not yet been demonstrated at commercial production volumes. There can be no assurance that the technology will perform consistently or economically at larger scale. The transition from demonstration to commercial-scale production frequently involves unforeseen technical challenges and may require significant adjustments that cannot be fully identified or resolved until REEcycle attempts to operate at greater scale. Scaling challenges may include, but are not limited to, difficulties in maintaining consistent recovery rates, managing process chemistry at higher throughput, controlling costs at scale, and achieving the product quality standards required by downstream customers. Adjustments may be required to equipment design, process parameters, material handling systems, feedstock specifications, operating conditions, throughput, energy and reagent usage, waste and byproduct management, and quality control procedures. Factors that perform predictably at small scale — including chemical reactions, thermal management, mixing, separation, and equipment tolerances — do not always behave the same way at larger volumes, and issues that are immaterial in a demonstration setting can become significant operational or economic constraints in commercial production. If REEcycle is unable to scale its technology successfully, it may be unable to generate the revenue and margins contemplated in its business plan, which would have a material adverse effect on its business, financial condition, results of operations, and prospects.

REEcycle’s business depends on securing and maintaining adequate feedstock supply, and its inability to source sufficient cost-effective end-of-life magnets could materially impair its operations.

REEcycle’s production operations require a reliable and cost-effective supply of end-of-life permanent magnets from sources such as hard disk drives, electric vehicle motors, wind turbines, MRI systems, and magnet manufacturing swarf. At present, REEcycle does not have definitive, long-term feedstock supply agreements in place. REEcycle has entered into a non-binding letter of intent with a wind turbine generator manufacturer with respect to feedstock supply. Other than this letter of intent, REEcycle has not entered into any feedstock supply agreements and continues to evaluate sourcing opportunities from multiple prospective suppliers and inbound inquiries. There can be no assurance that REEcycle will be able to secure adequate quantities of feedstock on commercially acceptable terms, or at all. The market for end-of-life rare earth magnets is nascent, and REEcycle may face competition from other recyclers, magnet manufacturers pursuing closed-loop programs, and primary rare earth producers seeking to secure secondary supply. Additionally, changes in technology (such as the shift away from magnetic hard disk drives) or the development of alternative magnet chemistries, or solid state drives that do not use permanent magnets, that reduce reliance on NdFeB magnets could reduce the availability of certain feedstock sources over time. If REEcycle is unable to secure adequate feedstock on commercially reasonable terms, its production capacity, revenue, and financial results could be materially adversely affected.

REEcycle relies on its proprietary Drive Disassembly Machine technology for feedstock recovery from hard disk drives, and any failure of this equipment to perform as expected could limit REEcycle’s feedstock access.

REEcycle has developed its proprietary Drive Disassembly Machine (“DDM”) to automate the extraction of permanent magnets from end-of-life hard disk drives. While REEcycle completed a pilot deployment with a large data-center operator in Q4 2025, the DDM has not yet been deployed at commercial scale. REEcycle is targeting the deployment of three DDM units by the fourth quarter of 2026. REEcycle’s commercialization strategy depends on entering into commercial agreements for the deployment of its DDM units. To date, REEcycle has not entered into binding agreements for such deployments. There can be no assurance that REEcycle will be able to negotiate and execute such agreements on acceptable terms, or at all. Following a hard-drive processing campaign of approximately 10,000 drives conducted with a hyperscale data-center operator in fiscal year 2025, REEcycle recorded, based on its internal operating records for that campaign, throughput of more than 800 drives per eight-hour shift, with the DDM able to process a drive approximately every 20 seconds. These figures have not been independently verified and may not be representative of throughput achievable over a sustained commercial operation. There can be no assurance that the DDM will achieve the processing speeds, reliability, or cost efficiencies expected by management, or that it will be suitable for deployment across a range of hard drive form factors and conditions. Any failure of the DDM technology to perform as anticipated could limit REEcycle’s ability to efficiently access hard-disk-drive feedstock, increase its per-unit feedstock costs, and adversely affect its business and operating results.

REEcycle has no definitive offtake agreements for its MREO product, and its ability to sell its output at commercially acceptable prices and volumes is uncertain.

REEcycle intends to sell its MREO product to downstream rare earth separation and metallization companies. However, REEcycle does not currently have definitive offtake agreements in place with these customers. The market for secondary (recycled) rare earth oxides is in the early stages of development, and potential customers may require extensive product qualification and testing processes before entering into binding purchase commitments. There can be no assurance that REEcycle will be able to secure offtake agreements on commercially favorable terms, or at all, or that such agreements, once entered into, will be maintained. Without confirmed customers willing to purchase REEcycle’s output at sufficient prices and volumes, REEcycle’s ability to generate revenue and achieve profitability would be materially adversely affected.

REEcycle may be unable to qualify its recycled rare earth products with customers or achieve market acceptance for its products.

REEcycle’s ability to generate revenue will depend on its ability to produce recycled rare earth materials that meet the technical specifications and quality requirements of downstream customers, including rare earth separation, metallization and permanent magnet manufacturers. Unlike certain commodity products that may be purchased based primarily on price and availability, recycled rare earth materials may require customers to complete qualification, testing and validation processes before incorporating such materials into their supply chains. These processes may be lengthy, costly and subject to requirements that vary among customers.

There can be no assurance that REEcycle’s MREO product will consistently meet customer specifications, that customers will accept recycled rare earth materials at the anticipated rate, or that REEcycle will be able to successfully complete qualification processes with potential customers. In addition, customers may require REEcycle to demonstrate consistent production quality, reliable supply volumes and competitive pricing before entering into long-term commercial arrangements. Failure to achieve customer qualification, market acceptance or commercial adoption of REEcycle’s recycled rare earth products could limit REEcycle’s ability to secure offtake arrangements, generate revenue and achieve profitability.

REEcycle may not be able to successfully execute its growth strategy on a timely basis, or at all.

REEcycle’s future business, operating results and financial condition will depend on its ability to successfully execute its growth strategy. As a pre-revenue company, REEcycle faces significant execution risks as it scales its operations, commercializes its technology and develops its business. REEcycle’s ability to implement its growth strategy depends on a number of factors, many of which are beyond its control, including its ability to:

●	Demonstrate the commercial viability and economic efficiency of its rare earth recycling processes and produce recycled rare earth materials that meet customer specifications for permanent magnet applications;

●	Successfully transition its technology from pilot- and demonstration-scale operations to commercial production while maintaining targeted recovery rates, product quality and operating performance;

●	Design, finance, construct, launch and operate planned and future commercial recycling facilities on schedule and within budget;

●	Continue to invest in research and development, process optimization and technology improvements, and protect and expand its intellectual property portfolio;

●	Secure reliable sources of end-of-life permanent magnets, manufacturing scrap and other rare earth-containing feedstock, as well as establish strategic commercial relationships with suppliers, customers and industry partners;

●	Successfully establish market acceptance for its recycle rare earth products and compete effectively with producers of primary and recycled rare earth materials; and

●	Attract, retain and develop qualified management, engineering, scientific and operational personnel with specialized expertise in rare earth processing, recycling and advanced materials.

If REEcycle is unable to successfully execute its growth strategy, commercialize its technology or achieve meaningful production and customer adoption, its business prospects, financial condition and results of operations could be materially adversely affected, including if REEcycle invests in resources in a growth strategy that ultimately proves unsuccessful.

REEcycle’s business is built on intellectual property that it licenses from third-parties, the loss or impairment of these license rights could materially harm REEcycle’s business.

REEcycle’s core technology is built upon two utility patents (granted in 2019 and 2020), for which it has the exclusive license to use, develop and market from the University of Houston (the “University”). REEcycle does not own these patents outright. For additional detail about these patents, see the section entitled Information About REEcycle—Our Technologies and Intellectual Property. REEcycle’s ability to operate its recycling process depends on maintaining these exclusive license rights in good standing. Under an April 2026 amendment to the University license, REEcycle must achieve three milestones to maintain the license in good standing. The first of these milestones—our Duncan, Oklahoma demonstration facility being operational—is due September 30, 2026. If REEcycle does not launch operations of the demonstration facility before this deadline, REEcycle would need to seek a waiver of this milestone condition in order to maintain the University license in good standing. The second milestone—completion of commercial scale feasibility study—is due December 31, 2026. And the third milestone—permanent facility construction and commercial production of a minimum of 50MT of MREO per year—is due June 30, 2028. If REEcycle were to breach the terms of its license agreement, or if the University were to terminate the agreement for any reason permitted under its terms, including failure to grant a waiver of any of the milestone conditions, REEcycle could lose access to its core technology, which would have a material adverse effect on its business. In addition, the licensed patents have a finite term, and there is no assurance that REEcycle will be able to develop or acquire additional intellectual property sufficient to maintain its competitive position following the expiration of these patents. REEcycle does not currently own any issued patents, which limits its ability to exclude competitors from practicing similar techniques independently developed outside the scope of the licensed claims.

The patent protection under these licensed patents is limited to the U.S., and REEcycle and the University have lost the ability to pursue patent protection in foreign jurisdictions for the patented processes and systems. Patent rights are territorial, and a U.S. patent does not protect an invention outside the U.S. Because the patent rights are confined to the U.S., competitors are free to make, use, sell, and import products incorporating our patented technology in any country outside the U.S. without infringing our patents. This could materially and adversely affect REEcycle’s ability to compete in international markets, license or partner with third parties abroad, manufacture or have MREO manufactured overseas using the protected technology. It may also reduce the commercial value of our intellectual property and could limit REEcycle’s future licensing, partnership, or expansion opportunities outside the U.S.

REEcycle may be unable to adequately protect its intellectual property and proprietary information, which could impair its competitive position.

In addition to its licensed patent rights, REEcycle relies on trade secrets, confidential information, proprietary processes, know-how and other intellectual property to maintain its competitive position. REEcycle seeks to protect this information through confidentiality agreements, intellectual property protections and other contractual arrangements; however, these measures may not prevent unauthorized disclosure, use or misappropriation of its proprietary information.

REEcycle may be unable to detect unauthorized use of its intellectual property or take effective steps to enforce its rights. In addition, competitors or other third parties may independently develop technologies or processes that are similar to or competitive with REEcycle’s technology without infringing REEcycle’s intellectual property rights. Any failure to adequately protect or enforce REEcycle’s intellectual property rights could reduce the value of its technology and adversely affect its business, financial condition and results of operations.

REEcycle has received government funding and may seek additional government support in the future, but there can be no assurance that such funding or government policy support will continue.

In January 2025, REEcycle received an award under the Defense Production Act Title III program to support the commissioning of its demonstration facility and the advancement of its commercialization efforts. Funds under the award are reimbursed based on qualifying expenditures matched dollar-for-dollar by REEcycle and are subject to REEcycle’s continued compliance with the terms and conditions of the award. The maximum reimbursement under the award is approximately $5.1 million. If REEcycle fails to satisfy applicable requirements, experiences delays in achieving project milestones or otherwise fails to comply with the award conditions, the government could reduce, delay, suspend or terminate funding, require repayment of previously disbursed amounts or impose other remedies. Government awards of this nature may also be subject to audit, modification or termination by the awarding agency in accordance with applicable law and the terms of the award. Any such More broadly, REEcycle’s business and growth strategy may benefit from government initiatives intended to strengthen domestic critical mineral supply chains and advanced manufacturing, including programs administered by the U.S. Department of War and other federal agencies. However, government funding programs and incentive initiatives are subject to annual appropriations, changing political priorities, regulatory developments and budgetary constraints. There can be no assurance that existing programs will remain available, that future awards or grants will be made available to REEcycle, or that government policies supporting domestic rare earth recycling and processing will continue. Any reduction in government funding or policy support could adversely affect REEcycle’s ability to finance its operations, develop commercial-scale facilities, expand its processing capacity, compete effectively and execute its business strategy.

REEcycle depends on key management and technical personnel, and the loss of one or more key individuals could adversely affect REEcycle’s business.

REEcycle’s success depends on the continued service of its executive officers and key technical personnel, including its Chairman, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and other members of management. These individuals possess specialized knowledge of REEcycle’s proprietary technology, operations, industry relationships, and strategic direction. Loss of one or more of these individuals could significantly disrupt REEcycle’s operations, delay its commercialization timeline, and adversely affect its ability to execute its business plan. REEcycle operates in a specialized field and competes for talent with larger, better-resourced companies in the mining, metals, chemical engineering, and advanced manufacturing sectors. There can be no assurance that REEcycle will be able to attract, retain, and motivate qualified personnel as needed, and any failure to do so could materially adversely affect its business, financial condition, and results of operations.

None of REEcycle’s key employees are bound by noncompetition agreements, and REEcycle may not be able to require such agreements as a condition of employment in all jurisdictions in which it operates. As a result, key employees may leave REEcycle and join or establish a competing business. Because these individuals possess knowledge of REEcycle’s proprietary technology, processes, and business strategy, their departure could increase the risk that competitors benefit from such knowledge, notwithstanding any confidentiality, intellectual property assignment, or non-solicitation obligations that may apply. The loss of key personnel or the use of their expertise by competitors could diminish REEcycle’s competitive position, impair its ability to commercialize its technology, and have a material adverse effect on its business, financial condition, results of operations, and prospects.

REEcycle faces significant competition from established companies with greater resources, and it may not be able to compete effectively.

The rare earth supply chain is served by a range of established competitors, including primary rare earth miners and integrated operators, midstream processors and separators, magnet manufacturers, and other secondary-supply and recycling companies. Many of these competitors have substantially greater financial, technical, manufacturing, marketing, and operational resources than REEcycle, as well as longer operating histories, more established customer relationships, and broader geographic reach. In addition, a number of companies are pursuing various approaches to rare earth recycling, including magnet-to-oxide, magnet-to-magnet, and mixed-e-waste-to-oxide processes, some of which may be further advanced technically or commercially. If competitors develop more effective or lower cost recycling technologies, or if primary rare earth producers increase supply or reduce pricing, REEcycle’s competitive position and ability to secure customers could be materially adversely affected.

Cybersecurity threats and data security incidents could disrupt REEcycle’s operations, damage its reputation, or result in legal liability.

REEcycle relies on information technology systems and networks in the operation of its business, including for process controls, communications, financial reporting, and data management. These systems are subject to cybersecurity threats, including unauthorized access, data breaches, malware, ransomware, and denial-of-service attacks. A successful cyber attack or data security incident could disrupt REEcycle’s operations, compromise proprietary information (including trade secrets related to its recycling process), expose REEcycle to regulatory penalties or litigation, and damage its reputation. REEcycle’s cybersecurity resources and capabilities may be limited relative to the sophistication and persistence of potential threats, and there is no assurance that its security measures will be adequate to prevent all incidents. Any such incident could have a material adverse effect on REEcycle’s business, financial condition, and results of operations.

REEcycle’s operations are subject to risks associated with climate change, extreme weather events, and natural disasters that could disrupt its business.

REEcycle’s operations at its Duncan, Oklahoma facility may be exposed to physical risks associated with climate change, including extreme weather events (such as tornadoes, severe storms, flooding, and extreme heat), as well as chronic environmental changes. Any such event could damage REEcycle’s facility, disrupt its operations, interrupt its supply chain, or cause injury to its personnel. In addition, regulatory responses to climate change (including potential carbon pricing, emissions standards, or energy efficiency mandates) could increase REEcycle’s operating costs or impose limitations on its operations. REEcycle’s insurance coverage may not be adequate to cover all losses arising from natural disasters or climate-related events.

REEcycle’s insurance coverage may be inadequate to cover all liabilities and damages that may arise from its operations.

REEcycle’s operations involve chemical processing and handling of materials that may present risks of property damage, personal injury, pollution, and other liabilities. REEcycle maintains insurance coverage that it believes is commercially appropriate for its current stage of development. This coverage currently includes commercial general liability, pollution, hired and non-owned auto, cybersecurity, intellectual property, workers compensation, employment practices, fiduciary and directors’ and officers’ liability insurance. REEcycle expects to review and may revise its insurance program in connection with the consummation of the Business Combination, in particular to obtain directors and officers liability coverage suitable for a public company. There can be no assurance that expanded insurance coverage and/or increased insurance limits with respect to directors and officers liability insurance or any other coverage line will be available on commercially reasonable terms, or at all. Failure to obtain insurance coverage suitable for a public company would likely limit REEcycle’s ability to attract and retain directors and key employees. Insurers may also deny coverage, delay payment or seek to rescind coverage. A loss that is not fully insured, or a liability that exceeds the Company’s coverage limits, could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to the REEcycle’s Industry

The rare earth element market is subject to significant price volatility and cyclicality, which could materially affect REEcycle’s revenues and financial results.

The prices of rare earth elements, including neodymium, praseodymium, dysprosium, and terbium, are volatile and have historically been subject to significant fluctuations driven by changes in supply and demand, geopolitical developments, trade policies, speculative activity, and macroeconomic conditions. Because REEcycle’s principal product is a MREO product containing these elements, any decline in rare earth prices would directly reduce the value of REEcycle’s output and could adversely affect its revenue, margins, and financial condition. Conversely, periods of high prices may not be sustained and could attract additional supply (both primary and secondary) that increases competitive pressure over time. REEcycle’s ability to enter into fixed-price or floor-price offtake contracts that mitigate price risk is uncertain, particularly given its pre-commercial status and lack of established customer relationships.

Demand for REEcycle’s products depends on continued growth in end markets that utilize permanent magnets, and slower-than-expected growth in those markets could adversely affect REEcycle’s business.

Demand for recycled rare earth materials is influenced in significant part by the growth of end markets that utilize permanent magnets, including electric vehicles, wind turbines, industrial automation, consumer electronics, aerospace and defense systems, and other advanced technologies. Expectations regarding future demand for rare earth materials are based on market forecasts and assumptions that may not prove accurate. A slowdown in the adoption of electric vehicles, wind energy or other technologies utilizing permanent magnets, whether due to changes in government policies or incentive programs, reductions in government procurement or defense spending, consumer preferences, technological developments, economic conditions or other factors, could reduce demand for permanent magnets and, in turn, for recycled rare earth materials.

In addition, technological developments that reduce the amount of rare earth materials required in permanent magnets, improve material efficiency or substitute alternative materials or motor technologies could reduce demand for REEcycle’s products. Because REEcycle’s business depends on demand for recycled rare earth materials used in permanent magnet supply chains, any material reduction in the size or growth of these end markets, reductions in government support for domestic rare earth supply chains, or REEcycle’s inability to secure customers or obtain favorable pricing for its products could materially adversely affect REEcycle’s business, financial condition, results of operations and prospects.

Rare earth recycling remains a nascent industry, and there is no assurance that a commercially viable secondary supply market will develop at the scale or pace anticipated.

Although rare earth recycling has received increasing attention from policymakers and industry participants, recycling currently accounts for a very small fraction of total global rare earth supply. There is no assurance that a large-scale, commercially viable market for recycled rare earth materials will develop, or that it will develop at the pace or on the terms that REEcycle’s business plan contemplates. The development of a secondary supply market depends on many factors outside REEcycle’s control, including the willingness of end users and downstream processors to accept recycled materials, the development of collection and logistics infrastructure for end-of-life magnet materials, pricing dynamics relative to primary supply, and regulatory incentives. If the recycled rare earth market fails to develop as anticipated, REEcycle’s growth prospects and financial condition could be materially adversely affected.

Changes in government policy, including reduction or elimination of incentives for domestic critical mineral production, could adversely affect REEcycle’s business and the broader market for its products.

REEcycle’s business benefits from a policy environment that supports the development of domestic critical mineral supply chains, including programs under the Inflation Reduction Act, the CHIPS and Science Act, the Defense Production Act, and various state and federal incentive programs. Changes in government administrations, legislative priorities, or policy direction could result in the reduction, modification, or elimination of these programs. Additionally, the imposition of new regulatory requirements or the removal of existing trade protections (such as tariffs on imported rare earth materials) could adversely affect REEcycle’s competitive position. Any material adverse change in the policy environment for domestic critical minerals could reduce demand for REEcycle’s products, limit its access to government funding, and adversely affect its business, financial condition, and results of operations.

China’s dominant position in the global rare earth supply chain and its use of export controls create significant market uncertainty that could adversely affect REEcycle’s business.

China currently accounts for a substantial majority of global rare earth mining, separation, metallization, and magnet manufacturing capacity. In April 2025, China implemented export controls on certain heavy rare earth elements, including dysprosium and terbium, which created price bifurcation between China-domestic and Western (ex-China) pricing for these materials. While such controls may create market opportunities for non-Chinese sources of supply (including recyclers such as REEcycle), they also introduce significant uncertainty into pricing, demand dynamics, and competitive conditions. China could further restrict exports, manipulate pricing through state-controlled production decisions, or reverse its export restrictions in a manner that disrupts Western markets. In addition, any easing of geopolitical tensions or trade agreements that increase the availability of Chinese rare earth supply to Western customers could reduce demand for REEcycle’s recycled MREO product and negatively affect its pricing and competitive position.

The availability and cost of end-of-life magnet feedstock may be affected by competing uses, evolving product designs, and the pace of technology transitions.

REEcycle’s feedstock depends on the retirement and recycling of products containing permanent magnets. The volume of available feedstock is influenced by product lifespans, technology transition rates, and recycling collection infrastructure. For example, hard disk drives (HDDs) — the target feedstock source for REEcycle’s DDM technology—are increasingly being replaced by solid-state drives (SSDs) in many applications, which could reduce the future availability of HDD magnet feedstock. In 2020, SSDs accounted for roughly 18% of the market measured by exabytes shipped, compared to approximately 38% in 2026, with anticipated continued growth of SSD compared to HDDs in the coming years. Similarly, the pace at which EV motors, wind turbines, and other magnet-containing products reach end of life will determine the timing and volume of feedstock availability from these sources. Competition for available feedstock from other recyclers, original equipment manufacturers operating closed-loop programs, and magnet manufacturers could further constrain REEcycle’s access to raw materials and increase its input costs.

REEcycle’s sublease may terminate before its stated term expires if the underlying master lease is not renewed.

REEcycle occupies its Duncan, OK facility under a sublease with a term running through March 31, 2028. However, the sublandlord’s rights under the underlying master lease expire on May 31, 2027, and our sublease will terminate if that master lease is not renewed. We are not a party to the master lease and have no control over, and no assurance of, the sublandlord’s ability or decision to renew it on acceptable terms, or at all. The master lease’s renewal is subject to negotiation between the sublandlord and the master landlord, and factors outside our control could result in non-renewal. If the master lease is not renewed, our sublease would terminate more than eleven months before its stated expiration date, and we would be forced to relocate on short notice. Relocation could result in significant costs, operational disruption, and loss of productivity, and we may be unable to find replacement space on comparable terms, in a comparable location, or on a timeline that avoids a gap in our occupancy. Any of these outcomes could adversely affect our business, financial condition, and results of operations.

REEcycle’s Risks Related to Compliance with Law, Government Regulation, Litigation and Tax Matters

REEcycle’s operations are subject to extensive environmental, health, and safety laws and regulations and any failure to comply with these requirements or environmental liabilities arising from its operations could be costly and adversely affect REEcycle’s business.

REEcycle’s recycling operations involve chemical processing and the use, handling and storage of materials that may present risks of environmental contamination, releases of hazardous substances, personal injury, and property damage. REEcycle’s operations are subject to federal, state, and local environmental, health, and safety laws and regulations, including those governing air emissions, industrial hygiene, wastewater discharges, waste management and disposal, and the handling and storage of hazardous materials. As REEcycle scales its operations from its demonstration facility to potential future commercial-scale facilities, it may become subject to additional permitting, reporting, monitoring, and compliance requirements, which could increase operating costs, require capital expenditures, delay expansion plans, or result in fines, penalties, or operational restrictions if REEcycle fails to comply. Compliance with these requirements is expected to require significant capital and operating expenditures and may impose limitations on REEcycle’s operations. The specific regulators with which REEcycle interacts include the Oklahoma Department of Environmental Quality, the Occupational Safety and Health Administration (“OSHA”) with respect to REEcycle’s operations, the Department of Transportation with respect to the movement of both feedstock and MREO, the U.S. Department of War in connection with REEcycle’s $5.1 million matched grant, and other local, state and federal regulators having jurisdiction over REEcycle’s operations (including the U.S. Environmental Protection Agency and corresponding state agencies). As REEcycle enters commercial production, the Company expects to have increased interactions with OSHA and other workplace safety regulators and may be subject to additional regulatory requirements, oversight and compliance obligations.

Environmental, health, and safety laws and regulations are complex, change frequently, and have generally become more stringent over time. There can be no assurance that future changes in such laws or regulations, or in the interpretation or enforcement of existing laws, will not result in increased compliance costs, operational restrictions, or material liabilities for REEcycle.

In addition, accidents, equipment failures, improper handling of materials or other unforeseen events could result in environmental contamination or releases of hazardous substances, which could subject REEcycle to investigation, remediation obligations, claims by governmental authorities or third parties, fines, penalties, facility shutdowns or other liabilities. REEcycle’s insurance coverage may not be sufficient to cover all such costs or liabilities. Any failure to comply with applicable environmental, health, and safety requirements, or any significant environmental liability arising from REEcycle’s operations, could result in fines, penalties, permit revocations, remediation obligations, operational disruptions, or facility shutdowns, any of which could materially adversely affect REEcycle’s business, financial condition, and results of operations.

REEcycle’s operations require governmental permits and licenses, and delays in obtaining or maintaining such approvals could adversely affect its business.

The construction and operation of REEcycle’s demonstration-scale facility (and any future commercial-scale facilities) require various governmental permits, licenses, and approvals, including environmental permits, building permits, and operating licenses. At REEcycle’s current stage of development, REEcycle’s primary environmental compliance obligations relate to its industrial stormwater discharge permit and associated stormwater pollution prevention plan. Obtaining and maintaining required permits can be a time consuming and uncertain process that is subject to the discretion of regulatory authorities. Permitting requirements may also change over time, and additional permits or approvals may be required in connection with future expansion or changes in operations. Delays in obtaining required permits, the imposition of unexpected conditions on permits, or the revocation or non-renewal of existing permits could delay REEcycle’s commissioning timeline, increase its costs, restrict its operations, or prevent it from operating at all, any of which could have a material adverse effect on its business, financial condition, and results of operations.

REEcycle’s recycling processes involve the use, handling and storage of chemicals and other materials that may present risks of environmental contamination, releases, personal injury or property damage. Although REEcycle intends to operate its facilities in compliance with applicable environmental, health and safety requirements, accidents, equipment failures, improper handling of materials or other unforeseen events could result in releases of hazardous substances or other environmental impacts.

REEcycle may be subject to environmental liabilities, including investigation, remediation, cleanup, damages, penalties or claims by governmental authorities or third parties, regardless of whether such liabilities arise from noncompliance with applicable laws. Environmental liabilities can be costly and time-consuming to address, and insurance coverage may not be available or sufficient to cover all such costs. Any significant environmental liability could materially adversely affect REEcycle’s business, financial condition, results of operations and reputation.

Changes in trade policy, tariffs, export controls, and international trade regulations could affect REEcycle’s market opportunities and competitive position.

The rare earth industry is significantly affected by international trade policies, including tariffs, export controls, sanctions, and other trade restrictions. The current trade policy environment is characterized by heightened uncertainty, with tariffs imposed on various critical minerals and related goods by both the U.S. and its trading partners. Changes in U.S. trade policy (including the potential imposition, increase, or reduction of tariffs on rare earth materials or downstream products) could affect the pricing, availability, and competitiveness of REEcycle’s products. Similarly, changes in export controls imposed by China or other countries could affect global rare earth pricing and supply dynamics in unpredictable ways. REEcycle’s ability to compete effectively depends in part on a favorable trade policy environment for domestically produced critical minerals, and any adverse changes in such policies could materially harm REEcycle’s business and financial results.

REEcycle is currently involved in a legal proceeding and may become subject to litigation or government investigations in the future that could be costly and disruptive.

REEcycle is currently involved in a legal proceeding as described in Note 7 – Commitments and Contingencies to the REEcycle audited financial statements included elsewhere in this proxy statement/prospectus. See also “REEcycle Management’s Discussion and Analysis of Financial Condition and Results of Operations”. REEcycle is not aware of any threatened government investigation or enforcement action that is pending or threatened against it. As REEcycle grows and becomes a public company, it may from time to time become subject to legal proceedings, governmental investigations, or regulatory enforcement actions, including claims relating to its operations, employment practices, intellectual property, environmental compliance, contractual disputes, or securities law obligations. Litigation and regulatory proceedings can divert management’s attention and be costly, time-consuming, and unpredictable, and adverse outcomes could result in material financial liabilities, injunctions, or other remedies that could adversely affect REEcycle’s business, financial condition, and reputation.

REEcycle’s Financial Risks

REEcycle has limited experience operating at commercial scale, which makes it difficult to evaluate its future prospects.

REEcycle has been developing its rare earth recycling technology and advancing its business plan for several years, but REEcycle has not yet commercialized its technology at commercial scale or generated material revenue from commercial operations. REEcycle is currently constructing and commissioning its large-scale demonstration facility in Duncan, Oklahoma, and has limited experience producing its products at larger scale or under commercial operating conditions. As a result, REEcycle’s historical financial results may not be indicative of its future performance, and investors may have limited ability to evaluate REEcycle’s prospects based on its past operating results.

REEcycle’s future revenue, expenses and profitability are inherently uncertain, and any estimates or projections regarding REEcycle’s future financial performance are subject to significant risks and assumptions. Investors should consider REEcycle’s business and prospects in light of the risks and challenges associated with developing and scaling a capital-intensive industrial business, including the risk that REEcycle may not be able to successfully transition from development and demonstration activities to commercial-scale production, achieve anticipated production levels or margins, secure sufficient customers or funding, or reach profitability within the timeframe or on the terms anticipated. REEcycle may require more time and capital than expected to achieve its business objectives, and any failure to do so could materially adversely affect its business, financial condition, results of operations and prospects.

REEcycle may need to raise substantial additional capital to fund its operations and growth strategy, and such capital may not be available on acceptable terms or at all.

REEcycle’s business plan requires significant capital investment to complete commissioning of its demonstration-scale facility, achieve commercial-scale production, and pursue future facility expansions. REEcycle expects that completion of the Business Combination will provide it with access to public capital markets; however, there can be no assurance that REEcycle will be able to access sufficient capital on favorable terms or at all. However, REEcycle’s existing resources (including any proceeds from the Business Combination and PIPE Investment) may not be sufficient to fund all planned capital expenditures, operating expenses, and growth initiatives.

As of September 19, 2026, REEcycle’s cash balance was approximately $10.2 million. While REEcycle believes its current cash resources are sufficient to support operation of its demonstration facility, such resources are not sufficient to fund the development, construction, and ramp-up of a commercial-scale facility. REEcycle will need to raise additional capital through one or more sources, which may include debt financing, equity financing, government grants, strategic partnerships, or other arrangements. There can be no assurance that such additional capital will be available on commercially reasonable terms, or at all. The availability and terms of additional financing will depend on a variety of factors, including REEcycle’s financial condition and operating results, market conditions, investor sentiment, and general economic conditions. If additional financing is not available on commercially reasonable terms, or at all, REEcycle may be required to delay, scale back, or abandon its growth strategy, which could materially adversely affect its business, financial condition, results of operations, and long-term prospects. In addition, any equity financing would result in dilution to existing stockholders, and debt financing could impose restrictive covenants that limit REEcycle’s operational flexibility.

REEcycle has identified material weaknesses in its internal control over financial reporting. If REEcycle does not remediate these material weaknesses, or if additional material weaknesses are identified in the future, REEcycle may not be able to report its financial results accurately or on a timely basis, which could adversely affect investor confidence in the combined company and the market price of its securities.

In connection with the audits of REEcycle’s financial statements as of and for the years ended December 31, 2025 and 2024, REEcycle’s independent registered public accounting firm communicated to the REEcycle Board and management, in accordance with the standards established by the PCAOB, deficiencies in REEcycle’s internal control over financial reporting that it considered to be material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness identified relate to the following:

●	Period-end reconciliation and close process. During the course of the audits, a number of adjusting entries were required to bring our financial statements into conformity with U.S. generally accepted accounting principles and to correct misstatements that, in the aggregate, REEcycle and its auditors considered material. REEcycle was also required to provide its auditors with a significant number of entries to align its detailed accounting schedules with its internal financial reports. These matters indicate that REEcycle’s controls over timely account reconciliations and period-end close were not designed or operating effectively.

●	Grant income recognition. REEcycle historically recognized income from certain government grants upon receipt of cash rather than in the period in which the related recognition criteria were satisfied under IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, which REEcycle applies by analogy in accounting for government grants under U.S. GAAP. As a result, grant income was not recorded in the appropriate accounting period, and an audit adjustment increasing grant income recognized in other income for the year ended December 31, 2025. This indicates that REEcycle’s controls over the identification and application of the appropriate accounting policy for government grants were not designed or operating effectively.

The material weaknesses described above reflect that, as a privately held development-stage company, REEcycle has not historically maintained a sufficient complement of accounting and finance personnel with the requisite knowledge and experience in the application of U.S. GAAP and SEC reporting requirements, or formal, documented accounting policies, processes and controls, including management review controls and, given the limited size of its accounting function, limited segregation of duties, commensurate with the financial reporting requirements of a public company.

These material weaknesses, if not remediated, could result in a material misstatement to REEcycle’s annual or interim financial statements that would not be prevented or detected. REEcycle is in the process of implementing measures designed to remediate the underlying causes of these material weaknesses, including expanding its accounting and finance function with personnel experienced in U.S. GAAP and SEC reporting, increasing segregation of duties and management review controls as the size of that function permits, designing and implementing procedures for more timely reconciliation of detailed schedules to underlying financial records and updating its accounting policies, related memoranda, and controls governing the recognition of government grants. REEcycle cannot predict the success of these actions or the timing of remediation, and cannot assure you that these measures will significantly improve or remediate the material weaknesses described above, or that additional material weaknesses will not be identified in the future.

In addition, the process of remediating these material weaknesses will require the combined company to incur costs and to devote management time and resources, and it may not be successful in doing so. If these material weaknesses are not remediated, or if additional material weaknesses are identified in the future, the combined company may be unable to produce accurate and timely financial statements, which could cause it to fail to meet its reporting obligations, result in a restatement of its financial statements, cause it to be unable to obtain or maintain the listing of its securities on Nasdaq, subject it to potential regulatory investigations, enforcement actions, sanctions or stockholder litigation, impair its ability to access the capital markets, and cause investors to lose confidence in its reported financial information, any of which could have a material adverse effect on its business, financial condition, results of operations and the market price of its securities.

Because the combined company expects to be an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act for so long as it remains an emerging growth company, which means that material weaknesses may not be identified on a timely basis.

REEcycle is not currently required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act and, following the transactions described in this proxy statement/prospectus, the combined company will become subject to those requirements only after the lapse of certain transition periods applicable to newly public companies. As a result, neither REEcycle nor its independent registered public accounting firm has conducted an evaluation of the design or operating effectiveness of REEcycle’s internal control over financial reporting for purposes of Section 404, and this discussion should not be read to imply that no other deficiencies exist. If the combined company or, once required to do so, its independent registered public accounting firm identifies additional material weaknesses in the future, or if the material weaknesses described above are not remediated in a timely manner, the combined company may be unable to report its financial condition or results of operations accurately or on a timely basis, may be required to restate its financial statements, its access to capital markets may be adversely affected, and investors may lose confidence in the accuracy and completeness of its financial reports, any of which could have a material adverse effect on its business, results of operations, and the trading price of its securities.

The accounting for stock-based compensation requires significant judgement in determining the appropriate valuation methodologies and assumptions, including expected volatility, expected term, forfeiture rates and the classification of equity awards.

Changes in judgments or assumptions, or in the application of the relevant accounting guidance, could result in significant changes to the amount of non-cash stock-based compensation expense recognized in future periods, which could have a material effect on our operating results, financial condition and stockholders’ equity.

REEcycle’s operating and financial results may vary significantly from period to period, which may make it difficult to predict future performance and could cause the trading price of its stock to decline.

REEcycle expects its operating and financial results to vary significantly from period to period, particularly during the early stages of commercial operations. Factors that may cause variability include the timing of facility commissioning milestones, fluctuations in feedstock availability and pricing, rare earth commodity price movements, changes in customer demand or product mix, the timing of government funding disbursements, and one-time charges or expenses associated with facility development. These fluctuations may make periodic comparisons of REEcycle’s financial results less meaningful and may cause the trading price of the combined company’s common stock to decline if results in any particular period do not meet the expectations of investors or securities analysts.

REEcycle may not be able to realize its deferred tax assets, and changes in tax laws or their interpretation could adversely affect its financial results.

REEcycle has incurred net operating losses and may generate additional net operating losses in the future. REEcycle’s ability to utilize these losses to offset future taxable income is subject to various limitations under federal and state tax laws, including limitations that may be triggered by changes in ownership in connection with the Business Combination. In addition, changes in tax laws or regulations (or in their interpretation) at the federal, state, or local level could adversely affect REEcycle’s financial results by increasing its tax liabilities, reducing the value of available tax attributes, or otherwise increasing its effective tax rate. There can be no assurance that REEcycle will generate sufficient taxable income in the future to realize the benefit of its deferred tax assets.

REEcycle has limited cash resources relative to its business plan, and conditions exist that may raise substantial doubt about its ability to continue as a going concern.

REEcycle has incurred losses since inception, has not generated material revenue and expects to continue to incur operating losses and use cash to fund its operations. Its existing cash resources are sufficient to fund its operations only for a limited period.

If REEcycle concludes, or its independent registered public accounting firm concludes, that conditions and events considered in the aggregate raise substantial doubt about its ability to continue as a going concern within one year after the date its financial statements are issued, that conclusion would be required to be disclosed in its financial statements and, if the substantial doubt is not alleviated by management’s plans, in an explanatory paragraph in the report of its auditors.

The inclusion of a going concern explanatory paragraph in REEcycle’s financial statements could impair REEcycle’s ability to raise additional capital on acceptable terms, or at all, cause counterparties to require additional security or to decline to deal with REEcycle, and adversely affect the market price of the combined company’s common stock.

Risks Related to Domesticated HCAC’s Securities Following the Consummation of the Business Combination.

The requirements of being a public company in the U.S., if the proposed Business Combination is completed, may strain the combined company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from being a public company in the U.S. may be greater than we anticipate.

Requirements associated with being a public company in the U.S. will require significant resources and management attention. After the completion of this offering, we will become subject to certain reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, and Nasdaq. We will also be subject to various other regulatory requirements, including the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs. In addition, complying with rules and regulations and the increasingly complex laws pertaining to public companies will require substantial attention from our senior management, which could divert their attention away from the day-to-day management of our business. These cost increases and the diversion of management’s attention could materially and adversely affect our business, results of operations and financial condition. We will also need to hire additional personnel to support our financial reporting function and may face challenges in doing so.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Domesticated HCAC’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Domesticated HCAC’s securities may decline. The market values of these securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which HCAC’s shareholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is fixed and will not be adjusted to reflect any changes in the market price of HCAC Class A Ordinary Shares, the market value of shares of Domesticated HCAC Common Stock and securities convertible into or exercisable for shares of Domesticated HCAC Common Stock issued in the Business Combination may be higher or lower than the values of these securities on earlier dates.

In addition, following the Business Combination, shares of Domesticated HCAC Common Stock will not have any redemption rights like the Public Shares had and fluctuations in the price of shares of Domesticated HCAC Common Stock could contribute to the loss of all or part of your investment. The trading price of shares of Domesticated HCAC Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond HCAC’s, REEcycle’s or Domesticated HCAC’s control. Inflationary pressures, increases in interest rates and other adverse economic and market forces may contribute to potential downward pressures in market value of shares of Domesticated HCAC Common Stock. Additionally, any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment and shares of Domesticated HCAC Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of Domesticated HCAC Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of Domesticated HCAC Common Stock irrespective of Domesticated HCAC’s operating performance. The stock market in general, and Nasdaq specifically, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Domesticated HCAC could depress Domesticated HCAC’s share price regardless of Domesticated HCAC’s business, prospects, financial conditions or results of operations. A decline in the market price of Domesticated HCAC’s securities also could adversely affect Domesticated HCAC’s ability to issue additional securities and Domesticated HCAC’s ability to obtain additional financing in the future.

If HCAC does not consummate the Business Combination, the HCAC Rights will expire worthless.

Each HCAC Right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon HCAC’s completion of an initial business combination. If HCAC does not consummate a business combination within the required period, the Rights will expire worthless, and holders of Rights will have no right or interest of any kind in the Trust Account with respect to their Rights.

The shares issued upon conversion of the HCAC Rights may have an adverse effect on the market price of the Domesticated HCAC Common Stock.

HCAC issued 20,700,000 Public Rights as part of the HCAC Units sold in the IPO, and in connection with the closing of the IPO, HCAC issued in private placements an aggregate of 614,000 Private Placement Units, each consisting of one Class A ordinary share and one Right. Each Right entitles the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of an initial business combination. In addition, the Sponsor or its affiliates may convert up to $1,000,000 of any Working Capital Loans made to HCAC into units of the post-Business Combination entity at a price of $10.00 per unit. Upon the consummation of the Business Combination, the Public Rights and private placement Rights will convert into shares of Domesticated HCAC Common Stock. Such shares, when issued, will increase the number of issued and outstanding shares and may reduce the market price of the Domesticated HCAC Common Stock.

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, REEcycle Stockholders who are U.S. Holders may be required to pay substantial U.S. federal income taxes.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Ashurst Perkins Coie US LLP has delivered an opinion to the effect that, on the basis of facts, representations and assumptions, and subject to the limitations and qualifications, set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, the Closing is not conditioned upon the receipt of such an opinion of counsel or a ruling from the IRS that the Merger will so qualify. Such opinion of counsel has been based on customary assumptions and certain representations, warranties, and covenants of HCAC, the Company, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected. In addition, such opinion of counsel is not free from doubt because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. Neither HCAC nor REEcycle intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not challenge such qualification or that a court would not sustain such a challenge. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a REEcycle Stockholder who is a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger to REEcycle Stockholders and REEcycle) and who exchanges any share of REEcycle Common Stock for Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger generally would recognize taxable gain or loss in connection with such exchange and could be subject to substantial U.S. federal income taxes. For more information on the material U.S. federal income tax consequences of the Merger to REEcycle Stockholders, see “Material U.S. Federal Income Tax Consequences of the Merger to REEcycle Stockholders and REEcycle”.

The Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of Domesticated HCAC stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Domesticated HCAC Board and therefore depress the trading price of Domesticated HCAC Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Domesticated HCAC Board or taking other corporate actions, including effecting changes in the management of Domesticated HCAC. Among other things, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws include provisions regarding:

●	the ability of the Domesticated HCAC Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	a classified Domesticated HCAC Board with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Domesticated HCAC Board;

●	the limitation of the liability of, and the indemnification of, Domesticated HCAC’s directors and officers;

●	a prohibition on cumulative voting for the election of directors, which results in the holders of shares of Domesticated HCAC Common Stock representing a majority of the voting power of all of the outstanding shares of capital stock being able to elect all of the directors then standing for election;

●	the exclusive right of the Domesticated HCAC Board to elect a director to fill a vacancy created by the expansion of the Domesticated HCAC Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Domesticated HCAC Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

●	the requirement that a special meeting of stockholders may be called only by the chairperson of the Domesticated HCAC Board, Domesticated HCAC’s Chief Executive Officer or Domesticated HCAC’s President or by a resolution adopted by the affirmative vote of a majority of the total number of directors at any time in office, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Domesticated HCAC Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Domesticated HCAC Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Domesticated HCAC.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Domesticated HCAC Board or management.

Any provision of Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Domesticated HCAC’s capital stock and could also affect the price that some investors are willing to pay for Domesticated HCAC Common Stock.

The Proposed Post-Closing Certificate of Incorporation provide, subject to limited exceptions, that the courts of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Proposed Post-Closing Certificate of Incorporation will provide, subject to limited exceptions, that the courts of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders. The Proposed Post-Closing Certificate of Incorporation will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought in our name or right or on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, agents or stockholders to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, the Proposed Post-Closing Certificate of Incorporation (including any Preferred Stock Designation) or Proposed Post-Closing Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) any action to interpret, apply, enforce or determine the validity of the Proposed Post-Closing Certificate of Incorporation (including any Preferred Stock Designation) or Proposed Post-Closing Certificate of Incorporation, or (v) any action asserting a claim governed by the internal affairs doctrine, shall be brought exclusively in the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, unless we consent in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of the Corporation, must bring any such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, directors or officers, in each case subject to the applicable court having personal jurisdiction over the indispensable parties named as defendants. Direct claims brought under the Exchange Act can be brought in the U.S. federal courts as Section 27 of the Exchange Act provides for exclusive jurisdiction of such claims in the U.S. federal courts, and pursuant to Section 29(a) of the Exchange Act, Domesticated HCAC cannot bind a stockholder to waive compliance with such jurisdictional requirement. As such, the forum selection provision set forth in the Domesticated HCAC Charter will not affect that direct claims under the Exchange Act are to be brought in the U.S. federal courts. In addition, because the Court of Chancery does not have jurisdiction over claims brought under the Exchange Act, any derivative claims under Section 14(a) need to be brought in the federal court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and to have consented to the exclusive forum provisions in the Proposed Post-Closing Certificate of Incorporation, and, if an action within the scope of the forum provision is filed in a court other than a court located within the State of Delaware, such stockholder will be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought to enforce the forum provisions and to service of process through such stockholder’s counsel in the foreign action. In addition, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This federal forum provision pertaining to causes of action arising under the Securities Act does not apply to suits brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations thereunder, or to any other claim for which the U.S. federal courts have exclusive jurisdiction.

EXTRAORDINARY GENERAL MEETING OF HCAC

General

HCAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the HCAC Board for use at the extraordinary general meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides HCAC stockholders with information they need to know to be able to vote or direct their vote to be cast at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at [1:00 p.m.] Eastern time, on [   ], 2026 at the offices of HCAC, located at c/o Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, or virtually via live webcast at [●].

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, HCAC is asking holders of HCAC Ordinary Shares to consider and vote upon:

●	the Business Combination Proposal. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

●	the Domestication Proposal. The Proposed Interim Certificate of Incorporation is attached to this proxy statement/prospectus as Annex C;

●	the Common Stock Issuance Proposal;

●	the Organizational Documents Proposals. The Proposed Interim Certificate of Incorporation, the Proposed Interim Bylaws, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws are attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively;

●	the Advisory Organizational Documents Proposals;

●	the Incentive Plan Proposal. The New Equity Incentive Plan is attached to this proxy statement/prospectus as Annex J;

●	the Director Election Proposal (collectively with the Business Combination Proposal, the Domestication Proposal, the Common Stock Issuance Proposal and the Organizational Documents Proposals, the “Condition Precedent Proposals”); and

●	the Adjournment Proposal.

The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. Each of the Domestication Proposal, Common Stock Issuance Proposal, Organizational Documents Proposals, Advisory Organizational Documents Proposals, and Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. Each of the Organizational Documents Proposals is cross-conditioned on the approval of each other Organizational Documents Proposal. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the HCAC Board

The HCAC Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of HCACs’ stockholders and unanimously recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the extraordinary general meeting.

For a description of the HCAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the HCAC Board, see the subsection entitled “The Business Combination Proposal - The HCAC Board’s Reasons for the Approval of the Business Combination”.

When you consider the recommendation of the HCAC Board in favor of approval of these proposals, you should keep in mind that, aside from their interests as stockholders, the Sponsor and HCAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated HCAC stockholders. Please see the subsection entitled “The Business Combination Proposal - Interests of Certain HCAC Persons in the Business Combination”.

Record Date; Who is Entitled to Vote

HCAC stockholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned HCAC Ordinary Shares at the close of business on [   ], 2026, which is the “Record Date” for the extraordinary general meeting. Stockholders will have one vote for each HCAC Ordinary Share owned at the close of business on the Record Date on each Shareholder Proposal on which such HCAC Ordinary Share is entitled to vote. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. HCAC Rights do not have voting rights. As of the close of business on the Record Date for the extraordinary general meeting, there were [●] HCAC Ordinary Shares issued and outstanding, of which [●] were issued and outstanding Public Shares.

The Sponsor and each director and each officer of HCAC have agreed to, among other things, vote in favor of the Business Combination, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any HCAC Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As of the Record Date, none of the HCAC independent directors held any HCAC Ordinary Shares.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. HCAC believes all the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Proxies relating to “street name” shares that are returned to HCAC but marked by brokers as “not voted” are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

Quorum and Vote of HCAC Shareholders

A quorum of HCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding shares entitled to vote at the extraordinary general meeting are represented in person or by proxy (which would include presence at the extraordinary general meeting). Abstentions, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

As of the Record Date for the extraordinary general meeting, [●] HCAC Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated stockholders because such a vote is not required under Cayman Islands law.

The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if the other Condition Precedent Proposals are not approved, the Business Combination Proposal will have no effect, even if approved by holders of HCAC Ordinary Shares.

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCAC Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47.2 of the Cayman Constitutional Documents. In connection with the IPO, HCAC entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCAC Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the HCAC Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor, who combined currently own [●]% of the outstanding HCAC Class B Ordinary Shares, have agreed to vote their HCAC Class B Ordinary Shares, as well as any HCAC Ordinary Shares they may purchase prior to the Extraordinary Meeting, in favor of the proposals. As a result, HCAC would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

The approval of the Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Common Stock Issuance Proposal in order to approve the Common Stock Issuance Proposal (assuming all outstanding shares are voted).

The approval of the Organizational Domestication Documents Proposal (Proposal 4A) requires approval by a special resolution of the holders of HCAC Class B Ordinary Shares only, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares, who being present in person or by proxy and entitled to vote at an extraordinary general meeting. Pursuant to Article 47.2(a) of the Cayman Constitutional Documents, only the Class B Ordinary Shares carry the right to vote on this resolution. The approval of the Post-Closing Organizational Documents Proposal (Proposal 4B) requires approval by a special resolution of the holders of HCAC Ordinary Shares, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares (i.e., the holders of HCAC Class A Ordinary Shares and HCAC Class B Ordinary Shares combined), who being present in person or by proxy and entitled to vote at an extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Class B Ordinary Shares and [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Organizational Documents Proposals (assuming all outstanding shares are voted).

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would only need [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve each of the Advisory Organizational Documents Proposals.

The approval of the Incentive Plan Proposal requires an ordinary resolution, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Incentive Plan Proposal (assuming all outstanding shares are voted).

The approval of the Director Election Proposal requires an ordinary resolution, being the affirmative vote of the holders of at least a majority of the HCAC Class B Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Class B Ordinary Shares. As a result, no additional shares would need to be voted in favor in order to approve the Director Election Proposal (assuming all outstanding shares are voted).

The approval of the Adjournment Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor in order to approve the Adjournment Proposal (assuming all outstanding shares are voted).

Voting Your Shares

Each HCAC Class A Ordinary Share and each HCAC Class B Ordinary Share that you own in your name entitles you to one vote on each Shareholder Proposal on which such HCAC Ordinary Share is entitled to vote. Your proxy card shows the number of HCAC Ordinary Shares that you own.

If you are a record owner of your shares, there are two ways to vote your HCAC Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the HCAC Board “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Proposal, “FOR” the approval of the Common Stock Issuance Proposal, “FOR” the approval of each of the Organizational Documents Proposals, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Election Proposal and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

You Can Attend the Extraordinary General Meeting and Vote During the Meeting.

●	You can attend the extraordinary general meeting and vote in person even if you have previously voted by submitting a proxy pursuant to any of the methods noted above.

●	If your shares are registered in your name with Continental and you wish to attend the extraordinary general meeting virtually, go to [●], enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend virtually.

●	Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting Continental, a beneficial holder will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial stockholders should contact Continental at least five (5) Business Days prior to the extraordinary general meeting date in order to ensure access.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person or online and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way HCAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a HCAC stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	sending another proxy card with a later date;

●	notifying Alex Bono, Director and Chief Executive Officer of HCAC, in writing before the extraordinary general meeting that you have revoked your proxy; or

●	attending the extraordinary general meeting in person or virtually, revoking your proxy, and voting as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions about Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your HCAC Ordinary Shares, you may call Laurel Hill Advisory Group, our proxy solicitor, by calling (855) 933[●], or banks and brokers can call collect at (516) 933-3100, or by emailing HCAC@laurelhill.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash in connection with the Business Combination. As a Public Shareholder, you will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)	(i) hold Public Shares or (ii) hold Public Shares through HCAC Units and elect to separate your HCAC Units into the underlying Public Shares and Public Rights prior to exercising your redemption rights with respect to the Public Shares;

(b)	submit a written request to Continental, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that HCAC redeem all or a portion of your Public Shares for cash; and

(c)	deliver the certificates for your Public Shares (if any) along with the redemption forms to Continental, physically or electronically through DTC.

Public Shareholders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on [   ], 2026 (two (2) Business Days before the initial scheduled date of the extraordinary general meeting) in order for their Public Shares to be redeemed.

Therefore, the election to exercise redemption rights occurs prior to the Domestication. HCAC expects redemptions to occur during [●] of 2026. For the purposes of the Cayman Constitutional Documents, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly.

Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is abandoned, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to Continental, HCAC will redeem such Public Shares for the Redemption Price, a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. For illustrative purposes, as of the [●], 2026, this would have amounted to approximately $[●] per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s deposit withdrawal at custodian (“DWAC”) system. Continental will typically charge the tendering broker $100, and it would be up to the broker to decide whether to pass this cost on to the redeeming stockholder. In the event the Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.

Any request for redemption, once made, may be requested to be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with HCAC’s consent, until the Redemption. However, no withdrawal will be permitted unless the HCAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of Public Shares delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HCAC permit the withdrawal of the redemption request and instruct Continental to return the certificate (physically or electronically). The holder can make such request by contacting Continental at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of redemption rights must be received by Continental prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two (2) Business Days prior to the initial scheduled date of the extraordinary general meeting.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the consummation of the Business Combination with respect to any HCAC Ordinary Shares held by them. None of our Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The Founder Shares held by our Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owned in aggregate approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As of the Record Date, none of the HCAC independent directors held any HCAC Ordinary Shares.

Holders of the HCAC Rights will not have redemption rights with respect to the HCAC Rights.

The closing price of Public Shares on [   ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $[   ]. As of [●], 2026, funds in the Trust Account totaled $[●] and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $[●] per issued and outstanding Public Share.

Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. HCAC cannot assure its stockholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their Public Shares.

Appraisal Rights

Neither HCAC’s stockholders nor the holders of HCAC Rights have appraisal rights in connection with the Business Combination or the Domestication under Cayman Islands law or under the DGCL.

Proxy Solicitation

HCAC is soliciting proxies on behalf of the HCAC Board. This solicitation is being made by mail but also may be made by telephone or in person. HCAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HCAC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. HCAC will bear the cost of the solicitation.

HCAC has engaged Laurel Hill Advisory Group to assist in the solicitation process and will pay Laurel Hill Advisory Group a fee of $8,500, plus disbursements.

HCAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HCAC will reimburse them for their reasonable expenses.

HCAC Stockholders

As of the Record Date, there were [●] HCAC Ordinary Shares issued and outstanding, which include the [●] HCAC Class B Ordinary Shares and the [●] Public Shares. As of the Record Date, there was outstanding an aggregate of [●] HCAC Rights, which included the [●] Private Placement Rights held by the Sponsor, and [●] Public Rights.

Potential Purchases of Public Shares

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material non-public information regarding HCAC or its securities, HCAC’s officers and directors and/or their affiliates may enter into a written plan to purchase HCAC’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time at or prior to the extraordinary general meeting, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Condition Precedent Proposals or not redeem their Public Shares. They have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or rights in such transactions.

The purpose of any such transactions could be to (1) increase the likelihood of obtaining stockholder approval of the Condition Precedent Proposals, (2) reduce the number of Public Rights outstanding prior to their conversion into Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement or (3) increase the amount of cash available to Domesticated HCAC following the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination which may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of HCAC and Domesticated HCAC securities may be reduced and the number of beneficial holders of HCAC and Domesticated HCAC securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates anticipate that they may identify the securityholders with whom they may pursue privately negotiated transactions by either the securityholders contacting HCAC or REEcycle directly or by HCAC’s receipt of redemption requests submitted by securityholders (in the case of Public Shares) following the mailing of the proxy materials in connection with the Business Combination. The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will select which securityholders to purchase securities from based on the negotiated price and number of securities and any other factors that they may deem relevant, and will be restricted from purchasing securities if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. To the extent that the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates purchase Public Shares in compliance with the requirements of Rule 14e-5 under the Exchange Act, such shares would not be voted in favor of approving the Business Combination and would not be excluded from the pro rata calculation of the redemption price.

The Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates were to purchase Public Shares or rights, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

●	this proxy statement/prospectus discloses the possibility that the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates may purchase Public Shares or rights from Public Shareholders outside the redemption process, along with the purpose of such purchases;

●	if the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates were to purchase Public Shares from Public Shareholders, they would do so at a price no higher than the Redemption Price;

●	this proxy statement/prospectus includes a representation that any of our securities purchased by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will not be voted in favor of approving the Business Combination;

●	the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates will not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

●	we will disclose in a Form 8-K, before the extraordinary general meeting, the following material items:

●	the amount of securities purchased outside of the redemption offer by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates, along with the purchase price;

●	the purpose of the purchases by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates;

●	the impact, if any, of the purchases by the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates on the likelihood that the Business Combination will be approved;

●	the identities of the security holders who sold to the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to the Sponsor, HCAC’s or REEcycle’s directors, officers, advisors and their affiliates; and

●	the number of Public Shares for which HCAC has received redemption requests pursuant to its redemption offer.

THE BUSINESS COMBINATION PROPOSAL

As discussed in this proxy statement/prospectus, HCAC is asking its stockholders to approve by ordinary resolution and adopt the Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. The Business Combination Agreement provides for, among other things, following the Domestication of HCAC to Delaware, as described below, Merger Sub merging with and into REEcycle, with REEcycle surviving as a wholly-owned subsidiary of HCAC, resulting in a combined company whereby Domesticated HCAC will become the sole stockholder of REEcycle Opco, and substantially all of the assets and the business of the combined company will be held by REEcycle Opco, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal—The HCAC Board’s Reasons for the Approval of the Business Combination”, the HCAC Board concluded that the Business Combination met the majority of the evaluation criteria for an initial business combination disclosed in the prospectus for the IPO.

Organizational Structure

In connection with the completion of the Business Combination, HCAC will provide its Public Shareholders with the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCAC’s governing documents. HCAC will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination.

Prior to and as a condition of the Closing, pursuant to the Domestication, HCAC will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended, and the Companies Act. For more information, see the section of this proxy statement/prospectus entitled “The Domestication Proposal”.

The following diagrams illustrate in simplified terms the current structure of HCAC and REEcycle and the expected structure of Domesticated HCAC immediately following the Closing.

Simplified Pre-Combination Structure

Simplified Post-Combination Structure

Business Combination Agreement Consideration

Pursuant to the Business Combination Agreement, the consideration to be paid in the Merger in respect of each share of REEcycle Common Stock (other than Excluded Shares and Dissenting Shares) that is issued and outstanding immediately prior to the Effective Time, will be (i) a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) plus (ii) subject to the occurrence of the Milestone Event in accordance with the Business Combination Agreement, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration (the “Per Share Earnout Consideration”). The “Exchange Ratio” means the Aggregate Merger Consideration divided by REEcycle Fully Diluted Capital. The “Aggregate Merger Consideration” means the number of shares of Domesticated HCAC Common Stock equal to the quotient of: (a) the Purchase Price, divided by (b) $10.00, minus (c) the Earnout Shares (assuming for these purposes that the Milestone Event has occurred). The “Purchase Price” means $400,000,000. The “REEcycle Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of REEcycle Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of REEcycle Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding REEcycle Options.

Before the closing: (a) HCAC shall have the right, but not the obligation, to issue or obligate itself to issue up to 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as HCAC determines in its sole discretion, subject to all applicable laws (“Additional HCAC Shares”); and (b) HCAC shall reserve for issuance up to 2,625,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, that HCAC shall issue during the time period commencing on the Closing Date and ending on the date that is thirty (30) days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion, subject to all applicable Laws (“Additional Company Shares”; and together with the Additional HCAC Shares, the “Additional Shares”; and the recipients of the Additional Shares, the “Additional Share Recipients”). Unless mutually agreed in writing by HCAC and REEcycle, the agreements providing for the sale, issuance or grant of the Additional Shares, or the obligation of HCAC to sell, issue or grant the Additional Shares (the “Additional Share Agreements”), shall: (i) impose restrictions on the direct or indirect, sale, exchange, transfer (by gift or otherwise), assignment, distribution, pledge, creation of a security interest, lien or trust with respect to, or other disposal of or encumbrance of the Additional Shares that are no less restrictive than the Lock-Up Agreement and the Proposed Post-Closing Bylaws (it being understood that the time period for the applicability of such restrictions to the Additional Company Shares shall be measured from the Closing and not from any later date on which Additional Company Shares are issued); (ii) specify any portion of the Deferred Shares to which the applicable Additional Share Recipient is entitled, if any; and (iii) may impose such other conditions, restrictions or limitations, including vesting, as HCAC determines in connection with the Additional HCAC Shares or REEcycle directs in writing in connection with the Additional Company Shares. It is agreed and understood that (A) in no event shall HCAC issue or obligate itself to issue, in aggregate more than 8,750,000 Additional Shares, and (B) any portion of the Additional Company Shares that are not issued before the expiration of the specified time period specified in the Business Combination Agreement shall be added to the shares reserved for issuance pursuant to the New Equity Incentive Plan.

In addition, following the Closing, if a single commercial facility operated by REEcycle or any of its subsidiaries achieves an annualized run rate of 50 metric tonnes per annum of mixed rare earth oxide, measured over the average of 22 consecutive working days (the “Milestone Event”), then Domesticated HCAC will issue or cause to be issued up to 6,250,000 additional shares of Domesticated HCAC Common Stock (as equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction occurring after the Closing) to certain holders as described herein, within 5 Business Days of the occurrence of such Milestone Event, as additional consideration for the Business Combination. Up to 5,000,000 of such additional shares of Domesticated HCAC Common Stock (the “Earnout Shares”) may be issued, on a pro rata basis, upon the occurrence of the Milestone Event to the holders of REEcycle Common Stock or vested and exercised REEcycle Options, in each case, as of immediately prior to the Effective Time (each, an “Eligible Earnout Participant”). The Eligible Earnout Participants entitled to receive Earnout Shares will be determined as of immediately prior to the Effective Time and such right will not transfer to any subsequent holder upon the sale, transfer or other disposition of any shares of Domesticated HCAC Common Stock held by such Eligible Earnout Participant.

In addition to the issuance of Earnout Shares, up to an aggregate of 1,250,000 shares of Domesticated HCAC Common Stock (collectively, the “Deferred Shares”) may be issued, on a one-time basis, upon the occurrence of the Milestone Event, to the Additional Share Recipients (as defined below) allocated as follows: (1) up to 875,000 Deferred Shares (or representing 70% of the total Deferred Shares) may be issued to such recipients and in such amounts, as HCAC identifies in writing before the Closing and documents in the applicable Additional Share Agreements (the “Deferred HCAC Shares”); provided, that if HCAC does not fully allocate all of the Deferred HCAC Shares before the Closing, any unallocated Deferred HCAC Shares will be allocated to the holders of Additional HCAC Shares (as defined below) so that (x) the number of Deferred HCAC Shares issuable to each holder of Additional HCAC Shares (y) divided by the aggregate entitlement of Deferred HCAC Shares equals (z) such holder’s pro rata ownership of the allocated Additional HCAC Shares and (2) up to 375,000 Deferred Shares, (or representing 30% of the total Deferred Shares), may be issued to such recipients and in such amounts, as the Domesticated HCAC Board determines after the Closing and before the occurrence of the Milestone Event (the “Deferred REEcycle Shares”); provided, that if Domesticated HCAC does not fully allocate all of the Deferred REEcycle Shares before the occurrence of such Milestone Event, any unallocated Deferred REEcycle Shares will be allocated to the holders of Additional REEcycle Shares (as defined below) so that (x) the number of Deferred REEcycle Shares issuable to each holder of Additional REEcycle Shares (y) divided by the aggregate entitlement of Deferred REEcycle Shares equals (z) such holder’s pro rata ownership of Additional REEcycle Shares.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

For further details, see “The Business Combination Proposal-Business Combination Agreement—Closing Conditions”.

Effect of Domestication and Merger

In connection with the Domestication, the existing governing documents of HCAC will be amended and restated and become the Proposed Domestication Organizational Documents of Domesticated HCAC as described in this proxy statement/prospectus. In connection with the completion of the Business Combination, HCAC will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement and HCAC’s governing documents. HCAC will complete the Redemption of properly tendered Public Shares promptly following the consummation of the Business Combination. HCAC will change its jurisdiction of incorporation by effecting a deregistration under Section 206 of the Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the Domestication, (i) each then issued and outstanding HCAC Class A Ordinary Share, other than any HCAC Class A Ordinary Share included in a HCAC Unit, will convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock, (ii) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HCAC Class A Ordinary Share, and each such HCAC Class A Ordinary Share will then convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock in connection with the Domestication, (iii) each then issued and outstanding HCAC Right, other than any HCAC Right included in a HCAC Unit, will convert automatically into a Domesticated HCAC Right, and (iv) each then issued and outstanding HCAC Unit, to the extent not separated before the Domestication, will convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit. Following the Domestication, on the Closing Date and at the Effective Time, each then issued and outstanding Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. See the section of this proxy statement/prospectus entitled “The Domestication Proposal” for additional information.

Following the Domestication, at the Effective Time by virtue of the Merger, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Company.

REEcycle Stockholder Appraisal/Dissenter’s Rights

Under the DGCL, shares of REEcycle Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by REEcycle Stockholders (including beneficial owners) that neither voted in favor of the Business Combination nor consented thereto in writing and that have demanded properly in writing appraisal or dissenters’ rights for such shares of REEcycle Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”; and the holders of Dissenting Shares being referred to as “Dissenting Stockholders”), and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, will not be converted into, and such Dissenting Stockholders will have no right to receive, the Per Share Merger Consideration as provided in the Business Combination Agreement unless and until such Dissenting Stockholder fails to perfect or withdraws or otherwise loses their right to appraisal and payment under the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to dissent under the DGCL, then such holder’s Dissenting Shares will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, as provided in the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties by each of HCAC, Merger Sub and REEcycle. Unless otherwise specified, such representations and warranties are made as of the Signing Date and as of the Closing, are subject to customary qualifications for materiality and material adverse effect, and (where expressly indicated) to knowledge qualifiers. REEcycle’s representations and warranties are qualified by, and subject to the disclosures set forth in, the Disclosure Letter of REEcycle. The representations and warranties of HCAC and Merger Sub are qualified by the information set forth in HCAC’s public filings filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).

Representations and Warranties of REEcycle

The Business Combination Agreement contains representations and warranties of REEcycle relating to, among other things, organization and standing, authorization and binding agreement, capitalization, no subsidiaries, no conflict, non-contravention, required governmental consents and filings, financial statements, undisclosed liabilities, absence of certain changes, compliance with laws, government contracts, permits, litigation, material contracts, intellectual property, regulatory matters, taxes and tax returns, real property, personal property, employee matters, benefit plans, environmental matters, transactions with related persons, insurance, top customers and suppliers, certain business practices, the Investment Company Act, finders and brokers, independent investigation, information supplied and that there are no additional representations or warranties.

Representations and Warranties of HCAC and Merger Sub

The Business Combination Agreement contains representations and warranties of HCAC and Merger Sub relating to, among other things, organization and standing, authorization and binding agreement, capitalization, non-contravention, required government approvals, SEC filings and financial statements, absence of certain changes, undisclosed liabilities, compliance with laws, legal proceedings, orders, permits, taxes and tax returns, properties, the Investment Company Act, contracts, the Trust Account, finders and brokers, certain business practices, insurance, independent investigation, information supplied, and that there are no additional representations and warranties.

REEcycle Material Adverse Effect

Under the Business Combination Agreement, certain of the representations and warranties of REEcycle are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect, that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which REEcycle and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of the Business Combination Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter (as defined in the Business Combination Agreement), or (j) any action taken by, or at the request of, HCAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

HCAC Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of HCAC and Merger Sub are qualified in whole or in part by a material adverse effect standard on the ability of HCAC and Merger Sub to consummate the Business Combination for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “HCAC Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of HCAC; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a HCAC Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the HCAC or Merger Sub; (ii) the taking of any action required by the Business Combination Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, in each case who is not Sponsor or an Affiliate of Sponsor, under any agreement related to financing REEcycle or HCAC (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of the Business Combination Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the U.S. or anywhere else in the world.

Survival of Representations and Warranties

Except in the case of a fraud claim against a person, none of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect thereof), except for those covenants and agreements contained therein that by their terms expressly apply in whole or in part at or after the Closing, and then only in respect to any breaches occurring at or after the Closing.

Covenants and Agreements Overview

REEcycle has made covenants relating to, among other things, efforts, conduct of business, annual and interim financial statements, no solicitation, no trading, notification of certain matters, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related tail insurance matters, any private placement equity financing of HCAC, and the name change of the Surviving Company.

HCAC has made covenants relating to, among other things, conduct of business, HCAC public filings, the Trust Account, HCAC stockholder approval to complete the transactions contemplated by the Business Combination Agreement, the Domestication and related organizational documents, the preparation and filing of the Proxy Statement/Registration Statement, tax matters, public announcements, confidentiality, post-Closing board and executive officer composition, indemnification of directors and officers and related insurance matters, any private placement equity financing of HCAC, and the name change of HCAC.

Conduct of Business of REEcycle

REEcycle has agreed that during the Interim Period, it will, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by REEcycle pursuant to the Business Combination Agreement, or as consented to by HCAC in writing (which consent will not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to:

●	conduct its businesses, in all material respects, in the ordinary course of business;

●	comply in all material respects with all Laws applicable to the Target Companies and their respective businesses and assets; and

●	take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

During the Interim Period, REEcycle also agreed not to, subject to certain specified exceptions, including as required by applicable law or any governmental authority, as set forth on the Disclosure Letter delivered by REEcycle, or as consented to by HCAC in writing (which consent will not be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any material respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or other securities, including any securities convertible into or exchangeable for any of its units or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities, except in compliance with existing REEcycle benefits plans or any contract (including any warrant, option, or profits interest award) outstanding as of the Signing Date or amended in compliance with this covenant;

●	split, combine, recapitalize or reclassify any of its stock or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the Organizational Documents of any Target Company in connection with the Transactions;

●	allow the aggregate Indebtedness of the Target Companies to exceed $500,000, plus the aggregate amount of Indebtedness of the Target Companies as reflected on the most recent Audited Financial Statements, in each case excluding amounts that may be owed pursuant to those items set forth on Section 6.02(b) of the Company Disclosure Letter;

●	except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, except in each case for Company Common Stock and Company Options, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, other than Company Stock and Company Options, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $200,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $200,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

●	enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

●	(A) make, change or rescind any material election with respect to taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding with respect to material amounts of taxes, (C) file any material amended income tax or other material tax return, (D) change (or request to change) any material method of accounting for tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income taxes or other material taxes (except, for the avoidance of doubt, for automatic extensions of time to file tax returns), (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any governmental authority with respect to any material amounts of taxes, (G) enter into any tax indemnity, tax sharing, or tax allocation agreement or similar agreement or arrangement (excluding any (1) customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes, or (2) contracts solely among any Target Companies) or (H) fail to pay any material taxes when due and payable (taking into account extensions of time to pay);

●	knowingly take any action (or cause to permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the merger from qualifying for the Company Intended Tax Treatment (as defined in the Business Combination Agreement);

●	transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, has determined to dispose of), or otherwise materially amend or modify any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	terminate or assign any Company Material Contract or enter into any contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice (or as a result of the expiration of a Company Material Contract in accordance with its terms or novations of Government Contracts);

●	enter into any new line of business or establish any subsidiary in connection therewith;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the applicable Ancillary Documents or the transactions contemplated hereby and thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any contract in existence as of the date hereof which has been disclosed in writing to HCAC;

●	make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of transactions (including legal or accounting);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

●	enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company, other than the Transaction Support Agreement;

●	take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority that must be obtained to consummate the Transactions;

●	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or pursuant to any existing Contract (provided such Contract is not amended after the date of this Agreement) or the Target Companies’ Organizational Documents);

●	(A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

●	authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives HCAC, directly or indirectly, rights to control or direct the business or operations of REEcycle prior to the Closing. Prior to the Closing, REEcycle will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to HCAC’s rights set forth therein, complete control and supervision over its business, assets and operations.

Conduct of Business of HCAC

HCAC has agreed that during the Interim Period, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by REEcycle in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will:

●	conduct its business, in all material respects, in the ordinary course of business;

●	comply in all material respects with all laws applicable to it and its businesses, assets and employees and

●	take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.

During the Interim Period, HCAC also agreed not to, subject to certain specified exceptions, including as set forth in the Business Combination Agreement, or as is required by applicable law or any governmental authority, or as consented to by REEcycle in writing (which consent will not be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any material respect, its organizational documents;

●	authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including (i) any securities convertible into or exchangeable for any of its equity securities or other security interests of any class (ii) any other equity-based awards, and (iii) in connection with the PIPE Investment, or engage in any hedging transaction with a third person with respect to such securities;

●	split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (provided, that this shall not prevent HCAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the transactions (up to aggregate additional indebtedness during the Interim Period of $1,000,000));

●	(A) make, change or rescind any material election with respect to taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other legal proceeding with respect to material amounts of taxes, (C) file any material amended income tax or other material tax return, (D) change (or request to change) any material method of accounting for tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income taxes or other material taxes (except, for the avoidance of doubt, for automatic extensions of time to file tax returns), (F)enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any governmental authority with respect to any material amounts of taxes, (G) enter into any tax indemnity, tax sharing or tax allocation agreement or similar agreement or arrangement (excluding any customary commercial contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of taxes), or (H) fail to pay any material taxes when due and payable (taking into account extensions of time to pay);

●	knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments (as defined in the Business Combination Agreement) or (ii) the Merger from qualifying for the Company Intended Tax Treatment (as defined in the Business Combination Agreement);

●	amend, waive or otherwise change the Trust Agreement in any manner adverse to HCAC;

●	terminate, waive or assign any material right under any material contract of HCAC;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

●	establish any subsidiary or enter into any new line of business;

●	fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

●	make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

●	waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, HCAC or Merger Sub) not in excess of five hundred thousand dollars ($500,000) (individually or in the aggregate);

●	acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of transactions);

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the transactions);

●	voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of transactions) other than pursuant to the terms of a contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of Section 6.03 during the Interim Period;

●	sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

●	grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HCAC; or

●	authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Business Combination Agreement gives REEcycle, directly or indirectly, rights to control or direct the business or operations of the HCAC prior to the Closing. Prior to the Closing, HCAC will exercise, consistent with the terms and conditions of the Business Combination Agreement and subject to REEcycle’s rights set forth therein, complete control and supervision over its business, assets and operations.

Other Covenants of REEcycle

Pursuant to the Business Combination Agreement, REEcycle has agreed, among other things, to:

●	REEcycle shall use its reasonable best efforts to provide a written status update on the progress of audited financial statements to HCAC no later than June 30, 2026 and to deliver to HCAC, no later than July 31, 2026, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2024 and December 31, 2025, together with the auditor’s reports.

●	REEcycle shall use its reasonable best efforts to deliver to HCAC, no later than September 30, 2026, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month period ending June 30, 2026 and as soon as reasonably practicable after such time, REEcycle shall deliver to HCAC any other audited or unaudited financial statements of the Target Companies that are required by applicable law to be included in the registration statement.

●	REEcycle acknowledges and agrees that it is aware, and that REEcycle’s affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material nonpublic information of HCAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable foreign and domestic laws on a person possessing material nonpublic information about a publicly traded company. REEcycle agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its subsidiaries not to, and it shall instruct its other affiliates and representatives not to, purchase or sell any securities of HCAC, communicate such information to any third party (other than (x) to persons for the purpose of seeking consents related to the transactions or (y) persons subject to confidentiality restrictions in favor of REEcycle), take any other action with respect to HCAC in violation of such laws, or cause or encourage any third party to do any of the foregoing.

●	Prior to closing, REEcycle shall adopt the Amended & Restated Bylaws of REEcycle, in a form to be mutually agreed by HCAC and REEcycle, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

●	Prior to or concurrent with the Domestication, REEcycle shall file a certificate of amendment to the certificate of incorporation of REEcycle with the Secretary of State of Delaware changing REEcycle’s corporate name to a name mutually agreed on by HCAC and REEcycle prior to the Domestication.

Other Covenants of HCAC

Pursuant to the Business Combination Agreement, HCAC has agreed, among other things, to:

●	During the Interim Period, keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities laws and use its reasonable best efforts prior to the Closing to maintain the listing of the HCAC Class A Ordinary Shares and the rights of HCAC on Nasdaq; provided, that (a) if HCAC fails to timely file any public filing with the SEC, such failure will not be a breach of the covenants under the Business Combination Agreement provided such public filing is made before the effectiveness of the registration statement of which this proxy statement/prospectus forms a part or the earlier termination of the Business Combination Agreement (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Business Combination and (b) from and after the Closing, the parties intend to list on Nasdaq only the Domesticated HCAC Common Stock;

●	Upon satisfaction or waiver of the closing conditions and provision of notice to the Trustee, HCAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the HCAC stockholders pursuant to the redemption, and (2) pay all remaining amounts then available in the Trust Account as directed by HCAC for immediate use, in accordance with this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

●	HCAC shall use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate such transactions.

●	In connection with the stockholders’ meeting, HCAC agrees that it shall provide the holders of shares of HCAC Class A Ordinary Shares the opportunity to elect redemption of such shares of HCAC Class A Ordinary Shares, as required by its organizational documents. Subject to receipt of the stockholder approval, and at least one (1) day prior to the Domestication, HCAC shall carry out the redemption and use the proceeds held in the Trust Account to redeem the HCAC Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with HCAC’s organizational documents.

●	Subject to receipt of stockholder approval, at least one (1) day prior to the closing date, HCAC shall, in accordance with applicable law, any applicable rules and regulations of the SEC, Nasdaq, and its organizational documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to HCAC and REEcycle, together with HCAC Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

●	Within one (1) business day of the closing date, the post closing company, as the successor to the HCAC, shall file a post-effective amendment to adopt the registration statement.

●	Before the closing: (a) HCAC shall have the right, but not the obligation, to issue or obligate itself to issue the Additional HCAC Shares; and (b) HCAC shall reserve for issuance the Additional Company Shares. Unless mutually agreed in writing by HCAC and REEcycle, the agreements providing for the sale, issuance or grant of the Additional Shares, or the obligation of HCAC to sell, issue or grant the Additional Shares, shall: (i) impose restrictions on the direct or indirect, sale, exchange, transfer (by gift or otherwise), assignment, distribution, pledge, creation of a security interest, lien or trust with respect to, or other disposal of or encumbrance of the Additional Shares that are no less restrictive than the Lock-Up Agreement and the Proposed Post-Closing Bylaws (it being understood that the time period for the applicability of such restrictions to the Additional Company Shares shall be measured from the Closing and not from any later date on which Additional Company Shares are issued); (ii) specify any portion of the Deferred Shares to which the applicable Additional Share Recipient is entitled, if any; and (iii) may impose such other conditions, restrictions or limitations, including vesting, as HCAC determines in connection with the Additional HCAC Shares or REEcycle directs in writing in connection with the Additional Company Shares. It is agreed and understood that (A) in no event shall HCAC issue or obligate itself to issue, in aggregate more than 8,750,000 Additional Shares, and (B) any portion of the Additional Company Shares that are not issued before the expiration of the specified time period specified in the Business Combination Agreement shall be added to the shares reserved for issuance pursuant to the New Equity Incentive Plan.

Other Joint Covenants of REEcycle and HCAC

In addition, each of REEcycle and HCAC has agreed, among other things:

●	During the Interim Period, each of HCAC and REEcycle will grant access to all offices and other facilities and to all officers, managers, properties, contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to HCAC and REEcycle, and, upon request of HCAC or its representatives, a monthly report regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects, and cause each of the Target Companies’ Representatives to reasonably cooperate with HCAC and its representatives in their investigation; provided, however, that each party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other. Notwithstanding the foregoing, the parties shall not be required to provide, or cause to be provided, any information (i) if and to the extent doing so would (A) violate any applicable law, (B) result in the disclosure of any trade secrets of third parties in breach of any contract with such third party, (C) violate any legally-binding obligation with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the parties shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such contract, obligation or law and (y) provide such information in a manner without violating such contract, obligation or law), or (ii) if REEcycle, on the one hand, and HCAC or any of its representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. REEcycle shall not be obligated to permit HCAC or any of its representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

●	During the Interim Period, each of HCAC and REEcycle will not, and will cause its representatives to not, without the prior written consent of REEcycle and HCAC, directly or indirectly, (a) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (b) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person or group (other than a party to the Business Combination Agreement or their respective representatives) in connection with or in response to an acquisition proposal, (c) engage or participate in discussions or negotiations with any person or group with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (d) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, or (e) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal.

●	Notify the other as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such party or any of its representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any acquisition proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an acquisition proposal, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, and keep the other promptly informed of the status of any such matters; and during the Interim Period, each of REEcycle and HCAC will, and will cause its representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any person with respect to any acquisition proposal and will, and will direct its representatives to, cease and terminate any such solicitations, discussions or negotiations.

●	During the Interim Period, HCAC and REEcycle will give prompt notice to the other if such party or its affiliates: (a) receives any notice or other communication in writing from any third party (including any governmental authority) alleging that (i) the consent of such third party is or may be required in connection with the transactions contemplated by the Business Combination Agreement or (ii) any non-compliance with any law by either REEcycle or HCAC or its affiliates; (b) receives any notice or other communication from any governmental authority in connection with the transactions contemplated by the Business Combination Agreement; or (c) becomes aware of the commencement or threat, in writing, of any legal proceeding against either REEcycle or HCAC or any of its affiliates, or any of their respective properties or assets, or, to the Knowledge (as defined in the Business Combination Agreement) of such party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such party or of its affiliates, in each case, with respect to the consummation of the transactions contemplated by the Business Combination Agreement.

●	Subject to the terms and conditions of the Business Combination Agreement, each of REEcycle and HCAC will use its reasonable best efforts, and will cooperate fully with the other parties to the Business Combination Agreement, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Business Combination Agreement (including the receipt of all applicable consents of governmental authorities) and to comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Business Combination Agreement, including making any required filings and complying with the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

●	The parties agree that the transactions are intended to qualify for the Intended Tax Treatments (as defined in the Business Combination Agreement). The parties agree that they will not knowingly take any action (or cause or permit any action to be taken) or knowingly fail to take any action that would reasonably be expected to prevent the transactions from qualifying for the Intended Tax Treatments. The parties agree to file all tax returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable law. Each party agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the qualification of any relevant portion of the transactions for its Intended Tax Treatment by any governmental authority. If a tax opinion is required in connection with the registration statement, the parties agree to reasonably cooperate in connection with such tax opinion.

●	As promptly as practicable after the Signing Date and receipt by HCAC of the PCAOB Financial Statements, the Interim Financial Statements and any other audited or unaudited financial statements of REEcycle that are required by applicable law to be included in the proxy statement/prospectus, (x) REEcycle and HCAC will jointly prepare and HCAC will file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by HCAC or REEcycle) that will include the proxy statement to be filed with the SEC and sent to HCAC’s stockholders relating to the extraordinary general meeting, and (y) HCAC will prepare (with REEcycle’s and its representatives’ reasonable cooperation) and file with the SEC the registration statement of which this proxy statement/prospectus forms a part in connection with the registration under the Securities Act of Domesticated HCAC Common Stock issuable in connection with the Merger.

●	Each of REEcycle and HCAC will use its reasonable best efforts to cause the registration statement of which this proxy statement/prospectus forms a part to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Business Combination Agreement.

●	During the Interim Period, the parties will use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of REEcycle and its subsidiaries following the closing. If such plan is agreed to, the HCAC Board shall adopt the plan and submit it to its stockholders at the stockholder meeting. The plan will be based on benchmarking against peer public companies and in consultation with an independent outside compensation advisor. Following closing, HCAC will file an effective registration statement on Form S-8 (or other applicable form) for the common stock that would be issuable under the plan and use commercially reasonable efforts to maintain the effectiveness of such registration statement(s). The parties will cooperate in determining the initial award grants that shall be granted to eligible service providers following the Effective Date.

●	During the Interim Period, the parties will only issue a public release, filing, or announcement regarding the Business Combination Agreement or the related transactions only with the prior approval of the other party unless required by the Business Combination Agreement, applicable law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

●	During the Interim Period, or if the Business Combination Agreement is terminated for a period of two years following the termination, each party agrees that it shall, and shall cause its affiliates and its and their respective representatives to (i) hold in strict confidence the information of the other party and will not use for any purpose (except in connection with the consummation of the transactions, performing their obligations or enforcing their obligations pursuant to the Business Combination Agreement, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the confidential information without the such party’s prior written consent and (ii) if the Business Combination Agreement is terminated and during the period of two (2) years after such termination, a party becomes legally obligated to disclose any confidential information, (A) provide the other party, to the extent legally permitted, with prompt written notice of such requirement so that such party or an affiliate may seek, at the that party’s sole cost and expense, a protective order or other remedy and (B) in the event that such protective order or other remedy is not obtained, furnish only that portion of such confidential information required.

●	After the closing date, the parties shall, and shall cause their respective subsidiaries to, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the closing date and make the same available for inspection and copying by HCAC during normal business hours, as applicable, upon reasonable request and upon reasonable notice until the seventh (7th) anniversary of the closing date. Such books, records and documents shall be destroyed after the seventh (7th) anniversary of the closing date.

●	The parties shall take all necessary or appropriate action, so that effective as of the closing, the Domesticated HCAC Board will initially consist of the persons listed on the company disclosure letter and the HCAC disclosure letter (appointed in accordance with and such that, as of the closing, the board shall comply with Nasdaq rules). If a person declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules, REEcycle or HCAC, as applicable, shall identify a replacement person to serve as a director on the board. HCAC use its reasonable best efforts to obtain resignations effective immediately after closing from the directors of HCAC that are not to remain directors on the board. The parties shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, REEcycle, and HCAC. The parties shall take all action necessary, to cause the executive officers of HCAC to resign, so that the individuals serving as the executive officers of HCAC immediately after the Closing will be individuals REEcycle desires to appoint to such roles.

●	The parties agree that for a period of six (6) years from the Closing Date, the parties shall, and shall cause HCAC, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the closing, was a director, officer, employee or agent of HCAC, Merger Sub and the Target Companies or served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise immediately prior to the closing date. The parties shall, and shall cause HCAC, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights of any such person. HCAC shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by REEcycle’s or any of its subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, unless the annual premium for such insurance in excess of 300% of the aggregate annual premium payable by REEcycle and its subsidiaries for such insurance policy for the year ended December 31, 2025.

●	At or prior to the closing, HCAC shall purchase a “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Closing covering each such person that is a director or officer of HCAC or a Target Company currently covered by a directors’ and officers’ liability insurance policy of HCAC or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; unless the premium exceeds 300% of the aggregate annual premiums currently payable by HCAC or the Target Companies, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such insurance is or becomes not available at the Premium Cap, then any such insurance shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of the tail insurance related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of HCAC.

Closing and Effective Time of the Business Combination

Subject to the satisfaction or waiver of the closing conditions specified in the Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement (other than those transactions that by their nature are to be satisfied prior to the Closing) will take place (a) electronically by the mutual electronic exchange of documents and signatures (including portable document format (.pdf)) at a time and date to be specified in writing by HCAC, REEcycle and Merger Sub, which date will be no later than the third (3rd) Business Day after all the closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or (b) at such other date, time or place (including remotely) as HCAC and REEcycle may agree.

Closing Conditions

The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to the Obligations of Each Party

The consummation of the Business Combination is conditioned upon the satisfaction or waiver of certain customary closing conditions by each of the parties, including among other things:

●	the approval of each Condition Precedent Proposal by the HCAC stockholders will have been obtained;

●	the approval of each Condition Precedent Proposal by REEcycle stockholders will have been obtained;

●	no governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Business Combination Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Business Combination Agreement;

●	the registration statement of which this proxy statement/prospectus forms a part will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the registration statement of which this proxy statement/prospectus forms a part will have been issued and be in effect with respect to the registration statement of which this proxy statement/prospectus forms a part and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn; and

●	the shares of Domesticated HCAC Common Stock to be issued in connection with the Business Combination will be conditionally approved for listing upon the Closing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Domesticated HCAC Common Stock and subject to the exceptions set forth in the Business Combination Agreement.

Conditions to the Obligations of REEcycle

The obligations of REEcycle to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by REEcycle:

●	All of the representations and warranties of HCAC and Merger Sub set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of HCAC pursuant thereto will be true and correct on and as of the date of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or HCAC Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a HCAC Material Adverse Effect;

●	HCAC and Merger Sub will have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under the Business Combination Agreement to be performed or complied with by them on or prior to the Closing Date;

●	no HCAC Material Adverse Effect will have occurred since the Signing Date that is continuing;

●	the Domestication will have been completed as provided in the Business Combination Agreement and a time-stamped copy of the Domesticated HCAC Charter issued by the Secretary of State of the State of Delaware in relation thereto will have been delivered to REEcycle;

●	HCAC will have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to HCAC at the Closing;

●	as of the Closing, the Closing Aggregate Cash Amount (as defined in the Business Combination Agreement) will not be less than $40,000,000;

●	HCAC will have delivered to REEcycle a certificate, signed by an executive officer of HCAC and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

●	HCAC will have delivered to REEcycle a certificate from its secretary or other executive officer certifying as to, and attaching, (a) copies of HCAC’s and Merger Sub’s organizational documents as in effect as of the Closing Date (after giving effect to the Domestication) and (b) the resolutions of HCAC’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each of the ancillary documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated thereby;

●	HCAC will have delivered, or caused to be delivered, all of the certificates, instruments, contracts, and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by HCAC (as applicable).

Conditions to the Obligations of HCAC and Merger Sub

The obligations of HCAC and Merger Sub to consummate and effect the Business Combination are subject to the satisfaction or waiver of each of the following additional conditions at or prior to the Closing, any one (1) or more of which may be waived in writing exclusively by HCAC.

●	All of the representations and warranties of REEcycle set forth in the Business Combination Agreement and in any certificate delivered by or on behalf of REEcycle pursuant thereto will be true and correct on and as of the Signing Date and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties will have been accurate as of such date), and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

●	REEcycle will have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants under the Business Combination Agreement (other than the requirement to provide the PCAOB Financial Statements and the Interim Financial Statements by the specified deadlines) to be performed or complied with by it on or prior to the Closing Date;

●	no Company Material Adverse Effect will have occurred with respect to REEcycle, since the date of the Business Combination Agreement that is continuing;

●	REEcycle shall have no outstanding liens which would materially impair the ability of REEcycle or HCAC to consummate the transactions.

●	REEcycle will have delivered to HCAC a certificate, signed by an executive officer of REEcycle and dated as of the Closing Date, certifying as to the matters described in the Business Combination Agreement;

●	REEcycle will have delivered, or caused to be delivered, all of the certificates, instruments, contracts and other documents specified to be delivered by it under the Business Combination Agreement, duly executed by REEcycle (as applicable); and

●	REEcycle will have delivered to HCAC a certificate executed by REEcycle’s secretary certifying as to the validity and effectiveness of, and attaching, (a) copies of REEcycle’s organizational documents as in effect as of the Closing Date (immediately prior to the Closing) and (b) the requisite resolutions of REEcycle’s board of directors authorizing and approving the execution, delivery and performance of the Business Combination Agreement and each ancillary document to which REEcycle is or is required to be a party or bound, and the consummation of the Business Combination.

Termination; Effectiveness of Termination

REEcycle and HCAC are able to terminate the Business Combination Agreement by mutual written consent. Additionally, either REEcycle or HCAC may terminate the Business Combination Agreement:

●	by written notice if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the Outside Date; provided, however, the right to terminate the Business Combination Agreement will not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

●	by written notice if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions, and such order or other action has become final and non-appealable; provided, however, that the right to terminate the Business Combination Agreement will not be available to either REEcycle or HCAC if the failure by it or its affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such governmental authority; or

●	by written notice if HCAC Stockholders’ Meeting (as defined in the Business Combination Agreement) has been held (including any adjournment or postponement thereof), has concluded, the stockholders of HCAC have duly voted, and HCAC Stockholder Approval (as defined in the Business Combination Agreement) was not obtained.

REEcycle may terminate the Business Combination Agreement:

●	if the HCAC Board modifies its recommendation that stockholders vote “FOR” each of the Condition Precedent Proposals;

●	by written notice if (a) there has been a breach by HCAC or Merger Sub of any of their representations, warranties, covenants or agreements in the Business Combination Agreement, or any such representation or warranty has become untrue or inaccurate, in each case resulting in a failure of a condition set forth in the Business Combination Agreement to be satisfied, and (b) such breach or inaccuracy is incapable of being cured or is not cured within the earlier of twenty (20) days after written notice thereof or the Outside Date; provided that REEcycle will not have the right to terminate if it is then in material uncured breach of the Business Combination Agreement; or

●	by written notice if (a) all conditions set forth in the Business Combination Agreement applicable to HCAC’s obligations (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied if the Closing Date were the date of such termination) have been, and continue to be, satisfied or waived, (b) HCAC fails to consummate the transactions on or prior to the day when the Closing is required to occur, (c) REEcycle has irrevocably confirmed in writing to HCAC that it is ready, willing and able to consummate the Closing, and (d) HCAC fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

HCAC may terminate the Business Combination Agreement:

●	if there has been a Company Board Recommendation Change (as defined in the Business Combination Agreement);

●	if REEcycle does not deliver the audited financial statements by September 30, 2026, provided, that HCAC shall not have the right to terminate this Agreement if at such time HCAC is in material uncured breach of this Agreement

●	by written notice if (a) there has been a breach by REEcycle of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such parties will have become untrue or inaccurate, in any case, which would result in a failure of certain specified conditions set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (b) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (i) twenty (20) days after written notice of such breach or inaccuracy is provided to REEcycle or (ii) the Outside Date; provided, that HCAC will not have the right to terminate the Business Combination Agreement pursuant to the Business Combination Agreement if at such time HCAC is in material uncured breach of the Business Combination Agreement; or

●	by written notice if (a) all the conditions set forth in the Business Combination Agreement have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which will be capable of being satisfied if the Closing Date were the date of such termination), (b) REEcycle fails to consummate the transactions contemplated by the Business Combination Agreement on or prior to the day when the Closing is required to occur pursuant to the Business Combination Agreement, (c) HCAC will have irrevocably confirmed in writing to REEcycle that it is ready, willing and able to consummate the Closing and (d) REEcycle fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Upon a valid termination pursuant to the Business Combination Agreement, the agreement will become void and have no effect, and there will be no liability on the part of any party or its representatives, and all rights and obligations will cease, except that specified provisions, including Section 6.15 (Public Announcements), Section 6.16 (Confidential Information), Article IX (Miscellaneous) and the “Effect of Termination” provision, will survive termination, and nothing will relieve any party from liability for any willful breach of any representation, warranty, covenant or obligation under the Business Combination Agreement or any Fraud Claim prior to termination.

Waiver and Amendments

At any time prior to Closing, any party to the Business Combination Agreement may, by action taken by its board of directors or other duly authorized persons (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of the other party thereto) that are contained in the Business Combination Agreement or (c) waive compliance by the other parties thereto with any of the agreements or conditions contained in the Business Combination Agreement. Any extension or waiver must be set forth in a written instrument signed by the party granting such extension or waiver. Such waiver shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. Additionally, the failure of any party to assert any of its rights under the Business Combination Agreement shall not constitute a waiver of such rights. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by HCAC and REEcycle.

Specific Performance

HCAC and REEcycle agree that irreparable damage would occur if any provision of the Business Combination Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each party will be entitled to seek an injunction or restraining order to prevent breaches and to seek specific enforcement of the terms and provisions of the Business Combination Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by the laws of the State of Delaware. The parties to the Business Combination Agreement have irrevocably submitted to the exclusive jurisdiction of the Court of Chancery located in the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the Southern District of New York and to the extent such court does not have subject matter jurisdiction, the courts of the State of New York located in Manhattan, New York).

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “The Business Combination Proposal—Related Agreements”.

Registration Rights Agreement

At the Closing, Domesticated HCAC, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain REEcycle Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of Domesticated HCAC that they will hold following the Business Combination.

Transaction Support Agreement

On May 31, 2026, HCAC and REEcycle Stockholders, who at the time of entry into such agreement collectively owned more than 50% of the issued and outstanding REEcycle Common Stock (collectively, the “Supporting Company Stockholders”), executed the Transaction Support Agreement, pursuant to which the Supporting Company Stockholders agreed, among other things, to vote all of their shares of REEcycle Common Stock in favor of adopting and approving the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the REEcycle Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement.

Sponsor Support Agreement

On May 31, 2026, REEcycle, HCAC, and the Sponsor, executed the Sponsor Support Agreement, pursuant to which the Sponsor agreed to vote all of its shares of HCAC Ordinary Shares, among other things, in favor of (i) adopting and approving the Business Combination Agreement, the Merger, and the Transactions, and (ii) approving each of the proposals and any other matters necessary or reasonably requested by HCAC for consummation of the Merger and the Transactions. The Sponsor has further agreed to vote against (i) any action, agreement, transaction, or proposal that would result in a material breach of any covenant, representation, warranty, or other obligation of HCAC under the Business Combination Agreement or that would reasonably be expected to prevent the Merger from being consummated, (ii) any business combination proposal other than with REEcycle, (iii) any other action that would reasonably be expected to (A) impede, interfere with, delay, postpone or attempt to discourage, frustrate the purpose of, result in the termination or failure to consummate of, prevent or nullify any provision of, the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or any of the Transactions or adversely affect the Merger or any of the Transactions, or (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement, the Business Combination Agreement or any other obligation or agreement in connection with the Business Combination Agreement or the Transactions, and (iv) change in any manner the voting rights of any class of HCAC’s share capital. The Sponsor has provided REEcycle with an irrevocable proxy to vote the HCAC Ordinary Shares in a manner that is consistent with the above stated voting obligations of the Sponsor. The Sponsor Support Agreement restricts the Sponsor from transferring all of its HCAC Ordinary Shares prior to the earliest of: (i) the Closing, (ii) termination of the Business Combination Agreement, or (iii) mutual agreement of parties.

Lock-Up Arrangements

In connection with the Closing, Domesticated HCAC, REEcycle, the Sponsor and the other holders of Founder Shares will enter into the Lock-Up Agreement, pursuant to which, among other things, the holders of Founder Shares (including the Sponsor) will agree not to transfer any Founder Shares (including any shares of Domesticated HCAC Common Stock received upon conversion of such Founder Shares) held by them during the Lock-Up Period. In addition to such contractual restrictions, any shares of Domesticated HCAC Common Stock held by such stockholders will be subject to restriction in the Proposed Post-Closing Bylaws.

The Proposed Post-Closing Bylaws will also impose transfer restrictions on the shares of Domesticated HCAC Common Stock held by (i) the holders of Founder Shares (including the Sponsor), (ii) the REEcycle Stockholders, (iii) the holders of exercised REEcycle Options, and (iv) the holders of Additional Shares. The Post-Closing Bylaws will impose the same Lock-Up Period on such shares as in the Lock-Up Agreement.

Background of the Business Combination

HCAC is a special purpose acquisition company that was incorporated on May 22, 2025, as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The terms of the Business Combination Agreement were the result of extensive due diligence and negotiations between HCAC and REEcycle (and their respective affiliates and advisors).

The following is a description of the background of these negotiations and the resulting terms of the Business Combination.

On November 21, 2025, HCAC’s initial public offering was declared effective and on November 24, 2025, HCAC completed the sale of 20,700,000 HCAC Units in its initial public offering (the “HCAC IPO”). Prior to the consummation of the HCAC IPO, neither HCAC nor anyone on its behalf, contacted any prospective target business or held any substantive discussions, formal or otherwise, with respect to a transaction with HCAC.

After completion of the HCAC IPO, HCAC’s officers and directors associated with its network for global advisors, brokers and bankers, commenced an active search for prospective businesses or assets to acquire in its initial business combination. HCAC management reviewed self-generated ideas from HCAC’s management team, board, and advisory groups; explored ideas with the underwriters from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to numerous business combination opportunities, including financial advisors and companies in a diverse range of sectors. HCAC’s officers and directors and their affiliates and global wide network of advisors actively searched for and brought potential business combination targets to HCAC’s attention.

In evaluating potential businesses and assets to acquire, HCAC, together with the Sponsor and their advisors, surveyed the landscape of potential acquisition opportunities based on their knowledge of, and familiarity with, the mergers and acquisitions marketplace. In general, HCAC looked for acquisition targets that were of differentiating technology and products, with defendable proprietary intellectual property, operating in relevant and potentially fast-growing industry segments, with a size relevant to the public marketplace and positioned, operationally and financially, to be successful as a public company. HCAC further looked for those transactions that it believed, if entered into, would be well-received by the public markets. At the time of the HCAC IPO on November 24, 2025, HCAC described its general criteria and guidelines in evaluating prospective targets. While not exhaustive, HCAC detailed the following criteria and guidelines, among other things, that it believes is important in evaluating prospective targets:

●	Strong target management team: The strength of the target management team will be an important component in our review process. We will seek to partner with a target management team that is operationally strong and has demonstrated the ability to scale but is also well-incentivized and aligned in our future vision for creating long-term shareholder value.

●	Long-term revenue visibility: The target companies should be close to an anticipated inflection point, such as companies requiring additional management expertise, companies able to innovate by developing new products or services, or companies where we believe we have the ability to achieve improved profitability through an acquisition-based growth strategy.

●	Companies that will benefit from public listing. We will focus on partners looking to move to the next level through a public combination and roll-up and primarily seek companies with entrepreneurial owners and leadership that may benefit from being publicly traded and may effectively utilize in furtherance of growth a broader access to capital and public profile.

●	Niche deal size with growth potential: This expansion can be accomplished through a combination of accelerating organic growth and finding attractive add-on acquisition targets. Our acquisition strategy focuses on identifying and pursuing high-growth sectors with favorable market dynamics for long-term value creation. This approach, coupled with a rigorous due diligence process and active post-transaction support, is designed to maximize value creation for our shareholders. By actively engaging with target companies and providing ongoing support, we aim to drive sustainable growth and achieve strong long-term returns for our investors.

The proposed Business Combination was the result of HCAC’s multi-faceted expertise, investing and operating experience, broad network of relationships, and focus on creating transaction opportunities that met HCAC’s articulated investment criteria while aligning with the interests of its current investor base.

Consistent with the general criteria and guidelines above, the HCAC management team and HCAC’s Board set out to consider target companies in a variety of industries, including those in the following industries:

●	Technology: The technology sector is undergoing a period of unprecedented innovation, driven by advancements in artificial intelligence, cloud computing, robotics, and other transformative technologies. This convergence of technologies is poised to revolutionize numerous industries and drive significant economic growth. This rapid technological advancement, coupled with an increase in global connectivity, presents our team with compelling investment opportunities to identify and partner with innovative companies at the forefront of this exciting and dynamic landscape.

●	Critical Materials: Geopolitical developments, including Europe’s energy crisis and U.S.-China trade and technology tensions, have heightened the focus on supply chain resilience amid an increasing emphasis on global trade and industrial policies that reflect national strategic interests. Countries are reshoring or ally-shoring critical supply chains in materials. Investors are now seeking real-world, hard assets that are vital to long-term resilience and industrial security. The global critical minerals market is projected to contribute $325 billion to the global economy this year.

●	Energy: The energy sector is in the midst of a critical and transformative evolution, driven by a surge in global energy demand and the imperative for a transition to cleaner, more sustainable energy sources. This shift is fostering a dynamic and rapidly evolving landscape with significant investment potential. The global energy transition market is projected to reach a staggering $5.4 trillion by 2031. The energy transition is expected to drive significant growth in key areas such as energy storage, energy-as-a-service (EaaS), and energy consulting. This robust expansion, driven by the urgent need for innovative and sustainable energy solutions, presents our team with significant potential to identify and partner with leading companies at the forefront of this key sector.

In assessing target companies within the above industries, the HCAC management team and HCAC Board considered a variety of factors in evaluating target business, including:

●	High-Growth Total Addressable Market: We will prioritize investments in industry verticals with strong growth potential and attractive long-term expansion prospects.

●	Differentiated Offerings: We will seek companies with unique and proprietary products or services that provide a competitive advantage in their respective markets.

●	Experienced Management and Governance: We prioritize targets with a highly experienced management team and a robust governance structure that fosters a culture of excellence and accountability.

●	Operational Excellence: We will select a target with robust operational infrastructure, including strong compliance, financial controls, intellectual property, and reporting processes.

●	Attractive Return Profile: We will pursue acquisitions that offer compelling return potential for our shareholders. This includes evaluating the growth of the target business and the benefits of an improved capital structure, while carefully assessing and mitigating downside risks.

Since the completion of the HCAC’s IPO, HCAC reviewed acquisition opportunities across various industries. During that period, in addition to REEcycle, HCAC reviewed more than 24 potential targets in its search, executed non-disclosure agreements with 17 of such potential targets, engaged in detailed negotiations with four potential targets, including REEcycle, and executed two non-binding and non-exclusive letter of intents with two of such targets, including REEcycle and another candidate as discussed in detail below. HCAC did not pursue detailed due diligence and/or decided not to engage in discussions with certain potential initial business combination targets (or engaged in additional due diligence in a less active fashion) because (i) such other potential targets pursued an alternative transaction or strategy, including a traditional initial public offering, (ii) HCAC could not come to an agreement with the counterparty on the economic terms, such as potential targets’ valuation expectations, for a potential transaction, (iii) HCAC did not prevail in or could not preempt a competitive process; and/or (iv) such targets did not meet one or more of HCAC’s acquisition criteria described above and HCAC determined that an acquisition of such targets would not have been advantageous to HCAC and its shareholders. Furthermore, HCAC concluded that a business combination transaction with REEcycle aligned best with HCAC’s acquisition criteria. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. From December 2025 to February 2026, HCAC engaged in active discussions regarding potential business combination targets, including REEcycle and four other rare earth companies referred to as Party 1, Party 2, Party 3 and Party 4. HCAC concluded that Party 1’s business and the terms of a potential business combination would not be suitable for its shareholders. Party 2 determined not to pursue the business combination. In its discussions with Party 3, HCAC could not come to an agreement with Party 3 on the economic terms for a potential transaction. Finally, HCAC did not prevail in a competitive process and decided not to proceed with Party 4. Further, following extensive due diligence conducted by HCAC’s management and its advisors, and following detailed discussions with REEcycle, HCAC believed REEcycle to be an attractive target business with strong growth prospects and promising longevity. See “–The HCAC Board’s Reasons for the Approval of the Business Combination” for a further discussion of these considerations.

On December 4, 2025, Mr. Dominish was introduced to a representative of a corporate advisory firm that was serving as a corporate advisor to Party 1. The corporate advisor to Party 1 had no professional relationship with HCAC.

On December 18, 2025, the representative of the corporate advisor introduced Mr. Dominish to the Chief Executive Officer and a board member of Party 1. On December 18, 2025, information was also shared with Mr. Dominish with respect to the potential target and its natural resource project.

Between December 18, 2025, and January 26, 2026, various internal discussions were held between HCAC’s management and Messrs. David Andrada and Tristan Lo of Hall Chadwick Corporate (Asia), Pte Ltd (“HC Singapore”) an advisor to HCAC. During this timeframe, Messrs. Andrada and Lo held discussions with representatives of CCM in relation to the project. HC Singapore is engaged by HCAC as its corporate advisor, including in relation to advisory services on U.S. capital market requirements, identification and negotiation with potential targets, financial due diligence on potential targets, and other services as agreed in writing.

On January 24, 2026, discussions were held between Messrs. Andrada and Lo, along with the Chairman, Chief Executive Officer and a board member of Party 2, and CCM’s Power and Energy team in Houston. The parties discussed a possible business combination and the potential for strategic expansion in the U.S. market.

On January 26, 2026, HCAC ultimately decided not to further advance discussions with Party 1 and subsequently advised Party 1 of such decision.

Between January 28 and January 30, 2026, Messrs. Andrada and Lo joined Party 2 in Florence, Italy as part of a conference provided by a prominent global engineering firm.

On January 30, 2026, Party 2 shared a virtual data room with Messrs. Andrada and Lo.

From January 30, 2026 to February 25, 2026, the HCAC management team and its advisors reviewed the contents of Party 2’s data room.

On February 10, 2026, HCAC’s Board and Management virtually met with Party 2’s Chief Executive Officer and a board member of Party 2. The call involved a discussion on the project details, HCAC’s intent to take a company public and other key terms for a potential de-SPAC transaction.

Later on February 10, 2026, a further discussion was held between Mr. Dominish, Party 2’s Chief Executive Officer and a board member of Party 2.

On February 10, 2026, a representative of Hall Chadwick (NSW) Pty Ltd (“HC NSW”), an entity associated with our Sponsor, the trading entity of Hall Chadwick Chartered Accountants, introduced Mr. Dominish to the founder and Chief Executive Officer of Party 4. HC NSW is a related party of the ultimate beneficial owner of the Sponsor and provided founder capital to HCAC. HC NSW makes available Mr. Dominish, a partner of HC NSW, to serve as Chief Financial Officer of HCAC.

On February 25, 2026, HCAC issued a LOI to Party 4. On February 27, 2026, Party 4’s Chief Executive Officer advised it did not intend to proceed with the de-SPAC transaction and it was mutually agreed for discussions to be terminated.

On February 27, 2026, a representative of CCM introduced Messrs. Andrada and Lo of HC Singapore, HCAC’s advisor, along with Messrs. Dominish and Bono of HCAC, to a representative of Party 3. Party 3 was being advised by CCM’s Mining team. Also on February 27, 2026, HCAC and Party 3 entered into a non-disclosure agreement. On February 27, 2026, Messrs. Bono, Andrada, and Lo, as well as Messrs. Woszczalski, Dirckze, and Hudson of the HCAC Board held a call with the Executive Chairman, Chief Operating Officer, Chief Financial Officer and a director of Party 3.

On February 28, 2026, further emails were sent and virtual calls were held between Messrs. Bono and Dominish, and the Chief Executive Officer, Chairman and board members of Party 3.

Also on February 28, 2026, Party 3 shared a virtual data room with Messrs. Bono, Dominish, and Peter Beckhouse of HCAC, and Messrs. Andrada and Lo.

From February 28, 2026 to March 6, 2026, the HCAC management team reviewed the contents of the data room from Party 3.

On March 3, 2026, a further meeting was held between Messrs. Bono, Andrada, and Lo, with the Chief Executive Officer, Chairman of the board and other board members of Party 3.

Between March 4 and March 6, 2026, various email communications were sent to Party 3’s management and board with respect to gathering further information on Party 3’s mineral projects and capital structure.

On March 6, 2026, the HCAC Board and management team decided not to proceed further with Party 3.

On March 10, 2026, REEcycle was introduced to HCAC and its advisors by Empire Capital Partners Pty Ltd (“Empire”), during the SPAC/Critical Minerals conference event in Singapore run by HC NSW and CCM. Mr. Dominish met with Mr. Michael ‘Mick’ McMullen, the Chairman of REEcycle, and Messrs. Paul D’Sylva, Matthew Harris, and Timothy Walker of Empire. There had been no prior conversations between Empire and HCAC in respect of REEcycle. Empire was known to REEcycle and was later formally appointed to serve as a financial intermediary and advisor to REEcycle. Empire’s role in the transaction process included organizing and coordinating meetings and presentations between the parties and their respective teams, liaising between legal counsel and the principals, and managing investor outreach on behalf of REEcycle and its corporate affairs.

Between March 12, 2026 and March 16, 2026, various discussions were held between HCAC, Messrs. Andrada and Lo of HC Singapore, Mr. Richard Albarran, an advisor to HCAC and a partner of HC NSW, Mr. Drew Townsend, an advisor to HCAC and a partner of HC NSW, Empire, and Mr. McMullen of REEcycle. These discussions were in relation to the possibility of a business combination. On March 16, 2026, formal discussions commenced between HCAC and REEcycle, centered around a valuation of REEcycle, the minimum capital it would require furthering its business plan, as well as the estimated timeline for completion of the business combination agreement.

Between March 16, 2026 and March 21, 2026 further discussions were held between HCAC, its advisors, Empire and Mr. McMullen with respect to the REEcycle business, structure of any business combination agreement, the valuation, applicable closing aggregate cash amount, advisor participation economics, and proforma capital structure.

On March 17, 2026, Messrs. McMullen, Sylva, Albarran and Townsend held a conference call in which they discussed the initial commercial framework for a potential transaction, including the valuation and advisor participation structure. During this call, Mr. McMullen proposed a transaction structure based on a valuation of approximately $400 million, subject to HCAC delivering a minimum of $50 million of cash in the business at closing (whether from non-redeemed trust proceeds, a private investment in public equity, or a combination thereof). During the discussion, HCAC articulated that the transaction should also include an initial advisor participation mechanism given the various advisors that would participate in securing a successful transaction and to align advisor incentives with a successful transaction being culminated.

On March 18, 2026, following the March 17 conference call, Mr. McMullen of REEcycle sent an email to representatives of HCAC and Empire, which confirmed REEcycle’s willingness to transact at a $400 million valuation on the basis of US$50 million minimum cash at close. Mr. McMullen also noted the parties should be able to come up with a structure that delivered an allocation of advisor shares, so long as they were shared between HCAC and REEcycle. HCAC confirmed it was authorized to proceed on those terms, with an initial advisor participation mechanism proposed at 80:20 in favor of HCAC’s advisors. HCAC’s advisors requested virtual data room access from REEcycle and confirmed that a letter of intent was being prepared.

On March 19, 2026, Mr. Dominish held a discussion with the Chief Executive Officer and director, and Chief Financial Officer and director of Party 4.

On March 20, 2026, Mr. Andrada delivered HCAC’s written information request to REEcycle, covering corporate structure and capitalization, financial information and model, technology and pilot plant data, intellectual property, government funding, feedstock and offtake contracts and additional diligence that would assist in understanding REEcycle’s business.

On March 21, 2026, the parties executed a confidentiality agreement, signed by Mr. Bono for HCAC. Mr. McMullen included Mr. Eric Carnell, REEcycle’s general counsel, and Mr. Christopher Rosario, REEcycle’s senior legal advisor, in the email correspondence. On the same date, the HCAC Board authorized the execution of a non-binding LOI, having been provided with a summary of REEcycle and the proposed transaction, a draft term sheet that HCAC and Empire sent to REEcycle, and advice that REEcycle had received expressions of interest from other special purpose acquisition companies. Mr. Bono delivered the draft letter of intent (the “LOI”) to Mr. McMullen, who responded with REEcycle’s comments and identified Perkins Coie LLP (“Perkins Coie”) as its counsel. The draft LOI reflected the proposed $400 million valuation, a minimum cash raise of $40 million, and a defined allocation of 10 million advisor shares for HCAC.

In considering the LOI, the HCAC Board noted the following:

1.	Business Plan: REE’s business plan envisaged the completion of demonstration plant and feasibility study during CY2026. By meeting this plan and accessing equity capital, REE would be positioned to construct a commercial scale plant during CY2027.

The business plan also confirmed sourcing of feedstock for the demonstration plant, and a potential pathway to ongoing feedstock supply via the proprietary DDM in data centers.

2.	Intellectual Property: HCAC considered that REE had contractually secured its relationship with the University of Houston. HCAC’s management and advisors reviewed the standing of UoH patents, as well as the tenure of the patents which would enable REE exclusive use to exploit the patents.

3.	Demonstrated recycling: HCAC considered that REE had previously demonstrated a suitable end product produced at a bench scale plant, which had been verified by three independent laboratories.

4.	Modular nature of commercial plants: HCAC considered that the modular nature of the commercial plants in collaboration with the business plan to construct multiple plants in the U.S. The modular plants were envisaged to produce a high purity end product, with low levels of hazardous waste, and low capital costs.

5.	Support from the US Government: HCAC considered that the U.S. Department of War had previously supported REE via a $5.1m DPA Title III award.

In addition, HCAC’s management noted that REEcycle’s proposed product (neodymium-praseodymium) are critical minerals by the U.S. Department of the Interior (U.S. Geological Survey), and that favorable policy (CHIPs Act, and DoW support) had been publicly announced.

6.	U.S. rate earth element production capacity: HCAC considered that Reuters defined the U.S. rare earth element market large and in a structural deficit, with the market to increase from $19bn to $27bn between 2025 – 2034.

Each of the above factors were considered in totality and against preliminary information provided by REEcycle’s management. HCAC’s Board noted that further due diligence would be completed by HCAC management in respect to the valuation following execution of the non-binding LOI, however determined that the negotiated valuation was reasonable.

Between March 21, 2026 to March 23, 2026, Mr. McMullen emailed the parties proposing that the advisor share allocation be split 70:30 between HCAC and REEcycle, representing approximately 7 million shares to advisors and 3 million shares to REEcycle, and took the position that the minimum cash requirement should be $50 million net of HCAC’s transaction expenses.

On March 23, 2026, REEcycle communicated to HCAC’s advisors that, in the event a private placement could not be raised at $10.00 per share and additional economics were required, the advisor share pool should absorb such dilution before REEcycle’s stockholders were diluted below their agreed ownership percentage.

Between March 22 and March 26, 2026, the parties negotiated the terms of the LOI. REEcycle proposed (i) that the exclusivity undertaking be mutual, that any extension of the 45-day exclusivity period be by mutual agreement, (ii) a reduction in the number of advisor shares being allocated to HCAC on the basis it would be a pool with part of the pool allocated to REEcycle, (iii) that the shares in the combined company held by the Sponsor, recipients of consideration shares (namely REEcycle existing stockholders) and recipients of any advisor shares, would be subject to the same lock-up period, and (iv) that any economics required to secure a private placement should first be absorbed by the HCAC advisor share pool before diluting REEcycle’s stockholders. REEcycle also delivered a marked-up draft with commentary on the economics of a private placement.

On March 24, 2026, HCAC adopted the above terms and included Messrs. Lo and Andrada on the discussions.

On March 25, 2026, Mr. Lo and Mr. McMullen held a telephone conference during which the parties negotiated the closing aggregate cash amount. REEcycle’s position was a net minimum of $50 million after HCAC’s transaction expenses. REEcycle raised a concern that if a private placement priced below $10.00 per share, REEcycle’s stockholders could be diluted below their expected ownership percentage, and proposed that any economics required to secure private placement commitments should come from the advisor share pool first (split 70:30 consistent with the agreed allocation) and/or Sponsor economics, before any dilution to REEcycle’s stockholders. Following this discussion, REEcycle confirmed a revised closing aggregate cash amount of $40 million net of HCAC’s transaction expenses.

On March 26, 2026, Mr. Lo emailed the proposed final LOI terms to REEcycle. The final terms included the issue of up to 10 million Advisor Shares, allocated 70% (7 million shares) to HCAC or its nominee and 30% (3 million shares) to representatives of REEcycle, with an acknowledgement that the advisor stockholders would dilute pro rata in the event additional economics were required to secure private placement or non-redemption commitments. Duane Morris LLP (“Duane Morris”) confirmed it had no further comments and the LOI was sent to REEcycle.

On March 27, 2026, Mr. Dominish was provided with access to the virtual data room associated with Party 4. Following the entry of the LOI with REEcycle on April 1, 2026, Mr. Dominish advised that discussions would be terminated in the event of the execution of a business combination agreement with another party.

Between March 27 and March 31, 2026, the parties prepared and agreed the form of press release, with input from Empire and from counsel to each party.

On March 29, 2026, Mick McMullen presented the final LOI to HCAC via email after the REEcycle Board has approved it.

The HCAC Board approved the non-binding LOI on March 30, 2026.

On March 30, 2026, HCAC agreed to the final LOI, valuing REEcycle at $400 million based upon the information provided by REEcycle’s representatives and from negotiations between the parties. HCAC’s opinion was subject to further due diligence, including that in relation to its business plan, the current status of its proprietary rare earth element extraction techniques licensed from the University of Houston, the demonstrated rare earth element recovery from e-waste, the modular nature of proposed commercial plants, support from the U.S. Government via the Department of War, and the position of the U.S. rare earth element production capacity. The LOI required REEcycle to cease and refrain from taking any future steps that may involve solicitation, offering, or encouragement of an acquisition of REEcycle or its business by any other third party. The LOI restrained HCAC from entering any LOI or definitive agreement with another combination target, although allowed HCAC to continue existing discussions on a business combination agreement.

On March 30, 2026, Mr. Bono executed the LOI on behalf of HCAC.

In considering the LOI, the HCAC Board noted the following:

1.	Business Plan: REE’s business plan envisaged the completion of demonstration plant and feasibility study during CY2026. By meeting this plan and accessing equity capital, REE would be positioned to construct a commercial scale plant during CY2027.

The business plan also confirmed sourcing of feedstock for the demonstration plant, and a potential pathway to ongoing feedstock supply via the proprietary DDM in data centers.

2.	Intellectual Property: HCAC considered that REE had contractually secured its relationship with the University of Houston. HCAC’s management and advisors reviewed the standing of University of Houston patents, as well as the tenure of the patents which would enable REE exclusive use to exploit the patents.

3.	Demonstrated recycling: HCAC considered that REE had previously demonstrated a suitable end product produced at a bench scale plant, which had been verified by three independent laboratories.

4.	Modular nature of commercial plants: HCAC considered that the modular nature of the commercial plants in collaboration with the business plan to construct multiple plants in the U.S. The modular plants were envisaged to produce a high purity end product, with low levels of hazardous waste, and low capital costs.

5.	Support from the US Government: HCAC considered that the U.S. Department of War had previously supported REE via a $5.1m DPA Title III award. In addition, HCAC’s management noted that REEcycle’s proposed product (neodymium-praseodymium) are critical minerals by the U.S. Department of the Interior (U.S. Geological Survey), and that favorable policy (CHIPs Act, and DoW support) had been publicly announced.

6.	U.S. rate earth element production capacity: HCAC considered that Reuters defined the U.S. rare earth element market large and in a structural deficit, with the market to increase from $19bn to $27bn between 2025 – 2034.

Each of the above factors were considered in totality and against preliminary information provided by REEcycle’s management. HCAC’s Board noted that further due diligence would be completed by HCAC management in respect to the valuation following execution of the non-binding LOI, however determined that the negotiated valuation was reasonable.

On March 31, 2026, Mr. McMullen countersigned and returned LOI on behalf of REEcycle.

On April 1, 2026, HCAC filed a Current Report on Form 8-K announcing the execution of the LOI and filed the press release, that was publicly distributed, as an exhibit.

Commencing April 1, 2026, REEcycle provided HCAC and its advisors access to a virtual data room (“VDR”) containing material non-public information and continued the formal due diligence process.

Between April 1, 2026, and May 31, 2026, HCAC continued its detailed due diligence which encompassed independent technical and legal due diligence, which was managed by JLM Advisory Pty Ltd (Aus) and Duane Morris, respectively. The independent technical consultant, JLM Advisory, was led by Dr. John Mair, and was tasked with evaluating REE’s rare earth element recycling technology, intellectual property position, commercial opportunity, and development pathway to commercial scale. Dr. Mair holds a PhD in Economic Geology from the University of Western Australia, with research supported by the U.S. Geological Survey and the Geological Survey of Canada, and subsequently served as a Post-Doctoral Research Fellow at the Mineral Deposit Research Unit at the University of British Columbia, where his research focused on the metallogeny of the Tintina Gold Province. Dr. Mair has extensive practical experience in isotope laboratory methodologies, mineral separation, and hydrometallurgical treatment processes, all of which are directly applicable to the evaluation of rare earth recycling technology and the broader rare earth value chain. His industry career has included oversight of large-scale exploration programs across the Americas under an alliance with Kennecott, and multi-year technical and commercial oversight of the Kvanefjeld Rare Earth Project in Greenland — one of the world’s most significant defined rare earth deposits — during which he engaged directly with Shenghe Resources, widely regarded as among the most technically proficient organizations in the global rare earth sector and the entity that delivered the process flowsheet, plant, and equipment underpinning the rejuvenation of the Mountain Pass operations in California. HCAC’s due diligence inquiry, as led by Dr. Mair, focused in particular on the proprietary nature of REEcycle’s core recycling process and whether it provided REEcycle with defensible competitive advantages, the robustness of the intellectual property position underlying the platform, the commercial scalability of the process, and the overall viability of REEcycle’s business plan as the foundation for a publicly listed company. HCAC’s management team and advisors engaged with Dr. Mair throughout his due diligence process and to the commercial viability of the proposed business plan. Dr. Mair provided a written technical expert report of his findings, dated May 22, 2026. Dr. Mair’s report concluded that REEcycle’s technology platform is technically credible, commercially differentiated, and strategically positioned at the intersection of two structurally powerful trends in global critical minerals markets: (i) the accelerating decommissioning of first-generation wind energy infrastructure, which is expected to generate materially growing volumes of end-of-life rare earth magnet material as early wind farms approach end of operational life, and (ii) the urgent policy-driven requirement for domestic U.S. rare earth processing capacity, a gap that primary mine development does not appear to be able to address on the required timescale and that recycling is uniquely positioned to fill. The report further concluded that the core process, developed at the University of Houston, protected by two U.S.-granted patents and exclusively licensed to REEcycle on a worldwide basis within the field of rare earth element recovery, reclamation, and recycling, is technically sound, with third-party laboratory analysis from Alta Resource Technology and Galbraith Laboratories providing independent support for the purity and recovery performance of REEcycle mixed rare earth oxide output. Dr. Mair outlined reservations, including the completion of the ongoing engineering feasibility study by DRA Global to confirm technical readiness and scalability, as well as access to relevant feedstock. Dr. Mair concluded that access to feedstock was being addressed by the company through a multipronged approach.

On April 9, 2026, representatives from HCAC, REEcycle, their respective counsel and representatives of CCM commenced virtual meetings aimed at clearing due diligence queries, and negotiations on the final terms of the business combination agreement and ancillary transaction documents.

On April 9, 2026, Mr. Dominish held a call with the Chief Executive Officer and Chief Financial Officer (both directors) of Party 4 to discuss the status of the competing letter of intent and a business combination agreement with REEcycle. Mr. Dominish held a further discussion with the Chief Executive Officer of Party 4 on April 13, 2026.

On April 16, 2026, Mr. Dominish of HCAC and Mr. Christopher Rosario of REEcycle’s management team, held an in person introductory meeting. Mr. Dominish and Mr. Rosario discussed how they had both come to be involved with HCAC and REEcycle (respectively), the REEcycle proprietary disk-drive-disassembly machine, and the need for appropriately experienced public market personnel to be on the management team post-business combination.

On April 18, 2026, counsel for REEcycle delivered to HCAC’s counsel an initial draft of the business combination agreement. This initial draft reflected the terms provided for in the LOI, including the proposed $400 million valuation for REE, the proposed board of directors following completion of the business combination, and lockup arrangements. Between April 18, 2026, and May 29, 2026, several revised versions of the business combination agreement were shared between Duane Morris and Perkins Coie.

On April 26, 2026, Mr. Dominish, Mr. McMullen, and HCAC’s advisors held a meeting on the commercial terms of the business combination agreement and overall completion of due diligence.

On April 29, 2026, HCAC caused the Merger Sub to be incorporated in the State of Delaware for the purposes of completing the business combination transaction with REEcycle (which at that time of incorporation was anticipated to be the desired transaction structure for the business combination agreement completion, however subject to ongoing due diligence between the parties).

On April 30, 2026, Mr. Dominish held a call with the Chief Executive Officer and Chief Financial Officer of Party 4 to further discuss parameters of a de-SPAC transaction with the potential target in the event that the business combination agreement with REEcycle was not executed.

On May 6, 2026, HCAC received from its legal counsel initial drafts of the ancillary agreements and relevant disclosure schedules required to effectuate the transaction. On May 11, 2026, drafts of the ancillary agreements were sent to REEcycle’s counsel.

Between May 6, 2026, and May 11, 2026, Mr. Albarran, Mr. Lo, and Mr. Jovan Singh, a partner of HC NSW, held various discussions with Mr. McMullen in relation to an earnout provision to defer $50 million in consideration to REEcycle stockholders. These discussions considered various structures of the earnout provisions and the associated consideration by HCAC, its Sponsor, and REEcycle. Mr. Albarran proposed deferring a portion of consideration until achievement of commercial-scale production at the first facility, citing investor and PIPE market expectations. Mr. McMullen responded that any reduction or deferral of transaction economics should first come out of the advisory fee pool rather than stockholder consideration.

On May 8, 2026, Mr. Singh circulated a detailed proposal seeking a $50 million earnout/deferred tranche from REEcycle stockholder consideration tied to commercial production and a further $12.5 million performance-linked deferral from the additional $100 million vendor/advisory consideration.

Between May 9, 2026 and May 10, 2026, discussions took place between Mr. Singh, Mr. Albarran and Mr. McMullen as well as Mr. D’Sylva in relation to the earnout and deferral of advisory shares and it was ultimately agreed that REEcycle would defer $50 million of consideration, REEcycle would defer approximately $3.75 million of advisory-related value, and HCAC would defer approximately $8.75 million of its economics. The deferred amounts would vest upon a commercial production milestone (suggested as 85% of nameplate capacity), effectively converting the original proposal into a negotiated earnout structure. REEcycle agreed to the earnout structure after Empire agreed to contribute up to 500,000 of the shares (capped at $5 million) issuable to it as part of its success fee, if required, to secure private placement or non-redemption commitment in order for the Closing Aggregate Cash Amount of $40 million to be satisfied. REEcycle also noted, when agreeing to the earnout, that it no longer agreed that the advisor share pools would dilute pro rata in the event additional economics were required to secure private placement or non-redemption commitments.

On May 11, 2026, HCAC and its legal counsel received a materially progressed draft of the business combination agreement. HCAC and its advisors held further discussions with respect to the earnout provision. Also on May 11, discussions were held between HCAC and REEcycle regarding the effects of a potential PIPE.

Also on May 11, 2026, HCAC held a board meeting on the progression of the due diligence process, the current commercial terms of the business combination agreement, and estimated timeframes for completion.

On May 12, 2026, Empire drafted a side letter documenting the discussions that were held on May 11 regarding the potential economics of a PIPE.

On May 21, 2026, Mr. Dominish held a call with a representative of CCM, as well as the Chief Executive Officer and Chief Financial Officer of Party 4.

On May 28, 2026, HCAC held a board meeting with its advisors for the sole purpose of considering whether to adopt and approve the business combination agreement, and relevant ancillary documents, with REEcycle. The HCAC Board reviewed the latest terms of the business combination agreement and ancillary documents, with the knowledge that certain final amendments may be made with respect to the deadline date for REEcycle’s audited financial accounts, the potential legal operational liability and how that may have affected the purchase price, and tax consequences of the pro forma capital structure, along with final formatting revisions. The HCAC Board also considered technical, business, and legal findings made in various due diligence reports, as well as comparable peer valuations and stock price performance for certain U.S. publicly listed rare earth element and recycling companies. The HCAC Board discussed the proposed valuation for REEcycle under the terms of the business combination agreement and the relevant conditions for closing, including minimum cash balance, and the risk in non-completion of these conditions by HCAC or REEcycle. After considering the above, as well as key risks that had been identified in the due diligence process, the HCAC Board determined that the business combination agreement and the other ancillary documents, subject to their finalization, the Business Combination and the Merger are just and equitable and fair as to HCAC and its shareholders, and that it is in the best interests of HCAC and its shareholders, as a whole, to adopt and approve the Business Combination, and to enter into the business combination agreement and to consummate the Business Combination, the Merger and other transactions contemplated thereby, and therefore is advisable that HCAC do so. In approving the Business Combination, HCAC’s Board considered the expiration of exclusivity with REEcycle and agreed to extend the exclusivity to June 1, 2026.

On May 29, 2026, Mr. McMullen advised HCAC and its advisors that REEcycle was agreeable to an extension of exclusivity to June 1, 2026. Also on May 29, 2026, various emails were circulated among HCAC, REEcycle, and their respective advisors in relation to the signing of various ancillary documents.

On May 29, 2026, REEcycle’s management team advised that it had received the threshold number of Supporting Company Stockholder signatures to the Transaction Support Agreement, pursuant to which each Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, the Merger, and the other Transactions contemplated thereby. On May 30, 2026, HCAC received copies of the Sponsor Support Agreements to its satisfaction. The supporting REEcycle stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the REEcycle Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

Also on May 29, 2026, Empire, REEcycle and HCAC entered into a side letter agreement pursuant to which Empire agreed to contribute to the PIPE contemplated in connection with the Business Combination up to 500,000 of the shares issuable to it as part of the success fee capped at $5.0 million in value.

On May 30, 2026, the HCAC’s Board passed a written resolution which (i) determined that the Business Combination Agreement and the Transaction Documents to be entered into by HCAC and the Transactions contemplated thereby are advisable and in the best interests of HCAC and its shareholders, (ii) unanimously approved and adopted the Business Combination Agreement and the Transaction Documents to be entered into by HCAC and the Transactions contemplated thereby, and (iii) resolved to recommend to the shareholders of HCAC that they approve and adopt the Business Combination Agreement.

On May 31, 2026, the parties entered into the Business Combination Agreement that would result in REEcycle being the surviving company, domesticated in Delaware and trading on the Nasdaq public market.

On June 1, 2026, Mr. Dominish notified Party 4 that no further discussions would be held.

Interests of the REEcycle Directors and Executive Officers

REEcycle’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the HCAC shareholders generally. These interests include, among other things:

●	To the extent that the REEcycle directors and executive officers are also REEcycle Stockholders prior to the Closing they will also have rights to receive Domesticated HCAC Common Stock in the same manner as other REEcycle Stockholders, in accordance with the Business Combination Agreement.

●	If the Business Combination with HCAC is completed, REEcycle will designate five members to the Board of Directors of the Domesticated HCAC, including Mick McMullen, Justin Froneman, Jon Christian Evensen and Chuck McConnell and Amaryllis Kennedy, each of whom will serve as the nominees. Messrs. McMullen, Froneman, Evensen and McConnell and Ms. Kennedy are currently directors of REEcycle.

●	The following executive officers of REEcycle are expected to be appointed as executive officers of Domesticated HCAC following the consummation of the Business Combination: Justin Froneman, Morné Engelbrecht, Tawnya Erickson and Eric Carnell.

●	The Business Combination Agreement provides for the continued indemnification of REEcycle’s current directors and officers and the continuation of directors and officers’ liability insurance covering REEcycle’s current directors and officers.

●	Pursuant to the Registration Rights Agreement, certain stockholders of REEcycle will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Domesticated HCAC held by such parties following the consummation of the Business Combination.

Interests of Certain HCAC Persons in the Business Combination

When you consider the recommendation of the HCAC Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals included herein, you should keep in mind that the Sponsor and HCAC’s directors and officers have interests in such proposals that are different from, in addition to and/or in conflict with, those of the HCAC shareholders generally. Further, HCAC’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information about HCAC - Conflicts of Interest”. We believe there were no such opportunities that were not presented to HCAC for a potential business combination as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The HCAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and Business Combination Agreement and in recommending to our shareholders that they vote in favor of the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. HCAC shareholders should take these interests into account in deciding whether to approve the Shareholder Proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	At the formation of HCAC on May 22, 2025, the Sponsor acquired one Class B Ordinary Share for a purchase price of $0.0001. Subsequently on May 22, 2025, the Sponsor purchased 7,883,292 Class B Ordinary Shares from us for an aggregate purchase price of $25,000, or $0.003171 per share. As a result of these transactions, as of the date of this proxy statement/prospectus, the Sponsor and its permitted transferees hold 7,883,293 Class B Ordinary Shares. In addition, certain non-managing sponsor investors indirectly hold economic interests in an aggregate of 2,973,333 Founder Shares through their purchase of non-managing membership interests in the Sponsor, including 533,333 Founder Shares allocated to certain non-managing sponsor investors that provide advisory services.

●	The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and Director, and Aaron Dominish, HCAC’s Chief Financial Officer and Director, who share voting and investment discretion with respect to the Founder Shares and Private Placement Units held by the Sponsor. Messrs. Bono and Dominish may be deemed to beneficially own the securities held by the Sponsor and disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein. Certain of HCAC’s directors and officers also directly or indirectly hold economic interests in Founder Shares, including through transfers by, or membership interests in, the Sponsor. The 7,883,293 shares of Domesticated HCAC Common Stock that the Sponsor and its permitted transferees will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[ ] million based upon the closing price of $[ ] per HCAC Class A Ordinary Share on Nasdaq on [ ], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus.

●	Our Sponsor purchased 380,000 Private Placement Units for $3,800,000, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. The Sponsor is controlled by Alex Bono, HCAC’s Chief Executive Officer and Director, and Aaron Dominish, HCAC’s CFO and director, who share control over the voting and disposition of the Founder Shares and the Private Placement Shares held by the Sponsor. Messrs. Bono and Dominish have an economic interest in 100% of the Private Placement Shares held by the Sponsor. Each Private Placement Unit included one Private Placement Share and one Private Placement Right. The 380,000 Domesticated HCAC shares that the Sponsor will receive in respect of the Private Placement Shares included in the Private Placement Units, if unrestricted and freely tradable, would have had an aggregate market value of approximately $[●], based upon the closing price of $[●] per HCAC Class A Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, the 38,000 shares of Domesticated HCAC Common Stock issuable upon conversion of the 380,000 Private Placement Rights included in the Sponsor’s Private Placement Units would have had an implied aggregate market value of approximately $[●], based upon the closing price of $[●] per HCAC Right on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus. Given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the HCAC Class A Ordinary Shares included in the HCAC Units sold in the IPO, the Sponsor may earn a positive rate of return on its investments even if the shares of Domesticated HCAC Common Stock trade below $10.00 per share and the Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Shareholders because the Sponsor will realize a gain on their respective investments from the completion of any business combination while Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

●	Our Sponsor will lose its entire investment in us if we do not complete a business combination by November 24, 2027 (or if such date is extended at a duly called meeting of the HCAC shareholders, such later date). If we do not consummate a business combination by such date, as promptly as reasonably possible but not more than ten (10) Business Days thereafter, we are required to redeem the Public Shares for a pro rata portion of the funds held in the Trust Account, subject to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 7,883,293 Founder Shares purchased by our Sponsor would be worthless because following the redemption of the Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete a business combination within the required period. Additionally, in such event, the 380,000 Private Placement Units, including the component Private Placement Shares and Private Placement Rights, that the Sponsor paid $3,800,000 to purchase will expire worthless.

●	HCAC’s Sponsor, officers and directors have agreed not to redeem any of the Founder Shares or HCAC Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

●	It is possible that a representative of the HCAC Board may be retained on the Domesticated HCAC Board following the consummation of the Business Combination. As such, in the future a HCAC nominee may receive any cash fees, stock options or stock awards that the Domesticated HCAC Board determines to pay its directors.

●	Our existing officers and directors will be eligible for continued indemnification under the Proposed Post-Closing Bylaws and continued coverage under a directors’ and officers’ liability insurance policy for a period of six (6) years after the Business Combination.

●	In connection with the Closing, our Sponsor, officers and directors would be entitled to the repayment of any outstanding Working Capital Loan and advances that have been made to HCAC. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC.

●	All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

●	Due to HCAC having certain provisions in its organizational documents that waive the corporate opportunities doctrine on an ongoing basis, HCAC’s officers and directors have not been obligated and continue to not be obligated to bring all corporate opportunities to HCAC. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in HCAC’s organizational documents did not, to our knowledge, impact our search for an acquisition target or prevent us from reviewing any opportunities as a result of such waiver.

●	Pursuant to the Registration Rights Agreement, HCAC’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Domesticated HCAC Common Stock held by such parties following the consummation of the Business Combination.

As a result of the foregoing interests, the Sponsor and HCAC’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Shareholders. In the aggregate, the Sponsor has approximately $[●] at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $[●] representing the value of the Founder Shares held by the Sponsor (based upon the closing price of $[   ] per HCAC Ordinary Share on Nasdaq on [●], 2026, the most recent practicable date prior to the date of this proxy statement/prospectus), and (b) $[●] representing the value of the Private Placement Units purchased by the Sponsor (using the closing price of $[●] for the Public Placement Units on [●], 2026 as a proxy for the value of the Private Placement Rights, which do not trade).

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Shareholder Proposals.

The financial and personal interests of the Sponsor, as well as HCAC’s directors and officers, may have influenced their motivation in identifying and selecting REEcycle as a business combination target, completing an initial business combination with REEcycle and influencing the operation of the business following the initial business combination. In considering the recommendations of the HCAC Board to vote for the Shareholder Proposals, its stockholders should consider these interests.

In considering whether to approve the Business Combination, you should also take into account that REEcycle’s executive officers and directors may have interests in the Business Combination that are different from, or in addition to, those of other REEcycle Stockholders generally as well as HCAC stockholders and right holders generally.

These interests include, among other things:

●	To the extent that the REEcycle directors and executive officers are also REEcycle Stockholders prior to the Closing, they will also have rights to receive Domesticated HCAC securities in the same manner as other REEcycle Stockholders, in accordance with the Business Combination Agreement.

●	If the Business Combination with HCAC is completed, REEcycle will designate five members to the Board of Directors of the Domesticated HCAC, including Mick McMullen, Justin Froneman, Jon Christian Evensen and Chuck McConnell, each of whom will serve as the nominees. Messrs. McMullen, Froneman, Evensen and McConnell are currently directors of REEcycle.

●	The following executive officers of REEcycle are expected to be appointed as executive officers of Domesticated HCAC following the consummation of the Business Combination: Justin Froneman, Morné Engelbrecht, Tawnya Erickson and Eric Carnell.

●	Pursuant to the Registration Rights Agreement, certain of the former stockholders of REEcycle will have customary registration rights, including shelf, demand and piggy-back rights, subject to cooperation and cut-back provisions, with respect to the shares of Domesticated HCAC held by such parties following the consummation of the Business Combination.

Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, its affiliates and HCAC’s directors and executive officers in connection with the Business Combination and related transactions.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor	7,778,293 shares of Domesticated HCAC Common Stock upon conversion of 7,778,293 HCAC Class B Ordinary Shares.	$25,000 paid for the purchase of 7,883,293 Founder Shares by the Sponsor.

	380,000 Domesticated HCAC Common Stock arising from the domestication of 380,000 HCAC Private Placement Units purchased by the Sponsor at IPO	$3,800,000, at a price of $10.00 per private placement unit

	$20,000 per month	Office space, utilities and secretarial and administrative support services, to Hall Chadwick Capital LLC, the Sponsor

	Up to $1,000,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit	Working capital loans to finance transaction costs in connection with an initial business combination

	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination	Services in connection with identifying, investigating and completing an initial business combination

	38,000 Domesticated HCAC Common Stock arising from the 38,000 Private Placement Rights underlying the Private Placement Units	Included in the 380,000 Private Placement Units.

Mr. Alex Bono and Mr. Aaron Dominish	Mr. Bono directly holds 25,000 Class B ordinary shares	Services in connection with an initial business combination

	Mr. Dominish directly holds 15,000 Class B Ordinary Shares	Services in connection with an initial business combination

Hall Chadwick Singapore Pte Ltd. (“HC Singapore”)	Beneficial owners of HC Singapore may receive up to 7,000,000 shares of Domesticated HCAC Common Stock	Services rendered to HCAC in respect of its advisor role

The post combination Board of HCAC	Offered a directorship in Domesticated HCAC following the Closing.	Services and investment provided to the REEcycle by its pre-combination Board

All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration
Sponsor, HCAC Directors and Officers or any of their affiliates

Finder’s fees, advisory fees, consulting fees, success fees and reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such people in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

Each director has received Class B shares as an advisory fees for time spent identifying and investigating potential business combination targets, performing due diligence on suitable business combinations, attending board and committee meetings, and providing administrative and analytical support in furtherance of HCAC’s search for and evaluation of an initial business combination prior to the entry into the Business Combination Agreement. For additional information regarding the terms and conditions of the advisory fee arrangements with HCAC’s directors, see the section entitled ‘Information About HCAC—Compensation of the Sponsor, its Affiliates, HCAC Directors and Executive Officers.”

All members of the Domesticated HCAC Board and all executive officers of Domesticated HCAC will be eligible for awards under the New Equity Incentive Plan and, thus, have a personal interest in the approval of the New Equity Incentive Plan. Nevertheless, the HCAC Board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors, among others, by adopting the New Equity Incentive Plan.

Expected Accounting Treatment of the Business Combination

The Domestication

There will be no accounting effect or change in the carrying amount of the assets and liabilities of HCAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of HCAC immediately following the Domestication will be the same as those immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination. Under this method of accounting, HCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of REEcycle issuing stock for the net assets of HCAC, accompanied by a recapitalization. Upon the completion of the Business Combination, substantially all of the assets and business of the combined company will be held and operated by REEcycle Opco and its subsidiaries.

Regulatory Matters

Neither HCAC nor REEcycle are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the filing required by and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the other regulatory notices and approvals discussed in “The Business Combination Proposal - Business Combination Agreement - Closing Conditions - Conditions to the Obligations of Each Party”. The filing required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was made on October 27, 2025. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on Wednesday, November 26, 2025. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted). The Business Combination was not structured to require the approval of at least a majority of HCAC’s unaffiliated stockholders because such a vote is not required under Cayman Islands law.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that HCAC’s entry into the Business Combination Agreement, dated as of May 31, 2026, by and among HCAC, Merger Sub and REEcycle, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination described in the accompanying proxy statement/prospectus, be approved, ratified and confirmed in all respects.”

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The HCAC Board believes that the Business Combination Proposal to be presented at the extraordinary general meeting is in the best interests of HCAC’s stockholders and unanimously recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsor and HCAC’s officers also have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal - Interests of Certain HCAC Persons in the Business Combination” for a further discussion.

THE DOMESTICATION PROPOSAL

Overview

As a condition to closing of the Business Combination pursuant to the terms of the Business Combination Agreement, HCAC must complete the Domestication. The Domestication Proposal, if approved by the holders of HCAC Class B Ordinary Shares, will authorize a change of HCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HCAC is currently governed by the Companies Act, upon the Domestication, Domesticated HCAC will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as between the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, HCAC encourages stockholders to carefully review the information in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Stockholder Rights under Applicable Corporate Law Before and After Domestication”.

Immediately prior to the Domestication, pursuant to the Cayman Constitutional Documents and the Sponsor Support Agreement, each HCAC Class B Ordinary Share then issued and outstanding will automatically convert into one HCAC Class A Ordinary Share. Immediately following the Sponsor Share Conversion and in connection with the Domestication, (a) each HCAC Class A Ordinary Share issued and outstanding immediately prior to the Domestication, including each HCAC Class A Ordinary Share issued upon the Sponsor Share Conversion, will automatically convert into one share of Domesticated HCAC Common Stock, (b) each HCAC Right issued and outstanding immediately prior to the Domestication, other than any HCAC Right included in a HCAC Unit, will automatically convert into a Domesticated HCAC Right on the same terms as the HCAC Rights, and (c) each HCAC Unit issued and outstanding immediately prior to the Domestication, to the extent not separated before the Domestication, will automatically convert into one Domesticated HCAC Unit. On the Closing Date and at the Effective Time, each Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and each Domesticated HCAC Right, including any right issued in the Unit Split, will convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. No fractional shares of Domesticated HCAC Common Stock will be issued upon conversion of the Domesticated HCAC Rights, and any fractional shares will be rounded down to the nearest whole number. The HCAC Board has unanimously approved the Domestication Proposal.

Reasons for the Domestication

The HCAC Board believes that it would be in the best interests of HCAC to effect the Domestication in advance of the completion of the Business Combination. Further, the HCAC Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. In addition, because Domesticated HCAC will operate within the U.S. following the Business Combination, it was the view of the HCAC Board that Domesticated HCAC should be structured as a corporation organized in the U.S.

The HCAC Board believes that there are several reasons why a reincorporation in Delaware is in the best interests of HCAC and its stockholders. These additional reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Domesticated HCAC, the Domesticated HCAC Board and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Domesticated HCAC’s stockholders from possible abuses by directors and officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Domesticated HCAC’s incorporation in Delaware may make Domesticated HCAC more attractive to future candidates for the Domesticated HCAC Board, because many such candidates are already familiar with Delaware corporate law from their past business experiences. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The HCAC Board therefore believes that providing the benefits afforded directors by Delaware law will enable Domesticated HCAC to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable Domesticated HCAC to compete more effectively with other public companies in attracting and retaining new directors.

Regulatory Approvals; Third-Party Consents

HCAC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the U.S. or other countries in order to complete the Domestication. However, because the Domestication is a condition to Closing pursuant to the Business Combination Agreement, it will not occur unless the other conditions of the Business Combination Agreement are satisfied or waived, which will require, among other things, the approvals as described under the section of this proxy statement/prospectus entitled “The Business Combination Proposal”. HCAC must comply with applicable U.S. federal and state securities laws in connection with the Domestication.

The Domestication will not breach any covenants or agreements binding upon HCAC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.

Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws

Commencing with the effective time of the Domestication, the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws will govern the rights of stockholders in Domesticated HCAC.

A chart comparing your rights as a holder of HCAC Ordinary Shares as a Cayman Islands exempted company with your rights as a holder of Domesticated HCAC Common Stock can be found in the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Stockholder Rights under Applicable Corporate Law Before and After Domestication”.

Comparison of Stockholder Rights under Applicable Corporate Law Before and After Domestication

When the Domestication is completed, the rights of stockholders of Domesticated HCAC will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of stockholders of HCAC and affect the powers of the Domesticated HCAC Board and management following the Domestication.

Stockholders should consider the following summary comparison of the laws of the Cayman Islands, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Companies Act.

The owners of a Delaware corporation’s shares are referred to as “stockholders”. For purposes of language consistency, in certain sections of this proxy statement/prospectus, we may continue to refer to the share owners of Domesticated HCAC as “stockholders”.

Provision	Domesticated HCAC (Delaware corporation)	HCAC (Cayman Islands exempted company)
Applicable legislation	General Corporation Law of the State of Delaware	The Companies Act (as revised) of the Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Stockholders	Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three (3) years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.	No similar provision

Appraisal Rights	Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.	Under the Companies Act, minority shareholders that dissent to a statutory merger to which the company is a constituent party (under Part XVI of the Companies Act) are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the courts of the Cayman Islands.

Provision	Domesticated HCAC (Delaware corporation)	HCAC (Cayman Islands exempted company)
Requirements for Stockholder/Stockholder Approval	Subject to the certificate of incorporation, stockholder approval of most mergers, a sale of all or substantially all the assets of the corporation, dissolution and amendments of constitutional documents require a majority of outstanding shares; most other matters requiring stockholder approval require a majority of those present and voting, provided a quorum is present.	Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements, the Companies Act, applicable law and the relevant articles of association) by ordinary resolution, being the approval of the holders of a majority of the shares, who, being present in person or proxy and entitled to vote, vote at the meeting of stockholders or by “special resolution” (such as the amendment of the company’s constitutional documents), being the approval of the holders of at least two-thirds (66%) of the shares who, being present in person or by proxy and entitled to vote, vote at the meeting of stockholders.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s articles of association.

Stockholder/Stockholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Stockholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide that stockholders may not act by written resolutions.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Stockholders generally do not have any rights to inspect or obtain copies of the register of members or other corporate records of a company.

Stockholder/Stockholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per the Advisory Organizational Documents Proposals).	The decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A stockholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Provision	Domesticated HCAC (Delaware corporation)	HCAC (Cayman Islands exempted company)
Removal of Directors;	Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.	A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to stockholders, boards may be granted the power to remove a director.

Number of Directors	Pursuant to the certificate of incorporation, the number of directors will be fixed from time to time by resolution of the board.	Subject to the articles of association, the board may increase the size of the board and fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or stockholders in certain limited circumstances.

Provision	Domesticated HCAC (Delaware corporation)	HCAC (Cayman Islands exempted company)
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.	A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Liability of directors may be limited, except with regard to their own fraud or willful default.

Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of HCAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of HCAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of HCAC immediately following the Domestication will be the same as those immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under the Companies Act, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. The holders of HCAC Class A Ordinary Shares will have no right to vote on the Domestication Proposal, in accordance with Article 47.2 of the Cayman Constitutional Documents. In connection with the IPO, HCAC entered into agreements with its officers and directors, and the Sponsor, pursuant to which each agreed to vote their HCAC Ordinary Shares in favor of Proposal 1 (The Business Combination Proposal), along with any proposals recommended by the HCAC Board in connection with the Business Combination, such as the Domestication Proposal and the other proposals listed in this proxy statement/prospectus. Such officers and directors and the Sponsor have agreed to vote their HCAC Class B Ordinary Shares, as well as any HCAC Ordinary Shares they may purchase prior to the extraordinary general meeting, in favor of the proposals. As a result, HCAC would not require any additional votes in favor of such proposals in order to have the Domestication Proposal approved.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution of the holders of Class B ordinary shares, that HCAC be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Memorandum and Articles of Association of Hall Chadwick Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware, and the Amended and Restated Memorandum and Articles of Association of Hall Chadwick Acquisition Corp. be amended so as to be replaced in their entirety in the form attached to this proxy statement/prospectus.”

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsor and HCAC’s officers also have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations.

THE COMMON STOCK ISSUANCE PROPOSAL

Overview

HCAC will ask its stockholders to approve, by ordinary resolution, the Common Stock Issuance Proposal for purposes of complying with Nasdaq Listing Rules, including 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

The aggregate number of shares of Domesticated HCAC Common Stock that Domesticated HCAC will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Domesticated HCAC Common Stock outstanding before such issuance and may result in a change of control of the registrant. Approval of the Common Stock Issuance Proposal is a condition to the consummation of the Business Combination.

Why HCAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules, including 5635(a), (b) and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering for cash and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Collectively, Domesticated HCAC may issue securities representing 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of common stock and securities convertible into or exercisable for common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in certain circumstances, including if the number of securities to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance.

Upon the consummation of the Business Combination, Domesticated HCAC expects to issue an aggregate of up to 40,000,000 shares of Domesticated HCAC Common Stock to the REEcycle Stockholders, consisting of (i) 35,000,000 shares of Domesticated HCAC Common Stock as Aggregate Merger Consideration at the Closing and (ii) up to 5,000,000 shares of Domesticated HCAC Common Stock as Earnout Shares, issuable only upon the achievement of the Milestone Event. In addition, Domesticated HCAC expects to issue up to an aggregate of 1,250,000 Deferred Shares upon the occurrence of the Milestone Event and approximately 787,500 shares of Domesticated HCAC Common Stock to Empire as a financial advisory fee at the Closing (plus an additional 112,500 shares upon the achievement of the Milestone Event). Domesticated HCAC may also issue additional common stock and securities convertible into or exercisable for common stock in connection with the assumption and conversion of REEcycle Options and pursuant to Additional Share Agreements, if any, or certain other subscription, purchase or similar agreements (such as in connection with the PIPE Investment) it may enter into prior to Closing. For further details, see the sections of this proxy statement/prospectus entitled “Beneficial Ownership of Securities” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Vote Required for Approval

The approval of the Common Stock Issuance Proposal requires an ordinary resolution, being the affirmative vote of holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. As of the Record Date, the Sponsor owned approximately [●]% of the issued and outstanding HCAC Ordinary Shares. As a result, HCAC would need only [●], or approximately [●]% of the Public Shares not held by affiliates, to be voted in favor of the Common Stock Issuance Proposal in order to approve the Common Stock Issuance Proposal (assuming all outstanding shares are voted).

Resolutions to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq Listing Rules, the issuance of up to 40,000,000 shares of Domesticated HCAC Common Stock to the REEcycle Stockholders (consisting of 35,000,000 shares as Aggregate Merger Consideration at the Closing and up to 5,000,000 Earnout Shares upon the occurrence of the Milestone Event), and the issuance of such additional shares of Domesticated HCAC Common Stock as may be issuable in connection with the Business Combination, including upon the conversion of assumed REEcycle Options and as advisory fee shares, be approved in all respects.”

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMMON STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposal. In addition, the Sponsor and HCAC’s officers also have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations.

THE ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Business Combination Proposal and the other Condition Precedent Proposals are approved and the Business Combination is consummated, HCAC will first replace the Cayman Constitutional Documents with the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws of Domesticated HCAC to govern Domesticated HCAC during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, and then second replace the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws with the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws to govern Domesticated HCAC after the Closing of the Business Combination, in each case, pursuant to the DGCL.

HCAC’s stockholders are asked to approve the Domestication Organizational Documents Proposal and the Post-Closing Certificate of Incorporation Proposal in connection with the replacement of the Cayman Constitutional Documents.

Reasons for the Amendments

The HCAC Board’s reasons for proposing the Proposed Interim Certificate of Incorporation, the Proposed Post-Closing Certificate of Incorporation, the Proposed Interim Bylaws and the Proposed Post-Closing Bylaws are set forth below and more fully detailed for each of the Advisory Organizational Documents Proposals set forth in the section entitled “The Advisory Organizational Documents Proposals”. The following is a summary of the key changes effected by the Proposed Organizational Documents, but this summary is qualified in its entirety by reference to the full text of the Proposed Interim Certificate of Incorporation, a copy of which is included as Annex C, by reference to the full text of the Proposed Interim Bylaws, a copy of which is included as Annex D, by reference to the full text of the Proposed Post-Closing Certificate of Incorporation, a copy of which is included as Annex E, and by reference to the full text of the Proposed Post-Closing Bylaws, a copy of which is included as Annex F:

●	In the Proposed Interim Certificate of Incorporation, to increase the total number of shares of our capital stock from 500,000,000 HCAC Class A Ordinary Shares, 50,000,000 HCAC Class B Ordinary Shares and 5,000,000 preference shares, each with a par value of $0.0001 per share, of HCAC to 555,000,000 shares of Domesticated HCAC capital stock which consists of (A) 500,000,000 shares of Domesticated HCAC Common Stock; (B) 50,000,000 shares of Domesticated HCAC Class B Common Stock; and (C) 5,000,000 shares of Domesticated HCAC Preferred Stock, each with a par value of $0.0001 per share.

●	In the Proposed Interim Certificate of Incorporation, to specify that only holders of Domesticated HCAC Class B Common Stock will have the right to appoint and remove directors prior to or in connection with the completion of the Business Combination.

●	In the Proposed Interim Certificate of Incorporation, to divide the Domesticated HCAC Board into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The same provisions relating to the staggered terms of the Domesticated HCAC Board are included in the Proposed Post-Closing Certificate of Incorporation.

●	In the Proposed Interim Certificate of Incorporation, to provide for the elimination of the Domesticated HCAC Class B Common Stock and conversion of all outstanding shares of such Domesticated HCAC Class B Common Stock on a one-for-one basis into the same number of shares of Domesticated HCAC Common Stock upon the Closing of the Business Combination and remove the anti-dilution and targeted percentage ownership provisions relating to the HCAC Class B Ordinary Shares.

●	In the Proposed Interim Certificate of Incorporation, to provide that Public Shareholders may request to redeem all or a portion of such holder’s Public Shares for cash in connection with the consummation of the Business Combination.

●	In the Proposed Post-Closing Certificate of Incorporation, to delete all provisions relating to Domesticated HCAC as a SPAC, the Business Combination and the redemption rights of the Public Shares in connection with the Closing of the Business Combination; and

●	In the Proposed Post-Closing Bylaws, to restrict the transfer of shares of Domesticated HCAC Common Stock issued (i) as consideration pursuant to the Merger, and (ii) to directors, officers and employees of Domesticated HCAC upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of REEcycle outstanding immediately prior to the Closing, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six (6) months following the Closing Date and (b) subsequent to the Closing, the date on which Domesticated HCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of HCAC’s stockholders having the right to exchange their securities for cash, securities or other property.

●	To authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws in connection with the Domestication, and replacement of the Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws with Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws in connection with the consummation of the Business Combination (copies of all four of such documents are attached to this proxy statement/prospectus as Annex C, Annex D, Annex E and Annex F, respectively).

Resolution to be Voted Upon

The full text of the resolutions to be passed is as follows:

“RESOLVED, as two separate special resolutions, that the following changes to the governing documents of HCAC be and are hereby approved:

●	Proposal 4A – The Amended and Restated Memorandum and Articles of Association of HCAC currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Interim Certificate of Incorporation and Proposed Interim Bylaws in the form attached to the proxy statement/prospectus as Annex C and Annex D, respectively, which are to govern Domesticated HCAC during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, with such deletion and substitution to result the authorization of the change in authorized share capital as indicated therein, provide for the elimination of the Domesticated HCAC Class B Common Stock and conversion of all outstanding shares of such Domesticated HCAC Class B Common Stock on a one-for-one basis into the same number of shares of Domesticated HCAC Common Stock upon the Closing of the Business Combination, to remove the anti-dilution and targeted percentage ownership provisions relating to the HCAC Class B Ordinary Shares and to divide the Domesticated HCAC Board into three classes with staggered three-year terms.

●	Proposal 4B – The Proposed Interim Certificate of Incorporation of HCAC in effect upon the registration of HCAC in the State of Delaware as a corporation with the laws of the State of Delaware be amended and restated by the deletion in its entirety and the substitution in its place of the Proposed Post-Closing Certificate of Incorporation in the form attached to the proxy statement/prospectus as Annex E, including, without limitation, the deletion of provisions relating to Domesticated HCAC as a SPAC, the Business Combination and the redemption rights of the Public Shares in connection with the Closing of the Business Combination and the Proposed Interim Bylaws of HCAC in effect upon the registration of HCAC in the State of Delaware as a corporation with the laws of the State of Delaware be amended and restated by the deletion in its entirety and the substitution in its place of the Proposed Post-Closing Bylaws in the form attached to the proxy statement/prospectus as Annex F, including, without limitation, restricting the transfer of shares of Domesticated HCAC Common Stock issued (i) as consideration pursuant to the Merger, and (ii) to directors, officers and employees of Domesticated HCAC upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of REEcycle outstanding immediately prior to the Closing, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six (6) months following the Closing Date and (b) subsequent to the Closing, the date on which Domesticated HCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of HCAC’s stockholders having the right to exchange their securities for cash, securities or other property.”

Vote Required for Approval

The approval of the Domestication Organizational Documents Proposal (Proposal 4A) requires a special resolution to be approved by the holders of HCAC Class B Ordinary Shares only, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Pursuant to Article 47.2(a) of the Amended and Restated Articles of Association, only the Class B Ordinary Shares carry the right to vote on this resolution.

The approval of the Post-Closing Organizational Documents Proposal (Proposal 4B) requires a special resolution to be approved by the holders of HCAC Ordinary Shares voting together as a single class, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares (i.e., the holders of HCAC Class A Ordinary Shares and HCAC: Class B Ordinary Shares combined) who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting.

Each of the Organizational Documents Proposals is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of HCAC Ordinary Shares.

The Sponsor has agreed to vote all the Founder Shares and any Public Shares it may hold in favor of each of the Organizational Documents Proposals.

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of HCAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of HCAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsor and HCAC’s officers also have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for a further discussion.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Business Combination Proposal, the other Condition Precedent Proposals, including both of the Organizational Documents Proposals, are approved and the Business Combination is consummated, HCAC will replace the Cayman Constitutional Documents, under the Companies Act, with first, the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws to govern Domesticated HCAC during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, and then second, the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws to govern Domesticated HCAC after the Closing of the Business Combination, in each case, pursuant to the DGCL.

HCAC’s stockholders are asked to consider and vote upon and to approve on a non-binding advisory basis by special resolution two (2) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. These two (2) proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Cayman Islands or Delaware law, but pursuant to SEC guidance, HCAC is required to submit these provisions to its stockholders separately for approval. The stockholder votes regarding these proposals are advisory in nature, and are not binding on HCAC, the HCAC Board, REEcycle or the Domesticated HCAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals (separate and apart from the approval of each of the Organizational Documents Proposals). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, HCAC intends that the Proposed Interim Certificate of Incorporation and the Proposed Interim Bylaws will take effect and govern Domesticated HCAC during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, and that the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws will take effect and govern Domesticated HCAC after the Closing of the Business Combination, assuming approval of the Business Combination Proposal and the Organizational Documents Proposals.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of HCAC, which are included as exhibits on an Annual Report on Form 10-K, and, the complete text of the Proposed Interim Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C, the complete text of the Proposed Interim Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D, the Proposed Post-Closing Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex E and the Proposed Post-Closing Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex F. All stockholders are encouraged to read the Proposed Interim Certificate of Incorporation, Proposed Interim Bylaws, Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws in their entirety for a more complete description of their terms. Additionally, as the Cayman Constitutional Documents are governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL, HCAC encourages stockholders to carefully consult the information set out under the section of this proxy statement/prospectus entitled “The Domestication Proposal—Comparison of Stockholder Rights Under Applicable Corporate Law Before and After Domestication”.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Advisory Organizational Documents Proposal 5A)

The Cayman Constitutional Documents authorize 251,000,000 HCAC shares, consisting of (A) 500,000,000 HCAC Class A Ordinary Shares, (B) 50,000,000 HCAC Class B Ordinary Shares and (C) 5,000,000 preference shares, each with a par value of $0.0001 per share.

See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Interim Certificate of Incorporation authorizes 555,000,000 shares, consisting of (A) 500,000,000 shares of Domesticated HCAC Common Stock, (B) 50,000,000 shares of Domesticated HCAC Class B common stock; and (C) 5,000,000 shares of Domesticated HCAC Preferred Stock, each with a par value of $0.0001 per share.

See Article IV of the Proposed Interim Certificate of Incorporation.

The Proposed Post-Closing Certificate of Incorporation authorizes 625,000,000 shares, consisting of (A) 615,000,000 shares of Domesticated HCAC Common Stock and (B) 10,000,000 shares of Domesticated HCAC Preferred Stock, each with a par value of $0.0001 per share.

See Article IV of the Proposed Post-Closing Certificate of Incorporation.

Exclusive Forum Provision (Advisory Organizational Documents Proposal 5B)

The Cayman Constitutional Documents provide that unless HCAC consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Cayman Constitutional Documents or otherwise related in any way to each stockholder’s shareholding in HCAC, including but not limited to: (i) any derivative action or proceeding brought on HCAC’s behalf; (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of HCAC’s current or former director, officer or other employee to HCAC or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Companies Act or the Cayman Constitutional Documents; or

The Proposed Interim Certificate of Incorporation and Proposed Post-Closing Certificate of Incorporation would provide that unless Domesticated HCAC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought in the name or right of Domesticated HCAC or on its behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee, agent or stockholder of Domesticated HCAC to Domesticated HCAC or its stockholders; (iii) any action or proceeding arising or asserting a claim pursuant to any provision of the DGCL, the Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware;

Cayman Constitutional Documents	Proposed Organizational Documents

(iv) any action asserting a claim against HCAC governed by the internal affairs doctrine (as such concept is recognized under the laws of the U.S.) and that each stockholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. The forum selection provision in the Cayman Constitutional Documents do not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the U.S. are, as a matter of the laws of the U.S., the sole and exclusive forum for determination of such a claim.

See Article 50 of the Cayman Constitutional Documents.

(iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws; or (v) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Furthermore, unless Domesticated HCAC consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of Domesticated HCAC, must bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of Domesticated HCAC, the conduct of its affairs, or the rights or powers of Domesticated HCAC or its stockholders, directors or officers, in each case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Direct claims brought under the Exchange Act can be brought in the U.S. federal courts as Section 27 of the Exchange Act provides for exclusive jurisdiction of such claims, in the U.S. federal courts, and pursuant to Section 29(a) of the Exchange Act, Domesticated HCAC cannot bind a stockholder to waive compliance with such jurisdictional requirement. As such, the forum selection provision set forth in the Domesticated HCAC Charter will not affect that direct claims under the Exchange Act are to be brought in the U.S. federal courts. In addition, because the Court of Chancery does not have jurisdiction over claims brought under the Exchange Act, any derivative claims under Section 14(a) need to be brought in the federal court for the District of Delaware.

Cayman Constitutional Documents	Proposed Organizational Documents

Unless Domesticated HCAC consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This federal forum provision pertaining to causes of action arising under the Securities Act does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the rules and regulations thereunder, or to any other claim for which the U.S. federal courts have exclusive jurisdiction.

See Article XI of the Proposed Interim Certificate of Incorporation and Article XI of the Proposed Post-Closing Certificate of Incorporation.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as two separate special resolutions on a non-binding and advisory basis only, that the following governance provisions contained in the Proposed Organizational Documents be and are hereby approved:

●	Proposal 5A – Under the Proposed Interim Certificate of Incorporation, to be in effect during the timeframe between the effectiveness of the Domestication and the Closing of the Business Combination, Domesticated HCAC would be authorized to issue (A) 500,000,000 shares of Domesticated HCAC Common Stock, (B) 50,000,000 shares of Domesticated HCAC Class B Common Stock; and (C) 5,000,000 shares of Domesticated HCAC Preferred Stock, each with a par value of $0.0001 per share, and under the Proposed Post-Closing Certificate of Incorporation to be in effect following the Closing of the Business Combination, Domesticated HCAC would be authorized to issue (A) 615,000,000 shares of Domesticated HCAC Common Stock, and (B) 10,000,000 shares of Domesticated HCAC Preferred Stock, each with a par value of $0.0001 per share.

●	Proposal 5B – The Proposed Organizational Documents would adopt (a) Delaware as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the U.S. as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.”

Vote Required for Approval

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires a special resolution, being the affirmative vote of holders of at least two-thirds (66%) of the HCAC Ordinary Shares, who being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. Approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

THE INCENTIVE PLAN PROPOSAL

Overview

We are seeking stockholder approval for the REEcycle, Inc. 2026 Long-Term Incentive Plan (the “New Equity Incentive Plan”). The New Equity Incentive Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing (the “Plan Effective Time”). The REEcycle EIP will terminate as of the Closing and no new awards will be granted under the REEcycle EIP following its termination. The New Equity Incentive Plan, if approved by stockholders, will allow Domesticated HCAC to provide equity awards to eligible service providers of Domesticated HCAC and its affiliates as part of the Domesticated HCAC’s compensation program, an important tool for motivating, attracting and retaining talented employees and for providing incentives that promote the Company’s business and increased stockholder value. Non-approval of the New Equity Incentive Plan will compel Domesticated HCAC to significantly increase the cash component of employee compensation following the Closing to continue to attract and retain highly talented personnel because Domesticated HCAC would need to replace components of compensation the Company would otherwise provide in equity awards, which would therefore reduce Domesticated HCAC’s operating cash flow.

Both of the boards of directors of HCAC and REEcycle believe that long-term incentive compensation programs help align more closely the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the New Equity Incentive Plan will increase Domesticated HCAC’s ability to achieve this objective and, by allowing for several different forms of long-term incentive awards, will help Domesticated HCAC to recruit, reward, motivate, and retain talented personnel. Both boards of directors of HCAC and REEcycle believe that the approval of the New Equity Incentive Plan is essential to Domesticated HCAC’s continued success, and in particular, Domesticated HCAC’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which Domesticated HCAC will compete. Such awards also are crucial to Domesticated HCAC’s ability to motivate employees to achieve its goals.

Certain Key Plan Provisions

●	The New Equity Incentive Plan will continue until terminated by the Domesticated HCAC Board if earlier, the date on which all shares reserved under it have been issued and all restrictions on those shares have lapsed.

●	The New Equity Incentive Plan provides for the grant of Domesticated HCAC Options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance awards, cash-based awards and other stock-based awards.

●

A number of shares of Domesticated HCAC Common Stock will be authorized for issuance pursuant to awards under the New Equity Incentive Plan initially equal to 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share), which will be a maximum of [●] shares of Domesticated HCAC Stock. Additionally, the number of shares of Domesticated HCAC Common Stock reserved for issuance under the New Equity Incentive Plan automatically increases on March 1st of each year through March 1, 2036, by 5% of the total number of shares of Domesticated HCAC Common Stock outstanding on the immediately preceding last day of February; provided, however, that the Board may act prior to the last day of February of a given year to provide that the increase for such year will be a lesser number of shares of Domesticated HCAC Common Stock.

●	The New Equity Incentive Plan will be administered by the compensation committee or, by the Domesticated HCAC Board, if, at any time, there is no committee of the Domesticated HCAC Board then authorized or properly constituted to administer the Plan, which applicable administrator of the Plan we refer to as the “committee”.

Summary of the New Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the New Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the New Equity Incentive Plan and is qualified in its entirety by the specific language of the New Equity Incentive Plan. A copy of the New Equity Incentive Plan is attached to this proxy statement/prospectus as Annex J.

Types of Awards

The grant of a benefit or award under the New Equity Incentive Plan is referred to as an “award.” Awards may be granted in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Awards, Dividend Equivalents, Cash-Based Awards and Other Stock-Based Awards.

The New Equity Incentive Plan is intended to (i) attract and retain the best available personnel for our success and to accomplish our goals, (ii) incentivize employees, directors and consultants with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business

Eligibility

The New Equity Incentive Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to Domesticated HCAC’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights, performance awards, cash-based awards and other stock-based awards to employees, directors and consultants of Domesticated HCAC and its affiliates. Following the Closing, we expect Domesticated HCAC to have five (5) non-employee directors, and approximately [●] employees (including employee directors) and [[●] consultants] who will be eligible to receive awards under the New Equity Incentive Plan.

Authorized Shares

Subject to the adjustment provisions contained in the New Equity Incentive Plan and the evergreen provision described below, a total of 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share), which will be a maximum of [●] shares of Domesticated HCAC Common Stock, will be initially reserved for issuance pursuant to the New Equity Incentive Plan. The maximum number of shares that may be delivered pursuant to the exercise of incentive stock options granted under the New Equity Incentive Plan is also [●] shares.

The number of shares available for issuance under the New Equity Incentive Plan also will include an annual increase, or the evergreen feature, on March 1 following the Plan Effective Date and the first day of each subsequent calendar year through and including March 1, 2036, by a number of shares equal to 5% of the total number of shares of Domesticated HCAC Common Stock outstanding on the immediately preceding last day of February; provided, however, that the Domesticated HCAC Board may act prior to March 1 of a given year to provide that the increase for such year will be a lesser number of shares (or that there will be no increase for such year). Shares added to the share reserve pursuant to the evergreen feature may not be issued pursuant to incentive stock options.

Shares underlying any awards that are forfeited, cancelled, settled in cash or that otherwise expire or terminate without the issuance of shares are added back to the number of shares of Domesticated HCAC Common Stock available for issuance under the New Equity Incentive Plan. Shares tendered or withheld to satisfy tax withholding obligations with respect to awards other than options and stock appreciation rights (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld, as determined by the committee) will also become available for future grant under the New Equity Incentive Plan. However, the following shares will not be added back to the share reserve: (i) shares tendered or withheld to pay the exercise price of, or to satisfy tax withholding obligations with respect to, an option or stock appreciation right; (ii) shares subject to a stock appreciation right that are not issued upon its net settlement in shares; and (iii) shares repurchased by Domesticated HCAC on the open market or otherwise using cash proceeds from the exercise of options. Awards granted in assumption of, or in substitution for, outstanding awards of a company acquired by Domesticated HCAC will not reduce the share reserve, and shares subject to such substitute awards will not be added back to it.

Shares issuable under the New Equity Incentive Plan may be authorized, but unissued, or re-acquired shares of Domesticated HCAC Common Stock or treasury shares

If any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of Domesticated HCAC, issuance of warrants or other rights to purchase shares or other securities of Domesticated HCAC, any dividend or other distribution (other than any ordinary dividends or other ordinary distributions) or other change in the corporate structure of Domesticated HCAC affecting the shares, the committee may, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the New Equity Incentive Plan, adjust the number and class of shares that may be delivered under the New Equity Incentive Plan; the number, class, and price of shares covered by each outstanding Award; the numerical share limits contained in the New Equity Incentive Plan and other value determinations applicable to outstanding Awards

Plan Administration

The Domesticated HCAC Board or a committee appointed by the Domesticated HCAC Board will have authority to administer the New Equity Incentive Plan. The compensation committee of the Domesticated HCAC Board initially will administer the New Equity Incentive Plan. Subject to the provisions of the New Equity Incentive Plan, the committee has the power to administer the New Equity Incentive Plan and make all determinations deemed necessary or advisable for administering the New Equity Incentive Plan, including the power to determine the fair market value of the Domesticated HCAC Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the New Equity Incentive Plan, determine the terms and conditions of awards (including the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the New Equity Incentive Plan and awards granted under it, prescribe, amend and rescind rules and regulations relating to the New Equity Incentive Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award.

The Domesticated HCAC Board or the committee may delegate to one or more officers of Domesticated HCAC the authority to grant options and stock appreciation rights (and, to the extent permitted by applicable law, other awards) to employees who are not officers, subject to a maximum number of shares specified in the delegation; a delegate may not grant awards to himself or herself and may not determine fair market value. The committee’s interpretations and determinations under the New Equity Incentive Plan are final and binding. The New Equity Incentive Plan also provides that a participant who believes he or she has been denied a benefit must file a written claim with the committee within six months of the event giving rise to the claim, that a claim not decided within 180 days is deemed denied, and that any lawsuit relating to the New Equity Incentive Plan must be filed within one year after the claim is denied or deemed denied.

No Stock Option and SAR Repricing

The New Equity Incentive Plan expressly prohibits the committee, without stockholder approval (and other than in connection with the capitalization adjustments described above), from (1) lowering the exercise price of outstanding options or the grant price of outstanding stock appreciation rights, (2) taking any other action that is treated as a repricing of options or stock appreciation rights under generally accepted accounting principles, or (3) cancelling an option or stock appreciation right at a time when its exercise or grant price exceeds the fair market value of the underlying shares in exchange for cash, another option or stock appreciation right, or any other award or equity.

Stock Options

Domesticated HCAC Options may be granted under the New Equity Incentive Plan. The per share exercise price of options granted under the New Equity Incentive Plan generally must be equal to at least 100% of the fair market value of a share of Domesticated HCAC Common Stock on the date of grant. As of [   ], 2026, the closing price of Domesticated HCAC’s Common Stock was $[   ] per share.

The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of Domesticated HCAC’s Company’s (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of Domesticated HCAC Common Stock on the grant date. The committee will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of Domesticated HCAC Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law.

Subject to the provisions of the New Equity Incentive Plan, the committee determines the terms of options. Until shares are issued under an option, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the New Equity Incentive Plan, as summarized further above.

Stock Appreciation Rights

Stock appreciation rights may be granted under the New Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Domesticated HCAC Common Stock between the exercise date and the date of grant. Stock appreciation rights may be granted in tandem with all or any portion of a related option or may be granted independently of any option. A Tandem SAR may only be granted concurrently with the grant of the related option. The term of stock appreciation rights shall not exceed ten (10) years from the date of grant. Subject to the provisions of the New Equity Incentive Plan, the committee determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of Domesticated HCAC Common Stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant. Until shares are issued under a stock appreciation right, the participant will not have any right to vote or receive dividends or have any other rights as a stockholder with respect to such shares, and no adjustment will be made for a dividend or other right for which the record date is before the date such shares are issued, except as provided in the New Equity Incentive Plan, as summarized further above.

Restricted Stock

Restricted stock may be granted under the New Equity Incentive Plan. Restricted stock awards are grants of shares of Domesticated HCAC Common Stock that may have vesting requirements under any such terms and conditions established by the committee. The committee will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the New Equity Incentive Plan, will determine the terms and conditions of such awards. The committee may impose whatever restrictions on transferability, forfeiture provisions or other restrictions or vesting conditions (if any) it determines to be appropriate (for example, the committee may set restrictions based on the achievement of specific performance goals or continued service to us). The committee may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant, unless the committee provides otherwise. Any dividends or other distributions payable with respect to unvested restricted stock will be accumulated and will be subject to the same vesting conditions and restrictions as the shares of restricted stock to which they related, such amounts will be paid only if and to the extent the underlying shares vest, and will be forfeited if the underlying shares are forfeited. No dividends will be paid on restricted stock prior to vesting. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units (RSUs)

RSUs may be granted under the New Equity Incentive Plan. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Domesticated HCAC Common Stock. Subject to the provisions of the New Equity Incentive Plan, the committee determines the terms and conditions of RSUs, including any vesting criteria and the form and timing of payment. The committee may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the committee in its discretion. The committee, in its sole discretion, may pay earned RSUs in the form of cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the New Equity Incentive Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the committee may determine, and that may be denominated in cash or stock. Subject to the terms and conditions of the New Equity Incentive Plan, the committee determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The committee may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws or any other basis determined by the committee in its discretion. The committee, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both.

Dividend Equivalent Rights

Dividend Equivalent Rights may be granted under the New Equity Incentive Plan to provide the ability to receive payments equivalent to dividends or interest with respect to a number of shares of Common Stock determined by the committee and shall have such terms and conditions as the committee shall determine. Dividend equivalents may not be granted with respect to options or stock appreciation rights. Any dividend equivalents credited with respect to an unvested award will be subject to the same vesting conditions and restrictions as the underlying award, will be paid only if and to the extent the underlying award vests, and will be forfeited if the underlying award is forfeited; no dividend equivalents will be paid prior to vesting of the underlying award.

Other Stock-Based Awards.

The Committee is authorized to grant to participants other Stock-Based Awards, including, without limitation, deferred stock units, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into such shares). The Committee determines the terms and conditions of such Other Stock-Based Awards.

Cash-Based Awards

The Committee is authorized to grant Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash. The Committee determines the terms and conditions of such Cash-Based Awards.

Non-Transferability of Awards

Unless the committee provides otherwise, the New Equity Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. The committee may determine to permit beneficiary designations.

Merger or Change in Control

The New Equity Incentive Plan provides that in the event of Domesticated HCAC’s change in control, as defined in the New Equity Incentive Plan, outstanding Awards (vested or unvested) may be assumed, or a substantially equivalent Awards may be substituted, by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority, among other actions, (i) accelerate vesting of some or all Awards and/or provide that repurchase rights of the Company with respect to shares issued pursuant to an Award shall lapse, (ii) terminate in exchange for cash or other property outstanding Awards and terminate Awards with an exercise price above fair market value for no cash or other consideration, or (iii) make such other modifications, adjustments or amendments to outstanding Awards or the New Equity Incentive Plan as the Committee deems necessary or appropriate. The Business Combination itself will not constitute a change in control under the New Equity Incentive Plan. In the event of a dissolution or liquidation of the Company that is not part of a change in control, outstanding awards will terminate immediately prior to the consummation of such event, unless otherwise provided in an award agreement or determined by the committee.

Forfeiture and Clawback

Awards will be subject to any clawback policy we adopt. The committee also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events.

Amendment or Termination

The New Equity Incentive Plan will become effective on the later of the date of its approval by HCAC stockholders and the Closing, and will continue in effect until terminated by the Domesticated HCAC Board or, if earlier, the date on which all shares reserved under it have been issued and all restrictions on those shares have lapsed. However, no incentive stock options or restricted stock may be granted after the ten-year anniversary of the earlier of the adoption of the New Equity Incentive Plan by the Domesticated HCAC Board or its approval by stockholders, and no evergreen increase will occur after March 1, 2036. The Board may amend, alter, suspend, discontinue or terminate the New Equity Incentive Plan, in whole or in part, at any time; however, stockholder approval is required for any amendment that would (i) increase the share reserve or the incentive stock option reserve (other than pursuant to the capitalization adjustment provisions), (ii) materially expand the class of persons eligible to participate, (iii) materially increase the benefits to eligible persons or otherwise constitute a material revision of the New Equity Incentive Plan under applicable stock exchange rules, or (iv) otherwise require stockholder approval under applicable law. The committee may amend, waive conditions of, or terminate outstanding awards, but no such action may impair the rights of a participant under an outstanding award without the participant’s consent, other than capitalization adjustments, changes the committee determines are required or advisable to comply with applicable law or accounting standards, and changes the committee determines are not reasonably likely to significantly diminish the benefits provided under the award.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the New Equity Incentive Plan. The summary is based on existing U.S. laws and regulations as of the date of this proxy statement/prospectus, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income. Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Units and Performance Awards

There generally are no immediate tax consequences of receiving an award of RSUs or a performance award. A participant who is granted RSUs or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement of the award upon vesting. If the participant is an employee, generally such ordinary income is subject to income tax withholding and certain employment tax withholdings also would apply to the shares that vest. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature granted under the New Equity Incentive Plan to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares of Domesticated HCAC Common Stock issued pursuant to awards under the New Equity Incentive Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for Domesticated HCAC

Domesticated HCAC generally will be entitled to a tax deduction in connection with an award under the New Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to Domesticated HCAC’s chief executive officer and certain “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m) of the Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMBINED COMPANY WITH RESPECT TO AWARDS UNDER THE NEW EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. JURISDICTION IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the New Equity Incentive Plan is in the discretion of the committee and therefore cannot be determined in advance. No Awards have been previously granted under the New Equity Incentive Plan which are contingent upon approval of the Incentive Plan Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the New Equity Incentive Plan, in the form attached to the proxy statement/prospectus as Annex J, be adopted and approved.”

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under the Companies Act, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established. The Incentive Plan Proposal is conditioned on the approval of the Condition Precedent Proposals. If the Condition Precedent Proposals are not approved, the Incentive Plan Proposal will not be presented at the extraordinary general meeting. The Incentive Plan Proposal will only become effective if the Business Combination is completed.

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT HCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

Pursuant to the Business Combination Agreement, HCAC has agreed to take all necessary action, including causing the members of the HCAC Board to resign, so that effective at the Closing, the entire Domesticated HCAC Board will consist of seven (7) individuals. After the Closing, the Domesticated HCAC Board will be classified into three classes, with each Class I director having a term that expires at the first annual meeting of stockholders of Domesticated HCAC to be held following the date of Closing, each Class II director having a term that expires at the second annual meeting of stockholders of Domesticated HCAC to be held following the date of Closing, and each Class III director having a term that expires at the third annual meeting of stockholders of Domesticated HCAC to be held following the date of Closing, or in each case until their respective successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

HCAC is proposing the approval by special resolution to be approved by the HCAC Class B Ordinary Shares of the election of the following individuals, who will take office immediately following the Closing and who will constitute all the members of the Domesticated HCAC Board: Mick McMullen, Justin Froneman, Jon Christian Evensen, Chuck McConnell, Amaryllis Kennedy, Christine O’Brien and Greg Woszczalski.

In addition, it is anticipated that Mick McMullen will be designated as Executive Chairman of the Domesticated HCAC Board and Chuck McConnell will be appointed as the lead independent director. Each of Jon Christian Evensen, Chuck McConnell, Amaryllis Kennedy, Christine O’Brien and Greg Woszczalski are expected to qualify as an independent director under Nasdaq listing standards.

There are no family relationships among any of Domesticated HCAC’s directors and current executive officers.

Subject to other provisions in the Proposed Interim Certificate of Incorporation and the Proposed Post-Closing Certificate of Incorporation, the number of directors that constitutes the entire Domesticated HCAC Board will be fixed solely by resolution of the Domesticated HCAC Board.

Under the Proposed Post-Closing Certificate of Incorporation, the directors of Domesticated HCAC will be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The members of the Domesticated HCAC Board, other than Greg Woszczalski, will resign immediately prior to the Closing, and upon approval of the Director Election Proposal, the Domesticated HCAC Board will be reconstituted at the Closing with the members described in this Director Election Proposal. [●], [●] and [●] have been assigned as Class I directors, [●] and [●] have been assigned as Class II directors and [●] and [●] have been assigned as Class III directors. The term of office of the initial Class I directors of Domesticated HCAC will expire at the first regularly scheduled annual meeting of its stockholders, the term of office of the initial Class II directors of Domesticated HCAC will expire at the second annual meeting of its stockholders, and the term of office of the initial Class III directors of Domesticated HCAC will expire at the third annual meeting of its stockholders. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Any director or the entire board may be removed, with cause, by the holders of a majority of the shares of Domesticated HCAC then entitled to vote at an election of directors. Vacancies occurring on the Domesticated HCAC Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Domesticated HCAC Board, although less than a quorum, or by a sole remaining director, and not by stockholders of Domesticated HCAC. A person so elected by the Domesticated HCAC Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of HCAC Ordinary Shares.

The HCAC Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the date of this proxy statement/prospectus and is based in part on information furnished by the nominees and in part from HCAC’s and REEcycle’s records.

Information about Director Nominees

At the Closing of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the Domesticated HCAC Board will be as follows:

Name	Position
Michael McMullen	Executive Chairman and Director
Justin Froneman	Chief Executive Officer and Director
Jon Christian Evensen	Director
Charles D. McConnell	Director
Amaryllis Kennedy	Director
Christine O’Brien	Director
Greg Woszczalski	Director

Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Management of Domesticated HCAC Following the Business Combination”.

Other than in connection with the Business Combination Agreement as discussed below in the section entitled “Management of Domesticated HCAC Following the Business Combination”, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about the anticipated members of the Domesticated HCAC Board and officers of Domesticated HCAC following the Closing, see the sections of this proxy statement/prospectus entitled “Management of Domesticated HCAC Following the Business Combination—Officers, Directors and Key Employees”; and for more information about the members of the HCAC Board and executive officers of HCAC prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about HCAC—Directors and Executive Officers”.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HCAC Class B Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. If the Business Combination is not approved, the Director Election Proposal will not be presented at the extraordinary general meeting. The Director Election Proposal will only become effective if the Business Combination is completed.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Domesticated HCAC Board upon the Closing of the Business Combination:

Michael McMullen

Justin Froneman

Jon Christian Evensen

Charles D. McConnell

Amaryllis Kennedy

Christine O’Brien

Greg Woszczalski”

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE DOMESTICATED HCAC BOARD.

The existence of financial and personal interests of HCAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of HCAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsor and HCAC’s officers also have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the HCAC Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, HCAC and their members and stockholders, respectively, to make purchases of HCAC Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting, or otherwise increase the likelihood of closing the Business Combination. See “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination”.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the stockholders, the HCAC Board may not be able to adjourn the extraordinary general meeting to a later date (i) in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, and (ii) in the event that adjourning the extraordinary general meeting to a later date would allow for additional time for arrangements that would increase the likelihood of closing the Business Combination, in which event the likelihood of the Business Combination closing would be decreased.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the HCAC Ordinary Shares who, being present in person or by proxy and entitled to vote at the extraordinary general meeting, vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Broker non-votes are not considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law, assuming a valid quorum is established.

The Adjournment Proposal is not conditioned upon any other proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with the approval of one or more proposals at the extraordinary general meeting, (ii) if HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (iii) to facilitate the Domestication, the Merger or any other Transaction.”

Recommendation of the HCAC Board

THE HCAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of HCAC’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of HCAC and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, the Sponsor and HCAC’s officers also have interests in the Business Combination that may conflict with your interests as a stockholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Interests of Certain HCAC Persons in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF HCAC SECURITIES AND
DOMESTICATED HCAC SECURITIES

The following discussion is a summary of material U.S. federal income tax consequences (a) for U.S. Holders and Non-U.S. Holders (each as defined for purposes of this section below, and together, “Holders”) of HCAC Class A Ordinary Shares and HCAC Rights (each, a “HCAC Security”) of the Domestication, (b) for Holders of HCAC Class A Ordinary Shares that exercise their redemption rights in connection with the Business Combination, (c) for Holders of Domesticated HCAC Common Stock and Domesticated HCAC Rights (each, a “Domesticated HCAC Security”) of the Merger and (d) of the ownership and disposition of Domesticated HCAC Common Stock. With respect to the ownership and disposition of Domesticated HCAC Common Stock, this discussion is limited to Domesticated HCAC Common Stock received in connection with the Domestication or Merger and Domesticated HCAC Common Stock received upon the conversion of Domesticated HCAC Rights. This section applies only to Holders that hold their HCAC Securities and Domesticated HCAC Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences to (i) the Sponsor or its affiliates or any other sponsor, officers or directors of HCAC, (ii) any person holding Founder Shares, Private Placement Shares, Private Placement Units, Private Placement Rights or HCAC Class B Ordinary Shares, or (iii) any person holding securities issued pursuant to the PIPE Investment. This discussion is limited to U.S. federal income tax consequences and does not address any estate, gift or other U.S. federal non-income tax consequences or consequences arising under the tax laws of any U.S. state, or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular investor in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to investors subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to the HCAC Securities or Domesticated HCAC Securities;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold the HCAC Securities or Domesticated HCAC Securities through such partnerships or pass-through entities;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent (5%) or more (by vote or value) of HCAC’s shares or Domesticated HCAC’s stock (except to the limited extent provided below);

●	persons that acquired their HCAC Securities or Domesticated HCAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

●	persons that hold or will hold their HCAC Securities or Domesticated HCAC Securities as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	qualified foreign pension funds or entities wholly owned by one or more qualified foreign pension funds; or

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds HCAC Securities or Domesticated HCAC Securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of such partnership and certain determinations made at the partner level. Partnerships (and any entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding any HCAC Securities or Domesticated HCAC Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication, the Merger, the exercise of redemption rights with respect to HCAC Class A Ordinary Shares, and the ownership and disposition of Domesticated HCAC Securities.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein. HCAC has not sought, and does not intend to seek, any rulings from the IRS as to any U.S. federal income tax consequences described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO HCAC CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF DOMESTICATED HCAC COMMON STOCK. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO HCAC CLASS A ORDINARY SHARES, THE MERGER AND THE OWNERSHIP AND DISPOSITION OF DOMESTICATED HCAC COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because the components of a HCAC Unit are generally separable at the option of the holder, the holder of a HCAC Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying HCAC Class A Ordinary Share and HCAC Right components of the HCAC Unit, and the discussion below with respect to actual Holders of HCAC Class A Ordinary Shares and HCAC Rights also should apply to holders of HCAC Units (as the deemed owners of the underlying HCAC Class A Ordinary Shares and HCAC Rights that constitute the HCAC Units). Accordingly, the separation of a HCAC Unit into one HCAC Class A Ordinary Share and the one HCAC Right underlying the HCAC Unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of HCAC Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including the exercise of any redemption rights) with respect to any HCAC Class A Ordinary Shares and HCAC Rights held through HCAC Units (including alternative characterizations of HCAC Units).

TAX TREATMENT OF THE DOMESTICATION

The U.S. federal income tax consequences to the Holders of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, an F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected”. Pursuant to the Domestication, HCAC will change its jurisdiction of incorporation from the Cayman Islands to Delaware, and, effective immediately following the Closing, will be renamed to “REEcycle, Inc.”

Whether the Domestication will qualify as an F Reorganization is not free from doubt due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to an entity that holds only investment-type assets. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. Duane Morris LLP has delivered an opinion that, based on customary assumptions, representations and covenants, the Domestication should qualify as an F Reorganization, which such opinion is filed as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part. The obligations of HCAC to undertake the Domestication and Business Combination are not conditioned on the receipt of an opinion regarding the Domestication’s qualification as an F Reorganization. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. HCAC has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each Holder of HCAC Securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such Holder.

Assuming the Domestication qualifies as an F Reorganization, the Domestication should be treated for U.S. federal income tax purposes as if HCAC (a) transferred all of its assets and liabilities to Domesticated HCAC in exchange for all of the outstanding stock and rights of Domesticated HCAC; and (b) then distributed such shares of stock and rights of Domesticated HCAC to the holders of securities of HCAC in liquidation of HCAC. The taxable year of HCAC will be deemed to end on the date of the Domestication.

If the Domestication fails to qualify as an F Reorganization, a Holder of HCAC Securities generally would be treated for U.S. federal income tax purposes as having exchanged such Holder’s HCAC Securities for Domesticated HCAC Securities in a taxable transaction.

II.	U.S. HOLDERS

As used in this section, a “U.S. Holder” is a beneficial owner of a HCAC Security or a Domesticated HCAC Security, as applicable, who or that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a United States person.

A.	Tax Effects of the Domestication to U.S. Holders

1.	Generally

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of HCAC Securities generally are not expected to recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “—3. Effects of Section 367 to U.S. Holders of HCAC Class A Ordinary Shares” and “—5. PFIC Considerations”.

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, if the Domestication fails to qualify as an F Reorganization, and provided the Domestication does not otherwise qualify for non-recognition under another provision of the Code, a U.S. Holder of HCAC Securities generally would recognize gain or loss with respect to such U.S. Holder’s HCAC Securities in an amount equal to the difference, if any, between the fair market value of the corresponding Domesticated HCAC Securities received in the Domestication and the U.S. Holder’s adjusted tax basis in such U.S. Holder’s HCAC Securities surrendered. U.S. Holders should consult their own tax advisor as to the U.S. federal income tax implications to the applicable U.S. Holder if the Domestication fails to qualify as an F Reorganization.

Although the redemptions of U.S. Holders that exercise redemption rights with respect to HCAC Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to HCAC Class A Ordinary Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights, including the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

2.	Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization and subject to the discussion below under the section entitled “—5. PFIC Considerations”: (a) the tax basis of a share of Domesticated HCAC Common Stock or a Domesticated HCAC Right received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the HCAC Class A Ordinary Share or HCAC Right surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below), and (b) the holding period for a share of Domesticated HCAC Common Stock or a Domesticated HCAC Right received by a U.S. Holder will include such U.S. Holder’s holding period for the HCAC Class A Ordinary Share or HCAC Right surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization and the Domestication is taxable, the U.S. Holder’s basis in the Domesticated HCAC Common Stock and Domesticated HCAC Right would be equal to the fair market value of such Domesticated HCAC Common Stock and Domesticated HCAC Right on the date of the Domestication, and such U.S. Holder’s holding period for such Domesticated HCAC Common Stock and Domesticated HCAC Right would begin on the day following the date of the Domestication. Holders who hold different “blocks” of HCAC Securities (generally, HCAC Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold such “blocks.”

3.	Effects of Section 367 to U.S. Holders of HCAC Class A Ordinary Shares

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—5. PFIC Considerations”, Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. The following discussion assumes the Domestication will qualify as an F Reorganization, and as such, Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. The application of Section 367 of the Code to the HCAC Rights is uncertain, and all U.S. Holders are urged to consult their tax advisors with respect to the particular tax consequences applicable to a U.S. Holder of the attribution rules and application of the Section 367(b) rules to the HCAC Rights.

As noted above, although the redemptions of U.S. Holders that exercise redemption rights with respect to HCAC Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication, and the determination of whether a U.S. Holder is a 10% U.S. Shareholder or is otherwise subject to Section 367 of the Code would be determined as if the redemptions had not yet occurred at the time of the Domestication. U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication.

a.	U.S. Holders Who Own 10% or More (By Vote or Value) of HCAC Shares

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, a 10% U.S. Shareholder on the date of the Domestication must include in income as a deemed dividend paid by HCAC the “all earnings and profits amount” attributable to the HCAC Class A Ordinary Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of HCAC Rights will be considered in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its HCAC Class A Ordinary Shares is the net positive earnings and profits of HCAC (as determined under Treasury Regulations under Section 367 of the Code) attributable to such HCAC Class A Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such HCAC Class A Ordinary Shares. Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock generally is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

HCAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If HCAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its HCAC Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors. It is possible that the amount of HCAC’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend paid by HCAC under Treasury Regulations under Section 367 of the Code as a result of the Domestication.

b.	U.S. Holders Who Own Less Than 10% (By Vote or Value) of HCAC Shares

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCAC Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to its HCAC Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s HCAC Class A Ordinary Shares as described below.

Subject to the discussion below under the section entitled “—5. PFIC Considerations”, unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Domesticated HCAC Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Domesticated HCAC Common Stock over the U.S. Holder’s adjusted tax basis in the HCAC Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of HCAC Class A Ordinary Shares (generally, HCAC Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by HCAC the “all earnings and profits amount” attributable to its HCAC Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)	a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from HCAC (or Domesticated HCAC) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s HCAC Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified HCAC (or Domesticated HCAC) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to HCAC or Domesticated HCAC no later than the date such tax return is filed. In connection with this election, Domesticated HCAC, to the extent commercially reasonable, will reasonably cooperate with U.S. Holders of HCAC Class A Ordinary Shares, upon written request, to make available to such requesting U.S. Holders information regarding HCAC’s earnings and profits.

HCAC does not expect to have significant, if any, cumulative net earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that HCAC had cumulative net earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its HCAC Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by HCAC under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS HCAC CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose HCAC Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—5. PFIC Considerations”.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

4.	Tax Consequences for U.S. Holders of HCAC Rights

Assuming the Domestication qualifies as an F Reorganization, subject to the consequences described above under the section entitled “—3. Effects of Section 367 to U.S. Holders of HCAC Class A Ordinary Shares—a. U.S. Holders Who Own 10 Percent or More (By Vote or Value) of HCAC Shares” relating to a U.S. Holder’s ownership of HCAC Rights being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the consequences described below under the section entitled “—5. PFIC Considerations” relating to the PFIC rules, a U.S. Holder of HCAC Rights should not be subject to U.S. federal income tax with respect to the exchange of HCAC Rights for Domesticated HCAC Rights in the Domestication unless the IRS were to successfully assert that the HCAC Rights are treated as equity in HCAC for federal income tax purposes. U.S. Holders of HCAC Rights are urged to consult their tax advisors with respect to the particular tax consequences of the Demedication in light of the fact that the characterization of the HCAC Rights for U.S. federal income tax purposes is not certain.

5.	PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion above under the section entitled “—3. Effects of Section 367 to U.S. Holders of HCAC Class A Ordinary Shares”), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if HCAC is considered a PFIC.

a.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (a) at least seventy five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

b.	PFIC Status of HCAC

Because HCAC is a blank check company with no current active business prior to the Business Combination, and based upon the composition of its income and assets, and upon a review of its financial statements, HCAC believes that it likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication. However, HCAC’s actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to HCAC’s status as a PFIC for the taxable year which ends as a result of the Domestication. In addition, HCAC’s U.S. counsel expresses no opinion with respect to HCAC’s PFIC status for any taxable year.

c.	Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, a HCAC Right, which may be characterized as stock itself or may be treated as stock, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, those proposed Treasury Regulations would require gain recognition to U.S. Holders of HCAC Class A Ordinary Shares and HCAC Rights as a result of the Domestication if:

(i)	HCAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such HCAC Class A Ordinary Shares or HCAC Rights; and

(ii)	the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such HCAC Class A Ordinary Shares or in which HCAC was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such HCAC Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to an option (and the HCAC Rights may be considered an option for such purposes).

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of HCAC. Under these rules (the “excess distributions regime”):

●	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s HCAC Class A Ordinary Shares or HCAC Rights;

●	the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which HCAC was a PFIC, will be taxed as ordinary income;

●	the amount of gain allocated to each other taxable year (or portion thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year or portion thereof (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend paid by HCAC, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “—3. Effects of Section 367 to U.S. Holders of HCAC Class A Ordinary Shares”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of HCAC Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their HCAC Class A Ordinary Shares and HCAC Rights under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its HCAC Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder”.

As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treats an “option” (which may include a HCAC Right) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, subject to the potential treatment of Domesticated HCAC Rights as stock for U.S. federal income tax purposes rather than an option or other financial instrument, it is possible that the proposed Treasury Regulations issued under the PFIC rules, if finalized in their current form, would apply to cause gain recognition on the exchange of HCAC Rights for Domesticated HCAC Rights pursuant to the Domestication.

HCAC cannot express a definitive conclusion as to the U.S. federal income tax treatment to U.S. Holders of HCAC Class A Ordinary Shares or HCAC Rights of the Domestication in the absence of final Treasury Regulations under Section 1291(f). The IRS could assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations and that results similar to those provided in the proposed Treasury Regulations would apply even if the proposed Treasury Regulations are not finalized. HCAC cannot give any assurance that the IRS would not assert, or that a court would not sustain, such position (or a similar position resulting in potential gain recognition for U.S. Holders of HCAC Class A Ordinary Shares or HCAC Rights). No opinion of counsel or ruling has been or will be sought from the IRS regarding the application of Section 1291(f) to the Domestication in the absence of final or temporary Treasury Regulations.

Any gain recognized by a Non-Electing Shareholder of HCAC Class A Ordinary Shares or a U.S. Holder of HCAC Rights as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.

As noted above, if HCAC is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the excess distribution regime in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

d.	PFIC Reporting Requirements

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

e.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of HCAC Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat HCAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of HCAC Class A Ordinary Shares during which HCAC qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s HCAC Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to such purging election subject to the excess distribution regime described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its HCAC Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its HCAC Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to its HCAC Class A Ordinary Shares is contingent upon, among other things, the provision by HCAC of a “PFIC Annual Information Statement” to such U.S. Holder. If HCAC determines that HCAC is a PFIC for any taxable year, upon written request, HCAC will use commercially reasonable efforts to endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. An Electing Shareholder generally would not be subject to the excess distribution regime discussed above with respect to their HCAC Class A Ordinary Shares. As a result, an Electing Shareholder generally is not expected to recognize gain or loss as a result of the Domestication except to the extent described under “—3. Effects of Section 367 to U.S. Holders of HCAC Class A Ordinary Shares”, and subject to the discussion above under “—A. Tax Effects of the Domestication to U.S. Holders”, but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of HCAC, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of HCAC Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code (an “MTM Election”). U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may elect to mark such stock to its market value each taxable year if such stock is “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. No assurance can be given that HCAC Class A Ordinary Shares are considered to be marketable stock for purposes of the MTM Election for any taxable year or whether the other requirements of this election are satisfied. If such an election is available and has been made, such Electing Shareholder generally would not be subject to the excess distributions regime discussed above with respect to their HCAC Class A Ordinary Shares in connection with the Domestication. Instead, in general, such Electing Shareholder will include as ordinary income each year the excess, if any, of the fair market value of its HCAC Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its HCAC Class A Ordinary Shares. The Electing Shareholder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its HCAC Class A Ordinary Shares over the fair market value of its HCAC Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The Electing Shareholder’s tax basis in its HCAC Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its HCAC Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the HCAC Class A Ordinary Shares in which HCAC is a PFIC, then the excess distribution regime discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to, HCAC Class A Ordinary Shares, including in connection with the Domestication.

The tax treatment of the HCAC Rights under the PFIC rules is uncertain and U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their HCAC Rights.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS OF HCAC SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

B.	Tax Effects to U.S. Holders of Exercising Redemption Rights

1.	Generally

The U.S. federal income tax consequences to a U.S. Holder of HCAC Class A Ordinary Shares that exercises its redemption rights with respect to its HCAC Class A Ordinary Shares will depend on whether the redemption qualifies as a sale of shares under Section 302 of the Code with respect to such U.S. Holder. If the redemption qualifies as a sale of shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale”. If the redemption does not qualify as a sale of shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution”.

Whether a redemption of shares qualifies for sale treatment will depend largely on the total number of shares of HCAC treated as held by the redeemed U.S. Holder before and after the redemption (including any shares treated as constructively owned by the U.S. Holder through others or as a result of owning HCAC Rights and any shares that a U.S. Holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of the stock of HCAC outstanding both before and after the redemption. The redemption generally will be treated as a sale of shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in HCAC or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares actually owned by the U.S. Holder, but also shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include shares which could be acquired pursuant to the conversion of HCAC Rights. Moreover, any shares that a U.S. Holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of HCAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of shares must, among other requirements, be less than eighty percent (80%) of the percentage of HCAC’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders and possibly the Domesticated HCAC stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest HCAC if either (1) all of the shares actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares (including any stock constructively owned by the U.S. Holder as a result of owning HCAC Rights). The redemption will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in HCAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in HCAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction”. U.S. Holders should consult with their own tax advisors as to the tax consequences of redemption of HCAC Class A Ordinary Shares.

If none of the foregoing tests are satisfied, then the redemption of shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—2. Taxation of Redemption Treated as a Distribution”. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed shares will be added to the U.S. Holder’s adjusted tax basis in its remaining HCAC shares or, if it has none, to the U.S. Holder’s adjusted tax basis in its HCAC Rights or possibly in other HCAC shares constructively owned by it.

Redeeming U.S. Holders generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—A. Tax Effects of the Domestication to U.S. Holders-5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HCAC Class A Ordinary Shares (if the redemption were treated as a sale of shares) or any corporate distributions deemed received on its HCAC Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who actually or constructively own at least five percent (5%) by vote or value (or, if HCAC Class A Ordinary Shares is not then publicly traded, at least one percent (1%) (by vote or value)) or more of the total outstanding HCAC shares may be subject to special reporting requirements with respect to a redemption of shares, and such holders should consult with their tax advisors with respect to their reporting requirements.

U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication and the consequences thereof to them based on their particular circumstances.

2.	Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s shares is treated as a corporate distribution, as discussed above under the section entitled “—1. Generally”, the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from HCAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of HCAC’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares. Any remaining excess will be treated as gain realized on the sale of shares and will be treated as described below under the section entitled “—3. Taxation of Redemption Treated as a Sale”.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations” with respect to any corporate distributions deemed received on its HCAC Class A Ordinary Shares (if the redemption were treated as a corporate distribution) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

3.	Taxation of Redemption Treated as a Sale

If the redemption of a U.S. Holder’s shares is treated as a sale, as discussed above under the section entitled “—1. Generally”, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. It is unclear, however, whether certain redemption rights with respect to the Public Shares may suspend the running of the applicable holding period of the Public Shares for this purpose. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption that is treated as a sale of the Public Shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. The deductibility of capital losses is subject to limitations.

As discussed above, a redeeming U.S. Holder generally will be subject to the PFIC rules relating to the excess distribution regime, QEF Election and MTM Election described above under the section entitled “—A. Tax Effects of the Domestication to U.S. Holders—5. PFIC Considerations” with respect to any gain or loss recognized by the U.S. Holder on its deemed sale of its HCAC Class A Ordinary Shares (if the redemption were treated as a sale of shares) without regard to any potential limitations or other interactions of such PFIC rules in connection with an F Reorganization or Section 367 of the Code as discussed therein.

U.S. Holders who hold different blocks of shares (including as a result of holding different blocks of HCAC Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.

C.	Tax Consequences of the Merger to HCAC and U.S. Holders of HCAC Securities

Neither HCAC nor any U.S. Holder of HCAC Class A Ordinary Share that received Domesticated HCAC Common Stock in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger, regardless of whether the Merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code.

Each Domesticated HCAC Right converts automatically into one-tenth of a share of Domesticated HCAC Common Stock without additional consideration in connection with the Merger. No fractional shares are issued. Each Domesticated HCAC Unit is cancelled and entitles the holder to 1.1 share of Domesticated HCAC Common Stock, with any fractional share rounded down to the nearest whole share. U.S. Holders generally should not recognize gain or loss on the conversion of Domesticated HCAC Rights (including Domesticated HCAC Rights underlying Domesticated HCAC Units) solely into Domesticated HCAC Common Stock in connection with the Merger, subject to the discussion above under the section entitled “— 4. PFIC Considerations”. The basis in Domesticated HCAC Common Stock received for Domesticated HCAC Rights (including Domesticated HCAC Rights underlying Domesticated HCAC Units) generally would equal the basis in those Domesticated HCAC Rights, adjusted for any income recognized. U.S. Holders are urged to consult their tax advisors regarding the holding period that would apply to Domesticated HCAC Common Stock received for Domesticated HCAC Rights or in connection with the conversion of Domesticated HCAC Unit in connection with the Merger.

D.	Tax Consequences of Ownership and Disposition of Domesticated HCAC Common Stock

1.	Taxation of Distributions

In general, distributions of cash or other property to U.S. Holders of Domesticated HCAC Common Stock (other than certain distributions of Domesticated HCAC stock or rights to acquire Domesticated HCAC stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Domesticated HCAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Domesticated HCAC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Domesticated HCAC Common Stock and will be treated as described below under the section entitled “—2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domesticated HCAC Common Stock”.

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

2.	Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Domesticated HCAC Common Stock

Upon a sale or other taxable disposition of Domesticated HCAC Common Stock (which, in general, would include a redemption of Domesticated HCAC Common Stock that is treated as a sale of such stock), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Domesticated HCAC Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Domesticated HCAC Common Stock so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Domesticated HCAC Common Stock so disposed of. See the section entitled “—A. Tax Effects of the Domestication to U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its Domesticated HCAC Common Stock following the Domestication. See the section entitled “C. Tax Consequences of the Merger to HCAC and U.S. Holders of HCAC Securities” above for a discussion regarding a U.S. Holder’s tax basis in Domesticated HCAC Common Stock received for Domesticated HCAC Rights (including Domesticated HCAC Rights underlying Domesticated HCAC Units). See “Material U.S. Federal Income Tax Consequences of the Merger to REEcycle Stockholders and REEcycle” for a discussion of the adjusted tax basis in Domesticated HCAC Common Stock received in the Merger by a REEcycle Stockholder who is a U.S. Holder.

E.	Information Reporting and Backup Withholding

Payments of distributions on and the proceeds from a sale or other disposition of Domesticated HCAC Securities will be subject to information reporting to the IRS and U.S. backup withholding on such payments may be possible. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders should consult their tax advisors regarding the applicability to them of the U.S. information reporting and back-up withholding rules.

III.	NON-U.S. HOLDERS

As used in this section, a “Non-U.S. Holder” is a beneficial owner of a HCAC Security or Domesticated HCAC Security, as applicable, who or that is, for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. Holder.

A.	Tax Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of HCAC Securities unless the Domestication fails to qualify as an F Reorganization and such Non-U.S. Holder holds its HCAC Securities in connection with the conduct of a trade or business in the United States (that, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States). Non-U.S. Holders will own stock and rights of a U.S. corporation, i.e., Domesticated HCAC, rather than a non-U.S. corporation, i.e., HCAC, after the Domestication.

Although the redemptions of Non-U.S. Holders that exercise redemption rights with respect to HCAC Class A Ordinary Shares will occur prior to the Domestication, it is possible that the IRS could assert that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication. If such redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication, Non-U.S. Holders exercising redemption rights would be subject to the potential tax consequences of the Domestication. Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax consequences to them of such treatment.

B.	Tax Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a Non-U.S. Holder of HCAC Class A Ordinary Shares that exercises its redemption rights will depend on whether the redemption qualifies as a sale of shares redeemed, as described above under “II. U.S. Holders—B. Tax Effects to U.S. Holders of Exercising Redemption Rights—1. Generally”. Regardless of whether it is treated as a sale of HCAC Class A Ordinary Shares or as a corporate distribution on the HCAC Class A Ordinary Shares for U.S. federal income tax purposes, the redemption is not expected to result in any U.S. federal income tax consequences to the Non-U.S. Holder unless such Non-U.S. Holder holds such HCAC Class A Ordinary Shares in connection with the conduct of a trade or business in the United States (that, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).

If the IRS were to successfully assert that for U.S. federal income tax purposes a redemption of a Non-U.S. Holder’s HCAC Class A Ordinary Shares should be treated as occurring after the Domestication, then the U.S. federal income tax consequences to a Non-U.S. Holder of such redemption will not be as described in the immediately preceding paragraph but instead will be the same as under (i) “III. Non-U.S. Holders---D. Tax Consequences of Ownership and Disposition of Domesticated HCAC Common Stock – 1. Taxation of Distributions”, if the redemption is treated as a corporate distribution, or (ii) “III. Non-U.S. Holders---D. Tax Consequences of Ownership and Disposition of Domesticated HCAC Common Stock – 2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated HCAC Common Stock”, if the redemption is treated as a sale of shares redeemed. In the event the IRS successfully asserts that for U.S. federal income tax purposes such redemptions should be treated as occurring after the Domestication, HCAC (or any applicable withholding agent) will not have withheld U.S. withholding taxes required to be withheld (if any) on the consideration paid to the redeemed Non-U.S. Holders at the time of the redemption. Non-U.S. Holders should consult their tax advisors regarding the possibility that the redemptions are treated for U.S. federal income tax purposes as occurring after the Domestication despite the redemptions occurring in form prior to the Domestication, including the U.S. federal income tax consequences to them of such treatment.

C.	Tax Consequences of the Merger to HCAC and Non-U.S. Holders of HCAC Securities

Neither HCAC nor any Non-U.S. Holder of HCAC Securities that received Domesticated HCAC Securities in connection with the Domestication will be subject to any material U.S. federal income tax consequences solely in connection with the Merger.

D.	Tax Consequences of Ownership and Disposition of Domesticated HCAC Securities

1.	Taxation of Distributions

In general, any distributions (including constructive distributions, but not including certain distributions of Domesticated HCAC stock or rights to acquire Domesticated HCAC stock) made to a Non-U.S. Holder of shares of Domesticated HCAC Common Stock, to the extent paid out of Domesticated HCAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Domesticated HCAC will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Domesticated HCAC Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Domesticated HCAC Common Stock, which will be treated as described below under the section entitled “-2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated HCAC Common Stock”. In addition, if Domesticated HCAC determines that it is likely to be classified as a “United States real property holding corporation”, the applicable withholding agent may withhold fifteen (15%) of any distribution that exceeds Domesticated HCAC’s current and accumulated earnings and profits. See the section entitled “—2. Sale, Taxable Exchange or Other Taxable Disposition of Domesticated HCAC Common Stock” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise.

A Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

2.	Sale, Taxable Exchange or Other Taxable Disposition of Domesticated HCAC Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Domesticated HCAC Common Stock, unless:

●	the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States);

●	such Non-U.S. Holder is an individual who was present in the United States for one hundred eighty-three (183) days or more in the taxable year of such disposition (as such days are calculated pursuant to Section 7701(b)(3) of the Code) and certain other requirements are met; or

●	Domesticated HCAC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Domesticated HCAC Common Stock being disposed of, except, in the case where shares of Domesticated HCAC Common Stock are “regularly traded” on an “established securities market” (as such terms are defined under applicable Treasury Regulations), the Non-U.S. Holder is disposing of Domesticated HCAC Common Stock and has owned, whether actually or based on the application of constructive ownership rules, five percent (5%) or less of Domesticated HCAC Common Stock at all times within the shorter of the five-year period preceding such disposition of Domesticated HCAC Common Stock or such Non-U.S. Holder’s holding period for such Domesticated HCAC Common Stock. There can be no assurance that Domesticated HCAC Common Stock will be treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the five percent (5%) threshold for this purpose would be applied with respect to Domesticated HCAC Common Stock, including how a Non-U.S. Holder’s ownership of Domesticated HCAC Rights immediately prior to the Merger impacts the five percent (5%) threshold determination with respect to Domesticated HCAC Common Stock. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).

If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder generally will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%) (or a lower applicable tax treaty rate).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Domesticated HCAC may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition or redemption. Domesticated HCAC is not expected to be a United States real property holding corporation immediately after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change. Accordingly, no assurance can be provided as to whether Domesticated HCAC would be treated as a United States real property holding corporation in any taxable year.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them in respect of any loss recognized on a sale, taxable exchange or other taxable disposition of its Domesticated HCAC Common Stock.

E.	Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Domesticated HCAC Common Stock. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid U.S. information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder generally will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

F.	Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends) on Domesticated HCAC Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent (30%) withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations.

Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of Domesticated HCAC Common Stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO REECYCLE STOCKHOLDERS AND REECYCLE

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to (i) REEcycle Stockholders who exchange any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger, and (ii) REEcycle. This section applies only to REEcycle Stockholders that hold their shares of REEcycle Common Stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not address the U.S. federal income tax consequences to any person receiving any Deferred Shares or Additional Shares. This discussion is limited to U.S. federal income tax consequences and does not address any estate, gift or other U.S. federal non-income tax consequences or consequences arising under the tax laws of any U.S. state or local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular REEcycle Stockholders in light of their particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income, the “qualified small business sock” provisions of the Code and the different consequences that may apply to REEcycle Stockholders subject to special rules under U.S. federal income tax law, such as:

●	banks, financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers that are subject to the mark-to-market accounting rules with respect to their shares of REEcycle Common Stock;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or pass-through entities (including S Corporations), or persons that hold or will hold any share of REEcycle Common Stock through such partnerships or pass-through entities;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that actually or constructively own five percent (5%) or more (by vote or value) of all outstanding shares of REEcycle Common Stock;

●

persons that acquired their shares of REEcycle Common Stock pursuant to an exercise or conversion of options, in connection with employee share incentive plans, or otherwise in connection with the performance of services or pursuant to the exercise of warrants or conversion rights under convertible instruments;

●	persons that hold or will hold their shares of REEcycle Common Stock through a tax-qualified retirement plan or other tax-deferred accounts;

●	persons that hold or will hold their shares of REEcycle Common Stock as part of a straddle, constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

●	qualified foreign pension funds or entities wholly owned by one or more qualified foreign pension funds; or

●	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds any share of REEcycle Common Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships (and any entities or arrangements treated as a partnership for U.S. federal income tax purposes) holding any share of REEcycle Common Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein. Neither REEcycle nor HCAC has sought, and neither REEcycle nor HCAC intends to seek any rulings from the IRS as to any U.S. federal income tax consequences described herein. Accordingly, there can be no assurance that the IRS will not take positions inconsistent with the consequences discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. EACH REECYCLE STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH REECYCLE STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

As used in this section, a “U.S. Holder” is a beneficial owner of any share of REEcycle Common Stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place under applicable U.S. Treasury Regulations to be treated as a United States person.

As used in this section, a “Non-U.S. Holder” is a beneficial owner of any share of REEcycle Common Stock who or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

Tax Consequences of the Merger to REEcycle Stockholders

General

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and REEcycle and HCAC intend to report the Merger consistent with such qualification. In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Ashurst Perkins Coie US LLP has delivered an opinion to the effect that, on the basis of facts, representations and assumptions, and subject to the limitations and qualifications, set forth or referred to in such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Such opinion of counsel will be based on customary assumptions and certain representations, warranties, and covenants of HCAC, the Company, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of such opinion of counsel, the validity of such opinion of counsel may be adversely affected. In addition, such opinion of counsel is not free from doubt because there is no authority directly addressing the treatment of all of the particular facts of the Merger for U.S. federal income tax purposes. An opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. Moreover, the Closing is not conditioned upon the receipt of such an opinion of counsel or a ruling from the IRS that the Merger will so qualify, and neither REEcycle nor HCAC intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not challenge such qualification or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Merger, the U.S. federal income tax consequences would be as discussed below under the sections titled “U.S. Holders—Tax Consequences if the Merger Were to Fail to Qualify as a ‘Reorganization’” and “Non-U.S. Holders—Tax Consequences if the Merger Were to Fail to Qualify as a ‘Reorganization’.”

The tax treatment of the contingent right to receive the Per Share Earnout Consideration in the Merger (“Earnout Right”) is not entirely clear. The following discussion assumes that the Per Share Earnout Consideration will be treated as consideration that can be received on a tax-deferred basis under the reorganization provisions of the Code, as opposed to taxable “boot.” If the Earnout Right is instead treated as taxable “boot,” the tax consequences described below could be materially different, including that both U.S. Holders and Non-U.S. Holders may be required to recognize gain or loss with respect to the Earnout Right, and Non-U.S. Holders may be subject to withholding.

REEcycle Stockholders are strongly urged to consult with their own tax advisors regarding the U.S. federal income tax consequences of the Merger, including with respect to its qualification as a “reorganization” within the meaning of Section 368(a) of the Code and with respect to the tax treatment of the Earnout Right, in light of the uncertainties discussed above.

U.S. Holders

Tax Consequences Assuming the Merger Qualifies as a “Reorganization”

If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to a REEcycle Stockholder that is a U.S. Holder and that exchanges any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger will be as follows:

●	Subject to the discussion below regarding the tax treatment of the Earnout Shares, such REEcycle Stockholder generally should not recognize any gain or loss upon the exchange of any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger.

●	Subject to the discussion below regarding the tax treatment of the Earnout Shares, the aggregate tax basis in the shares of Domesticated HCAC Common Stock received by such REEcycle Stockholder in exchange for such REEcycle Stockholder’s shares of REEcycle Common Stock in the Merger generally should be equal to such REEcycle Stockholder’s aggregate tax basis in the shares of REEcycle Common Stock surrendered in the Merger. As further discussed below, the treatment of the receipt of Earnout Shares for U.S. federal income tax purposes is somewhat uncertain and is subject to complex rules. IRS guidance indicates that (a) until the Earnout Shares are actually issued, the interim tax basis of the shares of Domesticated HCAC Common Stock received by such REEcycle Stockholder in exchange for such REEcycle Stockholder’s shares of REEcycle Common Stock in the Merger generally should be determined by (i) assuming that the maximum number of Earnout Shares will be issued and (ii) allocating the aggregate tax basis described above among the shares of Domesticated HCAC Common Stock received in the Merger at Closing as Per Share Merger Consideration and the hypothetical maximum amount of the Earnout Shares deemed issued, and (b) adjustments to such tax basis in the shares of Domesticated HCAC Common Stock actually received by such REEcycle Stockholder should be made if the maximum number of Earnout Shares ultimately is not issued.

●	Subject to the discussion below regarding the tax treatment of the Earnout Shares, the holding period of the shares of Domesticated HCAC Common Stock received by such REEcycle Stockholder in exchange for such REEcycle Stockholder’s shares of REEcycle Common Stock in the Merger generally should include such REEcycle Stockholder’s holding period of the shares of REEcycle Common Stock surrendered in the Merger.

If such REEcycle Stockholder acquired different blocks of shares of REEcycle Common Stock at different times and at different prices, such REEcycle Stockholder’s tax basis and holding period in the shares of Domesticated HCAC Common Stock received by such REEcycle Stockholder in the Merger may be determined with reference to each block of the shares of REEcycle Common Stock deemed surrendered therefor.

The treatment of the receipt of Earnout Shares for U.S. federal income tax purposes is somewhat uncertain and is subject to complex rules. A portion of any Earnout Shares received by a REEcycle Stockholder more than six months after the Closing Date may be treated as imputed interest to such REEcycle Stockholder, and any amounts so treated as imputed interest generally should be taxable as ordinary income to such REEcycle Stockholder. Such REEcycle Stockholder’s aggregate tax basis in the Earnout Shares actually received generally should be further increased by the amount of such imputed interest. The holding period of any portion of the Earnout Shares attributable to such imputed interest generally should begin on the day following the date of receipt. REEcycle Stockholders are strongly urged to consult their own tax advisors regarding the treatment of any Earnout Shares received in the Merger.

Tax Consequences if the Merger Were to Fail to Qualify as a “Reorganization”

Notwithstanding the discussion above, if the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to a REEcycle Stockholder that is a U.S. Holder and that exchanges any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger will be as follows:

●	Such REEcycle Stockholder generally should be treated as exchanging any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in a fully taxable transaction. As such, subject to (a) the imputed interest rules discussed above regarding the Earnout Shares (which generally should apply whether or not the Merger qualifies as a “reorganization”) and (b) the installment sale rules described below, such REEcycle Stockholder generally should recognize taxable capital gain or loss in an amount equal to the difference between (i) the fair market value of the Domesticated HCAC Common Stock received by such REEcycle Stockholder in exchange for such REEcycle Stockholder’s shares of REEcycle Common Stock in the Merger (including any Earnout Shares actually received, if any, but excluding amounts treated as imputed interest, as discussed above) and (ii) such REEcycle Stockholder’s tax basis in such exchanged shares of REEcycle Common Stock. Such capital gain or loss generally should be (1) long-term capital gain or loss if such REEcycle Stockholder held the exchanged shares of REEcycle Common Stock for more than one year as of the Closing and (2) short-term capital gain or loss if such REEcycle Stockholder held the exchanged shares of REEcycle Common Stock for one year or less as of the Closing. If such REEcycle Stockholder acquired different blocks of shares of REEcycle Common Stock at different times and at different prices, the amount and character of gain or loss will be computed separately for each such identifiable block of shares of REEcycle Common Stock. Long-term capital gains of individuals are subject to U.S. federal income tax at reduced rates. The deductibility of capital losses is subject to significant limitations.

●	Such REEcycle Stockholder’s aggregate tax basis in the shares of Domesticated HCAC Common Stock received in the Merger at Closing as Per Share Merger Consideration generally should be equal to their fair market value at the time of the Closing, and the holding period for such shares generally should begin the day after the Closing. Such REEcycle Stockholder’s aggregate tax basis and holding period in any Earnout Shares received in the Merger would depend on the applicability of the installment method (as discussed below).

●	Gain recognized by such REEcycle Stockholder in connection with the Merger may be eligible to be reported under the installment method to the extent that such REEcycle Stockholder receives any Earnout Shares after the end of the taxable year in which the Merger occurs. Under the installment method, in general, a portion of each payment received is taxable as gain in the year of receipt and a portion represents a tax-free recovery of a portion of such REEcycle Stockholder’s basis in the exchanged shares of REEcycle Common Stock. The amount of gain so recognized by such REEcycle Stockholder with respect to each such payment generally should be calculated under the rules applicable to contingent payment sales. However, the manner in which such rules apply to the Merger may be unclear and subject to varying interpretation. REEcycle Stockholders are strongly urged to consult their own tax advisors with respect to the application of such rules to the Merger. One significant effect of the installment method is that the amount of gain attributable to the portion of the Domesticated HCAC Common Stock received by such REEcycle Stockholder in the year the Merger occurs may be reduced by only a portion (if any) of such REEcycle Stockholder’s basis in the exchanged shares of REEcycle Common Stock. To the extent the installment sale rules result in a net over-inclusion of gain (e.g., if the Earnout Shares are not ultimately issued), it is possible that such REEcycle Stockholder would recognize a capital loss in a future year. The deductibility of capital losses is subject to significant limitations. Moreover, if such REEcycle Stockholder reports gain under the installment method, such REEcycle Stockholder may be required to pay interest on the deferred tax liability. Installment method reporting generally applies unless such REEcycle Stockholder affirmatively elects out of or is otherwise ineligible for installment method reporting. The installment method does not apply to such REEcycle Stockholder if such REEcycle Stockholder will recognize a loss as a result of the Merger. Such REEcycle Stockholder may elect out of the installment method by reporting the entire amount of the taxable gain to be recognized in connection with the Merger on such REEcycle Stockholder’s tax return for the taxable year in which the Merger occurs, which amount generally should be determined by reference to the fair market value, as of the Closing Date, of the right to receive the Earnout Shares. The installment sale rules can be complex, and their application will depend on a REEcycle Stockholder’s particular circumstances. Accordingly, REEcycle Stockholders are strongly urged to consult with their own tax advisors regarding the application of such rules to the Merger considering their particular circumstances, the issues that arise in connection with the application of such rules (including the possible imposition of an interest charge) and whether to elect out of the installment method.

Non-U.S. Holders

Tax Consequences Assuming the Merger Qualifies as a “Reorganization”

If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to a REEcycle Stockholder that is a Non-U.S. Holder and that exchanges any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger generally should be the same as discussed above under the section titled “U.S. Holders — Tax Consequences Assuming the Merger Qualifies as a ‘Reorganization’” with respect to a REEcycle Stockholder that is a U.S. Holder. Notwithstanding the foregoing, such REEcycle Stockholder may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest, as discussed in more detail below under the section titled “Non-U.S. Holders — Tax Consequences if the Merger Were to Fail to Qualify as a ‘Reorganization’” (which discussion generally should apply whether or not the Merger qualifies as a “reorganization”).

Tax Consequences if the Merger Were to Fail to Qualify as a “Reorganization”

Notwithstanding the discussion above, if the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to a REEcycle Stockholder that is a Non-U.S. Holder and that exchanges any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger will be as follows:

●	Such REEcycle Stockholder generally (i) may be subject to U.S. federal income tax (and withholding with respect thereto) for any Earnout Shares treated as imputed interest, as further discussed in more detail below, and (ii) should not otherwise be subject to U.S. federal income tax in connection with such exchange of any share of REEcycle Common Stock for the Per Share Merger Consideration and the Per Share Earnout Consideration in the Merger, unless:

○	any gain recognized in connection therewith is “effectively connected” with a U.S. trade or business of such REEcycle Stockholder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the U.S. maintained by such REEcycle Stockholder), in which case such REEcycle Stockholder generally should be subject to tax on such gain in the same manner as if such REEcycle Stockholder were a U.S. Holder and, if such REEcycle Stockholder is a corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

○	such REEcycle Stockholder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the Merger and certain other requirements are met, in which case such REEcycle Stockholder generally should be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized by such REEcycle Stockholder in connection with the taxable disposition of such REEcycle Stockholder’s shares of REEcycle Common Stock in the Merger, which may be offset by U.S. source capital losses of such REEcycle Stockholder (even though such REEcycle Stockholder is not considered a resident of the U.S.), provided such REEcycle Stockholder has timely filed U.S. federal income tax returns with respect to such losses; or

○	REEcycle is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that such REEcycle Stockholder held the shares of REEcycle Common Stock, in which case any gain recognized by such REEcycle Stockholder generally should be subject to tax at generally applicable U.S. federal income tax rates. REEcycle believes that it is not, and has not been at any applicable time, a United States real property holding corporation. However, no assurance can be had in this regard.

●	A portion of any Earnout Shares received by such REEcycle Stockholder more than one year after the Closing Date generally should be treated as imputed interest, and such REEcycle Stockholder may be subject to U.S. federal income tax (and withholding) on the portion of any Earnout Shares to the extent so treated as imputed interest. To the extent any such imputed interest is “effectively connected” with a U.S. trade or business of such REEcycle Stockholder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the U.S. maintained by such REEcycle Stockholder), such REEcycle Stockholder generally should be subject to tax on such imputed interest in the same manner as if such REEcycle Stockholder were a U.S. Holder and, if such REEcycle Stockholder is a corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To the extent any such imputed interest is not “effectively connected” with a U.S. trade or business of such REEcycle Stockholder as described above, such REEcycle Stockholder generally should be subject to U.S. federal income tax on such imputed interest at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Tax Consequences of the Merger to REEcycle

REEcycle generally should not recognize any gain or loss for U.S. federal income tax purposes solely as a result of the Merger, whether or not the Merger qualifies as a “reorganization” under Section 368(a) of the Code.

Reporting Requirements

Each REEcycle Stockholder that receives shares of Domesticated HCAC Common Stock in the Merger may be required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records may include information regarding the number, basis, and fair market value of the shares of REEcycle Common Stock exchanged and the shares of Domesticated HCAC Common Stock received in exchange therefor.

Additionally, a REEcycle Stockholder receiving shares of Domesticated HCAC Common Stock in the Merger who, immediately before the Merger, owned (i) at least one percent (by vote or value) of all outstanding shares of REEcycle Common Stock or (ii) shares of REEcycle Common Stock with a tax basis of $1 million or more generally is required to attach a statement to such REEcycle Stockholder’s U.S. federal income tax return for the year in which the Closing occurs, which statement must contain the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include such REEcycle Stockholder’s tax basis in, and the fair market value of, the shares of REEcycle Common Stock surrendered by such REEcycle Stockholder in the Merger, the date of the Merger, and the name and employer identification number of HCAC (after the Domestication) and REEcycle.

Information Reporting and Backup Withholding

Backup withholding (currently, at a rate of 24%) may, under certain circumstances, apply, unless the applicable REEcycle Stockholder provides such REEcycle Stockholder’s correct taxpayer identification number and certain other information, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a REEcycle Stockholder in the Merger under the backup withholding rules may be credited against such REEcycle Stockholder’s U.S. federal income tax liability, and may entitle such REEcycle Stockholder to a refund, provided that such REEcycle Stockholder timely furnishes certain required information to the IRS.

The foregoing discussion of the material U.S. federal income tax consequences of the Merger is for general information only and is not tax advice. The foregoing discussion is not intended to constitute a complete description of all tax consequences relating to the Merger. The tax consequences of the Merger to a REEcycle Stockholder will depend upon the facts of the REEcycle Stockholder’s particular situation. Because individual circumstances may differ, REEcycle Stockholders are strongly urged to consult with their own tax advisors regarding the applicability of the rules discussed above and the particular tax effects of the Merger, including the application of state, local and non-U.S. tax laws.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for HCAC and REEcycle on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2026 and for the year ended December 31, 2025, after giving effect to the Business Combination, assuming (i) no Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; (ii) the Public Shareholders exercise their redemption rights with respect to 5,175,000 Public Shares for an aggregate payment of approximately $52.9 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, (iii) the Public Shareholders exercise their redemption rights with respect to 10,350,000 Public Shares for an aggregate payment of approximately $105.7 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, (iv) the Public Shareholders exercise their redemption rights with respect to 15,525,000 Public Shares for an aggregate payment of approximately $158.6 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account, and (v) the Public Shareholders exercise their redemption rights with respect to a maximum of 20,700,000 Public Shares (which represents the total number of Public Shares outstanding) for an aggregate payment of approximately $211.5 million (based on the estimated per share redemption price of approximately $10.22 per share) from the Trust Account. This scenario includes all adjustments contained in the “No Redemption Scenario” and presents additional adjustments to reflect the effect of the “100% Redemptions Scenario”.

This information is only a summary and should be read together with the historical financial information of HCAC and REEcycle and the historical financial statements and related notes of each of HCAC and REEcycle, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of HCAC and REEcycle is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had HCAC and REEcycle consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HCAC and REEcycle would have been had HCAC and REEcycle consummated a business combination during the periods presented.

	REEcycle (Historical)	HCAC (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (25% Redemptions Scenario)	Pro Forma Combined (50% Redemptions Scenario)	Pro Forma Combined (75% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
As of and for the Six Months Ended June 30, 2026
Book value (deficit) per share(1)	$0.00	$(0.28)	$2.73	$2.19	$1.57	$0.83	$0.74
Weighted average number of shares of common stock outstanding, basic and diluted	336,662,330
Basic and diluted net loss per share of common stock	$(0.00)
Weighted average shares outstanding, Class A ordinary shares		20,700,000
Basic and diluted net income per share, Class A ordinary shares		$0.18
Weighted average shares outstanding, Class B ordinary shares		8,497,293
Basic and diluted net income per share, Class B ordinary shares		$(0.08)
Pro forma weighted average number of shares outstanding - basic and diluted			73,451,193	68,276,193	63,101,193	57,926,193	57,481,456
Pro forma net loss per share - basic and diluted			$(0.03)	$(0.03)	$(0.04)	$(0.04)	$(0.04)

(1)	The book value (deficit) per share is equal to the total stockholders’ value (deficit) divided by the total number of basic (or diluted) outstanding shares.

	REEcycle (Historical)	HCAC (Historical)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (25% Redemptions Scenario)	Pro Forma Combined (50% Redemptions Scenario)	Pro Forma Combined (75% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
For the Year Ended December 31, 2025
Weighted average number of shares of common stock outstanding, basic and diluted	301,110,346
Basic and diluted net loss per share of common stock	$(0.01)
Weighted average shares outstanding, Class A ordinary shares		3,536,404
Basic and diluted net income per share, Class A ordinary shares		$0.22
Weighted average shares outstanding, Class B ordinary shares		7,883,293
Basic and diluted net income per share, Class B ordinary shares		$(0.02)
Pro forma weighted average number of shares outstanding - basic and diluted			73,451,193	68,276,193	63,101,193	57,926,193	57,481,456
Pro forma net loss per share - basic and diluted			$(0.94)	$(1.01)	$(1.09)	$(1.19)	$(1.20)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of HCAC and REEcycle, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). HCAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026, assumes that the Business Combination occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025, assume that the Business Combination occurred on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Domesticated HCAC’s financial condition or results of operations would have been had the Business Combination occurred on the date indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Domesticated HCAC. The actual financial position and results of operations of Domesticated HCAC may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of HCAC was derived from the unaudited financial statements of HCAC as of and for the six months ended June 30, 2026 and the audited financial statements of HCAC for the period from May 22, 2025 (inception) through December 31, 2025, included elsewhere in this proxy statement/prospectus. The historical financial information of REEcycle was derived from the unaudited consolidated financial statements of REEcycle as of and for the six months ended June 30, 2026 and the audited consolidated financial statements of REEcycle for the year ended December 31, 2025, which are included elsewhere in this proxy statement/prospectus. This information should be read together with HCAC’s and REEcycle’s audited and unaudited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of REEcycle” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On May 31, 2026, HCAC entered into the Business Combination Agreement with Merger Sub and REEcycle. Pursuant to the Business Combination Agreement and subject to the terms and conditions therein, HCAC will transfer by way of continuation and domesticate as a Delaware corporation, and thereafter, Merger Sub will merge with and into REEcycle, with REEcycle continuing as the surviving company.

The Domestication

At least one day before the Closing Date, subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, HCAC will transfer by way of continuation from the Cayman Islands to the State of Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended, and Part 12 of the Companies Act (as revised) of the Cayman Islands. Immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one HCAC Class A Ordinary Share.

By virtue of the Domestication upon its effectiveness, (a) each then issued and outstanding HCAC Class A Ordinary Share (other than any HCAC Class A Ordinary Share included as part of the HCAC Units) will convert automatically, on a one-for-one basis, into one share of Domesticated HCAC Common Stock; (b) each then issued and outstanding HCAC Right (other than any HCAC Rights included as part of the HCAC Units)one-tenthone will convert automatically, on a one-for-one basis, into a Domesticated HCAC Rightone-tenthone, pursuant to the Rights Agreement; and (c) to the extent not separated before Domestication, each then issued and outstanding HCAC Unit will convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit.

The Merger and Consideration

HCAC Existing Securities

Following the Domestication, on the Closing Date and at the Effective Time, (i) each then issued and outstanding Domesticated HCAC Unit will be cancelled and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right (the “Unit Split”); and (ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth of one share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement.

REEcycle Securities

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, at the Effective Time:

(i)	each share of REEcycle Common Stock issued and outstanding immediately before the Effective Time will be cancelled and extinguished and be converted into the right to receive the Per Share Merger Consideration, and after such conversion shall no longer be outstanding and shall cease to exist, and each holder of REEcycle Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration;

(ii)	each share of REEcycle Common Stock held immediately before the Effective Time by HCAC, Merger Sub, or REEcycle (in treasury stock or otherwise) will be cancelled and extinguished, and no consideration will be paid; and

(iii)	each REEcycle Option shall automatically (without any further action required of the holder of such REEcycle Option): (x) cease to represent an option to purchase or acquire shares of REEcycle Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the REEcycle EIP or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, into an option to acquire that number of Domesticated HCAC Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of REEcycle Common Stock subject to such REEcycle Option and (B) the Exchange Ratio, at an exercise price per share of Domesticated HCAC Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of REEcycle Common Stock of such REEcycle Option by (2) the Exchange Ratio. For the avoidance of doubt, holders of Domesticated HCAC Options as of immediately following the Effective Time shall not be entitled to receive any Earnout Shares upon the occurrence of the Milestone Event. See “Earnout” below.

Milestone Event

Following the Closing, if a single commercial facility operated by REEcycle or any of its subsidiaries achieves an annualized run rate of 50 metric tonnes per annum of mixed rare earth oxide, measured over the average of 22 consecutive working days, then Domesticated HCAC will issue or cause to be issued additional shares of Domesticated HCAC Common Stock within 5 Business Days of the occurrence of such Milestone Event, as additional consideration for the Merger and the Transaction as described below.

Earnout

In connection with the occurrence of the Milestone Event, each holder of REEcycle Common Stock or vested and exercised REEcycle Options, in each case, as of immediately prior to the Effective Time will be eligible to receive their pro rata share of 5,000,000 shares of Domesticated HCAC Common Stock (as equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction occurring after the Closing). The right to receive Earnout Shares will be determined as of immediately prior to the Effective Time and will not transfer to any subsequent holder of Domesticated HCAC Common Stock upon any sale, transfer or other disposition by an Eligible Earnout Participant of any shares of Domesticated HCAC Common Stock held by such Eligible Earnout Participant.

Because the Business Combination will be accounted for as a reverse recapitalization, the Earnout Shares do not represent contingent consideration under ASC 805 and instead have been evaluated under ASC 815-40. HCAC expects the Earnout Shares to be classified in equity because the Earnout Shares are settleable in a fixed number of shares of Domesticated HCAC Common Stock, the Milestone Event is an operational contingency that is not indexed to an observable market or index, the arrangement contains no service condition, and the right to receive the Earnout Shares is fixed as of immediately prior to the Effective Time and does not transfer with the underlying shares of Domesticated HCAC Common Stock. Accordingly, the Earnout Shares will be recorded within equity (additional paid-in capital) at their fair value at the Closing, with an offsetting entry within equity, will not be subsequently remeasured, and will have no effect on the unaudited pro forma condensed combined balance sheet or the unaudited pro forma condensed combined statements of operations. The 112,500 shares of Domesticated HCAC Common Stock issuable to Empire upon the occurrence of the Milestone Event are expected to be classified in equity on the same basis, and any Deferred Shares issued to employees or other service providers will be accounted for as share-based compensation under ASC 718. The Earnout Shares are excluded from the computation of pro forma diluted net loss per share because their inclusion would be anti-dilutive. HCAC will finalize its accounting conclusions as of the Closing.

Deferred Shares

In addition to the issuance of Earnout Shares, upon the occurrence of the Milestone Event, the Additional Share Recipients will be eligible to receive a one-time issuance of an aggregate of 1,250,000 shares of Domesticated HCAC Common Stock, allocated as follows: (1) up to 875,000 Deferred Shares, representing 70% of the total Deferred Shares to such Additional Share Recipients, and in such amounts, as HCAC identifies in writing before the Closing and documents in the applicable Additional Share Agreements; provided, that if HCAC does not identify the allocation of all Deferred HCAC Shares before the Closing, the unallocated Deferred HCAC Shares will be allocated to the holders of Additional HCAC Shares so that (x) the number of Deferred HCAC Shares issuable to each holder of Additional HCAC Shares divided by the aggregate entitlement of Deferred HCAC Shares equals (y) such holder’s pro rata ownership of the allocated Additional HCAC Shares and (2) up to 375,000 Deferred Shares, representing 30% of the total Deferred Shares, to such Additional Share Recipients, and in such amounts, as the Domesticated HCAC Board determines after the Closing and before the occurrence of a Milestone Event; provided, that if the Domesticated HCAC Board does not determine the allocation of all Deferred REEcycle Shares before the occurrence of such Milestone Event, the unallocated Deferred REEcycle Shares will be allocated to the holders of Additional REEcycle Shares so that (x) the number of Deferred REEcycle Shares issuable to each holder of Additional REEcycle Shares divided by the aggregate entitlement of Deferred REEcycle Shares equals (y) such holder’s pro rata ownership of REEcycle Additional Shares.

Additional Shares

Before the Closing: (a) HCAC will have the right, but not the obligation, to issue or obligate itself to issue up to an aggregate of 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as the HCAC Board determines in its sole discretion, subject to all applicable laws; and (b) HCAC will reserve for issuance up to 2,625,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, that Domesticated HCAC may issue during the time period commencing on the Closing Date and ending on the date that is thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion, subject to all applicable laws.

The following ownership levels assume that the Closing Aggregate Cash Amount is satisfied. To the extent that redemptions by Public Shareholders would otherwise cause the Closing Aggregate Cash Amount not to be satisfied, HCAC and REEcycle may seek to raise additional financing through a PIPE Investment prior to the Closing, which would result in additional dilution to non-redeeming Public Shareholders.

The following table illustrates the varying combined equity value per share following the Business Combination:

	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Pro forma combined equity	$200,596,476	$149,796,784	$98,997,093	$48,197,401	$42,335,210
Pro forma shares outstanding	73,451,193	68,276,193	63,101,193	57,926,193	57,481,456
Pro forma equity value per share	$2.73	$2.19	$1.57	$0.83	$0.74

The following table illustrates varying ownership levels of Domesticated HCAC immediately following the Business Combination, excluding the dilutive effect of the Earnout Shares, Additional Shares and Deferred Shares:

	No Redemption		100% Redemptions
Pro Forma Ownership	Shares	%	Shares	%
Public Shareholders(1)	22,770,000	31.0%	2,070,000	3.6%
Initial HCAC Stockholders(2)	8,558,693	11.7%	8,558,693	14.9%
REEcycle Stockholders	35,000,000	47.7%	35,000,000	60.9%
Financial Advisor(3)	787,500	1.1%	787,500	1.4%
PIPE Investors(4)	210,000	0.3%	210,000	0.4%
Assumed PIPE Investors(5)	-	0.0%	4,730,263	8.2%
HC Singapore (Advisory Shares)(8)	6,125,000	8.3%	6,125,000	10.7%
Total(6)(7)	73,451,193	100.0%	57,481,456	100.0%

(1)	Amount includes 2,070,000 Public Rights Shares to be issued upon the automatic conversion of 20,700,000 Public Rights in connection with the consummation of the Business Combination.
(2)	Amount includes 7,883,293 Founder Shares, 614,000 Private Placement Shares, and 61,400 Private Placement Rights Shares to be issued upon the automatic conversion of 614,000 Private Placement Rights in connection with the consummation of the Business Combination.
(3)	Amount reflects 787,500 shares expected to be issued to Empire Capital, a financial advisor of REEcycle, in compensation for structuring, negotiation and execution of the Business Combination with HCAC. In addition, Empire will be entitled to receive an additional 112,500 shares of Domesticated HCAC Common Stock upon the achievement of the Milestone Event.
(4)	Amount reflects the 210,000 shares of Domesticated HCAC Common Stock to be issued in connection with the PIPE Investment pursuant to the Initial Subscription Agreements entered into on September 30, 2026.

(5)	Amount reflects the Domesticated HCAC Common Stock that would be issued assuming the level of additional PIPE Investment required to satisfy the Closing Aggregate Cash Amount, and assumes no other financing. These amounts reflect approximately (i) $0.0 million of PIPE Investment in the No Redemption Scenario, and (ii) $47.3 million of PIPE Investment in the 100% Redemptions Scenario. As of the date of this proxy statement/prospectus, there is no binding agreement for any additional PIPE Investment or other financing. The assumed additional PIPE amount is not intended to indicate that HCAC has entered into a binding commitment for such financing, but rather represents the amount of financing that would be required, in addition to the PIPE Investment, to satisfy the Closing Aggregate Cash Amount condition under the 100% Redemptions scenario. Absent sufficient additional PIPE Investment or other qualifying sources of cash, the Business Combination could not proceed under the 100% Redemptions scenario unless the Closing Aggregate Cash Amount condition is waived in accordance with the terms of the Business Combination Agreement. The Business Combination may be consummated without any additional PIPE Investment at any level of redemptions up to 16,071,250 Public Shares (approximately 77.6% of the Public Shares), which is the maximum level of redemptions at which the Closing Aggregate Cash Amount condition would be satisfied with the PIPE Investment and without any additional PIPE Investment or other financing, based on the Trust Account balance as of June 30, 2026.
(6)	The table includes Additional HCAC Shares, but does not include Deferred HCAC Shares. In accordance with the terms of the Business Combination Agreement, prior to the Closing, HCAC will have the right, but not the obligation, to issue or obligate itself to issue up to an aggregate of 6,125,000 Additional HCAC Shares to such recipients and in such amounts as the HCAC Board determines in its sole discretion, and HCAC will reserve for issuance up to 2,625,000 Additional REEcycle Shares that Domesticated HCAC may issue during the time period commencing on the Closing Date and ending on the date that is thirty days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Domesticated HCAC Board determines in its sole discretion. Following the Closing and only upon the occurrence of the Milestone Event, the Additional Share Recipients will also be eligible to receive a one-time issuance of an aggregate of 1,250,000 shares. The issuance of Additional Shares and Deferred Shares will be made pursuant to the terms of the applicable Additional Shares Agreement. As of the date of this proxy statement/prospectus, no binding Additional Shares Agreements have been entered into in connection with the Business Combination.
(7)	The table does not include any shares reserved for issuance under the New Equity Incentive Plan. The New Equity Incentive Plan will have an initial share reserve of 12% of the fully-diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share). See “The Incentive Plan Proposal” included elsewhere in this proxy statement/prospectus.
(8)	Amount reflects 6,125,000 shares of Domesticated HCAC Common Stock issuable to HC Singapore at the Closing as Additional HCAC Shares for advisory services rendered to HCAC (the “Advisory Shares”). The Advisory Shares are contingent only on the consummation of the Business Combination and are therefore included under each redemption scenario. The remaining 875,000 shares of the up to 7,000,000 shares to which HC Singapore is entitled are Deferred HCAC Shares issuable only upon the occurrence of the Milestone Event and, like the Earnout Shares, are excluded from the table; see the fully diluted ownership table under “— Ownership of Domesticated HCAC Following the Business Combination.” See also “Summary — Compensation Received by the Sponsor, its Affiliates and HCAC Directors and Executive Officers.” The Advisory Shares are reflected in the unaudited pro forma condensed combined financial information as a non-recurring transaction cost of $61.3 million (6,125,000 shares at $10.00 per share); see adjustments (L) and (DD).
(9)	The table excludes the 5,000,000 Earnout Shares issuable to the REEcycle Stockholders upon the achievement of the Milestone Event, as described under “The Business Combination Agreement — Earnout,” and the 875,000 Deferred HCAC Shares issuable to HC Singapore upon the same event (see footnote (8)). The Earnout Shares are excluded because their issuance is contingent on the commercial production milestone being achieved within the Earnout Period, and the Milestone Event had not occurred as of the date of this proxy statement/prospectus. If all 5,000,000 Earnout Shares were issued, the REEcycle Stockholders would hold approximately 48.6%, 55.6% and 60.2% and the Public Shareholders approximately 27.7%, 17.3% and 3.1% of Domesticated HCAC Common Stock under the No Redemption, 50% Redemptions and 100% Redemptions Scenarios, respectively. See the fully diluted ownership table under “— Ownership of Domesticated HCAC Following the Business Combination.”
(10)	Amount excludes 2,625,000 shares of Domesticated HCAC Common Stock reserved for issuance to such recipients that the Domesticated HCAC Board determines in its sole discretion.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the 100% Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on June 30, 2026. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although HCAC will acquire all of the outstanding equity interests of REEcycle in the Business Combination, HCAC will be treated as the “acquired” company and REEcycle will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of REEcycle issuing stock for the net assets of HCAC, accompanied by a recapitalization. The net assets of HCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of REEcycle.

REEcycle has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under each of the No Redemption Scenario, the 50% Redemptions Scenario and the 100% Redemptions Scenario:

●	The stockholders of REEcycle will have the greatest voting interest in Domesticated HCAC;

●	The stockholders of REEcycle will have the ability to control decisions regarding election and removal of directors and officers of Domesticated HCAC;

●	REEcycle will comprise the ongoing operations of Domesticated HCAC; and

●	REEcycle’s existing senior management will be the senior management of Domesticated HCAC.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that, no Public Shareholders of HCAC will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming 50% Redemptions Scenario: This presentation assumes that 10,350,000 Public Shares, or 50% of the Public Shares subject to redemption, are redeemed for aggregate redemption payments of approximately $105.7 million, based on a redemption price of approximately $10.22 per share, and that the deferred underwriting fee of $0.40 per Public Share is not payable on the redeemed shares. Under this scenario the Closing Aggregate Cash Amount condition of $40.0 million is satisfied without any additional PIPE Investment. This scenario includes all adjustments contained in the No Redemption Scenario and presents the incremental effect of the assumed redemptions.

●	Assuming 100% Redemptions Scenario: This presentation assumes that 20,700,000 Public Shares. or 100% of the Public Shares subject to redemption, are redeemed for aggregate redemption payments of $211.5 million, based on a redemption price of approximately $10.22 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $47.3 million of assumed additional PIPE Investment, which is the estimated amount required to satisfy the Closing Aggregate Cash Amount, and assumes no other financing.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2026, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025, are based on the audited and unaudited historical financial statements of HCAC and REEcycle, included elsewhere in this proxy statement/prospectus. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2026

			No Redemption			100% Redemptions
	(1) REEcycle (Historical)	(2) HCAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$686,499	$35,741	$2,100,000	(A)	$197,661,526	$(211,478,766)	(H)	$39,400,260
			211,478,766	(C)		44,937,500	(J)
			(8,280,000)	(D)		8,280,000	(D)
			(8,359,480)	(E)
Inventory	119,939	-	-		119,939	-		119,939
Prepaids and other current assets	12,500	69,413	2,000,000	(E)	2,081,912	-		2,081,912
Total Current Assets	818,938	105,153	198,939,286		199,863,377	(158,261,266)		41,602,111

Long term prepaid insurance	-	27,667	-		27,667	-		27,667
Cash and investments held in Trust Account	-	211,478,766	(211,478,766)	(C)	-	-		-
Property and equipment, net	965,625	-	-		965,625	-		965,625
Right-of-use assets – operating leases	311,859	-	-		311,859	-		311,859
Other assets	1,510	-	-		1,510	-		1,510
TOTAL ASSETS	$2,097,932	$211,611,587	$(12,539,480)		$201,170,038	$(158,261,266)		$42,908,772

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$243,830	$85,292	$(68,286)	(E)	$260,836	$-		$260,836
Operating lease liabilities, current	178,700	-	-		178,700	-		178,700
Total Current Liabilities	422,530	85,292	(68,286)		439,536	-		439,536

Deferred underwriting fee	-	8,280,000	(8,280,000)	(D)	-	-		-
Operating lease liabilities, noncurrent	134,026	-	-		134,026	-		134,026
TOTAL LIABILITIES	556,556	8,365,292	(8,348,286)		573,562	-		573,562

HCAC Class A ordinary shares subject to possible redemption, 20,700,000 shares at redemption value	-	211,478,766	(211,478,766)	(H)	-	-		-

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2026 — (Continued)

			No Redemption			100% Redemptions
	(1) REEcycle (Historical)	(2) HCAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Equity (Deficit)
HCAC preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-	-		-	-		-
HCAC Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 614,000 shares issued and outstanding	-	61	21	(A)	-	(2,070)	(H)	-
			788	(B)		473	(J)
			2,070	(H)		1,597	(K)
			213	(I)
			(3,153)	(K)
Domesticated HCAC Common Stock, $0.0001 par value	-	-	79	(E)	7,345	(1,597)	(K)	5,748
			3,500	(F)
			3,153	(K)
			613	(L)
HCAC Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,883,293 shares issued and outstanding	-	788	(788)	(B)	-	-		-
REEcycle common stock, $0.001 par value, 500,000,000 shares authorized; 342,574,507 shares issued and outstanding	342,575	-	(342,575)	(F)	-	-		-
Additional paid-in capital	7,457,330	(-)	2,099,979	(A)	206,847,660	(211,476,696)	(H)	48,587,991
			(1,253,773)	(E)		44,937,027	(J)
			339,075	(F)		8,280,000	(D)
			(74,520,821)	(G)
			211,476,696	(H)
			(213)	(I)
			61,249,387	(L)

Accumulated deficit	(6,258,529)	(8,233,321)	(5,037,500)	(E)	(6,258,529)	-		(6,258,529)
			74,520,821	(G)
			(61,250,000)	(L)

Total Stockholders’ Equity (Deficit)	1,541,376	(8,232,471)	207,287,572		200,596,476	(158,261,266)		42,335,210
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,097,932	$211,611,587	$(12,539,480)		$201,170,038	$(158,261,266)		$42,908,772

50% Redemptions Scenario. The following presents the unaudited pro forma condensed combined balance sheet as of June 30, 2026 under the 50% Redemptions Scenario, which assumes that 10,350,000 Public Shares are redeemed for an aggregate payment of approximately $105.7 million from the Trust Account and that the deferred underwriting fee of $0.40 per Public Share is not payable on the redeemed shares. All other adjustments are identical to the No Redemption Scenario; only the lines affected by redemptions are shown.

	Pro Forma Combined (No Redemption)	Transaction Accounting Adjustments (50% Redemptions)		Pro Forma Combined (50% Redemptions)
Cash	$197,661,526	$(105,739,383)	(H)	$96,062,143
		4,140,000	(D)
Total current assets	199,863,377	(101,599,383)		98,263,994
Total assets	$201,170,038	$(101,599,383)		$99,570,655
Total liabilities	573,562	-		573,562
HCAC Class A ordinary shares, $0.0001 par value	-	(1,035)	(H)	-
		1,035	(K)
Domesticated HCAC Common Stock, $0.0001 par value	7,345	(1,035)	(K)	6,310
Additional paid-in capital	206,847,660	(105,738,348)	(H)	105,249,312
		4,140,000	(D)
Accumulated deficit	(6,258,529)	-		(6,258,529)
Total stockholders’ equity	200,596,476	(101,599,383)		98,997,093
Total liabilities and stockholders’ equity	$201,170,038	$(101,599,383)		$99,570,655

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Derived from the unaudited consolidated balance sheet of REEcycle as of June 30, 2026.

(2)	Derived from the unaudited balance sheet of HCAC as June 30, 2026, as revised and reported in HCAC’s Form 10-Q/A for the quarterly period ended June 30, 2026.

(A)	Reflects the PIPE Investment: On September 30, 2026, HCAC entered into binding subscription agreements with certain entities, each controlled and/or managed by one of (i) Michael McMullen, a director of REEcycle, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional only upon the Closing. The PIPE Investment is reflected in each redemption scenario. No placement fee has been assumed on the PIPE Investment.

(B)	Reflects the conversion of 7,883,293 HCAC Class B Ordinary Shares into HCAC Class A Ordinary Shares on a one-for-one basis.

(C)	Reflects the liquidation and reclassification of $211.5 million of cash and investments held in Trust Account to cash that becomes available following the Business Combination.

(D)	Reflects the settlement of deferred underwriting fee by cash upon the Closing of the Business Combination.

(E)	Represents preliminary estimated transaction costs expected to be incurred by HCAC and REEcycle of approximately $7.0 million and $9.5 million, respectively. These costs are accounted for as a reduction in the combined cash account or equity account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in Domesticated HCAC’s income beyond 12 months after the transaction.

For the HCAC transaction costs, none have been paid or accrued as of the pro forma balance sheet date. $2.0 million related to the D&O insurance is reflected as an adjustment to prepaids. The remaining amount of $5.0 million is reflected as an adjustment to accumulated losses. The HCAC estimated transaction costs include a cash fee of $2.5 million payable to Cohen & Company Capital Markets, which is in addition to the placement fee on the PIPE Investment described in (J) below. In addition, HC Singapore may elect at the Closing to receive up to $1.0 million of its advisory fees in cash in lieu of Advisory Shares, in which case 100,000 of the Advisory Shares (measured at $10.00 per share) would be forfeited; the unaudited pro forma condensed combined financial information does not reflect this election. The HCAC estimated transaction costs exclude the deferred underwriting fee included in (D) above.

For the REEcycle transaction costs, $0.3 million has been paid and $0.1 million has been accrued as of the pro forma balance sheet date and is reflected in the historical financial statements. $7.9 million is settled through the issuance of shares at Closing and is reflected as an adjustment to common stock and additional paid-in capital. The remaining amount of $1.3 million is included as an adjustment to additional paid-in capital.

(F)	Represents the issuance of an aggregate of 35,000,000 shares of Domesticated HCAC Common Stock to the existing stockholders of REEcycle upon the Closing of the Business Combination.

(G)	Represents the elimination of HCAC’s historical accumulated deficit after recording the transaction costs as described in Adjustment (E) above and the issuance of the Advisory Shares as described in (L) below.

(H)	Reflects the redemption of shares for cash by the Public Shareholders of HCAC upon the consummation of the Business Combination. Under no redemption scenario, it assumes that no Public Shareholders of HCAC will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under the 50% Redemptions Scenario, it assumes that 10,350,000 HCAC Public Shares are redeemed for aggregate redemption payments of approximately $105.7 million, assuming a $10.22 per share redemption price, and that the deferred underwriting fee of $0.40 per Public Share is not payable on the redeemed shares ($4.1 million). Under 100% redemptions scenario, it assumes that 20,700,000 HCAC Public Shares are redeemed for aggregate redemption payments of $211.5 million, assuming a $10.22 per share redemption price. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

(I)	Reflects the issuance of 2,131,400 HCAC Class A Ordinary Shares upon the automatic conversion of 20,700,000 HCAC Public Rights and 614,000 HCAC Private Placement Rights in connection with the Business Combination.

(J)	The 100% Redemptions Scenario reflects the recognition of assumed additional gross PIPE proceeds of $47.3 million, net of a placement fee of 5% of gross proceeds ($2.4 million), to be received, to meet the condition in the Business Combination Agreement that the Closing Aggregate Cash Amount will be equal to or greater than $40.0 million.

(K)	The No Redemption Scenario reflects the exchange of 31,538,693 HCAC Class A Ordinary Shares into the same number of Domesticated HCAC Common Stock. The 50% Redemptions Scenario reflects the exchange of 21,188,693 HCAC Class A Ordinary Shares into the same number of Domesticated HCAC Common Stock. The 100% Redemptions Scenario reflects the exchange of 15,568,956 HCAC Class A Ordinary Shares into the same number of Domesticated HCAC Common Stock.

(L)	Reflects the issuance at the Closing of 6,125,000 shares of Domesticated HCAC Common Stock to HC Singapore as Additional HCAC Shares (the “Advisory Shares”) for advisory services rendered to HCAC in connection with the Business Combination. The Advisory Shares are contingent only on the consummation of the Business Combination and are therefore reflected under each redemption scenario. The remaining 875,000 shares of HC Singapore’s entitlement of up to 7,000,000 shares are Deferred HCAC Shares issuable only upon the occurrence of the Milestone Event; consistent with the treatment of the Earnout Shares, they are not reflected in the unaudited pro forma condensed combined financial information. The Advisory Shares have been measured at $10.00 per share, or $61.3 million. Because the Advisory Shares are consideration for services rendered to HCAC rather than direct and incremental costs of issuing equity, the amount is charged to accumulated deficit, with corresponding credits of $613 to Domesticated HCAC Common Stock and $61,249,387 to additional paid-in capital. The charge is non-recurring and is reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 (see (DD)); it will not recur in Domesticated HCAC’s income beyond 12 months after the Closing. HC Singapore may elect at the Closing to receive up to $1.0 million of its advisory fees in cash in lieu of Advisory Shares, in which case 100,000 of the Advisory Shares would be forfeited, the charge described above would reduce by $1.0 million and the cash transaction costs in (E) would increase by $1.0 million; this election is not reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026

			No Redemption			100% Redemptions
	(1) REEcycle (Historical)	(2) HCAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative expenses	2,224,724	668,693	(120,000)	(BB)	2,773,417	-	2,773,417

Loss from operations	(2,224,724)	(668,693)	120,000		(2,773,417)	-	(2,773,417)

Other income
Interest earned on investments held in Trust Account	-	3,695,210	(3,695,210)	(AA)	-	-	-
Grant income	417,601	-	-		417,601	-	417,601
Other income	27,098	-	-		27,098	-	27,098
Total other income	444,699	3,695,210	(3,695,210)		444,699	-	444,699

Loss before income taxes	(1,780,025)	3,026,517	(3,575,210)		(2,328,718)	-	(2,328,718)

Net (loss) income	$(1,780,025)	$3,026,517	$(3,575,210)		$(2,328,718)	$-	$(2,328,718)
Basic and diluted net loss per share of common stock	$(0.00)
Basic and diluted net income per share, Class A ordinary shares		$0.18
Basic and diluted net income per share, Class B ordinary shares		$(0.08)
Pro forma weighted average number of shares outstanding, basic and diluted					73,451,193		57,481,456
Pro forma net loss per share, basic and diluted					$(0.03)		$(0.04)

50% Redemptions Scenario. Under the 50% Redemptions Scenario the transaction accounting adjustments to the statement of operations for the six months ended June 30, 2026 are identical to those under the No Redemption Scenario; the scenario differs only in the pro forma weighted average number of shares outstanding, as follows:

	Pro Forma Combined (No Redemption)	Transaction Accounting Adjustments (50% Redemptions)	Pro Forma Combined (50% Redemptions)
Net loss	$(2,328,718)	-	$(2,328,718)
Pro forma weighted average number of shares outstanding — basic and diluted	73,451,193		63,101,193
Pro forma net loss per share — basic and diluted	$(0.03)		$(0.04)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Derived from the unaudited consolidated statement of operations of REEcycle for the six months ended June 30, 2026.

(2)	Derived from the unaudited statement of operations of HCAC for the six months ended June 30, 2026.

(AA)	Represents an adjustment to eliminate interest earned on investments held in Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest periods presented.

(BB)	Represents the elimination of administrative service compensation that will no longer be payable upon the Closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

			No Redemption			100% Redemptions
	(1) REEcycle (Historical)	(2) HCAC (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
General and administrative expenses	2,976,760	133,353	(20,000)	(BB)	69,377,613	-	69,377,613
			5,037,500	(CC)
			61,250,000	(DD)

Loss from operations	(2,976,760)	(133,353)	(66,267,500)		(69,377,613)	-	(69,377,613)

Other income
Interest earned on investments held in Trust Account	-	786,276	(786,276)	(AA)	-	-	-
Grant income	603,148	-	-		603,148	-	603,148
Other income	45,126	-	-		45,126	-	45,126
Total other income	648,274	786,276	(786,276)		648,274	-	648,274

Loss before income taxes	(2,328,486)	652,923	(67,053,776)		(68,729,339)	-	(68,729,339)

Net (loss) income	$(2,328,486)	$652,923	$(67,053,776)		$(68,729,339)	$-	$(68,729,339)
Basic and diluted net loss per share of common stock	$(0.01)
Basic and diluted net income per share, Class A ordinary shares		$0.22
Basic and diluted net income per share, Class B ordinary shares		$(0.02)
Pro forma weighted average number of shares outstanding, basic and diluted					73,451,193		57,481,456
Pro forma net loss per share, basic and diluted					$(0.94)		$(1.20)

50% Redemptions Scenario. Under the 50% Redemptions Scenario the transaction accounting adjustments to the statement of operations for the year ended December 31, 2025 are identical to those under the No Redemption Scenario; the scenario differs only in the pro forma weighted average number of shares outstanding, as follows:

	Pro Forma Combined (No Redemption)	Transaction Accounting Adjustments (50% Redemptions)	Pro Forma Combined (50% Redemptions)
Net loss	$(68,729,339)	-	$(68,729,339)
Pro forma weighted average number of shares outstanding — basic and diluted	73,451,193		63,101,193
Pro forma net loss per share — basic and diluted	$(0.94)		$(1.09)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Derived from the audited consolidated statement of operations of REEcycle for the year ended December 31, 2025.

(2)	Derived from the audited statement of operations of HCAC for the period from May 22, 2025 (inception) through December 31, 2025.

(AA)	Represents an adjustment to eliminate interest earned on investments held in Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025, the beginning of the earliest periods presented.

(BB)	Represents the elimination of administrative service compensation that will no longer be payable upon the Closing of the Business Combination.

(CC)	Represents the effect of the pro forma balance sheet adjustment presented in (E) above for the direct, incremental costs of the Business Combination expected to be incurred by HCAC. As these costs are directly related to the Business Combination, they are not expected to recur in the income of Domesticated HCAC beyond 12 months after the Business Combination.

(DD)	Represents the non-recurring charge of $61.3 million for the Advisory Shares issued to HC Singapore at the Closing, as described in adjustment (L) above, reflected in the year ended December 31, 2025 as the earliest period presented. This charge will not recur in Domesticated HCAC’s income beyond 12 months after the Closing.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as REEcycle has been determined to be the accounting acquirer, primarily due to the fact that REEcycle’s stockholders will continue to control Domesticated HCAC after the Closing. Under this method of accounting, although HCAC will acquire all of the outstanding equity interests of REEcycle in the Business Combination, HCAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of REEcycle issuing stock for the net assets of HCAC, accompanied by a recapitalization. The net assets of HCAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of REEcycle.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, assumes that the Business Combination and related transactions occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, has been prepared using, and should be read in conjunction with, the following:

●	HCAC’s unaudited balance sheet as of June 30, 2026 and the related notes for the six months ended June 30, 2026, included elsewhere in this proxy statement/prospectus; and

●	REEcycle’s unaudited consolidated balance sheet as of June 30, 2026 and the related notes for the six months ended June 30, 2026, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, has been prepared using, and should be read in conjunction with, the following:

●	HCAC’s unaudited statement of operations for the six months ended June 30, 2026, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	REEcycle’s unaudited consolidated statement of operations for the six months ended June 30, 2026, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

●	HCAC’s audited statement of operations for the period from May 22, 2025 (inception) through December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus; and

●	REEcycle’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that, no Public Shareholders of HCAC will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination.

●	Assuming 50% Redemptions Scenario: This presentation assumes that 10,350,000 Public Shares, or 50% of the Public Shares subject to redemption, are redeemed for aggregate redemption payments of approximately $105.7 million, based on a redemption price of approximately $10.22 per share, and that the deferred underwriting fee of $0.40 per Public Share is not payable on the redeemed shares. Under this scenario the Closing Aggregate Cash Amount condition of $40.0 million is satisfied without any additional PIPE Investment. This scenario includes all adjustments contained in the No Redemption Scenario and presents the incremental effect of the assumed redemptions.

●	Assuming 100% Redemptions Scenario: This presentation assumes that, 20,700,000 Public Shares are redeemed for aggregate redemption payments of $211.5 million, based on a redemption price of approximately $10.22 per share. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $47.3 million of assumed additional PIPE Investment, which is the estimated amount required to satisfy the Closing Aggregate Cash Amount, and assumes no other financing.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that HCAC believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. HCAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of Domesticated HCAC would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations or financial position of Domesticated HCAC. They should be read in conjunction with the historical financial statements and notes thereto of HCAC and REEcycle.

Accounting Policies

Upon consummation of the Business Combination, management of Domesticated HCAC will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of Domesticated HCAC may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Entity. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. HCAC has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited and unaudited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. REEcycle and HCAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statements of operations does not reflect a provision for income taxes or any amounts that would have resulted had Domesticated HCAC filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of Domesticated HCAC as a result of the Business Combination. Since it is likely that Domesticated HCAC will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

HCAC expects that the redemption event and closing of the Business Combination will both occur during 2026. The shares issued for the closing of the Business Combination will exceed the number of shares redeemed. As such, HCAC will not be subject to the 1% Federal excise tax and the pro forma financial statements do not reflect any accrual/payment of such tax.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Domesticated HCAC’s shares outstanding, assuming the Business Combination occurred on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for cash of Public Shares as of and for the six months ended June 30, 2026:

	As of and for the six months ended June 30, 2026
	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Net loss	$(2,328,718)	$(2,328,718)	$(2,328,718)	$(2,328,718)	$(2,328,718)
Stockholders’ equity	200,596,476	149,796,784	98,997,093	48,197,401	42,335,210
Weighted average shares outstanding(1)	73,451,193	68,276,193	63,101,193	57,926,193	57,481,456
Net loss per common share, basic and diluted	$(0.03)	$(0.03)	$(0.04)	$(0.04)	$(0.04)
Book value per share	$2.73	$2.19	$1.57	$0.83	$0.74

The unaudited pro forma condensed combined financial information has been prepared assuming five alternative levels of redemption for cash of Public Shares for the year ended December 31, 2025:

	For the year ended December 31, 2025
	No Redemption	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Net loss	$(68,729,339)	$(68,729,339)	$(68,729,339)	$(68,729,339)	$(68,729,339)
Weighted average shares outstanding(1)	73,451,193	68,276,193	63,101,193	57,926,193	57,481,456
Net loss per common share, basic and diluted	$(0.94)	$(1.01)	$(1.09)	$(1.19)	$(1.20)

(1)	For the purposes of calculating diluted earnings per share, Earnout Shares should have been assumed to have been issued. However, since this results in anti-dilution, the effect of such issuance was not included in calculation of diluted loss per share. The Additional Shares and Deferred Shares have been excluded because, as of the date of this proxy statement/prospectus, no binding Additional Shares Agreements have been entered into in connection with the Business Combination.

INFORMATION ABOUT HCAC

Unless the context otherwise requires, all references in this section to the “Company”, “HCAC”, “we”, “us” or “our” refer to Hall Chadwick Acquisition Corp. prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on May 22, 2025, as a Cayman Islands exempted company and formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. HCAC has neither engaged in any operations other than in connection with the Transactions nor generated any operating revenues to date.

We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the Private Placement Units, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt.

We seek to capitalize on the significant experience and contacts of our management team to complete our initial business combination. We believe our management team’s distinctive background and record of acquisition and operational success could have a transformative impact on verified target businesses.

The 2024 SPAC Rules may materially affect our ability to complete any potential initial business combination and may increase the costs and time related thereto.

Formation and Initial Public Offering

At the formation of HCAC on May 22, 2025, the Sponsor acquired 7,883,293 HCAC Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003171 per share. Of these shares, 1,018,654 HCAC Class B Ordinary Shares were subject to forfeiture if the underwriters did not exercise their over-allotment option in full; however, on November 24, 2025, HCAC consummated its IPO of 20,700,000 units, including the full exercise of the underwriters’ over-allotment option. The Sponsor has transferred 25,000 Founder Shares to Alex Bono, 15,000 Founder Shares to Peter Beckhouse, 15,000 Founder Shares to Aaron Dominish, 10,000 Founder Shares to Greg Woszczalski, 10,000 Founder Shares to Chris Dirckze, 10,000 Founder Shares to Craig Ransley, 10,000 Founder Shares to Matthew J. Hudson and 10,000 Founder Shares to Stephanie Wen. In addition, certain non-managing sponsor investors indirectly hold economic interests in an aggregate of 2,973,333 Founder Shares through their purchase of non-managing membership interests in the Sponsor, including 533,333 Founder Shares allocated to certain non-managing sponsor investors that provide advisory services. As of the date of this proxy statement/prospectus, the Sponsor and its permitted transferees hold 7,883,293 HCAC Class B Ordinary Shares in the aggregate.

Simultaneously with the closing of the IPO, HCAC consummated the sale of an aggregate of 614,000 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $6,140,000. The Private Placement Units were purchased by the Sponsor (380,000 units), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (222,300 units), and Clear Street LLC (11,700 units). Each Private Placement Unit consists of one HCAC Class A Ordinary Share and one Private Placement Right, with each Private Placement Right entitling the holder to receive one-tenth (1/10) of one HCAC Class A Ordinary Share upon consummation of the initial business combination.

A total of $207,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the IPO units and the Private Placement Units was placed in the Trust Account maintained by Continental, acting as trustee.

Business Combination Agreement

On May 31, 2026, HCAC entered into the Business Combination Agreement with REEcycle and Merger Sub, pursuant to which, among other things, subject to stockholder approval and following the Domestication, Merger Sub will merge with and into REEcycle, with REEcycle surviving as a wholly owned subsidiary of Domesticated HCAC, resulting in a combined company whereby Domesticated HCAC will become the sole stockholder of REEcycle Opco and substantially all of the assets and business of the combined company will be held and operated by REEcycle Opco.

Prior to and as a condition of the Closing, pursuant to the Domestication, HCAC will change its jurisdiction of incorporation by migrating to and domesticating as a Delaware corporation in accordance with Section 388 of the DGCL, as amended.

We are not presently engaged in, and we will not engage in, any operations until the consummation of the Business Combination. We intend to effectuate the Business Combination using cash held in the Trust Account and shares issued to REEcycle Stockholders in accordance with the Business Combination Agreement.

If not all of the funds released from the Trust Account are used from redemptions of HCAC Class A Shares, we may use the balance of the cash released to us from the Trust Account for general corporate purposes, including to pay transaction expenses and for HCAC’s working capital.

General

Our management team has experience identifying, evaluating and executing strategic transactions and working with businesses in critical minerals, industrial technology and related sectors. Our business strategy has been to identify and complete an initial business combination with a company that complements the experience of our management team and can benefit from access to the public markets, capital and strategic support. In April 2026, we announced a non-binding letter of intent with REEcycle, and on May 31, 2026, we entered into the Business Combination Agreement with REEcycle and Merger Sub.

Our Sponsor and Its Affiliates

Our Sponsor is Hall Chadwick Capital LLC, a Cayman Islands limited liability company formed on November 19, 2025. HCAC from its inception until consummation of the IPO. The Sponsor’s activities included identifying and negotiating terms with the representative of the underwriters in the IPO, other third-party service providers such as HCAC’s auditors and legal counsel, and HCAC’s original directors and officers. Alex Bono, our Chief Executive Officer, and Aaron Dominish, our Chief Financial Officer, are directors of our Sponsor and control the management of our Sponsor, including the exercise of voting and investment discretion over the securities of HCAC held by our Sponsor.

Notwithstanding our management team’s past experiences, past performance is not a guarantee (i) that we will be able to complete the Business Combination or any other business combination or (ii) that we will provide an attractive return to our stockholders from any business combination we may consummate. You should not rely on the historical record of our Sponsor, our management or any of their affiliates as indicative of the future performance of an investment in HCAC or Domesticated HCAC.

Business Operations

HCAC has neither engaged in any operations nor generated any revenues to date. HCAC’s only activities since inception have been organizational activities, those necessary to prepare for the IPO, and those undertaken to identify, evaluate and negotiate with a target business for a business combination, including REEcycle. HCAC does not expect to generate any operating revenues until after completion of its initial business combination. HCAC generates non-operating income in the form of interest income on cash and marketable securities raised during the IPO. There has been no significant change in HCAC’s financial or trading position and no material adverse change has occurred since the date of HCAC’s audited balance sheet as of December 31, 2025 as filed with the SEC on April 15, 2026. HCAC expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence and transaction expenses.

The registration statement for HCAC’s IPO was declared effective by the SEC on November 19, 2025. On November 24, 2025, HCAC consummated its IPO of 20,700,000 HCAC Units, including the full exercise of the underwriters’ over-allotment option, generating gross proceeds of $207,000,000.

Simultaneously with the closing of the IPO, HCAC consummated the sale of an aggregate of 614,000 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $6,140,000. The Private Placement Units were purchased by the Sponsor (380,000 units), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (222,300 units), and Clear Street LLC (11,700 units).

Following the closing of the IPO, an amount of $207,000,000 from the net proceeds of the sale of the HCAC Units and the Private Placement Units was placed in the Trust Account with Continental acting as trustee and invested in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by HCAC meeting the conditions of Rule 2a-7 of the Investment Company Act, as amended, as determined by HCAC, until the earlier of: (i) the completion of an initial business combination or (ii) the distribution of the Trust Account to HCAC’s stockholders, as described below.

Transaction costs incurred in connection with the IPO amounted to $13,598,144, consisting of $12,420,000 of underwriting fees (including $4,140,000 of cash underwriting fees and $8,280,000 of deferred underwriting fees) and $1,178,144 of other offering costs, partially offset by the reimbursement of $300,000 of offering expenses by the underwriters. Following the closing of the IPO, substantially all of HCAC’s business activities consisted of identifying potential targets and preparing to consummate the Business Combination.

The HCAC management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that HCAC will be able to complete a business combination successfully. HCAC must complete an initial business combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the underwriting commissions and taxes payable) at the time of the agreement to enter into the initial business combination. HCAC will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

HCAC will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether HCAC will seek stockholder approval of a business combination or conduct a tender offer will be made by HCAC, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially following the IPO, $10.00 per share), plus any pro rata interest earned on the funds held in the Trust Account and not previously released to HCAC to pay its tax obligations. There will be no redemption rights upon the completion of a business combination with respect to HCAC Rights.

HCAC will proceed with a business combination only if HCAC has net tangible assets of at least $5,000,001 upon such consummation of a business combination unless a shareholder proposal to approve an amendment to HCAC’s Cayman Constitutional Documents to eliminate the limitation is approved and, if a majority of the outstanding shares voted are voted in favor of the business combination. If a stockholder vote is not required and HCAC does not decide to hold a stockholder vote for business or other legal reasons, HCAC will, pursuant to its Cayman Constitutional Documents, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a business combination. If HCAC seeks stockholder approval in connection with a business combination, HCAC’s Sponsor has agreed to vote its Founder Shares and any Public Shares purchased by it during or after the IPO in favor of approving a business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, regardless of whether they vote for or against a business combination.

If HCAC seeks stockholder approval of a business combination and it does not conduct redemptions pursuant to the tender offer rules, HCAC’s Proposed Interim Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, without HCAC’s prior written consent.

The Sponsor and HCAC’s officers and directors have agreed to (a) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of the initial business combination; (b) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with a stockholder vote to approve an amendment to the Cayman Constitutional Documents; (c) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if HCAC fails to complete the initial business combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if HCAC fails to complete the initial business combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (d) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination) in favor of the initial business combination.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to HCAC if and to the extent any claims by a third party for services rendered or products sold to HCAC, or a prospective target business with which HCAC has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and will not apply to any claims under HCAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. HCAC will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except HCAC’s independent registered public accounting firm), prospective target businesses or other entities with which HCAC does business, execute agreements with HCAC waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Acquisition Process

In evaluating REEcycle as a prospective target business, HCAC conducted a due diligence review which encompassed, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as applicable, as well as a review of financial, operational, legal and other information about the target and its industry which were made available to HCAC. As described herein, HCAC’s management devoted significant energy to structuring and negotiating the terms of the business combination transaction with REEcycle.

The aggregate time required to select and evaluate a target business and to structure and complete the initial business combination, and the costs associated with this process, are not currently ascertainable with any degree of certainty. Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which HCAC’s initial business combination is not ultimately completed will result in HCAC’s incurring losses and will reduce the funds available for us to use to complete another business combination.

Initial Business Combination

Nasdaq rules require that HCAC must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the underwriting commissions and taxes payable on the interest earned on the Trust Account). If the HCAC Board is not able to independently determine the fair market value of the initial business combination, HCAC will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While HCAC considers it likely that the HCAC Board will be able to make an independent determination of the fair market value of its initial business combination, the HCAC Board may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of the target’s assets or prospects. The HCAC Board determined that this test was met in connection with the Business Combination. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of its directors. The Business Combination was approved by a majority of HCAC independent directors. HCAC structured the Business Combination so that the post-transaction company in which the HCAC public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. HCAC may, however, structure its initial business combination such that the post transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but HCAC will only complete such business combination if the post transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post transaction company owns or acquires 50% or more of the voting securities of the target, HCAC’s stockholders prior to the business combination may collectively own a minority interest in the post transaction company, depending on valuations ascribed to the target and us in the business combination. For example, HCAC could pursue a transaction in which HCAC issues a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, HCAC would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, HCAC’s stockholders immediately prior to HCAC’s initial business combination could own less than a majority of HCAC’s issued and outstanding shares subsequent to HCAC’s initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post transaction company, the portion of such business or businesses that is owned or acquired is what will be taken into account for purposes of the 80% of net assets test described above. If the business combination involves more than one target business, the aggregate value of all of the target businesses, will be taken into account for purposes of the 80% fair market value test.

HCAC is not prohibited from pursuing an initial business combination with a company that is affiliated with its Sponsor, officers or directors, non-managing investors or completing the business combination through a joint venture or other form of shared ownership with HCAC’s Sponsor, officers or directors, or non-managing investors. In the event that HCAC seeks to complete its initial business combination with a company that is affiliated (as defined in HCAC’s amended and restated memorandum and articles of association) with HCAC’s Sponsor, officers or directors, HCAC, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by HCAC in such an initial business combination is fair to HCAC from a financial point of view. HCAC is not required to obtain such an opinion in any other context.

HCAC filed a registration statement on Form 8-A with the SEC to voluntarily register its securities under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, HCAC is subject to the rules and regulations promulgated under the Exchange Act. HCAC has no current intention of filing a Form 15 to suspend reporting or other obligations under the Exchange Act prior or subsequent to the consummation of its initial business combination.

Corporate Information

HCAC’s executive offices are located at 1 North Bridge Road, #18-06 High Street Centre, Singapore 179094, and its telephone number is +65-90882642.

HCAC is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, HCAC has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to HCAC or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of HCAC’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by HCAC to its stockholders or a payment of principal or interest or other sums due under a debenture or other obligation of HCAC.

HCAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in HCAC’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find HCAC’s securities less attractive as a result, there may be a less active trading market for HCAC’s securities and the prices of HCAC’s securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HCAC intends to take advantage of the benefits of this extended transition period.

HCAC will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which HCAC has total annual gross revenue of at least $1.235 billion, or (c) in which HCAC is deemed to be a large accelerated filer, which means the market value of HCAC’s common stock that is held by non-affiliates exceeds $700 million as of the prior of June 30th, and (2) the date on which HCAC has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Additionally, HCAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. HCAC will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (2) its annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of its ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Financial Position

As of December 31, 2025, HCAC had $211,637,310 held in the Trust Account. With the funds available, HCAC offers a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because HCAC is able to complete its initial business combination using its cash, debt or equity securities, or a combination of the foregoing, HCAC has the flexibility to use the most efficient combination that will allow HCAC to tailor the consideration to be paid to the target business to fit its needs and desires. However, HCAC has not taken any steps to secure third-party financing and there can be no assurance it will be available to HCAC.

Limited Ability to Evaluate the Target’s Management Team

Although HCAC intends to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting its initial business combination with that business, HCAC’s assessment of the target business’ management may not prove to be correct. In addition, the future management may not have the necessary skills, qualifications or abilities to manage a public company.

Furthermore, the future role of members of HCAC’s management team, if any, in the target business cannot presently be stated with any certainty. The determination as to whether any of the members of HCAC’s management team will remain with the combined company will be made at the time of its initial business combination. While it is possible that one or more of HCAC’s directors will remain associated in some capacity with HCAC following its initial business combination, it is unlikely that any of them will devote their full efforts to HCAC’s affairs subsequent to its initial business combination. Moreover, HCAC cannot assure you that members of its management team will have significant experience or knowledge relating to the operations of the particular target business.

HCAC cannot assure you that any of its key personnel will remain in senior management or advisory positions with the combined company. The determination as to whether any of HCAC’s key personnel will remain with the combined company will be made at the time of our initial business combination.

Following an initial business combination, HCAC may seek to recruit additional managers to supplement the incumbent management of the target business. HCAC cannot assure you that it will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Stockholder Approval of the Business Combination

Under the HCAC Articles, because HCAC is seeking stockholder approval in connection with the Business Combination, it may only complete the Business Combination if it receives an ordinary resolution, being the affirmative vote of the holders of a majority of the issued and outstanding HCAC Ordinary Shares, who, being present in person or by proxy and entitled to vote thereon at the extraordinary general meeting, vote at the extraordinary general meeting. Further, pursuant to the HCAC’s Existing Articles, in connection with such stockholder approval, HCAC must provide its Public Shareholders with the opportunity to redeem their Public Shares. For more information, please see the section entitled “The Extraordinary General Meeting of HCAC.”

Permitted Purchases of HCAC Securities

If HCAC seeks stockholder approval of its initial business combination and HCAC does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, HCAC’s Sponsor, initial stockholders, directors, officers, advisors or their affiliates may purchase shares or Public Rights in privately negotiated transactions or in the open market either prior to or following the completion of HCAC’s initial business combination. There is no limit on the number of shares or Public Rights HCAC’s Initial Shareholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. HCAC does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or Public Rights in such transactions prior to completion of HCAC’s initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of HCAC’s initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of Public Rights could be to reduce the number of Public Rights outstanding prior to their conversion into Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement. Any such purchases of HCAC’s securities may result in the completion of its initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of HCAC’s shares or Public Rights may be reduced and the number of beneficial holders of HCAC’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of HCAC’s securities on a national securities exchange.

HCAC’s Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom HCAC’s Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by HCAC’s receipt of redemption requests submitted by stockholders following HCAC’s mailing of proxy materials in connection with its initial business combination. To the extent that HCAC’s Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against HCAC’s initial business combination, whether or not such stockholder has already submitted a proxy with respect to HCAC’s initial business combination. HCAC’s Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by HCAC’s Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. HCAC’s Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Shareholders upon Completion of our Initial Business Combination

HCAC will provide its Public Shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or vote against, HCAC’s initial business combination, all or a portion of their Public Shares upon the completion of HCAC’s initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) Business Days prior to the consummation of HCAC’s initial business combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. The amount in the Trust Account as of [●], 2026 is approximately $[●] per Public Share. There will be no redemption rights upon the completion of HCAC’s initial business combination with respect to its Rights. HCAC’s Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their Class B Ordinary Shares and any Public Shares they may have acquired during or after the IPO in connection with the completion of HCAC’s initial business combination.

Manner of Conducting Redemptions

HCAC will provide its Public Shareholders with the opportunity to redeem all or a portion of their Class A Ordinary Shares upon the completion of our initial business combination either (i) in connection with a general meeting called to approve the business combination or (ii) without a stockholder vote by means of a tender offer. The decision as to whether HCAC will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek stockholder approval under applicable law or stock exchange listing requirement or whether HCAC were deemed to be a foreign private issuer (which would require a tender offer rather than seeking stockholder approval under SEC rules). Asset acquisitions and share purchases would not typically require stockholder approval while direct mergers with our Company and any transactions where we issue more than 20% of our issued and outstanding ordinary shares or seek to amend our amended and restated memorandum and articles of association would require stockholder approval. So long as we obtain and maintain a listing for our securities on Nasdaq, HCAC will be required to comply with Nasdaq’s stockholder approval rules.

The requirement that HCAC provide its Public Shareholders with the opportunity to redeem their Public Shares by one of the two methods listed above are contained in provisions of our amended and restated memorandum and articles of association and will apply whether or not HCAC maintains its registration under the Exchange Act or our listing on Nasdaq. Such provisions may be amended if approved by a special resolution, which requires the affirmative vote of the holders of at least two-thirds (66%) of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company, so long as HCAC offers redemption in connection with such amendment.

If HCAC provides its public stockholders with the opportunity to redeem their Public Shares in connection with a general meeting, HCAC will, pursuant to the Cayman Constitutional Documents:

●	conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

●	file proxy materials with the SEC.

In the event that HCAC seeks stockholder approval of its initial business combination, HCAC will distribute proxy materials and, in connection therewith, provide its public stockholders with the redemption rights described above upon completion of the initial business combination.

If HCAC seeks stockholder approval, it will complete its initial business combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the ordinary shares who, being entitled to do so, vote in person or by proxy at a general meeting of the company. A quorum for such meeting will be present if the holders of at least one third of issued and outstanding shares entitled to vote at the meeting are represented in person or by proxy. Our Sponsor, officers and directors will count toward this quorum and, pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote their Class B Ordinary Shares, Private Placement Shares and any Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction) in favor of our initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

As a result, in addition to our Initial Shareholders’ HCAC Class B Ordinary Shares, HCAC would need [●], or [●]%, of the 20,000,000 Public Shares sold in the IPO to be voted in favor of in order to all outstanding shares are voted. Assuming that only the holders of one-third of our issued and outstanding ordinary shares, representing a quorum under the Cayman Constitutional Documents, vote their shares at a general meeting of the company, we will not need any Public Shares in addition to our Class B Ordinary Shares to be voted in favor of an initial business combination in order to approve an initial business combination. However, if our initial business combination is structured as a statutory merger or consolidation with another company under Cayman Islands law, in addition to obtaining approval of our initial business combination by ordinary resolution, the approval of the statutory merger or consolidation will require a special resolution under Cayman Islands Law, which requires the affirmative vote of the holders of at least two-thirds (66%) of the ordinary shares who, being entitled to do so, vote in person or by proxy at a general meeting of the company.

In addition, prior to the closing of our initial business combination, only holders of our Class B Ordinary Shares (i) will have the right to appoint and remove directors prior to or in connection with the completion of our initial business combination and (ii) will be entitled to vote on continuing our company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). These quorum and voting thresholds, and the voting agreement of our Sponsor, officers and directors, may make it more likely that we will consummate our initial business combination. Each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction, or whether they do not vote or abstain from voting on the proposed transaction, or whether they were a public stockholder on the record date for the general meeting held to approve the proposed transaction.

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

If a stockholder vote is not required and we do not decide to hold a stockholder vote for business or other legal reasons, we will:

●	conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

●	file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least twenty (20) Business Days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public stockholders not tendering more than the number of Public Shares we are permitted to redeem. If public stockholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination.

Upon the public announcement of our initial business combination, if we elect to conduct redemption pursuant to the tender offer rules, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase our Class A Ordinary Shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

We intend to require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two (2) Business Days prior to the scheduled vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a stockholder vote, we intend to require a public stockholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two (2) Business Days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring public stockholders to satisfy such delivery requirements. We believe that this will allow our transfer agent to efficiently process any redemptions without the need for further communication or action from the redeeming public stockholders, which could delay redemptions and result in additional administrative cost. If the proposed initial business combination is not approved and we continue to search for a target company, we will promptly return any certificates or shares delivered by public stockholders who elected to redeem their shares.

Our proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of the IPO, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements.

Delivering Share Certificates in Connection with the Exercise of Redemption Rights

As described above, we intend to require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) system, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two (2) Business Days prior to the scheduled vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a stockholder vote, we intend to require a public stockholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two (2) Business Days prior to the scheduled vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring public stockholders to satisfy such delivery requirements. Accordingly, a public stockholder would have up to two (2) Business Days prior to the scheduled vote on the initial business combination if we distribute proxy materials, or from the time we send out our tender offer materials until the close of the tender offer period, as applicable, to submit or tender its shares if it wishes to seek to exercise its redemption rights. In the event that a stockholder fails to comply with these or any other procedures disclosed in the proxy or tender offer materials, as applicable, its shares may not be redeemed. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the broker submitting or tendering shares a fee of approximately $100 and it would be up to the broker whether or not to pass this cost on to the redeeming holder.

However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to submit or tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be requested to be withdrawn at any time up to the date set forth in the proxy materials or tender offer documents, as applicable. However, no withdrawal will be permitted unless the HCAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until the end of the Completion Window.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Cayman Constitutional Documents provide that we will have only the duration of the Completion Window to complete our initial business combination. If we have not completed our initial business combination within such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) Business Days thereafter (and subject to lawfully available funds therefor), redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our rights, which will expire worthless if we fail to complete our initial business combination within the Completion Window.

Our Sponsor, executive officers and directors have agreed that they will not propose any amendment to our Cayman Constitutional Documents that would stop our public stockholders from converting or selling their public shares to us in connection with a business combination or affect the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete a business combination within 24 months from the closing of the IPO unless we provide our public stockholders with the opportunity to redeem their public shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person. The non-managing investors that hold private placement shares are not required to (i) hold any units, Class A Ordinary Shares or Public Rights they purchased in the IPO or may purchase thereafter for any amount of time or refrain from exercising their right to redeem their Public Shares at the time of our initial business combination. The non-managing investors have the same rights to the funds held in the Trust Account with respect to the Class A Ordinary Shares comprising part of the public units they purchased in the IPO as the rights afforded to our other public stockholders. However, the non-managing investors potentially have different interests than our other public stockholders in approving our initial business combination and otherwise exercising their rights as public stockholders because of their indirect ownership of Founder Shares through their non-managing sponsor membership interests.

We expect that certain costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $89,362 of proceeds held outside the Trust Account (as of December 31, 2025), although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or cases where management is unable to find a service provider willing to execute a waiver. Pipara & Co LLP, our independent registered public accounting firm, and the underwriters of the IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (except for the Company’s independent registered public accounting firm), or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity obligations to the IPO’s underwriters for certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We have access to the remaining cash in our working capital bank account (approximately $[●] as of the date of this proxy statement/prospectus) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or insolvency court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to us or our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Completion Window, (ii) in connection with a stockholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Completion Window or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the proposed business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of our Cayman Constitutional Documents, like all provisions of our amended and restated memorandum and articles of association, may be amended with a stockholder vote.

Competition

In identifying, evaluating and selecting a target business for our initial business combination, we encounter competition from other entities having a business objective similar to ours, including other SPACs, private equity groups and leveraged buyout funds, public companies and operating businesses seeking strategic acquisitions.

Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Public Stockholders who exercise or are forced to exercise their redemption rights may reduce the resources available to us for our initial business combination, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage.

Employees

We currently have three (3) executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period varies based on the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

We have registered our Units, Public Shares and Public Rights under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by Pipara & Co LLP, our independent registered public accounting firm.

We will provide stockholders with audited financial statement of the prospective target business as part of the proxy solicitation materials or tender offer documents sent to stockholders to assist them in assessing the target business. In all likelihood, these financial statement will need to be prepared in accordance with, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statement may be required to be audited in accordance with the standards of the PCAOB. These financial statements requirements may limit the pool of potential target businesses we may conduct an initial business combination with because some targets may be unable to provide such statement in time for us to disclose such statement in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure our stockholders that any particular target business identified by us as a potential business combination candidate will have financial statement prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statement in accordance with the requirements outlined above. To the extent that these requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential business combination candidates, we do not believe that this limitation will be material.

We are not required to assess our internal control procedures until the fiscal year ending December 31, 2026, as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law that is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our stockholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our HCAC Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our HCAC Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the prior June 30th, and (ii) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our HCAC Ordinary Shares held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Directors and Executive Officers

HCAC’s directors and executive officers are as follows:

	Age	Position
Alex Bono	51	Chief Executive Officer and Director
Peter Beckhouse	55	Chief Operating Officer
Aaron Dominish	32	Chief Financial Officer and Director
Stephanie Wen	48	Independent Director
Greg Woszczalski	56	Independent Director
Matthew J. Hudson	51	Independent Director

The experience of our directors and executive officers is as follows:

Alex Bono, our Chief Executive Officer and director, is a seasoned digital transformation leader with over 25 years of experience driving innovation in technology, AI, blockchain, and e-commerce. Mr. Bono’s career spans roles as Co-Founder & CEO of ClustAI, Chief Digital Officer at DKSH, CEO of Habbitzz eCommerce at PCCW, Growth Officer at JD.ID, a subsidiary of JD.com, and non-executive director of FAT Projects Acquisition Corp. from 2021 to 2024. Mr. Bono currently serves as chief executive officer and a director of Hall Chadwick Acquisition Corp II, a Cayman Islands exempted company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Other than Mr. Bono’s involvement in Hall Chadwick Acquisition Corp II, Mr. Bono is not currently involved with any other special purpose acquisition company. Mr. Bono is an MBA graduate from IE Business School and holds a Computer Engineering degree from Universidad Politécnica de Valencia.

Peter Beckhouse, our Chief Operating Officer, has over 25 years of global experience in investment management and capital markets. Mr. Beckhouse has held senior roles and consulted at leading institutions including Morgan Stanley, UBS, HSBC, and Citi, and has led product development teams at PIMCO Europe and Legal & General UK. Mr. Beckhouse currently serves as chief operating officer of Hall Chadwick Acquisition Corp II, a Cayman Islands exempted company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Other than Mr. Bono’s involvement in Hall Chadwick Acquisition Corp II, Mr. Beckhouse is not currently involved with any other special purpose acquisition company. His expertise includes regulatory compliance, governance, operational excellence, and risk management.

Aaron Dominish, our Chief Financial Officer and director, is a Chartered Accountant and Partner at HCAC. Mr. Dominish has served as a Partner at Hall Chadwick since 2021 and was previously a Senior Associate at Hall Chadwick from 2020 to 2021. Mr. Dominish currently serves as chief financial officer and a director of Hall Chadwick Acquisition Corp II, a Cayman Islands exempted company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Other than Mr. Bono’s involvement in Hall Chadwick Acquisition Corp II, Mr. Dominish is not currently involved with any other special purpose acquisition company. He has experience across restructuring, insolvency, strategic corporate advisory and financial solutions for businesses across a range of industries.

Greg Woszczalski serves as one of our independent directors. Mr. Woszczalski has over 25 years of experience across the small-to-medium enterprise market, with a focus on structuring and implementing cash flow and financing solutions and advising on corporate restructuring. He has served as Executive Chairman of Dynamoney Limited since 2023 and previously served as Director and Co-Chief Executive Officer of Dynamoney from 2020 to 2023. Mr. Woszczalski currently serves as chief executive officer and a director of Hall Chadwick Acquisition Corp II, a Cayman Islands exempted company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Other than Mr. Woszczalski’s involvement in Hall Chadwick Acquisition Corp. II, Mr. Bono is not currently involved with any other special purpose acquisition company.

Matthew J. Hudson serves as one of our independent directors. Mr. Hudson has been involved in the resources industry for over 20 years and has held board positions in listed companies in Australia and Canada. He was a founding director of Sendero Resources and one of the founding stockholders of Sierra Madre Gold & Silver. Mr. Hudson is currently on the board of Portia Resources Pty Ltd, which owns and operates the Portia gold and copper mine in South Australia as well as the Paratoo copper and rare earths project. Prior to his involvement in the resources industry, Mr. Hudson worked in corporate finance with Credit Suisse and Arthur Andersen, and he holds a Bachelor of Commerce degree from the University of Melbourne. Mr. Hudson is not currently involved with any other special purpose acquisition company.

Stephanie Wen serves as one of our independent directors. Ms. Wen has over 15 years’ experience advising listed companies and multinational organizations on corporate governance, cross-border transactions and regulatory matters across Australia and the Asia-Pacific region. She most recently served as General Counsel and Company Secretary of ASX-listed Kingsgate Consolidated Limited from August 2023 to March 2026, where she advised on legal and governance matters relating to the company’s Australian listed parent and its mining operations in Thailand. From August 2018 to June 2019 and July 2019 to June 2023, Ms. Wen held senior legal roles with Cover-More Group and Swiss Re Group, respectively. Prior to that, Ms. Wen practiced corporate law in various legal roles across Australia and Asia. Ms. Wen previously served as a non-executive director of ASX-listed Quantum Health Group Limited from September 2021 to April 2022. She holds Bachelor of Laws and Bachelor of Commerce (Accounting) degrees from the University of New South Wales and a Master of International Affairs from Columbia University. Ms. Wen is not currently involved with any other special purpose acquisition company.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five (5) members. Prior to the closing of our initial business combination, only holders of our Class B Ordinary Shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend our constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of our Public Shares will not be entitled to vote on such matters during such time. These provisions of our Cayman Constitutional Documents relating to these rights of holders of HCAC Class B Ordinary Shares may be amended by a special resolution passed by the affirmative vote of the holders of at least two-thirds (66%) (or, where such amendment is proposed in respect of the consummation of our initial business combination, a majority) of the ordinary shares, who, being entitled to do so, vote in person or by proxy at a general meeting of the company. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one (1) year after our first fiscal year end following our listing on Nasdaq.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated memorandum and articles of association.

Director Independence

The rules of Nasdaq require that a majority of the HCAC Board be independent within one (1) year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). The HCAC Board has determined that Greg Woszczalski, Stephanie Wen and Matthew J. Hudson are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. HCAC’s independent directors have regularly scheduled meetings at which only independent directors are present.

Compensation of our Executive Officers and Directors

As we are a special purpose acquisition company, formed for the purpose of effecting a business combination, our primary objective with respect to executive and director compensation is to retain the executives and directors to help identify and close a business combination.

Commencing on the date that HCAC securities were first listed on Nasdaq through the earlier of consummation of HCAC’s initial business combination or our liquidation, HCAC has agreed to pay the Sponsor or an affiliate thereof $20,000 per month for office space, administrative services and secretarial support.

HCAC believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services.

The Sponsor has transferred an aggregate of 105,000 Founder Shares to certain directors and officers, consisting of 25,000 Founder Shares to Alex Bono, 15,000 Founder Shares to Peter Beckhouse, 15,000 Founder Shares to Aaron Dominish, 10,000 Founder Shares to Greg Woszczalski, 10,000 Founder Shares to Chris Dirckze, 10,000 Founder Shares to Craig Ransley, 10,000 Founder Shares to Matthew J. Hudson and 10,000 Founder Shares to Stephanie Wen. None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we agreed to pay an affiliate of our Sponsor a total of $20,000 per month for office space, administrative and support services. Our Sponsor, officers and directors, or any of their respective affiliates, are entitled to be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Directors and officers also may be reimbursed for reasonable out-of-pocket expenses incurred in connection with activities on HCAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates.

After the completion of our initial business combination, directors or members of our management team who remain with Domesticated HCAC may be paid consulting or management fees from Domesticated HCAC. We have not established any limit on the amount of such fees that may be paid by Domesticated HCAC to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of Domesticated HCAC following the Business Combination will be responsible for determining officer and director compensation.

We do not intend to take any action to ensure that members of our management team maintain their positions with Domesticated HCAC after the consummation of the Business Combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with Domesticated HCAC after the Business Combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the HCAC Board of Directors

The HCAC Board has established three standing committees: an audit committee, compensation committee and a nominating and corporate governance committee. Subject to phase-in rules, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below.

Audit Committee

HCAC has established an audit committee of the board of directors. Greg Woszczalski, Stephanie Wen and Matthew J. Hudson serve as the members of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three (3) members of the audit committee, all of whom must be independent. Greg Woszczalski, Stephanie Wen and Matthew J. Hudson are each independent.

Greg Woszczalski serves as the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Greg Woszczalski qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

HCAC adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	assisting board oversight of: (1) the integrity of HCAC’s financial statements; (2) compliance with legal and regulatory requirements; (3) HCAC’s independent auditor’s qualifications and independence; and (4) the performance of HCAC’s internal audit function and independent auditors;

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by HCAC;

●	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by HCAC, and establishing pre-approval policies and procedures;

●	reviewing and discussing with the independent auditors all relationships the auditors have with HCAC in order to evaluate their continued independence;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent auditors describing: (1) the independent auditor’s internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

●	meeting to review and discuss HCAC’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HCAC”;

●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent auditors, and legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The HCAC Board has established a compensation committee of the board of directors. The members of our compensation committee are Greg Woszczalski, and Matthew J. Hudson, and Matthew J. Hudson serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have a compensation committee of at least two members, all of whom must be independent. Greg Woszczalski and Matthew J. Hudson are each independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in HCAC’s annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the HCAC Board considers education, professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We filed a copy of our Code of Business Conduct and Ethics as Exhibit 14.1 to this Annual Report. You are able to review this document by accessing our public filings at the SEC’s website at www.sec.gov. Our stockholders are also able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us, or may be accessed on our Company website at https://www.hcacq.com. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of stockholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the stockholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by stockholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity, subject to their fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which (a) may be a corporate opportunity for any director or officer, on the one hand, and us, on the other or (b) the presentation of which would breach an existing legal obligation of a director or officer to any other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

In addition, our Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. As a result, our Sponsor, officers and directors could have conflicts of interest in determining whether to present business combination opportunities to us or to any other special purpose acquisition company with which they may become involved. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination target. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

Potential investors should also be aware of the following other potential conflicts of interest:

●	Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs;

●	Our Initial Shareholders purchased HCAC Class B Ordinary Shares prior to the IPO, and the Sponsor and the underwriters purchased Private Placement Units in a transaction that closed simultaneously with the closing of the IPO. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their HCAC Ordinary Shares in connection with the completion of our initial business combination. Additionally, our Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame, although they will be entitled to liquidating distributions from assets outside the Trust Account. If we do not complete our initial business combination within the prescribed time frame, the Private Placement Units may expire worthless.

●	Our Sponsor, directors and officers agreed not to transfer, assign or sell the Founder Shares and any HCAC Class A Ordinary Shares issuable upon conversion thereof until the earlier of (A) 180 days after the completion of a Business Combination or (B) the date following the completion of a Business Combination on which HCAC completes a liquidation, merger, share exchange or other similar transaction that results in all of HCAC’s stockholders having the right to exchange their ordinary shares for cash, securities or other property; provided that, if the closing price of the HCAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up. The Private Placement Units, including the Private Placement Shares, Private Placement Rights and shares issuable upon conversion of the Private Placement Rights, will not be transferable, assignable or saleable until 30 days after the completion of HCAC’s initial business combination. The Letter Agreement contains exceptions to these lock-up provisions, including transfers among the Sponsor and its affiliates, to HCAC’s executive officers or directors, or to certain affiliates, family members, trusts, charitable organizations, partners, stockholders, members, nominees or custodians, as well as certain transfers by operation of law, in connection with a Business Combination, to HCAC for cancellation, in liquidation or in other specified transactions, in each case subject to the applicable conditions in the Letter Agreement, including that specified permitted transferees agree in writing to be bound by the applicable transfer restrictions and other restrictions contained in the Letter Agreement. Because certain officers and directors will own ordinary shares or rights directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination; and

●	Certain of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

HCAC is not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors, non-managing investors, or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors, or non-managing investors. In the event we seek to complete our initial business combination with a company that is affiliated (as defined in our amended and restated memorandum and articles of association) with our Sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Prior to or in connection with the completion of our initial business combination, there may be payment by the company to our Sponsor, officers or directors, or our or their affiliates, of a finder’s fee, advisory fee, consulting fee or success fee for any services they render in order to effectuate the completion of our initial business combination, which, if made prior to the completion of our initial business combination, will be paid from funds held outside the Trust Account. HC Singapore is acting as exclusive corporate advisor, joint financial advisor and joint capital markets advisor to HCAC in connection with the Business Combination, and Cohen & Company Capital Markets, is acting as joint financial advisor, joint capital markets advisor and placement agent to HCAC. Cohen & Company Capital Markets was engaged to assist with:

●	Familiarizing itself with the business, operations and financial condition of HCAC and REEcycle;

●	Working with Client to determine outreach to investors and potential investors;

●	Evaluating current market conditions;

●	Evaluating comparable transactions or companies;

●	Providing capital markets advice to HCAC on the financial aspects and terms and conditions of the Transactions;

●	Organizing investor outreach and scheduling of investor meetings;

●	Secure non-redemption agreements and facilitate maximum participation in staying in HCAC’s trust account referred to in the prospectus for the benefit of the public stockholders of HCAC; and

●	Providing such other investment banking services as are customary for similar transactions and as may from time to time be agreed upon by Cohen & Company Capital Markets and HCAC in writing.

HCAC cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public stockholders for a vote, our Sponsor, officers and directors have agreed to vote their Class B Ordinary Shares and any shares purchased during or after the offering in favor of our initial business combination, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction. The non-managing investors are not required to (i) hold any units, Class A Ordinary Shares or Public Rights that they purchased in the Initial Public Offering or may purchase thereafter for any amount of time or (ii) refrain from exercising their right to redeem their Public Shares at the time of our initial business combination. The non-managing investors have the same rights to the funds held in the Trust Account with respect to the Class A Ordinary Shares comprising part of the public units they purchased in the Initial Public Offering as the rights afforded to our other public stockholders. However, the non-managing investors potentially have different interests than our other public stockholders in approving our initial business combination and otherwise exercising their rights as public stockholders because of their indirect ownership of Founder Shares through their non-managing sponsor membership interests.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Alex Bono	Clust AI	GPU Cloud Rental	Chief Executive Officer
	Hall Chadwick Acquisition Corp II		Chief Executive Officer and Director
Aaron Dominish	HC (NSW)	Accounting advisory services	Partner
	HCAC Chadwick Acquisition Corp II		Chief Financial Officer and Director
Peter Beckhouse	Cereus Consulting	Venture capital consulting	Founder and Director
	Hall Chadwick Acquisition Corp II		Chief Operating Officer
Greg Woszczalski	Dynamoney Ltd Hall Chadwick Acquisition Corp II	Finance	Interim Chief Executive Officer and Executive Chairman Director
Matthew J. Hudson	Paratoo Resources Portia Resources	Mineral Exploration Mineral Production	Director Director
Stephanie Wen	Kingsgate Consolidated Limited	Gold and Silver Mining Producer	General Counsel and Company Secretary

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide that our officers and directors will be indemnified by us to the fullest extent permitted by law, as it now exists or may in the future be amended, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

HCAC’s officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

HCAC’s indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

HCAC believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Trading Policies

HCAC has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and employees, which are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing standards (the “Insider Trading Policy”).

The foregoing description of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Insider Trading Policy, a copy of which is attached as Exhibit 19.1, to the HCAC Annual Report on Form 10-K for the fiscal year ended on December 31, 2025.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act, in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our executive officers. The SEC has also recently adopted rules that direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

The HCAC Board approved the adoption of the Policy Related to Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), in order to comply with the final clawback rules adopted by the SEC under Rule 10D-1 under the Exchange Act (the “Rule”), and the listing standards, as set forth in Rule 5608 of the Nasdaq Listing Rules (collectively, the “Final Clawback Rules”).

The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from our current and former executive officers as defined in the Rule (“Covered Officers”) in the event that we are required to prepare an accounting restatement, in accordance with the Final Clawback Rules. The recovery of such compensation applies regardless of whether a Covered Officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement. Under the Clawback Policy, our Board of Directors may recoup from the Covered Officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which we are required to prepare an accounting restatement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF HCAC

The following discussion and analysis of the financial condition and results of operations of Hall Chadwick Acquisition Corp. (for purposes of this section, “HCAC”, “we”, “us” and “our”) should be read in conjunction with the financial statements and related notes of HCAC included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.

Overview

We are a blank check company incorporated in the Cayman Islands on May 22, 2025, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Placement Units, our shares, debt or a combination of cash, shares and debt. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt. The public units sold in the Offering each consisted of one Class A ordinary share of the Company and one right to receive one tenth (1/10) of a Class A ordinary share. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Recent Developments

On September 30, 2026, HCAC entered into subscription agreements with certain entities, each controlled and/or managed by one of Michael McMullen, a director of the Company, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional upon the Closing of the Business Combination (the “PIPE Investment”). The proceeds from the PIPE Investment are payable to HCAC at the Closing.

On May 31, 2026, HCAC entered into a Business Combination Agreement by and among HCAC, REEcycle, and Merger Sub, pursuant to which, among other things and subject to the terms and conditions contained therein, Merger Sub will merge with and into REEcycle (the “Merger”), with REEcycle continuing as the surviving entity (the “Surviving Company”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” The combined company’s business will continue to operate through REEcycle.

The Business Combination Agreement and the Business Combination were unanimously approved by the HCAC Board and the REEcycle Board.

The Business Combination is expected to close in the fourth quarter of calendar 2026, subject to the receipt of the required approvals by Company’s stockholders and the fulfilment of other customary closing conditions.

In connection with the Domestication, the existing governing documents of HCAC will be amended and restated and become the Proposed Domestication Organizational Documents (as defined below) of Domesticated HCAC as described in this proxy statement/prospectus. Upon the effectiveness of the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of HCAC (each an “HCAC Class A Ordinary Share”) (other than any HCAC Class A Ordinary Share included in the units of HCAC sold in the initial public offering, consisting of one (1) HCAC Class A Ordinary Share and one (1) right to receive one tenth (1/10) of a HCAC Class A Ordinary Share (such units, the “HCAC Units”)), will convert automatically, on a one-for-one basis, into one (1) share of common stock, par value $0.0001 per share, of Domesticated HCAC (each a “Domesticated HCAC Common Stock”), (ii) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share, par value $0.0001 per share, of HCAC (each, a “HCAC Class B Ordinary Share” and together with HCAC Class A Ordinary Shares, the “HCAC Ordinary Shares”) will convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share, and each such HCAC Class A Ordinary Share will then convert automatically, on a one-for-one basis, into one (1) share of Domesticated HCAC Common Stock in connection with the Domestication. (iii) each then issued and outstanding HCAC Right, other than any HCAC Right included in a HCAC Unit, shall convert automatically, on a one-for-one basis, into a right to acquire one-tenth (1/10) of one share of Domesticated HCAC Common Stock (each, a “Domesticated HCAC Right”), pursuant to the Rights Agreement, and (iv) to the extent not separated before the Domestication, each then issued and outstanding HCAC Unit shall convert automatically, on a one-for-one basis, into a unit of Domesticated HCAC representing one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right (each, a “Domesticated HCAC Unit”).

Following the Domestication, at the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of any party or any holder of securities, Merger Sub will merge with and into REEcycle, with REEcycle surviving the Merger (REEcycle, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Company”) as a wholly owned subsidiary of Domesticated HCAC. Following the Domestication, on the Closing Date and at the Effective Time, (i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled (the “Unit Split”) and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, and (ii) each then issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, shall automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. Any fractional shares of Domesticated HCAC Common Stock will be rounded down to the nearest whole number.

Subject to, and in accordance with the terms and conditions of the Business Combination Agreement, immediately prior to or at the Effective Time:

(a)	each issued and outstanding share of common stock of REEcycle (the “REEcycle Common Stock”), except for (a) shares held by HCAC or Merger Sub (or any subsidiaries of HCAC), (b) shares held by REEcycle as treasury stock, if any (each share covered in subclause (a) and (b), an “Excluded Share”), and (c) shares held by stockholders who have properly exercised and not withdrawn appraisal rights under Delaware law (the “Dissenting Shares”), will be cancelled and converted into the right to receive the Per Share Merger Consideration (as defined below), plus the Per Share Earnout Consideration (as defined below), as set forth in the Business Combination Agreement;

(b)	each Excluded Share shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)	each option to purchase shares of REEcycle Common Stock (each, a “REEcycle Option”) that is outstanding immediately prior to the Effective Time will automatically (x) cease to represent an option to purchase or acquire shares of REEcycle Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the REEcycle EIP or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, into an option to acquire that number of Domesticated HCAC Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of REEcycle Common Stock subject to such REEcycle Option and (B) the Exchange Ratio, at an exercise price per share of Domesticated HCAC Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of REEcycle Common Stock of such REEcycle Option by (2) the Exchange Ratio; and

(d)	HCAC will redeem the public shares properly tendered for redemption in connection with the Business Combination pursuant to the applicable provisions of the certificate of incorporation of Domesticated HCAC (the “Domesticated HCAC Charter”) and Cayman Constitutional Documents (the “Redemption”).

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for the Offering and to identify a target business for the business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities raised during the Offering. We expect to continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from May 22, 2025 (inception) through December 31, 2025, we had net income of $652,922, which consisted of interest earned on marketable securities held in Trust Account of $786,276, offset by formational, general and operational costs of $133,353.

For the three months ended June 30, 2026, we had net income of $1,374,238, which consists of interest and dividend income earned on cash and investments held in the Trust Account of $1,857,285, interest and dividend and interest earned on investments held outside the Trust Account of $2,519, offset by formation, general and administrative costs of $485,567.

Net income for the three months ended June 30, 2026 decreased by $278,041 compared to net income of $1,652,279 for the three months ended March 31, 2026. The decrease was primarily due to an increase in formation, general and administrative costs from $183,126 to $485,567, which reflects increased legal, audit and other professional fees incurred in connection with the Business Combination and the preparation of this proxy statement/prospectus, partially offset by an increase in interest and dividend income earned on investments held in the Trust Account from $1,835,205 to $1,857,285.

For the six months ended June 30, 2026, we had net income of $3,026,517, which consists of interest and dividend income earned on investments held in the Trust Account of $3,692,490 and dividend and interest earned on investments held outside the Trust Account of $2,720, offset by formation, general and administrative costs of $668,693. For the period from May 22, 2025 (inception) through June 30, 2025, we had net loss of $20,313, consisting of formation and operating costs of $20,313. The net income for the six months ended June 30, 2026 was primarily due to income earned on the Trust Account, which was established upon consummation of the IPO in November 2025, and higher operating costs associated with being a public company and pursuing the Business Combination.

For the period from May 22, 2025 (inception) through June 30, 2026, we had net income of $3,679,439, which consists of interest earned on cash and investments held in the Trust Account of $4,478,766 and dividend and interest earned on investments held outside the Trust Account of $2,720, offset by formation, general and administrative costs of $802,047.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Known Trends and Uncertainties

We expect that the following known trends and uncertainties are reasonably likely to affect our liquidity and results of operations: (i) the level of redemptions of public shares in connection with the extraordinary general meeting to approve the Business Combination, which will reduce the funds in the Trust Account available to the combined company and may affect satisfaction of the minimum cash condition under the Business Combination Agreement; (ii) our deadline to complete an initial business combination of November 24, 2027 (or such later date as approved by HCAC shareholders), after which we would be required to redeem the public shares if a business combination has not been completed; (iii) changes in short-term U.S. interest rates, which directly affect the income earned on the money market funds held in the Trust Account and therefore our net income; and (iv) the continued incurrence of transaction expenses in connection with the Business Combination, which we expect to exceed the funds held outside the Trust Account.

Liquidity and Capital Resources

HCAC’s liquidity needs have been satisfied to date through: (1) the receipt of $25,000 from the sale of the founder shares, (2) the net proceeds of $207,000,000 from the sale of the public units in the Offering, after deducting net offering expenses of approximately $13,598,144, which includes an underwriting discount of $4,140,000, and deferred consideration to the underwriters of $8,280,000, (3) the sale of 380,000 Private Placement Units to our Sponsor for a purchase price of $3,800,000, and (4) the sale of the private placement shares to non-managing investors for a purchase price of $3,050,000. These transactions resulted in total proceeds of $213,140,000, of which $207,000,000 was paid to the Trust Account and $676,330 to the operating accounts (after costs). As of June 30, 2026, the Trust Account had accrued $4,478,766 in interest and dividend income, resulting in a closing balance of $211,478,766.

As of June 30, 2026, we held cash and marketable securities in the amount of $211,478,766 in the Trust Account. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations.

As of December 31, 2025, we had marketable securities held in the Trust Account of $207,786,276. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our Business Combination. We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Since December 31, 2025, the balance held in the Trust Account increased by $3,692,490, from $207,786,276 to $211,478,766 as of June 30, 2026, due to interest and dividend income earned on the money market funds held in the Trust Account. As of June 30, 2026, we had cash held outside the Trust Account of $35,741 and a working capital of $19,862, compared to cash of $631,366 and working capital of $651,127 as of December 31, 2025.

For the period from May 22, 2025 (inception) through December 31, 2025, cash used in operating activities was $195,177, resulting from net income of $652,922, as adjusted for interest earned on marketable securities held in the Trust Account of $786,276 and changes in operating assets and liabilities of $61,824.

For the period from May 22, 2025 (inception) through June 30, 2026, cash used in operating activities was $790,802. Net income of $3,679,439 was affected by interest and dividend income earned on cash and investments held in the Trust Account of $4,478,766, dividend and interest earned on investments held outside the Trust Account of $2,720, payment of general and administrative costs of $781,734, and formation costs paid by the Sponsor in exchange for the issuance of Class B ordinary shares of $20,313.

As of June 30, 2026, we had cash and investments held in the Trust Account of $211,478,766 (including approximately $4,477,429 of dividend income and $1,337 of interest earnings, totaling $4,478,766) consisting of cash and treasury bills. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2026, we had cash of $35,741. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Placement Units. As of June 30, 2026, there were no working capital loans.

In connection with HCAC’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of June 30, 2026, HCAC may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. HCAC’s officers, directors and Sponsor may, but are not obligated to, loan HCAC funds to meet its working capital needs, and HCAC may not be able to obtain additional financing. HCAC’s liquidity condition raises substantial doubt about HCAC’s ability to continue as a going concern for a period of time within one year after the date that its condensed financial statements are issued. Management plans to address this uncertainty through a business combination; however, there can be no assurance that HCAC will be able to consummate any business combination by the end of the completion window.

Over the next twelve months, we expect our principal cash requirements to consist of legal, accounting, due diligence and other transaction expenses in connection with the Business Combination, and the costs of being a public company. As of June 30, 2026, we had $35,741 of cash held outside the Trust Account, which is not sufficient to fund these requirements. We expect to fund these requirements through working capital loans from our Sponsor or its affiliates of up to $2,500,000, of which there was no amount outstanding as of June 30, 2026, and the funds held outside the Trust Account. Beyond the next twelve months, our cash requirements consist primarily of the deferred underwriting fee of $8,280,000, which is payable from the Trust Account only upon consummation of an initial business combination, and any working capital loans, which are repayable upon consummation of an initial business combination or, at the lender’s option, convertible into units at $10.00 per unit.

HCAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us, if any), to acquire a target business or businesses and to pay our expenses relating thereto. We expect the interest earned on the amount in the Trust Account will be sufficient to pay any income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue HCAC’s growth strategies.

To the extent that our ordinary shares are used in whole or in part as consideration to affect our initial business combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products.

Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

Off-Balance Sheet Financing Arrangements

As of June 30, 2026, we have not entered into any off-balance sheet financing arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of June 30, 2026, HCAC does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $20,000 for office space, administrative services and secretarial support. In addition, the underwriters are entitled to a deferred underwriting discount of $0.40 per unit, or approximately $8.28 million in the aggregate, payable upon the closing of the initial business combination based on the funds remaining in the Trust Account after giving effect to redemptions.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. HCAC’s only significant accounting estimate was the fair value of the Public Rights at the date of the IPO, which was determined using a Binomial/Lattice valuation model and the significant assumptions set out in the table below. As of June 30, 2026, HCAC had not identified any other critical accounting estimates.

November 24, 2025
Traded unit price	$10.02
Expected term to De-SPAC (Years)	2.00
Probability of De-SPAC and instrument-specific market adjustment	17.0%
Risk-free rate (continuous)	3.46%

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. HCAC has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, HCAC, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Income (Loss) Per Ordinary Share

HCAC complies with accounting and disclosure requirements of Accounting Standards Codification (“ASC”) Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The weighted-average ordinary shares are reduced for the effect of the Class B ordinary shares that are subject to forfeiture. HCAC’s consolidated statements of operations and comprehensive income (loss) include a presentation of net income (loss) per share subject to redemption in a manner similar to the two-class method of net income (loss) per share. With respect to the accretion of the Class A ordinary shares subject to possible redemption and consistent with ASC 480-10-S99-3A, HCAC treated accretion in the same manner as a dividend paid to the stockholders in the calculation of the net income per ordinary share. HCAC’s public warrants and private placement warrants could, potentially, be exercised or converted into Class A ordinary shares and then share in the earnings of HCAC. However, these warrants were excluded when calculating diluted income per share as the contingencies associated with the warrants had not been satisfied as of the end of the reporting period presented. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented.

Ordinary Shares subject to possible redemption

Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as stockholders’ equity. Our Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events.

INFORMATION ABOUT REECYCLE HOLDINGS, INC

Unless the context otherwise requires, references in this section to “REEcycle,” the “Company,” “we,” “us,” “our,” and similar terms refer to REEcycle Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination and to the combined company and its subsidiaries following the consummation of the Business Combination. Unless otherwise indicated, certain information in this section regarding rare earth market size, demand growth, pricing, supply-chain concentration and competitive positioning is derived from third-party sources, industry reports and Company estimates. Such market and industry data involves assumptions and limitations, and there can be no assurance as to its accuracy or completeness.

Business Overview

REEcycle Holdings, Inc. (REEcycle) is a rare earth elements (“REEs”) technology company focused on the recovery of REEs from end-of-life permanent magnets. REEcycle is the exclusive licensee of patented rights defining systems and processes for the extraction and recovery of rare earth elements from permanent magnets to produce a mixed rare earth oxide (MREO) for use by downstream processors in the manufacture of new permanent magnets and other industrial applications. These permanent magnets are used in a range of applications, including defense applications, hard disk drives (HDDs) found in desktop computers, laptops, and large server storage systems such as data centers, electric vehicle drive motors and regenerative braking systems, wind turbine generators, magnetic resonance imaging (MRI) machines, power tools, and other advanced technologies. REEcycle has also developed proprietary technology and equipment for the efficient separation of permanent magnets from HDDs.

Against a backdrop of increasing geopolitical concern over REE supply chain concentration and security, including China’s implementation of export controls on heavy rare earth elements, REEcycle believes domestic U.S. recycling represents a strategically important and commercially viable alternative source of supply for REEs. REEcycle seeks to support the development of a domestic rare earth supply chain by establishing U.S.-based recycling capabilities that recover critical minerals from end-of-life products and return them to productive use. Management believes that increasing domestic recycling and processing capacity will help reduce reliance on imported rare earth materials while contributing to a more resilient and sustainable circular supply chain for permanent magnet materials.

REEcycle is completing the operational readiness and launch of its large-scale demonstration processing facility located at its Duncan, Oklahoma headquarters. Primary tenant improvements at the Duncan facility are complete. The facility was cold commissioned at the end of September 2026, with the electrical systems, boiler and the sieve, kiln, repulp and acid dosing circuits now operational. REEcycle is performing full circuit testing, running non-production batches through components to evaluate equipment performance, and completing control systems automation in early fourth quarter 2026. Production, also referred to as commissioning, is expected to be completed in the fourth calendar quarter of 2026. This includes the introduction of REE feedstock and the production of MREO. At full operations, this demonstration facility is expected to be capable of producing up to 12 tonnes per annum of MREO, a capacity that we expect to be reached over an estimated six-to-nine-month ramp-up period. The demonstration facility is a precursor to a yet-to-be commissioned commercial facility expected to launch in calendar year 2027.

REEcycle’s licensed patented technology was invented at the University of Houston and is designed to recover REEs from end-of-life permanent magnets, with particular emphasis on neodymium (“Nd”), praseodymium (“Pr”), dysprosium (“Dy”) and terbium (“Tb”), which are among the principal rare earth elements used in high-performance permanent magnets. This process is designed to operate at relatively low temperatures and pressures and incorporates recycling of processing water. Compared to conventional rare earth mining and primary processing, management believes the process reduces energy consumption, minimizes hazardous waste generation and eliminates mine tailings and other byproducts associated with primary rare earth extraction.

REEcycle sources end-of-life magnets, collectively referred to as feedstock, from a variety of sources ranging from direct sourcing from operators who are decommissioning equipment and machinery, to purchasing from scrap and salvage operators.

REEcycle’s primary product is a high purity MREO, containing primarily neodymium and praseodymium, together with smaller quantities of dysprosium and terbium. REEcycle’s offtake strategy includes sale of the MREO product to downstream rare earth separation and metallization companies that produce materials used in the manufacture of new permanent magnets. Management believes there is strong market interest in non-China MREO supply which may allow downstream separators to charge a premium to its customers compared to ex-China pricing. Management also believes there is a tolling market consisting of third party refiners that could supply feedstock to REEcycle and receive the resulting MREO product.

In 2025, REEcycle received an award under the Defense Production Act Title III program from the U.S. Department of War to support the development and scale-up of its rare earth recycling technology (the “Technology Investment Agreement”). REEcycle is eligible to receive up to approximately $5.1 million in reimbursement for dollar-for-dollar matched eligible expenses under this award and has received approximately $731,341 and $529,929 as of March 31, 2026 and December 31, 2025, respectively.

Our Technologies and Intellectual Property

REEcycle is the exclusive licensee of patented hydrometallurgical systems and processes designed to recover rare earth elements from end-of-life permanent magnets. This technology is intended to provide an alternative source of rare earth materials by recovering valuable elements from existing products rather than through primary mining and mineral processing.

The technology was developed by researchers at the University of Houston and patented in the U.S. through Patent No. 10,196,709, “Systems for Recovering Rare Earth Elements,” issued February 5, 2019 and expiring November 20, 2034, and Patent No. 10,577,677, “An Improved Process for the Recovery of Rare Earth Metals from Permanent Magnets,” issued March 3, 2020 and expiring July 11, 2036. The University of Houston exclusively licensed these patent rights to REEcycle in December 2021 pursuant to a royalty-bearing license agreement that runs through the end of the patent exclusivity period. Under this agreement, REEcycle paid upfront cash license fees and pays certain patent maintenance fees to the University of Houston on an ongoing basis. Once production operations have begun, REEcycle will pay the University of Houston a 3.5% license fee calculated on net sales (less magnet acquisition costs). To remain in good standing under the license agreement, REEcycle must meet the following milestones:

●	By September 30, 2026: Operationalize the demonstration facility (achieved; REEcycle confirmed the operationalization of the demonstration facility to the University of Houston);

●	By December 31, 2026: Completion of feasibility study of (1) the scalability of REE refinement processes and (2) financial and operational requirements thereof; and

●	By June 30, 2028: Permanent facility construction and commercial production of a minimum of 50 MT of MREO per year to commence within 18-months of completion of the feasibility study.

Chuck McConnell, the Executive Director of the Center for Carbon Management in Energy (CCME) at the University of Houston, is a non-executive director of REEcycle.

REEcycle’s MREO production process utilizes a series of chemical reactions that selectively dissolve and recover rare earth elements from permanent magnets while separating iron, boron and other materials. The process is designed to operate at relatively low temperatures (below 100°C) and low pressure and incorporates recycling of process water throughout the hydrometallurgical process. Management believes these operating characteristics reduce energy requirements and waste generation relative to conventional primary rare earth production.

REEcycle’s proprietary process is designed to recover up to 15 of the 17 recognized rare earth elements, with a particular focus on neodymium, praseodymium, dysprosium and terbium, which are among the principal REEs used in high-performance permanent magnets. The resulting product is a MREO intended for further separation and metallization by downstream processors for use in the manufacture of new permanent magnets.

REEcycle believes this technology is differentiated by its ability to recover rare earth elements directly from end-of-life magnets using a modular processing platform. The modular design is intended to facilitate incremental expansion of processing capacity through the addition of standardized processing units rather than construction of large-scale mining and refining operations.

In addition to its core recycling technology, REEcycle has developed proprietary feedstock recovery equipment, including its Drive Disassembly Machine (“DDM”), which is designed to automate the efficient extraction of permanent magnets from end-of-life HDDs. A prototype DDM machine completed trial operations at a large data center operator’s facility in late 2025. Management believes the DDM has the potential to improve the efficiency of feedstock collection while expanding access to recyclable magnet materials. At the time of filing, REEcycle has not entered into contracts for the commercialization of the DDM.

Recycling Process and Products

REEcycle’s recycling process is designed to recover rare earth elements from end-of-life permanent magnets through a series of mechanical and chemical processing steps. The process begins with the collection of end-of-life magnets from a variety of feedstock sources and concludes with the production of a MREO for sale to downstream processors.

The flow-chart below shows the basic steps in REEcycle’s patented process:

1
Magnet coating removed and particles sized by hydrogen decrepitation
2
Resized material processed in proprietary solvent
3
REE oxides separated from iron and boron during processing
4
Centrifugal extraction of REE oxides and filtration of iron and boron
5
Water containing iron and boron cleaned and reused
5
Final oxide packaged and shipped to offtake partners
REE

Feedstock Collection

REEcycle sources end-of-life NdFeB permanent magnets from recyclers, industrial companies and other suppliers of magnet-containing equipment. Principal feedstock sources include defense applications, HDDs found in desktop computers, laptops, and large server storage systems such as data centers, electric vehicle drive motors and regenerative braking systems, wind turbine generators, MRI machines, power tools, and other advanced technologies.

Mechanical Preparation

Recovered magnets are mechanically processed, to prepare the material for chemical recovery. This preparation generally includes removal of surface coatings and reduction of the magnets into a size suitable for subsequent processing.

Hydrometallurgical Recovery

Prepared magnet material is processed using REEcycle’s patented processes. Through a series of controlled chemical reactions, rare earth elements are selectively dissolved and recovered while iron, boron and other materials are separated from the process stream and may then be recycled.

Product Recovery

Following chemical processing, the recovered rare earth materials are filtered, processed and converted into a MREO. Process water may be reused in the system a limited number of times before being routed for treatment and/or disposal.

Products

REEcycle’s principal product is a high grade MREO consisting primarily of neodymium and praseodymium together with smaller quantities of dysprosium and terbium. REEcycle then sells its MREO product to downstream rare earth separation and metallization companies, which process the MREO into individual rare earth oxides, metals and alloys used in the manufacture of new NdFeB permanent magnets.

REEcycle has conducted multiple independent laboratory tests of its MREO product to evaluate composition and purity for downstream processing applications. These have also been peer reviewed by key downstream separators.

Company Overview

REEcycle Holdings, Inc. is a Delaware corporation incorporated in August 2022. REEcycle Holdings, Inc.’s wholly owned subsidiary, Rare Resource Recycling, Inc. (“RRR”), is a Texas corporation incorporated in 2014. We refer to REEcycle Holdings, Inc. and Rare Resource Recycling, Inc. together as “REEcycle”. REEcycle was formed to commercialize proprietary technology developed through research conducted at the University of Houston relating to the recovery of rare earth elements from end-of-life permanent magnets.

As the research program progressed, the research team developed a proprietary chemical process designed to recover rare earth elements from end-of-life permanent magnets under relatively low-temperature operating conditions. The technology was subsequently protected through a series of U.S. utility patents granted to the University of Houston in 2019 and 2020. REEcycle exclusively licenses these patents from the University of Houston as the foundation of its technology platform. In 2022, REEcycle established a pilot facility to evaluate the performance of its recycling process under larger-scale operating conditions and to support continued process optimization.

To support the timely scale up of the demonstration plant and future commercialization activities, REEcycle relocated its operations to Duncan, Oklahoma in May 2026, where it is commissioning its large-scale demonstration facility. The demonstration facility is intended to validate REEcycle’s process at intermediate scale and provide operational data to support the design of its first commercial recycling facility. As of the date of this proxy statement/prospectus, REEcycle expects to complete commissioning of the demonstration facility during the third quarter of 2026, subject to completion of installation, testing and related activities.

Timeline of Key Events in Corporate History

The following is a timeline of key events in REEcycle’s corporate history:

●	4/2014: RRR, a Texas corporation, incorporated.

●	4/2017: RRR receives a $100,000 award through the U.S. Department of Energy National Clean Energy Business Plan Competition.

●	8/2021: REEgenerate Pty Ltd formed under the laws of Western Australia.

●	3/2022: The stockholders of RRR entered into a Stock Purchase Agreement with REEgenerate pursuant to which they sold all outstanding shares of RRR to REEgenerate. This agreement includes future performance-based payments totaling $1.0 million which have not yet been realized.

●	8/2022: REEcycle Holdings, Inc., a Delaware corporation, incorporated.

●	8/2022: REEcycle enters into a Subscription and Contribution Agreement resulting in all outstanding shares of REEgenerate being contributed to REEcycle in exchange for the issuance of REEcycle common stock and REEgenerate becoming a wholly owned subsidiary of REEcycle.

●	5/2024: REEgenerate distributed all RRR common stock to REEcycle, resulting in RRR being a wholly owned subsidiary of REEcycle.

●	1/2025: REEcycle entered into a Technology Investment Agreement with the U.S. Department of War pursuant to which REEcycle is eligible to receive up to $5,122,607 in reimbursements for eligible expenses.

●	5/2026: REEcycle entered into the Business Combination Agreement with HCAC.

Feedstock Sourcing and Commercial Strategy

Feedstock Sourcing and Supply Network

REEcycle has developed a feedstock sourcing strategy focused on securing end-of-life permanent magnets from multiple industrial and commercial sources. Principal feedstock sources include defense applications, HDDs found in desktop computers, laptops, and large server storage systems such as data centers, electric vehicle drive motors and regenerative braking systems, wind turbine generators, MRI machines, power tools, and other advanced technologies.

Management believes that the U.S. generates an annual supply of end-of-life magnets from these and related sources that is sufficient to supply REEcycle’s planned large-scale demonstration and commercial facility operations. REEcycle believes these materials represent a growing domestic supply of recyclable rare earth element-bearing feedstock; however, there can be no assurance that REEcycle will be able to secure access to such materials on commercially acceptable terms or at all.

REEcycle’s feedstock strategy is based on a distributed sourcing model designed to diversify supply across multiple channels, including industrial partners, recyclers and direct equipment operators.

Drive Disassembly Machine (DDM)

REEcycle has developed proprietary feedstock recovery equipment known as the Drive Disassembly Machine, which is designed to automate the efficient extraction of NdFeB magnets from end-of-life hard disk drives, with limited manual intervention. Each DDM unit is designed to process a high volume of hard disk drives per month and recover magnet material for downstream processing.

The DDM system is intended to enhance feedstock collection efficiency and provide a scalable mechanism for accessing hard disk drive-derived magnet supply. REEcycle has completed pilot testing of the DDM system with a large data center operator and is evaluating additional potential commercial deployments. The DDM can be deployed either at a REEcycle facility with HDDs shipped in, or externally at other customers’ facilities to allow seamless processing of the HDDs.

Feedstock Inventory

REEcycle has accumulated a stockpile of end-of-life magnet feedstock intended to support initial production activities upon commissioning of its demonstration facility. This inventory is expected to provide near-term operational flexibility and reduce early-stage feedstock supply risk; however, there can be no assurance that such inventory will be sufficient to meet future production requirements.

Commercial Strategy and Offtake

REEcycle is currently in the pre-commercial stage and does not generate material revenue from product sales. REEcycle intends to sell its MREO to downstream rare earth separation and metallization companies that produce individual rare earth oxides, metals and alloys used in the manufacture of permanent magnets. Management believes there is strong market interest in non-China MREO supply which may be rewarded through premium pricing compared to ex-China pricing. Management also believes there is a tolling market consisting of third-party refineries that could supply feedstock to REEcycle and receive the MREO product.

REEcycle has engaged in discussions with potential industry participants regarding future offtake arrangements for its MREO product but has strategically not entered into offtake contracts. REEcycle believes that separator offtake margins will compress as the market matures, particularly if high purity U.S. market MREO production remains constrained, benefiting REEcycle in lower implied discounts to market prices. This has been evident in quoted market discounts over the past 12 months. REEcycle believes this trend will continue, benefitting its top-line revenue. Offtake discussions remain preliminary, and there can be no assurance that REEcycle will enter into definitive agreements on commercially acceptable terms, or at all.

REEcycle’s commercial strategy is focused on validating its technology through demonstration-scale operations prior to constructing and operating its first commercial-scale facility. Following successful demonstration of its process, REEcycle intends to pursue additional commercial facilities, subject to financing, permitting and market conditions.

Industry Overview

Rare Earth Elements and Applications

REEs are a group of 17 chemical elements that are critical inputs in a range of advanced technologies, including permanent magnets, electric vehicle motors, wind turbine generators, defense systems, medical imaging equipment and various consumer electronics.

Neodymium, praseodymium, dysprosium and terbium are among the most commercially significant rare earth elements used in the production of high-performance neodymium-iron-boron (“NdFeB”) permanent magnets. These magnets are valued for their strength, efficiency and thermal stability and are widely used in applications where compact, high-performance motors and generators are required.

Rare Earth Supply Chain

The global rare earth supply chain consists of several stages, including mining, chemical processing, separation, metal production and magnet manufacturing. Most of the global rare earth production is currently concentrated in a limited number of jurisdictions, with China representing a dominant share of production, refining and separation capacity.

As a result of this concentration, downstream manufacturers outside of China often rely on imported separated rare earth materials and magnet components. This supply chain structure has been identified by various governments and industry participants as a potential source of supply risk for critical manufacturing sectors.

Recycling and Secondary Supply

Recycling of rare earth elements from end-of-life products remains limited relative to primary production. REEcycle estimates that a small percentage of global rare earth supply is currently derived from recycled sources. Management believes that this reflects both technical and economic challenges associated with recovering rare earth elements from complex products and end-of-life waste streams.

End-of-life magnets contained in products such as electric vehicle motors, wind turbines, HDDs and industrial equipment represent a potential secondary source of rare earth supply. However, the efficient recovery of rare earth elements from these materials typically requires specialized processing technologies and infrastructure.

Market Drivers

Demand for rare earth elements is primarily driven by growth in electrification, renewable energy infrastructure and advanced defense and industrial applications. Increasing adoption of electric vehicles and expansion of wind energy capacity are expected to contribute to long-term demand for permanent magnets and associated rare earth inputs.

In addition, defense and aerospace applications continue to require high-performance magnetic materials for use in precision systems, radar and guidance technologies.

Market Pricing

The REE market is dominated by China, in particular the downstream processing of rare earths and resulting production of magnets. China has at times limited or banned the export of certain rare earths or equipment used to recover rare earths, particularly those with defense or strategic applications. This has led to a two-tiered pricing structure, with an ex-China price and a rest-of-the-world price for some rare earths, in particular Dy and Tb. As of the date of this proxy statement/prospectus, rest-of-the-world price for Dy and Tb is estimated at 300%-400% higher than the ex-China price.

Policy and Strategic Considerations

Rare earth elements have been designated as critical minerals by various governments, including the U.S., due to their importance in industrial supply chains and national security applications.

In response to supply chain concentration risks, governments have introduced a range of policy initiatives intended to support the development of domestic critical mineral supply chains, including funding programs, tax incentives and other forms of industrial policy support. These initiatives include programs administered under the Inflation Reduction Act, the CHIPS and Science Act and U.S. Department of War funding mechanisms.

Management believes that these policy initiatives reflect a broader strategic focus on improving supply chain resilience for critical materials, including rare earth elements.

Industry Structure and Participants

The rare earth industry includes a range of participants across the value chain, including primary miners, chemical processors, separation facilities, magnet manufacturers and recycling companies.

Primary production is generally concentrated among a limited number of large-scale mining and processing operators. Recycling and secondary supply solutions remain at an earlier stage of development, with multiple companies pursuing different technological approaches to recovering rare earth elements from end-of-life products and industrial waste streams.

REEcycle believes that continued growth in demand for rare earth-dependent technologies, combined with increasing focus on supply chain diversification and the long lead-time to ramp up primary production sources, may support the development of additional recycling and secondary supply capacity over time.

Competition

The rare earth industry is highly competitive and includes participants across multiple segments of the value chain, including primary mining companies, chemical processors, separation facilities, magnet manufacturers and recycling and secondary supply companies.

Primary Producers and Integrated Operators

Primary rare earth supply is generally derived from mining operations that extract rare earth-bearing ores and process them through chemical separation and refining steps to produce individual rare earth oxides, metals and alloys. These materials are then used in downstream manufacturing of permanent magnets and other advanced materials.

Several large-scale operators are active in mining, processing and separation activities globally, and benefit from established production infrastructure, scale efficiencies and long operating histories.

Midstream Processors and Separators

Midstream participants focus on chemical processing and separation of rare earth concentrates into individual rare earth oxides or metals. These companies play a key role in converting mined or pre-processed feedstock into forms suitable for downstream manufacturing.

This segment of the industry requires specialized technical capabilities, including solvent extraction and related chemical separation processes.

Magnet Manufacturers

Magnet manufacturers produce NdFeB permanent magnets used in a wide range of applications, including electric vehicles, wind turbine generators, industrial motors, consumer electronics and defense systems. These companies source rare earth oxides and metals from upstream suppliers and convert them into finished magnet products.

Recycling and Secondary Supply Companies

Several companies are developing technologies and processes aimed at recovering rare earth elements from end-of-life products, industrial waste streams and manufacturing byproducts. These approaches include magnet-to-oxide recycling, magnet-to-magnet recycling and broader electronic waste processing solutions.

The recycling segment of the industry remains at an earlier stage of commercialization relative to primary production and established midstream processing and includes companies pursuing a range of different technological approaches and feedstock strategies.

Competitive Positioning

REEcycle participates in the recycling and secondary supply segment of the rare earth industry. REEcycle’s approach is focused on recovering rare earth elements from end-of-life NdFeB permanent magnets and producing a MREO for sale to downstream processors.

Management believes that REEcycle’s competitive position is supported by its proprietary hydrometallurgical process, modular plant design and integrated feedstock sourcing strategy, including its DDM technology. These elements are intended to support the efficient and scalable deployment of recycling capacity across diversified end-of-life magnet feedstock.

REEcycle expects to compete based on a combination of factors, including process efficiency, feedstock access, product quality, operating costs and ability to scale production capacity on a capital effective basis versus primary production. However, there can be no assurance that REEcycle will be able to successfully compete with existing or future industry participants, many of which may have greater financial, technical, operational or commercial resources.

Competitive Strengths and Growth Strategy

Competitive Strengths

REEcycle believes its business is supported by several key strategic attributes that may facilitate the development and commercialization of its rare earth recycling platform.

Domestic, Circular Supply Chain Model
REEcycle is developing a U.S.-based rare earth recycling platform that is intended to recover critical materials from end-of-life products, process those materials domestically, and supply MREO to downstream processors. REEcycle believes this model may support broader efforts to enhance domestic supply chain resilience for critical minerals; however, there can be no assurance that such objectives will be achieved.

Modular Processing Platform
REEcycle’s hydrometallurgical processing technology is designed to be deployed in a modular format, utilizing standardized processing units that may allow incremental expansion of production capacity. This approach is intended to reduce reliance on large-scale, capital-intensive mining and refining infrastructure. Actual scalability will depend on technical, operational, permitting and financing factors.

Feedstock Access and Recovery Capabilities
REEcycle has developed a diversified feedstock sourcing strategy focused on end-of-life NdFeB permanent magnets from multiple industrial and commercial sources. This strategy includes proprietary feedstock recovery technology, including the DDM. There can be no assurance that REEcycle will be able to secure sufficient feedstock volumes on commercially acceptable terms.

Proprietary Technology Platform
REEcycle’s hydrometallurgical process is based on exclusively licensed intellectual property and internal process development. The technology is designed to recover rare earth elements from end-of-life magnets through a series of chemical processing steps that separate rare earth elements from iron, boron and other materials. REEcycle believes its technology platform may provide a foundation for scalable recycling operations, although performance at commercial scale remains subject to validation.

Government Funding and Policy Support Environment
REEcycle is eligible to receive up to approximately $5.1 million in reimbursement for eligible expenses pursuant to an award under the Defense Production Act Title III program. REEcycle has received approximately $731,341 and $529,929 as of March 31, 2026 and December 31, 2025, respectively. This award supports technology development and scale-up. REEcycle operates within a broader policy environment in the U.S. that includes programs intended to support domestic critical mineral supply chains. There can be no assurance that additional funding or policy support will be available in the future.

Growth Strategy

REEcycle’s growth strategy is focused on advancing from demonstration-scale operations to commercial production and, over time, expanding its recycling platform.

Demonstration-Scale Validation

REEcycle is currently focused on commissioning and operating its demonstration-scale facility in Duncan, Oklahoma. This facility is intended to validate process performance at intermediate scale, generate operational data, and inform the design of commercial-scale facilities.

Commercial Facility Development

Following successful demonstration of its process, REEcycle intends to construct and operate its first commercial-scale recycling facility, designed for approximately 100 tonnes per annum (“tpa”) of MREO production capacity. Development of commercial facilities will be subject to financing, permitting, technical validation and market conditions.

Modular Expansion Strategy

REEcycle intends to pursue a modular expansion model that would allow replication of standardized processing units across additional sites. This approach is intended to enable incremental scaling of production capacity in response to market demand, although there can be no assurance that such expansion will be achieved on expected timelines or terms.

Feedstock Network Expansion

REEcycle intends to continue developing its feedstock sourcing network across multiple channels, including industrial partners, recyclers and direct equipment operators. Expansion of the DDM program is expected to be a key component of this strategy, subject to successful deployment and commercial adoption.

Regulation

REEcycle’s operations are subject to a variety of federal, state and local laws and regulations relating to environmental protection, workplace safety, hazardous materials handling, transportation, and the processing and recycling of industrial materials. In addition, the rare earth industry is influenced by government policies and programs intended to support the development of domestic critical mineral supply chains.

Critical Minerals Policy Environment

Rare earth elements have been designated as critical minerals by the U.S. government due to their importance in defense, energy and advanced manufacturing supply chains. As a result, the development of domestic supply chains for rare earth elements has been the subject of various policy initiatives and funding programs.

These initiatives include programs under the Inflation Reduction Act, the CHIPS and Science Act, and U.S. Department of War funding mechanisms intended to support the development of domestic sourcing, processing and recycling capacity for critical minerals.

REEcycle operates within this broader policy environment. While these programs may provide potential support for domestic rare earth projects, there can be no assurance that REEcycle will receive additional funding, benefits or policy support in the future.

Export Controls and Trade Policy

Certain jurisdictions, including China, have implemented export controls or other trade-related restrictions applicable to rare earth elements and related materials. In April 2025, China implemented export controls on certain heavy rare earth elements, including dysprosium and terbium.

These types of policies may affect global supply and pricing dynamics for rare earth materials and may influence the availability of certain inputs or products in international markets. However, the impact of such policies on REEcycle’s business cannot be predicted with certainty.

Environmental Regulation

REEcycle’s operations involve the handling and processing of chemical materials and industrial waste streams. REEcycle has applied for an industrial stormwater discharge permit with the Oklahoma Department of Environmental Quality. REEcycle is also subject to Oklahoma state and U.S. federal environmental laws and regulations governing air emissions, water discharges, waste handling, storage of hazardous materials and remediation obligations.

These laws and regulations are administered by various federal, state and local governmental authorities, including the U.S. Environmental Protection Agency and corresponding state agencies. Compliance with environmental requirements may require REEcycle to obtain permits, implement operational controls and incur capital and operating expenditures.

While REEcycle designs its processes to minimize hazardous waste generation and environmental impact, there can be no assurance that future regulatory requirements will not impose additional costs or limitations on operations.

Health and Safety Regulation

REEcycle is subject to occupational health and safety laws and regulations governing workplace safety, employee exposure to hazardous materials and operational procedures. Compliance with such regulations requires ongoing monitoring, training and operational controls.

REEcycle expects to incur costs associated with maintaining compliance with applicable health and safety standards, including those administered by the U.S. Occupational Safety and Health Administration (“OSHA”) and similar state agencies.

Permitting and Facility Operations

The construction and operation of REEcycle’s Duncan, Oklahoma demonstration facility and any subsequent facilities require various permits, licenses and approvals from governmental authorities. These may include environmental permits, zoning approvals, construction permits and operating licenses.

The permitting process may be complex and time-consuming, and there can be no assurance that required permits will be obtained on a timely basis, or at all. Delays or failures in obtaining necessary permits could adversely affect REEcycle’s development timelines and commercial plans.

Government Funding and Support Programs

REEcycle has received an award under the Defense Production Act Title III program to support the development and scale-up of its rare earth recycling technology through reimbursement of up to $5.1 million in eligible expenses subject to dollar-for-dollar expense matching. REEcycle has received approximately $731,341 and $529,929 in matched reimbursements as of March 31, 2026 and December 31, 2025, respectively.

In addition, various U.S. government programs provide potential funding or incentives for the development of domestic critical mineral supply chains. These programs are competitive in nature, and awards are subject to eligibility requirements, application processes and governmental discretion.

There can be no assurance that REEcycle will receive additional funding under existing or future programs, or that such programs will continue in their current form.

Facilities

REEcycle’s principal operations are located in Duncan, Oklahoma, where it is developing its 12,500 sq. ft. (10,000 of which is covered space) demonstration facility, DDM workshop and supporting process infrastructure. REEcycle has subleased this facility through March 2028 at an annual rental rate of $150,000 net. See “Certain Relationships and Related Person Transactions– REEcycle Related Person Transactions.”

The Duncan facility serves as REEcycle’s primary site for technology development, pilot and demonstration-scale processing activities, and initial commercialization efforts. The facility is intended to support the commissioning and operation of REEcycle’s hydrometallurgical recycling process at intermediate scale and to generate operational data for the design of future commercial facilities.

REEcycle has relocated and installed major equipment components at the Duncan site in connection with the development of its demonstration facility. The facility is designed to accommodate processing equipment associated with REEcycle’s hydrometallurgical recycling system, including mechanical preparation, chemical processing and product recovery operations.

In addition to its demonstration facility, REEcycle maintains supporting infrastructure for research and development activities, including process optimization, feedstock evaluation and equipment testing. Certain development activities may also be conducted in coordination with third-party partners, academic collaborators or equipment vendors.

REEcycle does not currently own or operate additional production facilities. Future expansion of facilities will depend on the successful commissioning of the demonstration facility, availability of financing, permitting approvals and market conditions.

REEcycle expects that its first commercial-scale facility, if constructed, will be based on a modular design that may be replicated at additional sites. However, there can be no assurance that REEcycle will be able to construct or operate additional facilities on anticipated timelines or terms.

REEcycle also leases approximately 3,000 sq. ft. of mixed-use office and warehouse space in Houston, Texas for annual rent of approximately $36,480 net.

Research and Development

REEcycle conducts ongoing research and development activities focused on optimizing process parameters, improving recovery rates, reducing operating costs, and scaling operations to commercial capacity. REEcycle works in collaboration with academic and industry partners to advance its hydrometallurgical recycling technology.

Employees

As of the date of this proxy statement/prospectus, REEcycle had one full-time employee and two part-time employees. REEcycle also engages certain other contractors and consultants to support its research, development, engineering and administrative activities.

REEcycle’s employees will be primarily located in Duncan, Oklahoma, where its principal operations and demonstration-scale facility are based. REEcycle may also engage personnel in other locations from time to time in connection with research and development activities or business development initiatives.

REEcycle expects its workforce to increase as it advances the development, commissioning and operation of its demonstration facility and, if successful, as it progresses toward construction and operation of commercial-scale facilities. The timing and extent of any such workforce expansion will depend on REEcycle’s operational needs, financing availability and commercial progress.

REEcycle is not a party to any collective bargaining agreements, and management believes its relationship with employees is satisfactory.

Legal Proceedings

REEcycle is currently involved in a legal proceeding as described in Note 7 – Commitments and Contingencies to the REEcycle audited financial statements included elsewhere in this proxy statement/prospectus. See also “REEcycle Management’s Discussion and Analysis of Financial Condition and Results of Operations”. From time to time, REEcycle may become involved in legal proceedings or be subject to claims arising in the ordinary course of its business. Regardless of the outcome, litigation could have an adverse impact on REEcycle because of defense and settlement costs, diversion of management resources, and other factors. REEcycle is not aware of any pending or threatened legal proceedings that, individually or in the aggregate, would have a material adverse effect on its business, financial condition, or results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF REECYCLE

The following discussion and analysis of our financial condition and results of operations is intended to provide material information relevant to an understanding of our consolidated financial statements and related notes. This discussion should be read together with our financial statements and related notes included elsewhere in this proxy statement/prospectus, as well as the sections entitled “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements.”

This MD&A contains forward-looking statements that are subject to risks and uncertainties. Our actual results may differ materially from those expressed or implied in these forward-looking statements as a result of various factors, including those described under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” and the “Company” refer to REEcycle Holdings, Inc. and its consolidated subsidiary following the consummation of the Business Combination with Hall Chadwick Acquisition Corp (“HCAC”).

Overview

REEcycle is a rare earth technology company focused on the recovery of rare earth elements (“REEs”) from end-of-life permanent magnets. The Company is currently in the development and pre-commercialization stage and is focused on advancing its proprietary recycling technology toward commercial-scale production.

The Company has licensed patented processes and systems developed by the University of Houston that is designed to recover rare earth elements from discarded permanent magnets and produce a mixed rare earth oxide (“MREO”) for sale to downstream separation and metallization customers. These customers further process MREO into individual rare earth oxides, metals, and alloys used in the manufacture of new NdFeB permanent magnets.

REEcycle’s operations are centered on the development of a large-scale demonstration facility located in Duncan, Oklahoma. The Company’s technology is designed to recover up to 15 of the 17 recognized rare earth elements, with a primary focus on neodymium, praseodymium, dysprosium, and terbium, which are critical inputs for high-performance permanent magnets used in electric vehicles, wind energy systems, defense applications, and industrial technologies.

The Company’s business model integrates three core components: (i) feedstock sourcing and recovery of end-of-life magnet materials, (ii) proprietary hydrometallurgical processing to produce MREO, and (iii) sale of MREO to downstream processing customers. The Company is also developing proprietary feedstock recovery equipment, including its Drive Disassembly Machine (“DDM”), which is designed to automate the extraction of magnets from end-of-life hard disk drives and improve feedstock access efficiency.

In 2025, the Company was awarded approximately $5.1 million under the Defense Production Act Title III program by the U.S. Department of War to support the development and scale-up of its recycling technology.

At this stage, the Company does not generate material product revenue from commercial operations and is focused on completing demonstration-scale validation of its process, optimizing recovery and operational performance, and advancing toward commercial-scale deployment. The timing and success of future commercialization will depend on a variety of technical, operational, and market factors.

The Business Combination

On May 31, 2026, REEcycle entered into a Business Combination Agreement with HCAC and Merger Sub, pursuant to which and subject to the terms and conditions therein, HCAC will transfer by way of continuation and domesticate as a Delaware corporation, followed by Merger Sub merging with and into REEcycle, with REEcycle continuing as the surviving company.

Upon closing of the Business Combination, REEcycle equity holders will receive shares of the combined company in accordance with the terms of the Business Combination Agreement. The transaction is subject to customary closing conditions, including regulatory approvals and stockholder approval.

The Business Combination is expected to provide the Company with access to public capital markets, which management believes may support the funding of the Company’s planned demonstration and future commercial-scale operations; however, there can be no assurance that such funding will be available on favorable terms, or at all.

Key Metrics and Financial Highlights

We use a combination of operational and development-stage metrics to evaluate the progress of our business and manage our operations. As a pre-commercial company, our key metrics are primarily focused on process development, demonstration-scale operations, feedstock sourcing and technology readiness.

We expect these metrics to evolve as we progress toward commercial-scale production. The metrics described below are intended to provide investors with insight into how management evaluates the performance, scalability, and commercialization potential of our business model.

Feedstock Throughput

We intend to monitor the volume of end-of-life permanent magnets and related materials processed through our system, including materials sourced from hard disk drives, electric vehicle motors, wind turbines, and other industrial or consumer applications. Feedstock throughput is expected to be a key indicator of both (i) our ability to secure sufficient input materials and (ii) the scalability of our processing operations.

We may also track utilization and performance of our proprietary DDM units, including processing volume per unit, uptime, and recovery efficiency, as part of our broader feedstock sourcing strategy.

Process and Recovery Performance

We evaluate the performance of our hydrometallurgical process using technical and engineering-based metrics, including recovery rates of rare earth elements from input feedstock, process yield, and consistency of output composition. These measures are intended to assess the efficiency, scalability, and commercial viability of our proprietary recycling process.

We may also monitor variability in feedstock composition and its impact on process performance, as well as efficiency improvements achieved through process optimization activities as we transition toward commercial operations.

Output Production Metrics

We expect to track production of mixed rare earth oxide (“MREO”) concentrate upon commencement of demonstration-scale operations. Metrics may include total output volume, elemental composition, product consistency and overall purity. These measures will be important in evaluating readiness for commercial-scale production and downstream customer qualification.

At present, the Company has not commenced commercial production and therefore has limited historical output data.

Facility Utilization and Scale-Up Readiness

We may monitor utilization of our demonstration-scale facility, including uptime, throughput relative to design capacity, and progress against commissioning milestones. These metrics are intended to assess operational readiness and identify constraints that may impact future scale-up to commercial production.

As we expand operations, we expect to evaluate additional metrics related to modular plant deployment efficiency, capital intensity per unit of production capacity, and replication timelines across future facilities.

Economic and Unit Metrics (Future Focus)

Upon commencement of commercial operations, we expect to introduce additional financial and unit economics metrics to evaluate profitability and capital efficiency. These may include revenue per kilogram of MREO sold, operating cost per tonne of processed material, and gross margin per unit of production.

These metrics are not currently available due to the pre-commercial nature of our operations but are expected to become central to evaluating performance as the Company transitions to commercial-scale production.

Evolving Nature of Key Metrics

The metrics we use to evaluate our business may evolve over time as our operations develop. We may add new metrics, discontinue existing metrics, or revise calculation methodologies as appropriate to reflect changes in our business model, operational priorities, and stage of development. Any such changes will be made to improve transparency and decision-usefulness for investors.

Components of Results of Operations

Revenue

We did not recognize any product (MREO) or recycling services revenue during the years ended December 31, 2025 or 2024 as we had not commenced commercial operations.

Operating Expenses

Research and Development: Research and development activities to date have primarily consisted of process development; related costs are reflected within general and administrative expenses and, for equipment and facilities, within property and equipment. Research and development is not presented as a separate caption on the face of our statements of operations; the amount of research and development expense is disclosed as a significant segment expense category in “Note 10 – Segment Information” to our unaudited condensed consolidated financial statements and “Note 11 – Segment Information” to our audited financial statements, and was $57,173 and $725 for the years ended December 31, 2025 and 2024, respectively, and $21,700 and $10,296 for the six months ended June 30, 2026 and 2025, respectively.

General and Administrative: General and administrative expenses consist of personnel and contractor costs, stock-based compensation, professional fees (legal, accounting, and consulting), facility and lease costs, depreciation, and other costs associated with our development-stage operations and our financing and business combination activities.

Other Income (Expense), Net

Other income consists principally of amounts recognized under our Technology Investment Agreement with the U.S. Department of War, together with sublease and other miscellaneous income.

Income Taxes

We are subject to U.S. federal and state income taxes. We have not recognized any income tax benefit for the periods presented.

Results of Operations

The following table sets forth our results of operations for the periods presented:

	Year Ended December 31,		Change
	2025	2024	$	%
Revenue	$-	$-	$-	-
Operating expenses
General and administrative	2,976,760	818,840	2,157,920	263.5%

Total operating expenses	$2,976,760	$818,840	$2,157,920	263.5%

Loss from operations	(2,976,760)	(818,840)	(2,157,920)	263.5%
Other income (expense), net	648,274	-	648,274	-

Loss before income taxes	$(2,328,486)	$(818,840)	$(1,509,646)	184.4%
Income taxes	-	-	-	-
Net loss	$(2,328,486)	$(818,840)	$(1,509,646)	184.4%

Comparison of Years Ended 2025 and 2024

Revenue

We did not recognize any revenue in either period, consistent with our pre-commercial stage of development.

General and Administrative Expenses

General and administrative expenses increased by $2,157,920, or 263.5%, to $2,976,760 for the year ended December 31, 2025 from $818,840 for the year ended December 31, 2024.

The increase was driven primarily by higher stock-based compensation expense, which increased to $717,532 in 2025 from $159,220 in 2024. The increase reflects a substantially larger volume of options granted in 2025 compared with 2024 together with a full year of expense in 2025 on the awards granted in May 2024. In 2025 the Company also formalized contractor and consulting agreements which included the granting of options with entities affiliated with its Chairman, its then Chief Operating Officer, its incoming Chief Operating Officer and a director. The increase in general and administrative expenses also reflects $55,500 of common stock issued for services rendered in 2025 (none in 2024), and increased professional consulting, and contractor costs associated with our financing and business combination activities and the continued expansion of our development-stage operations.

Depreciation expense was $28,618 in 2025, compared with $21,890 in 2024.

Other Income (Expense), Net

Other income increased to $648,274 for the year ended December 31, 2025 from $0 for the year ended December 31, 2024.

The increase was attributable to $603,148 of income recognized under our Technology Investment Agreement with the U.S. Department of War, which we entered into in January 2025, together with $45,126 of sublease and other miscellaneous income.

Income Taxes

We recorded no income tax expense or benefit for the years ended December 31, 2025 and 2024. Our effective tax rate was 0% for both periods, reflecting a full valuation allowance recorded against our net deferred tax assets, including net operating loss carryforwards, due to the uncertainty of realization. As of December 31, 2025, we had U.S. federal net operating loss carryforwards of approximately $3.6 million, compared with approximately $1.8 million as of December 31, 2024.

Comparison of the Six Months Ended June 30, 2026 and 2025

The following table sets forth our results of operations for the interim periods presented:

	For the Six Months Ended June 30,		Change
	2026	2025	$	%
Revenue	$-	$-	$-	-
Operating expenses
General and administrative	2,224,724	721,078	1,503,646	208.5%

Total operating expenses	$2,224,724	$721,078	$1,503,646	208.5%

Loss from operations	(2,224,724)	(721,078)	(1,503,646)	208.5%
Other income (expense), net	444,699	40,642	404,057	-

Loss before income taxes	$(1,780,025)	$(680,436)	$(1,099,589)	161.6%
Income taxes	-	-	-	-
Net loss	$(1,780,025)	$(680,436)	$(1,099,589)	161.6%

Revenue

We did not recognize revenue in either period, consistent with our pre-commercial stage of development.

General and Administrative Expenses

General and administrative expenses increased by $1,503,646, or 208.5%, to $2,224,724 for the six months ended June 30, 2026 from $721,078 for the six months ended June 30, 2025. The increase was driven primarily by professional, legal, accounting, and consulting fees incurred in connection with the negotiation of the Business Combination and our financing activities, together with increased related-party consulting and contractor costs, partly offset by lower stock-based compensation ($171,100 for the 2026 period, compared with $244,284 for the 2025 period).

Depreciation expense was $19,856 for the 2026 period, compared with $13,257 for the 2025 period.

Other Income (Expense), Net and Income Taxes

Other income was $444,699 for the six months ended June 30, 2026, compared with $40,642 for the six months ended June 30, 2025. Other income for the 2026 period comprised $417,601 of grant income recognized under our Technology Investment Agreement with the U.S. Department of War and $27,098 of sublease and other miscellaneous income.

We recorded no income tax provision for either interim period, reflecting a full valuation allowance against our net deferred tax assets.

As a result, net loss increased to $1,780,025 for the six months ended June 30, 2026 from $680,436 for the six months ended June 30, 2025.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance of equity securities. We have incurred recurring losses and negative cash flows from operations and expect to continue to incur significant expenses as we advance our technology toward commercialization and consummate the Business Combination.

As of December 31, 2025, we had cash of $2,101,242, working capital of $2,144,730, and an accumulated deficit of $4,478,504.

As of June 30, 2026, we had cash of $686,499, working capital of $396,408, and an accumulated deficit of $6,258,529. We received $445,005 of proceeds from the exercise of stock options during the six months ended June 30, 2026, and net cash used in operating activities was $1,397,310 for that period.

We are eligible to receive up to $5,122,607 of expense reimbursements under our Technology Investment Agreement with the U.S. Department of War. As of June 30, 2026, we had recognized $1,020,749 of grant income under that agreement, of which $417,601 was recognized during the six months ended June 30, 2026 and $603,148 during the year ended December 31, 2025, and $4,101,858 of the total award remained available as of June 30, 2026. We received $490,820 of cash reimbursements during the six months ended June 30, 2026, and no grant income receivable was outstanding at June 30, 2026.

The Company secured equity financing of $10 million, with cash received in July and August 2026, and continues to draw reimbursements under the Technology Investment Agreement described above and in “Note 9 – Government Grants” to our unaudited condensed consolidated financial statements. Management has prepared cash flow forecasts covering the period to December 31, 2027. Under management’s base case - which is funded by the committed equity financing and grant reimbursements and does not rely on completion of the business combination described below - the Company’s projected cash resources are sufficient to fund its demonstration plant operations and meet its obligations as they become due for at least twelve months from the date these financial statements are issued, with projected cash remaining positive throughout the forecast period. Accordingly, management has concluded that the committed equity financing is probable of being effectively implemented and probable of mitigating the conditions that initially raised substantial doubt, and that substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

In July 2026, we accepted subscription agreements from five entities and issued 15,000,000 shares of common stock at $0.40 per share for aggregate proceeds of $6,000,000, and in August 2026 we accepted a subscription agreement from a further entity and issued 10,000,000 shares of common stock at $0.40 per share for aggregate proceeds of $4,000,000. In addition, during June 2026 an option holder exercised options over an aggregate of 6,845,833 shares of common stock at $0.065 per share for aggregate proceeds of $445,005. The option exercises are reflected in our condensed consolidated balance sheet as of June 30, 2026. The July and August 2026 placements are not, and also not reflected in the unaudited pro forma condensed combined financial information, which is presented as if the Business Combination had occurred on June 30, 2026.

On May 31, 2026, the Company entered into a Business Combination Agreement with HCAC which, if completed, would give the Company access to the cash held in HCAC’s trust account, net of amounts paid to HCAC stockholders who elect to redeem their shares and of transaction expenses. Completion of the transaction is subject to a number of conditions that are outside the Company’s control, including approval by the stockholders of HCAC and by the stockholders of the Company, the effectiveness of a registration statement on Form S-4, approval of the listing of the combined company’s shares on Nasdaq, and a condition that, after giving effect to the transactions contemplated by the Business Combination Agreement, the Closing Aggregate Cash Amount will not be less than $40 million. The Business Combination Agreement may be terminated by either party if the conditions to the Closing have not been satisfied or waived by the Outside Date of December 31, 2026. Because the level of redemptions by HCAC’s public stockholders cannot be predicted and the conditions to closing may not be satisfied, the transaction is not considered probable of implementation for the purposes of ASC 205, and management has not taken the completion of the transaction or the receipt of any proceeds from it into account in concluding whether the substantial doubt described above has been alleviated.

Known Trends, Demands, Commitments, Events and Uncertainties and Material Cash Requirements

Other than as described below and elsewhere in this MD&A, we are not aware of any known trends, demands, commitments, events or uncertainties that are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources. Because we are a development-stage company that has not yet commenced commercial operations, many of the trends and uncertainties that we expect to affect our future results have not yet had a material effect on our historical results of operations.

Market demand and rare earth element (REE) prices

Demand for the REEs we intend to recover, in particular neodymium, praseodymium, dysprosium and terbium, is driven principally by the production of high-performance NdFeB permanent magnets used in electric vehicles, wind turbines, defense systems, robotics and other medical and industrial applications. We expect long-term demand for these elements, and for the recycled MREO we intend to produce, to be supported by the electrification of transport, growth in renewable energy generation, and increased defense and automation spending. However, we also expect that changes in technology (such as the shift away from magnetic hard disk drives) or the development of alternative magnet chemistries, or solid state drives that do not use permanent magnets, could reduce the demand for certain REE. Because of these competing demand signals, REE prices have historically been volatile, however, and are influenced by factors outside our control, including global supply (which is heavily concentrated in China), Chinese production quotas and export policy, trade measures and tariffs. Because our future product revenue and the economics of our production process will depend on prevailing prices for rare earth oxides and on the spread between our feedstock costs and MREO prices, sustained declines in rare earth prices, or increases in feedstock costs, could adversely affect our future revenue, margins and the pace at which we scale our operations.

Supply-chain concentration and policy environment

The concentration of rare earth mining, separation and magnet manufacturing outside the U.S., together with the export controls and licensing requirements imposed by China on certain REEs and magnets beginning in April 2025 and escalating in July 2026, has increased the strategic focus of the U.S. government and commercial end-users on establishing secure domestic supply. We believe these trends are favorable to our business and to demand for a domestic, recycling-based source of rare earth materials, and are reflected in our award of up to approximately $5.1 million in non-dilutive matched funding under Title III of the Defense Production Act of 1950. At the same time, changes in government policy, appropriations and funding priorities, trade measures, or the terms on which government support is made available, could have a material effect, favorable or unfavorable, on our commercialization plans and our access to capital.

Restrictions on exports of recoverable critical minerals.

In July 2026, the U.S. federal government directed the Department of Commerce to develop rules restricting the export of critical mineral bearing scrap and recoverable materials, including end-of-life electronics, batteries and rare earth containing materials, as part of a broader effort to reduce U.S. reliance on China for critical minerals and to retain recoverable critical minerals within the domestic supply chain. If implemented, we believe these measures could increase the volume, and improve the economics, of end-of-life feedstock available to domestic recyclers such as us, by reducing the diversion of that feedstock to overseas buyers that have historically paid above market prices for critical mineral bearing scrap. The scope, timing and final form of any such restrictions remain subject to future rulemaking and are uncertain, and we cannot predict their ultimate effect on the availability or cost of our feedstock or on demand for domestically produced rare earth materials.

Feedstock availability

Our business depends on our ability to source sufficient volumes of end-of-life permanent magnets and related materials, including from hard disk drives, electric vehicle motors and wind turbines, on acceptable terms. Competition for feedstock, changes in the volume of end-of-life materials available for recovery, and changes in the cost of collecting, transporting and pre-processing that feedstock are trends that could affect our future throughput, unit economics and results of operations.

Commercialization, costs and inflation

We are in the development and pre-commercialization stage and expect to continue to incur significant operating losses and negative operating cash flows as we complete demonstration-scale validation of our process and advance toward commercial-scale production. Our future results will depend on our ability to launch our Duncan, Oklahoma demonstration facility, which we expect to complete during the fourth quarter of 2026, achieve targeted recovery rates and process yields, qualify our MREO with downstream customers, and finance and construct a commercial-scale facility. Inflation and increases in the cost of labor, equipment, reagents, construction and energy could increase our operating and capital costs and the cost of scaling our operations. The timing and success of commercialization remain subject to significant technical, operational, financing and market uncertainties.

Recent events

The following events, which occurred during or after the six months ended June 30, 2026, are material to an understanding of our financial condition, liquidity and capital resources. These events are described in Note 6 – Commitments and Contingencies and Note 12 – Subsequent Events to our unaudited condensed consolidated financial statements.

Equity financings. On July 15, 2026 we accepted subscription agreements from investors and issued 15,000,000 shares of common stock at $0.40 per share for aggregate gross proceeds of $6,000,000, and on August 5, 2026 we accepted a subscription agreement from a further investor and issued 10,000,000 shares of common stock at $0.40 per share for aggregate gross proceeds of $4,000,000. In addition, in June 2026 a related-party option holder delivered notices of exercise in respect of an aggregate of 6,845,833 shares of common stock at $0.065 per share for aggregate proceeds of $445,005, of which options to purchase 3,000,000 shares were exercised in advance of vesting and the underlying shares remain subject to our right of repurchase until they vest on October 2, 2026. The option exercises are reflected in our condensed consolidated balance sheet as of June 30, 2026. On August 26 and August 31, 2026, our Chief Executive Officer exercised options over an aggregate of 12,000,000 shares of common stock for total consideration of $757,500, of which 4,200,000 shares were purchased under an early exercise agreement and remain subject to our right of repurchase until they vest on October 2, 2026. The July and August 2026 placements and the August 2026 option exercises are not, and are also not reflected in the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. See “Market Price and Dividends of Securities– REEcycle Recent Sales of Unregistered Securities.”

PIPE subscription agreements. On September 30, 2026, HCAC entered into subscription agreements with certain entities, each controlled and/or managed by one of Michael McMullen, a director of the Company, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional upon the Closing of the Business Combination (the “PIPE Investment”). We are not a party to the subscription agreements and will not receive the proceeds, which are payable to HCAC at the Closing. The PIPE Investment is reflected in each redemption scenario in the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” and Note 12 – Subsequent Events to our unaudited condensed consolidated financial statements.

Demonstration facility. On May 15, 2026 we surrendered our sublease of premises at 1450 Boren Boulevard, Duncan, Oklahoma, which we had entered into in March 2026 with a landlord affiliated with our Chief Executive Officer at a rent of $12,500 per month, and entered into a sublease of approximately 10,000 square feet at 1125 Boren Boulevard, Duncan, Oklahoma, which will house our demonstration facility. See “Certain Relationships and Related Person Transactions.”

Consulting arrangements. Effective May 13, 2026 and May 14, 2026, respectively, the monthly fees payable under our consulting agreements with Sumsare Resources LLC (“Sumsare Resources”) and Canyon View LLC (“Canyon View”) were increased to $30,000 and $22,500 per month. Those increases took effect part-way through the second quarter and are therefore only partly reflected in our results of operations for the six months ended June 30, 2026; our monthly cash operating costs for periods after June 30, 2026 reflect the full effect of the increases.

Claims. On August 4, 2026, Casey McNeil, the former co-founder of RRR and a former consultant to the Company, filed suit against REEcycle, RRR, REEgenerate Pty Ltd., Michael McMullen, a director, and Paul D’Sylva, in district court in Harris County, Texas (initially Cause Number DC-26-53383) (the “Action”). RRR filed a notice of removal of the Action to the Texas Business Court. The Texas Business Court has assigned Cause No. 26-BC111A-0095 to the Action. Mr. McNeil has filed a motion to remand the Action to Harris County district court, which REEcycle and RRR have opposed. The Action asserts claims relating to the March 2022 Stock Purchase Agreement, alleges entitlement to exercise option grants to purchase up to 7,500,000 shares of the Company’s common stock, and alleges exclusion from corporate governance, among other things. The Action also asserts claims for alleged breach of contract, fraud, negligent misrepresentation, unjust enrichment, tortious interference, and conversion, and claims damages “in excess of $2.0 million”. The Company denies plaintiff’s claims and intends to defend the Action vigorously. In accordance with ASC 450, Contingencies, the Company has determined that the likelihood of a loss is not considered probable, though it may be reasonably probable; accordingly, no liability has been recorded as of balance sheet date. Given the limited time since the complaint was filed and the uncertain nature of plaintiff’s claimed damages, the Company is unable to estimate the amount or range of any reasonably possible loss. The Company has tendered the Action to its directors’ and officers’ liability insurer and may have coverage for defense costs and/or liability; however, its insurers have not yet made a coverage determination, and any coverage may be subject to a retention, reservation of rights, and/or exclusions (including for claims alleging fraud or intentional misconduct). While the Company does not currently believe the Action will have a material adverse effect on its business, financial condition, or results of operations, litigation outcomes are inherently uncertain, and there can be no assurance as to the ultimate outcome of this matter.

Fire at our leased premises. On May 7, 2026, a fire occurred at our leased premises at 8310 Castleford Street, Cypress, Texas, damaging Suites 320 and 330, which have not been reoccupied. As described in “Note 6 – Commitments and Contingencies” to our unaudited condensed consolidated financial statements, reasonably possible outcomes range from no net loss, if the landlord’s insurance absorbs the damage, to approximately $150,000 plus related costs if our insurance coverage is denied. The landlord has advised that demolition of the damaged areas is being scheduled; the landlord’s insurer has not confirmed acceptance of the landlord’s claim, no subrogation demand has been made against us, and our own insurer has reserved its rights and has not yet confirmed coverage. No amounts have been paid or invoiced to date. Because the outcome depends on an unresolved insurance and subrogation matters, we are unable to reasonably estimate the amount of any loss and no liability has been recognized as of June 30, 2026. We do not expect this matter to have a material effect on our financial condition, results of operations or liquidity.

Material cash requirements.

Our material cash requirements as of June 30, 2026 consist principally of: (i) funding our ongoing operating losses and working capital needs as we advance our technology and operate our demonstration facility; (ii) capital expenditures to commission and optimize our Duncan, Oklahoma demonstration facility and to develop our proprietary feedstock recovery equipment, including our Drive Disassembly Machine; (iii) our undiscounted operating lease commitments of approximately $0.34 million, of which approximately $0.19 million is payable within twelve months (see “Contractual Obligations and Commitments” below); and (iv) contingent consideration of $500,000 payable to the former stockholders of Rare Resource Recycling, Inc. upon completion of the feasibility study for our commercial processing plant and a further $500,000 upon commencement of commercial operation of that plant, in respect of which no amount has been accrued. In addition, although not yet a contractual commitment, we expect that the construction of our first commercial-scale processing facility will require substantial additional capital, which management currently estimates to be in the order of $40 million, the timing and amount of which will depend on the results of our demonstration-scale operations, engineering and cost studies, and the availability of financing.

We expect to fund these requirements from our existing cash; the $10.0 million of equity financing received in July and August, 2026; continued reimbursements under our Technology Investment Agreement with the U.S. Department of War, under which $4,101,858 of the total award remained available at June 30, 2026; and, if the Business Combination is completed, the cash held in HCAC’s trust account (net of redemptions and transaction expenses), the $2.1 million PIPE Investment described under “Recent events” above and any further concurrent financing. Under management’s base case - which is funded by the committed equity financing and grant reimbursements and does not rely on completion of the business combination described in Note 6 – Commitments and Contingencies - the Company’s projected cash resources are sufficient to fund its demonstration plant operations and meet its obligations as they become due for at least twelve months from the date these financial statements are issued, with projected cash remaining positive throughout the forecast period. The construction of a commercial-scale facility, and the continuation of our operations thereafter, will require additional financing that has not yet been arranged, and there can be no assurance that such financing will be available on acceptable terms, or at all. See “Liquidity and Capital Resources” above and “Risk Factors.”

See Note 1 – Organization and Basis of Presentation to our unaudited condensed consolidated financial statements.

Indebtedness

As of December 31, 2025 and 2024, we had no outstanding indebtedness for borrowed money, other than $505,000 of non-interest bearing related party advances outstanding as of December 31, 2024, which were converted into shares of our common stock in 2025.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Year Ended December 31,
(In thousands)	2025	2024
Net cash used in operating activities	$(1,621)	$(686)
Net cash used in investing activities	(384)	(10)
Net cash provided by financing activities	3,676	1,014

Net change in cash and cash equivalents	$1,671	$318

Operating Activities

Net cash used in operating activities was approximately $1.6 million for 2025, compared with approximately $0.7 million for 2024. The increase was driven by a $1,490,383 increase in the cash component of general and administrative expenses, to $2,128,113 from $637,730, partly offset by $575,055 of cash received in respect of other income. The higher cash operating cost reflects the professional, legal, accounting and consulting fees incurred on our financing activities and on the negotiation of the Business Combination, the related-party consulting and contractor arrangements formalized during 2025, and the increase in personnel, facility and utility costs as we commissioned our Duncan, Oklahoma demonstration facility. Cash received in respect of other income comprised $529,929 of reimbursements under our Technology Investment Agreement, of the $603,148 of grant income recognized in the year, and $45,126 of sublease and other income.

Investing Activities

Net cash used in investing activities was approximately $0.4 million for 2025 and $10,000 for 2024, consisting of purchases of property and equipment in support of our demonstration-scale facility and development activities.

Financing Activities

Net cash provided by financing activities was approximately $3.7 million for 2025 and $1.0 million for 2024. The 2025 amount consisted of $3,675,798 of proceeds from issuances of common stock. The 2024 amount consisted of $505,000 of proceeds from related parties and $509,279 of cash received in advance of share issuances, each of which was converted into equity in 2025.

The following table summarizes our cash flows for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(In thousands)	2026	2025
Net cash used in operating activities	$(1,397)	$(376)
Net cash used in investing activities	(462)	(349)
Net cash provided by financing activities	445	295

Net change in cash	$(1,415)	$(430)

Net cash used in operating activities was $1,397,310 for the six months ended June 30, 2026, compared with $376,139 for the six months ended June 30, 2025. The increase was driven by the professional, legal, accounting and consulting fees incurred on the negotiation of the Business Combination and by the increased related-party consulting and contractor costs. That increase was partly offset by $444,699 of other income recognized in the 2026 period.

During the six months ended June 30, 2026, we used $462,438 of cash for purchases of property and equipment and received $445,005 of proceeds from the exercise of stock options. In the prior-year period, we used $348,500 of cash for purchases of property and equipment and received $294,671 of proceeds from issuances of common stock.

Contractual Obligations and Commitments

(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease	$338	$186	$152	$-	$-
Other contractual obligations	$-	$-	$-	$-	$-
Total	$338	$186	$152	$-	$-

The table above reflects undiscounted future minimum operating lease payments as of June 30, 2026 and gives effect to the related-party warehouse subleases entered into during 2026.

In addition, the former stockholders of Rare Resource Recycling, Inc. are entitled to contingent consideration of $500,000 upon completion of the feasibility study for our commercial processing plant and a further $500,000 upon commencement of commercial operation of that plant; as these amounts are contingent, they are not reflected in the table above.

On May 7, 2026, a fire occurred at the Company’s leased premises at 8310 Castleford Street, Cypress, Texas, damaging Suites 320 and 330. As described in Note 6 to our unaudited condensed consolidated financial statements, reasonably possible outcomes range from no net loss, if the landlord’s insurance absorbs the damage, to approximately $150,000 plus related costs if the Company’s insurance coverage is denied; because the outcome depends on unresolved insurance and subrogation matters the amount of any loss cannot be reasonably estimated and no liability has been recognized as of June 30, 2026., On August 4, 2026, a former consultant to the Company filed suit against the Company and others in the District Court of Harris County, Texas, claiming damages in excess of $2.0 million and an alleged entitlement to exercise options over up to 7,500,000 shares of common stock. As described in Note 6 to our unaudited condensed consolidated financial statements, a loss is not considered probable and no liability has been recognized; any amounts payable are not reflected in the table above.

Off-Balance Sheet Arrangements

As of June 30, 2026, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, that have or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Critical Accounting Estimates

The preparation of our consolidated financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses. We consider the following to be our critical accounting estimates.

Stock-Based Compensation. We measure equity-classified share-based awards at their grant-date fair value. Because our common stock is not publicly traded, the grant-date fair value of the underlying common stock is a significant estimate, determined by management with the assistance of contemporaneous third-party financing transactions and independent third-party (Carta) 409A valuations. The fair value of stock options is estimated using the Black-Scholes option-pricing model, which requires assumptions including expected term, expected volatility, risk-free interest rate, and expected dividend yield. Changes in these assumptions can materially affect the compensation expense recognized.

Valuation Allowance on Deferred Tax Assets. We record a valuation allowance when it is more likely than not that some or all of our deferred tax assets, including net operating loss carryforwards, will not be realized. Given our history of operating losses, we have recorded a full valuation allowance against our net deferred tax assets.

Going Concern. The assessment of our ability to continue as a going concern requires significant judgment regarding our forecasted cash flows, planned expenditures, and the availability and timing of additional financing, including the timing and amount of reimbursements under our Technology Investment Agreement. Consistent with the conclusion reached in our financial statements, that assessment does not rely on the completion of the Business Combination, which is not considered probable of implementation for the purposes of ASC 205.

Leases. We determine whether an arrangement is or contains a lease at inception and recognize right-of-use assets and lease liabilities based on the present value of future lease payments. Because our leases generally do not provide an implicit rate, we estimate our incremental borrowing rate, a significant assumption in measuring our lease obligations.

Material Weaknesses in Internal Control over Financial Reporting

As part of the audits of our financial statements as of and for the years ended December 31, 2025 and 2024, our independent registered public accounting firm identified, and communicated to our Board of Directors and management, in accordance with the standards of the PCAOB, two matters that it considered to be material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management has evaluated these matters and concurs with the auditors’ characterization.

Nature of the material weaknesses

●	Reconciliations and period-end close. We did not maintain effective controls to ensure the timely reconciliation of detailed accounting schedules to our internal financial reports and underlying accounting records within a reasonable period following fiscal year end. This resulted in the need for a number of adjusting entries during the course of the audit to bring our financial statements into conformity with U.S. generally accepted accounting principles and to correct misstatements that, in the aggregate, were considered material, as well as a significant number of entries to align detailed schedules with internal reports.

●	Grant income recognition. We did not maintain effective controls over the review and application of our accounting policies related to the recognition of government grants. Specifically, we recognized grant income upon receipt of cash rather than in the period in which the applicable recognition criteria were satisfied under IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, which the Company applies by analogy in accounting for government grants under U.S. GAAP. This resulted in an audit adjustment, recorded in the financial statements included in this proxy statement/prospectus, increasing grant income recognized in other income for the year ended December 31, 2025.

Remediation plan

Management, with oversight from our Board of Directors, is committed to remediating these material weaknesses. The measures described below are designed to address not only the specific matters identified above but also the underlying conditions that gave rise to them. Management has begun to take, or plans to take, the following actions:

●	Accounting and finance resources: hiring personnel with experience in the application of U.S. GAAP and in SEC reporting requirements, and continuing to engage external technical accounting support for complex and non-routine transactions.

●	Segregation of duties and review controls: as the size of our accounting function permits, the segregation of duties around journal entries and account reconciliations, and expanding our documented management review controls over significant accounts and estimates.

●	Information technology environment: assessing our general information technology controls over the systems used in financial reporting, including controls over access to systems and data, change management, and data backup and recovery, and implementing improvements as our finance function and systems develop.

●	Reconciliation and close process: designing and implementing a formal policy requiring timely reconciliation of detailed accounting schedules to underlying financial records and internal reports within a defined period following fiscal year end, together with a documented review and sign-off process.

●	Grant income recognition: updating our accounting policy memorandum to specify the appropriate recognition framework and criteria applicable to government grants, training relevant accounting personnel on the revised policy, and implementing review controls designed to ensure that grant income is recognized in the proper accounting period going forward.

These remediation measures are in process and have not yet been fully implemented or operated for a sufficient period of time to demonstrate their operating effectiveness. Accordingly, the material weaknesses described above have not been remediated as of the date of this proxy statement/prospectus. We will continue to monitor the effectiveness of these remediation measures and will make further changes we determine to be appropriate. We cannot assure you that these actions will be sufficient to remediate the material weaknesses, that they will be implemented in a timely manner, or that additional material weaknesses will not be identified in the future. See “Risk Factors—REEcycle has identified material weaknesses in its internal control over financial reporting. If REEcycle does not remediate these material weaknesses, or if additional material weaknesses are identified in the future, REEcycle may not be able to report its financial results accurately or on a timely basis, which could adversely affect investor confidence in the combined company and the market price of its securities.” elsewhere in this proxy statement/prospectus.

Recent Accounting Pronouncements

See Note 2 – Significant Accounting Policies to our financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including:

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved; and

●	an extended transition period for complying with new or revised accounting standards.

We have elected to avail ourselves of the extended transition period for complying with new or revised accounting standards under Section 13(a) of the Exchange Act. As a result, our financial statements may not be comparable to those of companies that comply with new or revised accounting standards as of public company effective dates. This election is irrevocable.

We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period; or (iv) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC.

DESCRIPTION OF DOMESTICATED HCAC’S SECURITIES

The following summary sets forth the material terms of Domesticated HCAC’s securities as expected to be in effect upon the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Post-Closing Certificate of Incorporation, a form of which is attached as Annex E to this proxy statement/prospectus, and the Proposed Post-Closing Bylaws, a form of which is attached as Annex F to this proxy statement/prospectus. We urge you to read the Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws in their entirety for a complete description of the rights and preferences of Domesticated HCAC’s securities following the Business Combination.

Certain provisions of the Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Domesticated HCAC Common Stock.

General

The Proposed Post-Closing Certificate of Incorporation will authorize the issuance of 625,000,000 shares, consisting of:

●	615,000,000 shares of Domesticated HCAC Common Stock, par value $0.0001 per share; and

●	10,000,000 shares of Domesticated HCAC Preferred Stock, par value $0.0001 per share.

Except as otherwise required by the Proposed Post-Closing Certificate of Incorporation, the holders of shares of Domesticated HCAC Common Stock shall vote together as a single class (or, if any holders of shares of Domesticated HCAC Preferred Stock are entitled to vote together with the holders of Domesticated HCAC Common Stock, as a single class with such holders of Domesticated HCAC Preferred Stock) on all matters submitted to a vote of stockholders of Domesticated HCAC.

Common Stock

Domesticated HCAC Common Stock

Voting rights. Each holder of record of Domesticated HCAC Common Stock, as such, shall have one vote for each share of Domesticated HCAC Common Stock that is outstanding and held by such holder on all matters on which stockholders are entitled to vote generally. The holders of shares of Domesticated HCAC Common Stock do not have cumulative voting rights.

Dividend rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Domesticated HCAC Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the Domesticated HCAC Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of stock of Domesticated HCAC, dividends and other distributions may be declared and paid ratably on the Domesticated HCAC Common Stock out of the assets of Domesticated HCAC that are legally available for this purpose at such times and in such amounts as the Domesticated HCAC Board, in its discretion, shall determine.

The payment of future dividends on the shares of Domesticated HCAC Common Stock will depend on the financial condition of Domesticated HCAC after the completion of the Business Combination, and subject to the discretion of the Domesticated HCAC Board. There can be no guarantee that cash dividends will be declared. The ability of Domesticated HCAC to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by Domesticated HCAC or any of its subsidiaries from time to time.

Rights upon liquidation, dissolution and winding up. In the event of dissolution, liquidation or winding up of Domesticated HCAC, after payment or provision for payment of the debts and other liabilities of Domesticated HCAC and subject to the rights, if any, of the holders of any outstanding series of Domesticated HCAC Preferred Stock or any class or series of stock having a preference over or the right to participate with the Domesticated HCAC Common Stock with respect to the distribution of assets of Domesticated HCAC upon such dissolution, liquidation or winding up of Domesticated HCAC, the holders of Domesticated HCAC Common Stock shall be entitled to receive the remaining assets of Domesticated HCAC available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights. The holders of Domesticated HCAC Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Domesticated HCAC Common Stock. The rights, preferences and privileges of holders of the Domesticated HCAC Common Stock will be subject to those of the holders of any shares of the Domesticated HCAC Preferred Stock that Domesticated HCAC may issue in the future.

Lock-Up Arrangements. At the Closing, holders of Founder Shares (including the Sponsor), REEcycle Stockholders and holders of Additional Shares will be subject to certain lock-up restrictions under the Lock-Up Agreement and the Proposed Post-Closing Bylaws, as applicable, pursuant to which each such holder agrees with Domesticated HCAC not to transfer their applicable Domesticated HCAC securities, subject to certain customary transfer exceptions, from the Closing until the date that is the earliest of (a) six (6) months following the Closing Date and (b) subsequent to the Closing, the date on which Domesticated HCAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their securities for cash, securities or other property.

Domesticated HCAC Preferred Stock

The Proposed Post-Closing Certificate of Incorporation will authorize up to 10,000,000 shares of Domesticated HCAC Preferred Stock to be issued from time to time in one or more series, as determined by the Domesticated HCAC Board. Unless required by law or any stock exchange, the authorized shares of Domesticated HCAC Preferred Stock will be available for issuance without further action by the holders of Domesticated HCAC Common Stock. No shares of Domesticated HCAC Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination.

The Domesticated HCAC Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Domesticated HCAC Preferred Stock. The issuance of Domesticated HCAC Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Domesticated HCAC without further action by the stockholders. Additionally, the issuance of Domesticated HCAC Preferred Stock may adversely affect the holders of the Domesticated HCAC Common Stock by restricting dividends on the Domesticated HCAC Common Stock, diluting the voting power of the Domesticated HCAC Common Stock or subordinating the liquidation rights of the Domesticated HCAC Common Stock. As a result of these or other factors, the issuance of Domesticated HCAC Preferred Stock could have an adverse impact on the market price of the Domesticated HCAC Common Stock.

Treatment of HCAC Rights and Units

As a result of the Domestication, each then-issued and outstanding HCAC Right, other than any HCAC Right that is part of a HCAC Unit, will convert automatically into a Domesticated HCAC Right, and, to the extent not separated before the Domestication, each then-issued and outstanding HCAC Unit will convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit. Following the Domestication, on the Closing Date and at the Effective Time, each then-issued and outstanding Domesticated HCAC Unit will be cancelled in the Unit Split and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right. Each then-issued and outstanding Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. As a result, Domesticated HCAC Rights are not expected to remain outstanding or separately listed following the Closing.

REEcycle Options

As of the date of this proxy statement/prospectus, REEcycle has [18,032,292] REEcycle Options outstanding. As discussed in this proxy statement/prospectus, as part of the Business Combination, each REEcycle Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated HCAC and converted into an option to purchase a number of shares of Domesticated HCAC Common Stock (such option, an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of REEcycle Common Stock subject to such REEcycle Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such REEcycle Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as described herein, the Exchanged Options will have terms and provisions that are identical to those of the REEcycle Options.

Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and Certain Provisions of Delaware Law

The provisions of the Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Domesticated HCAC Common Stock.

The Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Domesticated HCAC Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

●	Authorized but Unissued Capital Stock. The authorized but unissued shares of Domesticated HCAC Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Domesticated HCAC Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

●	Director Designees; Classes of Directors. Each director shall serve for a term until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

●	No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Post-Closing Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of Domesticated HCAC Common Stock representing a majority of the voting power of all of the outstanding shares of capital stock will be able to elect all of the directors then standing for election.

●	Quorum. The Proposed Post-Closing Bylaws will provide that at all meetings of the Domesticated HCAC Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

●	Action by Written Consent. Any action required or permitted to be taken by the stockholders of Domesticated HCAC must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Domesticated HCAC Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Domesticated HCAC Preferred Stock.

●	Special Meetings of Stockholders. The Proposed Post-Closing Certificate of Incorporation will provide that, except as otherwise required by law and subject to the rights of the holders of any series of Domesticated HCAC Preferred Stock, special meetings of the stockholders of Domesticated HCAC for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the President, or the Chairperson of the Domesticated HCAC Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors at any time in office, or by any person appointed pursuant to such resolution, but such special meetings may not be called by stockholders or any other Person or Persons.

●	Advance Notice Procedures. The Proposed Post-Closing Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the Domesticated HCAC Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Domesticated HCAC Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of Domesticated HCAC timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed Post-Closing Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Post-Closing Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Domesticated HCAC.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Post-Closing Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Domesticated HCAC and its stockholders, through stockholders’ derivative suits on Domesticated HCAC’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed Post-Closing Bylaws provide that Domesticated HCAC must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. Domesticated HCAC is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. Domesticated HCAC believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Domesticated HCAC and its stockholders. In addition, your investment may be adversely affected to the extent Domesticated HCAC pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Domesticated HCAC believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Domesticated HCAC’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Domesticated HCAC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of HCAC’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Domesticated HCAC Common Stock will be Continental Stock Transfer & Trust Company.

Listing

Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCAC is required to cause the Domesticated HCAC Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the Domesticated HCAC Common Stock is intended to be listed, subject to Nasdaq approval, under the proposed symbol “REC”. Because the Domesticated HCAC Rights will convert into Domesticated HCAC Common Stock at the Effective Time, Domesticated HCAC Rights are not expected to remain outstanding or separately listed following the Closing. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq confirmation of the listing of the Domesticated HCAC Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated HCAC Common Stock would not be listed on any nationally recognized securities exchange.

REEcycle Options

As of the date of this proxy statement/prospectus REEcycle has [18,032,292] REEcycle Options outstanding.

As discussed in this proxy statement/prospectus, as part of the Business Combination, each REEcycle Option that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated HCAC and converted into an option to purchase a number of shares of Domesticated HCAC Common Stock (such option, an “Exchanged Option”), equal to the product (rounded down to the nearest whole number) of (x) the number of shares of REEcycle Common Stock subject to such REEcycle Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of such REEcycle Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that the assumption and adjustment of the unvested REEcycle Options shall be completed in a manner that satisfies the requirements of Code Section 409A and, with respect to any REEcycle Option intended to be an “incentive stock option,” Code Section 424(a) and the applicable regulations promulgated thereunder.

Except as described herein, the Exchanged Options will have terms and provisions that are identical to those of the REEcycle Options.

Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and Certain Provisions of Delaware Law

The provisions of the Proposed Post-Closing Certificate of Incorporation, the Proposed Post-Closing Bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Domesticated HCAC Common Stock.

The Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Domesticated HCAC Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

●	Authorized but Unissued Capital Stock. The authorized but unissued shares of Domesticated HCAC Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Domesticated HCAC Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

●	Director Designees; Classes of Directors. Each director shall serve for a term until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

●	No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Post-Closing Certificate of Incorporation does not provide for cumulative voting. As a result, the holders of shares of Domesticated HCAC Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock will be able to elect all of the directors then standing for election.

●	Quorum. The Proposed Post-Closing Bylaws will provide that at all meetings of the Domesticated HCAC Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

●	Action by Written Consent. Any action required or permitted to be taken by the stockholders of Domesticated HCAC must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Domesticated HCAC Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Domesticated HCAC Preferred Stock.

●	Special Meetings of Stockholders. The Proposed Post-Closing Certificate of Incorporation will provide that, except as otherwise required by law and subject to the rights of the holders of any series of Domesticated HCAC Preferred Stock, special meetings of the stockholders of Domesticated HCAC for any purpose or purposes may be called at any time only by or at the direction of the Chief Executive Officer, the President, or the Chairperson of the Domesticated HCAC Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors at any time in office, or by any person appointed pursuant to such resolution, but such special meetings may not be called by stockholders or any other Person or Persons.

●	Advance Notice Procedures. The Proposed Post-Closing Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the Domesticated HCAC Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Domesticated HCAC Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of Domesticated HCAC timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed Post-Closing Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Post-Closing Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Domesticated HCAC.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Post-Closing Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Domesticated HCAC and its stockholders, through stockholders’ derivative suits on Domesticated HCAC’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Proposed Post-Closing Bylaws provide that Domesticated HCAC must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. Domesticated HCAC is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. Domesticated HCAC believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Proposed Post-Closing Certificate of Incorporation and the Proposed Post-Closing Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Domesticated HCAC and its stockholders. In addition, your investment may be adversely affected to the extent Domesticated HCAC pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Domesticated HCAC believes that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Domesticated HCAC’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Domesticated HCAC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of HCAC’s directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Domesticated HCAC Common Stock will be Continental Stock Transfer & Trust Company.

Listing

Pursuant to the terms of the Business Combination Agreement, as a closing condition (subject to certain exceptions), HCAC is required to cause the Domesticated HCAC Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. Following the Closing, the Domesticated HCAC Common Stock is intended to be listed, subject to Nasdaq approval, under the proposed symbol “REC”. It is important for you to know that, at the time of our extraordinary general meeting, we may not have received from Nasdaq either confirmation of the listing of the Domesticated HCAC Common Stock or that approval will be obtained prior to the consummation of the Business Combination, and it is possible that the listing condition to the consummation of the Business Combination may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived or is subject to an exception and therefore the Domesticated HCAC Common Stock would not be listed on any nationally recognized securities exchange.

MARKET PRICE AND DIVIDENDS OF SECURITIES

Market Price of HCAC Units, HCAC Ordinary Shares and Public Rights

Market Price and Ticker Symbol

HCAC’s Units, Public Shares and Public Rights are currently listed on Nasdaq under the symbols “HCACU”, “HCAC” and “HCACR”, respectively.

The closing price of HCAC’s Units, Public Shares and Public Rights on May 29, 2026, the last Trading Day before announcement of the execution of the Business Combination Agreement, was $10.32, $9.99 and $0.30, respectively. As of [●], 2026, the day before the Record Date for the extraordinary general meeting, the closing price for each HCAC Unit, Public Share and Public Right was $[   ], $[   ] and $[   ], respectively.

Holders

As of the Record Date, there was [one holder] of record of HCAC Units, [one holder] of record of HCAC Public Shares, [thirty holders] of record of HCAC Class B Ordinary Shares, [●] holder of record of Public Rights and [●] holder of record of Private Placement Units. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose HCAC Units, Public Shares and Public Rights are held of record by banks, brokers and other financial institutions.

Dividends

HCAC has not paid any cash dividends on the HCAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

REEcycle Recent Sales of Unregistered Securities of REEcycle

During the past three years, REEcycle has sold or issued the following securities:

Subscription Agreements

In 2023, REEcycle issued an aggregate of 116,324,234 shares of REEcycle Common Stock pursuant to subscription agreements for aggregate consideration of $1,122,626.

In February 2024, REEcycle issued 7,200,000 shares of REEcycle Common Stock to Fermin Olivan (former Chief Executive Officer) pursuant to Separation, General Release and Subscription and Contribution Agreement whereby Mr. Olivan contributed all 15,228 shares of RRR common stock he held to REEcycle. Following this transaction, REEcycle was the sole stockholder of RRR.

In March 2025, REEcycle issued an aggregate of 22,208,332 shares of REEcycle Common Stock pursuant to subscription agreements for aggregate consideration of $924,048.

In June 2025, REEcycle issued an aggregate of 55,558,333 shares of REEcycle Common Stock pursuant to subscription agreements for aggregate consideration of $3,333,500.

In July 2026, REEcycle issued an aggregate of 15,000,000 shares of REEcycle Common Stock pursuant to subscription agreements for aggregate consideration of $6,000,000.

In August 2026, REEcycle issued an aggregate of 10,000,000 shares of REEcycle Common Stock pursuant to subscription agreements for aggregate consideration of $4,000,000.

For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions”.

Equity Grants

In 2023, REEcycle issued 9,500,000 restricted stock units under its 2023 Restricted Stock Unit Plan to Mick McMullen for his services as a director of the Company.

During the past three years, REEcycle issued the following REEcycle Options to current directors, officers and/or employees in the following amounts: in 2024, an aggregate of 8,000,000 REEcycle Options; in 2025, an aggregate of 20,503,125 REEcycle Options; and in 2026, 1,000,000 REEcycle Options. Of these, 9,907,292 REEcycle Options remain outstanding. In addition, REEcycle issued 8,500,000 REEcycle Options to a former employee which remain outstanding and available to exercise through February 9, 2028.

Securities Act Exemptions

REEcycle issued the securities in the foregoing transactions as private placements pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

Market Price of REEcycle Securities

Market price information regarding REEcycle is not provided because there is no public market for REEcycle’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of REEcycle - Liquidity and Capital Resources”.

Dividend Policy of Domesticated HCAC Following the Business Combination

REEcycle does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of our board of directors at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information available to us regarding (i) the beneficial ownership of HCAC Ordinary Shares as of [●], 2026 (pre-Business Combination) and (ii) the expected beneficial ownership following the consummation of the Business Combination (post-Business Combination) of Domesticated HCAC Common Stock, assuming a “no redemptions” scenario and a “maximum redemptions” scenario as described below:

●	each person known by us to be, or is expected to be, the beneficial owner of more than 5% of our issued and outstanding ordinary shares;

●	each of our current executive officers and directors, and all executive officers and directors of Domesticated HCAC as a group, in each case pre-Business Combination; and

●	each person who is expected to become an executive officer or director of Domesticated HCAC after the Business Combination, and all executive officers and directors of Domesticated HCAC as a group, in each case post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options, rights and other securities that are currently exercisable, convertible or otherwise acquirable within 60 days of the measurement date.

The beneficial ownership of HCAC Ordinary Shares pre-Business Combination is based on 29,197,293 HCAC Ordinary Shares, consisting of (i) 21,314,000 HCAC Class A Ordinary Shares and (ii) 7,883,293 HCAC Class B Ordinary Shares, issued and outstanding as of the date of this proxy statement/prospectus, assuming no additional issuances, transfers or forfeitures after the IPO and the full exercise of the underwriters’ over-allotment option.

The expected beneficial ownership of Domesticated HCAC Common Stock post-Business Combination is calculated as if the Closing occurred on [●], 2026, and assumes two scenarios: (i) no Public Shares are redeemed and (ii) the maximum number of 20,700,000 Public Shares are redeemed. It also assumes that (a) the Sponsor does not convert any Working Capital Loans, (b) each outstanding HCAC Right, including each Domesticated HCAC Right issued in connection with the Unit Split, converts into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement, (c) 35,000,000 shares of Domesticated HCAC Common Stock are issued as upfront merger consideration to REEcycle Stockholders, (d) the 6,125,000 Advisory Shares are issued to HC Singapore, but no Earnout Shares, other Additional Shares or Deferred Shares are issued, (e) 210,000 shares are issued pursuant to the Initial Subscription Agreements and, in the maximum redemptions scenario, 4,730,263 shares are issued to assumed PIPE Investors, and (f) no shares are issued under the New Equity Incentive Plan or upon exercise of REEcycle Options. Based on the foregoing assumptions, we have estimated that there would be 73,451,193 shares of Domesticated HCAC Common Stock issued and outstanding in the “no redemptions” scenario and 57,481,456 shares of Domesticated HCAC Common Stock issued and outstanding in the “maximum redemptions” scenario. In each case, we have assumed that the amount at which each Public Share may be redeemed pursuant to the Redemption is approximately $[●] and an Exchange Ratio of approximately [●]. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, we believe that all persons named in the table have shared or sole voting and investment power with respect to all ordinary shares beneficially owned by them. The beneficial ownership information below assumes that (i) all REEcycle Common Stock has been exchanged for Domesticated HCAC Common Stock and (ii) all outstanding HCAC Rights have converted into Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement.

	Pre-Business Combination				Post-Business Combination
					No Redemption		Maximum Redemptions
Name and Address of Beneficial Owner(1)	Number of HCAC Class A Ordinary Shares	% of Outstanding Class A Ordinary Shares	Number of HCAC Class B Ordinary Shares	% of Outstanding Class B Ordinary Shares	Number of Shares of Domesticated HCAC Common Stock	% of Outstanding Domesticated HCAC Common Stock	Number of Shares of Domesticated HCAC Common Stock	% of Outstanding Domesticated HCAC Common Stock
Directors and Executive Officers of HCAC Before the Business Combination
Alex Bono(2)	418,000	2.0%	7,803,293	99.0%	8,221,293	11.2%	8,221,293	14.3%
Aaron Dominish(2)	418,000	2.0%	7,793,293	98.9%	8,211,293	11.2%	8,211,293	14.3%
Matthew J. Hudson			10,000		10,000	*	10,000	*
Greg Woszczalski			10,000		10,000	*	10,000	*
Stephanie Wen			10,000		10,000	*	10,000	*
Peter Beckhouse			15,000		15,000	*	15,000	*
All officers and directors as a group (6 individuals)	418,000	2.0%	7,863,293	99.7%	8,281,293	11.3%	8,281,293	14.4%
Directors and Executive Officers of Domesticated HCAC After the Business Combination
Michael McMullen
Justin Froneman
Jon Christian Evensen
Morné Engelbrecht
Tawnya Erickson
Eric Carnell
The Honorable Charles D. McConnell
Amaryllis Kennedy
Christine O’Brien
Greg Woszczalski
All officers and directors as a group (10 individuals)
Five Percent Holders Before the Business Combination:
Hall Chadwick Capital LLC(2)(3)(4)	418,000	2.0%	7,778,293	98.7%	8,196,293	11.2%	8,196,293	14.3%
Glazer Capital, LLC(5)	1,100,072	5.2%			1,100,072	1.5%	-	-
Meteora Capital, LLC(6)	1,111,800	5.2%			1,111,800	1.5%	-	-
Adage Capital Management L.P(7)	1,620,000	7.6%			1,620,000	2.2%	-	-
Five Percent Holders After the Business Combination:
Hall Chadwick Capital LLC	418,000	1.8%	7,778,293	98.7%	8,196,293	11.2%	8,196,293	14.3%
Hall Chadwick Corporate (Asia), Pte Ltd.	-	-	-	-	6,125,000	8.3%	6,125,000	10.7%

*	Less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers of HCAC Before the Business Combination” and “Five Percent Holders Before the Business Combination” is 1 North Bridge Road, #18-06 High Street Centre, Singapore 179094. Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers of Domesticated HCAC After the Business Combination” and “Five Percent Holders After the Business Combination” is [●].
(2)	Hall Chadwick Capital LLC is the record holder of the Founder Shares and Private Placement Units held by the Sponsor. Alex Bono, HCAC’s Chief Executive Officer, and Aaron Dominish, HCAC’s Chief Financial Officer, are directors of the Sponsor and control the management of the Sponsor, including the exercise of voting and investment discretion over the securities of HCAC held by the Sponsor. Accordingly, Messrs. Bono and Dominish may be deemed to beneficially own the securities held by the Sponsor, and each disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(3)	The Sponsor transferred 25,000 Founder Shares to Alex Bono, 15,000 Founder Shares to Peter Beckhouse, 15,000 Founder Shares to Aaron Dominish, 10,000 Founder Shares to Greg Woszczalski, 10,000 Founder Shares to Chris Dirckze, 10,000 Founder Shares to Craig Ransley, 10,000 Founder Shares to Matthew J. Hudson and 10,000 Founder Shares to Stephanie Wen.

(4)	Includes (i) the 380,000 Private Placement Units that Sponsor purchased in a private placement that closed simultaneously with the IPO and (ii) the 38,000 HCAC Class A Ordinary Shares underlying the shares in the Private Placement Units, issuable upon the consummation of the Business Combination, which shares are deemed outstanding for purposes of computing the Sponsor's percentage ownership pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(5)	Based on a Schedule 13G filed with the SEC on August 13, 2026 by Glazer Capital, LLC and Paul J. Glazer, reporting shared voting and dispositive power over 1,100,072 HCAC Class A Ordinary Shares as of June 30, 2026, held by funds and managed accounts for which Glazer Capital serves as investment manager. The post-Business Combination columns assume that all such shares are redeemed in the Maximum Redemptions scenario and exclude any shares issuable upon conversion of Public Rights, which were not reported in the Schedule 13G. Mr. Glazer is the Managing Member of Glazer Capital. The business address of the reporting persons is 250 West 55th Street, Suite 30A, New York, New York 10019.
(6)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on August 14, 2026 by Meteora Capital, LLC and Vik Mittal, reporting shared voting and dispositive power over 1,111,800 HCAC Class A Ordinary Shares held by funds and managed accounts for which Meteora Capital serves as investment manager. Mr. Mittal is the Managing Member of Meteora Capital. The business address of the reporting persons is 1200 N Federal Hwy, #200, Boca Raton, Florida 33432.
(7)	Based on a Schedule 13G filed with the SEC on February 12, 2026 by Adage Capital Management, L.P., Robert Atchinson and Phillip Gross, reporting shared voting and dispositive power over 1,620,000 HCAC Class A Ordinary Shares directly held by Adage Capital Partners, L.P. The business address of the reporting persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.
(8)	Consists of 6,125,000 shares of Domesticated HCAC Common Stock issuable to HC Singapore at the Closing as Additional HCAC Shares for advisory services rendered to HCAC (the “Advisory Shares”), which are assumed to be issued under each scenario. Excludes the 875,000 Deferred HCAC Shares issuable to HC Singapore only upon the occurrence of the Milestone Event, which are not deemed beneficially owned because they are not acquirable within 60 days of the Closing. If HC Singapore elects at the Closing to receive up to $1.0 million of its advisory fees in cash, 100,000 of the Advisory Shares would be forfeited. HC Singapore is an affiliate of the Sponsor. Richard Albarran and Drew Townsend have voting and investment discretion over the securities held by HC Singapore and may be deemed to beneficially own such securities. The business address of HC Singapore is 20A Tanjong Pagar Road, Singapore 088443.

HCAC’s Initial Shareholders beneficially own approximately 27% of the issued and outstanding HCAC Ordinary Shares. Prior to the closing of HCAC’s initial business combination, only holders of HCAC Class B Ordinary Shares will be entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend HCAC’s constitutional documents or to adopt new constitutional documents, in each case, as a result of HCAC’s approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands). On any other matters submitted to a vote of HCAC’s stockholders prior to or in connection with completion of HCAC’s stockholders, including the appointment of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend HCAC’s constitutional documents or to adopt new constitutional documents, in each case, as a result of our approving a transfer by way of continuation to a jurisdiction outside the Cayman Islands), and approval of significant corporate transactions including HCAC’s initial business combination.

HCAC consummated the private placement of an aggregate of 614,000 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $6,140,000. The Private Placement Units were purchased by the Sponsor (380,000 units), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (222,300 units), and Clear Street LLC (11,700 units). Each Private Placement Unit consists of one HCAC Class A Ordinary Share and one Private Placement Right, with each Private Placement Right entitling the holder to receive one-tenth (1/10) of one HCAC Class A Ordinary Share upon consummation of the initial business combination. The Private Placement Units held by the Sponsor are subject to a lock-up as described in “Principal Stockholders-Restrictions on Transfers of Class B Ordinary Shares and Private Placement Units”.

To the extent not separated before the Domestication, each Private Placement Unit will convert into a Domesticated HCAC Unit in the Domestication, and each Domesticated HCAC Unit will be cancelled in the Unit Split at the Effective Time and will thereafter entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right. Each Domesticated HCAC Right, including any Domesticated HCAC Right issued in connection with the Unit Split, will automatically convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock pursuant to the Rights Agreement. If HCAC does not complete its initial business combination within the Completion Window, the Private Placement Units will expire worthless. The Private Placement Units are subject to the transfer restrictions described below.

HCAC’s Sponsor and our officers and directors are deemed to be our “promoters” as such term is defined under the federal securities laws.

Securities Authorized for Issuance under Equity Compensation Plans

No shares of HCAC are available for issuance under any equity compensation plan prior to the Business Combination.

Shares of REEcycle Common Stock have been reserved for issuance under the REEcycle EIP.

Domesticated HCAC Common Stock will be reserved for issuance under the New Equity Incentive Plan as of the Closing of the Business Combination. The New Equity Incentive Plan will have an initial share reserve for new awards to be issued thereunder equal to twelve percent (12%) of the fully diluted shares of Domesticated HCAC Common Stock as of immediately after the Closing (rounded to the nearest whole share) and will include an “evergreen” provision pursuant to which, on the first day of each calendar year beginning with the first full calendar year following the Plan Effective Date, the share reserve automatically increases by [●] percent ([●]%) of the total number of outstanding shares (on a fully diluted basis) on such date, unless otherwise determined by the Domesticated HCAC Board.

Changes in Control

None.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

HCAC Related Person Transactions

Founder Shares

At the formation of HCAC on May 22, 2025, the Sponsor acquired 7,883,293 HCAC Class B Ordinary Shares for an aggregate purchase price of $25,000, or approximately $0.003171 per share. Of these shares, 1,018,654 HCAC Class B Ordinary Shares were subject to forfeiture if the underwriters did not exercise their over-allotment option in full; however, on November 24, 2025, HCAC consummated its IPO of 20,700,000 units, including the full exercise of the underwriters’ over-allotment option. On November 20, 2025, Hall Chadwick Capital Ltd. transferred all of its previously held Founder Shares to Hall Chadwick Capital LLC. The Sponsor has transferred 25,000 Founder Shares to Alex Bono, 15,000 Founder Shares to Peter Beckhouse, 15,000 Founder Shares to Aaron Dominish, 10,000 Founder Shares to Greg Woszczalski, 10,000 Founder Shares to Chris Dirckze, 10,000 Founder Shares to Craig Ransley, 10,000 Founder Shares to Matthew J. Hudson, and 10,000 Founder Shares to Stephanie Wen. In addition, certain non-managing sponsor investors indirectly hold economic interests in an aggregate of 2,973,333 Founder Shares through their purchase of non-managing membership interests in the Sponsor, including 533,333 Founder Shares allocated to certain non-managing sponsor investors that provide advisory services. As of the date of this proxy statement/prospectus, the Sponsor and its permitted transferees hold 7,883,293 HCAC Class B Ordinary Shares in the aggregate.

Pursuant to the Letter Agreement, the Sponsor and HCAC’s officers and directors have agreed not to transfer, assign or sell any of their Founder Shares and any HCAC Class A Ordinary Shares issuable upon conversion thereof until the earlier of (i) 180 days after the completion of a Business Combination or (ii) the date following the completion of a Business Combination on which HCAC completes a liquidation, merger, share exchange or other similar transaction that results in all of HCAC’s stockholders having the right to exchange their ordinary shares for cash, securities or other property; provided that, if the closing price of the HCAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after a Business Combination, the Founder Shares will be released from the lock-up. The Private Placement Units, including the Private Placement Shares, Private Placement Rights and shares issuable upon conversion of the Private Placement Rights, will not be transferable, assignable or saleable until 30 days after the completion of HCAC’s initial business combination. The Letter Agreement contains exceptions to these lock-up provisions, including transfers among the Sponsor and its affiliates, to HCAC’s executive officers or directors, or to certain affiliates, family members, trusts, charitable organizations, partners, stockholders, members, nominees or custodians, as well as certain transfers by operation of law, in connection with a Business Combination, to HCAC for cancellation, in liquidation or in other specified transactions, in each case subject to the applicable conditions in the Letter Agreement, including that specified permitted transferees agree in writing to be bound by the applicable transfer restrictions and other restrictions contained in the Letter Agreement.

Private Placement Units

Simultaneously with the closing of the IPO, HCAC consummated the private placement of an aggregate of 614,000 Private Placement Units at a price of $10.00 per unit, generating gross proceeds of $6,140,000. The Private Placement Units were purchased by the Sponsor (380,000 units), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (222,300 units), and Clear Street LLC (11,700 units). Each Private Placement Unit consists of one HCAC Class A Ordinary Share and one Private Placement Right, with each Private Placement Right entitling the holder to receive one-tenth (1/10) of one HCAC Class A Ordinary Share upon consummation of the initial business combination. To the extent not separated before the Domestication, each Private Placement Unit will convert into a Domesticated HCAC Unit in the Domestication, and each Domesticated HCAC Unit will be cancelled in the Unit Split at the Effective Time and will entitle the holder to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right, which right will convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement.

Administrative Services Agreement

HCAC has agreed to pay $20,000 a month for office space, administrative services and secretarial support to the Sponsor or an affiliate thereof. Services commenced on November 24, 2025, the date the securities were first listed on Nasdaq, and will terminate upon the earlier of the consummation by HCAC of a Business Combination or the liquidation of HCAC.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of HCAC’s founding team or any of their affiliates may, but are not obligated to, loan HCAC funds as may be required. If HCAC completes a Business Combination, HCAC would repay the Working Capital Loans out of the proceeds of the Trust Account released to HCAC. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, HCAC may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.0 million of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per unit. Such units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC. Any rights included in units issued upon conversion of Working Capital Loans would be subject to the same treatment as other HCAC Rights in the Business Combination, including conversion into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement.

Registration Rights Agreement

At the Closing, Domesticated HCAC, the Sponsor and the holder parties thereto will enter into the Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain REEcycle Stockholders and the other parties thereto will be entitled to customary piggyback registration rights and demand registration rights, on the terms and subject to the conditions therein, with respect to securities of Domesticated HCAC that they will hold following the Business Combination.

Transaction Support Agreement

On May 31, 2026, the Supporting Company Stockholders executed and delivered to HCAC a Transaction Support Agreement, pursuant to which each such Supporting Company Stockholder agreed to, among other things, support and vote in favor of the Business Combination Agreement, the Merger and the Transactions. The Supporting Company Stockholders have further agreed, subject to the Closing, to the termination of any of their rights under the REEcycle Bylaws or any letter agreement providing for redemption rights, put rights, purchase rights, or similar rights that are not generally available to all stockholders, effective immediately prior to the Closing, and agree that prior thereto, the Supporting Company Stockholders will not exercise such rights in any manner inconsistent with the Business Combination Agreement or otherwise reasonably likely to interfere with, delay, impede, frustrate or prevent the consummation of the Merger.

The Transaction Support Agreement restricts the Supporting Company Stockholders from directly or indirectly, (a) selling, assigning, transferring (including by operation of law), creating any lien or pledge, disposing of, or otherwise encumbering any of the shares or otherwise, or agreeing to do any of the foregoing, except if pursuant to the Business Combination Agreement or to another stockholder bound by the terms of the Transaction Support Agreement; (b) depositing any shares into a voting trust or entering into a voting agreement or arrangement or granting any proxy or power of attorney with respect thereto that is inconsistent with the Transaction Support Agreement; and (c) entering into any contract, option or other arrangement or undertaking with respect to the direct acquisition or sale, assignment, transfer or other disposition of any shares, except as set forth in the Business Combination Agreement or the Transaction Support Agreement.

Letter Agreement

On November 20, 2025, HCAC, its directors and officers, and the Sponsor entered into the Letter Agreement, which contains provisions relating to transfer restrictions of the Founder Shares and Private Placement Units, indemnification of the Trust Account, voting obligations, waiver of redemption rights and participation in liquidation distributions from the Trust Account.

Under this Letter Agreement, the Founder Shares and Private Placement Units and any HCAC Class A Ordinary Shares or Private Placement Rights underlying the Private Placement Units are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by the Sponsor and management team. Those lock-up provisions provide that such securities are not transferable or saleable (i) in the case of any Founder Shares or any other Ordinary Shares of HCAC (which are not Offering Shares), as defined in the Letter Agreement, until the earlier of (A) 180 days after the completion of a Business Combination or (B) the date on which, subsequent to a Business Combination, (x) the last sale price of the HCAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after a Business Combination, or (y) HCAC completes a liquidation, merger, share exchange or other similar transaction that results in all of HCAC’s stockholders having the right to exchange their HCAC Class A Ordinary Shares for cash, securities or other property, and (ii) in the case of the Private Placement Units, including the Private Placement Shares, Private Placement Rights and shares issuable upon conversion of the Private Placement Rights or any securities underlying the Private Placement Rights, until 30 days after the completion of a Business Combination. The Letter Agreement contains exceptions to these lock-up provisions, which allow for transfers to be made (i) to the Company’s officers, directors, advisors or consultants, any affiliate or family member of any of the Company’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (ii) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the Completion Window (as defined in the Letter Agreement) or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares or units were originally purchased; (vi) pro rata distributions from the Sponsor to its respective members, partners or stockholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (vii) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (viii) in the event of the Company’s liquidation prior to consummation of a Business Combination; (ix) in the event that, subsequent to the consummation of a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their HCAC Class A Ordinary Shares for cash, securities or other property or (x) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (vii); provided, however, that, in the case of clauses (i) through (vii) and (x), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in the Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

Pursuant to the Letter Agreement entered into with HCAC, each of our Sponsor, directors and officers have agreed to restrictions on its ability to transfer, assign, or sell the units, as summarized in the table below.

PIPE Investment

In connection with the Business Combination, HCAC is seeking to consummate a PIPE Investment. On September 30, 2026, HCAC entered into the Initial Subscription Agreements with certain entities, each controlled and/or managed by one of (i) Michael McMullen, a director of REEcycle, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional only upon the Closing; Cohen & Company Capital Markets is engaged as placement agent; and HCAC is obligated under the Business Combination Agreement to use reasonable best efforts to satisfy the closing conditions of any PIPE Investment subscription agreements. The affiliated entities of Messrs. Albarran and Townsend each subscribed for 70,000 shares ($700,000) of Domesticated HCAC Common Stock pursuant to the applicable Initial Subscription Agreements.

The PIPE Investment with other potential investors may not be consummated on the terms described herein, or at all. The PIPE Investment, if consummated, will result in the issuance of additional shares of Domesticated HCAC Common Stock, which will have a dilutive effect on non-redeeming shareholders.

Since the consummation of its IPO on November 24, 2025, HCAC has not entered into any material financing transactions other than the Private Placement Units sold concurrently with the IPO and the ongoing PIPE Investment described above.

In addition to the Initial Subscription Agreements, Cohen & Company Capital Markets is actively seeking commitments from institutional and other accredited investors. HCAC is obligated under the Business Combination Agreement to use reasonable best efforts to satisfy the closing conditions of any subscription agreements entered into in connection with the PIPE Investment. As of October 30, 2026, no additional binding subscription agreements beyond the Initial Subscription Agreements have been entered into. There can be no assurance that HCAC will obtain additional PIPE Investment commitments, or that any additional subscription agreements will be entered into on terms consistent with the Initial Subscription Agreements or at all.

In the 100% Redemptions Scenario, the Business Combination Agreement requires that the Closing Aggregate Cash Amount be not less than $40,000,000 (the “Minimum Cash Condition”). HCAC is continuing to pursue additional PIPE Investment commitments and may also explore other alternatives to satisfy this condition. Additional PIPE Investment commitments may be not be received or consummated on the terms described herein, or at all, and there can be no assurance that any additional PIPE Investment commitments will be available in an amount sufficient to satisfy the Minimum Cash Condition.

The PIPE Investment will result in the issuance of additional shares of Domesticated HCAC Common Stock, which will have a dilutive effect on non-redeeming Public Shareholders. The shares to be issued pursuant to the Initial Subscription Agreements will be issued at $10.00 per share, which is equal to the price per unit at which HCAC’s units were sold in the IPO.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Founder shares	The earlier of (i) 180 days after the date of the consummation of the Business Combination or (ii) subsequent to the Business Combination, (x) the date on which the last sale price of HCAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which a liquidation, merger, stock exchange or other similar transaction is consummated after the Business Combination which results in all of HCAC’s stockholders having the right to exchange their HCAC Class A Ordinary Shares for cash, securities or other property.	HCAC Hall Chadwick Capital LLC Alex Bono Aaron Dominish Peter Beckhouse Greg Woszczalski Chris Dirckze Craig Ransley Matthew J. Hudson Stephanie Wen	Transfers permitted (i) to the Company’s officers, directors, advisors or consultants, any affiliate or family member of any of the Company’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (ii) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the Completion Window (as defined in the Letter Agreement) or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares or units were originally purchased; (vi) pro rata distributions from the Sponsor to its respective members, partners or stockholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (vii) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (viii) in the event of the Company’s liquidation prior to consummation of a Business Combination; (ix) in the event that, subsequent to the consummation of a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their Class A ordinary shares for cash, securities or other property or (x) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (vii); provided, however, that, in the case of clauses (i) through (vii) and (x), these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in the Letter Agreement (including provisions relating to voting, the Trust Account and liquidating distributions).

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Units (including underlying securities)	Thirty days after the completion of the Business Combination	HCAC Hall Chadwick Capital LLC Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC Clear Street LLC	Same as above.

Any units, Share Rights ordinary shares or any other securities convertible into, or exercisable, or exchangeable for, ordinary shares	180 days after the date of this prospectus

Hall Chadwick Capital LLC

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC

Clear Street LLC

Alex Bono

Peter Beckhouse

Aaron Dominish

Greg Woszczalski

Chris Dirckze

Craig Ransley

Matthew J. Hudson

Stephanie Wen

No transfer without the prior written consent of the representatives; provided, however, that we may (1) issue and sell the private placement units; (2) issue and sell the additional units to cover our underwriters’ over-allotment option (if any); (3) register with the SEC pursuant to an agreement to be entered into concurrently with the issuance and sale of the securities in this offering, the resale of the private placement units and their underlying securities and the Class A ordinary shares issuable upon conversion of the Share Rights and the founder shares; and (4) issue securities in connection with our initial business.

In connection with the Business Combination, the transfer restrictions applicable to the holders of Founder Shares contained in Section 8 of the Letter Agreement will be superseded by the Lock-Up Agreement.

HCAC’s Policy for Approval of Related Party Transactions

The audit committee of the HCAC Board will adopt a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest.

“Related parties” under this policy will include: (i) our directors or officers or any person who has served in such roles since the beginning of the most recent fiscal year, even if he or she does not currently serve in that role; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) if the related party is a director or an immediate family member of a director, the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

HCAC is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to the Sponsor, officers or directors, or its or their affiliates, for services rendered to HCAC prior to or in connection with the completion of its initial business combination, including the following payments, all of which, if made prior to the completion of its initial business combination, will be paid from funds held outside the Trust Account:

●	Reimbursement for office space, utilities and secretarial and administrative support made available to HCAC by the Sponsor or an affiliate thereof, in an amount equal to $20,000 per month;

●	Payment of consulting, success or finder fees to certain of our directors, officers, advisors, or their respective affiliates in connection with the consummation of our initial business combination, including any deferred payments thereof;

●	We may engage our Sponsor or an affiliate of our Sponsor as an advisor or otherwise in connection with our initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions;

●	Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination; and

●	Repayment of Working Capital Loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of HCAC’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of June 30, 2026, the Sponsor has not funded any Working Capital Loans to HCAC. Up to $1.0 million of such Working Capital Loans may be converted into units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. Such units would be identical to the Private Placement Units, and any rights included in such units would convert into one-tenth (1/10) of one share of Domesticated HCAC Common Stock at the Effective Time pursuant to the Rights Agreement.

REEcycle Related Person Transactions

Subscription Agreements

On March 27, 2025, REEcycle approved the issuance of an aggregate of 22,208,332 shares of REEcycle Common Stock pursuant to subscription agreements between REEcycle and certain purchasers identified therein, including 8,100,000 shares of REEcycle Common Stock purchased by Mr. McMullen, the Chairman of the REEcycle Board, at $0.05 per share for aggregate consideration of $405,000, and 1,666,666 shares of REEcycle Common Stock purchased by Mr. McMullen at $0.06 per share for aggregate consideration of $100,000. In addition, Mr. Evensen, a director of REEcycle, purchased 833,333 shares of REEcycle Common Stock at $0.06 for aggregate consideration of $50,000.

On June 16, 2025, REEcycle approved the issuance of an aggregate of 55,558,333 shares of REEcycle Common Stock pursuant to subscription agreements between REEcycle and certain purchasers identified therein, including (i) 5,000,000 shares of REEcycle Common Stock purchased by Shaka Investments Ltd. at $0.06 per share for aggregate consideration of $300,000 and (ii) 9,583,334 shares of common stock purchased by Sebago Ivanhoe LLC and affiliates of Mr. Evensen at $0.06 per share for aggregate consideration of $575,000. Mr. McMullen is the ultimate beneficiary and controlling person of Shaka Investments Ltd., which holds 122,941,660 shares of REEcycle Common Stock as of the date of this proxy statement/prospectus. Together, Mr. McMullen and Shaka Investments Ltd. hold 125,941,660 shares of REEcycle Common Stock representing 33.1% of outstanding REEcycle Common Stock as of the date of this proxy statement/prospectus. Mr. Evensen is also a member and manager of Sebago Ivanhoe LLC, an investor in REEcycle. Mr. Evensen, Sebago Ivanhoe LLC, and other affiliates of Mr. Evensen hold 10,416,667 shares of REEcycle Common Stock representing 2.8% of outstanding REEcycle Common Stock as of the date of this proxy statement/prospectus.

PGM Processing Sublease

On May 15, 2026, the Company entered into an industrial sublease with PGM Processing LLC for the 10,000 square foot demonstration facility located at 1125 Boren Blvd. in Duncan, Oklahoma. PGM Processing LLC leases this facility from the Duncan Area Economic Development Foundation pursuant to a lease agreement with a term ending May 31, 2027. The term of the sublease is through March 31, 2028, but will automatically terminate on May 31, 2027 if the lease between PGM Processing LLC and Duncan Area Economic Development Foundation is not extended. Under the sublease, REEcycle pays PGM Processing LLC monthly net rent of $12,500 and the total rent payable from January 1, 2026 through March 31, 2028 is $337,500. Mr. Froneman, the Chief Executive Officer of REEcycle, is president and an owner of PGM Processing LLC, REEcycle’s sublandlord for its Duncan, Oklahoma facility. Mr. Froneman recused himself from negotiation or execution of the sublease either on behalf of REEcycle or PGM Processing LLC. REEcycle Board approved this sublease as an interested party transaction. This sublease superseded and replaced a prior sublease agreement for a different facility in Duncan, Oklahoma, that was entered into on March 15, 2026, which was also between REEcycle and PGM Processing LLC, which sublease REEcycle and PGM Processing terminated in favor of the 1125 Boren Blvd. facility.

McMullen Contractor Agreement

On October 2, 2025, REEcycle entered into an independent contractor agreement with Mr. McMullen, pursuant to which Mr. McMullen agreed to provide certain advisory services to REEcycle. Pursuant to the contractor agreement, (i) Mr. McMullen was granted stock options to purchase an aggregate of 5,000,000 shares of REEcycle Common Stock, 2,000,000 of which were fully vested at the time of grant, and 3,000,000 shares of which are subject to vesting through October 2, 2026, subject to Mr. McMullen’s continuous service; and (ii) Mr. McMullen receives a monthly retainer of $5,000 for his advisory services.

Froneman Contractor Agreement

On March 1, 2025, REEcycle and Sumsare Resources entered into an independent contractor agreement pursuant to which Sumsare Resources’ principal and owner, Mr. Froneman, agreed to provide services to REEcycle as Chief Operating Officer, initially at a rate of $250 per hour, and as of June 1, 2025 at a monthly retainer of $10,000.

On October 2, 2025, REEcycle and Sumsare Resources entered into an amendment to the independent contractor agreement, increasing the monthly retainer to $20,000 and providing for an option grant to Mr. Froneman to purchase 7,000,000 shares of REEcycle Common Stock, 40% of which were fully vested at the time of grant and 60% of which are subject to one year cliff vesting on October 2, 2026.

On April 1, 2026, REEcycle and Sumsare Resources entered into a second amendment to the independent contractor agreement, increasing the monthly retainer to $30,000, and providing that Mr. Froneman would provide services to REEcycle as Chief Executive Officer through April 1, 2027.

Evensen Contractor Agreement

On October 2, 2025, the Company entered into an independent contractor agreement with Eucalyptus Resources LLC pursuant to which Mr. Evensen, its principal, agreed to provide certain advisory services to REEcycle. Pursuant to the contractor agreement, Mr. Evensen was granted stock options to purchase an aggregate of 4,000,000 shares of REEcycle Common Stock, 40% of which were fully vested at the time of grant and 60% of which are subject to vesting through October 2, 2026 subject to Mr. Evensen’s continuous service. Under this agreement, Mr. Evensen receives a monthly retainer of $5,000 for his advisory services.

McConnell University of Houston Relationship

Charles DeWitt (Chuck) McConnell has served as a director of the Company since July 2026. The University of Houston is a patent licensor to the Company. Mr. McConnell is Executive Director, Center for Carbon Management in Energy, University of Houston. Mr. McConnell does not exercise decision-making or oversight of the University of Houston’s patent license to the Company in this capacity. Mr. McConnell and Mr. McMullen previously served together on the Board of Metals Acquisition Limited (NYSR: MTAL).

Erickson Contractor Agreement

On May 5, 2025, REEcycle and Canyon View entered into an independent contractor agreement pursuant to which Canyon View’s principal, Tawnya Erickson, agreed to provide certain advisory services to REEcycle, initially at a rate of $150 per hour.

On October 2, 2025, REEcycle and Canyon View entered into an amendment to the independent contractor agreement extending the term an additional year.

On May 15, 2026, REEcycle and Canyon View entered into a second amendment to the independent contractor agreement, providing that Ms. Erickson would provide services to REEcycle as Chief Operating Officer for a monthly retainer of $22,500.

Carnell Contractor Agreement

On March 10, 2025, REEcycle and Eric Carnell entered into an independent contractor agreement pursuant to which Mr. Carnell provides legal services to REEcycle at a rate of $250 per hour. Mr. Carnell was appointed General Counsel of the Company on August 13, 2025 and Secretary of the Company on August 10, 2026. This agreement was amended on April 29, 2026 to extend the term through March 10, 2027.

Empire Engagement Letter

On April 2, 2026, REEcycle and Empire Capital Partners Pty Ltd (“Empire”) entered into a sell side mandate letter agreement relating to the proposed business combination between REEcycle and HCAC pursuant to which Empire would be paid a success fee equal to 2.25% of the total transaction value paid to REEcycle stockholders in connection with, and at the completion of, the Business Combination, including any equity consideration, cash consideration, or other forms of value received by REEcycle stockholders at Closing as part of the transaction. On May 29, 2026, Empire, REEcycle and HCAC entered into a side letter agreement pursuant to which Empire agreed to contribute to the PIPE contemplated in connection with the Business Combination up to 500,000 of the shares issuable to it as part of the success fee capped at $5.0 million in value. As of the date of this proxy statement/prospectus, the following individuals affiliated with Empire are officers of Empire (or immediate family members of officers of Empire) and are stockholders of the Company:

●	Edmond Yong Lern Tan, 2,264,286 shares of REEcycle Common Stock representing 0.62% of REEcycle’s outstanding stock;

●	Edmond Yong Lern Tan, LITTLE BROWN FAMILY TRUST A/C, 21,668,732 shares of REEcycle Common Stock representing 5.90% of REEcycle’s outstanding stock; and

●	Jesse Samuel D’Sylva, 1,000,000 shares of REEcycle Common Stock representing 0.27% of the REEcycle’s outstanding stock.

PIPE Investment

In connection with the Business Combination, HCAC is seeking to consummate a PIPE Investment. On September 30, 2026, HCAC entered into the Initial Subscription Agreements with certain entities, each controlled and/or managed by one of (i) Michael McMullen, a director of REEcycle, (ii) Richard Albarran, a member of HCAC’s advisory team and partner of HC NSW, and (iii) Drew Townsend, a member of HCAC’s advisory team and partner of HC NSW, pursuant to which such entities agreed to purchase an aggregate of 210,000 shares of Domesticated HCAC Common Stock at $10.00 per share for aggregate gross proceeds of $2.1 million, conditional only upon the Closing. The affiliated entity of Mr. McMullen subscribed for 70,000 shares ($700,000) of Domesticated HCAC Common Stock pursuant to the applicable Initial Subscription Agreement.

Statement of Policy Regarding Transactions with Related Persons

Effective upon the Closing of the proposed Business Combination, the Domesticated HCAC Board expects to adopt a related person transaction policy that will set forth Domesticated HCAC’s procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy is expected to become effective upon approval by the Domesticated HCAC Board following the consummation of the proposed Business Combination. Domesticated HCAC’s audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions.” The charter of Domesticated HCAC’s audit committee will provide that the audit committee will review and approve in advance any related party transaction.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, between Domesticated HCAC and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Transactions involving compensation for services provided to Domesticated HCAC as an employee or director are not expected to be covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of Domesticated HCAC’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

It is expected that under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, Domesticated HCAC’s management must present information regarding the related person transaction to Domesticated HCAC’s audit committee, or, if audit committee approval would be inappropriate, to another independent committee of the Domesticated HCAC Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests (direct and indirect) of the related persons, the benefits to Domesticated HCAC of the transaction and whether the transaction is on terms that are comparable to the terms available to or from (as the case may be) an unrelated third party or to or from employees generally. Under the policy, Domesticated HCAC will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable Domesticated HCAC to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct and Ethics that Domesticated HCAC expects the Domesticated HCAC Board to adopt following the closing of the proposed Business Combination, Domesticated HCAC’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, it is expected that Domesticated HCAC’s audit committee, or other independent committee of the Domesticated HCAC Board, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to Domesticated HCAC;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

It is also expected that the policy will require that, in determining whether to approve, ratify or reject a related person transaction, Domesticated HCAC’s audit committee, or other independent committee of the Domesticated HCAC Board, will consider, in light of known circumstances, whether or not the transaction is consistent with Domesticated HCAC’s best interests and those of Domesticated HCAC’s stockholders, as Domesticated HCAC’s audit committee, or other independent committee of the Domesticated HCAC Board, determines in the good faith exercise of its discretion.

Indemnification of Directors and Officers

The Proposed Post-Closing Bylaws will provide that Domesticated HCAC will be required to indemnify its directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed Post-Closing Certificate of Incorporation will provide that Domesticated HCAC’s directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

EXECUTIVE AND DIRECTOR COMPENSATION OF REECYCLE

In this section, references to “REEcycle,” the “Company,” “we,” “us,” “our,” and similar terms refer to REEcycle Holdings, Inc. and its subsidiaries prior to the consummation of the Business Combination and to the combined company and its subsidiaries following the consummation of the Business Combination.

REEcycle Executive Compensation

This section discusses the material components of the executive compensation program of REEcycle for our executive officers who are named in the “Summary Compensation Table” below. In 2025, our “named executive officers” and their positions (or former positions) were as follows:

●	Justin Froneman, Chief Executive Officer;

●	Rasmus Gerdeman, former Chief Executive Officer; and

●	Eric Carnell, General Counsel.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the Closing may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Justin Froneman, Chief Executive Officer(3)	2025	$119,999	$277,571	-	$397,570
	2024	-	$11,393	-	$11,393

Rasmus Gerdeman, former Chief Executive Officer(4)	2025	$251,962	108,790	$14,829	$375,581
	2024	$193,096	$68,363	-	$312,849

Eric Carnell, General Counsel	2025	$168,100	$25,817	-	$193,917

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns, if any, reflect the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. See Note 2 – Significant Accounting Policies to REEcycle’s audited financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions used in determining the grant date fair value of equity awards.
(2)	Amounts reported in the “All Other Compensation” column include company paid employee and dependent insurance premiums.
(3)	Mr. Froneman has served as Chief Executive Officer since March 28, 2026. Mr. Froneman served as Chief Operating Officer from October 2, 2025 to March 27, 2026. Mr. Froneman has served as a director since May 15, 2024.
(4)	Mr. Gerdeman resigned as an officer and director on February 9, 2026.

Narrative to Summary Compensation Table

Base Salaries

The named executive officers received either an annual base salary, a monthly retainer or hourly service fees to compensate them for services rendered. The amounts payable to each named executive officer are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, time commitment, role and responsibilities. The actual amounts earned by our named executive officers for services in the fiscal years ended December 31, 2025 and 2024 are set forth above in the Summary Compensation Table in the column entitled “Salary”. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions”.

Annual Bonuses

For fiscal years ended December 31, 2025 and 2024, REEcycle did not pay annual bonuses to its named executive officers.

Equity Compensation

REEcycle maintains the 2024 Long Term Incentive Plan, under which it may grant stock options and restricted stock awards to employees, directors, and consultants. During fiscal years ended December 31, 2025 and 2024, REEcycle granted stock options to certain named executive officers, as reflected in the Summary Compensation Table.

Equity awards granted to REEcycle’s named executive officers generally vest either at a single future vesting date or monthly over a defined service period, subject to the executive’s continued service through the applicable vesting date. In connection with the Business Combination, each award of REEcycle Options that is outstanding immediately prior to the Effective Time will be automatically assumed by Domesticated HCAC such that each REEcycle Option will be converted into an option for a number of shares of Domesticated HCAC Common Stock, equal to the product (rounded down to the nearest whole number) of (x) the number of shares of REEcycle Options and (y) the Exchange Ratio.

Retirement, Health, Welfare, and Other Benefits

The named executive officers are eligible to participate in REEcycle’s employee benefit plans on substantially the same basis as other similarly situated employees, including medical, dental, vision, and 401(k) plan benefits. REEcycle does not provide its named executive officers with pension benefits or nonqualified deferred compensation benefits.

Perquisites and Personal Benefits

REEcycle does not provide perquisites or personal benefits to its named executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each named executive officer as of December 31, 2025.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Justin Froneman	05/15/2024	500,000	(1)(2)	-		$0.02	05/15/2034	-	-
Justin Froneman	05/15/2024	500,000	(2)(3)	-		$0.065	05/15/2034	-	-
Justin Froneman	03/15/2025	2,500,000	(2)(4)	-		$0.065	03/15/2035	-	-
Justin Froneman	06/12/2025	1,500,000	(2)(5)	-		$0.065	06/12/2035	-	-
Justin Froneman	10/24/2025	2,800,000	(2)(4)	-		$0.065	10/24/2035	-	-
Justin Froneman	10/24/2025			4,200,000	(6)	$0.065	10/24/2035	-	-
Rasmus Gerdeman	05/15/2024	3,000,000	(1)(7)	-		$0.02	05/15/2034
Rasmus Gerdeman	05/15/2024	3,000,000	(3)(7)	-		$0.065	05/15/2034
Rasmus Gerdeman	03/15/2025	2,500,000	(4)(7)	-		$0.065	03/15/2035
Rasmus Gerdeman	06/12/2025	9,000,000	(8)	-		$0.065	06/12/2035
Eric Carnell	06/12/2025	750,000	(2)(9)	-		$0.065	06/12/2035

(1)	Fully vested on 09/15/2024.
(2)	Fully exercised as of the date of this proxy statement/prospectus.
(3)	Fully vested on 01/15/2025.
(4)	Fully vested on date of grant.
(5)	Fully vested on 07/01/2026.
(6)	Vests 10/02/2026. Mr. Froneman early exercised this option grant on 08/31/2026 and purchased 4,200,000 shares of REEcycle Common Stock which remain subject to REEcycle’s right of repurchase until they vest on 10/02/2026, subject to the optionee’s continuous service.
(7)	Exercisable until 02/09/2028.
(8)	Mr. Gerdeman resigned prior to these options vesting, resulting in the options terminating and the underlying shares returning to the 2024 Long Term Incentive Plan reserve.
(9)	Vested monthly over one year through 03/10/2026.

The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table. In connection with the Business Combination, outstanding REEcycle equity awards will be treated pursuant to the terms of the Business Combination Agreement as described above in “–Equity Compensation” and described elsewhere in this proxy statement/prospectus.

Executive Compensation Arrangements

REEcycle has entered into independent contractor agreements with respect to the services provided by Mr. Froneman as Chief Executive Officer and Mr. Carnell as General Counsel. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions”.

For more information regarding director and executive compensation arrangements to be effective following the Closing, see “–Executive Compensation of Domesticated HCAC Following the Business Combination” below.

Equity Incentive Plan

REEcycle’s equity awards are granted under the REEcycle EIP. The plan is administered by REEcycle’s Board, which has authority to determine which participants will be eligible receive equity awards, to grant such awards and to set all terms and conditions of the (including, but not limited to, vesting, exercise and forfeiture provisions). The REEcycle EIP provides for the grant of options, restricted stock units and other stock-based awards to eligible participants, including employees, directors, and consultants. Subject to the provisions of the REEcycle EIP, REEcycle’s Board has the authority and discretion to take any actions it deems necessary or advisable for the administration of the REEcycle EIP. The maximum aggregate number of shares of REEcycle Common Stock that may be issued under plan pursuant to the exercise of options, issued pursuant to awards of restricted stock or otherwise issued or covered by restricted stock units or other stock-based awards under the REEcycle EIP is 50,000,000 shares of REEcycle Common Stock. Notwithstanding the foregoing, subject to certain adjustments under the REEcycle EIP, no more than 35,000,000 shares of REEcycle Common Stock may be granted as incentive stock options.

Each applicable equity award agreement (and any notice of exercise included thereto) under the REEcycle EIP contains terms and conditions may additional to those contained in the REEcycle EIP and may, as determined by the REEcycle Board. The issuance of shares of REEcycle Common Stock is conditioned on the participant’s consent to such terms and conditions and the participant’s entering into such agreement or agreements. All awards (including any proceeds, gains or other economic benefit actually or constructively received by the participant upon any receipt or exercise of any award or upon the receipt or resale of any shares of REEcycle Common Stock underlying the award) shall be subject to the provisions of any claw-back policy implemented by REEcycle to the extent set forth in such claw-back policy and/or in the applicable award agreement. In addition, a participant’s rights, payments, gains and benefits with respect to an award are subject to reduction, cancellation, forfeiture and recoupment upon the occurrence of specified events, in addition to any otherwise applicable continued employment or performance conditions, which events include: Termination of Service (as defined in the REEcycle EIP) by REEcycle for Cause (as defined in REEcycle EIP), violation of material policies, breach of noncompetition, nonsolicitation, confidentiality or other restrictive covenants and engagement in activities which have been, are or would reasonably be expected to be, detrimental to the interests of REEcycle, as determined in the sole and good faith judgment of the REEcycle Board.

In connection with the consummation of the Business Combination and the adoption of the New Equity Incentive Plan, REEcycle intends to terminate the REEcycle EIP.

In connection with the Business Combination, Domesticated HCAC expects to adopt the New Equity Incentive Plan, subject to stockholder approval. If approved, the plan will be used by Domesticated HCAC following the Closing of the Business Combination to grant equity-based awards to employees, directors, consultants and other eligible service providers. For additional information regarding the New Equity Incentive Plan, see “Proposal No. 6—The Incentive Plan Proposal.”

Director Compensation

The following table sets forth information concerning compensation awarded to, earned by, or paid to REEcycle’s non-employee directors for services as directors on the REEcycle Board during the fiscal year ended December 31, 2025.

Directors who were also named executive officers as of December 31, 2025 did not receive additional compensation for service as directors, and their compensation is reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Total ($)
Jon Christian Evensen	$15,000	(2)	$271,267	(3)	$286,267
Amaryllis Kennedy(4)	-		-		-
Chuck McConnell(5)	-		-		-
Mick McMullen	$15,000	(6)	$430,257	(7)	$445,257

(1)	The amounts reported in the “Option Awards” column, if any, reflect the aggregate grant date fair value of awards granted during the fiscal year ended December 31, 2025, computed in accordance with FASB ASC Topic 718. See Note 2 – Significant Accounting Policies to REEcycle’s audited financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions used in determining the grant date fair value of equity awards.
(2)	Represents fees paid to Eucalyptus Resources LLC for advisory services pursuant to an independent contractor agreement. Mr. Evensen is the principal of Eucalyptus Resources LLC. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions.”
(3)	As of December 31, 2025, Mr. Evensen has outstanding options to purchase an aggregate of 7,807,292 shares of common stock at an exercise price of $0.065 per share, 5,407,292 of which were fully vested and 2,400,000 of which are subject to vesting based upon continuous service through October 2, 2026.
(4)	Ms. Kennedy was appointed to serve as a director on the REEcycle Board on September 8, 2026. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions.”
(5)	Mr. McConnell was appointed to serve as a director on the REEcycle Board on July 28, 2026. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions.”
(6)	Represents fees paid to Mr. McMullen for advisory services pursuant to an independent contractor agreement. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions.”
(7)	As of December 31, 2025, Mr. McMullen has outstanding options to purchase an aggregate of 6,845,833 shares of common stock at an exercise price of $0.065 per share, 3,845,833 of which were fully vested and 3,000,000 of which are subject to vesting based upon continuous service through October 2, 2026.

Narrative Disclosure to Director Compensation Table

For the year ended December 31, 2025, non-employee directors did not receive cash compensation for their service on the board of directors. Mr. McMullen and Mr. Evensen provide certain advisory services to the REEcycle Board pursuant to independent contractor agreements and their compensation for these services is included in the director compensation table above. For more information, see “Certain Relationships and Related Person Transactions–REEcycle Related Person Transactions”.

For the year ended December 31, 2025, REEcycle’s Board approved stock option grants to purchase common stock under the REEcycle EIP to its non-executive directors. The stock option grants were subject to vesting based on continuous service, with 40% of the awards fully vested at the date of grant and the remaining 60% vesting one year from the date of grant.

Executive and Director Compensation of Domesticated HCAC Following the Business Combination

Domesticated HCAC is currently developing executive and director compensation programs that are designed to align compensation with its business objectives and the creation of stockholder value, while enabling Domesticated HCAC to attract, retain, incentivize and reward individuals who contribute to Domesticated HCAC’s long-term success. Decisions on the executive and director compensation program will be made by Domesticated HCAC’s compensation committee. In addition to the guidance provided by its compensation committee, Domesticated HCAC may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees and/or directors.

New Equity Incentive Plan

Prior to the Closing, the HCAC Board will adopt the New Equity Incentive Plan, as described in this proxy statement/prospectus, subject to stockholder approval. The New Equity Incentive Plan will replace the current REEcycle equity plan and provide a means by which Domesticated HCAC can issue equity incentives to employees (including our named executive officers), directors and other service providers, which is essential to our long-term success. For additional information about the New Equity Incentive Plan, please see “The Incentive Plan Proposal” included elsewhere in this proxy statement/prospectus.

McMullen Employment Agreement

On September 25, 2026, REEcycle entered into an Executive Chair Employment Agreement with Mick McMullen that will become effective upon the Closing of the Business Combination. Under this Agreement, Mr. McMullen will receive a base salary of $378,000 per annum. Mr. McMullen will be eligible to receive an annual cash bonus of 75% of base salary subject to achieving key performance indicators (“KPIs”) established by the Domesticated HCAC Board. Mr. McMullen will also be eligible to receive annual long-term incentive awards under the New Equity Incentive Plan at a target of 150% of base salary, which awards will be a mixture of 40% RSUs and 60% PSUs, each vesting over three years, and in the case of performance stock units (“PSUs”) vesting subject to achievement of KPIs established by the Domesticated HCAC Board and Domesticated HCAC’s share price performance over time. Under the agreement, Mr. McMullen is also entitled to certain severance benefits in the event of a termination without Cause or a resignation for Good Reason (as defined in the agreement), including pro-rated payment of incentive amounts for the period through the termination, plus 24 months of base salary and an amount equal to the greatest of two times (i) the target annual incentive award for the fiscal year during which notice of termination occurred, (ii) the annual bonus for the immediately preceding year or (iii) the annual bonus award if the bonus percentage of the target annual incentive achieved for the preceding year applied to the fiscal year during which the notice of termination occurred.

Upon completion of the Business Combination, this agreement will be novated from REEcycle to Domesticated HCAC or, if the parties so agree, signed by Domesticated HCAC and Mr. McMullen as a new agreement on the same terms as this agreement (other than such changes as are necessary to reflect Domesticated HCAC or an affliate as the employer), in each case either at the Closing or as soon as reasonably practicable after the Closing and, if after the Closing, with effect on and from the Closing Date. This agreement will automatically terminate if the Business Combination Agreement is terminated before the Closing.

Froneman Employment Agreement

On September 25, 2026, REEcycle entered into an Employment Agreement with Justin Froneman that will become effective upon the Closing of the Business Combination. Under this agreement, Mr. Froneman will provide services as Chief Executive Officer of Domesticated HCAC and receive a base salary of $420,000 per annum. Mr. Froneman will be eligible to receive an annual cash bonus of 75% of base salary subject to achieving KPIs established by the Domesticated Board. Mr. Froneman will also be eligible to receive annual long-term incentive awards under the New Equity Incentive Plan at a target of 150% of base salary, which awards will be a mixture of restricted stock units (“RSUs”) and PSUs, each vesting over 3 years, and in the case of PSUs vesting subject to achievement of KPIs established by the Domesticated Board and Domesticated HCAC’s share price performance over time. Under the agreement, Mr. Froneman is also entitled to certain severance benefits in the event of a termination without Cause or a resignation for Good Reason (as defined in the agreement), including 12 months of base salary and an amount equal to the greater of the target annual incentive award for the fiscal year during which the termination occurred or the actual annual incentive award for the immediately preceding year.

Upon completion of the Business Combination, this agreement will be novated from REEcycle to Domesticated HCAC or, if the parties so agree, signed by Domesticated HCAC and Mr. Froneman as a new agreement on the same terms as this agreement (other than such changes as are necessary to reflect Domesticated HCAC or an affiliate as the employer), in each case either at the Closing or as soon as reasonably practicable after the Closing and, if after the Closing, with effect on and from the Closing Date. This agreement will automatically terminate if the Business Combination Agreement is terminated before the Closing.

Engelbrecht Contractor Agreement

On September 25, 2026, REEcycle entered into an Amended and Restated Services Agreement pursuant to which Mr. Engelbrecht shall provide services as REEcycle’s Chief Financial Officer. Under this Agreement, Mr. Engelbrecht receives service compensation at an annualized rate of $355,000, retroactive to August 5, 2026, the date of his appointment as interim Chief Financial Officer. Subject to Closing, Mr. Engelbrecht will be eligible to receive an annual cash bonus of 55% of base salary subject to achieving KPIs established by the Domesticated HCAC Board. Subject to Closing, Mr. Engelbrecht will also be eligible to receive annual long-term incentive awards under the New Equity Incentive Plan at a target of 196.06% of base salary, which awards will be a mixture of RSUs and PSUs, each vesting over three years, and in the case of PSUs vesting subject to achievement of KPIs established by the Domesticated HCAC Board and Domesticated HCAC’s share price performance over time.

Upon completion of the Business Combination, this agreement will be novated from REEcycle to Domesticated HCAC or, if the parties so agree, signed by Domesticated HCAC and Mr. Engelbrecht as a new agreement on the same terms as this agreement (other than such changes as are necessary to reflect Domesticated HCAC or an affiliate as the employer), in each case either at the Closing or as soon as reasonably practicable after the Closing and, if after the Closing, with effect on and from the Closing Date.

Director Equity Grants

In connection with the appointments of Chuck McConnell and Amaryllis Kennedy as directors to the REEcycle Board and subject to the approval of the Domesticated HCAC Board (or its compensation committee) and the Closing, following the consummation of the Business Combination, each such director is entitled to receive (i) deferred share units (“DSUs”) valued at $1 million at the time of grant (A) to be granted pursuant to the New Equity Incentive Plan (and the applicable equity award agreement(s) thereunder) in equal quarterly installments over the first year of service and (B) which shall vest quarterly over a two-year period subject to continued service through each vesting date; and (ii) $0.5 million of shares of Domesticated HCAC Common Stock (or subject to tax and securities compliance, an equivalent amount of DSUs).

MANAGEMENT OF DOMESTICATED HCAC FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of September 22, 2026, concerning the persons who are expected to serve as directors and officers of the Domesticated HCAC Board following the consummation of the Business Combination and assuming the election of the director nominees at the special meeting as set forth in “Proposal No. 7 - Director Election Proposal.”

Name	Age	Position(s)
Michael McMullen	56	Executive Chairman and Director
Nicholas Justin Froneman	46	Chief Executive Officer and Director
Morné Engelbrecht	49	Interim Chief Financial Officer
Tawnya Erickson	38	Chief Operating Officer
Eric Carnell	55	General Counsel & Secretary
Jon Christian Evensen	36	Director
The Honorable Charles D. McConnell	71	Director
Amaryllis Kennedy	46	Director
Christine O’Brien	38	Director
Greg Woszczalski	56	Director

Management Team

Michael ‘Mick’ James McMullen, 56, will serve as Executive Chairman and a director of Domesticated HCAC upon the Closing and has served as a director and non-executive Chair of the REEcycle Board since August 2022, and as Executive Chairman and director since September 2026. Mr. McMullen has also served as a director and Executive Chair of Metals Acquisition Corp. II (NYSE:MTAL), a blank check company, since December 2025, and as a joint manager of its sponsor, MAC Partners LLC, since November 2025. Mr. McMullen served as Chief Executive Officer and a director of MAC Copper Limited (formerly Metals Acquisition Corp.) from July 2021 to October 2025, when it was acquired by Harmony Gold (Australia) Pty Ltd, a wholly owned subsidiary of Harmony Gold Mining Company Limited (“Harmony Gold”). He has served as non-executive director MER Resources Limited since January 2026. Mr. McMullen served as President and Chief Executive Officer of Detour Gold Corporation, a Canadian gold producer, from May 2019 to January 2020. From December 2013 to May 2017, Mr. McMullen served as Chief Executive Officer of Stillwater Mining Company (“Stillwater”), and as a Technical Advisor to Stillwater from May 2017 to December 2018, and as a non-executive director of Stillwater from May 2013 to December 2013. Mr. McMullen also served as a non-executive director at Develop Global Limited, an ASX listed base metals developer, from February 2021 to February 2023, and of OceanaGold Corporation, then dual listed on the ASX and TSX, from May 2021 until August 2022. Earlier in his career, Mr. McMullen identified, acquired, developed and operated mining assets across North and South America, Europe, Australia and Africa, ranging from gold to base metals and bulk commodities, and provided technical and financial advisory services to private equity funds, activist funds and mining finance banks. Mr. McMullen is a geologist and received a Bachelor of Science from the University of Newcastle, NSW, Australia in 1992. HCAC and REEcycle believe that Mr. McMullen is well qualified to serve on the Domesticated HCAC Board because of his experience leading public mining companies through acquisition and development cycles and his capital markets experience in the metals and mining industry.

Nicholas Justin Froneman (“Justin Froneman”), 46, will serve as Chief Executive Officer of Domesticated HCAC upon the Closing and has served as Chief Executive Officer of REEcycle since April 2026 and as a director of REEcycle since February 2024. Mr. Froneman previously served as Chief Operating Officer of REEcycle from October 2025 to March 2026 and provided certain advisory services to REEcycle from March 2025 to October 2025. Mr. Froneman has served as President of PGM Processing LLC since October 1, 2025. Mr. Froneman is the co-founder and a partner of Sumsare Resources LLC, an investment holding company through which he invests in and advises companies across primary and secondary metals, urban mining, and critical minerals, a role he has held since July 2023. Mr. Froneman has also served as a non-executive director of Cementation Africa, a leading South African underground mining contractor, since August 2026. Mr. Froneman served as Regional Chief Financial Officer of South African and U.S. operations of Sibanye Stillwater Limited (NYSE:SBSW) from September 2015 to August 2021 and as its Global Head of Recycling from August 2021 to September 2022. Subsequent to his roles at Sibanye-Stillwater Limited, he served as Chief Executive Officer Designate of Techemet, a private precious metals recycler, from September 2022 to May 2023, and as a portfolio manager at Visio Fund Management from January 2025 to March 2026. Earlier in his career, Mr. Froneman was a precious metals equity research analyst at Macquarie, Credit Suisse, and Standard Bank from 2006 to 2015. Mr. Froneman serves on the advisory board of the Lenfest Center for Sustainable Energy advisory board member at Columbia University. Mr. Froneman holds a Bachelor of Commerce (Accounting) (Honours) from the University of the Witwatersrand, and is a Chartered Accountant (South Africa). HCAC and REEcycle believe that Mr. Froneman is well qualified to serve on the Domesticated HCAC Board because of his background as a public company financial executive, his professional and operating experience in previous metals recycling, and his capital markets and investment experience in the metals and mining industries.

Morné Engelbrecht, 49, will serve as Interim Chief Financial Officer of Domesticated HCAC upon the Closing and has served as Interim Chief Financial Officer of REEcycle since August 5, 2026, having previously provided finance and transaction advisory services to REEcycle from March 2026 to August 2026. Mr. Engelbrecht has also served as Chief Financial Officer of Metals Acquisition Corp. II (NYSE:MTAL), a blank check company, since December 2025, and is one of the managers of its sponsor, MAC Partners LLC, since November 2025. Mr. Engelbrecht served as Chief Financial Officer of MAC Copper Limited (formerly Metals Acquisition Corp.), a copper mining company then listed on the NYSE and ASX, from February 2024 until its acquisition by Harmony Gold in October 2025. Mr. Engelbrecht served Beach Energy Limited (ASX: BPT), a multi-billion dollar oil and gas company, as Chief Financial Officer from August 2016 to November 2021, as Acting Chief Executive Officer from November 2021 to May 2022, and as Chief Executive Officer from May 2022 to August 2023. Earlier in his career, Mr. Engelbrecht held senior finance and executive roles in the oil and gas and mining sectors, including at InterOil Corporation prior to its acquisition by Exxon Mobil Corporation, and senior finance roles at Lihir Gold Limited prior to its acquisition by Newcrest Mining and at Harmony Gold. He holds a Bachelor of Commerce (Accounting) (Honours) from the University of Pretoria and is a member of Chartered Accountants Australia and New Zealand.

Tawnya Erickson, 38, will serve as Chief Operating Officer of Domesticated HCAC upon the Closing and has served as Chief Operating Officer of REEcycle since May 2026 and as a consultant since May 2025. Ms. Erickson has served as Managing Member and Principal Consultant of Canyon View LLC, a consulting practice serving mining and industrial clients, since December 2022, and through Canyon View LLC has provided consulting services to Montana Resources since October 2023, Washington Companies from August 2025 to August 2026 and Sibanye Stillwater from January 2022 to December 2023. Ms. Erickson served as a Senior Financial Analyst at Sibanye Stillwater Limited (NYSE:SBSW) from June 2020 to December 2022, and as a Senior Reliability Engineer and General Foreman supporting its underground mining operations from November 2017 to June 2020. Ms. Erickson holds a Bachelor of Science in General Engineering from Montana Technological University.

Eric Carnell, 55, will serve as General Counsel and Secretary of Domesticated HCAC upon the Closing and has served as fractional General Counsel of REEcycle since August 2025 and as a legal advisor since March 2025. Mr. Carnell provides these services on a part-time, fractional basis and concurrently serves as fractional general counsel for Compass Regulatory Inc., a compliance software and service firm for the agricultural industry, since October 2023, and Wrench Inc., an automotive repair and inspection marketplace, since September 2023. Mr. Carnell has also maintained a private practice of law since 2007 through which he provides legal services to various private company clients and individuals. Mr. Carnell was a legal advisor to Stardust Power Inc., then a privately held battery-grade lithium refining company that became publicly traded in July 2024 (Nasdaq: SDST), from June through November 2023. Mr. Carnell served in various roles at Farmer’s Business Network, Inc., an agricultural-technology company operating in the agricultural inputs, financial services, insurance and sustainability services businesses, including Chief Legal Officer and Secretary from August 2019 through March 2023, and General Counsel, Vice President Corporate & Human Resources and Secretary from September 2014 until July 2019. Mr. Carnell served as Chief Legal Officer, Vice President Corporate Development, and Secretary of Axia Vegetable Seeds Group (f/k/a VoloAgri Group, Inc.), an agricultural-technology company operating in the vegetable seed industry, from April 2012 until August 2014. From December 2006 until January 2012, Mr. Carnell served as General Counsel and Secretary of Next Autoworks Company (f/k/a V-Vehicle Company), an automotive start-up developing a low-cost, high-efficiency small passenger vehicle for the U.S. market. From August 2004 until January 2007, Mr. Carnell served as General Counsel, Vice President Legal and Business Affairs, and Secretary of Loudeye Corp. (formerly Nasdaq: LOUD), a provider of digital media distribution services. Between 1997 and 2004, Mr. Carnell was in the private practice of law, including at Orrick, Herrington Sutcliffe LLP and Cooley LLP. Mr. Carnell received a Bachelor of Arts in International Studies from the University of Washington, a certificate of political studies from l’Institut d’Études Politiques de Paris (Sciences Po), and a Juris Doctor from Cornell Law School. Since 2017, Mr. Carnell has served as an affiliate instructor of law at the University of Washington School of Law. Mr. Carnell is admitted to practice in Washington and California.

Non-Executive Director Nominees

Jon Christian Evensen, 36, will serve as a director of Domesticated HCAC upon the Closing and has served as a director of REEcycle since May 2025. Mr. Evensen has served as President of Eucalyptus Resources LLC (“Eucalyptus Resources”), which provides advisory services to select global institutional investors and to companies in the natural resources industry, since June 2022. Eucalyptus Resources provides advisory services to REEcycle. See “Certain Relationships and Related Person Transactions.” Mr. Evensen served as President of Low Carbon Royalties, a mineral royalties company from March 2024 to March 2025. He served as member of the board of directors of Patriot Battery Metals Inc. (now PMET Resources Inc.) (TSX: PMET; ASX: PMT) from April 2022 to January 2023, and has served as a member of the board of directors of Pallas Resources, a private company, since August 2023. Prior to founding Eucalyptus Resources, Mr. Evensen spent 2014 to 2021 at hedge funds, including Luminus Management and Millennium, focused on the metals, mining and natural resources sectors. Mr. Evensen holds a Bachelor of Arts in Economics and Political Science from Amherst College. HCAC and REEcycle believe that Mr. Evensen is well qualified to serve on the Domesticated HCAC Board because of his investment and capital markets experience in the metals, mining and natural resources sectors and his board experience at critical minerals companies.

The Honorable Charles ‘Chuck’ D. McConnell, 71, will serve as the lead independent director of Domesticated HCAC upon the Closing and has served as a director of REEcycle since July 2026. Mr. McConnell served as Executive Director, Carbon Management and Energy Sustainability at the University of Houston since November 2018. He served as a director of MAC Copper Limited (formerly Metals Acquisition Corp.) from July 2021 until its acquisition by Harmony Gold October 2025, and chaired its compensation committee. Mr. McConnell served as Executive Director of the Energy and Environment Initiative at Rice University from 2013 to Sept 2018. From 2011 to 2013 he served as Assistant Secretary of Energy responsible for the Office of Fossil Energy at the U.S. Department of Energy, where he was responsible for strategic policy, budget, project management and research and development across the department’s coal, oil and gas and advanced technologies programs, and for the operation of the U.S. Strategic Petroleum Reserve and the National Energy Technology Laboratory. Previously, Mr. McConnell served as Vice President, Energy Technology, Carbon Management at Battelle from 2009 to 2011, and spent 31.5 years at Praxair, Inc. (now Linde plc) through 2009, including as Corporate Vice President, Corporate Energy and Business Development. He has served on the board of the Energy and Environment Research Center (EERC) Foundation of North Dakota, and previously served on the EPA Science Advisory Board, the Texas Carbon Neutral Coalition, the Gasification Technologies Council and the Clean Carbon Foundation of Texas. He also serves as an advisor to DigiKerma a CCUS measurement and accounting organization. Mr. McConnell has testified before U.S. Senate and House subcommittees on science, climate, technology and policy. Mr. McConnell holds a Bachelor of Science in Chemical Engineering from Carnegie-Mellon University (1977) and a Master of Business Administration in Finance from Cleveland State University (1986). HCAC and REEcycle believe that Mr. McConnell is well qualified to serve on the Domesticated HCAC Board because of his experience leading industrial gas and carbon management businesses, his senior federal energy policy experience, and his public company board and compensation committee experience.

Amaryllis Kennedy, 46, will serve as a director of Domesticated HCAC upon the Closing and has served as a director of REEcycle since September 8, 2026. Ms. Kennedy has served as a partner in the Washington, D.C. and Los Angeles offices of Ballard Partners, where she co-leads the firm’s AI and Emerging Technology practice, since July 2026. She served as Deputy Director of National Intelligence for Policy and Capabilities from July 2025 to July 2026, where she led development of the National Intelligence Strategy and the integration of emerging technologies across the national security enterprise. From February 2025 to July 2026 she also served as Associate Director for Intelligence and International Affairs at the Office of Management and Budget, with oversight of the budgets of the eighteen agencies of the intelligence community, the Department of State, the U.S. International Development Finance Corporation, the Export-Import Bank of the United States and international Treasury programs. Ms. Kennedy served as Campaign Manager of the Robert F. Kennedy Jr. presidential campaign from September 2023 to November 2024, and as its National Digital Director from March 2022 to September 2023. She has served on the board of the Millennium Challenge Corporation and currently serves on the President’s Intelligence Advisory Board and the Intelligence Oversight Board. Ms. Kennedy holds a Bachelor of Arts in Jurisprudence from the University of Oxford and a Master of Arts in Security Studies from the Edmund A. Walsh School of Foreign Service at Georgetown University. HCAC and REEcycle believe that Ms. Kennedy is well qualified to serve on the Domesticated HCAC Board because of her experience at the intersection of national security, emerging technologies and artificial intelligence, her oversight of federal critical minerals and rare earth investment programs, and her experience with complex government programs and public-private partnerships.

Christine O’Brien, 38, will serve as a director of Domesticated HCAC upon the Closing and has served as Interim Head of Special Situations and Investor Relations at Edelman Smithfield since May 2026, where she advises companies and boards on capital markets transactions, shareholder activism, mergers and acquisitions, restructurings and other complex corporate matters, and served as a Senior Advisor at Edelman Smithfield from January 2025 to May 2026. She served as Chief Financial Officer and subsequently Chief Executive Officer, Americas, of SEE Holding, a sustainable infrastructure and real estate company based in Dubai, United Arab Emirates, from September 2023 to April 2025. From 2011 to 2023, Ms. O’Brien held various roles at Elliott Investment Management, a multi-strategy investment firm, including Head of Investment Stewardship from October 2017 to August 2023, where she engaged with public company boards and management teams, and advised on governance, shareholder engagement and strategic matters. She began her career as a Financial Services Audit Associate at KPMG LLP from October 2010 to November 2011. She has served on the boards of Aeolus Capital Management and Triple Flag Precious Metals Corp. and serves on the finance committee of the Carver Center, a non-profit organization. Ms. O’Brien holds a Bachelor of Science in Public Accounting and a Master of Science in Professional Accounting from Fordham University. She is a Certified Public Accountant in the State of New York and a Certified Fraud Examiner. HCAC and REEcycle believe that Ms. O’Brien is well qualified to serve on the Domesticated HCAC Board because of her financial reporting and accounting expertise, her experience as a chief financial officer and chief executive, and her experience in corporate governance, shareholder engagement and capital markets transactions.

Greg Woszczalski, 56, will serve as a director of Domesticated HCAC upon the Closing and has over 25 years of experience working across various sectors of the small-to-medium enterprise (SME) market, with a focus on structuring and implementing cash flow and financing solutions, as well as advising on corporate restructuring. Mr. Woszczalski has served as a non-executive director for Hall Chadwick Acquisition Corp (Nasdaq: HCAC) since November 2025. Since 2023, Mr. Woszczalski has served as Executive Chairman of Dynamoney Limited (formerly Grow Finance), a leading non-bank business lender in Australia, which he co-founded in 2016. Under his leadership, the company was recognized as the fastest-growing company in Australia in 2021 by the AFR Fast 100 and was ranked among the top 10 fastest-growing companies in the Asia-Pacific region by the Financial Times in both 2022 and 2023. Prior to serving as Executive Chairman, Mr. Woszczalski was Director and Co-Chief Executive Officer of Dynamoney from 2020 to 2023. Before Dynamoney, Mr. Woszczalski co-founded 180 Group in 2003, which grew into a prominent non-bank lender and was later acquired by an ASX-listed entity in 2015. He began his career at Merrill Lynch, where he specialized in institutional debt and derivatives trading, working closely with the debt capital markets team and reporting to Merrill Lynch’s global division on debt market transactions and capital flows. Mr. Woszczalski has served on the boards of various organizations, including ASX-listed Ovanti Ltd, the Turnaround Management Association of Australia, the Debtor and Invoice Finance Association of Australia and New Zealand, and several unlisted entities. He holds a Master of Business Administration (MBA), a Bachelor of Commerce (Economics), a Graduate Diploma in Financial Planning, and was previously a Registered Representative of the Sydney Futures Exchange. He also held U.S. Series 3 and Series 7 licenses. Mr. Woszczalski has extensive experience in financial reporting, internal controls, and regulatory compliance, developed through over two decades of leadership in licensed and ASX-regulated financial services firms. He currently chairs the Audit and Risk Committee at Dynamoney Limited and has actively supervised financial officers and auditors in prior executive roles at 180 Group and Dynamoney Limited. He has also worked closely with audit and compliance professionals to oversee accounting estimates, accruals, and reserves, and has implemented internal control frameworks aligned with COSO and ISO 31000 standards. While he has not filed reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, he has a strong working knowledge of U.S. GAAP, SEC, PCAOB, and AICPA principles. He also brings board-level experience in cybersecurity, environmental sustainability, and climate-related risk, with these matters regularly addressed under his leadership at both Dynamoney Limited and 180 Group. HCAC and REEcycle believe Mr. Woszczalski’s business experience and industry expertise make him well qualified to serve on the board of directors.

Composition of the Board of Directors

Domesticated HCAC’s business affairs will be managed under the direction of the Domesticated HCAC Board. The primary responsibilities of the Domesticated HCAC Board will be to provide oversight, strategic guidance, counseling and direction to Domesticated HCAC’s management. The Domesticated HCAC Board will meet on a regular basis and additionally as required. Subject to the terms of the Proposed Post-Closing Certificate of Incorporation and Proposed Post-Closing Bylaws, the number of directors will be fixed by the Domesticated HCAC Board. Subject to approval of the Director Election Proposal, the Domesticated HCAC Board will initially consist of seven directors, with Mr. McMullen serving as Executive Chairman and Mr. McConnell serving as lead independent director. Each director nominee will be voted upon by HCAC stockholders at the special meeting.

In accordance with the terms of Domesticated HCAC’s certificate of incorporation, the Domesticated HCAC Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Domesticated HCAC’s directors will be divided among the three classes as follows:

●	the Class I directors will be [●], [●], and [●], and their terms will expire at the annual meeting of stockholders in 2027;

●	the Class II directors will be [●] and [●], and their terms will expire at the annual meeting of stockholders in 2028; and

●	the Class III directors will be [●] and [●], and their terms will expire at the annual meeting of stockholders in 2029.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of their successor, or the earlier of his or her death, disqualification, resignation or removal.

The Domesticated HCAC Charter and the Proposed Post-Closing Bylaws provide that, subject to the rights of holders of then-outstanding shares of preferred stock, only the Domesticated HCAC Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

Director Independence

In connection with the business combination, the Domesticated HCAC Common Stock will be listed on the Nasdaq. Although in general under the Nasdaq Rules, a majority of a listed company’s board of directors must be independent, Domesticated HCAC will qualify for, and choose to rely upon, the “controlled company” exemption from such requirement and therefore may not always have a majority of independent directors on the Domesticated HCAC Board. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We anticipate that the Domesticated HCAC will have five (5) “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. In addition, we anticipate that Messrs. Evensen, McConnell, Woszczalski and Mses. O’Brien and Kennedy will qualify as independent directors for the purpose of serving on the audit committee of Domesticated HCAC under SEC rules.

Family Relationships

There are no family relationships among any of the director nominees or anticipated executive officers of the Domesticated HCAC following the consummation of the Business Combination.

Role of the Board in Risk Oversight

One of the key functions of the Domesticated HCAC Board will be informed oversight of the Domesticated HCAC’s risk management process. We anticipate that the Domesticated HCAC Board will administer this oversight function directly through the Domesticated HCAC Board as a whole, as well as through various standing committees of Domesticated HCAC Board that address risks inherent in their respective areas of oversight. For example, the audit committee will be responsible for overseeing the management of risks associated with Domesticated HCAC’s financial reporting, accounting and auditing matters and those associated with cybersecurity and other information technology risks; the Domesticated HCAC’s compensation committee will oversee the management of risks associated with our compensation policies and programs; and the Domesticated HCAC’s nominating and corporate governance committee will oversee the management of risks associated with director independence, conflicts of interest, composition and organization of our board of directors and director succession planning.

Committees of the Company Board

The Domesticated HCAC Board will have an audit committee, compensation and nominating and corporate governance committee. The Domesticated HCAC Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Members will serve on these committees until their resignation or until otherwise determined by the Domesticated HCAC Board.

Each committee of the Domesticated HCAC Board will have a written charter approved by the Domesticated HCAC Board that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq. Upon the consummation of the business combination, copies of each charter will be posted on Domesticated HCAC’s website at https://www.[●] under the Investor Relations section. The inclusion of Domesticated HCAC’s website address in this proxy statement/prospectus/consent solicitation statement does not include or incorporate by reference the information on Domesticated HCAC’s website into this proxy statement/prospectus/consent solicitation statement. We have included this website address in this proxy statement/prospectus/consent solicitation statement solely as an inactive textual reference.

Audit Committee

Upon the completion of the business combination and subject to the approval of the Domesticated HCAC Board, the members of the Domesticated HCAC’s audit committee will be Christine O’Brien, Jon Christian Evensen, and Chuck McConnell, with Ms. O’Brien serving as chair. Each member of the audit committee is expected to qualify as independent under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act, and the listing standards of the Nasdaq applicable to audit committee members. In addition, Ms. O’Brien is expected to qualify as an “audit committee financial expert,” as that term is defined in SEC regulations.

The audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing the Domesticated HCAC’s independent registered public accounting firm;

●	evaluating and discussing with Domesticated HCAC’s independent registered public accounting firm their independence from management;

●	reviewing, with Domesticated HCAC’s independent registered public accounting firm, the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by Domesticated HCAC’s independent registered public accounting firm;

●	reviewing and discussing with Domesticated HCAC’s independent registered public accounting firm the responsibilities, budget, and staffing of the Company’s internal audit function and any recommended changes to its scope;

●	reviewing and discussing the results, performance and effectiveness of the internal audit function;

●	overseeing the financial reporting process and discussing with management and Domesticated HCAC’s independent registered public accounting firm the quarterly and annual financial statements to be filed with the SEC;

●	overseeing financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing and overseeing the Company’s policies on risk assessment and risk management, including reviewing the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and to respond to data breaches;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the completion of the business combination and subject to the approval of the Domesticated HCAC Board, the members of the Domesticated HCAC’s compensation committee will be Chuck McConnell and Jon Christian Evensen, with Mr. McConnell serving as chair.

The Domesticated HCAC’s compensation committee will be responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of the chief executive officer;

●	in consultation with the chief executive officer, overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Domesticated HCAC Board regarding the compensation of the other executive officers;

●	overseeing the overall compensation structure and material benefit plans;

●	reviewing and approving or making recommendations to the Domesticated HCAC Board regarding Domesticated HCAC’s incentive compensation and equity-based plans, policies and programs;

●	reviewing and approving all employment agreement and severance arrangements for Domesticated HCAC’s executive officers;

●	making recommendations to the Domesticated HCAC Board regarding the compensation of Domesticated HCAC’s non-employee directors;

●	determining stock ownership guidelines for independent directors and executive officers of Domesticated HCAC and monitoring compliance with such guidelines; and

●	retaining and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

Upon the completion of the business combination and subject to the approval of the Domesticated HCAC Board, the members of the Domesticated HCAC’s nominating and corporate governance committee will be Jon Christian Evensen, Chuck McConnell, and Amaryllis Kennedy, with Mr. Evensen serving as chair.

The Domesticated HCAC’s nominating and corporate governance committee will be responsible for, among other things:

●	identifying individuals qualified to become members of the Domesticated HCAC Board (and its committees), consistent with criteria approved by the Domesticated HCAC Board;

●	reviewing succession planning for the Company’s Chief Executive Officer and other executive officers;

●	periodically reviewing Domesticated HCAC’s leadership structure and recommending any proposed changes to the Domesticated HCAC Board;

●	overseeing the process for evaluating the effectiveness of the Domesticated HCAC Board, its committees and each individual director;

●	developing, evaluating and recommending to the Domesticated HCAC Board a set of corporate governance guidelines applicable to Domesticated HCAC;

●	and periodically reviewing and assessing policies, practices, risk assessments and risk management regarding corporate social responsibility and sustainability performance, including environmental, social and governance matters.

Compensation Committee Interlocks

None of Domesticated HCAC’s anticipated executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers expected to serve on the Domesticated HCAC Board or its compensation committee.

Code of Ethics

Domesticated HCAC will have a code of ethics that applies to all of its officers, directors and employees, as well as all of Domesticated HCAC’s contractors, consultants, suppliers and agents in connection with their work for Domesticated HCAC. The code of ethics will be posted on Domesticated HCAC’s website at https://www.[●] under the Investor Relations section. Future amendments to, or waivers of, the code of ethics, as and to the extent required by SEC regulations, are expected to be disclosed at the same location on Domesticated HCAC’s website identified above or in public filings. The inclusion of Domesticated HCAC’s website address in this proxy statement/prospectus/consent solicitation statement does not include or incorporate by reference the information on Domesticated HCAC’s website into this proxy statement/prospectus/consent solicitation statement. We have included this website address in this proxy statement/prospectus/consent solicitation statement solely as an inactive textual reference.

SECURITIES ACT RESTRICTIONS ON RESALE OF DOMESTICATED HCAC’S SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”) and subject to the requirements set forth under “- Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies” below, a Person who has beneficially owned restricted Domesticated HCAC Common Stock for at least six (6) months would be entitled to sell their securities, provided that (a) such Person is not deemed to have been an affiliate of Domesticated HCAC at the time of, or at any time during the three months preceding, a sale and (b) Domesticated HCAC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Domesticated HCAC was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Domesticated HCAC Common Stock or Domesticated HCAC Warrants for at least six (6) months but who are affiliates of Domesticated HCAC at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the volume limitations set forth in Rule 144.

Sales by affiliates of Domesticated HCAC under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Domesticated HCAC.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if all the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one (1) year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the Closing, Domesticated HCAC will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See the section of this proxy statement/prospectus entitled “The Business Combination Proposal—Registration Rights Agreement”.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Post-Closing Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Post-Closing Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Domesticated HCAC Board or any authorized committee of the Domesticated HCAC Board, (b) otherwise properly brought before such meeting by or at the direction of the Domesticated HCAC Board, or (c) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for such meeting, (B) represents an intention to appear in person or by proxy (or through a qualified representative) at the meeting to present the proposal, and (C) has complied with the notice procedures specified in the Proposed Post-Closing Bylaws in all applicable respects.

To be timely for Domesticated HCAC’s annual meeting of stockholders, a stockholder’s notice must be received by Domesticated HCAC’s Secretary at Domesticated HCAC’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. If the annual meeting is called for a date that is not within 30 days before or after such anniversary date, to be timely, the notice must be received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Domesticated HCAC. The public announcement of an adjournment or postponement of the annual meeting shall not commence a new time period (or extend any time period) for the giving of such notice. Nominations and proposals also must satisfy other requirements set forth in the Proposed Post-Closing Bylaws.

If the number of directors to be elected to the Domesticated HCAC Board at the annual meeting is increased, and there is no public announcement by Domesticated HCAC naming all nominees for the additional directorships or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice will be considered timely, but only with respect to nominees for the additional directorships, if it is received by Domesticated HCAC’s Secretary at Domesticated HCAC’s principal executive offices not later than the close of business on the 10th day following the date on which such public announcement is first made by Domesticated HCAC.

Under Rule 14a-8 of the Exchange Act, the foregoing advance notice requirements are deemed satisfied for any proposal (other than nominations) properly included in Domesticated HCAC’s proxy materials pursuant to Rule 14a-8 and applicable requirements.

A stockholder must update and supplement its notice to Domesticated HCAC’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting, including written updates within five business days after the record date for the meeting regarding share ownership and applicable agreements, arrangements or understandings specified in the Proposed Post-Closing Bylaws.

Stockholder Director Nominees

The Proposed Post-Closing Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting of stockholders (but only if the election of directors is a matter specified in Domesticated HCAC’s notice of meeting), subject to the provisions of the Proposed Post-Closing Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed Post-Closing Bylaws and must give timely notice to Domesticated HCAC’s Secretary in accordance with the Proposed Post-Closing Bylaws, which, in general, require that the notice be received by Domesticated HCAC’s Secretary within the time periods described above under “Stockholder Proposals” for annual meetings. For a special meeting at which directors are to be elected as specified in Domesticated HCAC’s notice of meeting, a stockholder’s nomination notice must be received no later than the close of business on the 10th day following the day on which Domesticated HCAC first publicly announces the date of the special meeting. If the stockholder (or a qualified representative of the stockholder) does not appear in person or by proxy at the meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by Domesticated HCAC.

SHAREHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the HCAC Board, any committee chairperson or the non-management directors as a group by writing to the HCAC Board or committee chairperson in care of HCAC, 1 North Bridge Road #18-06 High Street Centre, Singapore, 179094. Following the Closing, such communications should be sent to REEcycle, Inc. at [1125 Boren Blvd. Duncan, OK 73533]. Each communication will be forwarded, depending on the subject matter, to the HCAC Board, the appropriate committee chairperson or all non-management directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the HCAC Board.

LEGAL MATTERS

Duane Morris LLP, legal counsel to HCAC, has provided an opinion regarding certain U.S. federal income tax matters. Ashurst Perkins Coie US LLP, legal counsel to REEcycle, has provided an opinion regarding certain U.S. federal income tax matters.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the HCAC Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of HCAC, as of December 31, 2025 and for the period from May 22, 2025 (date of inception) through December 31, 2025, included in this proxy statement/prospectus have been so included in reliance on the report of Pipara & Co LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of REEcycle Holdings, Inc. as of and for the years ended December 31, 2025 and 2024 included in this proxy statement/prospectus and elsewhere in the registration statement have been included herein, in reliance upon the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The report of JLM Advisory LLC included as Exhibit 99.3 to this registration statement has been included in reliance on the authority of JLM Advisory as an expert in isotope laboratory methodologies, mineral separation, and hydrometallurgical treatment processes. Dr. Mair has consented to being named herein as an expert and to the filing of its report as Exhibit 23.4 to this registration statement.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, HCAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, HCAC will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such documents may likewise request that HCAC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that HCAC deliver single copies of such document in the future. Stockholders may notify HCAC of their requests by calling or writing HCAC at its principal executive offices at 1 North Bridge Road #18-06 High Street Centre, Singapore, 179094.

ENFORCEABILITY OF CIVIL LIABILITY

HCAC is a Cayman Islands exempted company. If HCAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the U.S. upon HCAC. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against HCAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, HCAC may be served with process in the U.S. with respect to actions against HCAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of HCAC’s securities by serving HCAC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

HCAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

HCAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HCAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

This document is a proxy statement/prospectus of HCAC for the extraordinary general meeting. HCAC has not authorized anyone to give any information or make any representation about the Business Combination, HCAC or REEcycle that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date hereof unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Hall Chadwick Acquisition Corp.

1 North Bridge Road
#18-06 High Street Centre
Singapore, 179094
+65-90882642

You may also obtain these documents, without charge, by requesting them in writing or by telephone from HCAC’s proxy solicitation agent at the following address and telephone number:

Laurel Hill Advisory Group
2 Robbins Lane, Suite 201, Jericho, NY 11753

Telephone: (516) 933-3100

Or

Call Toll-Free: (855) 414-2266

Email: HCAC@laurelhill.com

If you are a stockholder of HCAC and would like to request documents, please do so no later than [_____], 2026 (five (5) Business Days before the extraordinary general meeting) in order to receive them before the extraordinary general meeting. If you request any documents from HCAC, HCAC will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

HALL CHADWICK ACQUISITION FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Hall Chadwick Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying condensed balance sheet of Hall Chadwick Acquisition Corp. (the “Company”) as of December 31, 2025, and the related condensed statement of operations, condensed statement of changes in shareholders’ deficit, and condensed statement of cash flows for the period from May 22, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, the results of its operations, changes in shareholders’ deficit and its cash flows for the period from May 22, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Company’s Ability to Continue as a Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, as of December 31, 2025, the Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company may pursue an acquisition opportunity in any business or industry. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the period available to consummate a Business Combination. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA +1 (646) 387 - 2034	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Dubai Office: 1011, B-Block, Mazaya Centre, Sheikh Zayed Rd - Al Wasl - Dubai - UAE	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: Green Park Desq Work, Gate No. 1, 49/1 Yusuf Sarai, Nr. Green Park Metro Station, Delhi - 110016	Hyderabad Office: 509, Sandhya Techno - 1, Opp. KIMS Hospital, Raidurgam, Hyderabad Telangana, India, 500036
naman@pipara.com	T: + 91 79 40 370370	info@pipara.com	E: pipara@pipara.com	chintan.jain@pipara.com	sharyansh.ranka@pipara.com

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ PIPARA & CO LLP (6841)

We have served as the Company’s auditor since 2025.

Place: New Delhi, India

Date: April 15, 2026, except for the effects of the revision discussed in Note 2, as to which the date is September 30, 2026.

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA +1 (646) 387 - 2034	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Dubai Office: 1011, B-Block, Mazaya Centre, Sheikh Zayed Rd - Al Wasl - Dubai - UAE	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: Green Park Desq Work, Gate No. 1, 49/1 Yusuf Sarai, Nr. Green Park Metro Station, Delhi - 110016	Hyderabad Office: 509, Sandhya Techno - 1, Opp. KIMS Hospital, Raidurgam, Hyderabad Telangana, India, 500036
naman@pipara.com	T: + 91 79 40 370370	info@pipara.com	E: pipara@pipara.com	chintan.jain@pipara.com	sharyansh.ranka@pipara.com

HALL CHADWICK ACQUISITION CORP.

CONDENSED BALANCE SHEET

DECEMBER 31, 2025

ASSETS
Current assets
Cash	$631,366
Prepaid expenses – current insurance	79,311
Total Current Assets	710,677

Long term prepaid expenses	62,375
Cash and investments held in Trust Account	207,786,276
TOTAL ASSETS	$208,559,328

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$4,667
Accounts payable	54,883
Total Current Liabilities	59,550
Deferred underwriting fee	8,280,000
Total Liabilities	8,339,550

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption 20,700,000 shares at $10.04 per share redemption value	207,786,276

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 614,000 shares issued and outstanding (excluding 20,700,000 shares subject to possible redemption)	61
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,883,293 shares issued and outstanding	788
Additional paid-in capital	-
Accumulated earning (deficit)	(7,567,347)
Total Shareholders’ Deficit	(7,566,498)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$208,559,328

The accompanying notes are an integral part of the audited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM MAY 22, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025
Formation, general, and administrative costs	$133,353
Loss from operations	(133,353)

Other income:
Interest earned on investments held in Trust Account	786,276

Net income	$652,923

Weighted average shares outstanding, Class A ordinary shares	3,434,529

Basic and diluted net income per share, Class A ordinary shares	$0.23

Weighted average shares outstanding, Class B ordinary shares	7,985,167

Basic and diluted net income per share, Class B ordinary shares	$(0.02)

The accompanying notes are an integral part of the audited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED DECEMBER 31, 2025 AND

FOR THE PERIOD FROM MAY 22, 2025 (INCEPTION) TO DECEMBER 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance – May 22, 2025 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of Class B ordinary shares to Sponsor	-	-	7,883,293	788	24,212	-	25,000

Net loss	-	-	-	-	-	(20,313)	(20,313)

Balance – June 30, 2025	-	-	7,883,293	788	24,212	(20,313)	4,687

Sale of 20,700,000 Public Units	20,700,000	2,070	-	-	206,997,930	-	207,000,000

Sale of 614,000 Private Placement Units	614,000	61	-	-	6,139,939	-	6,140,000

Forfeiture of Founder Shares	-	-	-	-	-		-

Fair value of rights included in Public Units	-	-	-	-	3,630,627	-	3,630,627

Initial measurement of Class A ordinary shares subject to possible redemption under ASC 480-10-S99 against additional paid in capital	(20,700,000)	(2,070)	-	-	(206,997,930)	-	(207,000,000)

Allocated value of transaction costs to Class A ordinary shares	-	-	-	-	(1,178,144)	-	(1,178,144)

Accretion for Class A ordinary shares to redemption amount	-	-	-	-	(8,616,633)	(8,220,270)	(16,836,903)

Net income	-	-	-	-	-	673,235	673,235

Balance – December 31, 2025	614,000	$61	7,883,293	$788	$-	$(7,567,348)	$(7,566,498)

The accompanying notes are an integral part of the audited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 22, 2025 (INCEPTION) TO DECEMBER 31, 2025

Amount ($)
Cash Flows from Operating Activities:
Net income	652,922
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(786,276)
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	20,313
Changes in operating assets and liabilities:
Prepaid expenses	(141,686)
Accounts Payable and Accrued Expenses	59,549
Net cash used in operating activities	(195,177)

Cash Flows from Investing Activities:
Cash and investments held in Trust Account	(207,000,000)
Net cash used in investing activities	(207,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	202,810,000
Proceeds from sale of Private Units	6,140,000
Proceeds from promissory note – related party	63,011
Repayment of promissory note – related party	(63,011)
Funds held by Sponsor	4,687
Payment of offering costs	(1,128,144)
Net cash provided by financing activities	207,826,543

Net Change in Cash	631,366
Cash – Beginning of period	-
Cash – End of period	631,366

Non-Cash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	4,687
Accretion of Class A ordinary shares to redemption value	18,015,047

The accompanying notes are an integral part of the audited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Hall Chadwick Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 22, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company may pursue an acquisition opportunity in any business or industry.

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from May 22, 2025 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and placed in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Hall Chadwick Capital LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 19, 2025. On November 24, 2025, the Company consummated the Initial Public Offering of 20,700,000 units (the “Units”), which included the exercise by the underwriters of their entire over-allotment option of 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000. Each Unit consists of one Class A ordinary share (the “Public Share”), and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination (the “Public Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 614,000 private placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,140,000. Each Private Placement Unit consists of one Class A ordinary share (each, a “private placement share”) and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination (each, a “private placement right”). The Private Placement Units were purchased by Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) (222,300 Units), Clear Street LLC (“Clear Street”) (11,700 Units), and the Sponsor (380,000 Units).

Transaction costs amounted to $13,598,144, consisting of $4,140,000 of underwriting fees, $8,280,000 of deferred underwriting fee, and $1,178,144 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination.

However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Following the closing of the Initial Public Offering on November 24, 2025, an amount of $207,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, or in cash or cash like items (including demand deposit accounts) at a bank, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem, regardless of whether they abstain, vote for, or against, a Business Combination, all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the completion window (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (as defined below) (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Given that the Public Shares were issued with other freestanding instruments (i.e., public rights), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value will equal the redemption value on such date. The accretion or remeasurement was recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the balance sheet until such date that a redemption event takes place.

Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against any proposed Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) will agree to vote their Founder Shares, private placement shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders will agree to waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor, executive officers and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a business combination beyond 24 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “completion window”), the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, the rights will expire and be worthless.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private placement shares if the Company fails to complete a Business Combination within the completion window. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the completion window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had $631,366 of cash held outside the trust account and working capital of $652,229. The Company will use such funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2025, the Company had sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these condensed financial statements. The Company cannot assure that its plans to consummate an Initial Business Combination will be successful.

The Company does not believe that it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the Initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete its Business Combination or because the Company becomes obligated to redeem a significant number of Public Shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

Source of Funds	Approximate Amount ($)	Availability
Trust Account	$207,000,000	Restricted. Available solely for redemption of public shares, payment of taxes and completion of an initial business combination
Interest Income	Variable	May be used to pay franchise and income taxes and certain dissolution expenses
Cash Held Outside Trust	Approximately $631,366	Available for general corporate purposes

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying audited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying audited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on November 21, 2025, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on January 26, 2026. The interim results for the three months ended December 31, 2025 and for the period from May 22, 2025 (inception) through December 31, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

Revision of Previously Issued Financial Statements

On January 26, 2026, the Company reported an incorrect amount to the Securities and Exchange Commission of its Form 8-K. The Company reported negative additional-paid in capital on its post-IPO Financial Statements balance sheet and statement of changes in shareholders’ equity. Had the Company properly reported the information, the negative additional-paid in capital would have been reclassified to retained earnings. Total shareholders’ equity did not change.

Revision of Previously Issued Financial Statements	Period Ended Dec. 31, 2025

Revision of Previously Issued Financial Statements

NOTE 2. REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company reported negative additional paid in capital on its December 31, 2025 balance sheet and statement of changes in shareholders’ equity, as well as in the following periods. Had the Company properly reported the information, the negative additional paid in capital would have been reclassified to retained earnings.

The Company reported negative additional paid in capital to the Securities and Exchange Commission of its Form 8-K (“Post-IPO Balance Sheet”) (filed on 26 January 2026) and the Company’s Annual Report on 10-K for the period ending December 31, 2025 (filed on 15 April 2026) (“the Affected Periods”). These financial statements revised the Company’s previously issued financial statements covering periods through December 31, 2025.

Total assets, liabilities, operating results, and / or total equity did not change because of the above.

Impact of the Revision

The impact of the revision on the Post IPO Balance Sheet at November 24, 2025 and Annual Financial Statements as of December 31, 2025 is presented below:

	Balance sheet as of November 24, 2025 (audited)	As Previously Reported	Adjustment	As Revised
	Class A common stock subject to possible redemption	$207,000,000	$-	$207,000,000
	Class A & B Ordinary Shares	849	-	849
	Additional paid-in capital	$(7,559,118)	$7,559,118	$-
	Accumulated earnings (deficit)	$(20,338)	$(7,559,118)	$(7,579,456)
	Total Temporary and Permanent Equity	$199,421,393	$-	$199,421,393

	Balance sheet as of December 31, 2025 (audited)	As Previously Reported	Adjustment	As Revised
	Class A common stock subject to possible redemption	$207,000,000	$786,276	$207,786,276
	Class A & B Ordinary Shares	849	-	849
	Additional paid-in capital	$(7,433,994)	$7,433,994	$-
	Accumulated earnings (deficit)	$652,922	$(8,220,269)	$(7,567,347)
	Total Temporary and Permanent Equity	$200,219,777	$-	$200,219,777

Fair Value of Public Rights

In connection with the audit of the Company’s financial statements for the period ended December 31, 2025, the Company’s management further evaluated the Share Rights under Accounting Standards Codification (“ASC”) Subtopic 820-10, Fair Value. ASC 820-10 provides the framework for measuring fair value and establishes related disclosure requirements. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and it establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques, with Level 1 inputs (quoted prices in active markets for identical assets or liabilities) given the highest priority and Level 3 inputs (unobservable inputs) given the lowest.

Management has reviewed the calculation of the Fair Value of Public Rights at the date of Post-IPO Balance Sheet date and corrected for the following risk free rate:

December 31, 2025	As Previously Reported	Adjustment	As Revision
Traded unit price	10.02	-
Expected term to De-SPAC (Years)	2.00	-
Probability of De-SPAC and instrument-specific market adjustment	17.0	-
Risk-free rate (continuous)	3.64%	(0.18%)	3.46%
Fair value of a right	363,064	3,267,563	3,630,627

The above summarizes the impact to the balance sheets for the relevant periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $631,366 in cash and no cash equivalents as of December 31, 2025.

Marketable Securities Held in Trust Account

As of December 31, 2025, the assets held in the Trust Account, amounting to $207,786,276 were held in cash and in treasury bills.

All of the Company’s investments held in the Trust Account are presented on the accompanying balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the rights and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity and offering costs allocated to the Public and Placement Rights were charged to shareholders’ deficit as Public and Placement Rights were accounted for under equity treatment after management’s evaluation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Share rights

The Company accounts for the Public Rights and private placement rights (together, the “rights”) issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights as permanent equity at their assigned value.

Class A Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$207,000,000
Less:
Proceeds allocated to Public Rights	(3,630,627)
Class A ordinary shares issuance cost	(13,598,144)
Plus:
Remeasurement of carrying value to redemption value	17,228,771
Class A Ordinary Shares subject to possible redemption, November 24, 2025	207,000,000
Plus:
Remeasurement of carrying value to redemption value	786,276
Class A Ordinary Shares subject to possible redemption, December 31, 2025	$207,786,276

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income (loss) per Ordinary Share is computed by dividing net income (loss) by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from net income (loss) per Ordinary Share as the redemption value approximates fair value.

The Company’s condensed statements of operations include a presentation of income per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the dividend earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income per share, basic and diluted, for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net income, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Class A and Class B non-redeemable ordinary shares include the Founder Shares, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

	For the Period from May 22, 2025 (inception) to December 31, 2025
	Class A Ordinary shares (Subject to Redemption)	Class A and Class B Ordinary shares (Not Subject to Redemption)
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$786,276	$(133,353)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	3,434,529	7,985,167
Basic and diluted net income per ordinary share	$0.23	$(0.02)

Recent Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has adopted ASU 2023-07.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on November 24, 2025, the Company sold 20,700,000 Units, which include the complete exercise by the underwriters of their over-allotment option of 2,700,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $207,000,000. Each Unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 614,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,140,000. Each Private Placement Unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination. The Private Placement Units were purchased by Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) (222,300 Units), Clear Street LLC (“Clear Street”) (11,700 Units), and the Sponsor (380,000 Units).

The Private Placement Units are identical to the Units sold in the Initial Public Offering except that, so long as they are held by the Sponsor, CCM, Clear Street or their permitted transferees, the Private Placement Units (including their component securities) (i) may not (including the Class A ordinary shares issuable upon conversion of the private placement rights), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement shares if the Company fails to complete the initial Business Combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the completion window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares or private placement shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On May 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.00317 per share, to cover certain of the Company’s expenses, for which the Company issued 7,883,293 founder shares (“Founder Shares”) to the Sponsor. All share and per share data has been retrospectively presented. On November 24, 2025, the underwriters exercised their over-allotment option in full. As a result of the complete exercise of the over-allotment option by the underwriters, no Founder Shares were forfeited, resulting in the Sponsor holding 7,883,293 founder shares.

The Company’s Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

Administrative Support Agreement

Commencing on November 24, 2025, the date the Company’s securities were first listed on Nasdaq, the Company agreed to reimburse the Sponsor or an affiliate thereof in an amount equal to $20,000 per month for office space, utilities and secretarial and administrative support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended December 31, 2025, the Company incurred $20,000, in fees. As of December 31, 2025, the Company accrued $20,000 under accrued expenses in the accompanying audited condensed balance sheet.

Promissory Note — Related Party

On July 25, 2025, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the earlier of December 31, 2025 or the closing of the Initial Public Offering or the date on which the Company determines not to proceed with such Initial Public Offering. The Company intended to repay the Note from the proceeds of the Initial Public Offering not being placed in the Trust Account. On November 28, 2025, the Company repaid the $63,010 of outstanding borrowings under the Note. Borrowings under the note are no longer available.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025, the Company had no borrowings under the Working Capital Loans.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the Founder Shares, Private Placement Units, private placement shares and private placement units that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on November 24, 2025. The holders of these securities are entitled to make up to three demands, excluding short-from demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the effective date of the registration statement to purchase up to 2,700,000 additional Units at the Initial Public Offering price less underwriting discounts and commissions. On November 24, 2025, the underwriters completely exercised their over-allotment option, purchasing 2,700,000 units.

The underwriters were entitled to an underwriting discount of $4,140,000, which was comprised of $1,800,000 in cash, and $2,340,000 in underwriting discounts in the form of private placement units.

In addition, the underwriters are entitled to a deferred underwriting discount of $0.40 per unit, or approximately $8,280,000 in the aggregate. The deferred underwriting discounts and commissions will be payable to the underwriters upon the closing of the initial Business Combination as follows: up to $0.40 per unit sold in the Initial Public Offering shall be paid to the underwriters in cash, based on the funds remaining in the Trust Account after giving effect to Public Shares that are redeemed in connection with the initial Business Combination.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025, there were 614,000 Class A ordinary shares issued and outstanding, excluding 20,700,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On July 25, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 7,883,293 founder shares (up to 1,018,654 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). On November 24, 2025, the underwriters exercised their over-allotment option. As a result of the exercise of the over-allotment option by the underwriters, 1,018,654 founder shares are no longer subject to forfeiture, resulting in the Sponsor holding 7,883,293 founder shares as of December 31, 2025.

The Founder Shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (excluding the Class A ordinary shares underlying the Private Placement Units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent units issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Amended and Restated Memorandum and Articles of Association or as required by the Companies Act of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Amended and Restated Memorandum and Articles of Association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions require a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Amended and Restated Memorandum and Articles of Association, such actions include amending the Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the Amended and Restated Memorandum and Articles of Association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Rights — Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2025
Assets:
Cash	1	$631,366
Cash and investments held in Trust Account	1	$207,786,276

The following table presents information about the Company’s equity instruments that are measured at fair value on November 24, 2025, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

The fair value of Public Rights was determined using the Binomial / Lattice Model at Level 3 of the fair value hierarchy. The Public Rights have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Rights:

November 24, 2025
Traded unit price	$10.02
Expected term to De-SPAC (Years)	2.00
Probability of De-SPAC and instrument-specific market adjustment	17.0%
Risk-free rate (continuous)	3.46%

Management have assessed the probability of De-SPAC and instrument-specific market adjustment on the basis of unobservable inputs. In arriving at the figure in the above table, management has considered historical SPAC completion rate, market-implied probability of the rights being exercised, probability of the rights being exercised after BCA, and the current redemption rate environment.

A sensitivity analysis with differing probability of De-SPAC and instrument-specific market adjustment rates is below:

Probability Assumption	FV per Right (Binomial)	Total FV — All Rights	Change vs. Base
10%	$0.1002	$2,135,663	$	(-1,494,964)
12%	$0.1202	$2,562,795	$	(-1,067,831)
15%	$0.1503	$3,203,494	$	(-427,133)
17% ← Base case	$0.1703	$3,630,627		-
20%	$0.2004	$4,271,326	$	+640,699
25%	$0.2505	$5,339,157	$	+1,708,530
30%	$0.3006	$6,406,988	$	+2,776,362

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

December 31, 2025
Cash	$631,366
Cash and investments held in Trust Account	$207,786,276

For the Period from May 22, 2025 (inception) through December 31, 2025
Formation, general, and administrative costs	$133,353
Interest earned on investments held in Trust Account	$786,276

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued.

The Company refers to the press release dated 1 April 2026 with respect to the letter of intent entered with REEcycle Holdings, Inc. for a proposed de-SPAC business combination. The proposed transaction values REEcycle at approximately US$600 million, assuming no redemptions by HCAC public shareholders.

Based upon this review and other than as disclosed in this Note 10, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

Page
Condensed Consolidated Balance Sheets	F-25
Condensed Consolidated Statements of Operations (Unaudited)	F-26
Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three Months Ended June 30, 2026 and for the Period from May 22, 2025 (Inception) through June 30, 2026 (Unaudited)	F-27
Condensed Consolidated Statement of Cash Flows for the Period from May 22, 2025 (Inception) through June 30, 2026 (Unaudited)	F-28
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-29 – F-46

HALL CHADWICK ACQUISITION CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(unaudited)	(audited, as revised)
ASSETS
Current assets
Cash	$35,741	$631,366
Prepaid expenses – current	69,413	79,311
Total Current Assets	105,154	710,677

Long term prepaid expenses	27,667	62,375
Cash and investments held in Trust Account	211,478,766	207,786,276
TOTAL ASSETS	$211,611,587	$208,559,328

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable	80,625	54,883
Accrued expenses	4,667	4,667
Total Current Liabilities	$85,292	$59,550

Deferred underwriting fee	8,280,000	8,280,000
Total Liabilities	8,365,292	8,339,550

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption 20,700,000 shares at $10.22 (June 30 2026) and 10.04 (December 31, 2025) per share redemption value	211,478,766	207,786,276

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 614,000 shares issued and outstanding (excluding 20,700,000 shares subject to possible redemption)	61	61
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,883,293 shares issued and outstanding	788	788
Accumulated deficit	(8,233,321)	(7,567,347)
Additional paid in capital	-	-
Total Shareholders’ Deficit	(8,232,471)	(7,566,497)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$211,611,587	$208,559,328

The accompanying notes are an integral part of the unaudited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30, 2026	For the Six Months Ended June 30, 2026	For the Period From May 22, 2025 (Inception) Through June 30, 2025
Formation, general, and administrative costs	$(485,567)	$(668,693)	$(20,313)
Loss from operations	(485,567)	(668,693)	(20,313)

Other income:
Dividend earned on investments held in Trust Account	1,856,718	3,691,923	-
Interest earned on investments held in Trust Account	567	567	-
Dividend earned on investments held outside of Trust Account	2,519	2,720	-
Interest earned on investments held outside of Trust Account	-	-	-

Net income	$1,374,237	$3,026,517	$(20,313)

Basic and diluted weighted average outstanding, redeemable Class A ordinary shares	20,700,000	20,700,000	-

Basic and diluted net income per share, redeemable Class A ordinary shares	$0.09	$0.18	$-

Basic and diluted weighted average outstanding, non-redeemable Class A & Class B ordinary shares	8,497,293	8,497,293	7,883,293

Basic and diluted net income per share, non-redeemable class shares of Class A shares and Class B shares	$(0.06)	$(0.08)	$(0.003)

The accompanying notes are an integral part of the unaudited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED JUNE 30, 2026 AND

FOR THE PERIOD FROM MAY 22, 2025 (INCEPTION) TO JUNE 30, 2026

(UNAUDITED)

	Class A		Class B		Additional		Total
	Ordinary Shares		Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance — May 22, 2025 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of Class B ordinary shares to Sponsor	-	-	7,883,293	788	24,212	-	25,000

Net Income / (Loss)	-	-	-	-	-	(20,313)	(20,313)

Balance — June 30, 2025	-	-	7,883,293	788	24,212	(20,313)	4,687

Sale of 20,700,000 Public Units	20,700,000	2,070	-	-	206,997,930	-	207,000,000

Sale of 614,000 Private Placement Units	614,000	61	-	-	6,139,939	-	6,140,000

Fair value of rights included in Public Units	-	-	-	-	3,630,627	-	3,630,627

Initial measurement of Class A ordinary shares subject to possible redemption under ASC 480-10-S99 against additional paid in capital	(20,700,000)	(2,070)	-	-	(206,997,930)	-	(207,000,000)

Accretion for Class A ordinary shares to redemption amount	-	-	-	-	(8,616,633)	(7,433,994)	(16,050,627)

Allocated value of transaction costs to Class A ordinary shares	-	-	-	-	(1,178,144)	-	(1,178,144)

Net income	-	-	-	-	-	(9,908)	(9,908)

Balance — November 24, 2025	614,000	61	7,883,293	788	-	(7,464,215)	(7,463,365)

Accretion for Class A ordinary shares to redemption amount	-	-	-	-	-	(786,276)	(786,276)

Net income	-	-	-	-	-	683,143	683,143

Balance — December 31, 2025	614,000	61	7,883,293	788	-	(7,567,347)	(7,566,498)

Accretion for Class A ordinary shares to redemption amount	-	-	-	-	-	(3,692,490)	(3,692,490)

Net income	-	-	-	-	-	3,026,517	3,026,517

Balance — June 30, 2026	614,000	61	7,883,293	788	-	(8,233,321)	(8,232,471)

The accompanying notes are an integral part of the unaudited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM MAY 22, 2025 (INCEPTION) TO JUNE 30, 2026

(UNAUDITED)

	May 22, 2025 from incorporation to June 30, 2026 Amount ($)	For the Six Months Ended June 30, 2026 Amount ($)	May 22, 2025 from incorporation to June 30, 2025 Amount ($)
Cash Flows from Operating Activities:
Net income	3,679,439	3,026,517	(20,313)
Adjustments to reconcile net income to net cash used in operating activities:
Dividend earned on investments held in Trust Account	(4,477,429)	(3,691,923)	-
Interest earned on investments held in Trust Account	(1,337)	(567)	-
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	20,313	-	20,313
Changes in operating assets and liabilities:
Prepaid expenses	(97,080)	44,606	-
Accounts Payable and Accrued Expenses	85,292	25,743	-
Net cash used in operating activities	(790,802)	(595,625)	-

Cash Flows from Investing Activities:
Cash and investments held in Trust Account	(207,000,000)	-	-
Net cash used in investing activities	(207,000,000)	-	-

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	205,150,000	-	-
Proceeds from sale of Private Units*	3,800,000	-	-
Proceeds from promissory note – related party	63,011	-	-
Repayment of promissory note – related party	(63,011)	-	-
Proceeds from related party	4,687	-	-
Payment of offering costs	(1,128,144)	-	-
Net cash provided by financing activities	207,826,543	-	-

Net Change in Cash	35,741	(595,625)	-
Cash – Beginning of period	-	631,366	-
Cash – End of period	35,741	35,741	-

Non-Cash investing and financing activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	20,313	-	20,313
Private Placement Units issued to the Underwriter	2,340,000
Accretion of Class A ordinary shares to redemption value	21,707,537	3,692,490	-

*	This amount includes Private Placement Units issued to the underwriters in settlement of the Underwriting Compensation totaling $2,340,000.

The accompanying notes are an integral part of the unaudited condensed financial statements.

HALL CHADWICK ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS JUNE 30, 2026

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES

Hall Chadwick Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on May 22, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company may pursue an acquisition opportunity in any business or industry.

As of June 30, 2026, the Company had not yet commenced operations. All activity for the period from May 22, 2025 (inception) through June 30, 2026 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying and evaluating a target company for a Business Combination, as well as progression of the Business Combination requirements. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and placed in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s Sponsor is Hall Chadwick Capital LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on November 19, 2025. On November 24, 2025, the Company consummated the Initial Public Offering of 20,700,000 units (the “Units”), which included the exercise by the underwriters of their entire over-allotment option of 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000. Each Unit consists of one Class A ordinary share (the “Public Share”), and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination (the “Public Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 614,000 private placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,140,000. Each Private Placement Unit consists of one Class A ordinary share (each, a “private placement share”) and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination (each, a “private placement right”). The Private Placement Units were purchased by Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) (222,300 Units), Clear Street LLC (“Clear Street”) (11,700 Units), and the Sponsor (380,000 Units).

We incurred a total of $13,598,144 in transaction costs related to the initial public offering. We paid a total of $4,140,000 in cash and underwriting discounts and commissions and $1,178,144 in other costs and expenses related to the initial public offering. In addition, the underwriter agreed to defer $8,280,000 in underwriting discounts and commissions, which would be payable only upon consummation of an initial Business Combination.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Units, although substantially all the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination.

However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Following the closing of the Initial Public Offering on November 24, 2025, an amount of $207,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, or in cash or cash like items (including demand deposit accounts) at a bank, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem, regardless of whether they abstain, vote for, or against, a Business Combination, all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the completion window (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (as defined below) (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Given that the Public Shares were issued with other freestanding instruments (i.e., public rights), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value will equal the redemption value on such date. The accretion or remeasurement was recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the balance sheet until such date that a redemption event takes place.

Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against any proposed Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) will agree to vote their Founder Shares, private placement shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders will agree to waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor, executive officers and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a Business Combination beyond 24 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “completion window”), the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, the rights will expire and be worthless.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private placement shares if the Company fails to complete a Business Combination within the completion window. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the completion window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Announcement of Business Combination Agreement

The Company refers to the announcement made on 1 April 2026 with respect to the letter of intent entered with REEcycle Holdings, Inc. for a proposed de-SPAC business combination. The Company also refers to the announcement made on 1 June 2026.

Liquidity and Capital Resources

As of June 30, 2026, the Company had $35,741 of cash.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of June 30, 2026, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying condensed financial statements are issued. As of June 30, 2026 and December 31, 2025, the Company had an accumulated deficit of $8,233,321 and $7,567,347, respectively. Management plans to address this uncertainty through a business combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the business completion window. The Company intends to complete the initial Business Combination before the end of the completion window. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the completion window.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on November 21, 2025, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on January 26, 2026, February 10, 2026, April 1, 2026, and June 3, 2026. The interim results for the three months ended June 30, 2026 and for the period from May 22, 2025 (inception) through June 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Revision of Previously Issued Financial Statements

On January 26, 2026, the Company reported an incorrect amount to the Securities and Exchange Commission of its Form 8-K. The Company reported negative additional-paid in capital on its post-IPO Financial Statements balance sheet and statement of changes in shareholders’ equity. Had the Company properly reported the information, the negative additional-paid in capital would have been reclassified to retained earnings. Total shareholders’ equity did not change.

Revision of Previously Issued Financial Statements	Period Ended Dec. 31, 2025	6 Months Ended Jun. 30, 2026

Revision of Previously Issued Financial Statements

NOTE 2. REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company’s financial statements classified all Public Shares in temporary equity at the initial amount raised from the IPO as disclosed in the Post-IPO Balance Sheet. The Company has concluded it should revise its financial statements to recognize accretion of the Public Shares from the initial book value to redemption value, being interest accrued on the trust account, at the time of the Initial Public Offering. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity to the amount redeemable by Public Shareholders.

Total assets, liabilities, operating results, and / or shareholders’ equity did not change because of the above.

The impact of the revision on the Company’s historical financial statements is reflected in the following tables.

		Balance sheet as of March 31, 2026 (unaudited)	As Previously Reported	Adjustment	As Revised
		Class A common stock subject to possible redemption	$207,000,000	$2,621,481	$209,621,481
		Class A & B Ordinary Shares	849	-	849
		Additional paid-in capital	$(7,433,994)	$7,433,994	$-
		Accumulated deficit	$2,309,868	$(10,055,475)	$(7,745,607)
		Total Temporary and Permanent Equity	$201,876,723	$-	$201,876,723

		Balance sheet as of June 30, 2026 (unaudited)	As Previously Reported	Adjustment	As Revised
		Class A common stock subject to possible redemption	$207,000,000	$4,478,766	$211,478,766
		Class A & B Ordinary Shares	849	-	849
		Additional paid-in capital	$(7,433,994)	$7,433,994	$-
		Accumulated deficit	$3,679,439	$(11,912,760)	$(8,233,321)
		Total Temporary and Permanent Equity	203,246,294		203,246,294

Hall Chadwick Capital LLC [Member]

Revision of Previously Issued Financial Statements

NOTE 2. REVISION OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company reported negative additional paid in capital on its December 31, 2025 balance sheet and statement of changes in shareholders’ equity, as well as in the following periods. Had the Company properly reported the information, the negative additional paid in capital would have been reclassified to retained earnings.

The Company reported negative additional paid in capital to the Securities and Exchange Commission of its Form 8-K (“Post-IPO Balance Sheet”) (filed on 26 January 2026) and the Company’s Annual Report on 10-K for the period ending December 31, 2025 (filed on 15 April 2026), as well as the quarterly periods for March 2026 (filed on 26 May 2026) and June 2026 (filed on 19 August 2026) (“the Affected Periods”). These financial statements revised the Company’s previously issued financial statements covering periods through December 31, 2025. The Company’s unaudited financial statements for the quarterly periods ended March 31, 2026 and June 30, 2026 are revised in this amendment for the quarterly periods dated June 30, 2026 filed with the SEC.

Total assets, liabilities, operating results, and / or total equity did not change because of the above.

Impact of the Revision

The impact of the revision on the Post IPO Balance Sheet at November 24, 2025 and Annual Financial Statements as of December 31, 2025 is presented below:

	Balance sheet as of November 24, 2025 (audited)	As Previously Reported	Adjustment	As Revised
	Class A common stock subject to possible redemption	$207,000,000	$-	$207,000,000
	Class A & B Ordinary Shares	849	-	849
	Additional paid-in capital	$(7,559,118)	$7,559,118	$-
	Accumulated earnings (deficit)	$(20,338)	$(7,559,118)	$(7,579,456)
	Total Temporary and Permanent Equity	$199,421,393	$-	$199,421,393

	Balance sheet as of December 31, 2025 (audited)	As Previously Reported	Adjustment	As Revised
	Class A common stock subject to possible redemption	$207,000,000	$786,276	$207,786,276
	Class A & B Ordinary Shares	849	-	849
	Additional paid-in capital	$(7,433,994)	$7,433,994	$-
	Accumulated earnings (deficit)	$652,922	$(8,220,269)	$(7,567,347)
	Total Temporary and Permanent Equity	$200,219,777	$-	$200,219,777

Fair Value of Public Rights

In connection with the audit of the Company’s financial statements for the period ended December 31, 2025, the Company’s management further evaluated the Share Rights under Accounting Standards Codification (“ASC”) Subtopic 820-10, Fair Value. ASC 820-10 provides the framework for measuring fair value and establishes related disclosure requirements. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and it establishes a fair value hierarchy that prioritizes the inputs used in valuation techniques, with Level 1 inputs (quoted prices in active markets for identical assets or liabilities) given the highest priority and Level 3 inputs (unobservable inputs) given the lowest. These assessments were included in the subsequent quarterly reporting periods for March 31, 2026 and June 30, 2026.

Management has reviewed the calculation of the Fair Value of Public Rights at the date of Post-IPO Balance Sheet date and corrected for the following risk free rate:

December 31, 2025	As Previously Reported	Adjustment	As Revision
Traded unit price	10.02	-
Expected term to De-SPAC (Years)	2.00	-
Probability of De-SPAC and instrument-specific market adjustment	17.0	-
Risk-free rate (continuous)	3.64%	(0.18%)	3.46%
Fair value of a right	363,064	3,267,563	3,630,627

The above summarizes the impact to the balance sheets for the relevant periods.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned, non-operating subsidiary. All intercompany accounts and transactions are eliminated.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $5,522 in cash and $30,220 in cash equivalents as of June 30, 2026.

Investments Held in Trust Account

As of June 30, 2026, the assets held in the Trust Account, amounting to $211,478,766 were held in cash and in treasury bills.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the rights and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to the Public Rights and Private Placement Units were charged to shareholders’ deficit as the Public Rights and Private Placement Units, after management’s evaluation, were accounted for as permanent equity.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Income taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Share rights

The Company accounts for the Public Rights and private placement rights (together, the “rights”) issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights as permanent equity at their assigned value.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares totaling 20,700,000 shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. Accordingly, as of June 30, 2026, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of June 30, 2026, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

	Shares	Amount
Gross proceeds from Initial Public Offering	20,700,000	$207,000,000
Less:
Proceeds allocated to Public Rights	-	(3,630,627)
Offering costs allocated to Class A ordinary shares subject to redemption	-	(13,598,144)
Plus:
Accretion of Class A ordinary shares subject to redemption	-	17,228,771
Class A Ordinary Shares subject to possible redemption, November 24, 2025	20,700,000	207,000,000
Plus:
Class A Ordinary Shares subject to possible redemption, November 24, 2025
Accretion of Class A ordinary shares subject to redemption	-	4,478,766
Class A Ordinary Shares subject to possible redemption, June 30, 2026	20,700,000	$211,478,766

Net income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income per Ordinary Share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.

The Company’s condensed statements of operations include a presentation of income per share for ordinary shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the dividend earned on the Trust Account by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net income per share, basic and diluted, for Class A and Class B non-redeemable ordinary shares is calculated by dividing the net income, adjusted for income attributable to Class A redeemable ordinary shares, by the weighted average number of Class A and Class B non-redeemable ordinary shares outstanding for the period. Class A and Class B non-redeemable ordinary shares include the Founder Shares, as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income per Ordinary Share:

	For the Three Months Ended 30-Jun-26		For the Six Months Ended 30-Jun-26		For the Period from May 22, 2025 (inception) through 30-Jun-25
	Class A	Class A and Class B	Class A	Class A and Class B	Class A	Class A and Class B
	Ordinary Shares (Subject to redemption)	Ordinary Shares (Not subject to redemption)	Ordinary Shares (Subject to redemption)	Ordinary Shares (Not subject to redemption)	Ordinary Shares (Subject to redemption)	Ordinary Shares (Not subject to redemption)
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$1,857,285	$(483,047)	$3,692,490	$(665,973)	$-	$(20,313)

Denominator:
Basic and diluted weighted average ordinary shares outstanding	20,700,000	8,497,293	20,700,000	8,497,293	-	7,883,293
Basic and diluted net income per ordinary share	$0.09	$(0.06)	$0.18	$(0.08)	$-	$(0.003)

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on May 22, 2025, its date of incorporation.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on November 24, 2025, the Company sold 20,700,000 Units, which include the complete exercise by the underwriters of their over-allotment option of 2,700,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $207,000,000.

Each Unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 614,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,140,000. Each Private Placement Unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination. The Private Placement Units were purchased by Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) (222,300 Units), Clear Street LLC (“Clear Street”) (11,700 Units), and the Sponsor (380,000 Units).

The Private Placement Units are identical to the Units sold in the Initial Public Offering except that, so long as they are held by the Sponsor, CCM, Clear Street or their permitted transferees, the Private Placement Units (including their component securities) (i) may not (including the Class A ordinary shares issuable upon conversion of the private placement rights), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement shares if the Company fails to complete the initial Business Combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the completion window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares or private placement shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.00317 per share, to cover certain of the Company’s expenses, for which the Company issued 7,883,293 founder shares (“Founder Shares”) to the Sponsor. All share and per share data has been retrospectively presented. On November 24, 2025, the underwriters exercised their over-allotment option in full. As a result of the complete exercise of the over-allotment option by the underwriters, no Founder Shares were forfeited, resulting in the Sponsor holding 7,883,293 founder shares.

The Company’s Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

Related party loans

On July 25, 2025, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the earlier of March 31, 2026 or the closing of the Initial Public Offering or the date on which the Company determines not to proceed with such Initial Public Offering. The Company intended to repay the Note from the proceeds of the Initial Public Offering not being placed in the Trust Account. On November 24, 2025, the Company repaid the $63,011 of outstanding borrowings under the Note. Borrowings under the note are no longer available.

Working capital loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be converted into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2026, the Company had no borrowings under the Working Capital Loans.

Administrative support agreement

Commencing on November 24, 2025, the date the Company’s securities were first listed on Nasdaq, the Company agreed to reimburse the Sponsor or an affiliate thereof in an amount equal to $20,000 per month for office space, utilities and secretarial and administrative support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ending June 30, 2026, the Company incurred $60,000 in fees. As of June 30, 2026, the Company accrued $4,667 under accrued expenses in the accompanying unaudited condensed balance sheet.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration rights

The holders of the Founder Shares, Private Placement Units, private placement shares and private placement units that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on November 24, 2025. The holders of these securities are entitled to make up to three demands, excluding short-form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting agreement

The Company granted the underwriters a 45-day option from the effective date of the registration statement to purchase up to 2,700,000 additional Units at the Initial Public Offering price less underwriting discounts and commissions. On November 24, 2025, the underwriters completely exercised their over-allotment option, purchasing 2,700,000 units.

The underwriters were entitled to an underwriting discount of up to $4,140,000, consisting of $0.20 per unit sold in the base offering. Of this amount (i) $1,800,000 was paid in cash to the underwriters, (ii) $2,340,000 was paid in the form of private placement units.

In addition, the underwriters are entitled to a deferred underwriting discount of $0.40 per unit, or approximately $8,280,000 in the aggregate. The deferred underwriting discounts and commissions will be payable to the underwriters upon the closing of the initial Business Combination as follows: up to $0.40 per unit sold in the Initial Public Offering shall be paid to the underwriters in cash, based on the funds remaining in the Trust Account after giving effect to Public Shares that are redeemed in connection with the initial Business Combination.

Risks and uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2026, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2026, there were 614,000 Class A ordinary shares issued and outstanding, excluding 20,700,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On May 22, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.00317 per share, to cover certain of the Company’s expenses, for which the Company issued 7,883,293 founder shares (up to 1,018,654 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). On November 24, 2025, the underwriters exercised their over-allotment option. As a result of the exercise of the over-allotment option by the underwriters, 1,018,654 founder shares are no longer subject to forfeiture, resulting in the Sponsor holding 7,883,293 founder shares as of June 30, 2026.

The Founder Shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, on an as-converted basis, in the aggregate, approximately 27% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (excluding the Class A ordinary shares underlying the Private Placement Units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent units issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Amended and Restated Memorandum and Articles of Association or as required by the Companies Act of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Amended and Restated Memorandum and Articles of Association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the company is generally required to approve any matter voted on by the Company’s shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Amended and Restated Memorandum and Articles of Association, such actions include amending the Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the Amended and Restated Memorandum and Articles of Association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Rights — Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value as of June 30, 2026 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	June 30, 2026
Assets:
Cash and investments held in Trust Account	1	$211,478,766

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Rights issued in the Initial Public Offering is $3,630,627, or $0.17 per Right. The Rights issued in the Initial Public Offering have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Public Rights issued in the Initial Public Offering:

November 24, 2025
Traded unit price	$10.02
Expected term to De-SPAC (Years)	2.00
Probability of De-SPAC and instrument-specific market adjustment	17.0%
Risk-free rate	3.46%

Management has assessed the probability of De-SPAC and instrument-specific market adjustment on the basis of unobservable inputs. In arriving at the figure in the above table, management has considered historical SPAC completion rate, market-implied probability of the rights being exercised, probability of the rights being exercised after BCA, and the current redemption rate environment.

A sensitivity analysis with differing probability of De-SPAC and instrument-specific market adjustment rates is below:

Probability Assumption	FV per Share Right (Binomial)	Total FV — All 21,314,000 Rights	Change vs. Base
10%	$0.1002	$2,135,663	$	(-1,494,964)
12%	$0.1202	$2,562,795	$	(-1,067,831)
15%	$0.1503	$3,203,494	$	(-427,133)
17% ← Base case	$0.1703	$3,630,627		-
20%	$0.2004	$4,271,326	$	+640,699
25%	$0.2505	$5,339,157	$	+1,708,530
30%	$0.3006	$6,406,988	$	+2,776,362

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

June 30, 2026
Cash	$35,741
Cash and investments held in Trust Account	$211,478,766

	For the Three Months Ended June 30, 2026	For the Period from May 22, 2025 (inception) through June 30, 2026
Formation, general, and administrative costs	$(485,567)	$(802,047)
Dividend earned on investments held in Trust Account	$1,856,718	$4,477,429
Interest earned on investments held in Trust Account	$567	$1,337
Dividend earned on investments held outside of Trust Account	$2,519	$2,720
Interest earned on investments held outside of Trust Account	$-	$-

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions through September 22, 2026, the date the financial statements were available to be issued.

Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REEcycle Holdings, Inc.

Consolidated Financial Statements

As of and for the years ended December 31, 2025 and 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

REEcycle Holdings, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of REEcycle Holdings, Inc. and Subsidiary (collectively, the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended and the related notes to the consolidated financial statements (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2026.

Houston, Texas

August 12, 2026

REECYCLE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Cash	$2,101,242	$429,973
Inventory	94,079	-
Grant income receivable	73,219	-
Total current assets	2,268,540	429,973

Property and equipment, net	523,043	167,799
Right-of-use assets - operating leases	86,191	-
Other Assets	1,510	-
TOTAL ASSETS	2,879,284	597,772

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	87,330	12,820
Due to Related Party	-	505,000
Share issuance liability	-	509,279
Operating lease liabilities, current	36,480	-
Total current liabilities	123,810	1,027,099

Operating lease liabilities, noncurrent	50,178	-
Total liabilities	173,988	1,027,099

Stockholders’ equity (deficit)
Common stock, $0.001 par value; 500,000,000 shares authorized; 335,728,674 shares and 253,052,009 shares issued and outstanding as of December 31, 2025 and 2024, respectively	335,729	253,052
Additional paid-in capital	6,848,071	1,467,639
Accumulated deficit	(4,478,504)	(2,150,018)
Total stockholders’ equity (deficit)	2,705,296	(429,327)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,879,284	$597,772

The accompanying notes are an integral part of these consolidated financial statements.

REECYCLE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024
Operating expenses
General and administrative	$2,976,760	$818,840
Loss from operations	(2,976,760)	(818,840)

Other income (expense)
Grant income	603,148	-
Other income	45,126	-
Total other income	648,274	-

Net loss	$(2,328,486)	$(818,840)

Weighted average number of shares of common stock outstanding, basic and diluted	301,110,346	251,133,157
Basic and diluted net loss per share of common stock	$(0.01)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

REECYCLE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2023	241,102,009	$241,102	$1,320,369	$(1,331,178)	$230,293
Issuance of Common stock	7,200,000	7,200	(7,200)	-	-
Vesting of restricted stock	4,750,000	4,750	(4,750)	-	-
Stock-based compensation expense	-	-	159,220	-	159,220
Net loss	-	-	-	(818,840)	(818,840)
Balance, December 31, 2024	253,052,009	253,052	1,467,639	(2,150,018)	(429,327)
Issuance of Common stock for cash proceeds	67,224,998	67,225	4,117,852	-	4,185,077
Conversion of debt to equity	9,776,667	9,777	495,223	-	505,000
Issuance of Common stock for services rendered	925,000	925	54,575	-	55,500
Vesting of restricted stock	4,750,000	4,750	(4,750)	-	-
Stock-based compensation expense	-	-	717,532	-	717,532
Net loss	-	-	-	(2,328,486)	(2,328,486)
Balance, December 31, 2025	335,728,674	$335,729	$6,848,071	$(4,478,504)	$2,705,296

The accompanying notes are an integral part of these consolidated financial statements.

REECYCLE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,328,486)	$(818,840)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	28,618	21,890
Amortization of right-of-use assets	46,997	-
Stock-based compensation	717,532	159,220
Issuance of stock for services rendered	55,500	-
Changes in operating assets and liabilities:
Inventory	(95,589)	5,628
Grant income receivable	(73,219)	-
Accounts payable and accrued expenses	27,513	(54,049)
Change in operating lease liabilities	467	-
CASH USED IN OPERATING ACTIVITIES	(1,620,667)	(686,151)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(383,862)	(10,000)
CASH USED IN INVESTING ACTIVITIES	(383,862)	(10,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related parties	-	505,000
Cash proceeds received in advance of share issuance	-	509,279
Proceeds from issuances of common stock	3,675,798	-
CASH PROVIDED BY FINANCING ACTIVITIES	3,675,798	1,014,279

NET CHANGE IN CASH	1,671,269	318,128
Cash, beginning of period	429,973	111,845
Cash, end of period	$2,101,242	$429,973

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY
Conversion of debt to equity	$505,000	$-
Issuance of shares for cash proceeds received in prior year	$509,279	$-
Operating lease right-of-use assets obtained in exchange for lease obligations	$105,868	$-

The accompanying notes are an integral part of these consolidated financial statements.

REEcycle Holdings, Inc.

Notes to the Consolidated Financial Statements

December 31, 2025 and 2024

Note 1 - ORGANIZATION AND BASIS OF PRESENTATION

Description of Business

These consolidated financial statements represent those of REEcycle Holdings, Inc., a Delaware corporation incorporated in 2022, and its wholly owned subsidiary, Rare Resource Recycling, Inc., a Texas corporation incorporated in 2014 (collectively, the “Company”).

The Company is located in Duncan, Oklahoma and Houston, Texas. The Company is positioning itself to become a leading U.S. supplier of rare earth oxides by recycling end-of-life permanent magnets. The Company is currently in the development stage and has not generated any revenues from product sales or services as of December 31, 2025. The Company’s activities to date have primarily consisted of research and development, raising capital, and preparing for commercialization of its technology. No revenue was recognized during the years ended December 31, 2025 and 2024. Grant income received under the Technology Investment Agreement described in Note 10 – Government Grants, is not revenue; it is accounted for as a government grant and is presented within other income.

Liquidity and Going Concern

As of December 31, 2025, the Company had $2,101,242 in cash and working capital of $2,144,730. The Company has incurred recurring losses from operations and expects to continue to incur significant expenses in connection with its financing and acquisition activities.

Cash used in operating activities was $1,620,667 for the year ended December 31, 2025. The Company has no revenue, and its only source of operating funding is reimbursement under the Technology Investment Agreement described in Note 10 – Government Grants, which is limited to eligible incurred costs and is subject to continuing compliance conditions.

Based on its approved 2026 budget, which contemplates an increased level of engineering, commissioning and transaction-related spending relative to 2025, together with the transaction costs expected to be incurred in connection with the proposed business combination described in Note 13 – Subsequent Events, the Company anticipates that its existing cash will not be sufficient to fund its operations and meet its obligations as they become due for at least one year the date these consolidated financial statements were available to be issued. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In response, the Company has secured committed equity financing of $10 million, with cash received in July and August 2026, and continues to draw reimbursements under the Technology Investment Agreement described in Note 10 – Government Grants. Management has prepared cash flow forecasts. Under management’s base case - which is funded by the committed equity financing and grant reimbursements and does not rely on completion of the business combination described in Note 13 – Subsequent Events - the Company’s projected cash resources are sufficient to fund its demonstration plant operations and meet its obligations as they become due for at least twelve months from the date these financial statements are issued, with projected cash remaining positive throughout the forecast period. Accordingly, management has concluded that the committed equity financing is probable of being effectively implemented and probable of mitigating the conditions that initially raised substantial doubt, and that substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

On May 31, 2026, the Company entered into a Business Combination Agreement with Hall Chadwick Acquisition Corp. (“HCAC”) which, if completed, would give the Company access to the cash held in HCAC’s trust account, net of amounts paid to HCAC stockholders who elect to redeem their shares and of transaction expenses. Completion of the transaction is subject to a number of conditions that are outside the Company’s control, including approval by the stockholders of HCAC and by the stockholders of the Company, the effectiveness of a registration statement on Form S-4, approval of the listing of the combined company’s shares on Nasdaq, and a condition that, after giving effect to the transactions contemplated by the Business Combination Agreement, the Closing Aggregate Cash Amount will not be less than $40,000,000. The Business Combination Agreement may be terminated by either party if the conditions to the Closing have not been satisfied or waived by the Outside Date of December 31, 2026. Because the level of redemptions by HCAC’s public stockholders cannot be predicted and the conditions to closing may not be satisfied, the transaction is not considered probable of implementation for the purposes of ASC 205-40, and management has not taken the completion of the transaction or the receipt of any proceeds from it into account in concluding whether the substantial doubt described above has been alleviated. Also see Note 13 – Subsequent Events.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements of the Company as of December 31, 2025 and 2024, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) issued by the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the years presented. References to GAAP issued by the FASB in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of REEcycle Holdings, Inc. and its wholly owned subsidiary, Rare Resource Recycling, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

The Company is focused on commercializing proprietary technology to recycle permanent magnets into rare earth oxides, and as such it has not generated revenue as of December 31, 2025. Its activities have primarily involved research, development, and capital raising, with ultimate success dependent on successfully scaling operations and securing market acceptance to attain profitability. The Company anticipates ongoing operating losses and negative cash flows for the foreseeable future, requiring substantial additional financing that may not be available on acceptable terms, if at all.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates affecting the amounts in the financial statements relate to the fair market valuation utilized for valuing compensation expense relating to stock options and the useful lives of property and equipment.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:

●	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;

●	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and

●	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Revenue Recognition

As of December 31, 2025, the Company was still pre-revenue. The Company intends to record revenue upon satisfaction of performance obligations, net of any sales discounts and allowances provided to customers.

The Company has not entered into any contracts with customers within the scope of ASC 606 as of December 31, 2025 and 2024, and accordingly no revenue, contract assets, contract liabilities or capitalized contract costs have been recognized in any period presented. The Company will establish its revenue recognition policy, including identification of its performance obligations and the timing of transfer of control, when it enters into its first customer contracts.

Government Grants

U.S. GAAP does not contain authoritative guidance for the recognition and measurement of government grants received by business entities. The Company has elected to account for government grants by analogy to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance. Under that model, government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized in other income as government grants, deferred over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income, and then recognized as income over the useful life of the related depreciable asset. Grant income of $603,148 was recognized in other income for the year ended December 31, 2025 (2024: $nil), and the related unreimbursed amount of $73,219 is presented as grant income receivable within current assets at December 31, 2025. There are no unfulfilled conditions or other contingencies attaching to the amounts recognized, and no government assistance has been received for which no value has been recognized.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and grant receivables. The Company maintains deposits in financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held. Grant receivables are due from government agencies and may represent a concentration of credit risk if a significant portion is due from a single counterparty. See Note 12 - Concentrations and Risks and Uncertainties, for additional information regarding concentrations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2025, the Company had cash deposits in excess of federally insured limits. The Company has no cash equivalents as of December 31, 2025 and 2024.

Inventory

Inventory consists of feedstock materials, principally end-of-life permanent magnets and related scrap acquired for recycling, and includes freight and other costs incurred in bringing the inventory to its present location and condition. Inventory is stated at the lower of cost and net realizable value, with cost determined on a first-in, first-out basis. The Company reviews inventory for excess, obsolescence and declines in net realizable value below cost, and records any write-down as a charge to general and administrative expenses in the period identified. No inventory write-downs were recorded during the year ended December 31, 2025. As of December 31, 2025, no inventory was pledged as collateral.

Accounts Receivable

Accounts receivable consist primarily of grant receivables due from government agencies under contractual agreements. Grant receivables are recognized when the Company has an unconditional right to receive payment, which generally occurs when the related grant revenue is recognized in accordance with the terms of the grant agreement and all conditions for payment have been satisfied.

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company evaluates the collectibility of its receivables based on the creditworthiness of the counterparty, historical collection experience, and current economic conditions. Receivables from U.S. government agencies are generally considered to have minimal credit risk due to the creditworthiness of the government as a counterparty. The Company assesses the need for an allowance for credit losses in accordance with ASC 326, Financial Instruments - Credit Losses, based on expected credit losses over the life of the receivable. As of December 31, 2025, management determined that no allowance for credit losses was necessary.

Accounts receivable are classified as current assets when collection is expected within one year or the normal operating cycle, whichever is longer.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining lease term or estimated useful life of the leasehold improvements. Expenditures for major renewals and betterments are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. When assets are replaced or disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations for the period.

Property and equipment are stated at cost less accumulated depreciation. Machinery and equipment is depreciated on a straight-line basis over its estimated useful life of seven years. Costs incurred in the construction of the Company’s commercial processing facility are capitalized as construction in progress and are not depreciated until the related assets are placed in service and available for their intended use, at which point the accumulated cost is transferred to the applicable asset class and depreciated over that class’ estimated useful life. The Company evaluates long-lived assets, including construction in progress, for impairment in accordance with ASC 360-10-35 whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of Long-Lived Assets

The Company periodically assesses potential impairment of its long-lived assets, such as property and equipment, in accordance with Accounting Standards Codification Topic 360 (ASC 360), Accounting for the Impairment or Disposal of Long-Lived Assets. ASC 360 requires that long-lived assets are reviewed for recoverability when events or changes in circumstances occur that indicates the carrying value of the asset or asset group may not be recoverable. The assessment of potential impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the carrying value and the estimated fair value of the long-lived asset. No impairment losses have been recognized by the Company during 2025 and 2024.

Leases

The Company leases office and warehouse space under leases classified as operating leases. At the inception of an operating lease, the Company records a right-of-use (“ROU”) asset and operating lease liability equal to the present value of the lease payments. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. When a discount rate is not implicit in the lease agreement, the Company uses a risk-free rate based on the information available at the commencement date in determining the present value of lease payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. ROU assets are amortized as lease expense over the lease term using the effective interest method. The portion of the operating lease liabilities representing interest is added to the operating lease liabilities and charged to lease expense. Such treatment results in lease expense being recognized on a straight-line basis over the lease term. As lease payments are made, the operating lease liabilities are relieved.

The Company has elected to apply the short-term lease exemption to operating leases with terms of 12 months or less. Under this exemption no ROU asset or operating lease liability is recognized; instead, all lease payments are expensed as incurred. There are no material lease payments due in 2026 for such exempt leases.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. See Note 5 – Income Taxes, for additional information on income taxes for the years ended December 31, 2025 and 2024.

Stock-Based Compensation

The Company measures and records the expense related to stock-based awards granted to employees and service providers based on the fair value of those awards as determined on the date of grant and accounts for forfeitures as they occur. The Company recognizes expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation expense by calculating the estimated fair value of each award at the grant date or modification date by applying the Black-Scholes-Merton option pricing model. The model utilizes the estimated per share fair value of the Company’s underlying common stock at the measurement date, the expected or contractual term of the option, the expected stock price volatility, risk-free interest rates, and the expected dividend yield of the common stock.

Refer to Note 8 – Common Stock, for more information on assumptions used in stock-based compensation expense.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during each period, plus the dilutive effect of common stock equivalents outstanding during each period, in accordance with ASC 260, Earnings per Share. As the Company had a net loss in each of the years ended December 31, 2025 and 2024, diluted net loss per common share is the same as basic net loss per common share for the periods because the effects of potentially dilutive securities are antidilutive.

Common stock equivalents excluded from the dilutive net loss per common share calculations are as follows:

	December 31, 2025	December 31, 2024
Stock options	46,103,125	17,500,000

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). ASU 2023-09 is focused on increased visibility into specific income tax components, requiring disclosures of specific categories and a greater disaggregation of information by jurisdiction within the effective tax rate reconciliation and income taxes paid disclosures. ASU 2023-09 is effective for annual periods beginning after December 15, 2025 on a prospective basis and early adoption is permitted. The Company adopted this standard in its financial statements for the year ended December 31, 2025 on a prospective basis. The adoption of this standard did not have an impact on the Company’s financial statements as of the date of adoption. See Note 5 – Income Taxes, for the related disclosures.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amended guidance requires disaggregation of certain expense captions into specified natural expense categories in the disclosures within the notes to the financial statements. In addition, the guidance requires disclosure of selling expenses and its definition. The new guidance is effective for annual periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and related disclosures.

In December 2025, the FASB issued ASU No. 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities” (“ASU 2025-10”), which establishes comprehensive guidance for the recognition, measurement, and disclosure of government grants received by business entities. The ASU addresses both monetary and certain nonmonetary government grants and introduces new annual disclosure requirements regarding the nature, terms, and accounting policies related to such grants. ASU 2025-10 is effective for annual periods beginning after December 15, 2029 on either a modified prospective approach, modified retrospective approach, or retrospective approach and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and related disclosures.

Note 3 - Property and Equipment

Property and equipment consisted of the following as of December 31, 2025 and 2024:

	Estimated Useful Lives	December 31, 2025	December 31, 2024
Machinery and equipment	7 years	$360,956	$325,594
Construction in progress		348,500	-
		709,456	325,594
Less: accumulated depreciation		(186,413)	(157,795)
Total property and equipment, net		$523,043	$167,799

Depreciation expense was $28,618 and $21,890 for the years ended December 31, 2025 and 2024, respectively.

Note 4 - Accounts Payable and accrued expenses

Accounts payable and accrued expenses consist of the following as of December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Accounts payable	$28,924	$12,820
Accrued expenses	39,666	-
Payroll liabilities	6,726	-
Other current liabilities	12,014	-
Total accounts payable and accrued expenses	$87,330	$12,820

Note 5 - Income Taxes

The income tax provision (benefit) consisted of the following for the years ended December 31, 2025 and 2024:

	December 31, 2025	December 31, 2024
Current:
US Federal expense	$-	$-

Deferred:
US Federal expense	(488,696)	(171,816)
State and local expense	-	-

CHANGE IN VALUATION ALLOWANCE	488,696	171,816
	$-	$-

The components of the deferred income tax assets as of December 31, 2025 and 2024 were as follows:

	December 31, 2025	December 31, 2024
Deferred Tax Asset
Section 174 - Capitalization of R&D costs	$115,958	$150,974
Stock-based compensation	113,988	-
Depreciation	6,094	6,094
Net operating loss - US	753,874	382,364
Deferred Tax Assets	989,914	539,432
Deferred Tax liabilities
Accrual to cash adjustment	-	(1,521)
Stock-based compensation	-	(36,693)
Deferred Tax liabilities	-	(38,214)
Subtotal	989,914	501,218
Valuation Allowance	(989,914)	(501,218)
Net Deferred Tax Asset	$-	$-

The items comprising the differences between the U.S. federal statutory income tax rate and the Company’s effective tax rate on loss before income taxes for the years ended December 31 are summarized in the tables below:

	December 31, 2025		December 31, 2024
	Amount	Percentage	Amount	Percentage
U.S. federal statutory tax rate	$(488,982)	21.00%	$(171,956)	21.00%
Change in valuation allowance	488,696	(20.99)%	171,816	(20.99)%
Nontaxable or nondeductible items
Meals and Entertainment	286	(0.01)%	140	(0.01)%
Total income tax provision (benefit)	$-	0.00%	$-	0.00%

Note 6 - Leases

The Company leases certain office and warehouse spaces under non-cancellable operating lease arrangements in the U.S. that expire on various dates through 2028. During the first half of 2025, the Company leased office and warehouse space from a related party, which leases terminated on June 30, 2025 (see Note 9). On July 1, 2025, the Company commenced two leases for office and warehouse space located at 8310 Castleford Street, Suites 320 and 330, Cypress, Texas, each with a term of 36 months expiring June 30, 2028 and monthly payments of $1,530 and $1,510, respectively, payable in advance. The Company recognized aggregate right-of-use assets and lease liabilities of $105,868 on commencement. The Company has no finance leases and no leases that have not yet commenced.

The following table summarizes assets and liabilities related to the Company’s operating leases:

	Balance Sheet Locations	December 31, 2025
Lease assets
Operating leases	Operating lease right-of-use assets, net	$86,191

Lease liabilities
Current liabilities:
Operating leases	Operating lease liabilities, current	$36,480

Non-current liabilities:
Operating leases	Operating lease liabilities, non-current	50,178
Total lease liabilities		$86,658

The following table presents the components of the Company’s total lease expense:

	December 31, 2025	December 31, 2024
Fixed lease cost	$46,997	$34,765
Sublease (income)	$(4,570)	$(2,820)

As of December 31, 2025 and 2024, there were $23,499 and $34,765 of fixed lease cost to related parties. See Note 9 for additional related party transaction detail.

As of December 31, 2025, the maturities of the Company’s lease liabilities under operating leases were as follows:

Year	Operating Leases
2026	$36,480
2027	37,680
2028	19,440
Total minimum payments required	93,600
Less: imputed interest	(6,942)
Total present value of lease obligations	$86,658

The following table summarizes the weighted-average lease terms and discount rates for the Company’s operating leases:

December 31, 2025
Weighted-average remaining lease term
Operating leases	2.5 years
Weighted-average discount rate
Operating leases	3.75%

Note 7 - Commitments and Contingencies

From time to time, the Company may be subject to various lawsuits and claims, none of which, in the opinion of management with input from their attorneys, will have an adverse effect on the Company’s financial condition, results of operations, or cash flows.

Pursuant to a Stock Purchase Agreement dated March 25, 2022 (the “March 2022 Stock Purchase Agreement”), among REEgenerate Pty Ltd, a former subsidiary of the Company, and all stockholders of the Company’s subsidiary Rare Resource Recycling, Inc. (the “RRR Stockholders”), the RRR Stockholders are entitled to receive contingent consideration of $500,000 within 30 days following the completion of the feasibility study for the Company’s commercial processing plant, and $500,000 within 30 days following the date the Company’s commercial processing plant is put into commercial operation. As of December 31, 2025, no accrual had been recorded for either contingent payment because the feasibility study for the commercial processing plant has not been completed and the plant has not been placed into commercial operation, and management has concluded that neither payment is probable and reasonably estimable within the meaning of ASC 450-20-25-2. The maximum aggregate amount payable is $1,000,000.

Pursuant to an exclusive license agreement with the University of Houston dated December 9, 2021 and amended July 29, 2025 and April 29, 2026, the Company is the exclusive licensee of patented processes used in the Company’s mixed rare earth oxide (MREO) production process. The license term runs through expiration of the last patent right in July 2036. Under the license, the Company will incur royalty obligations once commercial sales of MREO begin at the rate of 3.5% of net sales, less magnet acquisition costs, payable in annual installments. The Company was obligated to pay annual minimum royalty obligations of $1,000 in 2024 and $2,000 in 2025, which amounts were paid. Because the Company is pre-commercial, no obligation has been accrued at the balance sheet dates with respect to the percentage of sales royalty. The Company was obligated to pay an annual minimum royalty obligation of $4,000 in 2026 and will incur the same minimum annual royalty obligation in each year following during the license term. The Company was obligated to make certain administrative payments upon inception of the license totaling $50,000, which amounts were paid in 2022. To remain in good standing under the license agreement, REEcycle must meet the following milestones: (1) by September 30, 2026: Operationalize the demonstration facility, (2) by December 31, 2026: Completion of feasibility study of (a) the scalability of REE refinement processes, and (b) financial and operational requirements thereof; and by June 30, 2028: Permanent facility construction and commercial production of a minimum of 50 MT of MREO per year to commence within 18-months of completion of the feasibility study. If the Company fails to meet these milestones, the University can deliver written notice of breach and its decision to terminate for failure to use commercially reasonable efforts to meet the milestones, triggering a 45 day cure period.

On August 4, 2026, Casey McNeil, the former co-founder of RRR who is also a former consultant to the Company, filed suit against REEcycle, RRR, REEgenerate Pty Ltd., Michael McMullen, a director, and Paul D’Sylva, in district court in Harris County, Texas (Case Number pending) (the “Action”). The Action asserts claims relating to the March 2022 Stock Purchase Agreement and alleging entitlement to exercise option grants to purchase up to 7,500,000 shares of the Company’s common stock. The complaint asserts claims for alleged breach of contract, fraud, negligent misrepresentation, unjust enrichment, tortious interference, and conversion, and claims damages “in excess of $2.0 million”. The Company disputes plaintiff’s claims and intends to defend the Action vigorously. In accordance with ASC 450, Contingencies, the Company has determined that the likelihood of a loss is not considered probable, though it may be reasonably probable; accordingly, no liability has been recorded as of balance sheet date. Given the limited time since the complaint was filed and the uncertain nature of plaintiff’s claimed damages, the Company is unable to estimate the amount or range of any reasonably possible loss. The Company will incur additional legal fees and costs of defense in connection with the Action, in an amount that cannot presently be reasonably estimated. The Company will incur additional legal fees and costs of defense in connection with the Action, the amount of which cannot presently be reasonably estimated. The Company has tendered the Action to its directors’ and officers’ liability insurer and may have coverage for defense costs and/or liability; however, its insurers have not yet made a coverage determination, and any coverage may be subject to a retention, reservation of rights, and/or exclusions (including for claims alleging fraud or intentional misconduct). While the Company does not currently believe the Action, individually or in the aggregate with other proceedings, will have a material adverse effect on its business, financial condition, or results of operations, litigation outcomes are inherently uncertain, and there can be no assurance as to the ultimate outcome of this matter.

Note 8 - Common Stock

As of December 31, 2025 and 2024, the Company was authorized to issue up to 500,000,000 shares of common stock with $0.001 par value. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and none have been declared as of December 31, 2025. As of December 31, 2025 and 2024, 335,728,674 and 253,052,009 shares of common stock were issued and outstanding, respectively.

2023 Restricted Stock Unit Plan

On October 30, 2023, the Company adopted the 2023 Restricted Stock Unit Plan (the “2023 Plan”). Under the 2023 Plan, eligible participants could receive restricted stock unit awards (“RSUs”) which generally vest over a service period and are generally subject to a secondary liquidity event condition. Once vesting conditions are met, restricted stock unit awards settle in shares of common stock. The Company initially reserved 20,000,000 shares of common stock for issuance pursuant to awards under the 2023 Plan.

On October 30, 2023, the Company awarded 9,500,000 restricted stock units under the 2023 Plan to a related party, the Company’s Chairman of the Board. As executed, the award agreement provided for vesting solely upon a monetization event. On June 12, 2025, the board of directors determined that the award agreement contained an error and did not reflect the vesting terms approved at the time of grant, and approved a correction providing for time-based vesting. The Company accounted for the board’s action as a correction of the award agreement rather than a modification of the award.

Information with respect to total RSUs available and outstanding is as follows:

	Number of RSUs	Weighted- average grant date fair value
Outstanding - January 1, 2024	9,500,000	$0.02
Vested	(4,750,000)	0.02
Outstanding - December 31, 2024	4,750,000	0.02
Vested	(4,750,000)	0.02
Outstanding - December 31, 2025	-	-

2024 Long Term Incentive Plan

On May 15, 2024, the Company adopted the 2024 Long Term Incentive Plan (the “2024 Plan”). Under the 2024 Plan, eligible participants could receive stock option grants and restricted stock unit awards. The 2024 Plan amended and restated the 2023 Plan and applies to awards previously granted under the 2023 Plan.

Options granted under the 2024 Plan continue to vest until the last date of employment or service. The exercise price of stock options granted under the 2024 Plan must be at least equal to 100% of the fair market value of the Company’s common stock at the date of grant, as determined by the board of directors. Through December 31, 2025, no options have been granted to purchase stock at a price less than the fair value as determined by the board of directors at the time of grant.

Information with respect to total stock options available and outstanding is as follows:

	Number of Options	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding - January 1, 2024	-	$-	-	-
Granted	25,000,000	0.09	-	-
Expired	(7,500,000)	0.09	-	-
Outstanding - December 31, 2024	17,500,000	0.09	9.366	-
Options exercisable - December 31, 2024	3,500,000	0.09	9.366	-

Granted	45,603,125	0.07	-	-
Forfeited	(9,500,000)	0.12	-	-
Expired	(7,500,000)	0.08	-	-
Outstanding - December 31, 2025	46,103,125	0.06	9.142	140,000
Options exercisable - December 31, 2025	35,461,458	$0.06	9.142	140,000

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. No options were exercised in 2025 or 2024. The fair value of options vested during the years ended December 31, 2025 and 2024 was approximately $234,000 and $63,000, respectively.

The weighted-average grant date fair value per share of options granted during 2025 and 2024 was $0.07 and $0.09, respectively.

As of December 31, 2025 and 2024, there was approximately $359,000 and $15,000, respectively, of total unrecognized compensation cost related to unvested options granted, which is expected to be recognized over the weighted-average period of 0.55 and 0.54 years, respectively.

The Company has recorded aggregate stock-based compensation expense of $717,532 and $159,220 within general and administrative expenses in the statements of operations for the years ending December 31, 2025 and 2024, respectively.

The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s Common Stock. The factors considered include, but are not limited to: (i) the results of independent third-party valuations of the Company’s common stock; (ii) the lack of marketability of the Company’s Common Stock; (iii) actual operating and financial results; and (iv) current business conditions and projections.

The calculated fair value of the option grants for employees and nonemployees was estimated using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

	December 31, 2025	December 31, 2024
(weighted average)
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	3.63%	4.35%
Expected volatility	65.38%	52.81%
Expected life (in years)	5.174	5.35

The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Due to the Company’s limited historical data, the estimated volatility incorporates the historical and implied volatility of comparable companies whose share prices are publicly available. The risk-free interest rate assumption was based on the US Treasury’s rates for US Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The weighted-average expected life of options was estimated using the average of the contractual term and the weighted-average vesting term of the options. The expected term is calculated using the simplified method as the Company has no history of stock option exercises.

Note 9 - Related Party Transactions

During the years ended December 31, 2025 and 2024, the Company leased its office and warehouse space from an entity related through a commercial service agreement, and subleased a portion of a lease to that same entity. For the years ended December 31, 2025, and 2024, rent paid to the related party totaled $23,499 and $34,765, respectively, and rent collected from the related party totaled $4,570 and $2,820, respectively. The office and warehouse leases with the related party terminated June 30, 2025.

During the year ended December 31, 2025, the Company issued common stock to related parties under subscription agreements. In March 2025, the Company issued 8,100,000 shares to Mr. McMullen, the Chairman of the Board, at $0.05 per share ($405,000), 1,666,666 shares to Mr. McMullen at $0.06 per share ($100,000), and 833,333 shares to Mr. Evensen, a director, at $0.06 per share ($50,000). In June 2025, the Company issued 5,000,000 shares to Shaka Investments Ltd., an entity of which Mr. McMullen is the ultimate beneficiary and controlling person, at $0.06 per share ($300,000), and 9,583,334 shares to Sebago Ivanhoe LLC and other affiliates of Mr. Evensen at $0.06 per share ($575,000). Of these amounts, $505,000 had been received from Mr. McMullen as of December 31, 2024, was recorded as amounts due to a related party at that date, and was settled through the issuance of common stock in 2025.

The Company formalized several related party contractor agreements and restructured its lease commitments in 2025. During 2025, the Company entered into contractor and consulting agreements with entities affiliated with certain of its directors and officers, including Sumsare Resources LLC (owned by Mr. Froneman, then Chief Operating Officer and, effective March 28, 2026, Chief Executive Officer), Canyon View LLC (owned by Ms. Erickson, appointed Chief Operating Officer effective March 28, 2026), Eucalyptus Resources LLC (affiliated with Mr. Evensen, a director), and Mr. McMullen, the Chairman. Compensation under these arrangements consisted of monthly retainers ranging from $5,000 to $20,000 and, in the case of Ms. Erickson, an hourly rate. The agreements provided for grants of options to purchase 7,000,000, 5,000,000 and 4,000,000 shares of common stock to Mr. Froneman, Mr. McMullen and Mr. Evensen, respectively, the related share-based compensation for which is described in Note 8.

Amounts due to related parties were $nil and $505,000 as of December 31, 2025 and 2024, respectively, and are unsecured, non-interest bearing and repayable on demand or, as described above, settled through the issuance of common stock.

Note 10 - Government Grants

On January 16, 2025, the Company entered into a Technology Investment Agreement with the U.S. Department of War regarding the recovery and recycling of end-of-life NdFeB magnets through rare earth extraction. Under this agreement, the Company is eligible to receive up to $5,122,607 in reimbursements for eligible expenses. The Company received $603,148 pursuant to this agreement in 2025 and it is recognized within other income.

Note 11 - Segment Information

The Company operates as a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. The measure of segment profit or loss reviewed by the chief operating decision maker is consolidated net loss as presented in the consolidated statements of operations. The chief operating decision maker uses consolidated results including cash flow analysis to monitor the Company’s progress against its approved budget, to decide the pace at which engineering, commissioning and commercialization spending is committed, and to assess whether the Company’s cash resources remain sufficient for its development program. The significant segment expenses regularly provided to the chief operating decision maker, which in aggregate comprise the general and administrative caption in the consolidated statements of operations, were as follows:

	December 31, 2025	December 31, 2024
Research and development	$57,173	$725
Salaries and contractor costs	1,127,286	550,589
Professional fees	753,143	24,182
Stock-based compensation	717,532	159,220
Rent	46,997	34,765
Other segment items	274,629	49,359
Total general and administrative expenses	$2,976,760	$818,840

Other segment items comprise expenses that are not individually significant to the chief operating decision maker and consist principally of insurance, travel and entertainment, depreciation, dues and subscriptions, computer and internet costs, utilities, office costs, royalties and rental income earned under a sublease.

Note 12 - Concentrations and Risks and Uncertainties

The Company is subject to a number of risks and uncertainties common to development stage companies in the rare earth processing industry, including dependence on a limited number of funding sources, the need for additional capital, dependence on key personnel, the outcome of technology development and scale-up activities, the ability to obtain environmental and operating permits, competition from larger and better capitalized entities, and the availability and price of feedstock.

Of the Company’s total other income for the year ended December 31, 2025 of $648,274, grant income of $603,148 was derived from a single Technology Investment Agreement with the U.S. Department of War described in Note 10, and the grant receivable of $73,219 at December 31, 2025 is due from that single counterparty. The Company maintains its cash at financial institutions in the United States in amounts that may at times exceed federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to significant credit risk on cash.

Note 13 - Subsequent Events

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date through the date these consolidated financial statements were issued on August 12, 2026, and has determined that, other than as set out below, there have been no events or transactions requiring recognition or disclosure in these consolidated financial statements.

On February 9, 2026, Rasmus Gerdeman resigned as a director and chief executive officer of the Company. In connection with this resignation and termination of Mr. Gerdeman’s employment, unvested option grants to purchase an aggregate of 9,000,000 shares of the Company’s common stock were cancelled.

On March 2, 2026, the Company issued an option grant to an executive to purchase 1,000,000 shares of Common Stock.

On March 15, 2026, the Company entered into a sublease for 4,800 square feet of warehouse located at 1450 Boren Blvd., Duncan, Oklahoma at a rental rate of $12,500 per month for a term through March 31, 2028. Justin Froneman, a director and officer of the Company, is an owner and officer of the sublessor.

Effective March 28, 2026, the Company appointed Justin Froneman Chief Executive Officer, and Tawnya Erickson Chief Operating Officer.

On May 7, 2026, subsequent to the balance sheet date, a fire originating from a three-dimensional printer occurred at the Company’s leased premises at 8310 Castleford, Houston, Texas, damaging Suites 330 and 320. Reasonably possible outcomes range from no net loss, if the landlord’s insurance absorbs the damage, to approximately $150,000 plus costs if the Company’s coverage is denied, and because the outcome depends on unresolved insurance and subrogation matters the Company is unable to reasonably estimate any loss. As the fire arose from conditions that did not exist at the balance sheet date, no liability or loss has been recognized in these consolidated financial statements.

On May 13, 2026, the Company amended the consulting agreement with Sumsare Resources LLC, an entity affiliated with the Company’s Chief Executive Officer Justin Froneman, increasing the monthly payment to Mr. Froneman to $30,000 effective April 1, 2026.

On May 14, 2026, the Company amended the consulting agreement with Canyon View LLC, an entity affiliated with the Company’s Chief Operating Officer Tawnya Erickson, increasing the monthly payment to Ms. Erickson to $22,500 effective May 1, 2026.

On May 15, 2026, the Company surrendered its sublease for the warehouse located at 1450 Boren Blvd., Duncan, Oklahoma and entered into a sublease for 10,000 square feet of warehouse located at 1125 Boren Blvd., Duncan, Oklahoma at a rental rate of $12,500 per month for a term through March 31, 2028. Justin Froneman, a director and officer of the Company, is an owner and officer of the sublessor.

On May 31, 2026, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Hall Chadwick Acquisition Corp., a Cayman Islands exempted company (“HCAC”), and HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HCAC (“Merger Sub”). HCAC is a blank check company whose units, Class A ordinary shares and rights are listed on the Nasdaq Global Market and which was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.” The Business Combination Agreement was announced by HCAC on a Current Report on Form 8-K filed June 3, 2026, and has been approved by the board of directors of each of the Company and HCAC. The proposed transaction values the Company at approximately $400 million of total equity consideration, including up to $50 million in contingent consideration tied to the commercial production milestone.

On June 5, 2026, Mr. McMullen delivered notices of exercise of stock option grant ES-39 to purchase 2,000,000 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $130,000.00, and stock option grant ES-27 to purchase 1,845,833 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $119,979.15.

On June 8, 2026, Mr. McMullen delivered a notice of exercise of stock option grant ES-40 and purchased 3,000,000 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $195,000.00 pursuant to an Early Exercise Stock Option Agreement. The shares of common stock purchased by Mr. McMullen under this Agreement are subject to vesting and all shares will vest on October 2, 2026 subject to Mr. McMullen’s continuous service. These shares are subject to repurchase by the Company at the original purchase price in the event of a termination of Mr. McMullen’s continuous service.

On June 12, 2026, a former consultant to the Company asserted a claim alleging entitlement to exercise option grants to purchase up to 7,500,000 shares of the Company’s common stock, which option grants the Company maintains were rendered null and void as a result of the consultant’s failure to accept the grants in accordance with their terms. The Company disputes the claim and intends to defend the matter vigorously. In accordance with ASC 450, Contingencies, the Company has determined that the likelihood of a loss is not considered probable, and accordingly no liability has been recorded as of balance sheet date. Because any loss would be satisfied primarily through the issuance of shares of common stock rather than a cash payment, the Company is unable to express the potential loss in monetary terms with the precision ASC 450 contemplates; instead, the Company estimates that, if the consultant were to prevail and the options were determined to be valid and exercisable, the Company could be required to issue between zero and 7,500,000 shares of common stock. The Company also may incur additional legal fees and costs of defense in connection with this matter, the amount of which cannot presently be reasonably estimated. See Note 7 – Commitments and Contingencies.

On July 6, 2026, Rick Purdy was appointed Chief Commercial Officer of the Company.

On July 15, 2026, the Company accepted subscription agreements from five entities and issued 15,000,000 shares of the Company’s common stock at $0.40 per share, for aggregate consideration of $6,000,000.

On July 28, 2026, Charles D. (Chuck) McConnell was appointed to the Company’s board of directors.

On August 5, 2026, the Company accepted a subscription agreement from an entity and issued 10,000,000 shares of the Company’s common stock at $0.40 per share, for aggregate consideration of $4,000,000.

On August 5, 2026, Morné Engelbrecht was appointed Interim Chief Financial Officer of the Company.

REEcycle Holdings, Inc.

Condensed Consolidated Financial Statements

As of and for the three and six months ended June 30, 2026 and 2025

REECYCLE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Cash	$686,499	$2,101,242
Inventory	119,939	94,079
Grant income receivable	-	73,219
Prepaid and other current assets	12,500	-
Total current assets	818,938	2,268,540

Property and equipment, net	965,625	523,043
Right-of-use assets - operating leases	311,859	86,191
Other assets	1,510	1,510
TOTAL ASSETS	$2,097,932	$2,879,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$243,830	$87,330
Operating lease liabilities, current	178,700	36,480
Total current liabilities	422,530	123,810

Operating lease liabilities, noncurrent	134,026	50,178
TOTAL LIABILITIES	$556,556	$173,988

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value; 500,000,000 shares authorized; 342,574,507 and 335,728,674 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	$342,575	$335,729
Additional paid-in capital	7,457,330	6,848,071
Accumulated deficit	(6,258,529)	(4,478,504)
Total stockholders’ equity	1,541,376	2,705,296
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,097,932	$2,879,284

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REECYCLE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
General and administrative	$2,224,724	$721,078	$1,201,260	$512,857
Loss from operations	(2,224,724)	(721,078)	(1,201,260)	(512,857)

Other income
Grant income	417,601	40,642	289,407	40,642
Other income	27,098	-	10,019	-
Total other income	444,699	40,642	299,426	40,642
Loss before income taxes	(1,780,025)	(680,436)	(901,834)	(472,215)
Income tax provision	-	-	-	-
Net loss	$(1,780,025)	$(680,436)	$(901,834)	$(472,215)

Weighted average number of shares of common stock outstanding, basic and diluted	336,662,330	269,627,625	337,585,725	284,800,854
Basic and diluted net loss per share of common stock	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REECYCLE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025 (UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2026	335,728,674	$335,729	$6,848,071	$(4,478,504)	$2,705,296
Stock-based compensation expense	-	-	58,622	-	58,622
Net loss	-	-	-	(878,191)	(878,191)
Balance, March 31, 2026	335,728,674	335,729	6,906,693	(5,356,695)	1,885,727
Exercise of stock options	6,845,833	6,846	438,159	-	445,005
Stock-based compensation expense	-	-	112,478	-	112,478
Net loss	-	-	-	(901,834)	(901,834)
Balance, June 30, 2026	342,574,507	$342,575	$7,457,330	$(6,258,529)	$1,541,376

	Common Stock		Additional Paid-in	Subscription	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance, January 1, 2025	253,052,009	$253,052	$1,467,639	$-	$(2,150,018)	$(429,327)
Stock-based compensation expense	-	-	32,466	-	-	32,466
Issuance of common stock in settlement of share issuance liability	11,666,665	11,667	497,612	-	-	509,279
Conversion of debt to equity	9,776,667	9,777	495,223	-	-	505,000
Net loss	-	-	-	-	(208,221)	(208,221)
Balance, March 31, 2025	274,495,341	274,496	2,492,940	-	(2,358,239)	409,197
Proceeds received on common stock issued in March 2025	-	-	294,671	-	-	294,671
Subscription receivable on common stock issued in March 2025	-	-	47,627	(47,627)	-	-
Issuance of common stock for subscription receivable	55,558,333	55,558	3,277,942	(3,333,500)	-	-
Issuance of common stock for services rendered	775,000	775	45,725	-	-	46,500
Vesting of restricted stock	4,750,000	4,750	(4,750)	-	-	-
Stock-based compensation expense	-	-	211,818	-	-	211,818
Net loss	-	-	-		(472,215)	(472,215)
Balance, June 30, 2025	335,578,674	$335,579	$6,365,973	$(3,381,127)	$(2,830,454)	$489,971

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REECYCLE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,780,025)	$(680,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	19,856	13,257
Amortization of right-of-use assets	75,631	-
Stock-based compensation	171,100	244,284
Issuance of stock for services rendered	-	46,500
Changes in operating assets and liabilities:
Inventory	(25,860)	-
Grant income receivable	73,219	-
Prepaid and other current assets	(12,500)	(45,098)
Accounts payable and accrued expenses	156,500	45,354
Operating leases	(75,231)	-
CASH USED IN OPERATING ACTIVITIES	(1,397,310)	(376,139)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(462,438)	(348,500)
CASH USED IN INVESTING ACTIVITIES	(462,438)	(348,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	445,005	-
Proceeds from issuances of common stock	-	294,671
CASH PROVIDED BY FINANCING ACTIVITIES	445,005	294,671

NET CHANGE IN CASH	(1,414,743)	(429,968)
Cash, beginning of period	2,101,242	429,973
Cash, end of period	$686,499	$5

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY
Operating lease right-of-use assets obtained in exchange for lease obligations	$301,299	$-
Conversion of debt to equity	$-	$505,000
Issuance of common stock for subscription receivable	$-	$3,381,127
Issuance of common stock in settlement of share issuance liability	$-	$509,279

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

REEcycle Holdings, Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

Description of Business

These condensed consolidated financial statements represent those of REEcycle Holdings, Inc. a Delaware corporation incorporated in 2022, and its wholly owned subsidiary, Rare Resource Recycling, Inc., a Texas corporation incorporated in 2014 (collectively, the “Company”).

The Company is located in Duncan, Oklahoma and Houston, Texas. The Company is positioning itself to become a leading U.S. supplier of rare earth oxides by recycling end-of-life permanent magnets. The Company is currently in the development stage and has not generated any revenues from product sales or services as of June 30, 2026. The Company’s activities to date have primarily consisted of research and development, raising capital, and preparing for commercialization of its technology. No revenue was recognized during the three and six months ended June 30, 2026 and 2025. Grant income received under the Technology Investment Agreement described in Note 9 – Government Grants, is not revenue; it is accounted for as a government grant and is presented within other income.

Liquidity and Going Concern

As of June 30, 2026, the Company had $686,499 in cash and working capital of $396,408. The Company has incurred recurring losses from operations and expects to continue to incur significant expenses in connection with its financing and acquisition activities.

Cash used in operating activities was $1,397,310 for the six months ended June 30, 2026. The Company has no revenue, and its only source of operating funding is reimbursement under the Technology Investment Agreement described in Note 9 – Government Grants, which is limited to eligible incurred costs and is subject to continuing compliance conditions.

In response, the Company has secured committed equity financing of $10 million, with cash received in July and August 2026, and continues to draw reimbursements under the Technology Investment Agreement. Management has prepared cash flow forecasts covering the period from the date these condensed consolidated financial statements were available to be issued to December 31, 2027. Under management’s base case - which is funded by the committed equity financing and grant reimbursements and does not rely on completion of the business combination described in Note 6 – Commitments and Contingencies - the Company’s projected cash resources are sufficient to fund its demonstration plant operations and meet its obligations as they become due for at least twelve months from the date these financial statements are issued, with projected cash remaining positive throughout the forecast period. The base case excludes the Company’s discretionary full-scale plant expansion and any proceeds from the business combination; under it, projected cash remains positive at every month end, with the lowest projected balance of approximately $6.5 million at July 31, 2026, before the second tranche of the equity financing was received. Accordingly, management has concluded that the committed equity financing is probable of being effectively implemented and probable of mitigating the conditions that initially raised substantial doubt, and that substantial doubt about the Company’s ability to continue as a going concern has been alleviated.

On May 31, 2026, the Company entered into a Business Combination Agreement with Hall Chadwick Acquisition Corp. (“HCAC”) which, if completed, would give the Company access to the cash held in HCAC’s trust account, net of amounts paid to HCAC shareholders who elect to redeem their shares and of transaction expenses. Completion of the transaction is subject to a number of conditions that are outside the Company’s control, including approval by the shareholders of HCAC and by the stockholders of the Company, the effectiveness of a registration statement on Form S-4, approval of the listing of the combined company’s shares on Nasdaq, and a condition that, after giving effect to the transactions contemplated by the Business Combination Agreement, the Closing Aggregate Cash Amount will not be less than $40,000,000. The Business Combination Agreement may be terminated by either party if the conditions to the Closing have not been satisfied or waived by the Outside Date of December 31, 2026. Because the level of redemptions by HCAC’s public shareholders cannot be predicted and the conditions to closing may not be satisfied, the transaction is not considered probable of implementation for the purposes of ASC 205-40, and management has not taken the completion of the transaction or the receipt of any proceeds from it into account in concluding whether the substantial doubt described above has been alleviated.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying condensed consolidated financial statements of the Company as of June 30, 2026 and December 31, 2025, and for the three and six months ended June 30, 2026 and 2025, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) issued by the Financial Accounting Standards Board (“FASB”). The accompanying condensed consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented. References to GAAP issued by the FASB in these accompanying notes to the condensed consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of REEcycle Holdings, Inc. and its wholly owned subsidiary, Rare Resource Recycling, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Risks and Uncertainties

As a development-stage entity focused on commercializing proprietary technology to recycle permanent magnets into rare earth oxides, the Company has not generated revenue as of June 30, 2026. Its activities have primarily involved research, development, and capital raising, with ultimate success dependent on successfully scaling operations and securing market acceptance to attain profitability. The Company anticipates ongoing operating losses and negative cash flows for the foreseeable future, requiring substantial additional financing that may not be available on acceptable terms, if at all.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates affecting the amounts in the financial statements relate to the fair market valuation utilized for valuing compensation expense relating to stock options and the useful lives of property and equipment.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:

●	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;

●	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and

●	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Revenue Recognition

As of June 30, 2026, the Company was still pre-revenue. The Company intends to record revenue upon satisfaction of performance obligations, net of any sales discounts and allowances provided to customers.

The Company has not entered into any contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers, as of June 30, 2026 and December 31, 2025, and accordingly no revenue, contract assets, contract liabilities or capitalized contract costs have been recognized in any period presented. The Company will establish its revenue recognition policy, including identification of its performance obligations and the timing of transfer of control, when it enters into its first customer contracts.

Government Grants

U.S. GAAP does not contain authoritative guidance for the recognition and measurement of government grants received by business entities. The Company has elected to account for government grants by analogy to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance. Under that model, government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be complied with. When the grant relates to an expense item, the grant is recognized in other income as government grants, deferred over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to an asset, it is recognized as deferred income, and then recognized as income over the useful life of the related depreciable asset.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and grant receivables. The Company maintains deposits in financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held. Grant receivables are due from government agencies and may represent a concentration of credit risk if a significant portion is due from a single counterparty. See Note 11 – Concentrations and Risks and Uncertainties, for additional information regarding concentrations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of June 30, 2026 and December 31, 2025, the Company had cash deposits in excess of federally insured limits. The Company has no cash equivalents as of June 30, 2026 and December 31, 2025.

Inventory

Inventory consists of feedstock materials, principally end-of-life permanent magnets and related scrap acquired for recycling, and includes freight and other costs incurred in bringing the inventory to its present location and condition. Inventory is stated at the lower of cost and net realizable value, with cost determined on a first-in, first-out basis. The Company reviews inventory for excess, obsolescence and declines in net realizable value below cost, and records any write-down as a charge to general and administrative expenses in the period identified. No inventory write-downs were recorded during the three and six months ended June 30, 2026 and 2025. As of June 30, 2026 and December 31, 2025, no inventory was pledged as collateral.

Grant Income Receivable

Grant income receivable represents reimbursements due from government agencies under contractual agreements. Grant income receivables are recognized when the Company has an unconditional right to receive payment, which generally occurs when the related grant revenue is recognized in accordance with the terms of the grant agreement and all conditions for payment have been satisfied.

Grant income receivable is stated at the amount management expects to collect. The Company evaluates the collectability of the receivable based on the creditworthiness of the counterparty, historical collection experience, and current economic conditions. Receivables from U.S. government agencies are generally considered to have minimal credit risk due to the creditworthiness of the government as a counterparty. The Company assesses the need for an allowance for credit losses in accordance with ASC 326, Financial Instruments - Credit Losses, based on expected credit losses over the life of the receivable. As of June 30, 2026 and December 31, 2025, management determined that no allowance for credit losses was necessary.

Grant income receivable is classified as current assets when collection is expected within one year or the normal operating cycle, whichever is longer.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Machinery and equipment is depreciated on a straight-line basis over its estimated useful life of seven years. Costs incurred in the construction of the Company’s commercial processing facility are capitalized as construction in progress and are not depreciated until the related assets are placed in service and available for their intended use, at which point the accumulated cost is transferred to the applicable asset class and depreciated over that class’ estimated useful life.

Impairment of Long-Lived Assets

The Company periodically assesses potential impairment of its long-lived assets, such as property and equipment, in accordance with Accounting Standards Codification Topic 360 (ASC 360), Accounting for the Impairment or Disposal of Long-Lived Assets. ASC 360 requires that long-lived assets are reviewed for recoverability when events or changes in circumstances occur that indicates the carrying value of the asset or asset group may not be recoverable. The assessment of potential impairment is based on the Company’s ability to recover the carrying value of the asset or asset group from the expected future pre-tax cash flows (undiscounted) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the carrying value and the estimated fair value of the long-lived asset. No impairment losses have been recognized by the Company during the three and six months ended June 30, 2026 and 2025.

Leases

The Company leases office and warehouse space under leases classified as operating leases. At the inception of an operating lease, the Company records a right-of-use (“ROU”) asset and operating lease liability equal to the present value of the lease payments. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. When a discount rate is not implicit in the lease agreement, the Company uses a risk-free rate based on the information available at the commencement date in determining the present value of lease payments. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Right-of-use assets are amortized on a straight-line basis over the remaining term of the lease. Subsequent to initial measurement lease liabilities increase as a result of interest charged at a constant rate on the balance outstanding and are reduced for lease payments made.

The Company has elected to apply the short-term lease exemption to operating leases with terms of 12 months or less. Under this exemption no ROU asset or operating lease liability is recognized; instead, all lease payments are expensed as incurred. There are no material lease payments due in 2026 for such exempt leases.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Stock-Based Compensation

The Company measures and records the expense related to stock-based awards granted to employees and service providers based on the fair value of those awards as determined on the date of grant and accounts for forfeitures as they occur. The Company recognizes expense on a straight-line basis over the requisite service period, which is generally the vesting period.

The Company accounts for stock-based compensation expense by calculating the estimated fair value of each award at the grant date or modification date by applying the Black-Scholes-Merton option pricing model. The model utilizes the estimated per share fair value of the Company’s underlying common stock at the measurement date, the expected or contractual term of the option, the expected stock price volatility, risk-free interest rates, and the expected dividend yield of the common stock.

Refer to Note 7 – Common Stock, for more information on assumptions used in stock-based compensation expense.

Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during each period, plus the dilutive effect of common stock equivalents outstanding during each period, in accordance with ASC 260, Earnings per Share. As the Company had a net loss in the three and six months ended June 30, 2026 and 2025, diluted net loss per common share is the same as basic net loss per common share for the periods because the effects of potentially dilutive securities are antidilutive.

Common stock equivalents excluded from the dilutive net loss per common share calculations are as follows:

	As of June 30,
	2026	2025
Stock options	31,182,292	29,353,125

Recent Accounting Pronouncements

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amended guidance requires disaggregation of certain expense captions into specified natural expense categories in the disclosures within the notes to the financial statements. In addition, the guidance requires disclosure of selling expenses and its definition. The new guidance is effective for annual periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and related disclosures.

In December 2025, the FASB issued ASU No. 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities” (“ASU 2025-10”), which establishes comprehensive guidance for the recognition, measurement, and disclosure of government grants received by business entities. The ASU addresses both monetary and certain non-monetary government grants and introduces new annual disclosure requirements regarding the nature, terms, and accounting policies related to such grants. ASU 2025-10 is effective for annual periods beginning after December 15, 2029 on either a modified prospective approach, modified retrospective approach, or retrospective approach and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its financial statements and related disclosures.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of June 30, 2026 and December 31, 2025:

	Estimated Useful Lives	June 30, 2026	December 31, 2025
Machinery and equipment	7 years	$472,891	$360,956
Construction in progress		699,003	348,500
		1,171,894	709,456
Less: accumulated depreciation		(206,269)	(186,413)
Total property and equipment, net		$965,625	$523,043

Depreciation expense was $11,126 and $6,628 for the three months ended June 30, 2026 and 2025, respectively, and $19,856 and $13,257 for the six months ended June 30, 2026 and 2025, respectively.

NOTE 4 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of June 30, 2026 and December 31, 2025:

	June 30, 2026	December 31, 2025
Accounts payable	$63,986	$28,924
Accrued expenses	166,365	39,666
Payroll liabilities	3,468	6,726
Other current liabilities	10,011	12,014
Total accounts payable and accrued expenses	$243,830	$87,330

NOTE 5 - LEASES

The Company leases certain office and warehouse spaces under non-cancellable operating lease arrangements in the U.S. that expire on various dates through 2028. During the first half of 2025, the Company leased office and warehouse space from a related party, which leases terminated on June 30, 2025 (see Note 8 – Related Party Transactions). On July 1, 2025, the Company commenced two leases for office and warehouse space located at 8310 Castleford Street, Suites 320 and 330, Cypress, Texas, each with a term of 36 months expiring June 30, 2028 and monthly payments of $1,530 and $1,510, respectively, payable in advance. The Company recognized aggregate right-of-use assets and lease liabilities of $105,868 on commencement. The Company has no finance leases and no leases that have not yet commenced.

On March 15, 2026, the Company entered into a sublease for 4,800 square feet of warehouse located at 1450 Boren Blvd., Duncan, Oklahoma at a rental rate of $12,500 per month for a term through March 31, 2028. Justin Froneman, a director and officer of the Company, is an owner and officer of the sublessor.

On May 7, 2026, a fire damaged the Company’s leased premises at 8310 Castleford Street, Suites 320 and 330 (see Note 6 – Commitments and Contingencies). The premises have not been reoccupied and, on July 23, 2026, the landlord advised the Company that demolition of the damaged areas was being scheduled. The right-of-use assets and lease liabilities relating to Suites 320 and 330 remain recognized at June 30, 2026 pending resolution with the landlord and the insurers.

On May 15, 2026, the Company surrendered its sublease for the warehouse located at 1450 Boren Blvd., Duncan, Oklahoma and entered into a sublease for 10,000 square feet of warehouse located at 1125 Boren Blvd., Duncan, Oklahoma at a rental rate of $12,500 per month for a term through March 31, 2028. Justin Froneman, a director and officer of the Company, is an owner and officer of the sublessor.

The following table summarizes assets and liabilities related to the Company’s operating leases:

	Balance Sheet Locations	June 30, 2026	December 31, 2025
Lease assets
Operating leases	Operating lease right-of-use assets, net	$311,859	$86,191

Lease liabilities
Current liabilities:
Operating leases	Operating lease liabilities, current	$178,700	$36,480

Non-current liabilities:
Operating leases	Operating lease liabilities, non-current	134,026	50,178
Total lease liabilities		$312,726	$86,658

The following table presents the components of the Company’s total lease expense:

	June 30, 2026	June 30, 2025
Fixed lease cost	$73,205	$21,990
Sublease (income)	(500)	(2,820)

For the three and six months ended June 30, 2025, there were $12,795 and $21,990 of fixed lease costs to a related party, respectively. For the three and six months ended June 30, 2026, there were $29,313 and $36,603 of fixed lease costs to a related party, respectively, which arose under the sublease of warehouse space at 1450 Boren Blvd., Duncan, Oklahoma described above. See Note 8 – Related Party Transactions for additional detail regarding related party transactions.

As of June 30, 2026, the maturities of the Company’s lease liabilities under operating and finance leases were as follows:

Year	Operating Leases
Remainder 2026	$93,240
2027	187,680
2028	56,940
Total minimum payments required	337,860
Less: imputed interest	(25,134)
Total present value of lease obligations	$312,726

The following table summarizes the weighted-average lease terms and discount rates for the Company’s operating and finance leases:

	June 30, 2026	December 31, 2025
Weighted-average remaining lease term
Operating leases	1.81 years	2.5 years
Weighted-average discount rate
Operating leases	3.75%	3.75%

NOTE 6 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may be subject to various lawsuits and claims, none of which, in the opinion of management with input from their attorneys, will have an adverse effect on the Company’s financial condition, results of operations, or cash flows.

Pursuant to a Stock Purchase Agreement dated March 22, 2022, (the “March 2022 Stock Purchase Agreement”), among REEgenerate Pty Ltd, a former subsidiary of the Company, and all stockholders of the Company’s subsidiary Rare Resource Recycling, Inc. (the “RRR Stockholders”), the RRR Stockholders are entitled to receive contingent consideration of $500,000 within 30 days following the completion of the feasibility study for the Company’s commercial processing plant, and $500,000 within 30 days following the date the Company’s commercial processing plant is put into commercial operation. As of June 30, 2026 and December 31, 2025, no accrual had been recorded for either contingent payment because the feasibility study for the commercial processing plant has not been completed and the plant has not been placed into commercial operation, and management has concluded that neither payment is probable and reasonably estimable within the meaning of ASC 450-20-25-2. The maximum aggregate amount payable is $1,000,000.

Pursuant to an exclusive license agreement with the University of Houston dated December 9, 2021 and amended July 29, 2025 and April 29, 2026, the Company is the exclusive licensee of patented processes used in the Company’s mixed rare earth oxide (MREO) production process. The license term runs through expiration of the last patent right in July 2036. Under the license, the Company will incur royalty obligations once commercial sales of MREO begin at the rate of 3.5% of net sales, less magnet acquisition costs, payable in annual installments. The Company was obligated to pay annual minimum royalty obligations of $1,000 in 2024 and $2,000 in 2025, which amounts were paid. Because the Company is pre-commercial, no obligation has been accrued at the balance sheet dates with respect to the percentage of sales royalty. The Company was obligated to pay an annual minimum royalty obligation of $4,000 in 2026 and will incur the same minimum annual royalty obligation in each year following during the license term. The Company was obligated to make certain administrative payments upon inception of the license totaling $50,000, which amounts were paid in 2022. To remain in good standing under the license agreement, REEcycle must meet the following milestones: (1) by September 30, 2026: Operationalize the demonstration facility, (2) by December 31, 2026: Completion of feasibility study of (a) the scalability of REE refinement processes, and (b) financial and operational requirements thereof; and by June 30, 2028: Permanent facility construction and commercial production of a minimum of 50 MT of MREO per year to commence within 18-months of completion of the feasibility study. If the Company fails to meet these milestones, the University can deliver written notice of breach and its decision to terminate for failure to use commercially reasonable efforts to meet the milestones, triggering a 45 day cure period.

On May 7, 2026, a fire originating from a three-dimensional printer occurred at the Company’s leased premises at 8310 Castleford Street, Cypress, Texas, damaging Suites 320 and 330. The premises have not been reoccupied and, on July 23, 2026, the landlord advised the Company that demolition of the damaged areas was being scheduled. The landlord’s insurer has not confirmed whether it has accepted the landlord’s claim and no subrogation demand has been made against the Company. The Company notified its own insurer, which issued a reservation of rights on July 17, 2026 and has not yet confirmed coverage. No amounts have been paid or invoiced to date. Management believes it is reasonably possible that the Company will incur a loss in connection with the fire, ranging from nil, if the landlord’s insurance absorbs the damage, to approximately $150,000 plus costs if the Company is held responsible and its coverage is denied. Because the outcome depends on unresolved insurance and subrogation matters, the Company is unable to reasonably estimate the amount of any loss and, accordingly, no liability has been recognized in these condensed consolidated financial statements as of June 30, 2026.

On May 31, 2026, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Hall Chadwick Acquisition Corp., a Cayman Islands exempted company (“HCAC”), and HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HCAC (“Merger Sub”). HCAC is a blank check company whose units, Class A ordinary shares and rights are listed on the Nasdaq Global Market and which was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.” The Business Combination Agreement was announced by HCAC on a Current Report on Form 8-K filed June 3, 2026, and has been approved by the board of directors of each of the Company and HCAC. The proposed transaction values the Company at approximately $400 million of total equity consideration, including up to $50 million in contingent consideration tied to the commercial production milestone.

On August 4, 2026, Casey McNeil, the former co-founder of RRR who is also a former consultant to the Company, filed suit against REEcycle, RRR, REEgenerate Pty Ltd., Michael McMullen, a director, and Paul D’Sylva, in district court in Harris County, Texas (initially Cause Number DC-26-53383) (the “Action”). RRR filed a notice of removal of the Action to Texas Business Court. The Texas Business Court has assigned Cause No. 26-BC11A-0095 to the Action. Mr. McNeil has filed a motion to remand the Action to Harris County district court, which REEcycle and RRR have opposed. The Action asserts claims relating to the March 2022 Stock Purchase Agreement, alleges entitlement to exercise option grants to purchase up to 7,500,000 shares of the Company’s common stock, and alleges exclusion from corporate governance, among other things. The Action also asserts claims for alleged breach of contract, fraud, negligent misrepresentation, unjust enrichment, tortious interference, and conversion, and claims damages “in excess of $2.0 million”. The Company denies plaintiff’s claims and intends to defend the Action vigorously. In accordance with ASC 450, Contingencies, the Company has determined that the likelihood of a loss is not considered probable, though it may be reasonably probable; accordingly, no liability has been recorded as of balance sheet date. Given the limited time since the complaint was filed and the uncertain nature of plaintiff’s claimed damages, the Company is unable to estimate the amount or range of any reasonably possible loss. The Company will incur additional legal fees and costs of defense in connection with the Action, in an amount that cannot presently be reasonably estimated. The Company has tendered the Action to its directors’ and officers’ liability insurer and may have coverage for defense costs and/or liability; however, its insurers have not yet made a coverage determination, and any coverage may be subject to a retention, reservation of rights, and/or exclusions (including for claims alleging fraud or intentional misconduct).While the Company does not currently believe the Action will have a material adverse effect on its business, financial condition, or results of operations, litigation outcomes are inherently uncertain, and there can be no assurance as to the ultimate outcome of this matter.

NOTE 7 - COMMON STOCK

As of June 30, 2026 and December 31, 2025, the Company was authorized to issue up to 500,000,000 shares of common stock with $0.001 par value. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the board of directors. As of June 30, 2026 and December 31, 2025, 342,574,507 and 335,728,674 shares of common stock were issued and outstanding, respectively.

2023 Restricted Stock Unit Plan

On October 30, 2023, the Company adopted the 2023 Restricted Stock Unit Plan (the “2023 Plan”). Under the 2023 Plan, eligible participants could receive restricted stock unit awards (“RSUs”) which generally vest over a service period and are generally subject to a secondary liquidity event condition. Once vesting conditions are met, restricted stock unit awards settle in shares of common stock. The Company initially reserved 20,000,000 shares of common stock for issuance pursuant to awards under the 2023 Plan.

On October 30, 2023, the Company awarded 9,500,000 restricted stock units under the 2023 Plan to a related party, the Company’s chairman of the board. As executed, the award agreement provided for vesting solely upon a monetization event. On June 12, 2025, the board of directors determined that the award agreement contained an error and did not reflect the vesting terms approved at the time of grant, and approved a correction providing for time-based vesting. The Company accounted for the board’s action as a correction of the award agreement rather than a modification of the award.

As of June 30, 2026 and December 31, 2025, all RSUs were vested and there were no RSUs outstanding.

2024 Long Term Incentive Plan

On May 15, 2024, the Company adopted the 2024 Long Term Incentive Plan (the “2024 Plan”). Under the 2024 Plan, eligible participants could receive stock option grants and restricted stock unit awards. The 2024 Plan amended and restated the 2023 Plan and applies to awards previously granted under the 2023 Plan.

Options granted under the 2024 Plan continue to vest until the last date of employment or service. The exercise price of stock options granted under the 2024 Plan must be at least equal to 100% of the fair market value of the Company’s common stock at the date of grant, as determined by the board of directors. Through June 30, 2026, no options have been granted to purchase stock at a price less than the fair value as determined by the board of directors at the time of grant.

On March 2, 2026, the Company issued an option grant to an executive to purchase 1,000,000 shares of Common Stock.

Information with respect to total stock options available and outstanding is as follows for the six months ended June 30, 2026 and 2025:

	Number of Options	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding - January 1, 2026	46,103,125	$0.06	9.142	$140,000
Granted	1,000,000	0.07	-	-
Exercised	(6,845,833)	0.07	-	-
Forfeited	(9,075,000)	0.07	-	-
Outstanding - June 30, 2026	31,182,292	0.06	6.997	140,000
Options exercisable - June 30, 2026	30,432,292	$0.06	6.931	$140,000

	Number of Options	Weighted - Average Exercise Price	Weighted - Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding - January 1, 2025	17,500,000	$0.09	9.366	$-
Granted	24,853,125	0.07	-	-
Forfeited	(9,500,000)	0.12	-	-
Expired	(3,500,000)	0.10	-	-
Outstanding - June 30, 2025	29,353,125	0.06	9.264	-
Options exercisable - June 30, 2025	18,661,458	$0.06	9.478	$-

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. Options to purchase 6,845,833 shares of common stock were exercised during the three and six months ended June 30, 2026 for aggregate proceeds of $445,005, being the aggregate exercise price of $444,979 and $26 of cash remitted by the option holder in excess of the exercise price, which was credited to additional paid-in capital. No options were exercised in the three and six months ended June 30, 2025.

The weighted-average grant date fair value per share of options granted during the six months ended June 30, 2026 and 2025 was $0.04 and $0.02, respectively.

As of June 30, 2026, there was approximately $125,297 of total unrecognized compensation cost related to unvested options granted, which is expected to be recognized over the weighted-average period of 5.2 years.

The Company has recorded aggregate stock-based compensation expense of $112,478 and $211,818 within general and administrative expenses in the statements of operations for the three months ended June 30, 2026 and 2025, respectively, and $171,100 and $244,284 for the six months ended June 30, 2026 and 2025, respectively.

The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s Common Stock. The factors considered include, but are not limited to: (i) the results of independent third-party valuations of the Company’s common stock; ii) the lack of marketability of the Company’s Common Stock; (iii) actual operating and financial results; and (iv) current business conditions and projections.

The calculated fair value of the option grants for employees and nonemployees was estimated using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025
(weighted average)
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	3.93%	3.97%
Expected volatility	68.29%	65.93%
Expected life (in years)	5.09	4.95

The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. Due to the Company’s limited historical data, the estimated volatility incorporates the historical and implied volatility of comparable companies whose share prices are publicly available. The risk-free interest rate assumption was based on the US Treasury’s rates for US Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The weighted-average expected life of options was estimated using the average of the contractual term and the weighted-average vesting term of the options. The expected term is calculated using the simplified method as the Company has no history of stock option exercises.

NOTE 8 - RELATED PARTY TRANSACTIONS

During the three and six months ended June 30, 2026 and 2025, the Company leased its office and warehouse space from an entity related through common ownership, and subleases a portion of a lease to an entity related through common ownership; those leases terminated on June 30, 2025. On March 15, 2026, the Company entered into the sublease of warehouse space at 1450 Boren Blvd., Duncan, Oklahoma described in Note 5 - Leases, from an entity of a director and officer of the Company, is an owner and officer. The Company also subleases a portion of its leased premises to an entity related through common ownership. For the three months ended June 30, 2026, and 2025, rent paid to the related-party totaled $29,313 and $12,795, respectively, and rent collected from the related-party totaled $0 and $1,410, respectively. For the six months ended June 30, 2026 and 2025, rent paid to the related-party totaled $36,603 and $21,990, respectively, and rent collected from the related-party totaled $500 and $2,820, respectively.

During the year ended December 31, 2025, the Company issued common stock to related parties under subscription agreements. In March 2025, the Company issued 8,100,000 shares to Mr. McMullen, the Chairman of the Board, at $0.05 per share ($405,000), 1,666,666 shares to Mr. McMullen at $0.06 per share ($100,000), and 833,333 shares to Mr. Evensen, a director, at $0.06 per share ($50,000). In June 2025, the Company issued 5,000,000 shares to Shaka Investments Ltd., an entity of which Mr. McMullen is the ultimate beneficiary and controlling person, at $0.06 per share ($300,000), and 9,583,334 shares to Sebago Ivanhoe LLC and other affiliates of Mr. Evensen at $0.06 per share ($575,000). Of these amounts, $505,000 had been received from Mr. McMullen as of December 31, 2024, was recorded as amounts due to a related party at that date, and was settled through the issuance of common stock in 2025.

On June 5, 2026, Mr. McMullen delivered notices of exercise of stock option grant ES-39 to purchase 2,000,000 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $130,000, and stock option grant ES-27 to purchase 1,845,833 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $119,979.

On June 8, 2026, Mr. McMullen delivered a notice of exercise of stock option grant ES-40 and purchased 3,000,000 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $195,000 pursuant to an Early Exercise Stock Option Agreement. The shares of common stock purchased by Mr. McMullen under this Agreement are subject to vesting and all shares will vest on October 2, 2026 subject to Mr. McMullen’s continuous service. These shares are subject to repurchase by the Company at the original purchase price in the event of a termination of Mr. McMullen’s continuous service. The aggregate exercise price for the exercises described above was $444,979. Mr. McMullen remitted total cash of $445,005, including $26 in excess of the aggregate exercise price, which was credited to additional paid-in capital.

On August 4, 2026, Casey McNeil, the former co-founder of RRR who is also a former consultant to the Company, filed suit against REEcycle, RRR, REEgenerate Pty Ltd., Michael McMullen, a director, and Paul D’Sylva, in district court in Harris County, Texas. See Note 6 – Contingencies and Commitments.

The Company formalized several related party contractor agreements and restructured its lease commitments in 2025. During 2025, the Company entered into contractor and consulting agreements entities affiliated with certain of its directors and officers, including Sumsare Resources Inc. (owned by Mr. Froneman, then Chief Operating Officer and, effective March 28, 2026, Chief Executive Officer), Canyon View LLC (owned by Ms. Erickson, appointed Chief Operating Officer effective March 28, 2026), Eucalyptus Resources LLC (affiliated with Mr. Evensen, a director), and Mr. McMullen, the Chairman. Compensation under these arrangements consisted of monthly retainers ranging from $5,000 to $20,000 and, in the case of Ms. Erickson, an hourly rate. The agreements provided for grants of options to purchase 7,000,000, 5,000,000 and 4,000,000 shares of common stock to Mr. Froneman, Mr. McMullen and Mr. Evensen, respectively, the related share-based compensation for which is described in Note 7 – Common Stock.

On May 13, 2026, the Company amended the consulting agreement with Sumsare Resources LLC, an entity affiliated with the Company’s Chief Executive Officer Justin Froneman, increasing the monthly payment to Mr. Froneman to $30,000 effective April 1, 2026.

On May 14, 2026, the Company amended the consulting agreement with Canyon View LLC, an entity affiliated with the Company’s Chief Operating Officer Tawnya Erickson, increasing the monthly payment to Ms. Erickson to $22,500 effective May 1, 2026.

NOTE 9 - GOVERNMENT GRANTS

On January 16, 2025, the Company entered into a Technology Investment Agreement with the United States Department of War regarding the recovery and recycling of end-of-life NdFeB magnets through rare earth extraction. Under this agreement, the Company is eligible to receive up to $5,122,607 in reimbursements for eligible expenses. As described in Note 2 – Significant Accounting Policies, U.S. GAAP does not contain authoritative guidance for the recognition and measurement of government grants received by business entities and the Company has elected to account for these amounts by analogy to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, recognizing grant income gross within other income on a systematic basis over the periods in which the related eligible expenses are recognized.

For the three months ended June 30, 2026 and 2025, the Company recognized grant income of $289,407 and $40,642, respectively, and received reimbursements of $289,407 and $0, respectively, pursuant to this agreement. For the six months ended June 30, 2026 and 2025, the Company recognized grant income of $417,601 and $40,642, respectively, and received reimbursements of $490,820 and $0, respectively, pursuant to this agreement. Cumulative grant income recognized under this agreement through June 30, 2026 was $1,020,749, and $4,101,858 of the total award remained available at that date.

NOTE 10 - SEGMENT INFORMATION

The Company operates as a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. The measure of segment profit or loss reviewed by the chief operating decision maker is consolidated net loss as presented in the consolidated statements of operations. The chief operating decision maker uses consolidated results including cash flow analysis to monitor the Company’s progress against its approved budget, to decide the pace at which engineering, commissioning and commercialization spending is committed, and to assess whether the Company’s cash resources remain sufficient for its development program. The significant segment expense categories regularly provided to the chief operating decision maker, which in aggregate comprise the general and administrative caption in the condensed consolidated statements of operations, were as follows:

	For the Six Months Ended June 30,		For the Three Months Ended June 30,		For the Three Months Ended March 31,
	2026	2025	2026	2025	2026	2025
Research and development	$21,700	$10,296	$3,972	$2,118	$17,728	$8,178
Salaries and contractor costs	1,399,807	315,191	559,835	187,488	839,972	127,703
Professional fees	404,661	-	358,268	(5,878)	46,393	5,878
Stock-based compensation	171,100	244,284	112,478	211,818	58,622	32,466
Rent	73,205	21,990	58,626	12,795	14,579	9,195
Other segment items	154,251	129,317	108,081	104,516	46,170	24,801
Total general and administrative expenses	$2,224,724	$721,078	$1,201,260	$512,857	$1,023,464	$208,221

Other segment items comprise expenses that are not individually significant to the chief operating decision maker and consist principally of insurance, travel and entertainment, depreciation, dues and subscriptions, company software and IT support, utilities, office costs and rental income earned under a sublease. All of the Company’s long-lived assets are located in the United States.

NOTE 11 - CONCENTRATIONS AND RISKS AND UNCERTAINTIES

The Company is subject to a number of risks and uncertainties common to development stage companies in the rare earth processing industry, including dependence on a limited number of funding sources, the need for additional capital, dependence on key personnel, the outcome of technology development and scale-up activities, the ability to obtain environmental and operating permits, competition from larger and better capitalized entities, and the availability and price of feedstock.

Of the Company’s total other income for the three and six months ended June 30, 2026 of $299,426 and $444,699, respectively, grant income of $289,407 and $417,601, respectively, was derived from a single Technology Investment Agreement with the United States Department of War described in Note 9 – Government Grants, and the grant receivable of $0 at June 30, 2026 and $73,219 at December 31, 2025 is due from that single counterparty. The Company maintains its cash at financial institutions in the United States in amounts that may at times exceed federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to significant credit risk on cash. For the three and six months ended June 30, 2025, total other income of $40,642 in each period consisted entirely of grant income under the same agreement.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events and transactions that occurred after the balance sheet date through to the date these consolidated financial statements were issued on September 25, 2026, and has determined that, other than as set out below, there have been no events or transactions requiring recognition or disclosure in these consolidated financial statements.

On July 6, 2026, Rick Purdy was appointed Chief Commercial Officer of the Company.

On July 15, 2026, the Company accepted subscription agreements from five entities and issued 15,000,000 shares of the Company’s common stock at $0.40 per share, for aggregate consideration of $6,000,000.

On July 28, 2026, Charles D. (Chuck) McConnell was appointed to the Company’s board of directors.

On August 4, 2026, Casey McNeil, the former co-founder of RRR who is also a former consultant to the Company, filed suit against REEcycle, RRR, REEgenerate Pty Ltd., Michael McMullen, a director, and Paul D’Sylva, in district court in Harris County, Texas. See Note 6 – Contingencies and Commitments.

On August 5, 2026, Morne Engelbrecht was appointed Interim Chief Financial Officer of the Company.

On August 5, 2026, the Company accepted a subscription agreement from an entity and issued 10,000,000 shares of the Company’s common stock at $0.40 per share, for aggregate consideration of $4,000,000.

On August 26, 2026, Justin Froneman, the Company’s CEO, delivered notices of exercise of stock option grants ES-06, ES -07, ES-18, ES-34, ES-41, ES-42 and ES-43 and purchased an aggregate of 7,800,000 shares of the Company’s common stock at prices per share of $0.02 to $0.065 for aggregate consideration of $484,500.

On August 31, 2026 Justin Froneman delivered a notice of exercise of stock option grant ES-35 and purchased 4,200,000 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $273,000 pursuant to an Early Exercise Stock Option Agreement. The shares of common stock purchased by Mr. Froneman under this Agreement are subject to vesting and all shares will vest on October 2, 2026 subject to Mr. Froneman’s continuous service. These shares are subject to repurchase by the Company at the original purchase price in the event of a termination of Mr. Froneman’s continuous service.

On September 8, 2026, Amaryllis Fox Kennedy was appointed to the Company’s board of directors.

On September 9, 2026, Eric Carnell, the Company’s General Counsel, exercised stock option grant ES-30 and purchased 750,000 shares of the Company’s common stock at a price per share of $0.065 for aggregate consideration of $48,750.

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

Dated May 31, 2026
Business Combination Agreement
by and among

Hall Chadwick Acquisition Corp,
HCAC Star Merger Sub, Inc.

and
REEcycle Holdings, Inc.

Annex A-i

Annex A-ii

Annex A-iii

Exhibits

Exhibit A	Form of HCAC Charter upon Domestication
Exhibit B	Form of HCAC Bylaws upon Domestication
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Sponsor Lock-Up Agreement
Exhibit F	Amended and Restated Bylaws of the Surviving Corporation
Exhibit G	FIRPTA Certificate

Company Disclosure Letter

Section 4.03 – Capitalization

Section 4.04 – Subsidiaries

Section 4.05 – No Conflict; Governmental Consents and Filings

Section 4.06 – Financial Statements

Section 4.07 – Undisclosed Liabilities

Section 4.08 – Absence of Certain Changes

Section 4.09 – Compliance with Laws

Section 4.10 – Government Contracts

Section 4.11 – Company Permits

Section 4.12 – Litigation

Section 4.13 – Material Contracts

Section 4.14 – Intellectual Property

Section 4.15 – Taxes and Returns

Section 4.16 – Real Property

Section 4.17 – Personal Property

Section 4.18 – Employee Matters

Section 4.19 – Benefit Plans

Section 4.20 – Environmental Matters

Section 4.21 – Transactions with Related Persons

Section 4.22 – Insurance

Section 4.23 – Top Suppliers

Section 4.26 – Finders and Brokers

Section 6.02 – Conduct of Business of the Company

Section 6.18(a) – Appointed Directors

Schedule 10-B – Knowledge Parties

HCAC Disclosure Letter

Section 5.05 – Capitalization

Section 5.15 – Finders and Brokers

Section 5.17 – Insurance

Section 6.03 – Conduct of Business by the HCAC

Section 6.18(a) – Appointed Directors

Schedule 10-A – Knowledge Parties

Schedule 10-B – HCAC Transaction Costs Cap

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of May 31, 2026, by and among (i) Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976 (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to Closing) (the “HCAC”), (ii) HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the HCAC (“Merger Sub”), and (iii) REEcycle Holdings, Inc., a Delaware corporation (the “Company”). The HCAC, Merger Sub, and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, the HCAC is a special purpose acquisition company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly and directly owned by the HCAC, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, at least one (1) day prior to the Closing Date (as defined below) and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the HCAC shall continue out of the Cayman Islands and transfer by way of continuation to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Section 206 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act,” and such continuation and domestication, the “Domestication”);

WHEREAS, in order to effectuate the Domestication, and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing), the HCAC shall (a) file all applicable notices, declarations, affidavits, statements of assets and Liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and in accordance therewith, (b) file a certificate of domestication and a certificate of incorporation in substantially the form attached hereto as Exhibit A (the “HCAC Charter upon Domestication”) with the Secretary of State of Delaware and (c) adopt bylaws in substantially the form attached hereto as Exhibit B (the “HCAC Bylaws upon Domestication”), and in each case with such changes to the forms attached hereto as Exhibits A and B as may be agreed in writing by the HCAC and the Company;

WHEREAS, prior to or concurrent with the Domestication, HCAC shall file a certificate of amendment to the certificate of incorporation of HCAC with the Secretary of State of Delaware changing the HCAC’s corporate name to “REEcycle Inc.” or another name mutually agreed by the HCAC and the Company prior to the Domestication;

WHEREAS, prior to or concurrent with the Domestication, the Company shall file a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of Delaware changing the Company’s corporate name to a name mutually agreed by the HCAC and the Company prior to the Domestication;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the Cayman Companies Act, as applicable, the Parties intend to enter into a business combination transaction by which the Company and Merger Sub will file with the Delaware Secretary of State a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL and pursuant thereto Merger Sub will merge with and into the Company (the “Merger,” and together with the Domestication and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”);

Annex A-1

WHEREAS, (a) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share (the “Sponsor Share Conversion”); (b) in connection with the Domestication, (x) each then issued and outstanding HCAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated HCAC Common Stock; (y) each then issued and outstanding HCAC right to receive one-tenth (1/10) of one (1) HCAC Class A Ordinary Share upon the occurrence of HCAC’s initial business combination (a “Cayman HCAC Right”) shall convert automatically, on a one-for-one basis, into a right to acquire one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock (each a “Domesticated HCAC Right”); and (z) to the extent not separated before Domestication, each then issued and outstanding unit of the HCAC (the “Cayman HCAC Units”) shall convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit; and (c) at the Effective Time, (i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled (the “Unit Split”) and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right; and (ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement, and;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to the HCAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company have executed and delivered to the HCAC the Stockholder Support Agreement, pursuant to which such stockholders have agreed to, among other things, vote or consent to adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby (including the applicable Ancillary Documents) and the transactions contemplated hereby and thereby;

WHEREAS, from time to time following the date hereof and prior to the Closing, the HCAC is expected to enter into subscription, purchase or similar agreements with investors, pursuant to which, and on the terms and subject to the conditions of which, such investors will agree to participate in the PIPE Investment (as defined herein);

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor, the HCAC and the other parties thereto will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form attached hereto as Exhibit D, with such changes thereto as may be agreed in writing by the HCAC and the Company;

WHEREAS, in connection with the consummation of the Transactions, simultaneously with the Closing, the Sponsor will enter into a lock-up Agreement (the “Sponsor Lock-Up Agreement”) in substantially the form attached hereto as Exhibit E, with such changes thereto as may be agreed in writing by the HCAC and the Company (the transfer restrictions set forth in the Sponsor Lock-Up Agreement being referred to as the “Lock-Up Terms”);

WHEREAS, the Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, (a) (i) the Domestication qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder and (ii) the Sponsor Share Conversion is treated as a “reorganization” described in Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (each of clauses (a)(i) and (a)(ii), a “HCAC Intended Tax Treatment,” and collectively, the “HCAC Intended Tax Treatments”), (b) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (clause (b), the “Company Intended Tax Treatment,” and together with the HCAC Intended Tax Treatments, “Intended Tax Treatments”), and (c) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

Annex A-2

WHEREAS, the board of directors of the Company have unanimously (a) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, for the Company to enter into this Agreement and the Ancillary Documents and consummate the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the stockholders of the Company;

WHEREAS, the board of directors of the HCAC has unanimously: (a) determined that the Merger is in the best interests of the HCAC and the HCAC Shareholders, as a whole, and declared it advisable for the HCAC to enter into this Agreement and the Ancillary Documents providing for the Merger and the other Transactions; (b) approved this Agreement, the Ancillary Documents and the Transactions on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the Merger and the other Transactions be adopted by the HCAC Shareholders;

WHEREAS, the HCAC, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents, the Merger and the other Transactions; and

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, the HCAC shall provide an opportunity to the holders of its public shares to have their public shares redeemed on the terms and conditions set forth in this Agreement and the HCAC’s Organizational Documents, which redemption shall occur at least one (1) day prior to the Domestication as set forth in this Agreement (the “Redemption”).

NOW, THEREFORE, in consideration of the premises set forth above, and the representations, warranties, covenants and agreements contained in this Agreement, and for other consideration, the receipt and sufficiency of which is acknowledged and agreed to by the Parties, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE TRANSACTIONS

Section 1.01 The Domestication.

(a) Domestication. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), and in accordance with the DGCL and the Companies Act, at least one (1) day after the Redemption and at least one (1) day prior to the Closing Date, the HCAC shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, Nasdaq and the HCAC’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the HCAC and the Company, together with the HCAC Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the HCAC Bylaws upon Domestication, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (d) filing with the Cayman Registrar all applicable notices, declarations, affidavits, statements of assets and Liabilities, shareholder approvals, undertakings and other documents required to be filed, pay all applicable fees required to paid, and cause the satisfaction of all other conditions to deregistration required to be satisfied, in each case, under Section 206 of the Cayman Companies Act and obtaining a certificate of de-registration from the Cayman Registrar.

(b) Effect on HCAC Securities. (i) Immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share and (ii) in connection with the Domestication, (x) each then issued and outstanding HCAC Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated HCAC Common Stock, and (y) each then issued and outstanding Cayman HCAC Right shall convert automatically into one (1) Domesticated HCAC Right.

Annex A-3

Section 1.02 The Merger.

(a) Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company, Merger Sub and HCAC and specified in the Certificate of Merger, being the “Effective Time”).

(b) Merger. At the Effective Time, upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement (other than those conditions that by their nature are to be satisfied at Closing), Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of the HCAC. References to the Company for periods after the Effective Time shall include the Surviving Corporation.

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Corporation set forth in this Agreement to be performed after the Effective Time.

(d) Governing Documents. At the Effective Time, bylaws of the Surviving Corporation shall be amended and restated to be the Amended and Restated Bylaws of the Surviving Corporation in substantially the form attached hereto as Exhibit F.

(e) Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Corporation shall be as be determined by the Company and the HCAC (solely with respect to its designee) pursuant to Section 6.18 and otherwise in accordance with the terms of this Agreement.

Section 1.03 Further Assurances. From time to time after the Closing Date, upon the reasonable written request of any Party, each Party shall execute, acknowledge and deliver such further instruments and documents, and take such additional reasonable action, to effect, consummate, confirm or evidence the Transactions and carry out the purpose this Agreement.

Article II
CONSIDERATION

Section 2.01 Consideration. The aggregate consideration to be paid at Closing to holders of all equity interests of the Company in, or in connection with, the Merger shall be the Aggregate Merger Consideration. The consideration to be paid in, or in connection with, the Merger to each stockholder of the Company with respect to each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be (a) a number of shares of Domesticated HCAC Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”) plus (b), subject to the occurrence of the Milestone Event in accordance with Section 2.05, a number of shares of Domesticated HCAC Common Stock equal to (i) the Earnout Shares, multiplied by (ii) the Exchange Ratio, divided by (iii) the Aggregate Merger Consideration (the “Per Share Earnout Consideration”).

Annex A-4

Section 2.02 Conversion of Securities.

(a) Effect on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the HCAC, Merger Sub, the Company or any holder of securities of any of the foregoing:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into the right to receive (x) the Per Share Merger Consideration, plus (y) the Per Share Earnout Consideration, and after such conversion shall no longer be outstanding and shall cease to exist, and each holder of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration described in this Article II;

(ii) each share of Company Common Stock held immediately prior to the Effective Time by the HCAC, Merger Sub or Company (in treasury stock or otherwise) shall be cancelled and extinguished, and no consideration shall be paid with respect thereto; and

(iii) each Company Option shall automatically (without any further action required of the holder of such Company Option): (x) cease to represent an option to purchase or acquire shares of Company Common Stock as of the Effective Time; and (y) be assumed and converted, on the same terms and conditions as were applicable under the Company Incentive Plan or its terms (as applicable) and any applicable award agreement thereunder as of the Effective Time, into an option to acquire that number of Domesticated HCAC Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the Exchange Ratio, at an exercise price per share of Domesticated HCAC Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the exercise price per share of Company Common Stock of such Company Option by (2) the Exchange Ratio (a “HCAC Option”). Holders of HCAC Options as of immediately following the Effective Time shall not be entitled to receive any Earnout Shares upon the occurrence of the Milestone Event in accordance with Section 2.05. Notwithstanding anything in this Section 2.02(a)(iii) to the contrary, the exercise price applicable to the HCAC Options and the number of shares of Domesticated HCAC Common Stock subject to the HCAC Options shall, in each case, be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Company Options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b) Effect on HCAC Rights and Units. At the Effective Time, by virtue of the Merger and without any action on the part of the HCAC, Merger Sub, the Company or any holder of Domesticated HCAC Rights or Domesticated HCAC Units:

(i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right.

(ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement; and

Section 2.03 No Fractional Shares. No fractional shares of Domesticated HCAC Common Stock, or certificates or scrip representing fractional shares of Domesticated HCAC Common Stock, will be issued upon the conversion of the Company Securities pursuant to the Merger, and any such fractional shares or interests therein will not entitle the owner thereof to vote or to any rights of a stockholder of HCAC. Any fractional shares of Domesticated HCAC Common Stock will be rounded down to the nearest whole number.

Annex A-5

Section 2.04 Withholding. Notwithstanding any other provision in this Agreement, the HCAC, Merger Sub, the Company, and the Surviving Corporation (and their respective Representatives) shall be entitled to deduct or withhold from any amount or consideration payable or issuable to any Person pursuant to this Agreement such amounts that are required to be deducted or withheld under the Code, or under any provision of U.S. state or local or non-U.S. Tax Law, with respect to such amounts or considerations payable or issuable. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid or issued to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, except for any payments made pursuant to the last sentence of this Section 2.04, the HCAC shall use commercially reasonable efforts to provide (a) the Company with advance written notice of any intention to deduct and withhold from any amount or consideration payable or issuable to equityholders of the Company and (b) such recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such deductions or withholdings. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger that are treated as compensation, the Parties shall reasonably cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 2.05 Milestone Event.

(a) Milestone Event. Following the Closing (and in the case of clause (i) as additional consideration for the Merger and the Transaction), within five (5) Business Days after the occurrence of a Milestone Event, the HCAC shall issue or cause to be issued, the following shares of Domesticated HCAC Common Stock (all of which shall be equitably adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to shares of Domesticated HCAC Common Stock occurring after the Closing), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Documents:

(i) Earnout Shares. An aggregate one-time issuance of 5,000,000 shares, to the Earnout Participants, in accordance with each Earnout Participant’s respective Pro Rata Share (collectively, the “Earnout Shares”); and

(ii) Deferred Shares. An aggregate one-time issuance of 1,250,000 shares to the Additional Share Recipients (collectively, the “Deferred Shares”), allocated as follows:

(A) Up to 875,000 Deferred Shares, representing 70% of the total Deferred Shares (the “Deferred HCAC Shares”), to such Persons, and in such amounts, as HCAC identifies in writing before the Closing and documents in the applicable Additional Share Agreements; provided, that if HCAC does not identify the allocation of all Deferred HCAC Shares before the Closing, the unallocated Deferred HCAC Shares shall be allocated to the holders of Additional HCAC Shares so that (x) the number of Deferred HCAC Shares issuable to each holder of Additional HCAC Shares divided by the aggregate entitlement of Deferred HCAC Shares equals (y) such holder’s pro rata ownership of Additional HCAC Shares.

(B) Up to 375,000 Deferred Shares, representing 30% of the total Deferred Shares (the “Deferred Company Shares”), to such Persons, and in such amounts, as the Post-Closing HCAC Board determines after the Closing and before the occurrence of a Milestone Event; provided, that if the Post-Closing HCAC does not determine the allocation of all Deferred Company Shares before the occurrence of such Milestone Event, the unallocated Deferred Company Shares shall be allocated to the holders of Additional Company Shares so that (x) the number of Deferred Company Shares issuable to each holder of Additional Company Shares divided by the aggregate entitlement of Deferred Company Shares equals (y) such holder’s pro rata ownership of Company Additional Shares.

(b) It is agreed and understood that the Milestone Event shall only occur once, if at all, and in no event shall the recipients of any Earnout Shares and Deferred Shares pursuant to Section 2.05(a) be entitled to receive more than an aggregate of 6,250,000 shares of Domesticated HCAC Common Stock; provided, that any unearned portion of the Earnout Shares and Deferred Shares not earned prior to the seventh (7th) anniversary of the Closing Date shall be forfeited. In lieu of any fractional Earnout Shares and Deferred Shares to which any recipient would otherwise be entitled, HCAC shall round down to the nearest whole Earnout Share or Deferred Share, as applicable.

Annex A-6

Article III
CLOSING

Section 3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Transactions (other than the transactions contemplated by this Agreement that by their nature are to be satisfied prior to the Closing) (the “Closing”) shall take place by electronic exchange of documents and signatures at a time and date to be specified in writing by the Parties, which date shall be no later than the third (3rd) Business Day after all the Closing conditions in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other date, time or place (including remotely) as the HCAC and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Section 3.02 Closing Documents.

(a) HCAC Closing Certificate. Five (5) Business Days prior to the Closing, the HCAC shall deliver to the Company a written notice setting forth the HCAC’s good faith calculation of the following: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Redemptions; (ii) the aggregate amount of the HCAC Transaction Costs as of the Closing; and (iii) the number of shares of Domesticated HCAC Common Stock to be outstanding as of the Closing and after giving effect to the Domestication and the Merger, the Redemption and the issuance of securities in connection with the consummation of the PIPE Investment (but excluding any shares of Domesticated HCAC Common Stock to be issued in the Merger).

(b) Company Closing Certificate. Five (5) Business Days prior to the Closing, the Company shall deliver to the HCAC a written notice setting forth the Company’s good faith calculation of the aggregate amount of the Company Transaction Costs as of the Closing, including all invoices and wire instructions for each Person owed (and any other supporting details reasonably requested by the HCAC).

Section 3.03 Payment of Expenses.

(a) Company Transaction Costs. On the Closing Date, the HCAC shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Costs.

(b) HCAC Transaction Costs. On the Closing Date, the HCAC shall pay or cause to be paid by wire transfer of immediately available funds all HCAC Transaction Costs.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the HCAC (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement or as are disclosed in the Company Financials, the Company hereby represents and warrants to the HCAC and Merger Sub, as of the date hereof and as of the Closing, as follows.

Section 4.01 Organization and Standing. The Company is a Delaware corporation duly formed, validly existing and in good standing under the DGCL and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is a corporation, limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as would not be material to the Target Companies, taken as a whole. Each Subsidiary of the Company is duly qualified or licensed and in good standing in the jurisdiction in which it is formed or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has provided to the HCAC accurate and complete copies of the Target Companies’ Organizational Documents, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

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Section 4.02 Authorization; Binding Agreement. The Target Companies have all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Target Companies’ respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which each Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s board of directors (or other similar governing body) in accordance with such Target Companies’ Organizational Documents, or the DGCL, as applicable, any other applicable Law or any Contract to which such Target Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Company Shareholder Approval, no other proceedings on the part of the Target Companies are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the Target Companies are or are required to be a party shall be when delivered, duly and validly executed and delivered by the Target Companies and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Target Companies, enforceable against the Target Companies in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted, has (i) determined that this Agreement, the Ancillary Documents and the Transactions are advisable, and in the best interests of, the Company and (ii) approved this Agreement and the Ancillary Documents and the Transactions in accordance with the DGCL, the Company’s Organizational Documents and any other applicable Law.

Section 4.03 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof, subject to the additional information set forth on Section 4.03(a) of the Company Disclosure Letter.

(b) Prior to giving effect to the Transactions, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter, and other than such securities, the Company does not have any other issued or outstanding stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Except as set forth on Section 4.03(b)(ii) of the Company Disclosure Letter, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any stock or other Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter, there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Target Companies to repurchase, redeem or otherwise acquire any equity interests or securities of such Target Company, nor has any Target Company granted any registration rights to any Person with respect to such Target Companies’ securities.

(c) Except as provided for in this Agreement, as a result of the consummation of the Transactions, no stock, warrants, options or other securities of the Target Companies are issuable and no rights in connection with any stock, warrants, options or other securities of the Target Companies accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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Section 4.04 Subsidiaries. Section 4.04 of the Company Disclosure Letter sets forth the names of the Company’s direct and indirect Subsidiaries, and with respect to each Subsidiary (a) their jurisdiction of incorporation or organization, (b) all names other than its legal name under which any Subsidiary does business, as applicable, (c) its authorized shares or other equity interests (if applicable) and (d) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than, if any, those imposed by such Subsidiary’s Organizational Documents, applicable securities Laws, Permitted Liens or Liens).

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Except as otherwise described in Section 4.05(a) of the Company Disclosure Letter, subject to the receipt of consents, approvals, authorizations and other requirements described in Section 4.02 or set forth in Section 4.02 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Target Companies of the Transactions) and the other Ancillary Documents to which the Target Companies are a party by the Target Companies, do not and will not: (i) violate any provision of, or result in the breach of, any applicable Law to which any Target Company is subject or by which any property or asset of any Target Company is bound; (ii) conflict with or violate the Organizational Documents of any Target Company; (iii) violate any provision of or result in a breach, default or acceleration of, require a consent under, or create any right to payment under any Company Material Contract, material Company Real Property Lease (as defined in Section 4.16(b) herein) or Material Current Government Contract, or terminate or result in the termination of any Company Material Contract, material Company Real Property Lease or Material Current Government Contract, or result in the creation of any Lien (other than a Permitted Lien) under any Company Material Contract, Company Real Property Lease or Material Current Government Contract upon any of the properties or assets of any Target Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien (other than a Permitted Lien); or (iv) result in a violation or revocation of any required Consents, except to the extent that the occurrence of any of the foregoing items set forth in clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions or to have a Company Material Adverse Effect.

(b) Assuming the truth and completeness of the representations and warranties of the HCAC and Merger Sub contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Target Companies with respect to the Target Companies’ execution, delivery or performance of this Agreement, any of the other Ancillary Documents to which it is a party or the consummation by the Target Companies of the Transactions, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) compliance with any applicable requirements of the securities Laws; and (iii) as otherwise disclosed on Section 4.05(b) of the Company Disclosure Letter.

Section 4.06 Financial Statements.

(a) (i) The Company has provided to the HCAC true, correct and complete copies of the unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto) as of and for the 12-month period ended December 31, 2024, and the 9-month period ended September 30, 2025, consisting of the consolidated balance sheet of the Target Companies as of such date and the related consolidated income statement, and statement of cash flows for the fiscal year then ended (the “Draft Financials” and, together with the Audited Financial Statements, the “Company Financials”). (ii) The Company Financials were derived in all material respects from the books and records of the Target Companies, which books and records have been maintained in all material respects in accordance with commercially reasonable business practices. (iii) The Audited Financial Statements, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Target Companies as of the dates and for the periods indicated in such Audited Financial Statements in conformity with GAAP (except in the case of the Audited Financial Statements that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of each of the Target Companies. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) There are no outstanding loans or other extensions of credit made by any Target Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Target Company.

Section 4.07 Undisclosed Liabilities. Except as set forth of Section 4.07 of the Company Disclosure Letter, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any Target Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since December 31, 2025 through the date of this Agreement, (a) each Target Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) no Target Company has taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the HCAC.

Section 4.09 Compliance with Laws.

(a) Each Target Company has, during the past three (3) years, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as a whole. Except as disclosed in Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Target Companies, taken as a whole.

(b) Each Target Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities and/or third Persons (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Target Companies, taken as a whole.

Section 4.10 Government Contracts. Section 4.10 of the Company Disclosure Letter sets forth a list of each Contract with a Governmental Authority in existence as of the date hereof that involves aggregate payments to the Target Companies that are reasonably expected to be in excess of $1,000,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Target Companies, as applicable. Except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Target Companies, as applicable; and (ii) in full force and effect and enforceable against the Target Companies, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

Section 4.11 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”). The Company has made available to the HCAC true, correct and complete copies of all the Company Permits, all of which are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration will be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. Each Target Company has at all times operated in material compliance with all Company Permits applicable to such Target Company.

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Section 4.12 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against any Target Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of any Target Company with regard to their actions as such, in which the reasonably expected damages are in excess of $2,000,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, pending or threatened, audits, examinations or investigations by any Governmental Authority against any Target Company; (c) pending or threatened in writing Legal Proceedings by any Target Company against any third party; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on any Target Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any Target Company or any of their respective properties or assets, or, to the Company’s Knowledge, any of the directors or officers of any Target Company with regard to their actions.

Section 4.13 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xviii) below, to which, as of the date of this Agreement, any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the HCAC. The Company Material Contracts include:

(i) Each Contract that contains covenants that limit the ability of any Target Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) Each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) Each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) Each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(v) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any Target Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last five (5) years and/or relating to pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(vi) Each obligation to make payments in excess of $500,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

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(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or Personal Property, and (B) involves aggregate annual payments in excess of $500,000;

(viii) Each Contract that by its terms, individually or with all related Contracts, that is reasonably anticipated to call for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $1,000,000 in the aggregate;

(ix) Each Contract with any Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice;

(x) Each collective bargaining (or similar) agreement or Contract between the Target Company on one hand, and any labor union or other body representing employees of the Target Company on the other hand

(xi) Each Contract that is reasonably anticipated to obligate the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(xii) Each Contract that is between any Target Company and any directors, officers or employees of a Target Company that (A) provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions or (B) cannot be terminated by any Target Company without penalty and with no more than sixty (60) days’ advance notice;

(xiii) Each Contract that obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiv) Each Contract that relates to a material settlement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations) in excess of $500,000;

(xv) Any Contract that provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney to act on behalf of any Target Company or to act on behalf of any manager, director or officer of any Target Company with respect to any Target Company;

(xvi) Each Contract which (A) contains any assignment or any covenant not to assert or enforce, any Intellectual Property; (B) pursuant to which any Intellectual Property is or was developed by, with or for any Target Company; or (C) pursuant to which any of the Target Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 4.13): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) invention assignment and confidentiality agreements with employees and contractors on standard forms made available to HCAC and without any material deviations or exceptions;

(xvii) Each Contract involving transactions with an Affiliate of any Target Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents); and

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(xviii) Each Contract that is a material settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which any Target Company will have outstanding obligations after the date hereof, and excluding any such agreements that are releases entered into with former employees or independent contractors in the ordinary course of business.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Target Companies, taken as a whole, the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

Section 4.14 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of (1): all U.S. and foreign registered or issued Intellectual Property and applications owned by a Target Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (2) all unregistered Trademarks. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Each Target Company, as applicable, owns, all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter), has valid and enforceable rights in, and has the valid and enforceable right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company and necessary for the conduct of the business of such Target Company as presently conducted and as proposed to be conducted. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid present assignments of inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable written license or other valid right to use all other Company IP, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to such Target Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted and as proposed to be conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of any Company IP License in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. No Target Company is party to any Contract that requires a Target Company to assign to any Person any or all of its rights in any Intellectual Property developed by a Target Company under such Contract.

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(c) No Legal Proceeding is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Owned Intellectual Property or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by a Target Company has any ownership interest in any Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. To the Company’s Knowledge, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Target Companies, or that would conflict with the business of any Target Company as presently conducted. Each Target Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to one or more of the Target Companies (or all such right, title, and interest vested in one or more of the Target Companies by operation of Law).

(e) Each Target Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires any Target Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(f) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used by any Target Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. No Target Company is a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which any Target Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

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(g) To the Knowledge of the Company, no Person has obtained unauthorized access to information, data (including personally identifiable information), IT Assets or Software in the possession of a Target Company or in their custody, control, or otherwise held or processed on their behalf nor has there been any loss, damage, disclosure, use, breach of security, or other compromise of the security, confidentiality or integrity of such IT Assets, Software, information, or data. To the Knowledge of the Company, no Target Company has experienced any material information security incident that has compromised the integrity or availability of the information technology, operational technology, or software applications the Target Companies own, operate, or outsource or the information and data thereon. Except as would not reasonably be expected to have a Company Material Adverse Effect, no material written or oral complaint, or notice of any claims or investigations, relating to an improper use or disclosure of, or a breach in the security of, any such information or data or relating to any information security-related incident has been received by a Target Company nor has a Target Company notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any personal data or information security-related incident.

(h) The consummation of any of the Transactions will not result in (i) any material violation of any data privacy or cybersecurity laws; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by a Target Company, or (b) any Company IP License.

Section 4.15 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) Each Target Company (i) has filed, or caused to be filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, or caused to be paid, all income and other material Taxes required to be paid by it, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file any Tax Returns or a particular type of Tax Return, or does not pay any Tax or a particular type of Tax, that such Target Company is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or, to the Knowledge of the Company, threatened against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claim, deficiency or assessment against it. No Target Company is currently contesting any Tax liability before any Governmental Authority.

(d) There are no Liens for any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) No Target Company has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is currently effective, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(f) Each Target Company has timely collected or withheld all material Taxes required to be collected or withheld by it and timely remitted such Taxes to the appropriate Governmental Authorities.

(g) No Target Company has participated in or been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

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(h) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority with respect to Taxes entered into prior to Closing.

(i) No Target Company has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (excluding any (a) such group the common parent of which is a Target Company or (b) such group related to the HCAC that a Target Company will join upon or after the Closing (items described in clauses (a) and (b) collectively, “Exempt Tax Group”)). No Target Company has any liability for the Taxes of another Person (other than another Target Company) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) (other than as related to any Exempt Tax Group), (ii) as a transferee or successor, or (iii) by Contract (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement (excluding any (1) customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, or (2) Contracts solely among any Target Companies).

(j) No Target Company has ever had a permanent establishment, office, branch, or fixed place of business in any country other than the country of its organization or formation.

(k) The Company is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes.

(l) No Target Company has requested and is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(m) No Target Company has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past two (2) years.

(n) No Target Company has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment.

Section 4.16 Real Property.

(a) The Target Companies do not own any real property.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of all premises currently leased or subleased or otherwise used or occupied (but not owned) by a Target Company for the operation of the business of a Target Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the street address thereof (if applicable) and parties to such Company Real Property Leases. The Company has provided to the HCAC a true and complete copy of each of the Company Real Property Leases. Each Company Real Property Lease is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). No Target Company is in material breach of or default under any Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material breach or default. No Target Company has exercised, nor has any Target Company received written notice of any other parties exercise of, any termination rights with respect to any Company Real Property Lease.

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Section 4.17 Personal Property. Except as set forth on Section 4.17 of the Company Disclosure Letter, the Target Companies own and have good and marketable title to, or a valid leasehold interest in or right to use, their respective material tangible and intangible assets and Personal Property, free and clear of all Liens other than: (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible and intangible assets and Personal Property of the Target Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Target Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted; and (B) have been maintained in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Target Companies, taken as a whole.

Section 4.18 Employee Matters.

(a) The Target Companies are not and have never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of any Target Company, and to the Knowledge of the Company, there are not, and in the past three (3) years, there have not been, any activities or proceedings of any labor union to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, walkout, lockout, work-stoppage, any unfair labor practice charges or complaints, or other similar labor activity or disputes with respect to any employees of the Target Companies. No Target Company has received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against any Target Company. Except as set forth on Section 4.18(a) of the Company Disclosure Letter, no current officer or other key employee of the Target Company, as of the date of this Agreement, has provided the Target Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the Target Companies are, and, for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, classification of employees, employee scheduling, family and medical leave, and employee terminations (including mass layoffs and plant closings). There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Laws or regulations, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) In the past three (3) years, the Target Companies have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local Law.

(d) In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of any Target Company, and (ii) the Target Companies have not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

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(e) Section 4.18(e)(i) of the Company Disclosure Letter lists with respect to each present employee of the Target Companies: (i) name; (ii) employer of record; (iii) title; (iv) date of hire; (v) credited service; (vi) accrued and unused paid time off; (vii) accrued deferred compensation; (viii) employment status (active or nature of leave of absence); (ix) exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended (the “FLSA”) and applicable state and local wage and hour Laws; (x) work location (city/state, country); (xi) current annual base salary or base wages, current cash bonus target, current commission rate and commissions received or accrued and any other current or planned cash compensation entitlements for the current fiscal year; and (xii) the base salary cash bonus target, cash bonus received or accrued, commission rate and commissions received or accrued for fiscal year ended December 31, 2025. The employment of all such employees is “at-will” and may be terminated by the Target Companies at any time, for any reason or no reason, in accordance with applicable Law. Section 4.18(e)(ii) of the Company Disclosure Letter lists all independent contractors of the Target Companies who currently provide or have provided services for any Target Company (other than with respect to tax, accounting and legal services, or which are exclusively related to the Transactions) during the current fiscal year or any period in the fiscal year ended December 31, 2025 and sets forth for each such independent contractor the engaging Target Company, fee schedule and the total amount of all fees paid or accrued for such services provided during such periods; and the applicable term for which services were or are anticipated to be provided. All current and former employees of the Target Companies classified as exempt and workers classified as independent contractors under applicable Law, including the FLSA and state and local wage and hour Laws, are and have been properly classified.

(f) The Target Companies have paid in full to all of their employees, former employees, independent contractors and former independent contractors, as applicable, any wages, salaries, fees, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued unused paid time off or leave, and severance or any other amounts due upon termination of their employment or engagement that are due and payable as of the Closing Date.

Section 4.19 Benefit Plans.

(a) Set forth on Section 4.19(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials in all material respects. The Target Companies are not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Target Companies are entitled to rely) or (ii) the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No event has occurred or, to the Knowledge of the Company, circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan, the Company has made available to HCAC accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the three (3) most recent nondiscrimination testing reports; (v) the most recent determination letter (or opinion letter) received from the IRS; (vi) all non-routine communications with any Governmental Authority within the last three (3) years; (vii) the three (3) most recent annual reports (Form 5500 series) (with applicable attachments); and (viii) any written reports constituting a valuation of the Company Securities for purposes of Sections 409A or 422 of the Code, whether prepared internally by the Company or by an outside third party valuation firm.

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(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iii) all contributions and premiums that are due have been made as required under ERISA or have been fully accrued in all material respects on the Company Financials in accordance with GAAP.

(e) None of the Target Companies nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Target Companies have not incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Target Companies do not and have not ever maintained, and are not and have never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.19(f) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Target Companies to any severance pay or increase in severance pay or any other compensation payable by the Target Companies, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Target Companies, (iii) directly or indirectly cause the Target Companies to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code with respect to the Target Companies. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except as set forth on Section 4.19(g) of the Company Disclosure Letter or to the extent required by Section 4980B of the Code or similar state Law, the Target Companies do not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Except as would not, or would not reasonably be expected to be, material to the Target Companies, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered and maintained in compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

(i) Each Company Benefit Plan can be terminated at any time without resulting in any Liability to the Target Companies, the HCAC, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

Section 4.20 Environmental Matters. Except as set forth in Section 4.20 of the Company Disclosure Letter:

(a) Each Target Company has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

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(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Target Company or their respective assets or properties, alleging a material violation of, or material liability under, any Environmental Law or Environmental Permit, including with respect to the revocation, modification or termination of any Environmental Permits, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that would reasonably be expected to adversely affect compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain continued compliance with Environmental Laws and Environmental Permits.

(c) No Target Company or any of its respective properties, facilities or operations, is the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any material Environmental Liabilities.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability or obligation under applicable Environmental Laws. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company, or any other property that could reasonably be expected to result in a Target Company incurring any material Environmental Liability.

(e) No Target Company has received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of a Target Company that could lead to the imposition of any material Liens or Environmental Liabilities and, to the Knowledge of the Company, no such investigations are pending or threatened in writing.

(f) To the Knowledge of the Company, no Person has Released any Hazardous Material at, on, or under any facility currently or formerly owned or operated by any Target Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Target Companies, including for Remedial Legal Proceeding costs, investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages, and attorney fees.

(g) The Company has provided to the HCAC all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Target Companies and concerning the environmental condition of any properties of the Target Company, Environmental Liabilities or compliance with Environmental Laws.

Section 4.21 Transactions with Related Persons. Except as set forth on Section 4.21 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, no Target Company is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Target Companies, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Target Companies or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing; provided that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries. Except as set forth in the Company Financials or as set forth on Section 4.21 of the Company Disclosure Letter: (x) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with any of the Target Companies (other than such Contracts that relate to any such Person’s ownership of the Company Common Stock or other equity interests of any Target Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Target Companies), and (y) the assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

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Section 4.22 Insurance.

(a) Section 4.22(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of any Target Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially similar terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse material change, notice of cancellation, termination or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.22(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $1,000,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer has denied coverage.

Section 4.23 Top Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for the three months ended March 31, 2026 and the 12 months ended December 31, 2025 to which the Company made payments or accrued obligations in excess of $500,000 (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Target Companies (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Target Companies, taken as a whole, or (ii) that any Target Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Letter, none of the Top Suppliers has, as of the date of this Agreement, notified any Target Companies in writing that it is in a material dispute with the Target Companies or their respective businesses.

Section 4.24 Certain Business Practices.

(a) No Target Company, nor any of their respective officers or directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, directly or indirectly, offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances where such Target Company or Representative thereof knew, or would have reasonably known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official or employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office for the purpose of influencing any act or decision of such official, employee, or candidate to obtain or retain business or direct business to any person (in each case in violation of any Anti-Bribery Laws). No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, directly or indirectly offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to any customer, supplier, or other Person who is or may be in a position to assist or hinder any Target Company in connection with any actual or proposed transaction for the purpose of influencing any act or decision of such customer, supplier, or other Person to obtain or retain business or direct business to any person. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has, been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. No Target Company, nor any of their respective officers and directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf has, received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws.

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(b) The operations of each Target Company are and since April 24, 2019, have been conducted at all times in material compliance with any International Trade Laws and Sanctions Laws of any jurisdiction in which any Target Company operates, and no Legal Proceeding between the Target Company and any Governmental Authority with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company nor any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which any Target Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing.

(d) The Target Companies have, since April 24, 2019, maintained in place and implemented risk-based controls and systems designed to promote compliance with economic sanctions administered and maintained by the U.S. government.

(e) No Target Company has, since April 24, 2019, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of any applicable U.S. sanctions administered by the U.S. government.

Section 4.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.26 Finders and Brokers. Except as reflected on Section 4.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Target Company would be liable in connection with the Transactions based upon arrangements made by any Target Company or any of their Affiliates.

Section 4.27 Independent Investigation. The Target Companies have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the HCAC and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the HCAC and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the HCAC and Merger Sub set forth in Agreement (including the related portions of the HCAC Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the HCAC, Merger Sub or any of their respective Representatives have made any representation or warranty as to the HCAC or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the HCAC Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

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Section 4.28 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Target Companies expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases of prospectus filed under Rule 425 of the Securities Act in connection to the Transactions contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the HCAC Shareholders; or (d) the time of the HCAC Shareholders’ Meeting. Notwithstanding the foregoing, the Target Companies make no representation, warranty or covenant with respect to any information supplied by or on behalf of the HCAC, Merger Sub or their respective Affiliates.

Section 4.29 No Additional Representations or Warranties. Except as provided in this Article IV, none of the Target Companies nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, stockholders or representatives has made, or is making, any representation or warranty whatsoever to HCAC, Merger Sub or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the HCAC, Merger Sub or their respective Affiliates or any other Person.

Article V
REPRESENTATIONS AND WARRANTIES OF THE HCAC AND MERGER SUB

Except as set forth in (i) in any HCAC SEC Reports filed or submitted on or prior to the date hereof, or (ii) in the disclosure letter delivered by the HCAC to the Company (the “HCAC Disclosure Letter”) on the date of this Agreement, the HCAC and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows.

Section 5.01 Organization and Standing.

(a) The HCAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The HCAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The HCAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The HCAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. The HCAC is not in violation of any provision of its Organizational Documents in any material respect.

(b) Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Merger Sub has heretofore made available to the Company accurate and complete copies of its Organizational Documents as currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

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Section 5.02 Authorization; Binding Agreement. Each of the HCAC and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the HCAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions (a) have been duly and validly authorized by the boards of directors (or equivalent governing body) of the HCAC and Merger Sub, and (b) other than the HCAC Shareholder Approval, no other corporate proceedings on the part of the HCAC or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which the HCAC or Merger Sub are a party shall be when delivered, duly and validly executed and delivered by the HCAC or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the HCAC or Merger Sub, as applicable, enforceable against the HCAC or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

Section 5.03 Governmental Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Consent of or with any Governmental Authority, on the part of the HCAC or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the HCAC or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the HCAC or Merger Sub of the Transactions, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a HCAC Material Adverse Effect.

Section 5.04 Non-Contravention. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of the HCAC and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the HCAC and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the HCAC and Merger Sub with any of the provisions hereof and thereof, do not and will not (a) conflict with or violate any provision of their respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.02 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the HCAC or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the HCAC or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the HCAC or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a HCAC Material Adverse Effect.

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Section 5.05 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of HCAC is 555,000,000 divided into (i) 500,000,000 HCAC Class A Ordinary Shares, 21,314,000 of which are issued and outstanding, (ii) 50,000,000 HCAC Class B Ordinary Shares, of which 7,883,293 shares are issued and outstanding, and (iii) 5,000,000 preference shares, par value $0.0001 per share, of which no shares are issued and outstanding. All outstanding HCAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, HCAC’s Organizational Documents or any Contract to which the HCAC is a party. None of the outstanding HCAC Ordinary Shares have been issued in violation of any applicable securities Laws.

(b) Subject to the terms of conditions of the Rights Agreement, (i) in connection with the Domestication, each Cayman HCAC Right shall convert automatically, on a one-for-one basis, into a Domesticated HCAC Right, and (ii) at the Effective Time, each Domesticated HCAC Right will be converted into one-tenth of one share of Domesticated HCAC Common Stock. As of the date of this Agreement, 21,314,000 Cayman HCAC Rights are issued and outstanding. All outstanding Cayman HCAC Rights are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, HCAC’s Organizational Documents or any Contract to which the HCAC is a party. None of the outstanding Cayman HCAC Rights have been issued in violation of any applicable securities Laws.

(c) Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of HCAC to repurchase, redeem or otherwise acquire any shares of HCAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.05(c) of the HCAC Disclosure Letter, there are no shareholders agreements, voting trusts or other agreements or understandings to which the HCAC is a party with respect to the voting of any shares of HCAC.

(d) All Indebtedness of HCAC as of the date of this Agreement is disclosed on Section 5.05(d) of the HCAC Disclosure Letter. No Indebtedness of the HCAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the HCAC or (iii) the ability of the HCAC to grant any Lien on its properties or assets.

(e) Since the date of formation of the HCAC, and except as contemplated by this Agreement, the HCAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the HCAC’s board of directors has not authorized any of the foregoing.

(f) HCAC directly owns all of the capital stock in Merger Sub. No other capital stock or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding securities of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any of its capital stock of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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Section 5.06 SEC Filings and HCAC Financials.

(a) The HCAC has, since the IPO, filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the HCAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “HCAC SEC Reports”) and will have filed all such forms, reports, schedules, statements and other documents (except for the Proxy Statement/Registration Statement and any other forms reports, schedules, statements and other documents filed or furnished with respect to the Transactions) required to be filed on or subsequent to the date of this Agreement through the Closing Date (the “Additional HCAC SEC Reports”). All of the HCAC SEC Reports, Additional HCAC SEC Reports, any correspondence from or to the SEC or the Nasdaq Stock Market (“Nasdaq”) (other than such correspondence in connection with the IPO of the HCAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Public Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction.

(b) The HCAC SEC Reports were, and the Additional HCAC SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The HCAC SEC Reports did not, and the Additional HCAC SEC Reports will not, at the time they were or are filed (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each director and executive officer of HCAC has filed with the SEC on a timely basis all statements required with respect to HCAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. The Public Certifications are, or will be, each true and correct as of their respective dates of filing. As used in this Section 5.06(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(c) The financial statements and notes contained or incorporated by reference in the HCAC SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional HCAC SEC Reports will fairly present, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the HCAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

(d) The HCAC has no off-balance sheet arrangements that are not disclosed in the HCAC SEC Reports. No financial statements other than those of the HCAC and Merger Sub are required by GAAP to be included in the consolidated financial statements of the HCAC.

(e) The issued and outstanding Cayman HCAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCACU.” The issued and outstanding HCAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCAC.” The issued and outstanding Cayman HCAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “HCACR.” The HCAC is a listed company in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of the HCAC, threatened in writing against the HCAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the Cayman HCAC Units, the HCAC Class A Ordinary Shares or the Cayman HCAC Public Rights or terminate the listing of the HCAC on Nasdaq. Except in connection with the Transactions, none of the HCAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the Cayman HCAC Units, the HCAC Class A Ordinary Shares or Cayman HCAC Public Rights under the Exchange Act.

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(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of the HCAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the HCAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the HCAC is made known to the HCAC’s principal executive officer and its principal financial officer by others within the entity, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the HCAC’s principal executive officer and principal financial officer to material information required to be included in the HCAC’s periodic reports required under the Exchange Act. Since the consummation of the IPO, the HCAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the HCAC’s financial reporting and the preparation of the financial statements included in the HCAC SEC Reports for external purposes in accordance with GAAP.

Section 5.07 Absence of Certain Changes. As of the date of this Agreement, the HCAC has, since the date of its formation (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) not been subject to a HCAC Material Adverse Effect. Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

Section 5.08 Undisclosed Liabilities. Except for any fees and expenses payable by HCAC as a result of or in connection with the consummation of the Transactions, there is no liability, debt or obligation of or claim or judgment against HCAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for Liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the HCAC SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the HCAC SEC Reports in the ordinary course of business of HCAC, (c) incurred in connection with the Transactions or (d) which would not be, or would not reasonably be expected to be, material to HCAC. Merger Sub has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, Liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.09 Compliance with Laws.

(a) (i) HCAC is, and since inception has been, in compliance in all material respects with all applicable Laws; (ii) HCAC is not and has not been subject to any pending or threatened in writing Action with respect to a violation of any applicable Laws; and (iii) HCAC is not and has not been subject to any material investigation by or for any Governmental Authority with respect to any violation of any applicable Laws, in each case of (i), (ii) and (iii) other than as would not be material to HCAC, its business or its operations.

(b) HCAC has not (i) received from any Governmental Authority or any Person any notice, inquiry or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing or is engaged in any Actions related to Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions Law, Ex-Im Laws or U.S. antiboycott Laws, and no such Action has been threatened in writing.

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(c) HCAC, any of its directors, officers or employees, or its agents or any other Persons acting for or on behalf of HCAC, directly or indirectly, has not at any time since inception: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as a) Anti-Corruption Laws, as may be applicable; (ii) been in violation of any Anti-Corruption Law, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting HCAC, or any agent or any other Person acting for or on behalf of HCAC, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Law.

(d) HCAC, any of its directors, officers or employees or its agents acting for or on behalf of HCAC, has not at any time since inception violated any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Law, Ex-Im Laws or U.S. antiboycott Laws or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions Law, Ex-Im Laws or U.S. antiboycott Laws. Without limiting the foregoing, HCAC, any of its directors officers, employees or its agents acting for or on behalf of HCAC, any has, since inception, (i) been a Sanctioned Person (or (ii) engaged in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction.

Section 5.10 Legal Proceedings; Orders; Permits. There is no pending or, to the Knowledge of the HCAC, threatened Legal Proceeding to which the HCAC or Merger Sub is subject which would reasonably be expected to have a HCAC Material Adverse Effect or that would have a material adverse effect on the ability of the HCAC to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no material Legal Proceeding that the HCAC or Merger Sub has pending against any other Person. Neither the HCAC, nor Merger Sub, is subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Each of the HCAC and Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a HCAC Material Adverse Effect.

Section 5.11 Taxes and Returns.

(a) Each of the HCAC and Merger Sub (i) has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, or caused to be paid, all income and other material Taxes required to be paid by it, whether or not such Taxes are shown as due and payable on any Tax Return.

(b) HCAC holds a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 20 years from the July 24, 2025, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to HCAC or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of HCAC’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividends or other distribution of income or capital by HCAC to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of HCAC.

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(c) There is no Legal Proceeding currently pending or, to the Knowledge of the HCAC, threatened against the HCAC or Merger Sub by a Governmental Authority in a jurisdiction where the HCAC or Merger Sub, as applicable, does not file any Tax Returns or a particular type of Tax Return, or does not pay any Tax or a particular type of Tax, that the HCAC or the Merger Sub, as applicable, is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(d) There is no claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending or, to the Knowledge of the HCAC, threatened against the HCAC or Merger Sub in respect of any Tax, and neither the HCAC nor Merger Sub has been notified in writing of any proposed Tax claim, deficiency or assessment against the HCAC or Merger Sub. Neither HCAC nor Merger Sub is currently contesting any Tax liability before any Governmental Authority.

(e) There are no Liens for any Taxes upon any of the HCAC’s or Merger Sub’s assets, other than Permitted Liens.

(f) Neither the HCAC nor Merger Sub has requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is currently effective, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(g) Each of the HCAC and Merger Sub has timely collected or withheld all material Taxes required to be collected or withheld by it and timely remitted such Taxes to the appropriate Governmental Authorities.

(h) Neither the HCAC nor Merger Sub has participated in or been a party to any “listed transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the HCAC nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue accrued prior to the Closing; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other agreement or arrangement with a Governmental Authority with respect to Taxes entered into prior to Closing.

(j) Neither the HCAC nor Merger Sub has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (excluding any such group the common parent of which is the HCAC). Neither the HCAC nor Merger Sub has any liability for the Taxes of another Person (other than the HCAC or Merger Sub) (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law), (ii) as a transferee or successor, or (iii) by Contract (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the HCAC nor Merger Sub is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(k) Neither the HCAC nor Merger Sub has ever had a permanent establishment, office, branch, or fixed place of business in any country other than the country of its organization or formation.

(l) Until the Domestication, the HCAC is, and has at all times since its formation been, classified as an association treated as a corporation for U.S. federal income tax purposes under Treasury Regulations Section 301.7701-3(b)(2)(i)(B), and from immediately after the Domestication until the Effective Time, the HCAC will be classified as a domestic corporation for U.S. federal income tax purposes. Merger Sub is, and has at all times since its formation been, classified as a domestic corporation for U.S. federal income tax purposes.

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(m) Neither the HCAC nor Merger Sub has requested and is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(n) Neither the HCAC nor Merger Sub has been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) within the past two (2) years.

(o) Neither the HCAC nor Merger Sub has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments or (ii) the Merger from qualifying for the Company Intended Tax Treatment.

Section 5.12 Properties. Neither the HCAC, nor Merger Sub, owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Neither the HCAC, nor Merger Sub own or lease any material real property or material Personal Property (except for the HCAC’s ownership of the Merger Sub stock).

Section 5.13 Investment Company Act. To the Knowledge of HCAC, the HCAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 5.14 Trust Account. As of the date of this Agreement, HCAC has at least $207,000,000 in the Trust Account, such monies held in cash or invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement (the “Trust Agreement”), dated as of November 20, 2025, between HCAC and Continental, as trustee (the “Trustee”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the HCAC SEC Reports to be inaccurate or that would entitle any Person (other than HCAC Shareholders who shall have properly elected to redeem their HCAC Class A Ordinary Shares pursuant to HCAC’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to the Redemption of HCAC Class A Ordinary Shares properly submitted in connection with a shareholder vote to amend the HCAC’s Organizational Documents to (A) modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its HCAC Class A Ordinary Shares if it has not consummated an initial business combination within the prescribed window or (B) with respect to any other material provisions related to shareholders’ rights or pre-initial business combination activity. The Trust Agreement has not been amended or modified and is a valid and binding obligation of HCAC and is in full force and effect and is enforceable in accordance with its terms, subject to the Enforceability Exceptions. There are no claims or proceedings pending or, to the Knowledge of HCAC, threatened with respect to the Trust Account. HCAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of HCAC to dissolve or liquidate pursuant to HCAC’s Organizational Documents shall terminate, and as of the Closing, HCAC shall have no obligation whatsoever pursuant to HCAC’s Organizational Documents to dissolve and liquidate the assets of HCAC by reason of the consummation of the Transactions. To the Knowledge of HCAC, as of the date hereof, following the Closing, no HCAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such HCAC Shareholder is exercising their option to redeem Domesticated HCAC Common Stock in connection with the Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, HCAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to HCAC on the Closing Date.

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Section 5.15 Finders and Brokers. Except as reflected on Section 5.15 of the HCAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, including any deferred underwriting commissions, for which the HCAC or Merger Sub would be liable in connection with the Transactions based upon arrangements made by the HCAC or any of their Affiliates.

Section 5.16 Certain Business Practices.

(a) To the Knowledge of the HCAC, none of the HCAC, Merger Sub or any of their Representatives acting on behalf of the HCAC or Merger Sub, has offered, given, paid, promised to give or pay, or authorized the giving or payment of anything of value to (i) an official or employee of a foreign or domestic Governmental Authority; (ii) a foreign or domestic political party or an official of a foreign or domestic political party; (iii) a candidate for foreign or domestic political office; or (iv) any Person, in any such case under circumstances the HCAC, Merger Sub or the Representative thereof knew, or reasonably would have known after due and proper inquiry, that all or a portion of such thing of value would be offered, given, paid, or promised to an official of employee of a foreign or domestic Governmental Authority, a foreign or domestic political party, an official of a foreign or domestic political party, or a candidate for foreign or domestic political office, in each case in violation of any Anti-Bribery Laws. To the Knowledge of the HCAC, none of the HCAC, Merger Sub or any Representative thereof has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. To the Knowledge of the HCAC, none of the HCAC, Merger Sub or any Representative thereof has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws. The HCAC has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(b) The operations of the HCAC and Merger Sub are and have been conducted at all times in material compliance with Sanctions Laws, International Trade Laws, and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the HCAC or Merger Sub with respect to any of the foregoing is pending or, to the Knowledge of the HCAC, threatened.

(c) None of the HCAC, Merger Sub, or any of their respective directors or officers nor, to the Knowledge of the HCAC, any other Representative acting on behalf of the HCAC or Merger Sub is or has been: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the SDN List maintained by OFAC), (ii) otherwise the subject or target of any U.S. sanctions administered by OFAC, (iii) located, organized or resident in any Sanctioned Jurisdiction, or (iv) owned, directly or indirectly, individually or in the aggregate, 50% or more or otherwise controlled by any of the foregoing.

(d) The HCAC and Merger Sub have maintained in place and implemented controls and systems designed to ensure compliance with economic sanctions administered and maintained by the U.S. government.

(e) Neither the HCAC nor Merger Sub has directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (x) of any Person currently the subject or target of U.S. sanctions administered by the U.S. government, or (y) in any other manner that would constitute a violation of, any U.S. sanctions administered by U.S. government.

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Section 5.17 Insurance. Section 5.17 of the HCAC Disclosure Letter lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the HCAC or Merger Sub or relating to the HCAC or Merger Sub or their business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the HCAC and Merger Sub are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the HCAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the HCAC or Merger Sub. Each of the HCAC and Merger Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a HCAC Material Adverse Effect.

Section 5.18 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, HCAC or Merger Sub expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases or prospectuses filed under Rule 425 of the Securities Act in connection to the Transactions shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the HCAC Shareholders; or (d) the time of the HCAC Shareholders’ Meeting. Notwithstanding the foregoing, the HCAC and Merger Sub make no representations, warranties or covenants with respect to any information supplied by or on behalf of the Target Companies or their respective Affiliates.

Section 5.19 Independent Investigation. The HCAC and Merger Sub have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The HCAC and Merger Sub acknowledge and agree that: (a) in making their decision to enter into this Agreement and to consummate the Transactions, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Letter) and in any certificate delivered to HCAC or Merger Sub pursuant hereto, and the information provided by or on behalf of the Target Companies for the Proxy Statement/Registration Statement; and (b) neither the Company, nor its Representatives have made any representation or warranty as to Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Letter) or in any certificate delivered to HCAC or Merger Sub pursuant hereto. Without limiting the foregoing, the HCAC and Merger Sub acknowledge that the HCAC and Merger Sub or their advisors, have made their own investigation of the Target Companies and, except as provided in Article IV, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Target Companies, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Target Companies as conducted after the Closing, or as contained in any materials provided by the Target Companies or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, none of the HCAC, Merger Sub, any their respective Affiliates, or any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Target Companies or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Target Companies or their Affiliates. Without limiting the foregoing, the Company acknowledges that the Target Companies or their advisors, have made their own investigation of the HCAC and Merger Sub and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the HCAC and Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the HCAC and Merger Sub as conducted after the Closing, or as contained in any materials provided by the HCAC or Merger Sub or any of their respective Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

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Article VI
COVENANTS

Section 6.01 Access and Information; Cooperation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.01 or the Closing (the “Interim Period”), subject to Section 6.16, the Company shall give, and shall cause the Target Companies and its and their respective Representatives to give, the HCAC and its Representatives, once per month, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all officers, managers, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies, and, upon request of the HCAC or its Representatives, a monthly report regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects, and cause each of the Target Companies’ Representatives to reasonably cooperate with the HCAC and its Representatives in their investigation; provided, however, that the HCAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. Notwithstanding the foregoing, the Company shall not be required to provide, or cause to be provided, to HCAC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (C), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the Company, on the one hand, and HCAC or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto. The Company shall not be obligated under this Section 6.01(a) to permit the HCAC or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the properties of any of the Target Companies.

(b) During the Interim Period, subject to Section 6.16, the HCAC shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all officers, directors, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the HCAC or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the HCAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the HCAC’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the HCAC or any of its Subsidiaries. Notwithstanding the foregoing, the HCAC shall not be required to provide, or cause to be provided, to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the HCAC is subject, (B) violate any legally-binding obligation of the HCAC with respect to confidentiality, non-disclosure or privacy or (C) jeopardize protections afforded to the HCAC under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (B), the HCAC shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such Contract, obligation or Law and (y) provide such information in a manner without violating such Contract, obligation or Law), or (ii) if the HCAC, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

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(c) During the Interim Period, each of the Company and the HCAC shall, and shall cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the transactions contemplated by this Agreement (including, in connection with the PIPE Investment), including, (i) by providing such information and assistance as the other Party may reasonably request, (ii) granting such access to the other Party and its Representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other Representatives of the Company at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, the HCAC, or their respective Representatives.

Section 6.02 Conduct of Business of the Company.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.02(b) of the Company Disclosure Letter or as consented to in writing by the HCAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries to, (i) conduct its and their respective businesses, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to the Target Companies and their respective businesses and assets, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective businesses.

(b) Without limiting the generality of Section 6.02(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Section 6.02(b) of the Company Disclosure Letter, during the Interim Period, without the prior written consent of the HCAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its stock or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in compliance with existing Company Benefits Plans or any Contract (including any warrant, option, or profits interest award) outstanding as of the date hereof which has been disclosed in writing to the HCAC;

(iii) split, combine, recapitalize or reclassify any of its stock or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except as may be required pursuant to the Organizational Documents of any Target Company in connection with the Transactions;

(iv) allow the aggregate Indebtedness of the Target Companies to exceed $500,000, plus the aggregate amount of Indebtedness of the Target Companies as reflected on the most recent Audited Financial Statements, in each case excluding amounts that may be owed pursuant to those items set forth on Section 6.02(b) of the Company Disclosure Letter;

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(v) except as otherwise required by Company Benefit Plans or award agreements thereunder, (A) grant any severance, retention, change in control or termination or similar pay, (B) grant any new awards under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, except in each case for Company Common Stock and Company Options, (C) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except for such increases to any such individuals who are not directors or officers of the Target Companies made in the ordinary course of business consistent with past practice, (D) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, other than Company Stock and Company Options, (E) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base cash compensation in excess of $200,000, other than in the ordinary course of business consistent with past practice, (F) terminate the employment or engagement, other than for cause, death or disability, of any employee or individual independent contractor with an annual base cash compensation in excess of $200,000 or (G) enter into any written waiver of any restrictive covenants applying to any current or former employee or individual independent contractor;

(vi) enter into or extend any collective bargaining agreement or similar labor agreement, or recognize or certify any labor union, labor organization, or group of employees of any Target Company as the bargaining representative for any employees of any Target Company;

(vii) (A) make, change or rescind any material election with respect to Taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding with respect to material amounts of Taxes, (C) file any material amended income Tax or other material Tax Return, (D) change (or request to change) any material method of accounting for Tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income Taxes or other material Taxes (except, for the avoidance of doubt, for automatic extensions of time to file Tax Returns), (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to any material amounts of Taxes, (G) enter into any Tax indemnity, Tax sharing, or Tax allocation agreement or similar agreement or arrangement (excluding any (1) customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes, or (2) Contracts solely among any Target Companies) or (H) fail to pay any material Taxes when due and payable (taking into account extensions of time to pay);

(viii) knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment;

(ix) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), transfer or otherwise dispose of, any right, title or interest of any Target Company in or to any Owned Intellectual Property material to any of the businesses of the Target Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or disposing of Owned Intellectual Property registrations or applications that the Target Companies, in the exercise of their good faith business judgment, has determined to dispose of), or otherwise materially amend or modify any material Company Registered IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose, divulge, furnish to or make accessible to any Person who has not entered into a confidentiality agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property, or include, incorporate or embed in, link to, combine, make available or distribute with, or use in the development, operation, delivery or provision of any Company Software any Open Source Software in a manner that would subject such Company Software to Copyleft Terms;

(x) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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(xi) terminate or assign any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice (or as a result of the expiration of a Company Material Contract in accordance with its terms or novations of Government Contracts);

(xii) enter into any new line of business or establish any Subsidiary in connection therewith;

(xiii) terminate without replacement or amend in a manner materially detrimental to the Target Companies, taken as a whole, any material insurance policy insuring the Target Companies;

(xiv) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or changes that are made in accordance with PCAOB standards;

(xv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the applicable Ancillary Documents or the transactions contemplated hereby and thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $500,000 (individually or in the aggregate);

(xvi) effect any mass layoff or plant closing at any of its facilities that triggers the notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, except as would not be material to the Target Companies or any terminations for cause;

(xvii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, in each case, outside the ordinary course of business consistent with past practice, except pursuant to any Contract in existence as of the date hereof which has been disclosed in writing to the HCAC;

(xviii) make capital expenditures outside of the ordinary course of business consistent with past practice in excess of $250,000 (individually for any project) or $1,000,000 in the aggregate in each case excluding the incurrence of any ordinary course administrative costs and expenses and other expenses incurred in connection with the consummation of Transactions (including legal or accounting);

(xix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xxi) enter into any written agreement, understanding or arrangement with respect to the voting of equity securities of the Company, other than the Stockholder Support Agreements;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority that must be obtained to consummate the Transactions;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the ordinary course of business consistent with past practice or pursuant to any existing Contract (provided such Contract is not amended after the date of this Agreement) or the Target Companies’ Organizational Documents);

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(xxiv) (A) limit the right of any Target Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the business of the Target Companies; or

(xxv) authorize or agree to do any of the foregoing actions.

Section 6.03 Conduct of Business of the HCAC.

(a) During the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law, as set forth on Section 6.03(b) of the HCAC Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), the HCAC shall, and shall cause Merger Sub to, (i) conduct its business, in all material respects, in the ordinary course of business, (ii) comply in all material respects with all Laws applicable to it and its businesses, assets and employees, and (iii) take commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations. Notwithstanding anything to the contrary in this Section 6.03, nothing in this Agreement shall prohibit or restrict the HCAC from extending, in accordance with the HCAC’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”) by way of an amendment to the HCAC’s Organizational Documents, or making any payments to the Trust Account in connection therewith, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.03(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication or pursuant to Section 6.26 but excluding the PIPE Investment), as required by applicable Law or as set forth on Section 6.03(b) of the HCAC Disclosure Letter, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the HCAC shall not, and shall cause Merger Sub not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including (i) any securities convertible into or exchangeable for any of its equity securities or other security interests of any class (ii) any other equity-based awards, and (iii) in connection with the PIPE Investment, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.03(b)(iv) shall not prevent the HCAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Transactions (up to aggregate additional Indebtedness during the Interim Period of $1,000,000));

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(v) (A) make, change or rescind any material election with respect to Taxes, (B) voluntarily commence, settle or compromise any claim, suit, litigation, proceeding, arbitration, investigation, audit, controversy or other Legal Proceeding with respect to material amounts of Taxes, (C) file any material amended income Tax or other material Tax Return, (D) change (or request to change) any material method of accounting for Tax purposes, (E) waive or extend any statute of limitations period for the assessment or collection of any income Taxes or other material Taxes (except, for the avoidance of doubt, for automatic extensions of time to file Tax Returns), (F) enter into any “closing agreement” as described in Section 7121 of the Code or any other similar agreement or arrangement with any Governmental Authority with respect to any material amounts of Taxes, (G) enter into any Tax indemnity, Tax sharing, or Tax allocation agreement or similar agreement or arrangement (excluding any customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) or (H) failed to pay any material Taxes when due and payable (taking into account extensions of time to pay);

(vi) knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments or (ii) the Merger from qualifying for the Company Intended Tax Treatment;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to the HCAC;

(viii) terminate, waive or assign any material right under any material Contract of HCAC;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or PCAOB standards;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the applicable Ancillary Documents or the transactions contemplated hereby and thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the HCAC or Merger Sub) not in excess of $500,000 (individually or in the aggregate);

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions);

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(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Transactions);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.03 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its tangible properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority that must be obtained in connection with this Agreement or to consummate the Transactions;

(xx) grant or establish any form of compensation or benefits to any current or former employee, officer, director, individual independent contractor or other individual service provider of HCAC; or

(xxi) authorize or agree to do any of the foregoing actions.

Section 6.04 Annual and Interim Financial Statements.

(a) The Company shall use its reasonable best efforts to provide a written status update on the progress of Audited Financial Statements to the HCAC no later than June 30, 2026 and to deliver to the HCAC, no later than July 31, 2026, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the years ended December 31, 2024 and December 31, 2025, together with the auditor’s reports thereon (collectively, the “Audited Financial Statements”); provided, that upon delivery of such Audited Financial Statements, such financial statements shall be deemed “Company Financials” for the purposes of this Agreement and the representation and warranties set forth in Section 4.06(a) shall be deemed to apply to such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement; it being understood that the Audited Financial Statements shall be the only Company Financials to which clause (ii) of Section 4.06(a) shall apply.

(b) The Company shall use its reasonable best efforts to deliver to the HCAC, no later than September 30, 2026, unaudited reviewed consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Target Companies as of and for the six-month period ending June 30, 2026 (the “Updated Financial Statements”) and as soon as reasonably practicable after such time, the Company shall deliver to the HCAC any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement; provided, that upon delivery of such Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies, the representation and warranties set forth in Section 4.06(a) regarding “Company Financials” shall be deemed to apply to the Updated Financial Statements and any other audited or unaudited financial statements of the Target Companies, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.05 HCAC Public Filings. During the Interim Period, the HCAC will keep current all of its public filings with the SEC (after giving effect to all applicable extension periods) and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the HCAC Class A Ordinary Shares and the Cayman HCAC Public Rights on Nasdaq; provided, that the Parties acknowledge and agree that (a) if HCAC fails to timely file any public filing with the SEC, such failure shall not be a breach of this Section 6.05 provided such public filing is made before the effectiveness of the Registration Statement or the earlier termination of this Agreement pursuant to Section 8.01(e) (even though such filing is late) and such late filing does not have a material adverse impact on the consummation of the Transactions and (b) from and after the Closing, the Parties intend to list on Nasdaq the Domesticated HCAC Common Stock.

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Section 6.06 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal (whether written or oral), from any Person or group at any time relating to an Alternative Transaction (other than the HCAC and the Sponsor or their respective Representatives), and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Subsidiaries, a transaction or a series of transactions (other than the Transactions) concerning the sale (whether directly or indirectly) of (x) all or any part of the business or assets of the Target Companies, (y) any of the stock or other equity interests or profits of any of the Target Companies, in any case, whether such transaction takes the form of a sale of stock or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise or (z) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of any of the Target Companies and (B) with respect to the HCAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving HCAC or any of its Affiliates.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the HCAC, directly or indirectly, (i) solicit, assist, initiate, engage or facilitate the making, submission or announcement of, or encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party, (vii) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Alternative Transaction or (viii) agree or otherwise commit to enter into or engage in any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within two (2) Business Days) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

Section 6.07 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the HCAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not, it shall cause its Subsidiaries not to, and it shall instruct its other Affiliates and Representatives not to, purchase or sell any securities of the HCAC (unless otherwise explicitly contemplated in this Agreement), communicate such information to any third party (other than (x) to Persons for the purpose of seeking consents related to the Transactions or (y) Persons subject to confidentiality restrictions in favor of the Company), take any other action with respect to the HCAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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Section 6.08 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging: (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the Transactions; or (c) becomes aware of the commencement or threat, in writing, of any Legal Proceeding against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates, in each case, with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached, and the failure to give timely notice pursuant to the immediately preceding sentence shall not, in and of itself, be deemed a breach of this Section 6.08 for purposes of determining whether the conditions to Closing set forth in Section 7.02(b) and Section 7.03(b) shall have been satisfied. In the event that any litigation related to this Agreement, any Ancillary Documents or the Transactions is brought, or, to the Knowledge of the Parties, respectively, threatened, against such Party, or the board of directors (or similar governing body) of such Party or its Subsidiaries, respectively, by a third party prior to the Closing, such Party shall promptly notify the other Party of any such litigation and keep the other Party reasonably informed with respect to the status thereof. Each Party shall provide the other Party the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.09 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b) In furtherance and not in limitation of Section 6.09(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (except that any fees or other amounts charged by any Governmental Authorities relating to such filings or applications will be split equally between the HCAC, on the one hand, and the Company, on the other hand), with respect to the Transactions as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities any requests for approval, to the extent required, of the Transactions and shall use their reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Legal Proceedings so as to timely permit consummation of the Transactions, including in order to resolve such objections or Legal Proceedings which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Legal Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

Section 6.10 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice HCAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, HCAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to the HCAC Shareholders pursuant to the Redemption, and (2) pay all remaining amounts then available in the Trust Account as directed by the HCAC for immediate use, in accordance with this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.11 Tax Matters.

(a) The Parties hereby agree and acknowledge that, for U.S. federal, and applicable state and local, income tax purposes, (i) it is intended that the Domestication and the Sponsor Share Conversion qualify for the HCAC Intended Tax Treatments and the Merger qualifies for the Company Intended Tax Treatment, and (ii) this Agreement constitutes, and hereby is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. No Target Company shall knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Company Intended Tax Treatment. Neither the HCAC nor Merger Sub shall knowingly take any action (or cause or permit any action to be taken), or knowingly fail to take any action, where such action or failure to act would reasonably be expected to prevent (i) the Domestication and the Sponsor Share Conversion from qualifying for the HCAC Intended Tax Treatments or (ii) the Merger from qualifying for the Company Intended Tax Treatment. The Parties hereby agree to file all Tax Returns on a basis consistent with the Intended Tax Treatments unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or a change in applicable Law. Each Party agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority.

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(b) Notwithstanding anything to the contrary herein, if the SEC requires that a Tax opinion be prepared and submitted in connection with the Proxy Statement/Registration Statement and any other filings to be made with the SEC in connection with the Transactions, whether as an exhibit to the Proxy Statement/Registration Statement or otherwise, and if such a Tax opinion is being provided by a Tax counsel, the Parties hereto shall, and shall cause their Affiliates to, (i) reasonably cooperate in order to facilitate the issuance of any such Tax opinion and (ii) deliver to such counsel, to the extent requested by such counsel, a duly executed certificate reasonably satisfactory to such Party and such counsel dated as of the date requested by such counsel, containing such customary representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that, notwithstanding anything herein to the contrary, nothing in this Agreement shall require (x) any counsel to the Company or its advisors to provide an opinion with respect to any Tax matters relating to or affecting HCAC or the HCAC Shareholders, including that the Domestication and the Sponsor Share Conversion qualify for the HCAC Intended Tax Treatments and (y) any counsel to HCAC or its advisors to provide an opinion with respect to any Tax matters relating to or affecting the Company or the holders or beneficial owners of Company Securities, including that the Merger qualifies for the Company Intended Tax Treatment; provided, further, that neither this provision nor any other provision in this Agreement shall require the provision of a Tax opinion by any Party’s counsel or advisors to be an express condition precedent to the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, recording, value added and other similar Taxes and fees (including any penalties and interest, but excluding, for the avoidance of doubt, any income, employment, payroll or similar Taxes) that become payable by any Party in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) shall be borne and paid by the relevant Target Companies. The Target Companies shall, at their own expense, timely file all necessary Tax Returns or other documentation with respect to such Transfer Taxes and, if required by applicable Law, the other Parties shall join in the execution of any such Tax Returns or other documentation.

(d) Each of the Parties shall (and shall cause their respective Affiliates to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by another Party, in connection with filing of the relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include, in each case, solely to the extent commercially reasonable, the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the pre-Closing HCAC Shareholders, solely upon the written request by any such HCAC Shareholder, information reasonably necessary to compute any income of any such HCAC Shareholder (or its direct or indirect owners) arising (i) if applicable, as a result of HCAC’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(e) The Company shall provide to the HCAC a certificate signed by an officer of the Company, in substantially the form attached hereto as Exhibit G and dated as of the Closing Date, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code and otherwise satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) and 1.897-2(h); provided, that the Company shall promptly notify HCAC, and in all cases no later than 7 Business Days prior to the Closing, if it determines that it will not be able to deliver such certificate as contemplated herein, and following such notice, the HCAC and the Company shall reasonably cooperate to establish any other available exemption from withholding under Section 1445 of the Code.

Section 6.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to otherwise effect, consummate, confirm or evidence the Transactions and carry out the purposes of this Agreement.

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Section 6.13 The Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement and receipt by the HCAC of the Audited Financial Statements, the Updated Financial Statements, and any other audited or unaudited financial statements of the Target Companies that are required by applicable Law to be included in the Proxy Statement/Registration Statement, (x) the HCAC and the Company shall jointly prepare and the HCAC shall file with the SEC, mutually acceptable materials (such agreement not to be unreasonably withheld, conditioned or delayed by the HCAC or the Company) that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the HCAC Shareholders relating to the HCAC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) the HCAC shall prepare (with the Target Companies’ and their respective Representatives reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) (x) the Domesticated HCAC Units to be issued in exchange for the Cayman HCAC Units, (y) the Domesticated HCAC Rights to be issued in exchange for the Cayman HCAC Rights and (z) the shares of Domesticated HCAC Common Stock to be issued in exchange for (I) the issued and outstanding HCAC Class A Ordinary Shares in the Domestication and (II) the Domesticated HCAC Rights at the Effective Time, and (B) the shares of Domesticated HCAC Common Stock that constitute the Aggregate Merger Consideration (collectively, the “Registration Statement Securities”). The filing fees payable to the SEC in connection with the Proxy Statement/Registration Statement will be paid by the HCAC as a HCAC Transaction Cost. Each of the HCAC and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. The HCAC also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Target Companies and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the HCAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of the HCAC or the Target Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Offer Documents”).

(ii) To the extent not prohibited by Law, the HCAC will advise the Company, reasonably promptly after the HCAC receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Domesticated HCAC Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the HCAC shall incorporate any comments made by the Company and its counsel. To the extent not prohibited by Law, the HCAC shall provide the Company and their counsel with (i) any comments or other communications, whether written or oral, that the HCAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the HCAC to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii) Each of the HCAC and the Company shall use reasonable best efforts to ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the HCAC Shareholders and at the time of the HCAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Closing any information relating to the Company, the HCAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or the HCAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the HCAC Shareholders.

(b) HCAC Shareholder Approval. The HCAC shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to HCAC Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold an extraordinary general meeting of HCAC Shareholders (the “HCAC Shareholders’ Meeting”) in accordance with the HCAC’s Organizational Documents and applicable Law, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of HCAC Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its public shareholders with the opportunity to elect to effect a Redemption. The HCAC shall, through its board of directors, recommend to the HCAC Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (B) approval of the Domestication, (C) adoption of the HCAC Charter upon Domestication and the HCAC Bylaws upon Domestication, including any separate or unbundled advisory proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated HCAC Common Stock as required by Nasdaq Listing Rule 5635, (E) approval of the Equity Incentive Plan, (F) appointment of the director nominees in accordance with Section 6.18 of this Agreement, (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by the HCAC and the Company to be necessary or appropriate in connection with the Transactions, and (I) adjournment of the HCAC Shareholders’ Meeting to a later date or dates, if necessary or convenient, (x) to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the foregoing, (y) if the HCAC determines that one or more of the conditions to Closing is not or will not be satisfied or waived or (z) to facilitate the Domestication, the Merger or any other Transaction (such proposals in (A) through (H), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The board of directors of HCAC shall not, except as required by applicable Law, withdraw, amend, qualify or modify its recommendation to the HCAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the HCAC Shareholders described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) the HCAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the HCAC Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) the HCAC agrees to establish a record date for, duly call, give notice of, convene and hold the HCAC Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) the HCAC agrees that if the HCAC Shareholder Approval shall not have been obtained at any such HCAC Shareholders’ Meeting, then the HCAC shall promptly continue to take all such necessary actions, including the actions required by this Section 6.13(b), and hold additional HCAC Shareholders’ Meetings in order to obtain the HCAC Shareholder Approval provided, that, without the consent of the Company, the HCAC Shareholders’ Meeting may not be adjourned to a date that is more than fifteen (15) days after the date for which the HCAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law).

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(c) Company Shareholder Approval. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to solicit and obtain the Company Shareholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the requisite Company stockholders pursuant to the terms of the Stockholder Support Agreement promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company’s stockholders. The Company shall provide the HCAC with copies of the Written Consent promptly after the Company Shareholder Approval shall have been obtained.

Section 6.14 Employee Matters.

(a) The HCAC and the Company shall use their commercially reasonable efforts to agree to a form of equity incentive plan that provides for grants of equity-based incentive of awards to eligible service providers of the Company and the Company’s Subsidiaries following the Closing (the “Equity Incentive Plan”), such agreement by either Party not to be unreasonably withheld, conditioned or delayed. If such Equity Incentive Plan is in agreed form prior to the effective date of the Registration Statement, the HCAC shall, prior to the Closing Date, adopt such Equity Incentive Plan and submit it for approval of the HCAC Shareholders at the HCAC Shareholders’ Meeting. The Equity Incentive Plan shall have an initial share reserve which shall be mutually agreed between the HCAC and the Company based upon benchmarking against peer public companies and in consultation with an independent outside compensation advisor, such consent not to be unreasonably withheld, conditioned or delayed. As soon as practicable following the date that is sixty (60) days after the Closing Date and subject to applicable securities Laws, HCAC shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Domesticated HCAC Common Stock issuable under the Equity Incentive Plan (solely to the extent any awards available for issuance or outstanding under the Equity Incentive Plan are eligible for registration on a Form S-8 or other applicable form), and HCAC shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding. The HCAC and the Company shall determine the initial award grants that shall be granted to eligible service providers identified by the Company and agreed to by the HCAC as soon as reasonably practicable following the Effective Time and in a form of award agreement, in each case, as mutually agreed between the HCAC and the Company based upon benchmarking against peer public companies (taking into account employee hiring needs and the development stage nature of the Company) and in consultation with an independent outside compensation advisor, such agreement by either Party not to be unreasonably withheld, conditioned or delayed (the “Initial Grants”). The Parties acknowledge and agree that the HCAC’s rights under this Section 6.14(a) with respect to the Initial Grants shall not apply to any awards that are granted under the Equity Incentive Plan after the Effective Time, other than the Initial Grants, and that any other awards that are granted under the Equity Incentive Plan after the Effective Time shall be determined and approved by the Post-Closing HCAC Board or the compensation committee of the Post-Closing HCAC Board if designated for such purpose by the Post-Closing HCAC Board.

(b) Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.14 are included for the sole benefit of HCAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of HCAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

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Section 6.15 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the HCAC and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the HCAC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the HCAC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the HCAC shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

Section 6.16 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and its and their respective Representatives to, except to the extent otherwise consented to by HCAC: (i) treat and hold in strict confidence any HCAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the HCAC), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the HCAC Confidential Information without the HCAC’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or its or their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any HCAC Confidential Information, (A) provide the HCAC, to the extent legally permitted, with prompt written notice of such requirement so that the HCAC or an Affiliate thereof may seek, at the HCAC’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or the HCAC waives compliance with this Section 6.16(a) furnish only that portion of such HCAC Confidential Information; provided, that with respect to HCAC Confidential Information constituting trade secrets under applicable Law and has been identified as such to the Company in writing prior to or promptly after its disclosure to the Company or its Representatives, such covenants shall apply for as long as such HCAC Confidential Information constitutes a trade secret under applicable Law and continues to constitute HCAC Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the HCAC or destroy (at the HCAC’s election) any and all copies (in whatever form or medium) of HCAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, its Affiliates and its and their respective Representatives shall be entitled to keep any records required by (i) applicable Law or (ii) legal, fiduciary or professional obligation, (iii) in accordance with written document retention policies and procedures and/or (iv) contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any HCAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The HCAC and Merger Sub hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Affiliates and their Representatives to, except to the extent otherwise consented to by the Company: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the HCAC, Merger Sub or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally obligated to disclose any Company Confidential Information, (A) provide the Company, to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole cost and expense, a protective Order or other remedy or waive compliance with this Section 6.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information; provided, that with respect to Company Confidential Information constituting trade secrets under applicable Law and that has been identified as such to the HCAC in writing prior to or promptly after its disclosure to the HCAC or its Representatives, such covenants shall apply for as long as such Company Confidential Information constitutes a trade secret under applicable Law and continues to constitute Company Confidential Information under this Agreement. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the HCAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the HCAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the HCAC, Merger Sub and their respective Affiliates and Representatives shall be entitled to keep any records required by applicable Law or legal, fiduciary or professional obligation, in accordance with written document retention policies and procedures and/or contained in any electronic file created pursuant to bona fide backup storage or archival processes in the ordinary course of business; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, after providing prompt written notice to the Company, the HCAC, Merger Sub and their respective Representatives shall be permitted to disclose (i) any and all Company Confidential Information to the extent required by the Federal Securities Laws and (ii) the Company Confidential Information (or provision of access thereto) to regulatory authorities or self-regulatory organizations having authority over the HCAC, Merger Sub or their respective Representatives in connection with routine regulatory examinations or pursuant to statutory requirements that are not targeted at the Target Companies, the Transactions or the Company Confidential Information.

Section 6.17 Documents and Information. After the Closing Date, the HCAC and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the HCAC during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the HCAC or its Subsidiaries (including any Target Company) without first advising a representative of the Sponsor (or its successors or assigns) in writing and giving such representative a reasonable opportunity to obtain possession thereof.

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Section 6.18 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary or appropriate action, so that effective as of the Closing, the HCAC’s board of directors (the “Post-Closing HCAC Board”) will initially consist of the Persons listed on Section 6.18(a) of the Company Disclosure Letter and Section 6.18(a) of the HCAC Disclosure Letter (appointed in accordance with and such that, as of the Closing, the Post-Closing HCAC Board shall comply with Nasdaq rules). To the extent any director named on Section 6.18(a) of the Company Disclosure Letter or Section 6.18(a) of the HCAC Disclosure Letter, as applicable, declines to serve, is unable to serve, or is anticipated to fail to meet the applicable independence and other requirements of Nasdaq and SEC rules (as mutually determined by the Company and the HCAC with the advice of counsel), the Company or the HCAC, as applicable, shall identify a replacement Person to serve as a director on the Post-Closing HCAC Board. The HCAC shall use its reasonable best efforts to obtain resignations effective immediately after Closing from the directors of the HCAC that are not to remain directors on the Post-Closing HCAC Board. At or prior to the Closing, the Company, if requested, and the HCAC shall provide each initial director with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, the Company and the HCAC.

(b) The Parties shall take all action necessary, including the HCAC causing the executive officers of HCAC to resign, so that the individuals serving as the executive officers of the HCAC immediately after the Closing will be individuals the Company desires to appoint to such roles.

Section 6.19 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that for a period of six (6) years from the Closing Date, the Parties shall, and shall cause the HCAC, Merger Sub and the Target Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of the HCAC, Merger Sub and the Target Companies, as the case may be, or who, at the request of the Parties, as the case may be, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”)), of the HCAC’s, Merger Sub’s and the Target Companies’ respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the HCAC, Merger Sub or any of the Target Companies, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and the Parties shall, and shall cause the HCAC, Merger Sub and the Target Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, the HCAC shall cause the Target Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.19 without limit as to time.

(b) For a period of six (6) years from the Closing Date, the HCAC shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to HCAC or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall HCAC be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2025.

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(c) At or prior to the Closing, the HCAC shall purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of the HCAC or a Target Company currently covered by a directors’ and officers’ liability insurance policy of the HCAC or one or more Target Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date of this Agreement for the six (6) year period following the Closing; provided that in no event shall the HCAC be required to expend on the premium thereof in excess of 300% of the aggregate annual premiums currently payable by the HCAC or the Target Companies, respectively, with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail shall contain the maximum coverage available at the Premium Cap. The HCAC shall maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Target Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.19(b). No claims made under or in respect of the D&O Tail related to any fiduciary or employee of any Target Company shall be settled without the prior written consent of the HCAC, such consent not to be unreasonably withheld, delayed or conditioned.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the HCAC or any Target Company, any other indemnification arrangement, any Law or otherwise. The obligations of the HCAC and the Target Companies under this Section 6.19(d) shall not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.19 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.19.

(e) If the HCAC or, after the Closing, any Target Company, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the HCAC or such Target Company, as applicable, assume the obligations set forth in this Section 6.19.

Section 6.20 PIPE Investment. The HCAC shall use its reasonable best efforts to satisfy the conditions of the closing obligations contained in the subscription agreements relating to the PIPE Investment and consummate the transactions contemplated thereby.

Section 6.21 Redemption. In connection with the HCAC Shareholders’ Meeting, the HCAC agrees that it shall provide the holders of shares of HCAC Class A Ordinary Shares the opportunity to elect redemption of such shares of HCAC Class A Ordinary Shares, as required by the HCAC’s Organizational Documents. Subject to receipt of the HCAC Shareholder Approval, and at least one (1) day prior to the Domestication, the HCAC shall carry out the Redemption and use the proceeds held in the Trust Account to redeem the HCAC Class A Ordinary Shares of holders who properly exercise their right to redemption in accordance with the HCAC’s Organizational Documents.

Section 6.22 Domestication. Subject to receipt of the HCAC Shareholder Approval, at least one (1) day prior to the Closing Date, the HCAC shall, in accordance with applicable Law, any applicable rules and regulations of the SEC, the Nasdaq and the HCAC’s Organizational Documents, as applicable, cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the HCAC and the Company, together with the HCAC Charter upon Domestication, in each case, in accordance with the provisions thereof and applicable Law, and (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication.

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Section 6.23 Adoption of Proxy Statement/Registration Statement. Within one (1) Business Day of the Closing Date, the post-Domestication HCAC, as the successor to the pre-Domestication HCAC, shall file a post-effective amendment to the Proxy Statement/Registration Statement pursuant to Rule 414(d) of the Securities Act.

Section 6.24 A&R Bylaws. Prior to Closing, the Company shall adopt the Amended & Restated Bylaws of the Company, in a form to be mutually agreed by the HCAC and the Company, such agreement by either Party not to be unreasonably withheld, conditioned or delayed.

Section 6.25 Name Change. Prior to or concurrent with the Domestication, the Company shall file a certificate of amendment to the certificate of incorporation of the Company with the Secretary of State of Delaware changing the Company’s corporate name to a name mutually agreed on by the HCAC and the Company prior to the Domestication.

Section 6.26 Advisor Shares. Notwithstanding anything to the contrary in Section 6.03, before the Closing: (a) the HCAC shall have the right, but not the obligation, to issue or obligate itself to issue up to 6,125,000 HCAC Class A Ordinary Shares or, after the Domestication, shares of Domesticated HCAC Common Stock, to such recipients and in such amounts as the HCAC determines in its sole discretion, subject to all applicable Laws (“Additional HCAC Shares”); and (b) HCAC shall reserve for issuance up to 2,625,000 HCAC Class A Ordinary Shares or, after the Domestication, shares Domesticated HCAC Common Stock, that the HCAC shall issue during the time period commencing on the Closing Date and ending on the date that is thirty (30) days after the expiration of the Lock-Up Period, to such recipients and in such amounts as the Post-Closing HCAC Board determines in its sole discretion, subject to all applicable Laws (“Additional Company Shares”; and together with the Additional HCAC Shares, the “Additional Shares”; and the recipients of the Additional Shares, the “Additional Share Recipients”). Unless mutually agreed in writing by the HCAC and the Company, the agreements providing for the sale, issuance or grant of the Additional Shares, or the obligation of the HCAC to sell, issue or grant the Additional Shares (the “Additional Share Agreements”), shall: (i) impose restrictions on the direct or indirect, sale, exchange, transfer (by gift or otherwise), assignment, distribution, pledge, creation of a security interest, lien or trust with respect to, or other disposal of or encumbrance of the Additional Shares that are no less restrictive than the Lock-Up Terms (it being understood that the time period for the applicability of such restrictions to the Additional Company Shares shall be measured from the Closing and not from any later date on which Additional Company Shares are issued); (ii) specify any portion of the Deferred Shares to which the applicable Additional Share Recipient is entitled, if any; and (iii) may impose such other conditions, restrictions or limitations, including vesting, as the HCAC determines in connection with the Additional HCAC Shares or the Company directs in writing in connection with the Additional Company Shares. It is agreed and understood that (A) in no event shall HCAC issue or obligate itself to issue, in aggregate more than 8,750,000 Additional Shares pursuant to this Section 6.26, and (B) any portion of the Additional Company Shares that are not issued before the expiration of the time period specified in clause (b) of the first sentence of this Section 6.26 shall be added to the shares reserved for issuance pursuant to the Equity Plan.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and the HCAC of the following conditions:

(a) Required HCAC Shareholder Approval. The HCAC Shareholder Approval shall have been obtained.

(b) Required Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

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(c) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(d) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act by the SEC and shall remain effective as of the Closing, and no stop order or similar order suspending the effectiveness of the Registration Statement shall have been issued and be in effect with respect to the Registration Statement and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) Nasdaq Listing. The shares of Domesticated HCAC Common Stock to be issued in connection with the Transactions shall be conditionally approved for listing upon the Closing on Nasdaq subject to any requirement to have a sufficient number of round lot holders of the Domesticated HCAC Common Stock.

Section 7.02 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.01, the obligations of the Company to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the HCAC and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the HCAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or HCAC Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a HCAC Material Adverse Effect.

(b) Agreements and Covenants. The HCAC and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No HCAC Material Adverse Effect. No HCAC Material Adverse Effect shall have occurred since the date of this Agreement that is continuing.

(d) Domestication. The Domestication shall have been completed as provided in Section 6.22 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company.

(e) Trust Account. HCAC shall have made appropriate arrangements to have the net proceeds remaining in the Trust Account (after giving effect to all Redemptions) available to HCAC at the Closing.

(f) Minimum Cash. The Closing Aggregate Cash Amount shall be equal to or greater than $40,000,000.

(g) Closing Deliveries.

(i) Officer Certificate. The HCAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the HCAC in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

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(ii) Secretary Certificate. The HCAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the HCAC’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication) and (B) the resolutions of the HCAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions.

(iii) Ancillary Documents. The HCAC shall have delivered to the Company:

(A) A copy of the Registration Rights Agreement, duly executed by the HCAC and the Sponsor;

(B) A copy of the Sponsor Lock-up Agreement, duly executed by the HCAC and the Sponsor; and

(C) A certificate from its Chief Executive Officer certifying as to the satisfaction of the condition specified in Section 7.02(f) and to HCAC’s calculation of the actual Closing Aggregate Cash Amount, and attaching such other reasonable supporting evidence requested by Company.

Section 7.03 Conditions to Obligations of the HCAC and Merger Sub. In addition to the conditions specified in Section 7.01, the obligations of the HCAC and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where available) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of the agreements and covenants (except for the requirement to provide the Audited Financial Statements and the Updated Financial Statements by the deadlines specified in Section 6.04) under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement that is continuing.

(d) Liens and Encumbrances. The Company shall have no outstanding Liens which would materially impair the ability of the Company or HCAC to consummate the Transactions.

(e) Closing Deliveries.

(i) Officer Certificate. The HCAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.03(a), Section 7.03(b), Section 7.03(c) and Section 7.03(d).

(ii) Secretary Certificate. The Company shall have delivered to the HCAC a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Closing) and (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Transactions.

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(iii) The Company shall have delivered to the HCAC:

(A) A copy of the Registration Rights Agreement, duly executed by the applicable Company stockholders.

Section 7.04 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the HCAC and the Company;

(b) by the Company if there has been a Modification in Recommendation;

(c) by the Company if the HCAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the applicable HCAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice by the HCAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2026 (the “Outside Date”); provided, that, the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(e) by written notice by either the HCAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(f) by written notice by the Company to HCAC, if (i) there has been a breach by the HCAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the HCAC shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the HCAC or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if at such time the Company is in material uncured breach of this Agreement;

(g) by written notice by the HCAC to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the HCAC shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if at such time the HCAC is in material uncured breach of this Agreement;

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(h) by the HCAC if the Company does not deliver the Audited Financial Statements by September 30, 2026, provided, that the HCAC shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if at such time the HCAC is in material uncured breach of this Agreement; or

(i) by written notice by the HCAC to the Company, if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the HCAC shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(j) by written notice by the Company to the HCAC, if (i) all the conditions set forth in Section 7.01 and Section 7.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the HCAC fails to consummate the Transactions on or prior to the day when the Closing is required to occur pursuant to Section 3.01, (iii) the Company shall have irrevocably confirmed in writing to the HCAC that it is ready, willing and able to consummate the Closing and (iv) the HCAC fails to effect the Closing within five (5) Business Days following delivery of such confirmation.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 6.15, Section 6.16, Article IX, and this Section 8.02 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.15).

Article IX
MISCELLANEOUS

Section 9.01 No Survival. Except (x) as otherwise contemplated by Section 8.02 or (y) in the case of a Fraud Claim against a Person, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing, and then only with respect to any breaches occurring at or after the Closing.

Section 9.02 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or other electronic means (including email), with evidence of transmission, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice). Actual notice is effective notice for all purposes hereunder.

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If to the HCAC:	with a copy (which will not constitute notice) to:
Hall Chadwick Acquisition Corp	Duane Morris LLP
1 North Bridge Road	901 New York Avenue N.W., Suite 700 East
#18-06 High Street Centre	Washington, DC 20001-4795
Singapore	Attn: Andy Tucker
Attn: Alex Bono	Email: ATucker@duanemorris.com
Email: Abono@hallchadwick.com

If to the Company, to:	with a copy (which will not constitute notice) to:
REEcycle Holdings, Inc.	Perkins Coie LLP
8310 Castleford St. Ste. 320	1155 Avenue of the Americas, 22nd Floor
Attn: Mick McMullen	New York, NY 10036
Email:	Attn: Elliott Smith; Eitan Hoenig
Email: elliottsmith@perkinscoie.com; ehoenig@perkinscoie.com

Section 9.03 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 9.04 Third Parties. Except for the Persons granted the rights set forth in Section 6.19, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party. Notwithstanding the foregoing, if the Closing occurs, the Earnout Participants are intended express third-party beneficiaries of, and may enforce Section 2.05 by action of such number of Earnout Participants entitled to receive at least 30% of the aggregate Earnout Shares issuable pursuant to Section 2.05 (assuming the occurrence of the Milestone Event).

Section 9.05 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, provided that, for the avoidance of doubt, the laws of the Cayman Islands shall also apply to and, as applicable, govern the Domestication.

Section 9.06 Jurisdiction. Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the Southern District of New York and to the extent such court does not have subject matter jurisdiction, the courts of the State of New York located in Manhattan, New York), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 9.06.

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Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

Section 9.09 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.10 Amendment; Waiver. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the HCAC and the Company. Any Party may, at any time prior to the Closing, by action taken by its board of directors or managers or other equivalent body or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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Section 9.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the HCAC, its shareholders under the Cayman Companies Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the HCAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the HCAC and its Representatives and the HCAC and its Representatives have been given access to the electronic folders containing such information.

Section 9.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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Section 9.14 Legal Representation.

(a) Conflicts and Privilege.

(i) The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders, shareholders or holders of other equity interests of the HCAC or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Hall Chadwick Group”), on the one hand, and (y) the HCAC following the Closing, the Company and/or any member of the REEcycle Group, on the other hand, any legal counsel, including Duane Morris LLP (“Duane Morris”), that represented the HCAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Hall Chadwick Group, in such dispute even though the interests of such Persons may be directly adverse to the HCAC and its Affiliates (following the Closing), and even though such counsel may have represented the HCAC in a matter substantially related to such dispute, or may be handling ongoing matters for the HCAC and/or the Sponsor. The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby) between or among the HCAC, the Sponsor and/or any other member of the Hall Chadwick Group, on the one hand, and Duane Morris, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Hall Chadwick Group after the Closing, and shall not pass to or be claimed or controlled by the HCAC and its Affiliates (following the Closing). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with the HCAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the HCAC.

(ii) The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders, shareholders or holders of other equity interests of the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “REEcycle Group”), on the one hand, and (y) the Company (following the Closing) and/or any member of the Hall Chadwick Group, on the other hand, any legal counsel, including Perkins Coie LLP (“Perkins”) that represented the Company prior to the Closing may represent any member of the REEcycle Group in such dispute even though the interests of such Persons may be directly adverse to the Company (following the Closing), and even though such counsel may have represented the HCAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company (following the Closing). The HCAC and the Company, on behalf of their respective successors and assigns (including, after the Closing), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Document or the Transactions) between or among the Company and/or any member of the REEcycle Group, on the one hand, and Perkins on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Transactions. Notwithstanding the foregoing, any privileged communications or information shared by the HCAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Company (following the Closing).

(iii) Perkins has represented the REEcycle Group and the Target Companies with respect to the Transactions. All Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing. Specifically, the Hall Chadwick Group and, following the Closing, the Company, agree that they shall not, and shall cause their Affiliates not to, seek to have Perkins be disqualified from representing (a) any member of the REEcycle Group in connection with any dispute that may arise between such parties and the Hall Chadwick Group or the Target Companies or (b) the HCAC or any of the Target Companies in connection with any dispute that may arise between such parties and the members of the REEcycle Group.

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Section 9.15 Waiver of Claims Against Trust. The Company acknowledges that the HCAC is a special purpose company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the IPO Prospectus available at www.sec.gov, substantially all of the HCAC assets consist of the cash proceeds of the HCAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of the HCAC, its public shareholders and the underwriters of the HCAC’s initial public offering. The Company acknowledges that it has been advised by the HCAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to the HCAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if the HCAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the IPO Prospectus; (ii) if the HCAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to the HCAC in limited amounts to permit the HCAC to pay the costs and expenses of its liquidation and dissolution, and then to the HCAC Shareholders; and (iii) if the HCAC holds a shareholder vote to amend the HCAC’s Organizational Documents to modify the substance or timing of the obligation to redeem 100% of the HCAC Class A Ordinary Shares if the HCAC fails to complete a Business Combination within the allotted time period or to otherwise modify any other material provision of the HCAC’s Organizational Documents relating to its shareholders’ rights or its pre-initial Business Combination activity, then for the redemption of any HCAC Ordinary Shares properly tendered in connection with such vote. For and in consideration of the HCAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself, its Affiliates and its and their respective Representatives, hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom to the HCAC’s public shareholders for any reason whatsoever; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the HCAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for the HCAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect the HCAC’s ability to fulfill its obligation to effectuate the Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against the HCAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account other than to the HCAC’s public shareholders and any assets that have been purchased or acquired with any such funds).

Section 9.16 Company and HCAC Disclosure Letters. The Company Disclosure Letter and the HCAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the HCAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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Article X
DEFINITIONS

Section 10.01 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Acquisition Proposal” has the meaning specified in Section 6.06(a).

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional Company Shares” has the meaning specified in Section 6.26.

“Additional HCAC SEC Reports” has the meaning specified in Section 5.06(a).

“Additional HCAC Shares” has the meaning specified in Section 6.26.

“Additional Share Agreements” has the meaning specified in Section 6.26.

“Additional Share Recipients” has the meaning specified in Section 6.26.

“Additional Shares” has the meaning specified in Section 6.26.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means (a) the number of shares of Domesticated HCAC Common Stock equal to the quotient of: (i) the Purchase Price, divided by (ii) $10.00, minus (b) the Earnout Shares (assuming for these purposes that the Milestone Event has occurred).

“Agreement” has the meaning specified in the Preamble.

“Alternative Transaction” has the meaning specified in Section 6.06(a).

“Ancillary Documents” means each of the agreements and instruments contemplated by this Agreement or otherwise related to the transactions contemplated in this Agreement, in each case to be executed and delivered on the date hereof or on or prior to the Closing Date, including this Agreement (together with the Company Disclosure Letter and the HCAC Disclosure Letter).

“Anti-Bribery Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended; the UK Bribery Act 2010, and any rules or regulations promulgated thereunder; the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and any other applicable Laws relating to bribery or corruption in any governing jurisdiction.

“Antitrust Laws” has the meaning specified in Section 6.09(b).

“Approvals” has the meaning specified in Section 4.09.

Annex A-61

“Audited Financial Statements” has the meaning specified in Section 6.04(a).

“Business Combination” has the meaning specified in Article 1.1 of the HCAC’s Organizational Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or, for so long as the HCAC remains domiciled in Cayman Islands, Governmental Authorities in the Cayman Islands that are authorized or required by Law to close.

“Cayman Companies Act” has the meaning specified in the Recitals.

“Cayman HCAC Public Rights” means the Cayman HCAC Rights included in the Cayman HCAC Units sold in the IPO.

“Cayman HCAC Rights” has the meaning specified in the Recitals.

“Cayman HCAC Units” has the meaning specified in the Recitals.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Certificate of Merger” has the meaning specified in the Recitals.

“Closing” has the meaning specified in Section 3.01.

“Closing Aggregate Cash Amount” means an amount equal to the sum of (a) the cash proceeds to be received by HCAC or any of its Affiliates from the Trust Account in connection with the transactions contemplated hereby (after giving effect to the Redemption) plus (b) the aggregate cash proceeds actually received by HCAC or any of its Affiliates in respect of the PIPE Investment minus (c) the HCAC Transaction Costs.

“Closing Date” has the meaning specified in Section 3.01.

“Closing Filing” has the meaning specified in Section 6.15(b).

“Closing Press Release” has the meaning specified in Section 6.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended.

“Company” has the meaning specified in the Preamble.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by any Target Company for the benefit of any employee or terminated employee of any Target Company.

“Company Common Stock” means the common stock of the Company.

Annex A-62

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the HCAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the HCAC or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Disclosure Letter” has the meaning specified in the Preamble to Article IV.

“Company Financials” has the meaning specified in Section 4.06(a).

“Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (i) shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and (ii) all shares of Company Common Stock issuable upon full exercise, exchange or conversion of all issued and outstanding Company Options.

“Company Incentive Plan” means REEcycle Holdings, Inc. 2024 Long Term Incentive Plan.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Target Companies.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that a Target Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Leased Real Properties” has the meaning specified in Section 4.16(b).

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Target Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any Ancillary Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including any COVID-19 Measures) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Target Companies to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Target Companies, (i) any matter set forth on the Company Disclosure Letter, or (j) any action taken by, or at the request of, the HCAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, prospects of the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Target Companies, taken as a whole, relative to similarly situated companies in the industry in which the Target Companies conduct their respective operations.

Annex A-63

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Option” means each option to purchase equity securities of the Company, in each case, granted pursuant to the Company Incentive Plan.

“Company Permits” has the meaning specified in Section 4.11.

“Company Real Property Leases” has the meaning specified in Section 4.16(b).

“Company Registered IP” has the meaning specified in Section 4.14(a).

“Company Securities” means, collectively, the Company Common Stock, the Company Options, and all other units, warrants and other securities of the Company.

“Company Shareholder Approval” means the approval of this Agreement and the Transactions, including the Merger, by the affirmative vote or written consent of the stockholders of the Company, pursuant to the terms and in accordance with and satisfaction of the conditions of the Company’s Organizational Documents and applicable Law.

“Company Software” means any and all Software which any of the Target Companies owns or purports to own, in whole or in part.

“Company Transaction Costs” means all fees, costs and expenses of the Target Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions, including: (a) all change of control bonus payments, retention or similar payments payable solely as a result of the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger” payments), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date and which are payable in connection with the consummation of the Transactions, whether payable before (to the extent unpaid), on or following the Closing Date (excluding any “double-trigger payments”), and the employer portion of payroll Taxes payable as a result of the foregoing amounts; and (c) all professional or transaction, deal, brokerage, legal, accounting, financial advisory or any similar fees payable in connection with the consummation of the Transactions; but excluding (i) any and all costs, fees and expenses incurred in connection with the preparation and filing of the Registration Statement (and any registration statement filed with the SEC in connection therewith) and the review and/or approval thereof by the SEC, (ii) any and all costs, fees and expenses incurred in connection with the listing on Nasdaq of the shares of Domesticated HCAC Common Stock issued in connection with the Transactions, and (iii) any other amounts payable by the HCAC hereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continental” means the Continental Stock Transfer & Trust Company.

“Contracts” means all legally binding contracts, contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Copyleft Terms” has the meaning specified in Section 4.14(e).

Annex A-64

“Copyrights” has the meaning set for in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or any other epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID- 19.

“D&O Indemnified Party” has the meaning specified in Section 6.19(a).

“D&O Tail” has the meaning specified in Section 6.19(b).

“Deferred Company Shares” has the meaning specified in Section 2.05(a)(ii)(B).

“Deferred HCAC Shares” has the meaning specified in Section 2.05(a)(ii)(A).

“Deferred Shares” has the meaning specified in Section 2.05(a)(ii).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Letters” means, collectively, the Company Disclosure Letter and the HCAC Disclosure Letter.

“Domesticated HCAC Common Stock” means, following the Domestication, common stock of the HCAC, par value $0.0001 per share.

“Domesticated HCAC Right” has the meaning specified in the Recitals.

“Domesticated HCAC Unit” means, following the Domestication, a unit of the HCAC (consisting of one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right).

“Domestication” has the meaning specified in the Recitals.

“Draft Financials” has the meaning specified in Section 4.06(a).

“Duane Morris” has the meaning specified in Section 9.14(a)(i).

“Earnout Participant” shall mean each holder of Company Common Stock or vested Company Options, in each case, as of immediately prior to the Effective Time with a Pro Rata Share in excess of zero (0).

“Earnout Shares” has the meaning specified in Section 2.05(a)(i).

“Effective Time” has the meaning set forth in Section 1.02(a).

“Enforceability Exceptions” has the meaning as specified in Section 5.02.

Annex A-65

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the environment, (c) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (d) pollution (or the cleanup thereof), or (e) concerned with the presence of, exposure to, or the management, handling, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, distribution, labeling, testing, warning, Release, threatened Release, control, cleanup or remediation of any Hazardous Materials. The term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., the Atomic Energy Act of 1954, 42 USC §2701 et seq., the Energy Reorganization Act of 1974, 2 USC §5801 et seq., and their implementing regulations and any analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Environmental Permits” has the meaning specified in Section 4.20(a).

“Equity Incentive Plan” has the meaning specified in Section 6.14(a).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with a Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the Aggregate Merger Consideration divided by the Company Fully Diluted Capital.

“Extension” has the meaning specified in Section 6.03(a).

“Federal Securities Law” has the meaning specified in Section 6.07.

“Financial Statement Due Date” has the meaning specified in Section 6.04(a).

“FLSA” has the meaning set forth in Section 6.18(e).

“Fraud Claim” means any claim based upon intentional fraud as defined under the common law of the State of Delaware.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

Annex A-66

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department. or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), any candidate for political office, or any employee of a government owned or controlled entity.

“Hall Chadwick Group” has the meaning specified in Section 9.14(a)(i).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or words of similar import or regulatory effect) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances and other emerging contaminants, flammable or explosive substances, or pesticides.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (i) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing (“Patents”); (ii) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, whether registered or unregistered, including all goodwill associated therewith, together with all registrations and applications relating thereto (“Trademarks”); (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto (“Copyrights”); (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

Annex A-67

“Intended Tax Treatment(s)” has the meaning specified in the Recitals.

“Interim Period” has the meaning specified in Section 6.01(a).

“International Trade Laws” means (a) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security)) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (b) all comparable applicable Laws outside the United States.

“IPO” means the initial public offering of Cayman HCAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the HCAC, dated as of November 20, 2025 (File No. 333-289333).

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“IT Assets” technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Target Companies in the conduct of their respective businesses.

“JOBS Act” has the meaning specified in Section 5.06(f).

“Knowledge” means, with respect to (i) the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-B of the Company Disclosure Letter and (ii) the HCAC, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 10-A of the HCAC Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

Annex A-68

“Lock-Up Terms” has the meaning specified in the Recitals.

“Material Current Government Contract” has the meaning specified in Section 4.10.

“Merger” has the meaning specified in the Recitals.

“Merger Sub” has the meaning specified in the Preamble.

“Milestone Event” means a single commercial facility operated by the Company or a Subsidiary thereof achieving an annualized run rate of 50 metric tonnes per annum of mixed rare earth oxide, measured over the average of 22 consecutive working days.

“Modification in Recommendation” has the meaning specified in Section 6.13(b).

“Nasdaq” has the meaning specified in Section 5.06(a).

“OFAC” has the meaning specified in Section 4.24(c).

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Offer Documents” has the meaning specified in Section 6.13(a)(i).

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 8.01(d).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Target Companies owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Party(ies)” has the meaning specified in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Perkins” has the meaning specified in Section 9.14(a)(ii).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

Annex A-69

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the applicable Target Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Target Companies’ ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Target Companies’ real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Ancillary Document; or (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business.

“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Per Share Earnout Consideration” has the meaning specified in Section 2.01.

“Per Share Merger Consideration” has the meaning specified in Section 2.01.

“PIPE Investment” means the purchase from the HCAC in the form of shares of Domesticated HCAC Common Stock (unless otherwise agreed to by the Company) with such purchases to be consummated prior to or substantially concurrently with the Closing and solely considered “PIPE Investment” for purposes of this Agreement to the extent that the terms of any such purchase have been approved in writing by the Company.

“Post-Closing HCAC Board” has the meaning specified in Section 6.18.

“Premium Cap” has the meaning specified in Section 6.19(b).

“Pro Rata Share” means, for each stockholder of the Company, a percentage equal to (a) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by such stockholder immediately prior to the Effective Time, divided by (b) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective.

“Proxy Statement” has the meaning specified in Section 6.13(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.13(a)(i).

“Public Certifications” has the meaning specified in Section 5.06(a).

“Purchase Price” means $400,000,000.

“HCAC” has the meaning specified in the Preamble.

“HCAC Bylaws upon Domestication” has the meaning specified in the Recitals.

Annex A-70

“HCAC Charter upon Domestication” has the meaning specified in the Recitals.

“HCAC Class A Ordinary Shares” means prior to the Domestication, Class A ordinary shares in the capital of the HCAC, each with a par value of $0.0001 per share.

“HCAC Class B Ordinary Shares” means prior to the Domestication, Class B ordinary shares in the capital of the HCAC, each with a par value of $0.0001 per share.

“HCAC Confidential Information” means all confidential or proprietary documents and information concerning the HCAC or any of its Representatives; provided, however, that HCAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the HCAC or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such HCAC Confidential Information. For the avoidance of doubt, from and after the Closing, HCAC Confidential Information will include the confidential or proprietary information of the Target Companies.

“HCAC Disclosure Letter” has the meaning specified in the Preamble to Article V.

“HCAC Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences has had a materially adverse effect on the business, assets, financial condition or results of operations of the HCAC; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a HCAC Material Adverse Effect has occurred: (i) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the HCAC or Merger Sub; (ii) the taking of any action required by this Agreement or any Ancillary Document; (iii) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (iv) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (v) the Redemption; (vi) any breach of any covenants, agreements or obligations of any investor in any PIPE Investment, in each case who is not Sponsor or an Affiliate of Sponsor, under any agreement related to financing the Company or HCAC (including any breach of such Person’s obligations to fund any amounts thereunder when required); (vii) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority after the date of this Agreement; (viii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (ix) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world.

“HCAC Option” has the meaning specified in Section 2.2(a)(iii).

“HCAC Ordinary Shares” means the HCAC Class A Ordinary Shares and the HCAC Class B Ordinary Shares.

“HCAC SEC Reports” has the meaning specified in Section 5.06(a).

“HCAC Shareholder Approval” means the approval of (i) those Transaction Proposals identified in clauses (B) and (C) and of Section 6.13(b), in each case, by special resolution under Cayman Islands Law, being an affirmative vote of the holders of a majority of at least two-thirds of the outstanding HCAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the HCAC’s Organizational Documents) at the HCAC Shareholders’ Meeting, (ii) those Transaction Proposals identified in clauses (A), (D), (E), (F),(G) and (H) of Section 6.13(b), in each case, by an ordinary resolution under Cayman Islands Law, being an affirmative vote of the holders of at least a majority of the outstanding HCAC Ordinary Shares entitled to vote, who attend and vote thereupon (as determined in accordance with the HCAC’s Organizational Documents), and (iii) with respect to any other proposal proposed to the HCAC Shareholders, the requisite approval required under the HCAC’s Organizational Documents, the Cayman Companies Act or any other applicable Law, in each case, at a HCAC Shareholders’ Meeting.

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“HCAC Shareholders” means the holders of the HCAC Ordinary Shares.

“HCAC Shareholders’ Meeting” has the meaning specified in Section 6.13(b).

“HCAC Transaction Costs” means: (a) all fees, costs and expenses of the HCAC incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Ancillary Documents and the consummation of the Transactions and the PIPE Investment, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account, and costs and expenses related to the D&O Tail; and (b) any Indebtedness of the HCAC owed to its Affiliates or shareholders; provided that, without the written consent of the Company, the HCAC Transaction Costs shall not exceed the amount set forth on Schedule 10.01-B of the HCAC Disclosure Letter, and shall be within the additional limits set forth on Schedule 10.01-B of the HCAC Disclosure Letter.

“Redemption” has the meaning specified in the Recitals.

“REEcycle Group” has the meaning specified in Section 9.14(a)(ii).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by HCAC under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.13(a)(i).

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge, emptying, dispersal, migrating or leaching into the indoor or outdoor environment (which includes the air (including ambient air and all layers of the atmosphere), land (including soil, surface or subsurface strata or medium, sediments, fill, lands submerged under water, buildings, improvements and structures), water (including oceans, lakes, rivers, streams, drinking water supply, groundwater and surface water), and all other external conditions and influences under which humans, animals and plants live or are developed), or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies, assessments, and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Rights Agreement” means that certain Rights Agreement, dated as of November 20, 2025, by and between the HCAC and Continental, as rights agent.

“Sanctioned Jurisdiction” has the meaning specified in Section 4.24(c).

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“Sanctions Laws” means applicable trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any country in which the HCAC or any Target Company or any agent acting on behalf of the foregoing is performing activities.

“Sanctioned Person” means any Person that is (a) organized under the Laws of, or resident or located in, any Sanctioned Jurisdiction, (b) included on any list of Persons subject to Sanctions (including, but not limited to, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List and the Sectoral Sanctions Identification List; or any similar list maintained or administered by the United Nations Security Council, HM Treasury of the United Kingdom, the European Union, any European Union member state, or any other Governmental Authority where the Company or any of its Subsidiaries or the HCAC and any of its Subsidiaries operate), or (c) owned fifty percent (50%) or more, directly or indirectly, controlled by, or acting on behalf or at the direction of any Person or Persons described in clauses (a) or (b).

“SDN List” has the meaning specified in Section 4.24(c).

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Filing” has the meaning specified in Section 6.15(b).

“Signing Press Release” has the meaning specified in Section 6.15(b).

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, filed, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Sponsor” means Hall Chadwick Capital LLC, a Cayman Islands limited liability company.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals.

“Sponsor Share Conversion” has the meaning specified in the Recitals.

“Sponsor Support Agreement” has the meaning specified in the Recitals.

“Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time), by and between the HCAC, the Company and the stockholders of the Company party thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Surviving Corporation” has the meaning specified in the Recitals.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, form, declaration, election, report, information return or other documents (including any related or supporting schedules or statements) filed or required to be filed with a Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements with respect to any Taxes.

“Taxes” means all federal, state, local, and non-U.S. net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, excise, escheat or unclaimed property, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges, in each case, in the nature of a tax and imposed, administered or collected by a Governmental Authority (whether or not disputed), together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Top Suppliers” has the meaning specified in Section 4.23(a).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to Copyright, Trademark, or trade secret protection).

“Trademarks” has the meaning set for in the definition of “Intellectual Property”.

“Transaction Proposals” has the meaning specified in Section 6.13(b).

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 6.11(c).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Trust Account” means that certain trust account established pursuant to the Trust Agreement.

“Trust Agreement” has the meaning specified in Section 5.14.

“Trustee” has the meaning specified in Section 5.14.

“Updated Financial Statements” has the meaning specified in Section 6.04(b).

“Unit Split” has the meaning specified in the Recitals.

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IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The HCAC:

HALL CHADWICK ACQUISITION CORP

By:
Name:	Alex Bono
Title:	Chief Executive Officer and Director

The Company:

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Merger Sub:

HCAC STAR MERGER SUB, INC.

By:	Hall Chadwick Acquisition Corp, its sole stockholder

By:
Name:	Aaron Dominish
Title:	Chief Executive Officer

{Signature Page to Business Combination Agreement}

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Exhibit A

CERTIFICATE OF INCORPORATION
OF
HALL CHADWICK ACQUISITION CORP

[●], 2026

ARTICLE I
NAME

The name of the corporation is Hall Chadwick Acquisition Corp (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 560,500,000 shares, consisting of (a) 550,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), (b) 5,000,000 units consisting of one share of Common Stock and one right to receive one tenth (1/10) of one share of Common Stock (the “Units”), and (c) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board,” and each member of the Board, a “Director”) is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed under the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, now or later, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (this “Certificate”) (including any Preferred Stock Designation), the holders of the shares of Common Stock shall possess all voting power with respect to the Corporation.

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(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the right to vote on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote under this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared by the Board from time to time out of any assets or funds of the Corporation legally available and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise may not be less than the par value.

Section 4.5 Redemption, Purchase and Surrender of Shares and Treasury Shares.

(a) Redemption, Purchase and Surrender. Subject to the provisions of the DGCL, the rules of any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any over-the-counter market on which shares of Common Stock are listed for trading (the “Designated Stock Exchange”) and/or any competent regulatory authority, and to the rights attaching to the Common Stock, the Corporation may, upon approval by the Board:

(i) issue shares of Common Stock on terms that they are to be redeemed or are liable to be redeemed at the option of the Corporation or the stockholder on such terms and in such manner as the Board may, before the issue of such shares of Common Stock, determine;

(ii) purchase its own shares of Common Stock (including any redeemable shares) on such terms and in such manner as the Board determine;

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(iii) make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner permitted by the DGCL; and

(iv) permit the surrender of fully paid shares of Common Stock for no consideration.

The Corporation may make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner authorized by the DGCL.

(b) Effect of Redemption, Purchase and Surrender. Shares of Common Stock that the Corporation redeems, purchases, accepts by way of surrender or otherwise acquires under Section 4.5(a) may:

(i) be cancelled; or

(ii) be held as shares of Common Stock that have been repurchased, redeemed, surrendered to or otherwise acquired by the Corporation and not cancelled (“Treasury Shares”) on such terms and in such manner as the Board determine before such acquisition.

(c) Effects of Redemptions. With respect to redeeming or repurchasing the shares of Common Stock: stockholders who hold shares of Common Stock (“Public Shares”) that were originally issued in the Corporation’s initial public offering of securities (the “IPO”) are entitled to request the redemption of such shares of Common Stock (but only to the extent that such request must have been made to the Corporation in accordance with its prior Amended and Restated Memorandum and Articles of Incorporation), or for such Public Shares to otherwise be redeemed, in the circumstances described in Section 4.7(c); and

(d) Power to pay for redemption or purchase in cash or in specie. When making a payment in respect of the redemption or purchase of shares of Common Stock, the Board may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares, or by the terms applying to those shares in accordance with Section 4.7), or otherwise by agreement with the stockholder holding those shares of Common Stock.

(e) Effect of redemption or purchase of a share of Common Stock. Upon the date of redemption or purchase of a share:

(i) the stockholder holding that share of Common Stock shall cease to be entitled to any rights in respect of such share other than the right to receive:

(1)	the price for the share of Common Stock; and

(2)	any dividend declared in respect of the share of Common Stock before the date of redemption or purchase;

(ii) the Corporation’s stock ledger shall be updated to reflect the redemption or purchase of the share of Common Stock from the stockholder; and

(iii) the share of Common Stock shall be cancelled or held as a Treasury Share, as the Board may determine.

For the purpose of this Certificate, the date of redemption or purchase is the date when the redemption or purchase falls due.

(f) Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Corporation while it holds the share of Common Stock as a Treasury Share, other than as set out in this Certificate. The Corporation may:

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(i) cancel the Treasury Shares on such terms and in such a manner as the Board may determine; and

(ii) transfer the Treasury Shares, upon such terms and conditions determined and approved by the Board in its sole discretion.

(g) Rights attaching to Treasury Shares and Related Matters.

(i) No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Corporation’s assets (including any distribution of assets to stockholders on a winding up) may be made to the Corporation in respect of a Treasury Share.

(ii) The Corporation’s stock ledger shall reflect that the Corporation is the holder of the Treasury Shares. However:

(1)	the Corporation shall not be treated as a stockholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(2)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Corporation’s stockholders and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of this Certificate or the DGCL.

(iii) Treasury Shares may be disposed of by the Corporation in accordance with the DGCL and otherwise on such terms and conditions as the Directors determine.

(h) No Participation. Any share of Common Stock in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Corporation in respect of the period after the date specified as the date of redemption in the notice of redemption.

(i) No other Redemption. The redemption, purchase or surrender of any share of Common Stock shall not be deemed to give rise to the redemption, purchase or surrender of any other share of Common Stock.

(j) Redemption in Kind. The Board may, when making payments in respect of redemption or purchase of shares of Common Stock, if authorized by the terms of issue of the shares of Common Stock being redeemed or purchased or with the agreement of the holder of such shares of Common Stock, make such payments either in cash or in kind.

Section 4.6 Intentionally Omitted.

Section 4.7 Business Combination.

(a) Notwithstanding any other provision of this Certificate, this Section 4.7 shall apply during the period commencing upon the adoption of the Certificate and terminating upon the first to occur of the consummation of any business combination of the Corporation (“Business Combination”) and the distribution of the trust account of the Corporation (“Trust Account”) under Section 4.7(e). In the event of a conflict between this Section 4.7 and any other sections, the provisions of this Section 4.7 shall prevail and this section may not be amended before the consummation of a Business Combination without the affirmative vote of the holders of at least two-thirds of the Common Stock, who, being entitled to do so, vote in person or by proxy at a meeting of the Corporation’s stockholders.

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(b) The Corporation shall be authorized to consummate the Business Combination if such Business Combination is approved by the affirmative vote of the holders of a majority of the capital stock of the Corporation, who, being entitled to do so, vote in person or by proxy at the meeting of the Corporation’s stockholders.

(c) Any stockholder holding Public Shares who is not Hall Chadwick Capital LLC (the “Sponsor”), or an officer, or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such stockholder together with any “Affiliate” (meaning, in respect of a person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity) of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) may exercise this redemption right with respect to more than 15% of the Public Shares sold in the IPO without the Corporation’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days before the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation shall pay any such redeeming stockholder (who submitted Class A Public Shares to the transfer agent of the Corporation at least two business days before the meeting of the Corporation’s stockholders to approve a Business Combination, regardless of whether such stockholder votes for or against such proposed Business Combination or abstains from voting, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days before the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Corporation for the payment of tax amounts paid by the Corporation (such withdrawals, the “Permitted Withdrawals”)), divided by the number of then-outstanding Public Shares in issue (such redemption price being referred to as the “Redemption Price”).

(d) The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.

(e) In the event that the Corporation does not consummate a Business Combination by twenty-one months after the closing of the IPO, such earlier time as the Directors may approve or such later time as the stockholders of the Corporation may approve in accordance with the Certificate, the Corporation shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days after, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation for Permitted Withdrawals (less up to US$ 100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish the rights of the holders of such Public Shares as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Directors, liquidate and dissolve, subject in the case of sub-sections (ii) and (iii), to its obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Corporation shall wind up for any other reason before the consummation of a Business Combination, the Corporation shall, as promptly as reasonably possible but not more than ten business days after, follow the foregoing procedures set out in this Section 4.7(e) with respect to the liquidation of the Trust Account, subject to its obligations under Delaware law to provide for claims of creditors and subject to the other requirements of applicable law.

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(f) Except for Permitted Withdrawals, none of the funds held in the Trust Account shall be released from the Trust Account:

(i) to the Corporation, until completion of any Business Combination; or

(ii) to the stockholders holding Public Shares, until the earliest of:

(1)	an IPO Redemption under Section 4.7(c); or

(2)	a distribution of the Trust Account under Section 4.7(e).

In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account. The Corporation shall have no obligation to deposit any funds held outside of the Trust Account into the Trust Account for the benefit of holders of Public Shares following the deposit in connection with the IPO of the net proceeds of the IPO and certain of the proceeds of the sale of the private placement shares into the Trust Account. Holders of Public Shares shall have no rights to any funds held by the Corporation outside of the Trust Account upon or following their redemption under Section 4.7(c) or 4.7(e).

(g) After the issue of Public Shares, and before the consummation of a Business Combination, the Directors shall not, issue additional shares or any other securities that would entitle the holders to:

(i) receive funds from the Trust Account; or

(ii) vote as a class with the Public Shares:

(1)	on a Business Combination or on any other proposal presented to stockholders before or in connection with the completion of a Business Combination; or

(2)	to approve an amendment to this Certificate to: (A) extend the time the Corporation has to consummate a Business Combination beyond twenty-one (21) months from the closing of IPO; or (B) amend the foregoing provisions of this Certificate.

(h) The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Corporation signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank check company or a similar company with nominal operations.

(i) The uninterested independent Directors shall approve any transaction or transactions between the Corporation and any of the following parties:

(i) any stockholder owning an interest in the voting power of the Corporation that gives such stockholder a significant influence over the Corporation; and

(ii) any Director or officer of the Corporation and any Affiliate or relative of such Director or officer.

(j) Any payment made to members of the audit committee of the Board (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

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(k) A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

(l) The audit committee of the Board (if one exists) shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the audit committee of the Board shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

(m) The Corporation may enter into a Business Combination with a target business that is affiliated with a member of the investor group consisting of the Sponsor and its respective Affiliates, successors and assigns, the Directors or officers of the Corporation. In the event the Corporation seeks to complete the Business Combination with a target business that is affiliated with the Sponsor, officers or Directors, the Corporation, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Corporation from a financial point of view.

(n) Any Business Combination must be approved by a majority of the independent Directors.

(o) In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, any Director or officer of the Corporation or any of their respective Affiliates, the Corporation, or a committee of the independent Directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws later adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of Directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board under a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, each of the successors elected to replace the class of Directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of

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their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5, if the number of Directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case shall a decrease in the number of Directors constituting the Board shorten the term of any incumbent Director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect Directors under the terms of one or more series of Preferred Stock, the election of Directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote. The Board is expressly authorized, by resolution or resolutions, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5, a Director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such Director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of Directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining Directors then in office, even if less than a quorum, or by a sole remaining Director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of Directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such Director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5, any or all of the Directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more Directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such Directors shall not be included in any of the classes created under this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of Directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws later adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board under a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed under this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation is not permitted under the DGCL as the same exists or may later be amended unless a Director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a Director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring before the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may after be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of

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expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part) initiated by such indemnitee only if such proceeding (or part) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or later acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring before such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her Director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and

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the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, before such alteration, amendment, addition, repeal or adoption.

ARTICLE X
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or later prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature conferred upon stockholders, Directors or any other persons by and under this Certificate in its present form or as later amended are granted subject to the right reserved in this Article X.

ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, this Certificate (including any Preferred Stock Designation) or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such

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case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of the Corporation, shall bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, Directors or officers, subject to such Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, as applicable having personal jurisdiction over the indispensable parties named as defendants. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding anything to the contrary, this Section 11.1 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII
SEVERABILITY

If any provision or provisions (or any part) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired, and (ii) the provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

INCORPORATOR

The name and mailing address of the Corporation’s incorporator is as follows:

[●]

[Signature page follows.]

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The Company has executed this Certificate as of the date written above.

COMPANY

By:
Name:	Alex Bono
Title:	Chief Executive Officer

[Signature Page to Certificate of Incorporation]

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Exhibit B

BYLAWS

OF

Hall Chadwick Acquisition Corp.

Dated as of [●], 2026

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ARTICLE I
CORPORATE OFFICERS

Section 1.01 Registered Office. The address of the registered office of Hall Chadwick Acquisition Corp., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these bylaws (as the same may be amended, restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

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Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Voting; Proxies.

(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

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(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 2.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or vote at any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such

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list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded.

Section 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 2.13 Advance Notice Procedures for Business Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.13 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

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(ii) As to each Proposing Person,

(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,

(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation,

(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

(3) any contract, derivative, swap or other transaction or series of transactions designed to

(a) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation,

(b) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or

(c) increase or decrease the voting power in respect of any class or series of shares of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person,

including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

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(B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,

(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

(the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

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(iv) An acknowledgement that if the Proposing Person giving the notice (or such Proposing Person’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vi) such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.13.

(d) For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(i) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders. If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.13, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.13. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.13 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.13, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.14 as to such notice and nomination. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.13) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.14 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

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(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.14(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13) of such increase.

(c) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(c)(i), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.13(c)(ii)(F), the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director,

(A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), and

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(B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant.

(C) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and

(D) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination

(1) is not and, if elected as a director during his or her term of office, will not become a party to

(a) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law,

(2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation,

(3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and

(4) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(d) For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

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(f) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(g) A stockholder providing notice of any nomination proposed to be made at a meeting and any candidate for nomination as a director shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice or by such candidate, as applicable, pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

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(i) No candidate nominated pursuant to Section 2.14(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.

Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

ARTICLE III
BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these Bylaws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for Directors.

Section 3.04 Resignation and Vacancies.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in Section 3.03.

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(b) Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05 Removal. Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation or applicable law.

Section 3.06 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as has been designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.07 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

Section 3.08 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 3.08 shall constitute presence in person at such meeting.

Section 3.09 Quorum; Vote Required for Action. At all meetings of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.10 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.11 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

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Section 3.12 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 3.13 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Section 3.14 Emergency Bylaws. This Section 3.14 shall be operative only during an Emergency (as defined below) and shall cease to be operative upon termination of such Emergency. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL that results in a quorum of the Board of Directors or a committee thereof not being able to readily be convened for action (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these Bylaws, during such Emergency: (a) a meeting of the Board of Directors or a committee thereof may be called by any Director, the Chairperson, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, and such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit; (b) the Director or Directors in attendance at a meeting called in accordance with this Section 3.14(a) shall constitute a quorum; and (c) no officer, Director or employee acting in accordance with this Section 3.14 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.14 shall modify the preceding sentence with regard to actions taken prior to the time of such amendment, repeal or change.

ARTICLE IV
COMMITTEES

Section 4.01 Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

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Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

ARTICLE V
OFFICERS

Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03 Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

ARTICLE VI
RECORDS

Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE VII
GENERAL MATTERS

Section 7.01 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Section 7.02 Stock Certificates.

(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Certificates for the shares of Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

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Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

Section 7.07 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Subject to the restrictions set forth in Section 7.12, shares of Stock shall be transferable in the manner prescribed by law and in these Bylaws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

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Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12 Lock-Up.

(a) Subject to Section 7.12(b), the Lock-Up Holders (as defined below), for the duration of the Lock-Up Period, may not offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of, directly or indirectly, any of the Lock-Up Shares (as defined below), establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any of the Lock-Up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, publicly disclose the intention to make any such transaction, or engage in any Short Sales with respect to the Lock-Up Shares (the “Lock-Up”).

(b) Permitted Transfers. Notwithstanding Section 7.12(a), the Lock-Up Holders or their respective Permitted Transferees may Transfer Lock-Up Shares during the Lock-Up Period: (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the Lock-Up Holder or a member of the Lock-Up Holder’s immediate family; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement; (v) if the Lock-Up Holder is not a natural person, to any corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by, or is under common control or management with, the Lock-Up Holder, or to the direct or indirect partners, members or stockholders of the Lock-Up Holder, including, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) in the event of the Corporation’s completion of a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; (vii) the exercise of any options or warrants to purchase shares of Common Stock (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting or settlement of stock-based awards; provided, that the Lock-Up Holder shall comply with the Transfer restrictions set forth in this Section 7.12 applicable to any underlying shares of Common Stock issued upon such exercise, vesting or settlement; and (viii) sales of Lock-Up Shares on the open market or Transfers to the Corporation, in each case solely to the extent necessary to satisfy tax obligations (including any income, capital gains or other tax obligations) arising from (A) the receipt or issuance of Lock-Up Shares in connection with the Closing, or (B) the vesting, settlement or exercise of stock-based awards, options or warrants during the Lock-Up Period, including sell-to-cover transactions; provided, that the number of Lock-Up Shares so sold or transferred shall not exceed the number of shares necessary to satisfy such tax obligations; provided, however, that in the case of clauses (i) through (v), each Permitted Transferee must enter into a written agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by the Transfer restrictions set forth in this Section 7.12.

(c) Board Authority. Notwithstanding the other provisions set forth in this Section 7.12, the Board of Directors (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend or repeal the Lock-Up obligations set forth herein, in whole or in part; provided, that any such waiver, amendment or repeal shall require the affirmative vote of a majority of the disinterested directors; provided, further, that to the extent the applicable Lock-Up Holder is party to a contractual lock-up, standoff or similar agreement (a “Lock-Up Agreement”), no waiver, amendment or repeal of the Lock-Up obligations set forth herein shall affect any provisions, rights, obligations or restrictions applicable to such Lock-Up Holder in such Lock-Up Agreement, which shall continue to apply in accordance with its terms. In the event of any conflict between these Bylaws and a Lock-Up Agreement, the terms of the Lock-Up Agreement shall prevail.

Annex A-110

(d) Enforcement. Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Section 7.12 shall be null and void ab initio, and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted Transfer, and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for purposes of these Bylaws (provided that this Section 7.12 shall continue to apply to such Lock-Up Shares). In order to enforce this Section 7.12, the Corporation may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(e) Definitions. For purposes of this Section 7.12: (i) “Additional Shares” means those shares granted pursuant to Section 6.26 of the Business Combination Agreement; (ii) “Closing” means the consummation of the transactions contemplated by the business combination agreement, dated as of [●], 2026, by and among Hall Chadwick Acquisition Corp (“HCAC”), REEcycle Holdings, Inc. (“REEcycle”) and the other parties thereto (such agreement, the “Business Combination Agreement,” and such transactions, the “Business Combination”), and “Closing Date” means the date of the Closing; (ii) “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation; (iv) “Former REEcycle Stockholders” means the stockholders of the Corporation following the Closing that were formerly stockholders of REEcycle immediately prior to the Closing (and for the avoidance of doubt, shall include those stockholders that were issued shares of Common Stock as consideration pursuant to, and in accordance with, the Business Combination Agreement) and any stockholders of the Corporation with respect to shares of Common Stock received pursuant to Permitted Transfers under Section 7.12(b); (v) “HCAC Sponsor” means Hall Chadwick Capital LLC and its affiliates and permitted transferees; (vi) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Lock-Up Holder; (vii) “Lock-Up Holders” means the holders of Lock-Up Shares, including the Permitted Transferees of any such holders; (viii) “Lock-Up Period” means the period beginning on the date the Corporation domesticated to Delaware and ending on the earlier of (A) six (6) months following the Closing Date, and (B) following the Closing of the Business Combination, the date on which the Corporation consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) “Lock-Up Shares” means any shares of Common Stock (and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Common Stock) issued to the stockholders of the Corporation in connection with its domestication to Delaware, the Former REEcycle Stockholders, the HCAC Sponsor or in connection with the transactions contemplated by the Business Combination Agreement, including the Additional Shares and shares of Common Stock issued upon the settlement or exercise of stock options, restricted stock units, warrants or other equity awards assumed, continued or substituted by the Corporation in connection with the Business Combination Agreement; provided, that Lock-Up Shares shall not include shares of Common Stock acquired in the public market following Closing; (x) “Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any person or entity to whom a Lock-Up Holder is permitted to Transfer Lock-Up Shares pursuant to Section 7.12(b); (xi) “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers; and (xii) “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (C) take any action in furtherance of any of the matters described in clause (A) or (B), or (D) publicly announce any intention to effect any transaction specified in clause (A), (B) or (C).

Annex A-111

Section 7.13 Registered Stockholders. The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.14 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII
NOTICE

Section 8.01 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Annex A-112

ARTICLE IX
INDEMNIFICATION

Section 9.01 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Annex A-113

Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.09 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

ARTICLE X
AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The Stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

Annex A-114

ARTICLE XI
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

*  *  *

Annex A-115

Exhibit C

CERTIFICATE OF MERGER

OF

HCAC Star Merger Sub, Inc.

WITH AND INTO

[REEcycle Holdings, Inc.]

May [_____], 2026

In accordance with the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned hereby certifies the following facts relating to the merger (the “Merger”) of HCAC Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into [REEcycle Holdings, Inc.], a Delaware corporation (the “Company”).

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
[REEcycle Holdings, Inc.]	Delaware
HCAC Star Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement (the “Agreement”), dated as of May 31, 2026, by and among the Company, Merger Sub, and Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL.

THIRD: The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be “[REEcycle Holdings, Inc.]”

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Company, as in effect immediately prior to the effectiveness of the Merger.

SIXTH: An executed copy of the Agreement is on file at the offices of the Surviving Corporation at the following address:

[Address]

SEVENTH: A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[Signature Page Follows]

Annex A-116

IN WITNESS WHEREOF, the undersigned surviving corporation has caused this Certificate of Merger to be executed by an authorized officer as of the date first set forth above.

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Annex A-117

Exhibit D

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), amends and restates in its entirety that certain Registration Rights Agreement dated November 20, 2025, by and between [REEcycle, Inc.], a Delaware corporation (formerly known as Hall Chadwick Acquisition Corp, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Cohen”), Clear Street LLC (“Clear Street”) and Hall Chadwick Capital LLC, a Cayman Islands limited liability company (the “Sponsor”) (the “Original RRA”), and is made and entered into as of _________, 2026, by and among the Company, the Sponsor, Cohen, and Clear Street, each of the undersigned parties that were former stockholders of REEcycle Holdings, Inc., a Delaware corporation (“Legacy REEcycle”) listed under “Holder” on the signature page (the “Legacy REEcycle Holders”) (each such party to this Agreement and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Sponsor, Cohen and Clear Street are party to the Original RRA entered into the Original RRA on November 20, 2025;

WHEREAS, the Original RRA may be amended upon written consent of the Company and the holders of at least a majority in interest of the Registrable Securities as such term is defined in the Original RRA;

WHEREAS, the Sponsor is the holder of the majority in interest of the Registrable Securities as such term is defined in the Original RRA, and it and the Company desires to amend and restate in its entirety the Original RRA and to do so in a manner that does not amend or modify in any way the rights of Cohen or Clear Street under the Original RRA or otherwise adversely affect any one holder in a manner that is materially different from the other holders;

WHEREAS, on May 31, 2026, the Company, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Legacy REEcycle, entered into that certain Business Combination Agreement (the “Business Combination Agreement”, and the contemplated transactions, the “Business Combination”), pursuant to which, among other things, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”) and, thereafter, Merger Sub will merge with and into Legacy REEcycle, with Legacy REEcycle surviving the Merger as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, before the date of this Agreement and subject to the conditions of the Business Combination Agreement, the Company completed the Domestication, (x) immediately prior to the Domestication, each then issued and outstanding HCAC Class B Ordinary Shares (as defined in the Business Combination Agreement) shall convert automatically, on a one-for-one basis, into one (1) HCAC Class A Ordinary Share (the “Sponsor Share Conversion”); (y) and as part of the Domestication, (i) each then issued and outstanding Class A Share (other than any Class A Share included in the Cayman HCAC Units) converted automatically, on a one-for-one basis, into common stock of the Company (“Common Stock”), and (ii) each then issued and outstanding share right of the Company (other than any share rights included in the Cayman HCAC Units) (each a “Cayman HCAC Right”) converted automatically into a right to acquire one-tenth a share of Common Stock (each a “Domesticated HCAC Right”), pursuant to the Registration Rights Agreement, (iii) to the extent not separated before Domestication, each then issued and outstanding unit of the HCAC (the “Cayman HCAC Units”) shall convert automatically, on a one-for-one basis, into a Domesticated HCAC Unit (as such term is defined in the Business Combination Agreement; and (z) at the Effective Time (as defined in the Business Combination Agreement), (i) each then issued and outstanding Domesticated HCAC Unit shall be cancelled (the “Unit Split”) and will thereafter entitle the holder thereof to one share of Domesticated HCAC Common Stock and one Domesticated HCAC Right; and (ii) each then issued and outstanding Domesticated HCAC Right (including such Domesticated HCAC Rights issued in connection with the Unit Split) shall convert automatically into one-tenth (1/10) of one (1) share of Domesticated HCAC Common Stock, pursuant to the Rights Agreement;

Annex A-118

WHEREAS, pursuant to the Business Combination Agreement, the Company issued shares of the Common Stock to the Holders hereto; and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities by the Holders.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this ARTICLE 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Clear Street” shall have the meaning given in the Preamble hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Cohen” shall have the meaning given in the Preamble hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

Annex A-119

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.8.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.10.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy REEcycle” shall have the meaning given in the Preamble hereto.

“Legacy REEcycle Holders” shall have the meaning given in the Preamble hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the Company’s bylaws as may be in effect from time to time and the Sponsor Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor and its Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Lock-Up Agreement and (b) with respect to the Legacy REEcycle Holders and their respective Permitted Transferees, the lock-up period specified with respect to a Person in the Company’s bylaws as may be in effect from time to time.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

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“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean: (i) any outstanding shares of Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, any shares of Common Stock issued in connection with the Additional Shares (as defined in the Business Combination Agreement) and the Domestication (other than the Earnout Shares); (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the Earnout Shares; and (iii) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred (or moved to a brokerage account), new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (vi) after such time as the Holder of such securities holds less than 10% of the Registrable Securities issued to such Holder in connection with Closing, unless the Company consents otherwise.

“Registration” shall mean a registration, including related Shelf Takedowns, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock are then listed);

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Lock-Up Agreement” means the lock-up agreement, dated [●], 2026, entered into by the Company, Legacy REEcycle, the Sponsor and the other parties thereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Total Limit” shall have the meaning given in Section 2.1.6.

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“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

ARTICLE 2

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. Following the Closing, the Company shall, subject to Section 3.4, submit or file a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective no later than the expiration of the Lock-Up Period. If the Shelf is not effective as of the expiration of the Lock-up Period, the Company shall use reasonable best efforts to cause such Shelf to become effective as soon as practicable thereafter. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in

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the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor and (ii) the Legacy REEcycle Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Each of (i) the Sponsor and (ii) the Legacy REEcycle Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering. Furthermore, notwithstanding the foregoing, Cohen and Clear Street may not exercise its demand registration rights after five (5) years from the commencement of sales in the Company’s initial public offering, and may not exercise its demand rights on more than one occasion.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the

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proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as possible, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Following the expiration of the Lock-Up Period, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the

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applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) business days after transmission of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holder of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit. Notwithstanding the foregoing, Cohen and Clear Street may not exercise its “piggyback” registration rights after seven (7) years from the effective date of the Company’s initial public offering.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.4, if requested by the Holder, the Company shall use its commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities (if the requirements of Rule 144 have been met) and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends promptly after any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section promptly after any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

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ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), to the extent customary, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 use commercially reasonable efforts to obtain, in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, to the extent customary, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

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3.1.13 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested (in light of the circumstances of the Company at the time) by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE 2 and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether is has complied with such requirements.

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ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

4.2 Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into an indemnification agreement in customary form, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any equity securities of the Company by the Sponsor, Cohen, Clear Street or any of their Permitted Transferees.

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ARTICLE 5

MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means (including email), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: [REEcycle, Inc.], Attention: [●], with a copy (which shall not constitute notice) to [●], Attention: [●], Email: [●]; and if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from the Sponsor shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Legacy REEcycle Holder shall become a Legacy REEcycle Holder and a Permitted Transferee receiving Registrable Securities from an Other Holder shall become an Other Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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5.5 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of ARTICLE 4 shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

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5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Page Follows]

Annex A-136

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[REEcycle, Inc.], a Delaware corporation

By:
Name:
Title:

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LEGACY REECYCLE HOLDERS:

Hall Chadwick (Asia) Pte Ltd.

HALL CHADWICK EQUITIES LTD (BVI

[●]

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SPONSOR:

Hall Chadwick Capital LLC, a Cayman Islands limited liability company

By:
Name:
Title:

COHEN & COMPANY CAPITAL MARKETS,
A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:
Name:
Title:

CLEAR STREET LLC

By:
Name:
Title:

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Exhibit A

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2026 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [REEcycle, Inc.], a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as a Holder, and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●]

By:
Name:
Its:

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Exhibit E

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) between Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976 (which shall transfer by way of continuation and domesticate as a Delaware corporation before Closing) (“Hall Chadwick”), Hall Chadwick Capital LLC, a Cayman Islands limited liability company (“Sponsor”), the equityholders of Hall Chadwick listed on Schedule 1 hereto (each a “Lock-Up Party” and collectively with Sponsor, the “Lock-Up Parties”), and REEcycle Holdings, Inc., a Delaware corporation (the “Company”) is dated [●], 2026. Capitalized terms used but not otherwise defined shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. On [●], Hall Chadwick, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Hall Chadwick (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of Hall Chadwick upon the terms and subject to the conditions set forth in the Business Combination Agreement;

B. Each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or later Beneficially Owns or owns of record;

C. Each of Hall Chadwick, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

D. Each Lock-Up Party understands and acknowledges that Hall Chadwick and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

E. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. When used in this Agreement, the following terms in all their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article VIII, and (c) the effective date of a written agreement of the parties terminating this Agreement.

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“Family Member” means with respect to any individual, a spouse, domestic partner, lineal descendant (whether natural or adopted), father, mother, brother or sister.

“Hall Chadwick Common Stock” means, following the Domestication, Hall Chadwick’s common stock, par value $0.0001 per share.

“Hall Chadwick Preferred Stock” means, following the Domestication, Hall Chadwick’s preferred stock, par value $0.0001 per share.

“Hall Chadwick Securities” means, following the Domestication, (a) any shares of Hall Chadwick Preferred Stock, (b) any shares of Hall Chadwick Common Stock, (c) any shares of Hall Chadwick Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such Hall Chadwick Common Stock and (d) any equity securities of Hall Chadwick that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization, or reclassification or similar transaction.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any Hall Chadwick Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Hall Chadwick Securities, other than any Hall Chadwick Securities acquired in open market transactions following the Closing.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of such Person or a Family Member of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or Hall Chadwick in connection with the repurchase of shares of Hall Chadwick Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

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“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the contemplated transactions, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the promulgated rules and regulations with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (c) any Short Sales, (d) taking any action in furtherance of any of the matters described in clause (a), (b), or (c),or (e) the public announcement of any intention to effect any transaction specified in clause (a), (b), (c), or (d).

2. Lock-Up.

a. Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with Hall Chadwick and the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.b. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the earlier of (a) six (6) months following the Closing Date, and (b) subsequent to the Closing, the date on which Hall Chadwick completes a liquidation, merger, stock exchange or other similar transaction that results in all of Hall Chadwick’s stockholders having the right to exchange their Hall Chadwick Securities for cash, securities or other property. For the avoidance of any doubt, each Lock-Up Party shall retain all his, her or its rights as a stockholder of Hall Chadwick during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

b. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of Hall Chadwick, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to Hall Chadwick or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Hall Chadwick’s stockholders having the right to exchange their Hall Chadwick Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.a and this Section 2.b will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.b, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred before such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) Hall Chadwick shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

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3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to Hall Chadwick or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date of this Agreement other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than Hall Chadwick or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date of this Agreement. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives Hall Chadwick or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that Hall Chadwick or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party represents and warrants, severally and not jointly, to the Company and Hall Chadwick as follows:

a. Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

b. No Conflict; Consents.

i. The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions of this Agreement do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations or to consummate the contemplated transactions.

ii. The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

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c. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations or to consummate the contemplated transactions.

d. Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth in this Agreement shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of Hall Chadwick Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.a of this Agreement. Upon termination of this Agreement, none of the parties shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement before its termination.

7. Miscellaneous.

a. Severability. If any term, provision, covenant or restriction of this Agreement, or its application, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms of such illegal, invalid, or unenforceable provision as may be possible.

b. Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

c. Assignment. Neither party may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations without the prior written approval of the other parties, except with respect to a Transfer completed in accordance with Section 2.b. Subject to the first sentence of this Section 7.c, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 7.c shall be void ab initio.

Annex A-145

d. Amendments and Modifications. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed by (a) Hall Chadwick, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the contemplated transactions or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and Hall Chadwick shall provide prompt notice to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and Hall Chadwick shall provide prompt notice to each Lock-Up Party.

e. Governing Law; Waiver of Jury Trial; Specific Performance.

i. This Agreement and all Actions based upon, arising out of or relating to this Agreement or the contemplated transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

ii. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (y) agree not to commence any Action except in the courts described above in Delaware, other than with respect to any appellate court and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the contemplated transactions, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

iii. Each of the parties waives to the fullest extent permitted by applicable Law any right he, she or it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the contemplated transactions. Each of the parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that he, she, it and the others have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Annex A-146

iv. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

f. Notices. All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section:

if to Hall Chadwick before the Effective Time, to:

Hall Chadwick Acquisition Corp.

1 North Bridge Road

#18-06 High Street Centre

Singapore

Attention: Alex Bono

Email: Abono@hallchadwick.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn: Andy Tucker

Email: ATucker@duanemorris.com

if to the Company before the Effective Time, to:

REEcycle Holdings,, Inc.

[●]

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn: Elliott Smith; Eitan Hoenig

Email: elliottsmith@perkinscoie.com;

ehoenig@perkinscoie.com

Annex A-147

if to the Company or Hall Chadwick following the Effective Time, to:

REEcycle Holdings,, Inc.

[●]

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn: Elliott Smith; Eitan Hoenig

Email: elliottsmith@perkinscoie.com;

ehoenig@perkinscoie.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn: Andy Tucker

Email: ATucker@duanemorris.com

if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

g. Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

h. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

i. Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

j. Legal Representation. Each of the parties agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Each Lock-Up Party acknowledges that Duane Morris LLP is acting as counsel to Hall Chadwick and Perkins Coie LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the contemplated transactions, and that neither of such firms is acting as counsel to any Lock-Up Party.

k. Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the contemplated transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

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l. Further Assurances. At the request of Hall Chadwick or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of Hall Chadwick, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

m. Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

n. Several Liability. The liability of the Lock-Up Parties is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

o. No Recourse. Notwithstanding anything to the contrary contained in this Agreement or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the contemplated transactions, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the contemplated transactions or in respect of any oral representations made or alleged to be made. Without limiting the rights of any party against the other parties, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

Annex A-149

The parties have executed this Agreement as of the date first written above.

HALL CHADWICK ACQUISITION CORP.

By:
Name:	Alex Bono
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

Annex A-150

The parties have executed this Agreement as of the date first written above.

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Signature Page to Lock-Up Agreement

Annex A-151

The parties have executed this Agreement as of the date first written above.

LOCK-UP PARTY:

By:
Name:

Address for Notice:

Email:

Shares of Common Stock beneficially owned on the date of this Agreement:

Signature Page to Lock-Up Agreement

Annex A-152

Schedule 1

[To come.]

Signature Page to Lock-Up Agreement

Annex A-153

Exhibit F

BYLAWS

OF

[REEcycle Holdings, Inc.]

Annex A-154

Annex A-155

(continued)

Annex A-156

(continued)

Annex A-157

BYLAWS
OF
[REEcycle Holdings, Inc.]

ARTICLE 1
CORPORATE OFFICES

1.1	Registered Office.

The address of the registered office of the corporation in the State of Delaware will be at the location originally designated upon formation of the corporation or at a location otherwise designated by the Board of Directors. The corporation’s registered agent will be the agent originally designated upon formation of the corporation or an agent otherwise designated by the Board of Directors.

1.2	Other Offices.

The corporation may also have offices in such other places, either within or without the State of Delaware, as the Board of Directors or principal executive officer from time to time may designate or the business of the corporation may from time to time require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

2.1	Place of Meetings.

Meetings of stockholders will be held at any place within or outside the State of Delaware designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings will be held at the principal executive office of the corporation. Alternatively, the Board of Directors may, in its sole discretion, determine that the meeting will not be held at any place, but will instead be held solely by means of remote communication as and to the extent permitted under Section 211 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

2.2	Annual Meeting.

The annual meeting of stockholders will be held on such date and at such time as may be designated by the Board of Directors. At the meeting, stockholders will elect directors and transact any other business as may be properly brought before the meeting.

2.3	Special Meeting.

Except as required by applicable law, special meetings of stockholders may be called only by the chairperson of the Board of Directors, the president or the secretary, or pursuant to a resolution adopted by the Board of Directors, and may not be called by any other person or persons. The only business which may be conducted at a special meeting of stockholders will be the matter or matters set forth in the notice of such meeting.

2.4	Notice of Stockholders’ Meetings.

Except as may be otherwise provided in the Certificate of Incorporation or required by law, all notices of meetings of the stockholders will be in writing and will be sent or otherwise given in accordance with Section 2.5 not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice will specify the place (if any), date and hour of the meeting, the means of remote communication (if any), by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

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2.5	Manner of Giving Notice; Affidavit of Notice.

Written notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at the address of such stockholder as it appears on the records of the corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders under the DGCL, the Certificate of Incorporation, these Bylaws or otherwise may be given by a form of electronic transmission that satisfies the requirements of Section 232 of the DGCL.

An affidavit of the secretary, an assistant secretary, the transfer agent or other agent of the corporation that the notice has been given will, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.6	Validation of Meetings; Waiver of Notice; Consent.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver thereof signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting and does object, at the beginning of the meeting or upon arrival of such person, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by the Certificate of Incorporation.

2.7	Quorum.

The holders of a majority in voting power of the shares of the corporation entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business, except as otherwise provided by the DGCL or by the Certificate of Incorporation, provided, however, that where a separate vote by a class or series or classes or series is required, holders of a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, will constitute a quorum with respect to that vote on that matter. If, however, such quorum is not present or represented at any meeting of the stockholders, then the stockholders entitled to vote thereat, present in person or represented by proxy, will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. Once a share is represented for any purpose at a meeting other than solely to object to holding the meeting or transacting business, it will be deemed present for the remainder of the meeting and any adjournment (unless a new record date is or must be set for the adjourned meeting), notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

2.8	Adjourned Meeting; Notice.

The chairperson of the meeting or the holders of a majority of the voting power of the shares present at such meeting, in person or by proxy, may in their discretion adjourn the meeting from time to time, whether or not there is such a quorum. When a meeting is adjourned (including due to a technical failure to convene or continue the meeting by remote communication), notice need not be given of the adjourned meeting if the time and place (if any) thereof, and the means of remote communications (if any), by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken, displayed during the time scheduled for the meeting on the electronic network used for the meeting held by remote communication, or set forth in the notice of the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting.

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2.9	Voting.

The stockholders entitled to vote at any meeting of stockholders will be determined in accordance with the provisions of Section 2.11, subject to the provisions of Sections 217 and 218 of the DGCL (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the Certificate of Incorporation or by the DGCL, (a) each stockholder present in person or by proxy at the meeting will be entitled to one vote for each share of capital stock held by such stockholder, (b) directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and (c) every matter other than the election of directors will be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the matter that are present in person or represented by proxy at the meeting.

2.10	Stockholder Action by Written Consent Without a Meeting.

Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

No written consent will be effective to take the corporate action referred to in such consent unless written consents signed by the requisite number of stockholders required to take the action are delivered to the corporation within sixty (60) days of the earliest dated consent delivered to the corporation in the manner required by this Section 2.10. An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, will be deemed to be written, signed and dated for purposes of this Section to the extent permitted by Section 228(d)(1) of the DGCL. Delivery to the corporation must be by delivery to its registered office in the State of Delaware, principal place of business or secretary or assistant secretary, if any, and, except for deliveries to the corporation’s registered office in the State of Delaware, may be by electronic transmission to the extent permitted by Section 228 of the DGCL, including to the extent and in the manner provided by resolution of the Board of Directors. Any such consent will be included in the minute book as if it were the minutes of a meeting of the stockholders.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent will be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation.

2.11	Record Date for Stockholder Notice, Voting or Giving Consents.

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, entitled to express consent to an action in writing without a meeting, entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date. Such record date may not (a) precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, (b) be more than sixty (60) or fewer than ten (10) days before the date of such meeting, (c) be more than ten (10) days after the date upon which the resolution fixing the record date for an action by written consent in lieu of a meeting is adopted by the Board of Directors, or (d) be more than sixty (60) days prior to any other action.

If the Board of Directors does not so fix a record date:

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

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(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation; or

(c) The record date for determining stockholders for any other purpose will be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.12	Proxies.

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by a written proxy or by an electronic transmission indicating such proxy, signed by the stockholder and filed with the secretary of the corporation, but no such proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy with respect to a specific meeting will entitle the proxy holder to vote at any reconvened meeting following adjournment of such meeting, but will not be valid after the final adjournment of such meeting. A proxy will be deemed signed if the stockholder’s name is placed on the proxy or the electronic transmission indicating such proxy (whether by manual signature, typewriting, facsimile, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. A proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

2.13	List of Stockholders Entitled to Vote.

The corporation will prepare and make, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.13 will require the corporation to include electronic mail addresses or other electronic contact information on such list. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The stock ledger will be the only evidence as to the identity of the stockholders entitled to examine the list or to vote in person or by proxy at any meeting of stockholders.

2.14	Conduct of Meeting of Stockholders.

The chairperson of the Board of Directors, or in the chairperson’s absence, the chief executive officer, or in the absence of the chief executive officer, the secretary, or in the absence of the secretary, any executive vice president, or in the absence of an executive vice president, a chairperson chosen by a majority of the directors present, will act as chairperson of the meetings of the stockholders. The Board of Directors is entitled to make such rules or regulations for the conduct of meetings of stockholders as it may deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting will have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including establishing an agenda or order of business for the meeting; rules and procedures for maintaining order at the meeting and the safety of those present; limitations on participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the chairperson may permit; restrictions on entry to the meeting after the time fixed for the commencement thereof; limitations on the time allotted to questions or comments by participants; and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.

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ARTICLE 3
DIRECTORS

3.1	Powers.

Subject to the provisions of DGCL and any limitations in the Certificate of Incorporation or these Bylaws relating to actions required to be approved by the stockholders, the business and affairs of the corporation will be managed and all corporate powers will be exercised by or under the direction of the Board of Directors.

3.2	Number of Directors.

The authorized number of directors of the corporation will be determined from time to time by resolution of the Board of Directors.

3.3	Election and Term of Office of Directors.

Except as provided in Section 3.4 in connection with filling vacancies and newly created directorships resulting from any increase in the authorized number of directors, directors will be elected by the stockholders and will hold office until the successor of such director is elected and qualified or until the death, resignation or removal of such director.

3.4	Resignation, Removal and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any such resignation will be effective upon delivery, unless the notice of resignation specifies a future effective date, and unless otherwise specified, the acceptance of such resignation will not be a precondition to its effectiveness. When one or more directors so resign and the resignation is effective at a future date, a majority of the directors then in office, including those who have so resigned, will have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations becomes effective, and each director so chosen will hold office as provided in Section 3.3.

Unless otherwise restricted by the DGCL, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that if the stockholders of the corporation are entitled to cumulative voting pursuant to applicable law, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors. Notwithstanding the foregoing, the stockholders may enter into voting agreements that restrict their rights to remove directors or that obligate them to vote to remove directors only as permitted by such agreement.

No reduction of the authorized number of directors will have the effect of removing any director before that director’s term of office expires.

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or applicable law:

(a) Vacancies for any reason and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; or

(b) Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or series may, unless otherwise set forth in the Certificate of Incorporation, be filled by a majority of the directors elected by such class or series then in office, by a sole remaining director so elected, or by the stockholders of such class or series at an annual meeting or at a special meeting called by the Board of Directors for that purpose (or by written consent of such stockholders in lieu of such a meeting).

Directors appointed to fill vacancies and newly created directorships will hold office until the successor of such director is elected and qualified or until the death, resignation or removal of such director.

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3.5	Place of Meetings; Meetings by Telephone.

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee meeting, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

3.6	Regular Meetings.

Regular meetings of the Board of Directors will be held on such dates and at such times and places as the Board of Directors may determine. Such regularly scheduled meetings may be held without further notice to the directors.

3.7	Special Meetings; Notice.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary, or any two directors. Special meetings of the Board of Directors will be held upon at least four days’ notice by mail or at least twenty-four (24) hours’ notice delivered personally, by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), or by other form of electronic transmission. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. A notice, or waiver of notice, need not specify the purpose of any regular or special meeting of the Board of Directors.

3.8	Quorum; Voting.

A majority of the total authorized directors, or, if one or more vacancies exist on the Board of Directors, a majority of the directors then serving on the Board of Directors, provided, however, that such number may be not less than one-third of the total number of directors, will constitute a quorum for the transaction of business at any meeting of the Board of Directors, except as may otherwise be specifically provided by the DGCL or the Certificate of Incorporation or these Bylaws. The vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws requires a vote of a greater number. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A director of the corporation who is present at a meeting of the Board of Directors, or at a meeting of a committee of the Board of Directors, at which any action is taken will be deemed to have assented to the action taken unless (a) the director objects at the beginning of the meeting, or promptly upon the director’s arrival, to holding the meeting or transacting any business at such meeting, (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers written notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

3.9	Waiver of Notice.

Whenever notice is required to be given to a director under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, will be deemed equivalent to notice. Without limiting the manner by which such waiver may otherwise be delivered effectively, such waiver will be deemed delivered if made by electronic transmission. Attendance of a director at a meeting will constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting and does object, at the beginning of the meeting or upon the director’s arrival, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

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3.10	Board Action by Written Consent Without a Meeting.

Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing will be in paper form if the minutes are maintained in paper form and will be in electronic form if the minutes are maintained in electronic form, and such filing may take place after the action by consent is taken. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction is a complete reproduction of the entire original writing.

ARTICLE 4
COMMITTEES

4.1	Committees of Directors.

The Board of Directors may designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In case of the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, will have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, subject to the limitations contained in Section 141(c)(2) of the DGCL.

4.2	Meetings and Action of Committees.

Each committee will keep regular minutes of its meetings and report the same to the Board of Directors when requested by the Board of Directors. Meetings and actions of committees will be governed by, and held and taken in accordance with, the provisions of Article 3, including, without limitation, Section 3.5 (Place of Meetings; Meetings by Telephone), Section 3.6 (Regular Meetings), Section 3.7 (Special Meetings; Notice), Section 3.8 (Quorum; Voting), Section 3.9 (Waiver of Notice) and Section 3.10 (Board Action by Written Consent Without a Meeting), with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members, provided, however, that the time of regular meetings of committees may also be called by resolution of the Board of Directors and that notice of special meetings of committees will also be given to all alternate members, who will have the right to attend all meetings of the committee. Unless the Board of Directors adopts rules for the governance of a committee, then each committee may adopt its own governance rules, provided that such rules are not inconsistent with the provisions of the DGCL, the Certificate of Incorporation or these Bylaws.

ARTICLE 5
OFFICERS

5.1	Officers.

The officers of the corporation consist of a president and/or chief executive officer, and a secretary. The corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a chief financial officer, a chief technology officer, a treasurer, one or more vice presidents, assistant vice presidents, assistant secretaries and assistant treasurers, and any such other officers as may be appointed by the Board of Directors or in accordance with the provisions of Section 5.3. Any number of offices may be held by the same person. Each officer will hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal.

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5.2	Election of Officers.

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, will be appointed by the Board of Directors.

5.3	Subordinate Officers.

The Board of Directors may appoint, or empower the chief executive officer, the president or another officer to appoint or remove, such other officers and agents as the business of the corporation may require, each of whom will hold office for such period, have such authority and perform such duties as are provided in these Bylaws or as the Board of Directors (or, if so empowered, the chief executive officer, the president or another officer) may from time to time determine. If at any time any subordinate officer positions described in these Bylaws (or as provided by the Board of Directors) are vacant, the duties of such officer positions will be the responsibility of the chief executive officer.

5.4	Removal and Resignation of Officers; Vacancies in Offices.

Any officer may be removed, either with or without cause, by the Board of Directors at any regular or special meeting of the Board of Directors or by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time upon notice given in writing or by electronic transmission to the corporation. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in the notice, provided that the Board of Directors (or if so empowered pursuant to Section 5.3, the chief executive officer, the president or another officer) may treat a resignation given with a future effective date as an immediate resignation. Unless otherwise specified in the notice, acceptance of the resignation is not necessary to make it effective. Any resignation is without prejudice to the rights (if any) of the corporation under any contract to which the officer is a party.

Any vacancy occurring in any office of the corporation may be filled by the Board of Directors (or if so empowered pursuant to Section 5.3, the chief executive officer, the president or another officer).

5.5	Powers and Duties of Officers Generally.

The officers of the corporation will have such powers and duties in the management of the corporation as are stated in these Bylaws or in a resolution of the Board of Directors or contract of employment that are not inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices and as are necessary to conduct customary management and operation of the corporation, subject to the control of the Board of Directors. A secretary or such other officer appointed to do so by the Board of Directors will have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose.

5.6	Duties of the Chairperson of the Board.

The chairperson of the Board of Directors, if one is elected, will, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned by the Board of Directors or as may be prescribed by these Bylaws. The chairperson will not be considered an officer of the corporation, unless so designated by the Board of Directors. The chairperson must be a director of the corporation.

5.7	Duties of the Chief Executive Officer.

Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the chief executive officer of the corporation are:

(a) To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the corporation;

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(b) To preside at all meetings of the stockholders and, in the absence or nonexistence of a chairperson of the Board of Directors or a chair otherwise designated by the Board of Directors at a meeting, at all meetings of the Board of Directors; and

(c) To affix the signature of the corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing that have been authorized by the Board of Directors; to sign certificates for shares of stock of the corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the corporation and to supervise and direct all officers, agents and employees of the corporation.

The president will be the chief executive officer of the corporation unless the Board of Directors designates another officer to be the chief executive officer. If there is no president, and the Board of Directors has not designated any other officer to be the chief executive officer, then the chairperson of the Board of Directors will be the chief executive officer.

5.8	Duties of the President.

Subject to the supervisory powers of the chief executive officer, if there is such an officer and the president is not such officer, and subject to the control of the Board of Directors, the president will have general supervision, direction and control of the business and the subordinate officers of the corporation. The president will have the general powers and duties of management usually vested in the office of president of a corporation, including signing authority similar to the chief executive officer, and will have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. If no president is appointed, the chief executive officer will have the power and authority conferred to the president under these Bylaws.

5.9	Duties of the Vice Presidents.

In the absence or disability of the president, the vice presidents (if any) in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, will perform all the duties of the president, and when so acting will have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents will have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.10	Duties of the Secretary.

The secretary will keep, or cause to be kept, a book of minutes or record of proceedings of all meetings and actions of directors, committees of directors and stockholders.

The secretary may give, or cause to be given, notice of meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. The secretary will keep the seal of the corporation (if any) in safe custody and will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.11	Duties of the Chief Financial Officer.

The chief financial officer will be the principal financial officer, and, unless such duty is conferred to another officer by the Board of Directors, the chief accounting officer, of the corporation. The chief financial officer will have general direction of and supervision over the financial and, if applicable, accounting affairs of the corporation. The chief financial officer will render to the chief executive officer and the Board of Directors, at regular meetings of the Board of Directors, or whenever they may require it, an account of the financial condition of the corporation. The chief financial officer will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

The chief financial officer will also be the treasurer of the corporation unless otherwise designated by the Board of Directors.

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5.12	Duties of the Chief Technology Officer.

The chief technology officer will have such powers and perform such duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.13	Duties of the Treasurer.

The treasurer will have charge and custody of and be responsible for all funds and securities of the corporation, receive and give receipts for funds due and payable to the corporation from any source, and deposit funds in the name of the corporation in banks, trust companies or other depositories selected in accordance with the provisions of these Bylaws, and in general perform all duties incident to the office of treasurer and other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.14	Duties of the Assistant Secretary.

The assistant secretary or, if there is more than one, the assistant secretaries, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), will, in the absence of the secretary or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the secretary and will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.15	Duties of the Assistant Treasurer.

The assistant treasurer or, if there is more than one, the assistant treasurers, in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), will, in the absence of the treasurer or in the event of the inability or refusal of such officer to act, perform the duties and exercise the powers of the treasurer and will have such other powers and perform such other duties as from time to time may be prescribed by the Board of Directors, these Bylaws, the chief executive officer or the president.

5.16	Loans to Officers and Employees.

The corporation may lend money to, guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or any of its subsidiaries, including any officer or employee who is a director of the corporation or any of its subsidiaries, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors approves, including, without limitation, a pledge of shares of stock of the corporation. Nothing in this Section 5.16 will be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute. Notwithstanding the foregoing, any such loan made, guaranteed or arranged for by the corporation will be deemed to contain a provision requiring the borrower to repay the obligation in full if the corporation becomes subject to the restrictions of the Sarbanes-Oxley Act of 2002, as amended, or if the borrower becomes an officer or director of a parent entity that is subject to the restrictions of the Sarbanes-Oxley Act of 2002, as amended.

ARTICLE 6
INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

6.1	Indemnification of Directors and Officers.

The corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. For purposes of this Article 6, “officers” only includes officers appointed by the Board of Directors.

Annex A-167

6.2	Successful Defense.

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 6.1, or in defense of any claim, issue or matter therein, such Indemnified Person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.3	Advancement of Expenses of Directors and Officers.

The corporation will pay the reasonable expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding will be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article 6 or otherwise; provided further, that, the corporation is not required to advance any expenses to a person against whom the corporation directly brings a claim alleging that such person has (a) breached such person’s fiduciary duties to the corporation, or (b) committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or (c) derived an improper personal benefit from a transaction.

6.4	Indemnification of Employees and Agents.

The corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the corporation or, while an employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents will be made in such manner as is determined by the Board of Directors in its sole discretion.

6.5	Advancement of Expenses of Employees and Agents.

The corporation may pay the reasonable expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.6	Limitation on Indemnification and Advancement of Expenses.

Subject to the requirements in Section 6.2 and the DGCL, the corporation will not be required to provide indemnification or, with respect to clauses (a), (c) and (d) below, advance expenses to any person pursuant to this Article 6:

(a) in connection with any Proceeding (or part thereof) initiated by such person except (i) as otherwise required by law or (ii) in specific cases if the Proceeding was authorized by the Board of Directors;

(b) in connection with any Proceeding (or part thereof) against such person providing for an accounting or disgorgement of profits pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory law or common law;

(c) for amounts for which payment has actually been made to or on behalf of such person under any statute, insurance policy or indemnity provision, except with respect to any excess beyond the amount paid; or

(d) if prohibited by applicable law.

Annex A-168

6.7	Non-Exclusivity of Rights; Conflicts.

The rights conferred on any person by this Article 6 will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, the Certificate of Incorporation or any agreement, or pursuant to any vote of stockholders or disinterested directors or otherwise. No indemnification or advance will be made under this Article 6, except where such indemnification or advance is mandated by law or the order, judgment or decree of any court of competent jurisdiction, in any circumstance where it appears: (a) that it would be inconsistent with a provision of the Certificate of Incorporation, these Bylaws, a resolution of the stockholders or an agreement in effect at the time of the accrual of the alleged cause of the action asserted in the Proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or (b) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

6.8	Insurance.

The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the corporation’s expense insurance: (a) to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article 6; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the corporation under the provisions of this Article 6.

6.9	Amendment or Repeal.

Any repeal or modification of the foregoing provisions of this Article 6 will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder will inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE 7
RECORDS AND REPORTS

7.1	Maintenance and Inspection of Share Register and Other Books and Records.

The corporation will keep a record of its stockholders, listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, minute books and other records. The books and records of the corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the corporation. Any records administered by or on behalf of the corporation may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The corporation will so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Stockholders will have the right to inspect the corporation’s stock ledger and its other books and records only to the extent required, and in accordance with, the DGCL and this Section 7.1. Any stockholder of record, in person or by attorney or other agent, seeking to inspect the corporation’s stock ledger and its other books and records or make copies or extracts therefrom must provide written demand to the corporation at its registered office in Delaware or at its principal place of business. Such demand must be under oath stating the purpose thereof, which purpose must be reasonably related to such person’s interest as a stockholder. The demand must further be accompanied by documentary evidence of the stockholder’s beneficial ownership of shares of the corporation’s stock and state that such documentary evidence is a true and correct copy of what it purports to be. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath must be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder.

Annex A-169

ARTICLE 8
STOCK AND STOCK CERTIFICATES

8.1	Stock Certificates; Transfer Agents and Registrars.

No shares of the corporation will be issued unless authorized by the Board of Directors.

The shares of the corporation will be uncertificated unless the Board of Directors provides by resolution that some or all of any or all classes or series of its stock will be represented by certificates. If shares are represented by certificates, such certificates will be in the form, other than bearer form, approved by the Board of Directors or the President, Chief Executive Officer or Secretary of the corporation. The certificates representing shares of stock, if any, will be signed by, or in the name of, the corporation by any two authorized officers of the corporation (it being understood that the chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the corporation will be authorized officers for such purpose). The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents or registrars of the stock of the corporation from time to time. Any or all of the signatures on stock certificates may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

8.2	Special Designation on Certificates.

The corporation may restrict the transfer, the registration of transfer and the ownership of its securities. The corporation may place legends or notations on stock certificates or deliver notices to uncertificated stockholders indicating the restrictions, which will be binding to the fullest extent permitted by the DGCL.

8.3	Lost Certificates.

Except as provided in this Section 8.3, no new certificate for shares will be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and cancelled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or the legal representative of such owner, to give the corporation a bond or an indemnity sufficient to protect it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.4	Transfer of Stock.

(a) Subject to the other provisions of this Article 8, including those relating to uncertificated shares and restrictions on transfer, upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the corporation will issue a new certificate, or, in the case of uncertificated shares, a notice of issuance of shares, to the person entitled thereto, cancel the old certificate (if any) and record the transaction in its books. For clarity, in the case of a transfer of certificated shares that have been designated by resolution of the Board of Directors to be uncertificated shares, both the transferred shares issued to the transferee and any balance shares issued to the transferor will be uncertificated. Also, the corporation may require the stockholder to pay a reasonable transfer processing fee for any proposed transfer in an amount to be determined by the corporation.

Annex A-170

(b) Certificates representing, and in the case of uncertificated securities, notices of issuance with respect to, shares of stock of the corporation will have impressed on, printed on, written on or otherwise affixed to them such legends as may be required by applicable law, including without limitation the following (or substantially similar) legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT EFFECTIVE REGISTRATIONS THEREUNDER OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATIONS ARE NOT REQUIRED.”

The corporation will take all such actions as are practicable to cause the certificates representing, and notices of issuance with respect to, shares that are subject to the restrictions on transfer set forth in this Section 8.4 to contain the foregoing legends.

8.5	Stock Transfer Agreements.

The corporation will have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the DGCL.

8.6	Registered Stockholders.

The corporation will be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, will be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it receives express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE 9
GENERAL MATTERS

9.1	Checks; Drafts; Evidences of Indebtedness.

From time to time, the Board of Directors may determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized may sign or endorse those instruments. The Board of Directors may delegate to an officer the authority to make such determinations and authorizations.

9.2	Corporate Contracts and Instruments; How Executed.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless such power is so authorized or ratified by the Board of Directors, provided in these Bylaws, or within the agency power of an officer, no officer, agent or employee will have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.3	Fiscal Year.

The fiscal year of the corporation will be the same as the calendar year unless otherwise fixed by resolution of the Board of Directors.

Annex A-171

9.4	Seal.

The Board of Directors may, but is not required to, adopt and alter a corporate seal, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.5	Representation of Shares of Other Corporations.

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the corporation, or any other person authorized by the Board of Directors or the president or a vice president, is authorized to vote, represent and exercise on behalf of the corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

9.6	Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL will govern the construction of these Bylaws. Without limiting the generality of the foregoing, the singular number includes the plural, the plural number includes the singular, the term “including” means “including but not limited to,” and the term “person” includes a corporation, limited liability company, trust partnership or other entity and a natural person.

9.7	Facsimile or Electronic Signature.

In addition to the provisions for use of facsimile or electronic signatures elsewhere specifically authorized in these Bylaws, any document, including, without limitation, any consent, agreement, certificate or instrument, required by the DGCL, the Certificate of Incorporation or these Bylaws to be executed by any officer, director, stockholder, employee or agent of the corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. All other contracts, agreements, certificates or instruments to be executed on behalf of the corporation may be executed using a facsimile or other form of electronic signature to the fullest extent permitted by applicable law. The terms ‘electronic mail,’ ‘electronic mail address,’ ‘electronic signature’ and ‘electronic transmission’ as used herein shall have the meanings ascribed thereto in the DGCL.

9.8	Annual Report.

The corporation will cause an annual report to be sent to the stockholders of the corporation to the extent required by applicable law. If and so long as there are fewer than one hundred (100) holders of record of the corporation’s shares, the requirement of sending an annual report to the stockholders of the corporation is hereby expressly waived (to the extent permitted under applicable law).

ARTICLE 10
AMENDMENTS

10.1	Amendments.

Subject to any voting requirements set forth in the corporation’s Certificate of Incorporation, these Bylaws or other bylaws of the corporation may be adopted, amended or repealed by the Board of Directors. The stockholders may make additional Bylaws and may adopt, amend or repeal any bylaws whether such bylaws were originally adopted by them or otherwise.

Annex A-172

CERTIFICATE OF ADOPTION OF BYLAWS
OF
[REEcycle Holdings, Inc.]

The undersigned hereby certifies that the undersigned is the duly elected, qualified and acting Secretary of [REEcycle Holdings, Inc.], a Delaware corporation (the “Corporation”), and that the foregoing Bylaws constitute the bylaws of the Corporation as duly adopted by the Corporation’s Board of Directors on _______________, 2026.

Executed as of _______________, 2026.

By:
Name:
Title:

Annex A-173

Exhibit G

Closing Date: [__]

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

Re:	Notice Required Under Treasury Regulation Section 1.897-2(h)(2)

Dear Sir or Madam:

This notice is provided pursuant to the requirements of Treasury Regulation Section 1.897-2(h)(2).

1.	The name, address and taxpayer identification number of REEcycle Holdings, Inc. (the “Company”) are as follows:

REEcycle Holdings, Inc.

8310 Castleford St. Ste 320

Houston, TX 77040
Federal Taxpayer Identification Number: 88-4113592

2.	A foreign interest holder did not request the attached statement. The Company voluntarily provided the attached statement in response to a request from [●] (the “Acquirer”), in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The name, address and taxpayer identification number of the Acquirer are as follows:

[●]

[●]

[●]

Federal Taxpayer Identification Number: [●]

3.	The Company has determined that the Company is not as of the date of this notice, and has not been, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), at any time during the five-year period ending on the date hereof. Accordingly, no interest in the Company is a “United States real property interest” as defined in Section 897(c)(1) of the Code.

Under penalties of perjury, the undersigned declares that the above notice (including the attachment hereto) is correct to his or her knowledge and belief and that the undersigned has the authority to sign this notice on behalf of the Company.

Sincerely,

REEcycle Holdings, Inc.

By:	Mick McMullen
Its:	Chairman

Annex A-174

Closing Date: [__]

[●]

[●]

[●]

Ladies and Gentlemen:

In connection with the acquisition by [●] (the “Acquirer”) of REEcycle Holdings, Inc., a Delaware corporation (the “Company”), pursuant to that certain Business Combination Agreement (the “BCA”), dated May [●], 2026, by and among the Acquirer; HCAC Star Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Acquirer; and the Company, the Company is voluntarily providing this letter in response to your request in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i) and Treasury Regulation Section 1.897-2(h).

The undersigned hereby certifies the following on behalf of the Company:

1.	As of the date of this letter, the Company is not a “United States real property holding corporation” (a “USRPHC”) as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.897-2(b), and the Company has not been a USRPHC at any time during the five-year period ending on the date of this letter.

2.	As of the date of this letter, no interest in the Company constitutes a “United States real property interest,” as defined in Section 897(c)(1) of the Code and Treasury Regulation Section 1.897-1(c), and accordingly no withholding is required pursuant to Section 1445 of the Code.

This letter constitutes authorization for the Acquirer to deliver a copy of this letter, along with the appropriate notification, to the Internal Revenue Service on behalf of the Company. The Company acknowledges that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that the above information is correct to the best of his or her knowledge and belief and that the undersigned has the authority to sign this letter on behalf of the Company.

Sincerely,

REEcycle Holdings, Inc.

By:	Mick McMullen
Its:	Chairman

Annex A-175

ANNEX B

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

HCAC Star Merger Sub, Inc.

WITH AND INTO

[REEcycle Holdings, Inc.]1

May [_____], 2026

In accordance with the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned hereby certifies the following facts relating to the merger (the “Merger”) of HCAC Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into [REEcycle Holdings, Inc.], a Delaware corporation (the “Company”).

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
[REEcycle Holdings, Inc.]	Delaware
HCAC Star Merger Sub, Inc.	Delaware

SECOND: A Business Combination Agreement (the “Agreement”), dated as of May [__], 2026, by and among the Company, Merger Sub, and Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL.

THIRD: The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be “[REEcycle Holdings, Inc.]”

FOURTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

FIFTH: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Company, as in effect immediately prior to the effectiveness of the Merger.

SIXTH: An executed copy of the Agreement is on file at the offices of the Surviving Corporation at the following address:

[Address]

SEVENTH: A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[1]	Note to Draft: Name to be updated.

[Signature Page Follows]

Annex B-1

IN WITNESS WHEREOF, the undersigned surviving corporation has caused this Certificate of Merger to be executed by an authorized officer as of the date first set forth above.

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Annex B-2

ANNEX C

FORM OF INTERIM CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
HALL CHADWICK ACQUISITION CORP

[●], 2026

Article I
NAME

The name of the corporation is Hall Chadwick Acquisition Corp (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 560,500,000 shares, consisting of (a) 550,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), (b) 5,000,000 units consisting of one share of Common Stock and one right to receive one tenth (1/10) of one share of Common Stock (the “Units”), and (c) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board,” and each member of the Board, a “Director”) is expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed under the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, now or later, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate of Incorporation (this “Certificate”) (including any Preferred Stock Designation), the holders of the shares of Common Stock shall possess all voting power with respect to the Corporation.

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(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the right to vote on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote under this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared by the Board from time to time out of any assets or funds of the Corporation legally available and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise may not be less than the par value.

Section 4.5 Redemption, Purchase and Surrender of Shares and Treasury Shares.

(a) Redemption, Purchase and Surrender. Subject to the provisions of the DGCL, the rules of any national securities exchange, including the Nasdaq Stock Market LLC, the NYSE American LLC or The New York Stock Exchange LLC or any over-the-counter market on which shares of Common Stock are listed for trading (the “Designated Stock Exchange”) and/or any competent regulatory authority, and to the rights attaching to the Common Stock, the Corporation may, upon approval by the Board:

(i) issue shares of Common Stock on terms that they are to be redeemed or are liable to be redeemed at the option of the Corporation or the stockholder on such terms and in such manner as the Board may, before the issue of such shares of Common Stock, determine;

(ii) purchase its own shares of Common Stock (including any redeemable shares) on such terms and in such manner as the Board determine;

(iii) make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner permitted by the DGCL; and

Annex C-2

(iv) permit the surrender of fully paid shares of Common Stock for no consideration.

The Corporation may make a payment in respect of the redemption or purchase of its own shares of Common Stock in any manner authorized by the DGCL.

(b) Effect of Redemption, Purchase and Surrender. Shares of Common Stock that the Corporation redeems, purchases, accepts by way of surrender or otherwise acquires under Section 4.5(a) may:

(i) be cancelled; or

(ii) be held as shares of Common Stock that have been repurchased, redeemed, surrendered to or otherwise acquired by the Corporation and not cancelled (“Treasury Shares”) on such terms and in such manner as the Board determine before such acquisition.

(c) Effects of Redemptions. With respect to redeeming or repurchasing the shares of Common Stock: stockholders who hold shares of Common Stock (“Public Shares”) that were originally issued in the Corporation’s initial public offering of securities (the “IPO”) are entitled to request the redemption of such shares of Common Stock (but only to the extent that such request must have been made to the Corporation in accordance with its prior Amended and Restated Memorandum and Articles of Incorporation), or for such Public Shares to otherwise be redeemed, in the circumstances described in Section 4.7(c); and

(d) Power to pay for redemption or purchase in cash or in specie. When making a payment in respect of the redemption or purchase of shares of Common Stock, the Board may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares, or by the terms applying to those shares in accordance with Section 4.7), or otherwise by agreement with the stockholder holding those shares of Common Stock.

(e) Effect of redemption or purchase of a share of Common Stock. Upon the date of redemption or purchase of a share:

(i) the stockholder holding that share of Common Stock shall cease to be entitled to any rights in respect of such share other than the right to receive:

(1)	the price for the share of Common Stock; and

(2)	any dividend declared in respect of the share of Common Stock before the date of redemption or purchase;

(ii) the Corporation’s stock ledger shall be updated to reflect the redemption or purchase of the share of Common Stock from the stockholder; and

(iii) the share of Common Stock shall be cancelled or held as a Treasury Share, as the Board may determine.

For the purpose of this Certificate, the date of redemption or purchase is the date when the redemption or purchase falls due.

(f) Treasury Shares. All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Corporation while it holds the share of Common Stock as a Treasury Share, other than as set out in this Certificate. The Corporation may:

(i) cancel the Treasury Shares on such terms and in such a manner as the Board may determine; and

(ii) transfer the Treasury Shares, upon such terms and conditions determined and approved by the Board in its sole discretion.

Annex C-3

(g) Rights attaching to Treasury Shares and Related Matters.

(i) No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Corporation’s assets (including any distribution of assets to stockholders on a winding up) may be made to the Corporation in respect of a Treasury Share.

(ii) The Corporation’s stock ledger shall reflect that the Corporation is the holder of the Treasury Shares. However:

(1)	the Corporation shall not be treated as a stockholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(2)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Corporation’s stockholders and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of this Certificate or the DGCL.

(iii) Treasury Shares may be disposed of by the Corporation in accordance with the DGCL and otherwise on such terms and conditions as the Directors determine.

(h) No Participation. Any share of Common Stock in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Corporation in respect of the period after the date specified as the date of redemption in the notice of redemption.

(i) No other Redemption. The redemption, purchase or surrender of any share of Common Stock shall not be deemed to give rise to the redemption, purchase or surrender of any other share of Common Stock.

(j) Redemption in Kind. The Board may, when making payments in respect of redemption or purchase of shares of Common Stock, if authorized by the terms of issue of the shares of Common Stock being redeemed or purchased or with the agreement of the holder of such shares of Common Stock, make such payments either in cash or in kind.

Section 4.6 Intentionally Omitted.

Section 4.7 Business Combination.

(a) Notwithstanding any other provision of this Certificate, this Section 4.7 shall apply during the period commencing upon the adoption of the Certificate and terminating upon the first to occur of the consummation of any business combination of the Corporation (“Business Combination”) and the distribution of the trust account of the Corporation (“Trust Account”) under Section 4.7(e). In the event of a conflict between this Section 4.7 and any other sections, the provisions of this Section 4.7 shall prevail and this section may not be amended before the consummation of a Business Combination without the affirmative vote of the holders of at least two-thirds of the Common Stock, who, being entitled to do so, vote in person or by proxy at a meeting of the Corporation’s stockholders.

(b) The Corporation shall be authorized to consummate the Business Combination if such Business Combination is approved by the affirmative vote of the holders of a majority of the capital stock of the Corporation, who, being entitled to do so, vote in person or by proxy at the meeting of the Corporation’s stockholders.

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(c) Any stockholder holding Public Shares who is not Hall Chadwick Capital LLC (the “Sponsor”), or an officer, or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such stockholder together with any “Affiliate” (meaning, in respect of a person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity) of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) may exercise this redemption right with respect to more than 15% of the Public Shares sold in the IPO without the Corporation’s prior consent, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days before the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Corporation shall pay any such redeeming stockholder (who submitted Class A Public Shares to the transfer agent of the Corporation at least two business days before the meeting of the Corporation’s stockholders to approve a Business Combination, regardless of whether such stockholder votes for or against such proposed Business Combination or abstains from voting, a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days before the consummation of a Business Combination, including interest earned on the Trust Account not previously released to the Corporation for the payment of tax amounts paid by the Corporation (such withdrawals, the “Permitted Withdrawals”)), divided by the number of then-outstanding Public Shares in issue (such redemption price being referred to as the “Redemption Price”).

(d) The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant stockholders as appropriate.

(e) In the event that the Corporation does not consummate a Business Combination by twenty-one months after the closing of the IPO, such earlier time as the Directors may approve or such later time as the stockholders of the Corporation may approve in accordance with the Certificate, the Corporation shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days after, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Corporation for Permitted Withdrawals (less up to US$ 100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares in issue, which redemption will completely extinguish the rights of the holders of such Public Shares as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Corporation’s remaining stockholders and the Directors, liquidate and dissolve, subject in the case of sub-sections (ii) and (iii), to its obligations under Delaware law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. If the Corporation shall wind up for any other reason before the consummation of a Business Combination, the Corporation shall, as promptly as reasonably possible but not more than ten business days after, follow the foregoing procedures set out in this Section 4.7(e) with respect to the liquidation of the Trust Account, subject to its obligations under Delaware law to provide for claims of creditors and subject to the other requirements of applicable law.

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(f) Except for Permitted Withdrawals, none of the funds held in the Trust Account shall be released from the Trust Account:

(i) to the Corporation, until completion of any Business Combination; or

(ii) to the stockholders holding Public Shares, until the earliest of:

(1)	an IPO Redemption under Section 4.7(c); or

(2)	a distribution of the Trust Account under Section 4.7(e).

In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account. The Corporation shall have no obligation to deposit any funds held outside of the Trust Account into the Trust Account for the benefit of holders of Public Shares following the deposit in connection with the IPO of the net proceeds of the IPO and certain of the proceeds of the sale of the private placement shares into the Trust Account. Holders of Public Shares shall have no rights to any funds held by the Corporation outside of the Trust Account upon or following their redemption under Section 4.7(c) or 4.7(e).

(g) After the issue of Public Shares, and before the consummation of a Business Combination, the Directors shall not, issue additional shares or any other securities that would entitle the holders to:

(i) receive funds from the Trust Account; or

(ii) vote as a class with the Public Shares:

(1)	on a Business Combination or on any other proposal presented to stockholders before or in connection with the completion of a Business Combination; or

(2)	to approve an amendment to this Certificate to: (A) extend the time the Corporation has to consummate a Business Combination beyond twenty-one (21) months from the closing of IPO; or (B) amend the foregoing provisions of this Certificate.

(h) The Corporation must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in the Trust Account and taxes payable on the interest earned on the Trust Account) at the time of the Corporation signing the agreement to enter into a Business Combination. An initial Business Combination must not be effectuated solely with another blank check company or a similar company with nominal operations.

(i) The uninterested independent Directors shall approve any transaction or transactions between the Corporation and any of the following parties:

(i) any stockholder owning an interest in the voting power of the Corporation that gives such stockholder a significant influence over the Corporation; and

(ii) any Director or officer of the Corporation and any Affiliate or relative of such Director or officer.

(j) Any payment made to members of the audit committee of the Board (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

(k) A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

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(l) The audit committee of the Board (if one exists) shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the audit committee of the Board shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

(m) The Corporation may enter into a Business Combination with a target business that is affiliated with a member of the investor group consisting of the Sponsor and its respective Affiliates, successors and assigns, the Directors or officers of the Corporation. In the event the Corporation seeks to complete the Business Combination with a target business that is affiliated with the Sponsor, officers or Directors, the Corporation, or a committee of independent Directors, will obtain an opinion from an independent investment banking firm or another independent valuation or accounting firm that such a Business Combination or transaction is fair to the Corporation from a financial point of view.

(n) Any Business Combination must be approved by a majority of the independent Directors.

(o) In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, any Director or officer of the Corporation or any of their respective Affiliates, the Corporation, or a committee of the independent Directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Article V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws later adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of Directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board under a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, each of the successors elected to replace the class of Directors whose term expires at that annual meeting shall be elected for a three year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5, if the number of Directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case shall a decrease in the number of Directors constituting the Board shorten the term of any incumbent Director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect Directors under the terms of one or more series of Preferred Stock, the election of Directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote. The Board is expressly authorized, by resolution or resolutions, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

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(c) Subject to Section 5.5, a Director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such Director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5, newly created directorships resulting from an increase in the number of Directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining Directors then in office, even if less than a quorum, or by a sole remaining Director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of Directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such Director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5, any or all of the Directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more Directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such Directors shall not be included in any of the classes created under this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of Directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws later adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board under a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

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Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed under this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation is not permitted under the DGCL as the same exists or may later be amended unless a Director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a Director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation in respect of any act or omission occurring before the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may after be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part) initiated by such indemnitee only if such proceeding (or part) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or later acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring before such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its Directors, officers and stockholders. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her Director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, Director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a Director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

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(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, before such alteration, amendment, addition, repeal or adoption.

Article X
AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or later prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature conferred upon stockholders, Directors or any other persons by and under this Certificate in its present form or as later amended are granted subject to the right reserved in this Article X.

Article XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, this Certificate (including any Preferred Stock Designation) or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants. Furthermore, unless the Corporation consents in writing to the selection of an alternative forum, with respect to claims that are not internal corporate claims, stockholders, when acting in their capacity as stockholders or in the right of the Corporation, shall bring any or all such claims only in the Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, if such claims relate to the business of the Corporation, the conduct of its affairs, or the rights or powers of the Corporation or its stockholders, Directors or officers, subject to such Court of Chancery of the State of Delaware or the United States District Court for the District of Delaware, as applicable having personal jurisdiction over the indispensable parties named as defendants. In addition, unless the Corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding anything to the contrary, this Section 11.1 shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

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Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Article XII
SEVERABILITY

If any provision or provisions (or any part) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired, and (ii) the provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIII

INCORPORATOR

The name and mailing address of the Corporation’s incorporator is as follows:

[●]

[Signature page follows.]

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The Company has executed this Certificate as of the date written above.

COMPANY

By:
Name:	Alex Bono
Title:	Chief Executive Officer

[Signature Page to Certificate of Incorporation]

Annex C-13

ANNEX D

FORM OF INTERIM BYLAWS

BYLAWS

OF

Hall Chadwick Acquisition Corp.

Dated as of [●], 2026

Annex D-i

Annex D-ii

ARTICLE I
CORPORATE OFFICERS

Section 1.01 Registered Office. The address of the registered office of Hall Chadwick Acquisition Corp., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these bylaws (as the same may be amended, restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

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Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Voting; Proxies.

(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

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(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 2.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or vote at any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation

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may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded.

Section 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 2.13 Advance Notice Procedures for Business Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.13 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

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(ii) As to each Proposing Person,

(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,

(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation,

(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

(3) any contract, derivative, swap or other transaction or series of transactions designed to

(a) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation,

(b) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or

(c) increase or decrease the voting power in respect of any class or series of shares of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person,

including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

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(B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,

(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

(the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

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(iv) An acknowledgement that if the Proposing Person giving the notice (or such Proposing Person’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vi) such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.13.

(d) For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(i) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders. If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.13, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.13. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.13 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.13, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.14 as to such notice and nomination. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.13) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.14 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13) of the date of such special meeting was first made.

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(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.14(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13) of such increase.

(c) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(c)(i), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.13(c)(ii)(F), the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director,

(A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), and

(B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant.

(C) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and

(D) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination

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(1) is not and, if elected as a director during his or her term of office, will not become a party to

(a) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law,

(2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation,

(3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and

(4) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(d) For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(f) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(g) A stockholder providing notice of any nomination proposed to be made at a meeting and any candidate for nomination as a director shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice or by such candidate, as applicable, pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting

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or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(i) No candidate nominated pursuant to Section 2.14(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.

Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

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ARTICLE III
BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, as provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these Bylaws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office for the remainder of the full term of the class of Directors to which such Director has been assigned and until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for Directors.

Section 3.04 Resignation and Vacancies.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in Section 3.03.

(b) Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05 Removal. Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation or applicable law.

Section 3.06 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as has been designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.07 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

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Section 3.08 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 3.08 shall constitute presence in person at such meeting.

Section 3.09 Quorum; Vote Required for Action. At all meetings of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.10 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.11 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.12 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 3.13 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Section 3.14 Emergency Bylaws. This Section 3.14 shall be operative only during an Emergency (as defined below) and shall cease to be operative upon termination of such Emergency. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL that results in a quorum of the Board of Directors or a committee thereof not being able to readily be convened for action (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these Bylaws, during such Emergency: (a) a meeting of the Board of Directors or a committee thereof may be called by any Director, the Chairperson, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, and such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit; (b) the Director or Directors in attendance at a meeting called in accordance with this Section 3.14(a) shall constitute a quorum; and (c) no officer, Director or employee acting in accordance with this Section 3.14 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.14 shall modify the preceding sentence with regard to actions taken prior to the time of such amendment, repeal or change.

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ARTICLE IV
COMMITTEES

Section 4.01 Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

ARTICLE V
OFFICERS

Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03 Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

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Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

ARTICLE VI
RECORDS

Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE VII
GENERAL MATTERS

Section 7.01 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

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Section 7.02 Stock Certificates.

(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Certificates for the shares of Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

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Section 7.07 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Subject to the restrictions set forth in Section 7.12, shares of Stock shall be transferable in the manner prescribed by law and in these Bylaws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12 Intentionally Omitted.

Section 7.13 Registered Stockholders. The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.14 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

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ARTICLE VIII
NOTICE

Section 8.01 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

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Section 9.02 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

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Section 9.09 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

ARTICLE X
AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The Stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

ARTICLE XI
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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ANNEX E

FORM OF POST-CLOSING CERTIFICATE OF INCORPORATION

CERTIFICATE OF INCORPORATION
OF
REECYCLE, INC.

Article I.

The name of the corporation is REEcycle, Inc. (the “Corporation”).

Article II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Dr., Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is Corporation Service Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended and supplemented (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Hall Chadwick Acquisition Corp., a Cayman Islands exempted company limited by shares (“HCAC”), as a Delaware corporation, and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of HCAC (the “Certificate of Domestication”).

Article IV.

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 625,000,000, consisting of two classes as follows:

(a) 615,000,000 shares of common stock, with a par value of $0.0001 per share (the “Common Stock”); and

(b) 10,000,000 shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”).

Upon the filing of the Certificate of Domestication and this Certificate of Incorporation, each issued and outstanding ordinary share of HCAC shall convert automatically, on a one-for-one basis, into a share of Common Stock, without any action required on the part of the Corporation or the holders thereof.

Section 4.2 Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, including “blank check” preferred stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the

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adoption of the resolution originally fixing the number of shares of such series (except where otherwise provided in the Preferred Stock Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

Section 4.3 Number of Authorized Shares. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of any holders of shares of Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Section 4.4 Common Stock. The powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law, each share of Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b) Dividends and Distributions. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Common Stock in proportion to the number of shares held by each such stockholder.

Article V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

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Article VI.

Section 6.1 Management. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.2 Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 6.3 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors, and, at each annual meeting of shareholders, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled exclusively by the affirmative vote of a majority of the Directors then in office, even though less than a quorum, or by a sole remaining Director (other than any Director elected by the separate vote of one or more outstanding series of Preferred Stock), and not by the stockholders. Any Director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

Section 6.5 Removal With or Without Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may otherwise be removed with or without cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at a meeting duly called for that purpose.

Section 6.6 Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

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Article VII.

Section 7.1 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

Section 7.2 Special Meetings. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, and shall not be called by any other Person. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may not be called by the stockholders of the Corporation or any other Person.

Section 7.3 Notice. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VIII.

The affirmative vote of at least two-thirds of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of at least a majority of the voting power of the outstanding shares is required to amend, alter, change or repeal any provision contained in Articles I, II, and III of this Certificate of Incorporation. For the avoidance of doubt, the provisions of Sections 242(d)(1) and (d)(2) of the DGCL shall apply to the Corporation.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Article IX.

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article IX, or the adoption of any provision of the Restated Certificate inconsistent with this Article IX, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Article X.

The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any Person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Neither any amendment nor repeal of this Article X, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article X, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Article XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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Any Person purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that Person and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby.

Article XII.

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws of the Corporation or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.

To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws of the Corporation and (c) any amendment to this Certificate of Incorporation or the Bylaws of the Corporation enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws of the Corporation and applicable law.

Article XIII.

Section 13.1 In recognition and anticipation that members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

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Section 13.2 No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (collectively, “Identified Persons” and, each individually, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 13.3. Subject to Section 13.3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

Section 13.3 The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 13.2 shall not apply to any such corporate opportunity.

Section 13.4 In addition to and notwithstanding the foregoing provisions of this Article XIII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

Section 13.5 Solely for purposes of this Article XIII, “Affiliate” shall mean (a) in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder and shall include (i) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Principal Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 13.6 To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XIII.

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Article XIV.

Section 14.1 Definitions. As used in this Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A Person who is the owner of ten percent (10%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(c) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(d) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(iii) has any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing such stock, with any other Person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.

(e) “Person” means any individual, corporation, partnership, limited liability company, unincorporated association or other entity.

(f) “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(g) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(h) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

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Article XV.

The name and mailing address of the sole incorporator is as follows:

[●]	[●]

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed on this [●] day of [●], 2026.

[●]

By:	[●]
Name:	[●]
Title:	[●]

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ANNEX F

FORM OF PROPOSED POST-CLOSING BYLAWS

BYLAWS

OF

REEcycle, Inc.

Dated as of [●], 2026

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Annex F-ii

ARTICLE I
CORPORATE OFFICERS

Section 1.01 Registered Office. The address of the registered office of REEcycle, Inc., a Delaware corporation (the “Corporation”), in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

Section 1.02 Other Offices. The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board of Directors”) may from time to time establish or as the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01 Place of Meetings. Meetings of stockholders of the Corporation (the “Stockholders”), may be held at any place, within or without the State of Delaware, as may be designated by or in the manner determined by the Board of Directors. In the absence of such designation, meetings of Stockholders shall be held at the principal executive office of the Corporation. The Board of Directors may, in its sole discretion, determine that a meeting of Stockholders shall not be held at any place, but may instead be held solely by means of remote communication authorized by and in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.02 Annual Meetings. The annual meeting of Stockholders shall be held for the election of members of the Board of Directors (the “Directors”) at such date and time as may be designated by or in the manner determined by resolution of the Board of Directors from time to time. Any other business as may be properly brought before the annual meeting of Stockholders may be transacted at the annual meeting of Stockholders. The Board of Directors may postpone, reschedule or cancel any annual meeting of Stockholders previously scheduled by the Board of Directors.

Section 2.03 Special Meetings. Special meetings of the Stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. Special meetings of Stockholders validly called in accordance with this Section 2.03 of these bylaws (as the same may be amended, restated or otherwise modified from time to time, these “Bylaws”) may be held at such date and time as specified in the applicable notice of such meeting. No business may be transacted at any special meeting of Stockholders other than the business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of the Stockholders.

Section 2.04 Notice of Meetings. Whenever Stockholders are required or permitted to take any action at a meeting of Stockholders, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the Stockholders entitled to vote at the meeting (if such date is different from the record date for Stockholders entitled to notice of the meeting) and, in the case of a special meeting of the Stockholders, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, the notice of any meeting of Stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each Stockholder entitled to vote at the meeting as of the record date for determining the Stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

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Section 2.05 Adjournments. Any meeting of Stockholders, annual or special, may be adjourned from time to time by the chairperson of the meeting (or by the Stockholders in accordance with Section 2.06) to reconvene at the same or some other place, if any, and the same or some other time, and notice need not be given to the Stockholders of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting of Stockholders, the Corporation may transact any business which might have been transacted at the original meeting of Stockholders. If the adjournment is for more than 30 days, a notice of the adjourned meeting of Stockholders shall be given to each Stockholder of record entitled to vote at the adjourned meeting of Stockholders. If after the adjournment a new record date for determination of Stockholders entitled to vote is fixed for the adjourned meeting of Stockholders, the Board of Directors shall fix a new record date for determining Stockholders entitled to notice of such adjourned meeting of Stockholders in accordance with Section 2.09(a) of these Bylaws, and shall give notice of the adjourned meeting of Stockholders to each Stockholder of record entitled to vote at such adjourned meeting of Stockholders as of the record date fixed for notice of such adjourned meeting of Stockholders. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the Stockholder at such Stockholder’s address as it appears on the records of the Corporation.

Section 2.06 Quorum. At any meeting of the Stockholders, the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation (“Stock”) entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, the Certificate of Incorporation or these Bylaws. In the absence of a quorum, then either (i) the chairperson of the meeting or (ii) the Stockholders by the affirmative vote of a majority of the voting power of the outstanding shares of Stock entitled to vote thereon, present in person, or by remote communication, if applicable, or represented by proxy, shall have the power to recess or adjourn the meeting of Stockholders from time to time in the manner provided in Section 2.05 of these Bylaws until a quorum is present or represented. At any such recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. Where a separate vote by a class or classes or series of Stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of voting power of the shares of such class or classes or series of Stock issued and outstanding and entitled to vote on such matter, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 2.07 Organization. Meetings of Stockholders shall be presided over by the Chairperson or by such other officer of the Corporation or Director as designated by the Board of Directors or the Chairperson, or in the absence of such person or designation, by a chairperson chosen at the meeting by the affirmative vote of a majority of the voting power of the outstanding shares of Stock present or represented at the meeting and entitled to vote at the meeting (provided there is a quorum). The Secretary of the Corporation (“Secretary”) shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.08 Voting; Proxies.

(a) Each Stockholder entitled to vote at any meeting of Stockholders shall be entitled to the number of votes, if any, for each share of Stock held of record by such Stockholder which has voting power upon the matter in question as set forth in the Certificate of Incorporation or, if such voting power is not set forth in the Certificate of Incorporation, one vote per share. Voting at meetings of Stockholders need not be by written ballot. Unless otherwise provided in the Certificate of Incorporation, at all meetings of Stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect Directors. No holder of shares of Stock shall have the right to cumulate votes. All other elections and questions presented to the Stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

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(b) Each Stockholder entitled to vote at a meeting of Stockholders or express consent to corporate action in writing without a meeting (if permitted by the Certificate of Incorporation) may authorize another person or persons to act for such Stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Securities Exchange Act of 1934, as amended, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A Stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person (or by means of remote communication, if applicable) or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the Stockholder.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.

Section 2.09 Fixing Date for Determination of Stockholders of Record.

(a) In order that the Corporation may determine the Stockholders entitled to notice of or vote at any meeting of Stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the Stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining Stockholders entitled to notice of and to vote at a meeting of Stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of Stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for Stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of Stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.09(a) at the adjourned meeting.

(b) In order that the Corporation may determine the Stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining Stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least 10 days before every meeting of Stockholders, a complete list of the Stockholders entitled to vote at the meeting (provided, however, if the record date for determining the Stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the Stockholders entitled to vote as of the 10th day before the meeting date), arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder as of the record date (or such other date). The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting date (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business

Annex F-3

of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. Such list shall presumptively determine the identity of the Stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the “stock ledger” shall be the only evidence as to who are the Stockholders entitled to examine the list of Stockholders required by this Section 2.10 or to vote in person or by proxy at any meeting of Stockholders. For purposes of these Bylaws, the term “stock ledger” means one or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded.

Section 2.11 Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of Stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of Stockholders, the person presiding at the meeting may, and to the extent required by law, shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors of election may appoint such persons to assist them in performing their duties as they determine. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of Stock outstanding and the voting power of each such share, (ii) determine the number of shares of Stock represented at the applicable meeting of the Stockholders and the validity of proxies and ballots, (iii) count and tabulate all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of Stock represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of Stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 2.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at a meeting of the Stockholders shall be announced at the meeting by the person presiding over the meeting designated in accordance with Section 2.07. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of Stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of Stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to such meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the applicable meeting of Stockholders, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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Section 2.13 Advance Notice Procedures for Business Brought before a Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.13 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.13 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.04, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.13, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.14 and this Section 2.13 shall not be applicable to nominations except as expressly provided in Section 2.14.

(b) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.13. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Section 2.13, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);

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(ii) As to each Proposing Person,

(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,

(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation,

(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or

(3) any contract, derivative, swap or other transaction or series of transactions designed to

(a) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation,

(b) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of the Corporation, or

(c) increase or decrease the voting power in respect of any class or series of shares of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person,

including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any class or series of shares of the Corporation;

provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be required to disclose any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,

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(B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation,

(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,

(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,

(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),

(F) any proportionate interest in shares of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and

(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act

(the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

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(iv) An acknowledgement that if the Proposing Person giving the notice (or such Proposing Person’s qualified representative) does not appear at such meeting (including virtually in the case of a meeting held solely by means of remote communication) to present the proposed business the Corporation need not present such proposed business for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) A representation as to whether or not the Proposing Person intends (or is part of a group that intends) to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry the proposal (an affirmative statement of such intent being a “Solicitation Notice”) or (2) otherwise engage in a solicitation (within the meaning of Rule 14a-1(l) under the Exchange Act) with respect to the proposal, and if so, the name of each participant (as defined in Item 4 of Schedule 14A under the Exchange Act) in such solicitation; and

(vi) such written consent of the Proposing Person to the public disclosure of information provided to the Corporation pursuant to this Section 2.13.

(d) For purposes of this Section 2.13, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Proposing Person furnish such additional information as may be reasonably required by the Board of Directors. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(i) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.13 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders. If the Proposing Person has provided the Corporation with a Solicitation Notice, such Proposing Person must have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under the DGCL, the Certificate of Incorporation and these bylaws to carry any such proposal and must have included in such materials the Solicitation Notice. If no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.13, the Proposing Person must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 2.13. Notwithstanding the foregoing provisions of this Section 2.13, unless otherwise required by law, if the stockholder giving the notice required by this Section 2.13 (or such stockholder’s qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present the proposed item of business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

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(f) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.13. The presiding officer of the meeting (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.13, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g) This Section 2.13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.13 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.13 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(h) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.14 Advance Notice Procedures for Nominations of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.14 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.14 as to such notice and nomination. For purposes of this Section 2.14, “present in person” shall mean that the stockholder nominating any person for election to the Board of Directors at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b)

(i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.13) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.14 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.14 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.14. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.13) of the date of such special meeting was first made.

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(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.14(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.13) of such increase.

(c) To be in proper form for purposes of this Section 2.14, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.13(c)(i), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.13(c)(ii), except that for purposes of this Section 2.14 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.13(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.13(c)(ii) shall be made with respect to the election of directors at the meeting); and provided that, in lieu of including the information set forth in Section 2.13(c)(ii)(F), the Nominating Person’s notice for purposes of this Section 2.14 shall include a representation as to whether the Nominating Person intends or is part of a group which intends to deliver a proxy statement and solicit the holders of shares representing at least sixty seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act; and

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director,

(A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), and

(B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant.

(C) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and

(D) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination

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(1) is not and, if elected as a director during his or her term of office, will not become a party to

(a) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

(b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law,

(2) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation,

(3) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and

(4) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(d) For purposes of this Section 2.14, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(e) The Board of Directors may request that any Nominating Person furnish such additional information as may be reasonably required by the Board of Directors. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board of Directors.

(f) The Board of Directors may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board of Directors may request such other information in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board of Directors has been delivered to, or mailed and received by, the Nominating Person.

(g) A stockholder providing notice of any nomination proposed to be made at a meeting and any candidate for nomination as a director shall further update and supplement such notice or the materials delivered pursuant to this Section 2.14, as applicable, if necessary, so that the information provided or required to be provided in such notice or by such candidate, as applicable, pursuant to this Section 2.14 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date

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for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(h) In addition to the requirements of this Section 2.14 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder, in accordance with the time frames required in this Section 2.14 or by Rule 14a-19 promulgated under the Exchange Act, as applicable and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(i) No candidate nominated pursuant to Section 2.14(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.14, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.14, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with this Section 2.14 and elected as a director.

Section 2.15 Delivery to the Corporation. Whenever this Article II requires one or more persons (including a record or beneficial owner of Stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

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ARTICLE III
BOARD OF DIRECTORS

Section 3.01 Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02 Number; Tenure; Qualifications. Subject to the Certificate of Incorporation and the rights of holders of any series of preferred Stock to elect Directors, the total number of Directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution of the Board of Directors. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, as provided in the Certificate of Incorporation. Each Director shall hold office until such time as provided in the Certificate of Incorporation. Directors need not be Stockholders to be qualified for election or service as a Director.

Section 3.03 Election, Qualification and Term of Office of Directors. Except as provided in these Bylaws, and subject to the Certificate of Incorporation, each Director, including a Director elected to fill a vacancy or newly created directorship, shall hold office for the remainder of the full term of the class of Directors to which such Director has been assigned and until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation, disqualification or removal. Directors need not be Stockholders. The Certificate of Incorporation or these Bylaws may prescribe qualifications for Directors.

Section 3.04 Resignation and Vacancies.

(a) Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more Directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as provided in Section 3.03.

(b) Unless otherwise provided in the Certificate of Incorporation or these Bylaws, vacancies resulting from the death, resignation, disqualification or removal of any Director, and newly created directorships resulting from any increase in the authorized number of Directors shall be filled only by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director.

Section 3.05 Removal. Directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation or applicable law.

Section 3.06 Regular Meetings. Regular meetings of the Board of Directors may be held at such places, if any, within or without the State of Delaware, and at such times as has been designated by the Board of Directors and publicized among all Directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.

Section 3.07 Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson, the Chief Executive Officer, the President, the Secretary or a majority of the Directors then in office and shall be held at such time, date and place, if any, within or without the State of Delaware as he or she or they shall fix. Notice to Directors of the date, place and time of any special meeting of the Board of Directors shall be given to each Director by the Secretary or by the officer or one of the Directors calling the meeting. Such notice may be given in person, by United States first-class mail, or by e-mail, telephone, telecopier, facsimile or other means of electronic transmission. If the notice is delivered in person, by e-mail, telephone, telecopier, facsimile or other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of holding of the meeting. If the notice is sent by mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting if the meeting is to be held at the Corporation’s principal executive office nor the purpose of the meeting.

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Section 3.08 Place of Meetings; Telephonic Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Directors may participate in any meetings of the Board of Directors or a committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting of the Board of Directors pursuant to this Section 3.08 shall constitute presence in person at such meeting.

Section 3.09 Quorum; Vote Required for Action. At all meetings of the Board of Directors, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of Directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the Directors present at any meeting of the Board of Directors at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum is not present at any meeting of the Board of Directors, then the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.10 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the Directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 3.11 Action by Unanimous Consent of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting of the Board of Directors if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Thereafter, the writing or writings or electronic transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.

Section 3.12 Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursements of expenses, of Directors for services to the Corporation in any capacity. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Any Director may decline any or all such compensation payable to such Director in his or her discretion.

Section 3.13 Chairperson. The Board of Directors may appoint from its members a chairperson (the “Chairperson”). The Board of Directors may, in its sole discretion, from time to time appoint one or more vice chairpersons (each, a “Vice Chairperson”), each of whom in such capacity shall report directly to the Chairperson.

Section 3.14 Emergency Bylaws. This Section 3.14 shall be operative only during an Emergency (as defined below) and shall cease to be operative upon termination of such Emergency. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 110(a) of the DGCL that results in a quorum of the Board of Directors or a committee thereof not being able to readily be convened for action (an “Emergency”), notwithstanding any different or conflicting provisions in the DGCL, the Certificate of Incorporation or these Bylaws, during such Emergency: (a) a meeting of the Board of Directors or a committee thereof may be called by any Director, the Chairperson, the Chief Executive Officer, the President or the Secretary by such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given, in the judgment of the person calling the meeting, only to such Directors as it may be feasible to reach at the time and by such means as may be feasible at the time, and such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit; (b) the Director or Directors in attendance at a meeting called in accordance with this Section 3.14(a) shall constitute a quorum; and (c) no officer, Director or employee acting in accordance with this Section 3.14 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 3.14 shall modify the preceding sentence with regard to actions taken prior to the time of such amendment, repeal or change.

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ARTICLE IV
COMMITTEES

Section 4.01 Committees. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of any committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in a resolution of the Board of Directors, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation (if one is adopted) to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the Stockholders, any action or matter expressly required by the DGCL to be submitted to Stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee (or resolution of the committee designating the subcommittee, if applicable), a majority of the Directors then serving on a committee or subcommittee, as applicable, shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee or subcommittee, as applicable, present at a meeting at which a quorum is present shall be the act of the committee or subcommittee, as applicable. Meetings of any committee of the Board of Directors may be held at any time or place, if any, within or without the State of Delaware whenever called by the Chairperson or a majority of the members of such committee.

Section 4.02 Committee Minutes. Each committee of the Board of Directors shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 4.03 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each such committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III.

ARTICLE V
OFFICERS

Section 5.01 Officers. The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board of Directors, a Chairperson, a Vice Chairperson, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No officer need be a Stockholder or Director.

Section 5.02 Appointment of Officers. The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.03.

Section 5.03 Subordinate Officers. The Board of Directors may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

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Section 5.04 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

Section 5.05 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.02.

Section 5.06 Representation of Shares of Other Entities. Unless otherwise directed by the Board of Directors, the Chairperson, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board of Directors, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Section 5.07 Authority and Duties of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 5.08 Compensation. The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a Director.

ARTICLE VI
RECORDS

Section 6.01 Records. A stock ledger consisting of one or more records in which the names of all of the Stockholders of record, the address and number of shares registered in the name of each such Stockholder, and all issuances and transfers of Stock are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of Stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of Stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

ARTICLE VII
GENERAL MATTERS

Section 7.01 Execution of Corporate Contracts and Instruments. The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

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Section 7.02 Stock Certificates.

(a) The shares of Stock shall be represented by certificates, provided that the Board of Directors by resolution may provide that some or all of the shares of any class or series of Stock shall be uncertificated. Certificates for the shares of Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson, Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(b) The Corporation may issue the whole or any part of its shares of Stock as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

Section 7.03 Special Designation of Certificates. If the Corporation is authorized to issue more than one class of Stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of Stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of Stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.04 Lost Certificates. Except as provided in this Section 7.04, no new certificates for shares of Stock shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 7.05 Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of Stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

Section 7.06 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

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Section 7.07 Dividends. The Board of Directors, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its Stock. Dividends may be paid in cash, in property or in shares of Stock. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

Section 7.08 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

Section 7.09 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 7.10 Transfer of Stock. Subject to the restrictions set forth in Section 7.12, shares of Stock shall be transferable in the manner prescribed by law and in these Bylaws. Shares of Stock shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of Stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

Section 7.11 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of Stockholders of any one or more classes or series of Stock to restrict the transfer of shares of Stock of any one or more classes owned by such Stockholders in any manner not prohibited by the DGCL.

Section 7.12 Lock-Up.

(a) Subject to Section 7.12(b), the Lock-Up Holders (as defined below), for the duration of the Lock-Up Period, may not offer, sell, contract to sell, pledge, grant any option to purchase, or otherwise dispose of, directly or indirectly, any of the Lock-Up Shares (as defined below), establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to any of the Lock-Up Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any of these transactions are to be settled by delivery of any such Lock-Up Shares, in cash or otherwise, publicly disclose the intention to make any such transaction, or engage in any Short Sales with respect to the Lock-Up Shares (the “Lock-Up”).

(b) Permitted Transfers. Notwithstanding Section 7.12(a), the Lock-Up Holders or their respective Permitted Transferees may Transfer Lock-Up Shares during the Lock-Up Period: (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the Lock-Up Holder or a member of the Lock-Up Holder’s immediate family; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic relations order, court order or in connection with a divorce settlement; (v) if the Lock-Up Holder is not a natural person, to any corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by, or is under common control or management with, the Lock-Up Holder, or to the direct or indirect partners, members or stockholders of the Lock-Up Holder, including, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) in the event of the Corporation’s completion of a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; (vii) the exercise of any options or warrants to purchase shares of Common Stock (which exercises may be effected on a cashless basis to the

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extent the instruments representing such options or warrants permit exercises on a cashless basis) or the vesting or settlement of stock-based awards; provided, that the Lock-Up Holder shall comply with the Transfer restrictions set forth in this Section 7.12 applicable to any underlying shares of Common Stock issued upon such exercise, vesting or settlement; and (viii) sales of Lock-Up Shares on the open market or Transfers to the Corporation, in each case solely to the extent necessary to satisfy tax obligations (including any income, capital gains or other tax obligations) arising from (A) the receipt or issuance of Lock-Up Shares in connection with the Closing, or (B) the vesting, settlement or exercise of stock-based awards, options or warrants during the Lock-Up Period, including sell-to-cover transactions; provided, that the number of Lock-Up Shares so sold or transferred shall not exceed the number of shares necessary to satisfy such tax obligations; provided, however, that in the case of clauses (i) through (v), each Permitted Transferee must enter into a written agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by the Transfer restrictions set forth in this Section 7.12.

(c) Board Authority. Notwithstanding the other provisions set forth in this Section 7.12, the Board of Directors (including, for the avoidance of doubt and to the fullest extent permitted by law, a duly authorized committee thereof) may, in its sole discretion, determine to waive, amend or repeal the Lock-Up obligations set forth herein, in whole or in part; provided, that any such waiver, amendment or repeal shall require the affirmative vote of a majority of the disinterested directors; provided, further, that to the extent the applicable Lock-Up Holder is party to a contractual lock-up, standoff or similar agreement (a “Lock-Up Agreement”), no waiver, amendment or repeal of the Lock-Up obligations set forth herein shall affect any provisions, rights, obligations or restrictions applicable to such Lock-Up Holder in such Lock-Up Agreement, which shall continue to apply in accordance with its terms. In the event of any conflict between these Bylaws and a Lock-Up Agreement, the terms of the Lock-Up Agreement shall prevail.

(d) Enforcement. Any attempt to Transfer any Lock-Up Shares that is not in compliance with this Section 7.12 shall be null and void ab initio, and the Corporation shall not, and shall cause any transfer agent not to, give any effect in the Corporation’s stock records to such attempted Transfer, and the purported transferee in any such purported Transfer shall not be treated as the owner of such Lock-Up Shares for purposes of these Bylaws (provided that this Section 7.12 shall continue to apply to such Lock-Up Shares). In order to enforce this Section 7.12, the Corporation may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period.

(e) Definitions. For purposes of this Section 7.12: (i) “Additional Shares” means those shares granted pursuant to Section 6.26 of the Business Combination Agreement; (ii) “Closing” means the consummation of the transactions contemplated by the business combination agreement, dated as of May 31, 2026, by and among Hall Chadwick Acquisition Corp (“HCAC”), REEcycle Holdings, Inc. (“REECycle”) and the other parties thereto (such agreement, the “Business Combination Agreement,” and such transactions, the “Business Combination”), and “Closing Date” means the date of the Closing; (ii) “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation; (iv) “Former REEcycle Stockholders” means the stockholders of the Corporation following the Closing that were formerly stockholders of REEcycle immediately prior to the Closing (and for the avoidance of doubt, shall include those stockholders that were issued shares of Common Stock as consideration pursuant to, and in accordance with, the Business Combination Agreement) and any stockholders of the Corporation with respect to shares of Common Stock received pursuant to Permitted Transfers under Section 7.12(b); (v) “HCAC Sponsor” means Hall Chadwick Capital LLC and its affiliates and permitted transferees; (vi) “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of the Lock-Up Holder; (vii) “Lock-Up Holders” means the holders of Lock-Up Shares, including the Permitted Transferees of any such holders; (viii) “Lock-Up Period” means the period beginning on the Closing Date and ending on the earlier of (A) six (6) months following the Closing Date, and (B) the date on which the Corporation consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; (ix) “Lock-Up Shares” means any shares of Common Stock (and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Common Stock) issued to the Former REEcycle Stockholders, the HCAC Sponsor or in connection with the transactions contemplated by the Business Combination Agreement, including the Additional Shares and shares of Common

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Stock issued upon the settlement or exercise of stock options, restricted stock units, warrants or other equity awards assumed, continued or substituted by the Corporation in connection with the Business Combination Agreement; provided, that Lock-Up Shares shall not include shares of Common Stock acquired in the public market; (x) “Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any person or entity to whom a Lock-Up Holder is permitted to Transfer Lock-Up Shares pursuant to Section 7.12(b); (xi) “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers; and (xii) “Transfer” means to (A) exchange, transfer, assign, lend, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or any right or interest therein, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (C) take any action in furtherance of any of the matters described in clause (A) or (B), or (D) publicly announce any intention to effect any transaction specified in clause (A), (B) or (C).

Section 7.13 Registered Stockholders. The Corporation shall (i) be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of Stock to receive dividends and to vote as such owner; and (ii) not be bound to recognize any equitable or other claim to or interest in such share or shares of Stock on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 7.14 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII
NOTICE

Section 8.01 Delivery of Notice; Notice by Electronic Transmission.

(a) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these Bylaws may be given in writing directed to the Stockholder’s mailing address (or by electronic transmission directed to the Stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such Stockholder’s address or (3) if given by electronic mail, when directed to such Stockholder’s electronic mail address unless the Stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

(b) Without limiting the manner by which notice otherwise may be given effectively to Stockholders, any notice to Stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the Stockholder to whom the notice is given. Any such consent shall be revocable by the Stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with Section 8.01(a) without obtaining the consent required by this Section 8.01(b).

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(c) Any notice given pursuant to Section 8.01(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the Stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any Director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a Director or officer of the Corporation or, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.

Section 9.02 Indemnification of Others. The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Section 9.03 Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.04 Determination; Claim. If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within 60 days, or a claim for advancement of expenses under this Article IX is not paid in full within 30 days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

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Section 9.05 Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of Stockholders or disinterested Directors or otherwise.

Section 9.06 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

Section 9.07 Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 9.08 Continuation of Indemnification. The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a Director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

Section 9.09 Amendment or Repeal; Interpretation.

(a) The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and, pursuant to this Article IX, the Corporation intends to be legally bound to each such current or former Director or officer of the Corporation. With respect to current and former Directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any Directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or officer commencing service as a Director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or Director of the Corporation in effect prior to the time of such repeal or modification.

(b) Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to Article V or (y) an officer to whom the Board of Directors has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

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ARTICLE X
AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal these Bylaws. The Stockholders also shall have power to adopt, amend or repeal these Bylaws; provided, however, that such action by Stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting Stock of the Corporation with the power to vote generally in an election of Directors, voting together as a single class.

ARTICLE XI
DEFINITIONS

As used in these Bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex F-23

ANNEX G

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) between Hall Chadwick Capital LLC, a Cayman Islands limited liability company (the “Sponsor”), Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976 (“Hall Chadwick”), and REEcycle Holdings, Inc., a Delaware corporation (the “Company”) is dated May 31, 2026 (the “Signing Date”).

BACKGROUND

A. On the Signing Date, the Company, HCAC Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Hall Chadwick are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), under which, as of the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Hall Chadwick. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA;

B. The Sponsor is currently the holder of record and the “beneficial owner” (within the meaning Rule 13d-3 under the Exchange Act) of 380,000 Hall Chadwick Class A Ordinary Shares and 7,883,293 shares of Hall Chadwick Class B Ordinary Shares (the “Sponsor Shares”) and 380,000 Cayman HCAC Rights (the “Sponsor Rights”); and

C. As a condition and inducement to the willingness of Hall Chadwick and the Company to enter into the BCA and to complete the contemplated transactions, Hall Chadwick, the Company and the Sponsor are entering into this Agreement.

D. In consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement and the BCA, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Sponsor, Hall Chadwick and the Company agree as follows:

AGREEMENT

1. Voting Agreement. The Sponsor agrees that, at the Hall Chadwick Stockholders’ Meeting, at any other meeting of the stockholders of Hall Chadwick (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement) and in connection with any written consent of the stockholders of Hall Chadwick or in any circumstances upon which a vote, consent or other approval with respect to the BCA, the Merger or any other transactions contemplated by the BCA is sought, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause the Sponsor Shares to be counted as present for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares:

i. in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA or, if there are insufficient votes in favor of granting the approval and adoption of the BCA, the Merger and other transactions contemplated by the BCA, in favor of the adjournment or postponement of such meeting of the stockholders of Hall Chadwick to a later date;

ii. against any business combination agreement or business combination, merger agreement or merger (other than the BCA and the Merger), scheme of arrangement, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Hall Chadwick or any public offering of equity securities of Hall Chadwick; (iii) against any change in the business, management or board of directors of Hall Chadwick (other than in connection with

Annex G-1

the HCAC Shareholder Approval); (iv) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Hall Chadwick under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated; and (v) in favor of each of the proposals and any other matters necessary or reasonably requested by Hall Chadwick for consummation of the Merger and the other transactions contemplated by the BCA; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against

i. any business combination proposal other than with the Company; (ii) any other proposal, action or agreement, including but not limited to, any amendment of the Organizational Documents of Hall Chadwick or any other proposal or transaction involving Hall Chadwick or any of its Subsidiaries, which amendment, proposal, transaction or action, in each case, would reasonably be expected to (x) impede, interfere with, delay, postpone or attempt to discourage, frustrate the purpose of, result in the termination or failure to consummate of, prevent or nullify any provision of, this Agreement, the BCA or any other obligation or agreement in connection with the BCA or any of the Transactions or adversely affect the Merger or any of the Transactions, or (y) result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement, the BCA or any other obligation or agreement in connection with the BCA or the Transactions; and (iii) change in any manner the voting rights of any class of Hall Chadwick’s share capital.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) sell, offer to sell, assign, transfer or otherwise dispose of (including by gift, tender or exchange offer, merger or operation of law), create any lien or pledge, or otherwise encumber, hedge or utilize a derivative to transfer the economic interest in, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to any of the foregoing, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, with respect to any of the Sponsor Shares to any Person other than pursuant to the Merger or otherwise agree to do any of the foregoing, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Sponsor Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (c) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney that is inconsistent with this Agreement or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Sponsor Shares), or enter into any other agreement, with respect to any Sponsor Shares, (d) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares, (e) publicly announce any intention to effect any transaction specified in clauses (a) through (d) (the actions specified in (a) through (d), collectively, a “Transfer”), (f) take any action that would make any representation or warranty of Sponsor in this Agreement untrue or incorrect, or have the effect of preventing or disabling Sponsor from performing its obligations, or (g) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would reasonably be expected to make any of Sponsor’s representations or warranties contained in this Agreement untrue or incorrect or would have the effect of preventing or delaying Sponsor from performing any of its obligations. Any action attempted to be taken in violation of the preceding sentences will be null and void. Without limiting the foregoing, and for the avoidance of doubt, (x) the Sponsor may make Transfers of the Sponsor Shares (i) under this Agreement and (ii) upon the consent of the Company and Hall Chadwick, and (y) the Sponsor agrees to comply, during the term of this Agreement, with the provisions of section 8 of that certain letter agreement, dated November 20, 2025, by and among Hall Chadwick, Sponsor, and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Letter Agreement”). Sponsor authorizes and requests Hall Chadwick or the Company to notify Hall Chadwick’s transfer agent that there is a stop transfer order with respect to all the Sponsor Shares (and that this Agreement places limits on the voting of the Sponsor Shares). Sponsor agrees with, and covenants to, Hall Chadwick and the Company that Sponsor shall not request that Hall Chadwick register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Sponsor Shares.

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3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a business combination proposal or other transaction in violation of the BCA. Sponsor shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted before the Signing Date with respect to, or which is reasonably likely to give rise to or result in, a business combination proposal. If the Sponsor receives any inquiry or proposal with respect to a business combination proposal, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such Person in writing that Hall Chadwick is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Certain Other Covenants of the Sponsor.

a. Revoke Other Proxies. The Sponsor represents and warrants that any proxies previously given in respect of the Sponsor Shares that may still be in effect are not irrevocable, and such proxies have been or are revoked.

b. Irrevocable Proxy. The Sponsor irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as the Sponsor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Sponsor, to vote the Sponsor Shares, or grant a written consent or approval in respect of the Sponsor Shares in a manner consistent with this Section 4.b. The Sponsor understands and acknowledges that the Company and Hall Chadwick are entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement. The Sponsor affirms that the irrevocable proxy set forth in this Section 4.b is given in connection with the execution of the BCA, and that such irrevocable proxy is given to secure the performance of the duties of the Sponsor under this Agreement. The Sponsor further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Sponsor ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue of this Agreement. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS (REVISED). The irrevocable proxy shall only terminate upon the termination of this Agreement.

c. No Redemption. The Sponsor irrevocably and unconditionally agrees that, from the Signing Date and until the termination of this Agreement, the Sponsor shall not elect to cause Hall Chadwick to redeem any Sponsor Shares now or at any time legally or beneficially owned by Sponsor, or submit or surrender any of its Sponsor Shares for redemption, in connection with the Transactions or otherwise.

d. New Shares. If (i) any securities of Hall Chadwick are issued or otherwise distributed to the Sponsor under any stock dividend or distribution, or any change in any of the shares of Hall Chadwick or other share capital of Hall Chadwick by reason of any stock split-up, recapitalization, combination, exchange of shares or the like (in all cases in respect of securities of Hall Chadwick), (ii) the Sponsor acquires legal or beneficial ownership of any shares of Hall Chadwick after the Signing Date, or (iii) the Sponsor acquires the right to vote or share in the voting of any share of Hall Chadwick after the Signing Date (together the “New Securities”), the term “Sponsor Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Sponsor Shares may be changed or exchanged into).

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e. Binding Effect of BCA. Sponsor acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor shall be bound by and comply with Section 6.15 (Public Announcements) of the BCA (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the BCA with respect to such provisions.

f. Waiver of Anti-Dilution Provision. Sponsor hereby (but subject to the consummation of the Transactions) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the memorandum and articles of association of the HCAC (as may be amended from time to time, the “Articles”), any and all anti-dilution rights with respect to the rate that the Hall Chadwick Class B Ordinary Shares held by the Sponsor convert into Hall Chadwick Class A Ordinary Shares in connection with the transactions contemplated by the BCA. The waiver specified in this Section 4(f) shall be applicable only in connection with the Transactions and the transactions contemplated by this Agreement (and any Hall Chadwick Class A Ordinary Shares, shares of Domesticated HCAC Common Stock or equity-linked securities issued in connection with the Transactions and the transactions contemplated by this Agreement) and shall be void and of no force and effect if the BCA shall be terminated for any reason.

5. Representations and Warranties of the Sponsor. The Sponsor represents and warrants to Hall Chadwick and the Company as follows:

a. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted; (ii) Sponsor is duly licensed or qualified and in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation) as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (to the extent such concept is applicable in Sponsor’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the ability of Sponsor to enter into and perform its obligations under this Agreement and to consummate the contemplated transactions; (iii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the contemplated transactions, and all corporate actions on the part of Sponsor necessary for the authorization, execution, and delivery of this Agreement and the performance of all its obligations (including any board approval) have been taken; (iv) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth in this Agreement, in each case, with respect to the Sponsor Shares, (v) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Sponsor.

b. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares, free and clear of Liens or any other liabilities or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Sponsor Shares (other than transfer restrictions under the Securities Act)), other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of Hall Chadwick (including, without limitation, any agreement between or among stockholders of Hall Chadwick). Sponsor does not own of record or beneficially any shares or warrants of Hall Chadwick other than the Sponsor Shares and the Sponsor Rights. Sponsor has the sole right to vote the Sponsor Shares, and none of the Sponsor Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Sponsor Shares, except as contemplated by this Agreement.

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c. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notifications, notices, submissions, applications, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance by the Sponsor of this Agreement, the consummation of the contemplated transactions or the Merger and the other transactions contemplated by the BCA.

d. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the contemplated transactions or the Merger and the other transactions contemplated by the BCA will not, constitute or result in (i) a breach or violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including the acceleration of any obligation of Sponsor) or cancellation under (A) any order, notice or other communication by any Governmental Authority, (B) the memorandum of association and the articles of association or similar governing documents of the Sponsor, (C) any applicable Law, (D) any Contract to which Sponsor is a party or by which its assets are bound, or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any Contract binding upon the Sponsor or, assuming (solely with respect to performance of this Agreement and the contemplated transactions), compliance with the matters referred to in Section 1, under any applicable Law to which the Sponsor is subject or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations or to consummate the contemplated transactions, the consummation of the Merger or the other transactions contemplated by the BCA.

e. As of the Signing Date, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

f. The Sponsor understands and acknowledges that each of Hall Chadwick and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained in this Agreement. Sponsor has received a copy of the BCA and is familiar with the provisions of the BCA. For the avoidance of doubt, by executing this Agreement, Sponsor consents to Hall Chadwick entering into the BCA.

g. The Sponsor is a sophisticated shareholder and has adequate information concerning the business and financial condition of Hall Chadwick and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the BCA and has independently and without reliance upon Hall Chadwick or the Company and based on such information as Sponsor has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Sponsor acknowledges that Hall Chadwick and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Sponsor acknowledges that the agreements contained in this Agreement with respect to the Sponsor Shares held by Sponsor are irrevocable.

h. The Sponsor understands that the securities that the Sponsor will receive in connection with the BCA and the Transactions, including the Domestication and conversion of securities provided for upon the Merger, will be “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Sponsor must hold such consideration indefinitely unless (i) such shares are registered with the SEC and qualified by state authorities, or (ii) an exemption from such registration and qualification requirements is available, and that any certificates or book entries representing the Domesticated HCAC Common Stock shall contain a legend to such effect.

i. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by Sponsor for which Sponsor, Hall Chadwick or any of its Affiliates may become liable.

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6. Termination of Sponsor Affiliate Arrangements. Each of the Sponsor and Hall Chadwick agree that each agreement as of the Effective Time between Hall Chadwick (or any of its subsidiaries), on the one hand, and Sponsor or any of Sponsor’s Affiliates (other than Hall Chadwick or any of Hall Chadwick’s subsidiaries), on the other hand (but excluding any agreements with respect to the indemnification of Hall Chadwick’s directors and officers (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of Hall Chadwick and permitted by Law)) (such agreements, together, the “Sponsor Affiliate Agreements”) will be terminated effective as of the Effective Time, and shall be of no further force or effect, without any further action on the part of either of the Sponsor or the Company, and on and from the Effective Time neither Hall Chadwick, the Sponsor, nor any of their respective affiliates or subsidiaries shall have any further rights, duties, liabilities or obligations under any of the Sponsor Affiliate Agreements and each of Sponsor and Hall Chadwick (for and on behalf of its affiliates and subsidiaries) releases in full any and all related claims with effect on and from the Effective Time; provided, however, that any loans made by the Sponsor (or any of its Affiliates) to Hall Chadwick prior to the Effective Time, which shall be due and payable at the Effective Time unless converted at Sponsor’s option pursuant to their terms and the IPO Prospectus, shall not be deemed terminated by this provision, and shall remain outstanding until the repayment is made in conjunction with the Closing or the conversion occurs.

7. Mutual Release.

a. Sponsor Release. Sponsor, on its own behalf and on behalf of each of its Affiliates (other than Hall Chadwick or any of Hall Chadwick’s Subsidiaries) and each of its and their successors, assigns and executors (each, a “Sponsor Releasor”), effective as at the Effective Time, shall be deemed to have, and does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company, Hall Chadwick, their respective subsidiaries (if any) and the Company’s Subsidiaries and its and their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Sponsor Releasee”), from (i) any and all obligations or duties of the Company, Hall Chadwick or any of their respective Subsidiaries (if any) has prior to or as of the Effective Time to such Sponsor Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Sponsor Releasor has prior to or as of the Effective Time, against any Sponsor Releasee arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of fraud on the part of a Sponsor Releasee); provided, however, that nothing contained in this Section 7.a shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement; the BCA or other related agreements or the Organizational Documents of Hall Chadwick, including for any amounts owed pursuant to the terms set forth in this Agreement, (ii) for indemnification or contribution, in any Sponsor Releasor’s capacity as an officer or director of Hall Chadwick, (iii) arising under any then-existing insurance policy of Hall Chadwick, (iv) under a contract and/or Hall Chadwick policy, to reimbursements for reasonable and necessary business expenses incurred and documented before the Effective Time, (v) with respect to the payment of any board advisory fees, as disclosed in the HCAC SEC Reports, including any deferral; or (vi) for any claim for fraud.

b. Company Release. Each of the Company, Hall Chadwick and their respective Subsidiaries (if any) and each of its and their successors, assigns and executors (each, a “Company Releasor”), effective as at the Effective Time, shall be deemed to have, and does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge Sponsor and its respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties such Company Releasee has prior to or as of the Effective Time to such Company Releasor, (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has, may have or might have or may assert now or in the future, against any Company Releasee arising out of, based upon or resulting from any

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Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 7.b shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement or the Transaction Documents, or (ii) for any claim for fraud.

8. Further Assurances. From time to time, at either Hall Chadwick’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

9. Changes in Capital Shares. In the event of a share split, dividend or distribution, or any change in Hall Chadwick’s capital shares by reason of any share split, reverse share split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the intended rights, privileges, duties and obligations shall be given full effect.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, Hall Chadwick and the Company.

11. Waiver. No failure or delay by any party exercising any right, power or privilege shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies of the parties are cumulative and are not exclusive of any rights or remedies which they would otherwise have. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice made under this Section 12):

if to Hall Chadwick, to:

Hall Chadwick Acquisition Corp.

1 North Bridge Road

#18-06 High Street Centre

Singapore

Attention: Alex Bono

Email: Abono@hallchadwick.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attention: Andy Tucker

Email: ATucker@duanemorris.com

if to the Sponsor, to:

Hall Chadwick Capital LLC

1 North Bridge Road

#18-06 High Street Centre

Singapore

Attention: Alex Bono

Email: Abono@hallchadwick.com

Annex G-7

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attention: Andy Tucker

Email: ATucker@duanemorris.com

if to the Company, to:

REEcycle Holdings, Inc.

8310 Castleford St. Ste 320

Houston, TX 77040

Attention: Mick McMullen

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn: Elliott Smith; Eitan Hoenig

Email: elliottsmith@perkinscoie.com;

ehoenig@perkinscoie.com

13. Entire Agreement. This Agreement, the Ancillary Documents, and the BCA, including and the documents or instruments referred to in the BCA, and any exhibits and schedules attached to the BCA, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to this subject matter.

14. No Third-Party Beneficiaries. The Sponsor agrees that its representations, warranties and covenants set forth in this Agreement are solely for the benefit of Hall Chadwick and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies, including, without limitation, the right to rely upon the representations and warranties set forth in this Agreement, and the parties further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties.

15. Governing Law; Venue; WAIVER OF JURY TRIAL.

a. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions that would compel the application of the substantive laws of any other jurisdiction.

b. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (y) agree not to commence any Action except in the courts described above in Delaware, other than with respect to any appellate court and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party

Annex G-8

to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the contemplated transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

c. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.c.

16. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

17. Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably harmed and would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

18. Severability. If any provision of this Agreement or the application becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

19. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20. Termination. This Agreement shall terminate upon the earliest of (a) the Closing of the Merger (provided, however, that upon such termination, Section 7 shall survive in accordance with its terms), (b) the termination of the BCA in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Hall Chadwick, the Company and the Sponsor.

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The parties have executed this Agreement as of the Signing Date.

HALL CHADWICK:

HALL CHADWICK ACQUISITION CORP.

By:
Name:	Alex Bono
Title:	Chief Executive Officer

SPONSOR:

HALL CHADWICK CAPITAL LLC

By:
Name:	Alex Bono
Title:	Director

[Signature Page to Sponsor Support Agreement]

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The parties have executed this Agreement as of the Signing Date.

THE COMPANY:

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

[Signature Page to Sponsor Support Agreement]

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ANNEX H

TRANSACTION SUPPORT AGREEMENT

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of May [●], 2026, is entered into by and among Hall Chadwick Acquisition Corp., a Delaware corporation (“HCAC”) and certain of the stockholders (such stockholders, each, a “Stockholder” and together, the “Stockholders”) of REEcycle Holdings, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement.

RECITALS

WHEREAS, HCAC, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of HCAC (“Merger Sub”) and the Company have entered into a Business Combination Agreement, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Exchange Act) of, and is entitled to dispose of and vote, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Exhibit A hereto (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”; and such Owned Shares, together with any additional Company Securities convertible into or exercisable or exchangeable for Company Common Stock in which such Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, the Stockholders are entering into this Agreement as a condition and inducement to the willingness of HCAC and Merger Sub to enter into the BCA.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, HCAC, Merger Sub and each Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, each Stockholder, solely in such Person’s capacity as a stockholder of the Company, irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as promptly as practicable after the Registration Statement becomes effective (and in any event within ten (10) Business Days after receiving notice from HCAC or the Company of such fact), the written consent that will be solicited by the Company from the Stockholder pursuant to the BCA to obtain the Company Shareholder Approval. In addition, prior to the Termination Date (as defined below), each Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, such Stockholder shall:

(a) when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

Annex H-1

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of (i) the adoption of the BCA and, as applicable, the approval of each applicable Ancillary Document, and the transactions contemplated thereby (including the Merger), and each other matter required (or reasonably requested by the Company or the HCAC) to be approved or adopted by the stockholders of the Company in order to effect the Merger and the other transactions contemplated by the BCA and the Ancillary Documents, and (ii) any proposal to adjourn such meeting at which there is a proposal for stockholders of the Company to adopt the BCA to a later date if there are not sufficient votes to adopt the BCA or if there are not sufficient Company Securities present in person or represented by proxy at such meeting to constitute a quorum; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (A) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, (B) to the knowledge of such Stockholder, result in a material breach of any covenant, representation or warranty or other obligation or agreement of the Company under the BCA or (C) result in a material breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of each Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the board of directors of the Company (the “Company Board”) or the Company Board has previously recommended the Merger but changed such recommendation.

2. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or (c) enter into any Contract or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

3. Termination of Company Stockholder Agreements. Each Stockholder agrees to execute and deliver such agreement or instrument as may be necessary to cause to be terminated, as at the Effective Time, any voting agreement or voting trust, except for this Agreement, with respect to any of such Stockholder’s Covered Shares.

4. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the valid termination of the BCA in accordance with its terms, (c) with respect to each Stockholder, the mutual written agreement of HCAC, Company, and such Stockholder, and (d) with respect to each Stockholder, the election by such Stockholder in his, her or its sole discretion to terminate this Agreement following any amendment to, or waiver by the Company of Acquiror’s obligations under, the BCA without the prior written consent of such Stockholder (which consent shall not be unreasonably withheld, conditioned or delayed) that materially decreases or changes the form of the Aggregate Merger Consideration or Earnout Shares (the earliest of such date under clause (a), (b), and (c) being referred to herein as the “Termination Date”). In the

Annex H-2

event of the termination of this Agreement pursuant to this Section 4, this Agreement shall forthwith become void and have no further force or effect, without any Liability on the part of any party, other than for any willful breach of this Agreement occurring prior to such termination, except that the provisions of this Section 4, and Sections 11, 12, 13, 14, 15, 16, 18, 20 and 21 shall survive any termination of this Agreement and shall remain legal, valid, binding and enforceable obligations of the parties in accordance with their respective terms.

5. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants (severally and not jointly as to himself, herself or itself only) to HCAC as follows:

(a) As of the date hereof, such Stockholder owns exclusively of record (and is the sole beneficial owner of), and has good, valid and marketable title to, such Stockholder’s Owned Shares, free and clear of any Liens (other than as created by this Agreement, the Organizational Documents of the Company, or any applicable Laws). As of the date hereof, other than the Owned Shares and Company Options set forth opposite such Stockholder’s name on Exhibit A, such Stockholder does not own (of record or beneficially) any Company Securities convertible into shares of capital stock or other voting securities of the Company or any interest therein.

(b) As of the date hereof, and except as provided in this Agreement, such Stockholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein with respect to such Stockholder’s Owned Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect, with respect to any of such Stockholder’s Owned Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Owned Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any Contract or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement and has no knowledge and is not aware of any such Contract or undertaking.

(c) If such Stockholder is not an individual, such Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver, and perform its obligations under, this Agreement, and to consummate the transactions contemplated hereby. If the Stockholder is an individual, he or she has all the requisite capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legally valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by any Enforceability Exceptions).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger or the other transactions contemplated by the BCA.

Annex H-3

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby and the Merger and the other transactions contemplated by the BCA, will not (i) if such Stockholder is not an individual, constitute or result in a breach or violation of, or a default under, the Organizational Documents of such Stockholder, (ii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, or the creation, modification or acceleration of any obligations under, any Contract binding upon such Stockholder, in each case in a manner that would reasonably be expected to prevent or materially delay or materially impair such Stockholder’s ability to perform his, her or its obligations hereunder or to consummate the transactions contemplated by this Agreement, the consummation of the Merger or any other transaction contemplated by the BCA, or (iii) conflict with or violate any Law to which such Stockholder is subject, (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, in each case the absence of which would reasonably be expected to prevent or materially delay or materially impair such Stockholder’s ability to perform his, her or its obligations hereunder or to consummate the transactions contemplated by this Agreement, the consummation of the Merger or any other transaction contemplated by the BCA, or (v) constitute or result in the creation of any Lien on such Stockholder’s Covered Shares, except for any Lien under applicable securities Laws or any Lien created by HCAC or its Affiliates.

(f) As of the date hereof, (i) there are no Actions pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder and (ii) such Stockholder is not a party to or subject to the provisions of any Order, in each case in clauses (i) or (ii), that, in any manner, questions the beneficial or record ownership of such Stockholder’s Covered Shares or challenges or seeks to prevent, enjoin, impair, adversely affect or materially delay the performance by such Stockholder of his, her or its obligations under this Agreement.

(g) Such Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of HCAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the BCA and has independently, based on such information as the Stockholder has deemed appropriate and without reliance upon HCAC, the Company or any Affiliate of HCAC or the Company, made his, her or its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that he, she or it has had the opportunity to seek independent legal advice prior to executing this Agreement. HCAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character to such Stockholder regarding the subject matter of this Agreement except as expressly set forth in this Agreement. Such Stockholder acknowledges receipt and review of a copy of the BCA and that the agreements contained herein with respect to the Covered Shares held by the Stockholder are irrevocable.

(h) Such Stockholder understands and acknowledges that HCAC is entering into the BCA in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(i) Except as set forth in Section 4.26 of the Company Disclosure Letter, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which HCAC or the Company is or could be liable in connection with this Agreement or the BCA or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by or on behalf of such Stockholder.

Annex H-4

6. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Prior to the termination of this Agreement, such Stockholder shall not, and shall cause his, her or its controlled Affiliates not to, and shall use reasonable best efforts to cause his, her or its and their respective Representatives not to, (i) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of such Stockholder’s obligations pursuant to this Section 6(a)), (ii) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (v) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (vi) resolve or agree to do any of the foregoing. Such Stockholder also agrees that immediately following the execution of this Agreement he, she or it shall, and shall cause each of his, her or its controlled Affiliates to, and shall instruct his, her or its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, (x) such Stockholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (collectively, the “Company Related Parties”), (y) such Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties and (z) any breach by the Company of its obligations under Section 6.06 of the BCA shall not in itself be considered a breach of this Section 6(a) (it being understood that, for the avoidance of doubt, such Stockholder shall remain responsible for his, her or its breach of this Section 6(a) or any breach of this Section 6(a) by his, her or its Representatives (other than any such Representative that is acting in its capacity as a Company Related Party).

(b) Restrictions on Transfers. Prior to the termination of this Agreement, such Stockholder shall not, directly or indirectly, Transfer (as such term is defined below) any of his, her or its Covered Shares, except (i) to an Affiliate of such Stockholder, (ii) by virtue of applicable law or such Stockholder’s organizational documents upon liquidation or dissolution of such Stockholder or (iii) in case such Stockholder is an individual, (A) to any member of such Stockholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (B) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family, (C) to a charity, charitable trust, or other charitable organization under Section 501(c)(3) of the Code, (D) upon the death of such Stockholder or (E) for bona fide estate planning purposes; provided in each case in clauses (i) through (iii) that such transferee signs a counterpart to this Agreement. As used herein, “Transfer” means (A) any sale, assignment, exchange, conveyance, pledge, hypothecation or other transfer or disposition, whether direct or indirect, whether or not for value, and whether or not by operation of law (including by merger, consolidation or otherwise), including any transfer of a Covered Share to a broker or other nominee (with or without a corresponding change in beneficial ownership) and any transfer of voting control of such Covered Share, or (B) entering into any Contract providing for any transaction contemplated by the preceding clause (A).

7. Appraisal Rights; Other Actions. Each Stockholder (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the BCA that such Stockholder may have by virtue of ownership of the Covered Shares; and (b) except with respect to the enforcement of rights or remedies under the BCA or any Ancillary Document (including in connection with a breach of any provision thereof or

Annex H-5

the termination thereof) agrees not to commence, join in, facilitate, assist, encourage or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against HCAC, HCAC’s Affiliates, the HCAC’s directors or officers, the Sponsor, the Company or any of their respective successors and assigns relating to the evaluation, negotiation, execution or delivery of this Agreement, the BCA (including the Aggregate Merger Consideration) or the consummation of the transactions contemplated hereby and thereby.

8. Disclosure, Public Announcements. Each Stockholder hereby authorizes the Company and HCAC to publish and disclose in any announcement, filing or disclosure required to be made by any Governmental Authority or other applicable Law or the rules of any national securities exchange or as requested by the SEC such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement; provided that, for the avoidance of doubt, such Stockholder’s identity shall not be included in a press release or other public disclosure (other than a filing with the SEC) without such Stockholder’s prior written consent. Neither the Stockholder nor any of his, her or its Affiliates shall issue any press release or make any other public announcement or public statement with respect to this Agreement, the BCA or any of the transactions contemplated hereby or thereby (each, a “Public Communication”), without the prior written consent of HCAC and the Company (which consent may be withheld in HCAC’s or the Company’s sole discretion), except (a) as required by applicable Law or any Governmental Authority of competent jurisdiction (including pursuant to any court process), in which case the Stockholder shall provide each of HCAC and the Company and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the BCA or the transactions contemplated hereby or thereby) in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (b) with respect to a Public Communication that is consistent with prior disclosures by HCAC and the Company; provided that the foregoing shall not apply to any disclosure required to be made by such Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the BCA and the disclosures made by the Company and HCAC pursuant to the terms of the BCA.

9. Changes in Capital Stock. In the event (a) of any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like that results in a change in the number of shares of Company Common Stock held by each Stockholder, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock or (c) any Stockholder acquires the right to vote or share in the voting of any shares of Company Common Stock, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares of Company Common Stock as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares of Company Common Stock may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by HCAC and the applicable Stockholder.

11. Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Annex H-6

12. Notices. All notices and other communications under this Agreement between or among the parties shall be in writing and shall be deemed to have been duly given, delivered and received (a) when delivered in person, (b) when delivered after posting in the U.S. mail, having been sent registered or certified mail, return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by email (provided that, if receipt has not been confirmed (excluding any automated reply, such as an out-of-office notification) then a copy shall be dispatched in the manner described in the preceding clause (c) no later than 24 hours after such delivery by email), addressed as follows:

If to HCAC, to:

Hall Chadwick Acquisition Corp

1 North Bridge Road

#18-06 High Street Centre

Singapore

Attn: Alex Bono

E-mail: Abono@hallchadwick.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001-4795

Attn: Andy Tucker

E-mail: ATucker@duanemorris.com

If to a Stockholder, to the address or email address set forth on such Stockholder’s signature page hereto,

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in HCAC any direct or indirect ownership of or with respect to the Covered Shares of a Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of a Stockholder shall remain vested in and belonging to such Stockholder in the voting or disposition of any such Stockholder’s Covered Shares except as otherwise provided herein.

14. Entire Agreement. This Agreement and the BCA constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof. This Agreement shall not be effective or binding upon the Stockholder until after such time as the BCA is executed and delivered by the Company, HCAC and Merger Sub.

15. No Third-Party Beneficiaries. Each Stockholder hereby agrees that his, her or its representations, warranties and covenants set forth herein are solely for the benefit of HCAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties hereto, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided that the Company shall be an express third party beneficiary with respect to Section 5 and Section 6(b).

Annex H-7

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection he, she or it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, (iii) agrees that all claims in respect of such Action shall be heard and determined only in any such court and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Stockholders in whole or in part (whether by operation of Law or otherwise) without the prior written consent of HCAC or (b) be assigned by HCAC in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the applicable Stockholder. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns.

18. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party hereby waives any requirement for the securing or posting of any bond in connection therewith.

Annex H-8

19. Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably grants and appoints HCAC and any designee of HCAC, and each of them individually, as his, her or its proxy and attorney-in-fact, with full power of substitution and resubstitution, to the fullest extent of such Stockholder’s rights with respect to the Covered Shares, effective as of the date hereof and continuing until the termination of this Agreement pursuant to Section 4 (the “Voting Period”), to vote (or execute written consents, if applicable) with respect to the Covered Shares as required pursuant to, and for the sole purposes of voting in accordance with, and solely with respect to the matters set forth in, Section 1, in each case to the same extent and with the same effect as such Stockholder might or could do under applicable Law. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered Shares (but only with respect to the matters set forth in Section 1 and only during the Voting Period). The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Other than as provided in this Section 19, during the Voting Period, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Shares in connection with the matters set forth in Section 1.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid and enforceable under applicable Law, but, if any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. If any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

22. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder, or a designee of such Stockholder, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in his or her capacity as a director of the Company, in the Stockholder’s, or his, her or its designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a holder of the Covered Shares). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company.

[The remainder of this page is intentionally left blank.]

Annex H-9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HALL CHADWICK ACQUISITION CORP.

By:
	Name:	[●]
	Title:	[●]

[Signature Page to Company Stockholder Support Agreement]

Annex H-10

STOCKHOLDER

Name of Stockholder:

[●]

Signature:

If signed on behalf of an entity, include the following:
Name:
Title:

In all cases, include the following:

Address for Notice:
[●]

Email for Notice:
[●]

[Signature Page to Company Stockholder Support Agreement]

Annex H-11

ANNEX I

FORM OF REGISTRATION RIGHTS AGREEMENT

FORM OF AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), amends and restates in its entirety that certain Registration Rights Agreement dated November 20, 2025, by and between [REEcycle, Inc.], a Delaware corporation (formerly known as Hall Chadwick Acquisition Corp, a Cayman Islands exempted company, prior to the Domestication (as defined herein)) (the “Company”), Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (the “Cohen”), Clear Street LLC (“Clear Street”) and Hall Chadwick Capital LLC, a Cayman Islands limited liability company (the “Sponsor”) (the “Original RRA”), and is made and entered into as of _________, 2026, by and among the Company, the Sponsor, Cohen, and Clear Street, each of the undersigned parties that were former stockholders of REEcycle Holdings, Inc., a Delaware corporation (“Legacy REEcycle”) listed under “Holder” on the signature page (the “Legacy REEcycle Holders”) (each such party to this Agreement and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company, Sponsor, Cohen and Clear Street are party to the Original RRA entered into the Original RRA on November 20, 2025;

WHEREAS, the Original RRA may be amended upon written consent of the Company and the holders of at least a majority in interest of the Registrable Securities as such term is defined in the Original RRA;

WHEREAS, the Sponsor is the holder of the majority in interest of the Registrable Securities as such term is defined in the Original RRA, and it and the Company desires to amend and restate in its entirety the Original RRA and to do so in a manner that does not amend or modify in any way the rights of Cohen or Clear Street under the Original RRA or otherwise adversely affect any one holder in a manner that is materially different from the other holders;

WHEREAS, on [●], 2026, the Company, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company (“Merger Sub”), and Legacy REEcycle, entered into that certain Business Combination Agreement (the “Business Combination Agreement”, and the contemplated transactions, the “Business Combination”), pursuant to which, among other things, the Company transferred by way of continuation from the Cayman Islands to Delaware and domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Part XII of the Companies Act (as revised) of the Cayman Islands (the “Domestication”) and, thereafter, Merger Sub will merge with and into Legacy REEcycle, with Legacy REEcycle surviving the Merger as a wholly-owned subsidiary of the Company (the “Merger”);

WHEREAS, before the date of this Agreement and subject to the conditions of the Business Combination Agreement, the Company completed the Domestication, and as part of the Domestication, (i) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of the Company, automatically converted, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share (“Common Stock”), (ii) each Class A Share (other than any Class A Share included in the Cayman Purchaser Units) converted automatically, on a one-for-one basis, into Common Stock, and (iii) each then issued and outstanding share right of the Company (other than any share rights included in the Cayman Purchaser Units) (each a “Cayman Purchaser Right”) converted automatically into a right to acquire one-tenth a share of Common Stock (each a “Domesticated Purchaser Right”), pursuant to the Registration Rights Agreement, and [(iv) each then issued and outstanding Cayman Purchaser Unit was cancelled and entitled the holder to one share of Common Stock and one Domesticated Right, in each case without any action on the part of the Company, Merger Sub, Legacy REEcycle or any holder of securities of any of the foregoing]1;

[1]	NTD: Subject to tax review.

Annex I-1

WHEREAS, pursuant to the Business Combination Agreement, the Company issued shares of the Common Stock to the Holders hereto; and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities by the Holders.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this ARTICLE 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.11.

“Additional Holder Common Stock” shall have the meaning given in Section 5.11.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, in each case, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Clear Street” shall have the meaning given in the Preamble hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Cohen” shall have the meaning given in the Preamble hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

Annex I-2

“Competing Registration Rights” shall have the meaning given in Section 5.8.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Business Combination Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Joinder” shall have the meaning given in Section 5.10.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legacy REEcycle” shall have the meaning given in the Preamble hereto.

“Legacy REEcycle Holders” shall have the meaning given in the Preamble hereto.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Lock-Up Agreements” means the Company’s bylaws as may be in effect from time to time and the Sponsor Lock-Up Agreement, collectively.

“Lock-Up Period” shall mean (a) with respect to the Sponsor and its Permitted Transferees, the lock-up period specified with respect to a party in the Sponsor Lock-Up Agreement and (b) with respect to the Legacy REEcycle Holders and their respective Permitted Transferees, the lock-up period specified with respect to a Person in the Company’s bylaws as may be in effect from time to time.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

Annex I-3

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” means persons to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period pursuant to the applicable Lock-Up Agreement.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean: (i) any outstanding shares of Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, any shares of Common Stock issued in connection with the Additional Shares (as defined in the Business Combination Agreement) and the Domestication (other than the Earnout Shares); (ii) any shares of Common Stock that may be acquired by Holders upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Common Stock held by a Holder following the Closing that are issued in connection with the transactions contemplated by the Business Combination Agreement, including, for the avoidance of doubt, the Earnout Shares; and (iii) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder to a Person that is not an “affiliate” (as defined in Rule 144) of the Company and new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (ii) such securities shall have been otherwise transferred (or moved to a brokerage account), new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; and (vi) after such time as the Holder of such securities holds less than 10% of the Registrable Securities issued to such Holder in connection with Closing, unless the Company consents otherwise.

“Registration” shall mean a registration, including related Shelf Takedowns, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock are then listed);

Annex I-4

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Lock-Up Agreement” means the lock-up agreement, dated [●], 2026, entered into by the Company, Legacy REEcycle, the Sponsor and the other parties thereto.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Total Limit” shall have the meaning given in Section 2.1.6.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

Annex I-5

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Yearly Limit” shall have the meaning given in Section 2.1.4.

ARTICLE 2

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. Following the Closing, the Company shall, subject to Section 3.4, submit or file a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective no later than the expiration of the Lock-Up Period. If the Shelf is not effective as of the expiration of the Lock-up Period, the Company shall use reasonable best efforts to cause such Shelf to become effective as soon as practicable thereafter. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

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2.1.3 New Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company shall, upon the written request of such Holder, promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of (i) the Sponsor and (ii) the Legacy REEcycle Holders, collectively.

2.1.4 Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, any Holder (a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed). Each of (i) the Sponsor and (ii) the Legacy REEcycle Holders, collectively, may demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 (x) not more than two (2) times in any 12-month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering. Furthermore, notwithstanding the foregoing, Cohen and Clear Street may not exercise its demand registration rights after five (5) years from the commencement of sales in the Company’s initial public offering, and may not exercise its demand rights on more than one occasion.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by the Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata, as nearly as possible, based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders (if any) have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 10 Registrable Securities.

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2.1.6 Underwritten Shelf Takedown Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority in interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Demanding Holder(s) for purposes of Section 2.1.4 and shall count toward the Yearly Limit and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Following the expiration of the Lock-Up Period, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company, or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) business days after transmission of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Annex I-8

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to this Section 2.2, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that such Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of Persons other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such Persons other than the Holder of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

Annex I-9

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Shelf Takedown under Section 2.1.4 and shall not count toward the Yearly Limit or the Total Limit. Notwithstanding the foregoing, Cohen and Clear Street may not exercise its “piggyback” registration rights after seven (7) years from the effective date of the Company’s initial public offering.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriter, each Holder that is an executive officer or director of the Company or a Holder in excess of 5.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except (i) to Permitted Transferees, (ii) as expressly permitted in writing by the Company or (iii) in the event the Underwriters managing the offering otherwise consent in writing. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all other Holders). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

2.4 Legends. In connection with any sale or other disposition of the Registrable Securities by a Holder pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) and upon compliance by the Holder with the requirements of this Section 2.4, if requested by the Holder, the Company shall use its commercially reasonable efforts to cause the transfer agent for the Registrable Securities (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Registrable Securities (if the requirements of Rule 144 have been met) and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends promptly after any such request therefor from the Holder; provided that the Company and the Transfer Agent have timely received from the Holder customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Holder by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Holder may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) are subject to or have been or are about to be sold pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission). If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section promptly after any request therefor from the Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

Annex I-10

ARTICLE 3

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 use commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus as may be (a) necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4, furnish a copy thereof to each seller of such Registrable Securities and by means of one counsel on behalf of all such sellers (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the selling Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 in the event of an Underwritten Offering, or sale by a broker, placement agent or sales agent that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders collectively, Underwriters or other financial institutions to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representative, Underwriters or financial institutions agree to confidentiality arrangements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, or a sale by a broker, placement agent or sales agent pursuant to a Registration Statement (subject to such Underwriter or other financial institution facilitating such offering providing such certification or representation as reasonably requested by the Company’s independent registered public accountings and the Company’s counsel), to the extent customary, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter or other similar type of sales agent or placement agent may reasonably request;

3.1.12 use commercially reasonable efforts to obtain, in the event of an Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, to the extent customary, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, provided, in each case, that such participating Holders provide such information to such counsel as is customarily required for, or is reasonably requested by such counsel for purposes of, such opinion or negative assurance letter;

3.1.13 in the event of any Underwritten Offering or sale by a broker, placement agent or sales agent pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, purchase agreement, sales agreement or placement agreement in usual and customary form, with the managing Underwriter or broker, sales agent or placement agent of such offering or sale;

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3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested (in light of the circumstances of the Company at the time) by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE 2 and in connection with the Company’s obligation to comply with federal and applicable state securities Laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any arrangements approved by the Company and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

Annex I-13

3.4.2 If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company, and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3 Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (ii) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than 90 consecutive calendar days or more 120 total calendar days in each case, during any 12-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether is has complied with such requirements.

ARTICLE 4

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

Annex I-14

4.1.2 In connection with any Registration Statement filed pursuant to this Agreement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

Annex I-15

4.2 Waiver of Medallion Guaranty. The Company agrees to use commercially reasonable efforts to enter into an indemnification agreement in customary form, in favor of Continental Stock Transfer & Trust Company (or any successor transfer agent or warrant agent of the Company) in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any equity securities of the Company by the Sponsor, Cohen, Clear Street or any of their Permitted Transferees.

ARTICLE 5

MISCELLANEOUS

5.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means (including email), (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: [REEcycle, Inc.], Attention: [●], with a copy (which shall not constitute notice) to [●], Attention: [●], Email: [●]; and if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part; provided, however, that, subject to Section 5.2.5, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a Permitted Transferee of such Holder (it being understood that no such Transfer shall reduce any rights of the Holder with respect to Registrable Securities still held by such Holder). A Permitted Transferee receiving Registrable Securities from the Sponsor shall become a Sponsor Holder, a Permitted Transferee receiving Registrable Securities from a Legacy REEcycle Holder shall become a Legacy REEcycle Holder and a Permitted Transferee receiving Registrable Securities from an Other Holder shall become an Other Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless such assignment is permitted under Section 5.2.2 unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Annex I-16

5.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

5.5 Jurisdiction. Any Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 5.5.

5.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Other Registration Rights. The Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement and (ii) with respect to any Holder, the date that such Holder no longer holds any Registrable Securities. The provisions of ARTICLE 4 shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Annex I-17

5.11 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 5.2, subject to the prior written consent of at least a majority in interest of the aggregate Registrable Securities at the time in question, the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

5.13 Entire Agreement; Restatement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[Signature Page Follows]

Annex I-18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[REEcycle, Inc.], a Delaware corporation

By:
Name:
Title:

Annex I-19

LEGACY REECYCLE HOLDERS:

Hall Chadwick (Asia) Pte Ltd.

HALL CHADWICK EQUITIES LTD (BVI

[●]

Annex I-20

SPONSOR:

Hall Chadwick Capital LLC, a Cayman Islands limited liability company

By:
Name:
Title:

COHEN & COMPANY CAPITAL MARKETS,
A DIVISION OF COHEN & COMPANY SECURITIES, LLC

By:
Name:
Title:

CLEAR STREET LLC

By:
Name:
Title:

Annex I-21

Exhibit A

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2026 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [REEcycle, Inc.], a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement as a Holder, and the undersigned’s [shares of Common Stock] shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) [shares of Common Stock] shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [ ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

[●]

By:
Name:
Its:

Annex I-22

ANNEX J

FORM OF NEW EQUITY INCENTIVE PLAN

REECYCLE, INC.

2026 LONG-TERM INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [●], 2026

SECTION 1. PURPOSE

This REEcycle, Inc. 2026 Long-Term Incentive Plan (the “Plan”) is intended to (i) attract and retain the best available personnel for the success of the Company (as defined below) and its Affiliates (as defined below) and to accomplish the goals of the Company and its Affiliates; (ii) to incentivize selected Eligible Persons (as defined below) with long-term incentive awards to align their interests with the interests of the Company’s stockholders; and (iii) to promote the success of the business of the Company and its Affiliates.

SECTION 2. DEFINITIONS

As used in the Plan, the terms set forth in the Appendix have the meanings set forth in the Appendix.

SECTION 3. ADMINISTRATION

Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate; provided, however, that the Board may act in lieu of the Committee on any matter. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in Applicable Law.

(a)	Subject to the terms of the Plan and Applicable Law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or terminated, forfeited, cancelled or suspended, and the method or methods by which Awards may be settled, exercised, terminated, forfeited, cancelled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable.

(b)	Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of this Plan, or of any Award or Award Agreement, and all determinations the Committee or the Company makes pursuant to this Plan shall be final, binding, and conclusive (subject only to the Committee’s or the Company’s inherent authority to change their determinations). The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly affected by fraud.

Annex J-1

(c)	Any determination made by the Committee or the Company with respect to any provisions of this Plan may be made on an Award-by-Award basis. The Committee and the Company have no obligation to be uniform, consistent, or nondiscriminatory between classes of similarly situated Eligible Persons, Participants, Awards or Award Agreements, except as required by Applicable Law.

(d)	The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

(e)	CLAIMS LIMITATION PERIOD. Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

(f)	NO LIABILITY; INDEMNIFICATION. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Plan, any Award, or any Award Agreement. The Company shall pay or reimburse any Director, Employee, or Consultant who in good faith takes action on behalf of this Plan, for all expenses incurred with respect to this Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties on behalf of this Plan. The Company may, but shall not be required to, obtain liability insurance for this purpose.

(g)	EXPENSES. The Company shall bear the expenses of administering this Plan.

Annex J-2

SECTION 4. SHARES AVAILABLE FOR AWARDS

(a)	SHARES AVAILABLE. Subject to adjustment as provided in this Section 4:

(i)	The aggregate number of Shares that may be issued pursuant to Awards is [insert the number that is 12% of the fully diluted outstanding shares at completion of the business combination] Shares. The number of Shares available for issuance under the Plan will automatically be increased on March 1 of each year through March 1, 2036 by 5% of the total number of fully diluted outstanding Shares on the last day of February of the preceding year; provided, however, that the Board may act prior to March 1st of a given year to provide that the increase for such year will be a lesser number of Shares. This is the “Share Reserve.” Shares added to the Share Reserve pursuant to the prior provisions of this subsection shall not be available for issuance pursuant to Incentive Stock Options. The aggregate number of Shares that may be issued pursuant to Incentive Stock Options is [insert the number that is 12% of the fully diluted outstanding shares at completion of the business combination.] This is the “Incentive Stock Option Reserve”.

(ii)	If any Shares subject to an Award are forfeited or cancelled (e.g. unvested Awards of Restricted Stock), an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Share Reserve shall, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, be increased by the number of such Shares.

(iii)	In the event that any withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right granted hereunder are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Share Reserve. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Share Reserve: (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof; and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

(iv)	Substitute Awards shall not reduce the Share Reserve, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in the preceding subsections of this Section 4(a).

(b)	ACCOUNTING FOR AWARDS. For purposes of this Section 4, unless the Committee determines otherwise:

(A)	If an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; and

Annex J-3

(B)	Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, whether through an asset or equity transaction, shall not be counted against the Shares available for granting Awards under this Plan.

(c)	SOURCES OF SHARES DELIVERABLE UNDER AWARDS. The Shares to be issued, transferred, and/or sold under the Plan shall be made available from authorized and unissued Shares, re-acquired Shares or from the Company’s treasury shares.

(d)	SHARES AVAILABLE IN AUSTRALIA. The number of Shares available for issue under the Plan in accordance with paragraph (i) above to Eligible Persons in Australia made in reliance on Division 1A of Part 7.12 of the Corporations Act 2001 (Cth) (“Corporations Act”) shall not exceed the maximum number permitted to be issued in reliance on that Division unless otherwise authorized under Australian law.

(e)	ADJUSTMENTS.

(i)	In the event that the Committee determines that any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, any dividend or other distribution (whether in the form of cash, Shares, or other securities or other property) (other than any ordinary dividends or ordinary distributions), or other similar corporate transaction or event constitutes an equity restructuring, or otherwise affects the Shares, then the Committee may adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(A)	the number and class of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in the Share Reserve and Incentive Stock Option Reserve;

(B)	the number and class of Shares or other securities subject to outstanding Awards;

(C)	the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

(D)	other value determinations applicable to outstanding Awards.

Notwithstanding the foregoing, the number of Shares subject to any Award denominated in Shares shall always be a whole number.

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(ii)	ADJUSTMENTS OF AWARDS ON CERTAIN ACQUISITIONS. In the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate merges, consolidates or combines, has shares available under a pre-existing plan approved by its shareholders or stockholders and not adopted in contemplation of such acquisition, merger, consolidation or combination, the shares available for grant pursuant to the terms of such pre- existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of shares or common stock of such acquired company) may be used for similar Awards under the Plan and shall not reduce the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre- existing plan, absent the acquisition, merger, consolidation or combination, and shall only be made to individuals who were not employed, immediately before such acquisition, merger, consolidation or combination, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

(iii)	ADJUSTMENTS OF AWARDS ON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

(iv)	DISSOLUTION OR LIQUIDATION. Except as otherwise provided in an Award Agreement, in the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(v)	CHANGE IN CONTROL. In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any or all Participant(s), take one or more of the following actions:

(A)	accelerate the vesting of Awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the Shares that otherwise would have been unvested and/or provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse;

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(B)	arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee); provided that the Committee shall have full discretion to unilaterally cancel (A) either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), and (B) any Options or Stock Appreciation Rights whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those Participants whose Options and Stock Appreciation Rights are being cancelled; or

(C)	make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.

SECTION 5. ELIGIBILITY

Any Eligible Person is eligible to be designated a Participant. The Committee shall determine which Eligible Persons may receive Awards. If the Committee does not determine that an Eligible Person is to receive a specific Award, he or she shall not be entitled to any such Award. Each Award shall be evidenced by an Award Agreement that: sets forth the Grant Date and all other terms and conditions of the Award; is signed on behalf of the Company (unless the Committee determines otherwise); and (unless waived by the Committee) is signed by the Eligible Person in acceptance of the Award. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.

SECTION 6. AWARDS

(a)	OPTIONS. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)	TYPE OF OPTION. The Committee shall determine whether the Option is an Incentive Stock Option or a Nonqualified Stock Option. Each Option granted under the Plan shall be a Nonqualified Stock Option unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if, for any reason, such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii)	INCENTIVE STOCK OPTION LIMITATIONS. Incentive Stock Options may be granted only to Employees of the Company or of a Parent or Subsidiary. To the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under the Plan and all other plans of the Company and any Parent or Subsidiary) exceeds $100,000 (or such other limit as may be then in effect under Section 422(d) of the Code), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. No Incentive Stock Option may be granted after the tenth anniversary of the earlier of the Adoption Date and the date on which the Plan is approved by the stockholders of the Company.

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(iii)	EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(e), that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided further, however, and except as provided in Section 4(e), in the case of each Incentive Stock Option granted to an Employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the purchase price per Share shall be no less than 110% of the Fair Market Value of a Share on the date of grant of such Option.

(iv)	OPTION TERM. The term of each Option shall not exceed ten (10) years from the date of grant (or, in the case of each Incentive Stock Option granted to an Employee, who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, shall not exceed five (5) years from the date of grant).

(v)	TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, “net exercise”, broker-assisted cashless exercise, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Company shall not be required to deliver Shares pursuant to the exercise of an Option and the Option will be deemed unexercised until the Company has received sufficient funds or value to cover the full exercise price due and all applicable withholding obligations. The Committee may in its sole discretion set forth in an Award Agreement that a Participant may exercise an unvested Option, in which case the Shares then issued shall be Restricted Stock having the same vesting restrictions as the unvested Option.

(vi)	TERMINATION OF CONTINUOUS SERVICE. The Committee may set forth in the applicable Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, the terms and conditions by which an Option is exercisable, if at all, after the date of a Participant’s termination of Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option on the date of a Participant’s termination of Continuous Service, or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option within the time and as specified in the Award Agreement or below (as applicable), the Option shall terminate. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting or extended exercisability after termination of a Participant’s Continuous Service, such Options shall not terminate at the time they otherwise would terminate but instead shall remain outstanding, but unexercisable, until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred; provided that no such extension shall cause an Option to be exercisable after the ten (10) year anniversary of its Grant Date or the date such Option otherwise would have terminated had the Participant remained in Continuous Service.

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(vii)	BLACKOUT PERIODS. If there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits buying or selling Shares during any part of the ten (10) day period before an Option expires (as described above), the Option exercise period shall be extended until ten (10) days beyond the end of the blackout period. Notwithstanding anything to the contrary in this Plan or any Award Agreement, no Option can be exercised beyond the latest date its original term expires as set forth in the Award Agreement.

(b)	STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, on exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee.

(i)	GRANT PRICE. The grant price shall be determined by the Committee, provided, however, and except as provided in Section 4(e), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem with an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.

(ii)	TERM. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.

(iii)	OTHER RULES. The provisions of Section 6(a) relating to Option term, time and method of exercise, termination of Continuous Service and blackout periods shall apply to Stock Appreciation Rights as if the Award were an Option.

(c)	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(i)	ISSUANCE. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants. Restricted Stock Units represent a Participant’s right to be issued Shares on a future date. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any Restricted Stock Unit unless and until Shares are actually issued in settlement of the Restricted Stock Unit. Any dividends or other distributions payable with respect to unvested Restricted Stock shall be accumulated by the Company (with or without interest, as determined by the Committee) and shall be subject to the same vesting conditions and restrictions as the Restricted Stock to which they relate; such accumulated amounts shall be paid to the Participant only if and when, and to the extent that, the underlying Restricted Stock vests, and shall be forfeited if the underlying Restricted Stock is forfeited. No dividends shall be delivered or paid in respect of Restricted Stock prior to the vesting of such Restricted Stock.

(ii)	RESTRICTIONS. Restricted Stock and Shares that may be issued with respect to any Restricted Stock Units shall be subject to such restrictions, if any, as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Subject to Applicable Law, the Committee may make Awards of Restricted Stock and Restricted Stock Units with or without the requirement for payment of cash or other consideration. Subject to Applicable Law, the Committee may make Awards of Restricted Stock and Restricted Stock Units without being subject to any restrictions.

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(iii)	REGISTRATION. Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a share certificate or certificates in the case of Restricted Stock. In the event any share certificate is issued in respect of Restricted Stock issued under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

(iv)	FORFEITURE. On termination of Continuous Service during the applicable vesting period, except as otherwise determined by the Committee, all Restricted Stock and all Shares that may be issued with respect to any Restricted Stock Units still, in either case, subject to restriction or vesting, as applicable, shall be cancelled and forfeited and, to the extent applicable, reacquired by the Company. However, if the Participant paid cash or other consideration for Restricted Stock that is so cancelled and forfeited, the Company shall return to the Participant the lower of the Fair Market Value of the Shares on the date of cancellation and forfeiture or their original purchase price, to the extent set forth in an Award Agreement or required by Applicable Law.

(d)	PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award are subject to Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)	may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and

(ii)	shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, on the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(iii)	AMENDMENT OF PERFORMANCE CRITERIA. After a Performance Award has been granted, the Committee may, if it determines appropriate, amend any Performance Criteria, at its sole and absolute discretion.

(iv)	SATISFACTION OF PERFORMANCE CRITERIA. If, as a result of the applicable Performance Criteria being met, a Performance Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, which did not become vested and exercisable by the end of the Performance Period, such Performance Award shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares which did not vest and/or become exercisable by the end of the Performance Period.

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(e)	DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Awards (other than Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine; provided, however, that any Dividend Equivalents credited with respect to an unvested Award shall be subject to the same vesting conditions and restrictions as the underlying Award, shall be paid only if and when, and to the extent that, the underlying Award vests, and shall be forfeited if the underlying Award is forfeited, and no dividend or Dividend Equivalent shall be delivered or paid in respect of an Award prior to the vesting of such Award.

(f)	OTHER STOCK-BASED AWARDS. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares, Deferred Stock Units and fully vested Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with Applicable Law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(e), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g)	CASH-BASED AWARDS. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, cash, as are deemed by the Committee to be appropriate, provided, however, that such grants must comply with Applicable Law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards.

(h)	GENERAL.

(i)	CASH CONSIDERATION FOR AWARDS. Awards may be granted for no cash consideration or for such cash consideration as may be required by Applicable Law or determined by the Committee; however, Participants may be required to pay any amount the Committee determines in connection with Awards not inconsistent with the terms of this Plan.

(ii)	AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.

(iii)	FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate on the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

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(iv)	LIMITS ON TRANSFER OF AWARDS. Except as provided by the Committee, no Award and no right under any such Award shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award on the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v)	CONDITIONS AND RESTRICTIONS ON SECURITIES SUBJECT TO AWARDS. The Committee may provide that the Shares issued on exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to Applicable Law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee shall include in any Award Agreement any claw back or forfeiture provisions required by Applicable Law. The Committee also may include in any Award Agreement provisions providing for forfeiture of the Award or requiring the Participant to surrender for no consideration the Shares underlying the Award to the Company in the event the Participant engages in specified behavior that is adverse to the Company’s interests, including after termination of his or her service relationship with the Company, such as for competing with the Company, soliciting its Employees, or breaching a written agreement with the Company.

(vi)	RECOUPMENT OF AWARDS. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

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(vii)	ELECTRONIC DELIVERY AND PARTICIPATION. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Company or another third party selected by the Company. The form of delivery of any Shares (e.g., a share certificate or electronic entry evidencing such Shares) shall be determined by the Company.

(viii)	SHARE CERTIFICATES. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 7. AMENDMENT AND TERMINATION

The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the Shares available for issuance under the Plan have been issued and all restrictions on such Shares under the terms of the Plan and the Award Agreements have lapsed. However, no Incentive Stock Options or Restricted Stock shall be granted after the tenth (10th) anniversary of the earlier of the Adoption Date and the date on which the Plan is approved by the stockholders of the Company, and no automatic increase in the Share Reserve pursuant to Section 4(a) of the Plan shall occur after March 1, 2036. No Plan termination shall affect any outstanding grants under the Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)	AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by Applicable Law; and provided, further, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the stockholders of the Company that would:

(i)	increase the Plan Share Reserve or the Incentive Stock Option Reserve, except as provided in Section 4 hereof;

(ii)	materially expand the class of Eligible Persons under the Plan, or

(iii)	materially increase the benefits to Eligible Persons within the meaning of the rules of the exchange on which the Shares are then listed.

(b)	NO REPRICING OF OPTIONS OR STOCK APPRECIATION RIGHTS WITHOUT STOCKHOLDER APPROVAL. In no event shall the Committee have the right, without stockholder approval, except in connection with adjustments in Section 4, to (i) lower the exercise price of Options or the grant price of Stock Appreciation Rights; (ii) take any other action that is treated as a repricing of Options or Stock Appreciation Rights under generally accepted accounting principles; or (iii) cancel an Option or Stock Appreciation Right at a time when the exercise price or grant price, respectively, exceeds the Fair Market Value of the underlying Share, in exchange for cash, another Option, Stock Appreciation Right or other Award or equity.

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(c)	AMENDMENTS TO AWARDS. Subject to Section 7(b), the Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such action shall be taken that would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any such action if such action is taken under Section 4(e) hereof or if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award.

SECTION 8. GENERAL PROVISIONS

(a)	NO RIGHTS TO AWARDS. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Eligible Persons, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)	WITHHOLDING. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes. The Committee may, in its discretion, permit or require a Participant to satisfy all or any portion of such withholding obligations by having the Company withhold Shares otherwise issuable under an Award (or by delivering previously owned Shares) having a Fair Market Value equal to the amount to be withheld, which amount may be determined using rates up to the maximum individual statutory tax rate in the applicable jurisdiction, as determined by the Committee. Notwithstanding any provision of this Plan or an Award Agreement to the contrary, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company, nor any Affiliate, nor any of their employees, directors, or agents, shall have any duty or obligation to mitigate, minimize, indemnify, or to otherwise hold any Participant harmless from any or all of such tax consequences. The Company’s obligation to deliver Shares (or to pay cash or other consideration) to Participants pursuant to Awards is at all times subject to such Participant’s prior or coincident satisfaction of all withholding taxes.

(c)	NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)	NO RIGHT TO EMPLOYMENT OR CONTINUED SERVICE. The grant of an Award shall not constitute an employment or services contract nor be construed as giving a Participant the right to be retained in the employ or services of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or services, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)	GOVERNING LAW AND VENUE. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to conflict of law. For purposes of litigating any dispute that arises directly or indirectly under the Plan, the parties to any Award Agreement agree to submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the courts of the State of Delaware and no other courts.

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(f)	SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)	NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)	NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(i)	HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)	CODE SECTION 409A. The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. A Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A) and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

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(k)	NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Notwithstanding the foregoing, this Plan, as it relates to Awards issued to Eligible Persons in Australia, is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (“Tax Act”) applies (subject to the conditions in the Tax Act), unless an offer of an Award to an Eligible Person in Australia provides that Subdivision 83A-C is not to apply to that Award.

(l)	AWARDS TO NON-U.S. EMPLOYEES AND OTHER SERVICE PROVIDERS. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees or other service providers outside the United States shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, Disability or on termination of Continuous Service; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any share certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(m)	DATA PRIVACY. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

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(n)	NO DUTY TO NOTIFY. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

(o)	NO STOCKHOLDER RIGHTS. Neither a Participant nor any transferee or beneficiary of a Participant shall have any rights or status as a stockholder of the Company with respect to any Shares underlying any Award until the date on which the Participant (or transferee or beneficiary) is entered as the holder of record of such Shares on the stock ledger of the Company in accordance with the Company’s certificate of incorporation and bylaws and Applicable Law. Prior to the issuance of Shares or Restricted Stock pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Stock), notwithstanding its exercise in the case of Options and Stock Appreciation Rights. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date on which the Participant becomes the holder of record of the Shares, except as otherwise specifically provided for in this Plan or an Award Agreement.

(p)	COMPLIANCE WITH LAWS. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(i)	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(ii)	completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. Notwithstanding anything to the contrary herein or in any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or Stock Appreciation Right, as well as the settlement of any Award, with respect to any or all Participants to the extent the Committee determines that doing so is desirable or required to comply with applicable securities laws.

SECTION 9. ADOPTION DATE; EFFECTIVE DATE

The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

Annex J-16

APPENDIX

As used in the Plan, the following terms have the meanings set forth below:

(a)	“Adoption Date” means the date the Plan is first approved by the Board.

(b)	“Affiliate” means (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(c)	“Applicable Law” means the legal requirements that apply to the Plan and Awards granted hereunder in any given circumstance as shall be in place from time to time under any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority, whether of the United States, any other country, and any provincial, state, or local subdivision, that relate to the administration of equity plans or equity awards, as well as any applicable stock exchange or automated quotation system rules or regulations.

(d)	“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award or Cash-Based Award granted under the Plan.

(e)	“Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.

(f)	“Beneficial Owner” has the meaning attributed thereto in the Exchange Act.

(g)	“Board” means the Board of Directors of the Company.

(h)	“Business Combination Agreement” means the Business Combination Agreement, dated as of May 31, 2026, by and among Hall Chadwick Acquisition Corp., HCAC Star Merger Sub, Inc., and REEcycle Holdings, Inc., as it may be amended, modified, supplemented or otherwise modified from time to time in accordance with its terms.

(i)	“Cash-Based Award” means any right granted under Section 6(g) of the Plan.

(j)	“Cause” will exist (unless another definition is provided in an applicable Award Agreement, employment agreement or other applicable written agreement that provides that such other definition applies to an Award hereunder) if the Company reasonably determines that the Participant engaged in (i) any breach by Participant of any written agreement between Participant and the Company; (ii) any failure by Participant to comply with the Company’s written policies or rules as the same may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Participant’s duties; (iv) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (v) Participant’s commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) Participant’s commission of or participation in any act (A) that causes material harm to the business or reputation of the Company; or (B) of fraud against the Company; (vii) Participant’s damage to the Company’s business, property or reputation; or (viii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any

Annex J-17

termination that occurs as a result of Participant’s death or Disability. The determination as to whether a Participant’s Continuous Service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting or other service relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, Affiliate, or any successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service, regardless of whether the Participant initiated the termination of the Participant’s Continuous Service), the Company becomes aware of facts that would have been Cause if the Company had known of all relevant facts.

(k)	“Change in Control” means the first of the following to occur after the Effective Date:

(i)	Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii)	Merger. The Company consummates a merger or consolidation of the Company with any other entity unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes, as a result of such merger or consolidation, the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iii)	Sale of Assets. The sale or disposition by the Company of all, or substantially all, of the Company’s assets.

(iv)	Liquidation or Dissolution. The liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (I) the holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any Person who was a Beneficial Owner, directly or indirectly, of securities in the Company representing 50% or more acquires additional securities in the Company. In addition, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of the business combination contemplated by the Business Combination Agreement.

(l)	“Code” means the United States Internal Revenue Code of 1986, as amended.

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(m)	“Committee” means a committee of the Board, acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of not less than two (2) Non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board.

(n)	“Company” means REEcycle, Inc., a corporation incorporated under the laws of the State of Delaware, and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.

(o)	“Consultant” means any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services. A Consultant includes non-natural persons, to the extent permitted by Applicable Law.

(p)	“Continuous Service” means a Participant’s period of service in the absence of any interruption or termination of service as an Employee, Consultant, or Director. Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company-approved sick leave; (ii) military leave; or (iii) any other bona fide leave of absence approved by the Company. Also, Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or Director or from a Consultant or Director to an Employee.

(q)	“Deferred Stock Unit” means a deferred stock unit Award that represents an unfunded and unsecured promise to deliver Shares in accordance with the terms of the applicable Award Agreement.

(r)	“Director” means a member of the Board, or a member of the board of directors of an Affiliate.

(s)	“Disability” means, unless otherwise provided in an applicable Award Agreement, employment agreement or other applicable written agreement that provides that such other definition applies to an Award hereunder, the Participant is (i) unable to engage in the essential duties of his or her position by reason of any medically determinable physical or mental impairment, as determined by a physician selected by the Company or its insurer, for a continuous period of not less than one-hundred eighty (180) days, whether or not consecutive, during any three-hundred sixty-five (365) day period, or (ii) is receiving benefits under the Company’s long-term disability insurance plan.

(t)	“Dividend Equivalent” means any right granted under Section 6(e) of the Plan.

(u)	“Effective Date” means the later of (i) the date on which the Plan is approved by the stockholders of the Company, and (ii) the date of the closing of the transactions contemplated by the Business Combination Agreement.

(v)	“Eligible Person” means an Employee, Consultant, or Director.

(w)	“Employee” means any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes or, if in a jurisdiction that does not have employment taxes, any person whom the Company or any Affiliate classifies as an employee (including an officer), in either case whether or not that classification is correct. The payment by the Company of director’s fees to a Director shall not constitute “employment” of such Director by the Company.

Annex J-19

(x)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(y)	“Fair Market Value” means the fair market value of Shares, Awards, or other property as determined in good faith by the Committee, or under procedures established by the Committee, and where applicable in accordance with the requirements of the Code. Unless the Committee determines otherwise, if the Shares are traded publicly, the Fair Market Value of a Share on any date shall be the closing price of a Share or, in case no sale is reported for such date, the closing sale price on the last preceding date for which a sale was reported, in either case on the principal securities exchange on which the Shares are listed or admitted to trading, or if the Shares are not listed or admitted to trading on any securities exchange, but are traded in the over-the-counter market, the closing sale price of the Shares or, if no sale is publicly reported, the arithmetic mean of the high and low prices, as quoted on the over-the-counter market or any comparable system, for the date in question. If applicable, the Committee’s determination of Fair Market Value shall be conclusive for purposes of this Plan.

(z)	“Grant Date” means the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

(aa)	“Incentive Stock Option” means an option to purchase Shares from the Company that is granted under Section 6(a) of the Plan and is intended to qualify for special Federal income tax treatment pursuant to Section 422 of the Code.

(bb)	“Nonqualified Stock Option” means an Option that is granted under Section 6(a) of the Plan and is not an Incentive Stock Option.

(cc)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(dd)	“Option” means a Stock Option.

(ee)	“Other Stock-Based Award” means any right granted under Section 6(f) of the Plan.

(ff)	“Non-Employee Director” means a Director who is not an Employee.

(gg)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(hh)	“Participant” means an Eligible Person designated to be granted an Award under the Plan.

(ii)	“Performance Award” means any right granted under Section 6(d) of the Plan.

(jj)	“Performance Criteria” means any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period.

(kk)	“Performance Period” means any period as determined by the Committee in its sole discretion.

(ll)	“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

Annex J-20

(mm)	“Restricted Stock” means any Award of Shares granted under Section 6(c) of the Plan.

(nn)	“Restricted Stock Unit” means any Restricted Stock Unit granted under Section 6(c) of the Plan that is denominated in Shares.

(oo)	“Shares” means the shares of common stock, par value of $0.0001 of the Company, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(e) of the Plan.

(pp)	“Stock Appreciation Right” means any right granted under Section 6(b) of the Plan.

(qq)	“Stock Option” means an option granted under Section 6(a) of the Plan.

(rr)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(ss)	“Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate merges, consolidates or combines.

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ANNEX K

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) between Hall Chadwick Acquisition Corp, a Cayman Islands exempted company limited by shares, with registration number 421976 (which shall transfer by way of continuation and domesticate as a Delaware corporation before Closing) (“Hall Chadwick”), Hall Chadwick Capital LLC, a Cayman Islands limited liability company (“Sponsor”), the equityholders of Hall Chadwick listed on Schedule 1 hereto (each a “Lock-Up Party” and collectively with Sponsor, the “Lock-Up Parties”), and REEcycle Holdings, Inc., a Delaware corporation (the “Company”) is dated [●], 2026. Capitalized terms used but not otherwise defined shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A. On May 31, 2026, Hall Chadwick, HCAC Star Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Hall Chadwick (“Merger Sub”), and the Company, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly-owned subsidiary of Hall Chadwick upon the terms and subject to the conditions set forth in the Business Combination Agreement;

B. Each Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that such Lock-Up Party now or later Beneficially Owns or owns of record;

C. Each of Hall Chadwick, the Company and each Lock-Up Party has determined that it is in their best interests to enter into this Agreement; and

D. Each Lock-Up Party understands and acknowledges that Hall Chadwick and the Company are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement.

E. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Definitions. When used in this Agreement, the following terms in all their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (provided that if a Lock-Up Party is a venture capital, private equity or angel fund, no portfolio company of such Lock-Up Party will be deemed an Affiliate of such Lock-Up Party).

“Beneficially Own” means, with regard to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Expiration Time” shall mean the earliest to occur of (a) the Closing Date, (b) such date as the Business Combination Agreement shall be validly terminated in accordance with Article VIII, and (c) the effective date of a written agreement of the parties terminating this Agreement.

Annex K-1

“Family Member” means with respect to any individual, a spouse, domestic partner, lineal descendant (whether natural or adopted), father, mother, brother or sister.

“Governmental Authority” means any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

“Hall Chadwick Common Stock” means, following the Domestication, Hall Chadwick’s common stock, par value $0.0001 per share.

“Hall Chadwick Preferred Stock” means, following the Domestication, Hall Chadwick’s preferred stock, par value $0.0001 per share.

“Hall Chadwick Securities” means, following the Domestication, (a) any shares of Hall Chadwick Preferred Stock, (b) any shares of Hall Chadwick Common Stock, (c) any shares of Hall Chadwick Common Stock issued or issuable upon the exercise of any warrant or other right to acquire shares of such Hall Chadwick Common Stock and (d) any equity securities of Hall Chadwick that may be issued or distributed or be issuable with respect to the securities referred to in clauses (b) or (c) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization, or reclassification or similar transaction.

“IPO Letter Agreement” has the meaning set forth in Section 2.c below.

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational statute, constitution, common law, ordinance, code, decree, order, judgment, rule, binding regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any Hall Chadwick Securities Beneficially Owned by a Lock-Up Party as of immediately following the Closing Date and any other equity securities convertible into or exercisable or exchangeable for or representing the rights to receive Hall Chadwick Securities, other than any Hall Chadwick Securities acquired in open market transactions following the Closing.

“Permitted Transferee” means with respect to any Person, (a) in the case of an individual: (i) any Family Member of such Person by bona fide gift, (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of such Person or a Family Member of such Person, or to a charitable organization, (iii) a Person by virtue of the laws of descent and distribution upon death of such Person, (iv) a Person pursuant to a qualified domestic relations order, and (b) in the case of an entity, (i) any Affiliate of such Person or to any investment fund or other entity controlled or managed by such Person, (ii) if the undersigned is a corporation, partnership, limited liability company or other business entity, its stockholders, partners, members or other equityholders, and (c) the Company or Hall Chadwick in connection with the repurchase of shares of Hall Chadwick Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

Annex K-2

“Transfer” means, excluding entry into this Agreement and the Business Combination Agreement and the consummation of the contemplated transactions, any (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the promulgated rules and regulations with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (c) any Short Sales, (d) taking any action in furtherance of any of the matters described in clause (a), (b), or (c),or (e) the public announcement of any intention to effect any transaction specified in clause (a), (b), (c), or (d).

2. Lock-Up.

a. Lock-Up. Each Lock-Up Party severally, and not jointly, agrees with Hall Chadwick and the Company not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Securities Beneficially Owned or otherwise held by such Lock-Up Party during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.b. The “Lock-Up Period” shall be the period commencing on the Closing Date and ending on the earlier of (a) six (6) months following the Closing Date, and (b) subsequent to the Closing, the date on which Hall Chadwick completes a liquidation, merger, stock exchange or other similar transaction that results in all of Hall Chadwick’s stockholders having the right to exchange their Hall Chadwick Securities for cash, securities or other property. For the avoidance of any doubt, each Lock-Up Party shall retain all his, her or its rights as a stockholder of Hall Chadwick during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-Up Securities.

b. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, each Lock-Up Party may Transfer, without the consent of Hall Chadwick, any of such Lock-Up Party’s Lock-Up Securities (a) to any of such Lock-Up Party’s Permitted Transferees, upon written notice to Hall Chadwick or (b) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Hall Chadwick’s stockholders having the right to exchange their Hall Chadwick Securities for cash, securities or other property subsequent to the Merger; provided, that in connection with any Transfer of such Lock-Up Securities, the restrictions and obligations contained in Section 2.a and this Section 2.b will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period. Notwithstanding the foregoing provisions of this Section 2.b, a Lock-Up Party may (i) not make a Transfer to a Permitted Transferee if such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a Permitted Transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the Permitted Transferee (or a change of control of such Lock-Up Party or Permitted Transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities by using a Permitted Transferee, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred before such Transfer), or (ii) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the undersigned’s Lock-Up Securities, provided that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) Hall Chadwick shall not be required to effect, and the undersigned shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan.

c. IPO Letter Agreement. Notwithstanding anything to the contrary, each Lock-Up Party hereby agrees that the transfer restrictions set forth in Section 8 of that certain letter agreement, dated November 20, 2025, by and among Hall Chadwick, the Lock-Up Parties and the other parties thereto (the “IPO Letter Agreement”) applicable to the Hall Chadwick Securities (including, for the avoidance of doubt, any former Founder Shares (as defined in the IPO Letter Agreement)) held by such Lock-Up Party, are hereby superseded by this Section 2 and shall be of no further force or effect.

Annex K-3

3. Confidentiality. Until the Expiration Time, each Lock-Up Party will and will direct his, her or its Affiliates to keep confidential and not disclose any non-public information relating to Hall Chadwick or the Company and their respective subsidiaries, including the existence or terms of, or transactions contemplated by, this Agreement, the Business Combination Agreement or the other Transaction Documents, except to the extent that such information (i) was, is or becomes generally available to the public after the date of this Agreement other than as a result of a disclosure by such Lock-Up Party in breach of this Section 3, (ii) is, was or becomes available to such Lock-Up Party on a non-confidential basis from a source other than Hall Chadwick or the Company, or (iii) is or was independently developed by such Lock-Up Party after the date of this Agreement. Notwithstanding the foregoing, such information may be disclosed to the extent required to be disclosed in a judicial or administrative proceeding, or otherwise required to be disclosed by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such disclosing party is subject), provided that such Lock-Up Party gives Hall Chadwick or the Company, as applicable, prompt notice of such request(s) or requirement(s), to the extent practicable (and not prohibited by Law), so that Hall Chadwick or the Company may seek, at its expense, an appropriate protective order or similar relief (and such Lock-Up Party shall reasonably cooperate with such efforts it being understood that such obligation to reasonably cooperate does not require a Lock-Up Party to himself, herself or itself commence litigation regarding such protective order or similar relief).

4. Representations and Warranties of the Lock-Up Parties. Each Lock-Up Party represents and warrants, severally and not jointly, to the Company and Hall Chadwick as follows:

a. Due Authority. Such Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform his, her or its obligations. If such Lock-Up Party is an individual, the signature to this agreement is genuine and such Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by such Lock-Up Party and, assuming due execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles.

b. No Conflict; Consents.

i. The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance by such Lock-Up Party of the obligations under this Agreement and the compliance by such Lock-Up Party with any provisions of this Agreement do not and will not: (i) conflict with or violate any Law applicable to such Lock-Up Party, (ii) if such Lock-Up Party is an entity, conflict with or violate the certificate of incorporation or bylaws or any equivalent Organizational Documents of such Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the securities of the Company owned by such Lock-Up Party pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Lock-Up Party is a party or by which such Lock-Up Party is otherwise bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of such Lock-Up Party to perform his, her or its obligations or to consummate the contemplated transactions.

ii. The execution and delivery of this Agreement by such Lock-Up Party does not, and the performance of this Agreement by such Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority, other than those set forth as conditions to closing in the Business Combination Agreement.

Annex K-4

c. Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of such Lock-Up Party, threatened against such Lock-Up Party that would reasonably be expected to materially impair the ability of such Lock-Up Party to perform his, her or its obligations or to consummate the contemplated transactions.

d. Absence of Conflicting Agreements. Such Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent him, her or it from satisfying, his, her or its obligations pursuant to this Agreement.

5. Fiduciary Duties. The covenants and agreements set forth in this Agreement shall not prevent any designee of any Lock-Up Party from serving on the Board of Directors or as an officer of the Company or from taking any action, subject to the provisions of the Business Combination Agreement, while acting in such designee’s capacity as a director or officer of the Company. Each Lock-Up Party is entering into this Agreement solely in his, her or its capacity as the anticipated owner of Hall Chadwick Securities following the consummation of the Merger.

6. Termination. This Agreement shall terminate upon the earlier of: (i) termination of the Business Combination Agreement in accordance with its terms; or (ii) completion of the Lock-Up as specified in Section 2.a of this Agreement. Upon termination of this Agreement, none of the parties shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement before its termination.

7. Miscellaneous.

a. Severability. If any term, provision, covenant or restriction of this Agreement, or its application, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms of such illegal, invalid, or unenforceable provision as may be possible.

b. Non-survival of Representations and Warranties. None of the representations or warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Expiration Time.

c. Assignment. Neither party may assign, directly or indirectly, including, through any merger, acquisition, sale of all or substantially all shares/assets or by operation of Law, either this Agreement or any of his, her or its rights, interests or obligations without the prior written approval of the other parties, except with respect to a Transfer completed in accordance with Section 2.b. Subject to the first sentence of this Section 7.c, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Any assignment in violation of this Section 7.c shall be void ab initio.

Annex K-5

d. Amendments and Modifications. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed by (a) Hall Chadwick, (b) the Company and (c) (i) by Lock-Up Parties holding at least fifty percent (50%) of the Lock-Up Securities (assuming the hypothetical exercise of all then-outstanding warrants and options that are Lock-Up Securities) that are then subject to this Agreement, and any such amendment shall be binding on all the Lock-Up Parties; provided, however, that in no event shall the obligation of any Lock-Up Party be materially increased without the prior written consent of such Lock-Up Party, unless such amendment applies to all Lock-Up Parties in the same fashion; provided, further, however, that (A) if this Agreement, or any other lock-up agreement signed by a stockholder of the Company in connection with the contemplated transactions or under the Business Combination Agreement, is amended, modified or waived in a manner favorable to any Lock-Up Party or such shareholder, and such amendment, modification or waiver would be favorable to any other Lock-Up Party, this Agreement shall be automatically amended in the same manner with respect to such other Lock-Up Party (and Hall Chadwick shall provide prompt notice to all Lock-Up Parties), and (B) if any Lock-Up Party or such shareholder is released from any or all of the lock-up restrictions under this Lock-Up Agreement or such other lock-up agreement, each other Lock-Up Party shall automatically be contemporaneously and proportionately released from the lock-up restrictions (which, for the avoidance of doubt, will include a release of the same percentage of such Lock-Up Party’s Lock-Up Securities) and Hall Chadwick shall provide prompt notice to each Lock-Up Party.

e. Governing Law; Waiver of Jury Trial; Specific Performance.

i. This Agreement and all Actions based upon, arising out of or relating to this Agreement or the contemplated transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

ii. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties (x) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party, and (y) agree not to commence any Action except in the courts described above in Delaware, other than with respect to any appellate court and other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. Each of the parties irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the contemplated transactions, (i) any claim that he, she or it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that he, she or it or his, her or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

iii. Each of the parties waives to the fullest extent permitted by applicable Law any right he, she or it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the contemplated transactions. Each of the parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that he, she, it and the others have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Annex K-6

iv. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

f. Notices. All notices, requests, claims, demands and other communications shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section:

if to Hall Chadwick before the Effective Time, to:

Hall Chadwick Acquisition Corp.

1 North Bridge Road

#18-06 High Street Centre

Singapore

Attention:	Alex Bono
Email:	Abono@hallchadwick.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:	Andy Tucker
Email:	ATucker@duanemorris.com

if to the Company before the Effective Time, to:

REEcycle Holdings, Inc.

[●]

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn:	Elliott Smith; Eitan Hoenig
Email:	elliottsmith@perkinscoie.com;
ehoenig@perkinscoie.com

Annex K-7

if to the Company or Hall Chadwick following the Effective Time, to:

REEcycle Holdings, Inc.

[●]

with a copy to:

Perkins Coie LLP

1155 Avenue of the Americas, 22nd Floor

New York, NY 10036

Attn:	Elliott Smith; Eitan Hoenig
Email:	elliottsmith@perkinscoie.com;
ehoenig@perkinscoie.com

with a copy to:

Duane Morris LLP

901 New York Avenue N.W., Suite 700 East

Washington, DC 20001

Attn:	Andy Tucker
Email:	ATucker@duanemorris.com

if to a Lock-Up Party, to the address for notice set forth on such Lock-Up Party’s signature page to this Agreement.

g. Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the Business Combination Agreement and Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement. This right Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any benefit or remedy of any nature whatsoever under or by reason of this Agreement.

h. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

i. Effect of Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

j. Legal Representation. Each of the parties agrees that he, she or it has been represented by independent counsel of his, her or its choice during the negotiation and execution of this Agreement and each party and his, her or its counsel cooperated in the drafting and preparation of this Agreement and the documents and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Each Lock-Up Party acknowledges that Duane Morris LLP is acting as counsel to Hall Chadwick and Perkins Coie LLP is acting as counsel to the Company in connection with the Business Combination Agreement and the contemplated transactions, and that neither of such firms is acting as counsel to any Lock-Up Party.

Annex K-8

k. Expenses. Except as provided in the Business Combination Agreement, all expenses incurred in connection with this Agreement and the contemplated transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated.

l. Further Assurances. At the request of Hall Chadwick or the Company, in the case of any Lock-Up Party, or at the request of the Lock-Up Parties, in the case of Hall Chadwick, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

m. Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

n. Several Liability. The liability of the Lock-Up Parties is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Lock-Up Party be liable for any other Lock-Up Party’s breach of such other Lock-Up Party’s representations, warranties, covenants, or agreements contained in this Agreement.

o. No Recourse. Notwithstanding anything to the contrary contained in this Agreement or otherwise, but without limiting any provision in the Business Combination Agreement, or the obligations of any Permitted Transferee under this Agreement, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the contemplated transactions, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the contemplated transactions or in respect of any oral representations made or alleged to be made. Without limiting the rights of any party against the other parties, or the obligations of any Permitted Transferee under this Agreement, in no event shall any party or any of his, her or its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature pages follow.]

Annex K-9

The parties have executed this Agreement as of the date first written above.

HALL CHADWICK ACQUISITION CORP.

By:
Name:	Alex Bono
Title:	Chief Executive Officer

Signature Page to Lock-Up Agreement

Annex K-10

The parties have executed this Agreement as of the date first written above.

REECYCLE HOLDINGS, INC.

By:
Name:	Mick McMullen
Title:	Chairman

Signature Page to Lock-Up Agreement

Annex K-11

The parties have executed this Agreement as of the date first written above.

LOCK-UP PARTY:

By:
Name:

Address for Notice:

Email:

Shares of Common Stock beneficially owned on the date of this Agreement:

Signature Page to Lock-Up Agreement

Annex K-12

Schedule 1

[To come.]

Signature Page to Lock-Up Agreement

Annex K-13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, HCAC’s Proposed Post-Closing Charter provides that a director will not be personally liable to HCAC’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to HCAC or HCAC’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

HCAC’s Proposed Post-Closing Charter provides that HCAC will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

HCAC has entered into indemnification agreements with each of its current directors and executive officers. These agreements require HCAC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to HCAC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. HCAC also intends to enter into indemnification agreements with future directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Index

Exhibit	Description
2.1†	Business Combination Agreement, dated as of May 31, 2026, by and among Hall Chadwick Acquisition Corp., HCAC Star Merger Sub, Inc., and REEcycle Holdings, Inc. (incorporated by reference to Exhibit 2.1 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on June 3, 2026 and included as Annex A to this proxy statement/prospectus).

2.2*	Form of Plan of Domestication of Hall Chadwick Acquisition Corp.

3.1	First Amended and Restated Memorandum and Articles of Association of Hall Chadwick Acquisition Corp. (incorporated by reference to Exhibit 3.1 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

3.2	Form of Interim Certificate of Incorporation of Hall Chadwick Acquisition Corp. to become effective upon Domestication (included as Annex C to this proxy statement/prospectus).

3.3	Form of Interim Bylaws of Hall Chadwick Acquisition Corp. to become effective upon Domestication (included as Annex D to this proxy statement/prospectus).

3.4	Form of Post-Closing Certificate of Incorporation of REEcycle, Inc. (formerly Hall Chadwick Acquisition Corp.) to become effective upon the Closing (included as Annex E to this proxy statement/prospectus).

3.5	Form of Post-Closing Bylaws of REEcycle, Inc. (formerly Hall Chadwick Acquisition Corp.) to become effective upon the Closing (included as Annex F to this proxy statement/prospectus).

4.1	Specimen Unit Certificate of Hall Chadwick Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Hall Chadwick Acquisition’s Registration Statement on Form S-1, as amended (File No. 333-289333)).

4.2	Specimen Class A Ordinary Shares Certificate of Hall Chadwick Acquisition Corp. (incorporated by reference to Exhibit 4.2 to Hall Chadwick Acquisition’s Registration Statement on Form S-1, as amended (File No. 333-289333)).

4.3	Specimen Share Rights Certificate of Hall Chadwick Acquisition Corp. (incorporated by reference to Exhibit 4.3 to Hall Chadwick Acquisition’s Registration Statement on Form S-1, as amended (File No. 333-289333)).

4.4	Share Rights Agreement, dated November 20, 2025, by and between Hall Chadwick Acquisition Corp. and Continental Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

5.1	Opinion of Duane Morris LLP as to the validity of the securities being registered.

Exhibit	Description
8.1**	Opinion of Duane Morris LLP regarding certain U.S. federal income tax matters.

8.2**	Opinion of Ashurst Perkins Coie US LLP regarding certain U.S. federal income tax matters.

10.1†	Sponsor Support Agreement, dated May 31, 2026, by and among Hall Chadwick Acquisition Corp., Hall Chadwick Capital LLC and REEcycle Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on June 3, 2026 and included as Annex G to this proxy statement/prospectus).

10.2†	Transaction Support Agreement, dated May 31, 2026, by and among Hall Chadwick Acquisition Corp., REEcycle Holdings, Inc., and certain stockholders of REEcycle Holdings, Inc. (incorporated by reference to Exhibit 10.2 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on June 3, 2026 and included as Annex H to this proxy statement/prospectus).

10.3	Letter Agreement, dated November 20, 2025, by and among Hall Chadwick Acquisition Corp., its directors and officers, and Hall Chadwick Capital LLC (incorporated by reference to Exhibit 10.1 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.4	Investment Management Trust Agreement, dated November 20, 2025, by and between Hall Chadwick Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.5	Registration Rights Agreement, dated November 20, 2025, by and among Hall Chadwick Acquisition Corp., Hall Chadwick Capital LLC, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, and Clear Street LLC (incorporated by reference to Exhibit 10.3 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.6	Private Placement Units Purchase Agreement, dated November 20, 2025, by and between Hall Chadwick Acquisition Corp. and Hall Chadwick Capital LLC (incorporated by reference to Exhibit 10.4 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.7	Private Placement Units Purchase Agreement, dated November 20, 2025, by and between Hall Chadwick Acquisition Corp. and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (incorporated by reference to Exhibit 10.5 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.8	Private Placement Units Purchase Agreement, dated November 20, 2025, by and between Hall Chadwick Acquisition Corp. and Clear Street LLC (incorporated by reference to Exhibit 10.6 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.9	Administrative Services Agreement, dated November 20, 2025, by and between Hall Chadwick Acquisition Corp. and Hall Chadwick Capital LLC (incorporated by reference to Exhibit 10.7 to Hall Chadwick Acquisition’s Current Report on Form 8-K filed with the SEC on November 26, 2025).

10.10	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 to Hall Chadwick Acquisition’s Registration Statement on Form S-1, as amended (File No. 333-289333)).

Exhibit	Description
10.11	Securities Subscription Agreement between Hall Chadwick Acquisition Corp. and Hall Chadwick Capital LLC (incorporated by reference to Exhibit 10.7 to Hall Chadwick Acquisition’s Registration Statement on Form S-1, as amended (File No. 333-289333)).

10.12	Form of Amended and Restated Registration Rights Agreement (included as Annex I to this proxy statement/prospectus).

10.13	Form of REEcycle, Inc. 2026 Long-Term Incentive Plan (included as Annex J to this proxy statement/prospectus).

10.14**	Form of Restricted Stock Unit Award Agreement under REEcycle, Inc. 2026 Long-Term Incentive Plan.

10.15**	Form of Deferred Stock Unit Award Agreement under REEcycle, Inc. 2026 Long-Term Incentive Plan.

10.16**	Form of Performance-Based Restricted Stock Unit Award Agreement under REEcycle, Inc. 2026 Equity Incentive Plan.

10.17**	Independent Contractor Agreement, dated October 2, 2025, by and between Michael James McMullen, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.18**	Independent Contractor Agreement, dated March 1, 2025, by and between Sumsare Resources LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.19**	Amendment No. 1 to Independent Contractor Agreement, dated October 2, 2025, by and between Sumsare Resources LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.20**	Amendment No. 2 to Independent Contractor Agreement, dated April 1, 2026, by and between Sumsare Resources LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.21**	Independent Contractor Agreement, dated October 2, 2025, by and between Eucalyptus Resources LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.22**	Independent Contractor Agreement, dated May 5, 2025, by and between Canyon View LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.23**	Amendment No. 1 to Independent Contractor Agreement, dated October 2, 2025, by and between Canyon View LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.24**	Amendment No. 2 to Independent Contractor Agreement, dated May 14, 2026, by and between Canyon View LLC, REEcycle Holdings, Inc. and Rare Resource Recycling, Inc.

10.25**	Independent Contractor Agreement, dated March 10, 2025, by and between Eric S. Carnell and REEcycle Holdings, Inc.

10.26**	Amendment No. 1 to Independent Contractor Agreement, dated April 29, 2026, by and between Eric S. Carnell and REEcycle Holdings, Inc.

10.27**	REEcycle Holdings, Inc. 2024 Long Term Incentive Plan, as amended.

10.28**	Mandate Letter, dated March 19, 2026, between Empire Capital Partners Pty Ltd and REEcycle Holdings, Inc.

10.29**	Side Letter to Mandate Letter, dated May 29, 2026, between Empire Capital Partners Pty Ltd and REEcycle Holdings, Inc.

10.30**	Exclusive License Agreement, dated December 9, 2021, between the University of Houston and Rare Resource Recycling Inc.

Exhibit	Description
10.31**	Amendment No. 1 to Exclusive License Agreement, dated July 29, 2025, between the University of Houston and Rare Resource Recycling Inc.

10.32**	Amendment No. 2 to Exclusive License Agreement, dated April 29, 2026, between the University of Houston and Rare Resource Recycling Inc.

10.33**	Technology Investment Agreement, dated January 23, 2025, between the United States of America and Rare Resource Recycling Inc.

10.34**	Form of Subscription Agreement, by and among Hall Chadwick Acquisition Corp. and the subscriber party thereto.

10.35**	Director Letter Agreement, dated September 8, 2026, between REEcycle Holdings, Inc. and Charles D. McConnell.

10.36**	Director Letter Agreement, dated September 8, 2026, between REEcycle Holdings, Inc. and Amaryllis Fox Kennedy.

10.37	Executive Chair Employment Agreement dated September 25, 2026, by and between REEcycle Holdings, Inc. and Michael McMullen.

10.38	Employment Agreement dated September 25, 2026, by and between REEcycle Holdings, Inc. and Justin Froneman.

10.39	Amended and Restated Services Agreement, dated September 25, 2026, between REEcycle Holdings, Inc., Rare Resources Recycling, Inc. and Morné Engelbrecht.

21.1**	List of Subsidiaries of Hall Chadwick Acquisition Corp.

23.1	Consent of Pipara & Co LLP, independent registered public accounting firm for Hall Chadwick Acquisition Corp.

23.2	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for REEcycle Holdings, Inc.

23.3	Consent of Duane Morris LLP (included in Exhibit 5.1 hereto).

23.4**	Consent of Dr. John Mair.

24.1	Power of Attorney (included on signature page to the initial filing of this Registration Statement).

99.1*	Form of Hall Chadwick Acquisition Corp. Proxy Card.

99.2**	Consent of Christine O’Brien to be named as a director nominee of REEcycle, Inc.

99.3**	JLM Advisory Technical Report

107	Filing Fee Table.

†	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.
*	To be filed by amendment.
**	Previously filed.

Item 22. Undertakings

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.	That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 2nd day of November, 2026.

Hall Chadwick Acquisition Corp.

By:	/s/ Alex Bono
Name:	Alex Bono
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alex Bono	Chief Executive Officer and Director	November 2, 2026
Alex Bono	(Principal Executive Officer)

*	Chief Financial Officer, Treasurer and Director	November 2, 2026
Aaron Dominish	(Principal Financial and Accounting Officer)

*	Director	November 2, 2026
Matthew J. Hudson

*	Director	November 2, 2026
Greg Woszczalski

*	Director	November 2, 2026
Stephanie Wen

*By:	/s/ Alex Bono
Name:	Alex Bono
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Co-Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duncan, State of Oklahoma, on the 2nd day of November, 2026.

REEcycle Holdings, Inc.

By:	/s/ Justin Froneman
Name:	Justin Froneman
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Justin Froneman	Chief Executive Officer and Director	November 2, 2026
Justin Froneman	(Principal Executive Officer)

/s/ Morné Engelbrecht	Interim Chief Financial Officer	November 2, 2026
Morné Engelbrecht	(Principal Financial and Accounting Officer)

*	Director	November 2, 2026
Michael McMullen

*	Director	November 2, 2026
Jon Christian Evensen

*	Director	November 2, 2026
Amaryllis Kennedy

*	Director	November 2, 2026
Charles D. McConnell

*By:	/s/ Eric Carnell
Name:	Eric Carnell
Attorney-in-Fact